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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 3, 2010

Registration No. 333-168111

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to

FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

New GGP, Inc.
(Exact name of registrant as specified in governing instruments)

New GGP, Inc.
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Adam Metz
Chief Executive Officer
New GGP Inc.
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Matthew D. Bloch, Esq. Heather L. Emmel, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York (212) 310-8000 (Phone) (212) 310-8007 (Fax)	Michael J. Zeidel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York (212) 735-3000 (Phone) (212) 735-2000 (Fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated November 3, 2010

                  Shares

New GGP, Inc.

Common Stock

        This is an offering of             shares of common stock of New GGP, Inc. All of the shares of common stock are being sold by New GGP, which will be the indirect parent corporation of General Growth Properties, Inc., or Old GGP, following its emergence from bankruptcy. The proceeds of this offering will be used to repurchase shares of New GGP's common stock and certain debt securities issued by New GGP to fund Old GGP's emergence from bankruptcy.

        Upon Old GGP's emergence from bankruptcy, which is expected to occur before completion of this offering, we expect that the common stock will be listed on the New York Stock Exchange under the symbol "GGP." There is currently no public market for New GGP's common stock although there has been limited "when-issued" trading in our common stock on the NYSE. On                      , 2010, the closing price of our common stock on the "when-issued" trading market of the NYSE was $             per share. See "Public Market for Our Common Stock."

        New GGP has agreed to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes in connection with the filing of its tax return for 2010, subject to satisfying the REIT qualification requirements at such time.

        Shares of the common stock will be subject to ownership and transfer limitations in New GGP's charter that are intended to assist New GGP in qualifying and maintaining its qualification as a REIT, including, subject to certain exceptions, a 9.9% ownership limit.

        See "Risk Factors" beginning on page 17 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

        To the extent that the underwriters sell more than                  shares of common stock, the underwriters have the option to purchase up to an additional             shares from New GGP at the initial price to the public less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on                                , 2010.

Prospectus dated                                , 2010

        You should rely only on the information contained in this prospectus. We have not and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is only accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder will under any circumstances imply that the information herein is correct as of any date subsequent to the date on the front cover of this prospectus.

i

 EXPLANATORY NOTE

        New GGP, the issuer of the common stock registered hereby, is a newly-formed, indirect finance subsidiary of General Growth Properties, Inc. ("Old GGP") and prior to Old GGP's emergence from bankruptcy (as described below) will not have any prior operations or material assets or liabilities. Upon Old GGP's emergence from bankruptcy, which is expected to occur prior to the commencement and completion of this offering, and pursuant to a series of restructuring transactions contemplated by the plan of reorganization (the "Plan") in connection with the emergence from bankruptcy of Old GGP and certain of its subsidiaries:

  •
  New GGP will become the indirect parent corporation of Old GGP;

  •
  New GGP will be renamed General Growth Properties, Inc. and Old GGP will continue to exist and be renamed GGP, Inc.;

  •
  New GGP will become the successor registrant to Old GGP and will file Exchange Act reports in lieu of Old GGP; and

  •
  New GGP's common stock will be listed on the NYSE under the symbol "GGP".

        As of September 30, 2010, 262 debtors consisting of Old GGP's domestic subsidiaries, representing approximately $14.9 billion of debt have emerged from bankruptcy and 126 debtors, including Old GGP and certain holding company subsidiaries, representing approximately $6.9 billion of debt remain subject to bankruptcy proceedings. Old GGP's emergence from bankruptcy is expected to be funded with the proceeds from the following transactions:

  •
  $6.3 billion of investments in New GGP's common stock, comprised of investments by REP Investments, LLC, an affiliate of Brookfield Asset Management, Inc. ("Brookfield Investor") in the amount of approximately $2,309 million, affiliates of Fairholme Funds, Inc. ("Fairholme") in the amount of approximately $2,507 million, affiliates of Pershing Square Capital Management ("Pershing Square," and together with Brookfield Investor and Fairholme, the "Plan Sponsors") in the amount of approximately $1,003 million and affiliates of Blackstone Real Estate Partners VI L.P. ("Blackstone") in the amount of approximately $481 million;

  •
  a $500 million investment in New GGP's common stock by Teacher Retirement System of Texas ("Texas Teachers"); and

  •
  $2.2 billion of reinstated indebtedness and replacement indebtedness.

        We expect to use the net proceeds of this offering to repurchase $1.8 billion of the common stock issued to Fairholme, Pershing Square and Texas Teachers on the effective date of the Plan and to prepay the $350.0 million Pershing Square Bridge Notes described below. The investment agreements with Fairholme, Pershing Square and Texas Teachers permit New GGP to use the proceeds of a sale of common stock of New GGP, including the common stock offered hereby, for not less than $10.50 per share (net of all underwriting and other discounts, fees and related consideration), to repurchase the amount of New GGP common stock to be sold to Fairholme, Pershing Square and Texas Teachers, pro rata as between Fairholme and Pershing Square only, by up to 50% (or approximately $2.15 billion in the aggregate) within 45 days after the effective date of the Plan. In connection with our election to reserve Pershing Square's shares for repurchase as described above, 35 million shares (representing $350 million of Pershing Square's equity capital commitment) were designated as "put shares" in accordance with the Investment Agreement for Pershing Square. The payment for these 35 million shares will be fulfilled on the effective date of the Plan by the payment of cash to New GGP at closing in exchange for unsecured notes issued by New GGP to Pershing Square which will be payable six months from closing (the "Pershing Square Bridge Notes"). The Pershing Square Bridge Notes are prepayable at any time without premium or penalty. In addition, we have the right (the "put right") to sell up to 35 million shares of New GGP common stock, subject to reduction as provided in the

ii

Investment Agreement, to Pershing Square at $10.00 per share (adjusted for dividends) within six months following the effective date of the Plan. One of the ways that New GGP may raise the cash to repay the Pershing Square Bridge Notes is to exercise its right to sell to Pershing Square up to 35 million shares at $10 per share (adjusted for dividends) six months following the Effective Date.

        See "Plan of Reorganization" for a description of the Plan, the Plan Sponsors', Texas Teachers' and Blackstone's investments and the proposed restructuring transactions and "Prospectus Summary—Corporate Structure" for our corporate structure following the consummation of the Plan and restructuring transactions.

        This registration statement includes the financial statements and other financial data of Old GGP, which is the predecessor to New GGP, the issuer of the common stock being registered hereby.

        The Plan has been confirmed and we expect that Old GGP will emerge from bankruptcy in the fourth quarter of 2010. We intend to commence and complete the offering of common stock being registered hereby following Old GGP's emergence from bankruptcy. Accordingly, the information presented in this prospectus is presented, to the extent possible and now known by us, as if the closing of the transactions described above and Old GGP's emergence from bankruptcy pursuant to the Plan described in the prospectus have occurred.

iii

PROSPECTUS SUMMARY

        This section summarizes information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. You should carefully review this entire prospectus, including the risk factors, the consolidated financial statements and the notes thereto, and the other documents to which this prospectus refers before making an investment decision.

        The description of our business in this prospectus is presented on a pro forma basis after giving effect to the consummation of the Plan (defined below) as more fully described under "Unaudited Pro Forma Condensed Consolidated Financial Information," including the distribution of THHC, as described below. However, except as otherwise explicitly stated, the historical consolidated financial information and data and accompanying consolidated financial statements and the related notes thereto contained in this prospectus reflect the actual historical consolidated results of operations and financial condition of Old GGP (defined below) for the periods presented and do not give effect to, among other things, the consummation of the Plan, including the distribution of THHC or the other transactions described in this prospectus.

        As used herein, "Old GGP" refers to General Growth Properties, Inc., prior to the consummation of the Plan and related restructuring transactions; "New GGP" refers to General Growth Properties, Inc. following Old GGP's emergence from bankruptcy, formerly known as New GGP, Inc.; "GGPLP" or the "Operating Partnership" refers to GGP Limited Partnership, the partnership through which substantially all of our business is conducted; "THHC" or "Spinco" refers to The Howard Hughes Corporation (formerly known as Spinco, Inc.), a newly formed company that will hold certain assets and liabilities currently owned by Old GGP and its subsidiaries, and the stock of which will be distributed to the stockholders of Old GGP and unitholders of GGPLP pursuant to the Plan; "Rouse" or "TRCLP" refers to The Rouse Company L.P.; and except as otherwise provided or unless the context otherwise requires, references in this prospectus to "we," "us," and "our" refer to New GGP and its subsidiaries and joint ventures after giving effect to the consummation of the Plan and related restructuring transactions.

        As used herein, "pro forma basis" or "pro forma" refers to the application of the pro forma adjustments set forth under "Unaudited Pro Forma Condensed Consolidated Financial Information." There can be no assurances that the Plan or the other transactions described in this prospectus will be consummated on the terms described or at all. As a result, the actual dollar amounts of equity and debt and the capitalization of New GGP, and the actual financial condition and results of operations following consummation of the Plan and the other transactions, may differ materially from the estimated amounts described in this prospectus. The pro forma financial data presented in this prospectus is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would actually have been reported or that may be reported following consummation of the Plan and the other transactions described in this prospectus.

Overview

        We are a leading real estate owner and operator of regional malls with an ownership interest in 185 regional malls in 43 states as of the date of this prospectus, as well as ownership interests in other rental properties. Based on the number of malls in our portfolio, we are the second largest owner of regional malls in the United States, located strategically in major and middle markets nationwide. For the year ended December 31, 2009, on a pro forma basis, our operating income and NOI were $131.6 million and $2,306.7 million, respectively, and for the nine months ended September 30, 2010, on a pro forma basis, our operating income and NOI were $474.8 million and $1,688.0 million, respectively.

        In April 2009, Old GGP and certain of its domestic subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code ("the Bankruptcy Code"), in the United States Bankruptcy Court of the Southern District of New York (the "Bankruptcy Court"). We refer to these filings as the "bankruptcy" or the "Chapter 11 Cases." A total of

388 Debtors with approximately $21.8 billion of debt filed for protection under Chapter 11 of the Bankruptcy Code. As of September 30, 2010, 262 Debtors representing approximately $14.9 billion of debt have emerged from bankruptcy and 126 Debtors, including Old GGP, GGPLP and other holding company subsidiaries, representing approximately $6.9 billion of debt, remain subject to Chapter 11 proceedings (the "TopCo Debtors"). On August 27, 2010, Old GGP, along with the other TopCo Debtors, filed with the Bankruptcy Court the third amended and restated plan of reorganization, as supplemented on September 30, 2010 (the "Plan") and related third amended and restated disclosure statement (the "Disclosure Statement"). On October 21, 2010, the Bankruptcy Court entered an order confirming the Plan. The Plan became effective and Old GGP emerged from bankruptcy on                    , 2010 (the "Effective Date"). See "Plan of Reorganization."

Our Business

        Our portfolio of regional malls and other rental properties represents a diverse collection of retail offerings that are targeted to a range of market sizes and consumer tastes. To better understand our portfolio of regional malls, we are presenting our U.S. regional malls in this prospectus in four categories. We believe these categories reflect the tenant sales performance, current retail tenant positioning, consumer preference characteristics, market size and competitive position of our regional malls. The table below summarizes these four categories as well as our other rental properties on a historical basis, excluding properties that we transferred to THHC as well as de minimis properties, including international operations, and other corporate non-property interests.

			Mall and Freestanding GLA(1) (millions of square feet)	Year Ended December 31, 2009
Category	Number of Properties			Average Annual Tenant Sales per Square Foot(2) ($)	Mall and Other Rental NOI(3) ($ millions)	Occupancy(4) (%)
Tier I Malls	47		20.5	581	999.7	95.3
Tier II Malls	57		20.9	367	712.7	93.4
Other Malls	68		20.9	294	448.8	87.4
Special Consideration Properties	13	(5)	3.3	267	63.4	85.8

Total Regional Malls	185		65.6	410	2,224.6	91.7

Other Rental Properties	64		8.2	N/A	110.3	86.7

Total	249		73.8	410	2,334.9	91.3

(1)
Includes the gross leasable area of freestanding retail locations that are not attached to the primary complex of buildings that comprise a shopping center, and excludes anchor stores.

(2)
Average annual tenant sales per square foot is calculated as the sum of comparable sales for the year ended December 31, 2009 divided by the comparable square footage for the same period. We include in our calculations of comparable sales and comparable square footage properties that have been owned and operated for the entire time during the twelve month period and exclude properties at which significant physical or merchandising changes have been made.

(3)
Old GGP's total NOI for the year ended December 31, 2009 was $2,296.7 million. Mall and Other Rental NOI presented in the table above presents Old GGP's total NOI for the year ended December 31, 2009 but excludes $(109.2) million of NOI attributable to master planned communities for the year ended December 31, 2009, which was distributed to THHC, and $71.0 million of NOI attributable to other assets distributed to THHC, international operations and other corporate non-property interests for the year ended December 31, 2009. For a calculation of NOI, see note (5) to "—Summary Historical and Pro Forma Consolidated Financial Information."

(4)
Occupancy represents GLOA divided by GLA (mall shop and freestanding space) for spaces less than 30,000 square feet. "GLOA" represents Gross Leaseable Occupied Area and is the sum of: (a) tenant occupied space under lease, (b) all leases signed, whether or not the space is occupied by a tenant and (c) tenants no longer occupying the space, but still paying rent.

(5)
Two of the Special Consideration Properties were transferred to the applicable lenders on November 1, 2010. See "Business—Properties—Special Consideration Properties."

Our Regional Malls

        For the year ended December 31, 2009, the geographic concentration of our regional malls as a percentage of our total regional mall NOI presented above was as follows: the east coast (33%), the west coast and Hawaii (33%), the north central United States (21%), and Texas and surrounding states (13%).

  •
  Tier I Malls. We believe that these regional malls are the premier malls in their market areas, are among the leading malls in the United States and are well known by consumers in their local markets. These high quality malls typically have average annual tenant sales per square foot of $450 or higher, and several are iconic in nature. We believe the strong shopping and entertainment component in these malls caters to their respective market areas, which are often destination draws for tourists, and that they also appeal to the local populations.

  •
  Tier II Malls. We believe that these regional malls are either the only malls in their market areas, or as part of a cluster of malls, may receive relatively high consumer traffic in their market areas. These malls typically have average annual tenant sales per square foot of $300 to $450.

        On the whole, our Tier I Malls and Tier II Malls have generated consistent Mall and Other Rental NOI over the three-year period ended December 31, 2009 despite a challenging economic environment.

  •
  Other Malls. These malls represent the remainder of our regional mall properties and include three general subcategories.

  •
  A number of the malls in our Other Malls category typically have average annual tenant sales per square foot from $200 to $300. These regional malls have a strong consumer following and are in market areas where consumer spending is generally less impacted by recent economic factors.

  •
  A number of the malls in our Other Malls category are malls other than Tier I Malls and Tier II Malls located in regions such as Southern California, Nevada, Arizona and Florida, that were disproportionately impacted by mortgage defaults, including subprime mortgages, the recession and high unemployment rates. We believe that these malls will recover relatively quickly if the local economies rebound.

  •
  A number of the malls in our Other Malls category are underperforming and need to be repositioned to be more relevant to the consumer.

  •
  Special Consideration Properties. Absent additional concessions from the applicable lenders, we expect that this group of 13 regional malls will be given back to the applicable lenders or alternatively, we may work with lenders to market such properties for sale. Two of such properties were transferred to the applicable lenders on November 1, 2010. We believe that the value of these regional malls as compared to the outstanding amount of related indebtedness does not justify retaining them.

Our Other Rental Properties

        In addition to regional malls, we own 34 strip shopping centers totaling 5.5 million square feet in 12 states, as well as 30 stand-alone office buildings totaling 2.7 million square feet concentrated in Columbia, Maryland and Las Vegas, Nevada. We desire to opportunistically sell our strip shopping centers and stand-alone office buildings. However, no such sales are currently probable.

        We also currently hold minority ownership interests in a public Brazilian real estate operating company and a large regional mall in Rio de Janeiro.

Competitive Strengths

        We believe that we distinguish ourselves through the following competitive strengths:

  •
  High Quality Properties. More than half of our properties are Tier I Malls and Tier II Malls, which collectively generated approximately 77% of our Mall and Other Rental NOI for the year ended December 31, 2009, and had average annual tenant sales per square foot of approximately $468 for the same period.

  •
  Second Largest Regional Mall Owner in the United States. Based on the number of malls in our portfolio, we are the second largest owner of regional malls in the United States. Our malls receive an average of approximately 1.9 billion consumer visits each year, and we are the #1 or #2 largest landlord to 40 of what we believe are many of America's premier retailers by number of locations.

  •
  Strategic Relationships and Scale with Tenants and Vendors. We believe that the size, quality and geographical breadth of our regional mall portfolio provide competitive advantages to our tenants and vendors.

  •
  Restructured, Flexible Capital Structure. We believe that upon Old GGP's emergence from bankruptcy, we will benefit from a flexible capital structure with substantially reduced consolidated near-term debt maturities. As of the Effective Date, we expect 8.8% (excluding the Special Consideration Properties) of our consolidated debt to be due prior to 2013. As of September 30, 2010 we had approximately $23.6 billion aggregate principal amount of consolidated debt (excluding the Special Consideration Properties) and as of the Effective Date we expect to have $18.4 billion aggregate principal amount of consolidated debt (excluding the Special Consideration Properties) and approximately $2.5 billion aggregate principal amount of our share of unconsolidated debt. On the Effective Date, the weighted average interest rate on our consolidated debt is expected to be approximately 5.3% and the average maturity of our consolidated debt is expected to be 4.9 years. In addition, we have the right to prepay recently restructured mortgage debt, which constitutes a majority of our consolidated debt, without incurring any prepayment penalties.

  •
  Experienced Long-Tenured Operational Leadership Team. Although we have recently made some changes in our executive management team, we have maintained a strong retention rate among our operational leadership teams. More than 70% of the members of our operational leadership have been with us for at least five years.

Business Strategy

        Our business strategy is to further improve our financial position and to maximize the relevance of our mall properties to tenants and consumers using a proactive and financially disciplined approach. We intend to improve our performance by capitalizing on our reorganized financial position and combining the appropriate merchandising mix with excellent physical property conditions in attractive locations. We believe that this will, in turn, increase consumer traffic, retailer sales and rents. We intend to pursue the following objectives in order to implement our business strategy:

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  Further Delever our Balance Sheet, Build Liquidity and Optimize our Portfolio. Having already achieved significant progress on several key financial objectives during the bankruptcy process, we are committed to further improving our balance sheet and under current conditions, intend to reduce our debt to a target ratio of net debt (i.e., debt less cash and cash equivalents) to Adjusted EBITDA of 7.0 to 1.0, assuming our business and liquidity needs remain consistent. As of December 31, 2009, our ratio of net debt to Adjusted EBITDA was 10.8 to 1.0.

  •
  Optimize Tenant Mix and Enhance Consumer Experience. We believe in a "virtuous cycle" of mall management. This cycle is based on our belief that better malls lead to the best tenant mix for each market, which leads to a better shopping experience for the consumer, thereby increasing consumer traffic and consumer loyalty.

    •
    Reinvestment and Attracting Additional Quality Tenants. In order to help ensure the relevance of our malls and maintain the attractiveness of the retail shopping venues to both tenants and consumers, we must continue to invest in our properties to attract and retain quality tenants.

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    Increase Consumer Traffic and Enhance the Consumer Experience. To enhance the experience of our shoppers we will seek to create shopping experiences that exceed consumer expectations, attracting the optimal tenant mix for the market area and actively marketing to our consumers.

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    Optimize Tenant Mix. We intend to continue to proactively optimize the merchandising mix within our regional mall portfolio by matching it to the consumer shopping patterns and needs and desires of the demographics in a particular market area, which we believe will strengthen our competitive position and can further increase tenant sales and consumer traffic.

    •
    Increase Consumer Sales to Support Increased Rents. To increase rents for tenants, particularly in malls where mall sales are expected to grow in future years, we plan to renegotiate our rents upon lease expiration based on the level of tenant sales. In addition, we believe our occupancy costs (defined as the cost of leased space, including rent and prorations such as insurance, real estate taxes, utilities and common area maintenance), which were 14.1% of our tenant sales for the nine months ended September 30, 2010, are generally at or below those of our competitors. We believe that increased rents lead to increased NOI, which not only strengthens our competitive position but also enables us to reinvest capital into our properties, which completes our "virtuous cycle" of mall management.

  •
  Maximize Operational Efficiency. As part of our reorganization, we began re-engineering our operations, streamlining management and decision-making, and prioritizing capital investments by creating strategic plans for each property. We intend to continue these efforts by investing in items that maximize the consumer experience, while streamlining our costs in areas that we do not believe will negatively impact the consumer or mall experience.

Growth Opportunities

        We believe that implementing our business strategies described above, as well as an overall recovery in the U.S. economy, will provide opportunities to improve our operating results, including NOI:

  •
  Improving Fundamentals.  Following the worst recession since the Great Depression of the 1930s, we believe the U.S. economy has begun to recover. We believe the return to positive gross domestic product ("GDP") growth combined with the relatively limited amount of new malls that have been constructed in recent years, will favorably impact our business and may result in increased rents and NOI growth at our properties.

  •
  Embedded Same-Store Growth by Signing New Leases at Higher Rates.  In the first half of 2009, the general negative economic conditions and our desire to maintain certain levels of occupancy led us to sign more short-term leases than usual at re-leasing discounts. We believe that as the retail sales environment continues to improve, we may be able to re-lease spaces that had been under short-term leases for longer terms at better rates, providing future same-store growth opportunities.

  •
  Growth from Significant Recent Capital Expenditures.  Since 2004, we have invested $6.2 billion in the maintenance, renovation and expansion of our mall properties as well as the re-merchandising of some of our malls to achieve a higher-end tenant base. As the retail market rebounds, we believe that these refreshed properties will attract both tenants looking to expand as well as local, regional and national retailers looking to consolidate to high quality, well maintained malls.

  •
  Growth from Redevelopment of Certain Properties.  We are currently pursuing additional near-term opportunities in seven of our malls. We have added flagship stores, higher-end retailers and additional restaurants to some of our top performing malls, and we have also expanded malls or redeveloped vacant space to add big-box retailers into some of our properties. We believe that the redevelopment of properties across our portfolio can increase consumer traffic and rents.

Risks Associated with Our Business

        You should carefully consider the matters discussed in the "Risk Factors" section beginning on page 17 of this prospectus prior to deciding whether to invest in our common stock. Some of these risks include:

  •
  general and retail economic conditions continue to be weak, and will have an adverse affect on our revenues and available cash, as well as a negative effect on our ability to lease and collect rent, bankruptcy or store closures of our tenants, our department store productivity, the triggering of co-tenancy provisions and our ability to attract new tenants;

  •
  we invest primarily in regional malls and other properties, which are subject to a number of significant risks which are beyond our control, including regional and local economic conditions, supply of and demand for retail space or retail goods, perceptions by retailers or shoppers of the safety, convenience and attractiveness of real property, competition and changes in laws and regulations applicable to real property;

  •
  we redevelop and expand properties, and this activity is subject to various factors, including availability of capital for planned redevelopment or expansion activities, additional cost recognition due to abandonment of redevelopment or expansion activities, construction costs that exceed original estimates, availability of suitable financing, obtaining governmental permits and authorizations, anchor store occupancy rates and rents on a completed project, and mortgage lender or property partner approvals;

  •
  we may not be able to effectively improve our financial position and maximize the relevance of our properties to our tenants and consumers in accordance with our business strategy, and we may change our strategies over time; and

  •
  should inflation increase in the future, we could experience decreasing tenant sales as a result of decreased consumer spending, difficulty in replacing or renewing expiring leases and an inability to receive reimbursement from our tenants for their share of certain operating expenses.

Plan of Reorganization

        On October 21, 2010, the Bankruptcy Court entered an order confirming the TopCo Debtors' Plan. On            , 2010 the Plan became effective and the TopCo Debtors, including Old GGP, emerged from bankruptcy. New GGP, the issuer of the common stock offered hereby, was a newly-formed indirect finance subsidiary of Old GGP prior to Old GGP's emergence from bankruptcy and had no prior operations or material assets or liabilities prior to the Effective Date. Upon Old GGP's emergence from bankruptcy and pursuant to a series of restructuring transactions under the Plan, New GGP became the indirect parent corporation of Old GGP. New GGP will file Exchange Act reports as a successor to Old GGP and will be listed on the NYSE under the symbol GGP. The Plan set forth the manner in which the prepetition creditors' and equity holders' various claims against and interests in the TopCo Debtors were to be treated.

        The Plan and Disclosure Statement are not incorporated by reference into this prospectus, should not be relied upon in any way or manner in connection with this offering and should not be regarded as representations or warranties by Old GGP for the purpose of this prospectus. You should be aware that the Plan and Disclosure Statement were drafted for purposes different than this prospectus and not for the purpose of forming an investment decision with respect to our common stock.

Funding of the Plan

        The TopCo Debtors required approximately $9.0 billion to fund their emergence from bankruptcy using the proceeds of the following transactions as described in more detail below:

  •
  $6.3 billion of investments in New GGP's common stock, comprised of investments by REP Investments, LLC (as predecessor to Brookfield Retail Holdings LLC), an affiliate of Brookfield Asset Management, Inc. (and its designees, as applicable, the "Brookfield Investor"), in the amount of approximately $2,309 million, affiliates of Fairholme Funds, Inc. ("Fairholme") in the amount of approximately $2,507 million, affiliates of Pershing Square Capital Management ("Pershing Square," and together with Brookfield Investor and Fairholme, the "Plan Sponsors") in the amount of approximately $1,003 million and affiliates of Blackstone Real Estate Partners VI L.P. ("Blackstone") in the amount of approximately $481 million;

  •
  a $500 million investment in New GGP's common stock by Teacher Retirement System of Texas ("Texas Teachers"); and

  •
  $2.2 billion of reinstated indebtedness and replacement indebtedness.

        These proceeds were used to fund distributions pursuant to the Plan, fees and expenses, general working capital needs after emergence and other general corporate purposes.

        The Plan Sponsors and Blackstone also invested $250 million of equity capital in THHC.

        Upon the consummation of the Plan and after giving effect to this offering, including the use of proceeds therefrom assuming an offering price of $            , we expect that Old GGP's stockholders will own        % (a minority of New GGP common stock), and Brookfield Investor will own        %, Fairholme will own        %, Pershing Square will own         %, Blackstone will own        % and Texas Teachers will own        % of New GGP's common stock.

  Investment Agreements—Investment Agreements with Plan Sponsors and Blackstone Designation

        In order to fund a portion of the Plan, Old GGP entered into investment agreements (collectively, the "Investment Agreements") with the Plan Sponsors. The Investment Agreements committed the Plan Sponsors to fund an aggregate of $6.55 billion, consisting of $6.3 billion of new equity capital at a value of $10.00 per share of New GGP and a $250 million equity capital commitment in the common stock of THHC at a value of $47.619048 per share. The Plan Sponsors entered into agreements with Blackstone whereby Blackstone subscribed for approximately 7.6% of the New GGP common stock and 7.6% of the THHC common stock to be issued to each of the Plan Sponsors on the Effective Date (for the same price to be paid by such Plan Sponsors) and, in connection therewith, Blackstone received an allocation of each Plan Sponsor's Permanent Warrants as described below (the "Blackstone Designation").

        Under the Investment Agreements, in lieu of the receipt of any fees that would be customary in similar transactions, the Investment Agreements provided for the issuance of interim warrants to Brookfield Investor and Fairholme to purchase approximately 103 million shares of Old GGP's common stock at $15.00 per share. Upon consummation of the Plan, these warrants were cancelled and warrants to purchase 120 million shares of common stock of New GGP and 8 million shares of common stock of THHC were issued to the Plan Sponsors and Blackstone as described under "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors."

  Investment Agreement—Texas Teachers

        Old GGP also entered into an investment agreement with Texas Teachers pursuant to which Texas Teachers committed to fund $500.0 million for new equity capital of New GGP at a value of $10.25 per share. See "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan— Investment Agreement—Texas Teachers."

Revolving Credit Facility

        We have obtained a commitment for, and we expect to enter into, a $300.0 million revolving credit facility, none of which will be used to consummate the Plan. See "Description of Certain Indebtedness—Revolving Credit Facility."

Clawback Elections

        On October 11, 2010, New GGP gave a notice to the investors whereby New GGP preserved the right to repurchase within 45 days after the Effective Date up to 155 million shares (representing $1.55 billion of the shares issued to Fairholme and Pershing Square on the Effective Date) at $10.00 per share and up to approximately 24.4 million shares (representing $250.0 million of the shares issued to Texas Teachers on the Effective Date) at $10.25 per share with the proceeds this offering. In order to be entitled to repurchase such shares, the price per share of common stock issued in this offering must be at least $10.50 per share (net of all underwriting and other discounts, fees and related consideration). In connection with our election to reserve shares for repurchase, we paid to Fairholme and Pershing Square, as applicable, in cash on the Effective Date, an amount equal to $0.25 per reserved share (approximately $38.75 million in the aggregate). No fee was required to be paid to Texas Teachers.

        In connection with our election to reserve Pershing Square's shares for repurchase as described above, 35 million shares (representing $350.0 million of Pershing Square's equity capital commitment) were designated as "put shares" in accordance with the Investment Agreement for Pershing Square. The payment for these 35 million shares was fulfilled on the Effective Date by the payment of cash to New GGP at closing in exchange for unsecured notes issued by New GGP to Pershing Square which will be payable six months from closing (the "Pershing Square Bridge Notes"). The Pershing Square Bridge Notes are prepayable at any time without premium or penalty. One of the ways that New GGP may raise the cash to repay the Pershing Square Bridge Notes is to exercise its right to sell to Pershing Square up to 35 million shares at $10 per share (adjusted for dividends) six months following the Effective Date. See "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors."

        We will use the proceeds of this offering to repurchase the reserved shares and to prepay the Pershing Square Bridge Notes as described above.

Spinco Note

        Pursuant to the Investment Agreements, under certain circumstances, THHC or one of its subsidiaries may be required to issue a note (the "Spinco Note") in favor of GGPLP and GGPLP will indemnify THHC or one of its subsidiaries with respect to certain tax liabilities. See "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Spinco Note and Tax Indemnity." Based on currently available information, we do not expect a Spinco Note to be issued on the Effective Date.

Executive Offices

        Our principal executive offices are located at 110 N. Wacker Drive, Chicago, Illinois 60606. Our main telephone number is (312) 960-5000. Our website address is www.ggp.com. None of the information on our website or any other website identified herein is part of this prospectus.

 Corporate Structure

        Pursuant to a series of restructuring transactions contemplated by the Plan, the Plan Sponsors, Blackstone and Texas Teachers invested, directly or indirectly into New GGP, which following the Effective Date, indirectly owns Old GGP. See "Plan of Reorganization—Restructuring Transactions." Our simplified ownership and corporate structure immediately following the consummation of the Plan, including the distribution of THHC, and after giving effect to this offering and the use of proceeds therefrom are set forth below:

(1)
The Public includes stockholders of Old GGP, who will receive common stock of New GGP pursuant to the Plan, and purchasers of the common stock offered hereby.

(2)
Ownership percentages assume an offering price of $        .

(3)
New GGP has agreed to elect to be treated as a REIT for U.S. federal income tax purposes. Assuming that the required conditions can be satisfied at the time of the election, New GGP intends to elect REIT status upon the filing of its tax return for the year in which Old GGP emerges from bankruptcy. Such election would be retroactive to the beginning of such taxable year.

The Offering

Common stock we are offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full).
Common stock to be outstanding immediately after this offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds

We estimate the net proceeds to us from this offering after expenses will be approximately $            , or approximately $            if the underwriters exercise their option to purchase additional shares in full, assuming an offering price of $            per share. We will use the net proceeds of this offering to repurchase shares of New GGP common stock from Fairholme, Pershing Square and Texas Teachers and to prepay the Pershing Square Bridge Notes as contemplated by the Investment Agreements and the investment agreement with Texas Teachers. To the extent there are any remaining proceeds, such proceeds will be used for general corporate purposes. See "Use of Proceeds."

Listing	New GGP's common stock has been approved for listing on the NYSE under the symbol "GGP," subject to official notice of issuance.
Risk Factors

You should carefully consider the information set forth in the section entitled "Risk Factors" beginning on page 17 and the other information included in this prospectus in deciding whether to invest in our common stock.

United States Federal Income Tax Considerations	For U.S. federal income tax consequences of the holding and disposition of shares of our common stock, see "United States Federal Income Tax Considerations."

        Unless otherwise indicated, the number of shares of common stock to be outstanding after this offering:

  •
  excludes 5,121,990 shares of our common stock issuable upon exercise of stock options issued and outstanding under the Old GGP 2003 Incentive Stock Plan, the Old GGP 1998 Incentive Stock Plan and the Old GGP 1993 Stock Incentive Plan; 45,362,821 shares of our common stock, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards reserved for future grants under our 2010 Equity Incentive Plan; and 12,595,745 shares of common stock issuable upon exercise of warrants or conversion and redemption or conversion of GGPLP units; and

  •
  excludes 225,500 shares of restricted stock subject to vesting.

        In addition, unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' option to purchase up to                        additional shares from us.

Summary Historical and Pro Forma Consolidated Financial Information

        The following table sets forth summary historical consolidated operating, balance sheet and other financial data of Old GGP prior to the effectiveness of the Plan and its emergence from bankruptcy, as well as summary unaudited pro forma consolidated operating, balance sheet and other financial data of Old GGP, which gives effect to the pro forma adjustments described below and in "Unaudited Pro Forma Condensed Consolidated Financial Information." Prior to the Effective Date, Old GGP was our indirect parent company, but upon its emergence from bankruptcy, it became our indirect subsidiary. The historical operating data for the fiscal years ended December 31, 2009, 2008 and 2007 and the historical balance sheet data as of December 2009 and 2008 have been derived from Old GGP's audited consolidated financial statements included elsewhere in this prospectus. The historical operating and balance sheet data as of and for the nine months ended September 30, 2010 and 2009 have been derived from Old GGP's unaudited consolidated financial statements included elsewhere in this prospectus, each of which has been prepared on a basis consistent with Old GGP's audited financial statements. In the opinion of management, the historical unaudited operating and balance sheet data set forth below reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of Old GGP's financial position and results of operations for those periods. The historical results of operations for any period are not necessarily indicative of the results to be expected for any future period.

        The pro forma operating and balance sheet data have been derived from our unaudited pro forma financial condensed consolidated statements included in this prospectus under "Unaudited Pro Forma Condensed Consolidated Financial Information." The unaudited pro forma condensed consolidated balance sheet data gives effect to the pro forma adjustments described below as if they had occurred on September 30, 2010. The unaudited pro forma condensed consolidated statement of operations data gives effect to the pro forma adjustments described below as if they had occurred on January 1, 2009 and January 1, 2010, respectively, the first day of the respective annual and interim periods presented.

        The summary pro forma consolidated financial data give effect to the following:

  •
  the transfer of certain assets and liabilities of Old GGP to THHC and the distribution of THHC common stock to the Old GGP stockholders and GGPLP common unitholders, in each case pursuant to the Plan;

  •
  the effectiveness of the Plan, including the satisfaction, payment and/or reinstatement of liabilities subject to compromise of Old GGP, the consummation of the transactions contemplated by the investment agreements which provide for, among other things, investments by the Plan Sponsors, Blackstone and Texas Teachers of $6.8 billion in exchange for the common stock of New GGP and the Pershing Square Bridge Notes, and the exchange of the common stock of Old GGP for the common stock of New GGP on a one-for-one basis and the conversion of outstanding Old GGP options into options to acquire the same number of shares of New GGP common stock with an exercise price based upon the New GGP market value following the Effective Date;

  •
  the issuance of the $2.25 billion of common stock offered by this prospectus at an assumed price of $            per share and the repurchase, after reduction of the gross proceeds for fees and offering expenses, of $1.8 billion of common stock issued to Pershing Square, Fairholme and Texas Teachers on the Effective Date and prepayment of the $350.0 million Pershing Square Bridge Notes; and

  •
  the estimated adjustments required by the acquisition method of accounting as a result of the structure of the Plan Sponsors' investments.

        The pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have actually been reported had the transactions reflected in the pro forma adjustments occurred on January 1, 2009, on January 1, 2010 or as of September 30, 2010, respectively, nor is it indicative of our future results of operations or financial position. In addition, Old GGP's historical financial statements will not be comparable to New GGP's financial statements following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for the effects of the application of the acquisition method of accounting.

        The data presented below should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus, "Plan of Reorganization," "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Historical					Pro Forma
	Nine Months Ended September 30,					Nine Months Ended September 30,
			Years Ended December 31,
										Year Ended December 31, 2009
	2010	2009	2009	2008	2007	2010		2009
	(In thousands except per share data)
Operating Data:
Revenues:
Minimum rents(1)	$1,464,650	$1,487,288	$1,992,046	$2,085,758	$1,933,674		$1,365,049		$1,386,794		$1,867,061
Tenant recoveries	647,744	674,750	883,595	927,332	859,801		633,854		659,923		863,953
Overage rents(2)	28,126	26,214	52,306	72,882	89,016		26,388		24,749		49,605
Land and condominium sales	85,325	38,844	45,997	66,557	145,649		63,184		—		—
Management fees and other corporate revenues	48,063	57,569	75,851	96,495	119,941		52,850		62,333		82,210
Other	62,337	57,031	86,019	112,501	113,720		58,575		56,199		83,686

Total revenues	2,336,245	2,341,696	3,135,814	3,361,525	3,261,801		2,199,900		2,189,998		2,946,515

Expenses:
Real estate taxes	214,496	210,443	280,895	274,317	246,484		204,004		201,012		267,975
Property maintenance costs	89,207	77,704	119,270	114,532	111,490		84,441		74,087		113,698
Marketing	22,374	21,840	34,363	43,426	54,664		21,619		21,102		33,292
Other property operating costs	387,713	394,414	529,686	557,259	523,341		361,857		368,977		495,697
Land and condominium sales operations	89,001	42,046	50,807	63,441	116,708		55,461		—		—
Provision for doubtful accounts	15,575	25,104	30,331	17,873	5,426		14,474		23,923		27,792
Property management and other costs	125,007	130,485	176,876	184,738	198,610		112,994		117,911		159,831
General and administrative	22,707	22,436	28,608	39,245	37,005		22,707		22,436		28,608
Strategic initiatives	—	67,341	67,341	18,727	—		—		61,961		61,961
Provisions for impairment	35,893	474,420	1,223,810	116,611	130,533		35,315		293,147		543,127
Litigation (benefit) provision	—	—	—	(57,145)	89,225		—		—		—
Depreciation and amortization	527,956	576,103	755,161	759,930	670,454		812,239		812,239		1,082,984

Total expenses	1,529,929	2,042,336	3,297,148	2,132,954	2,183,940		1,725,111		1,996,795		2,814,965

Operating income (loss)	$806,316	$299,360	$(161,334)	$1,228,571	$1,077,861		$474,789		$193,203		$131,550

Income (loss) from continuing operations	$(295,410)	$(680,179)	$(1,303,861)	$(36,372)	$347,597		$(431,911)		$(679,746)		$(1,036,737)
Basic and diluted earnings (loss) per share	$(0.94)	$(2.16)	$(4.11)	$0.02	$1.12	$		$		$

	Historical								Pro Forma
	Nine Months Ended September 30,								Nine Months Ended September 30,
			Years Ended December 31,
											Year Ended December 31, 2009
	2010	2009	2009		2008		2007		2010	2009
	(In thousands, except for statistical data)
Other Financial Data:
FFO(3):
Operating Partnership	$313,937	$(7,487)	$(421,384)		$833,086		$1,083,439		$459,446	$226,831	$167,880
Less: Allocation to Operating Partnership limited common unitholders	(7,037)	181	10,052		(136,896)		(190,740)		(8,090)	(3,403)	(6,176)
Old GGP stockholders	306,900	(7,306)	(411,332)		696,190		892,699		451,356	223,428	161,704
NOI(4)	1,765,312	1,693,924	2,296,747		2,565,784		2,391,611		1,688,013	1,721,971	2,306,728
Net debt(5)	23,230,049	24,172,742	23,801,621		24,587,584		24,182,605		18,032,306	—
EBITDA(6)	1,532,584	1,099,722	1,015,193		2,369,895		2,170,517		1,924,475	1,389,697	1,690,844
Adjusted EBITDA(6)	1,660,180	1,692,808	2,207,530		2,455,954		2,299,607		1,958,277	1,748,606	2,312,719
Capital expenditures	50,931	13,312	51,991		57,133		127,699		50,416	12,926	50,562
Number of properties	202	204	203		204		197		183	184	184
GLA (million square feet)(7)	190	190	190		190		189		178	178	178
Occupancy	91.4%	91.2%	91.6%		92.5%		93.8%		91.4%	91.2%	91.3%
Occupancy cost(8)	14.1%	14.6%	14.7%		13.3%		12.5%		14.1%	14.4%	14.6%
Tenant sales per square foot(9)	$428	$413	$410		$442		$463		$428	$413	$410
Ratio of net debt(5) to Adjusted EBITDA(6)	—	—	10.8	x	10.0	x	10.5	x	—	—	—

	Historical
		As of December 31,		Pro Forma As of September 30, 2010
	As of September 30, 2010
		2009	2008
	(In thousands)
Balance Sheet data:
Cash and cash equivalents	$630,014	$654,396	$168,993	$771,432
Total assets	27,742,933	28,149,774	29,557,330	31,257,008
Mortgages, notes and loans payable	23,860,063	24,456,017	24,756,577	18,803,738
Total liabilities	26,920,675	27,095,602	27,196,998	21,000,953
Total stockholders' equity of Old GGP	562,413	822,963	1,836,141	9,988,420

(1)
Minimum rents refers to the rent recognized for accounting principles generally accepted in the United States of America ("GAAP") purposes during a lease term, regardless of tenant sales volume, including straight line rents, percent rent in lieu of base rent and termination income, and exclusive of any recovery charges.

(2)
Overage rents refers to the additional rents paid to us based upon tenant sales during a lease term.

(3)
Consistent with real estate industry and investment community practices, we use FFO as a supplemental measure of our operating performance. The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) attributable to common stockholders (computed in accordance with current GAAP, excluding gains or losses from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for the preceding items in our unconsolidated partnerships and joint ventures.

We consider FFO a useful supplemental measure and a complement to GAAP measures because it facilitates an understanding of the operating performance of our properties. FFO does not include real estate depreciation and amortization required by GAAP because these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, we believe that FFO provides investors with a clearer view of our operating performance, particularly with respect to our rental properties. FFO is not a measurement of our financial performance under GAAP and should not be considered as an alternative to revenues, operating income (loss), net income (loss) attributable to common stockholders or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

FFO does not represent cash flow from operating activities as defined by GAAP, should not be considered as an alternative to GAAP net income (loss) attributable to common stockholders and is not necessarily indicative of cash available to fund cash requirements.

  The following is a reconciliation of FFO to net income (loss) attributable to common stockholders:

	Historical					Pro Forma
	Nine Months Ended September 30,					Nine Months Ended September 30,
			Years Ended December 31,
								Year Ended December 31, 2009
	2010	2009	2009	2008	2007	2010	2009
	(In thousands)
FFO:
Old GGP stockholders	$306,900	$(7,306)	$(411,332)	$696,190	$892,699	$451,356	$223,428	$161,704
Operating Partnership unitholders	7,037	(181)	(10,052)	136,896	190,740	8,090	3,403	6,176

Operating Partnership	313,937	(7,487)	(421,384)	833,086	1,083,439	459,446	226,831	167,880
Depreciation and amortization of capitalized real estate costs	(634,208)	(684,142)	(899,316)	(885,814)	(797,189)	(916,052)	(917,858)	(1,219,790)
Gains (losses) on sales of investment properties(a)	12,683	(26)	921	55,044	42,745	12,683	(26)	(18)
Noncontrolling interests in depreciation of Consolidated Properties and other	3,696	2,629	3,717	3,330	3,199	3,651	2,560	3,717
Allocation to noncontrolling interests Operating Partnership unitholders	6,836	16,697	31,373	(927)	(58,552)	12,670	20,919	40,895

Net income (loss) attributable to common stockholders	$(297,056)	$(672,329)	$(1,284,689)	$4,719	$273,642	$(427,602)	$(667,574)	$(1,007,316)

  (a)
  Included in such amounts for the three months ended March 31, 2010 is $15.3 million of gain, which, according to GAAP guidance, is recognized due to our Brazilian joint venture issuing common stock with an issue price in excess of our carrying value per share of our investment in such venture.
(4)
We believe that NOI is a useful supplemental measure of our operating performance. We define NOI as operating revenues (rental income, land and condominium sales, tenant recoveries and other income) less property and related expenses (real estate taxes, land and condominium sales operating costs, marketing and other property expenses, exclusive of depreciation and amortization and rental investment property impairment). Other real estate companies may use different methodologies for calculating NOI, and accordingly, our presentation of NOI may not be comparable to other real estate companies.

Because NOI excludes general and administrative expenses, interest expense, retail investment property impairment or other non-recoverable development costs, depreciation and amortization, gains and losses from property dispositions, allocations to non-controlling interests, reorganization items, and extraordinary items, we believe that it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact on operations from trends in occupancy rates, rental rates, land values and operating costs. This measure thereby provides an operating perspective not immediately apparent from GAAP operating income (loss) or net income (loss) attributable to common stockholders. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

In addition, management believes that NOI provides useful information to the investment community about our operating performance. However, due to the exclusions noted above, NOI should only be used as a supplemental measure of our financial performance and not as an alternative to GAAP operating income (loss) or net income (loss) attributable to common stockholders.

We present information on our Consolidated Properties (described below) and Unconsolidated Properties (described below) separately. Consolidated Properties are those properties in which we own either a majority or controlling interest and, as a result, are consolidated under GAAP. Unconsolidated Properties are those properties owned by joint venture entities in which we own a non-controlling interest (or "Unconsolidated Real Estate Affiliates") and which are unconsolidated under GAAP. As a significant portion of our total operations are structured as joint venture arrangements which are unconsolidated, we believe that operating data with respect to all properties owned provides important insights into the income produced by such investments for our company as a whole. In addition, the individual items of revenue and expense for the Unconsolidated Properties have been presented at our ownership share of such unconsolidated ventures. As substantially all of the management operating philosophies and strategies are the same regardless of ownership structure, we believe that an aggregate presentation of NOI and other operating statistics yields a more accurate representation of the relative size and significance of such elements of our overall operations.

  The following is a reconciliation of NOI to operating income (loss):

	Historical					Pro Forma
	Nine Months Ended September 30,		Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2010	2009	2009
	(In thousands)
NOI	$1,765,312	$1,693,924	$2,296,747	$2,565,784	$2,391,611	$1,688,013	$1,721,971	$2,306,728
Unconsolidated Properties	(304,778)	(298,337)	(401,614)	(423,011)	(446,631)	(291,934)	(290,346)	(392,986)
Management fees and other corporate revenues	48,063	57,569	75,851	96,495	119,941	52,850	62,333	82,210
Property management and other costs	(125,007)	(130,485)	(176,876)	(184,738)	(198,610)	(112,994)	(117,911)	(159,831)
General and administrative	(22,707)	(22,436)	(28,608)	(39,245)	(37,005)	(22,707)	(22,436)	(28,608)
Strategic initiatives	—	(67,341)	(67,341)	(18,727)	—	—	(61,961)	(61,961)
Litigation benefit (provision)	—	—	—	57,145	(89,225)	—	—	—
Provisions for impairment	(35,893)	(365,729)	(1,115,119)	(76,265)	(2,933)	(35,315)	(293,147)	(543,127)
Depreciation and amortization	(527,956)	(576,103)	(755,161)	(759,930)	(670,454)	(812,239)	(812,239)	(1,082,984)
Noncontrolling interests in NOI of Consolidated Properties and other	9,282	8,298	10,787	11,063	11,167	9,115	6,939	12,109

Operating income (loss)	$806,316	$299,360	$(161,334)	$1,228,571	$1,077,861	$474,789	$193,203	$131,550

(5)
Net debt is not a defined term under GAAP. It is defined as total debt less cash and cash equivalents.

(6)
EBITDA is defined as net income (loss) attributable to common stockholders, plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. We calculate Adjusted EBITDA by adjusting EBITDA for the following items: (a) costs incurred with respect to reorganization items following Old GGP's filing for bankruptcy protection, including gains on liabilities subject to compromise (liabilities incurred prior to the commencement of the Chapter 11 Cases, which amount represents the estimate of known or potential pre-petition claims to be resolved in connection with the Chapter 11 Cases), interest income, U.S. Trustee fees and other restructuring items; (b) our 2009 strategic initiatives, which consist of our pre-bankruptcy filing restructuring costs; (c) provisions for impairment; and (d) a gain related to the initial public offering of our joint venture in Brazil. We present EBITDA and Adjusted EBITDA because we believe certain investors use them as measures of a company's historical operating performance and its ability to service and incur debt. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors because Adjusted EBITDA excludes certain non-recurring and non-cash items, including reorganization items related to the bankruptcy, which we believe are not indicative of our core operating performance and which are not excluded in the calculation of EBITDA.

EBITDA and Adjusted EBITDA should not be considered as alternatives to GAAP net income (loss) attributable to common stockholders, have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are that:

  •
  they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  they do not reflect any cash income taxes that we may be required to pay;

  •
  assets are depreciated or amortized over differing estimated useful lives and often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

  •
  they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

  •
  they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

  •
  they may not be calculated in the same manner as research analysts calculate EBITDA or Adjusted EBITDA or in the same manner as required by our new revolving credit facility;

  •
  they do not reflect limitations on, or costs related to, transferring earnings from our subsidiaries to us; and

  •
  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

  The following is a reconciliation of EBITDA and Segment Basis Adjusted EBITDA to GAAP net (loss) income attributable to common stockholders:

						Pro Forma
	Historical
						Nine Months Ended September 30,
	Nine Months Ended September 30,		Year Ended December 31,
								Year Ended December 31, 2009
	2010	2009	2009	2008	2007	2010	2009
	(In thousands)
Adjusted EBITDA	$1,660,180	$1,692,808	$2,207,530	$2,455,954	$2,299,607	$1,958,277	$1,748,606	$2,312,719
Strategic initiatives(a)	—	(67,341)	(67,341)	(18,727)	—	—	(61,961)	(61,961)
Provisions for impairment(b)	(36,334)	(477,626)	(1,271,529)	(117,000)	(130,765)	(35,756)	(296,353)	(561,205)
Gain on Brazilian Joint Venture IPO(c)	9,652	—	—	—	—	9,652	—	—
Debt extinguishment costs	(9,038)	(578)	(578)	(5,376)	1,675	(9,038)	(569)	(569)
Reorganization items(d)	(93,216)	(47,515)	146,190	—	—	—	—	—
Discontinued operations (losses) gains on dispositions	1,340	(26)	921	55,044	—	1,340	(26)	1,860

EBITDA	1,532,584	1,099,722	1,015,193	2,369,895	2,170,517	1,924,475	1,389,697	1,690,844
Depreciation and amortization	(641,428)	(691,341)	(865,611)	(850,896)	(769,268)	(1,158,502)	(937,945)	(1,208,132)
Amortization of deferred finance costs	(20,241)	(37,110)	(47,396)	(47,964)	(20,574)	(19,787)	(36,387)	(47,396)
Interest income	6,466	4,726	7,656	9,170	25,058	5,316	3,998	5,303
Interest expense	(1,152,878)	(1,065,905)	(1,428,831)	(1,439,958)	(1,349,504)	(1,171,379)	(1,088,710)	(1,456,015)
(Povision for) benefit from income taxes	(20,076)	9,704	14,164	(21,586)	291,330	(6,363)	(6,202)	(8,777)
Allocation to noncontrolling interests	(1,483)	7,875	20,136	(13,942)	(73,917)	(1,362)	7,975	16,857

Net income (loss) attributable to common stockholders	$(297,056)	$(672,329)	$(1,284,689)	$4,719	$273,642	$(427,602)	$(667,574)	$(1,007,316)

  (a)
  Our strategic initiatives include expenses related to the design and restructuring of our balance sheet to create a sustainable long-term capital structure and the development of a long-term operational strategy.

  (b)
  For a discussion on provisions for impairment, see "Note 2—Summary of Significant Accounting Policies" to the December 31, 2009 consolidated financial statements contained elsewhere in this prospectus.

  (c)
  Our gain on Brazilian joint venture initial public offering refers to a gain recorded related to our investment in Alianse Shopping Centers, S.A. as a result of its initial public offering. See "Note 3—Unconsolidated Real Estate Affiliates" to the condensed September 30, 2010 consolidated financial statements elsewhere in this prospectus.

  (d)
  Reorganization items reflect bankruptcy-related activity, including gains on liabilities subject to compromise, interest income, U.S. Trustee fees, and other restructuring costs, incurred after Old GGP filed for Chapter 11 protection on April 16, 2009.
(7)
Includes the gross leasable area of freestanding retail locations that are not attached to the primary complex of buildings that comprise a shopping center, and excludes anchor stores.

(8)
Occupancy cost represents the sum of rent (minimum, overage and percent of sales in lieu of minimum rent) and recoverable common area costs (including taxes) divided by total comparable tenant reported sales, for in-line retail tenants occupying less than 10,000 square feet.

(9)
Tenant sales per square foot is calculated as the sum of the trailing twelve months comparable sales divided by the trailing twelve months comparable square footage. We include in our calculations of comparable sales and comparable square footage properties that have been owned and operated for the entire time during the twelve month period and exclude properties at which significant physical or merchandising changes have been made.

RISK FACTORS

        An investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occur, our business, results of operations, financial condition and cash flows may be adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business operation, which also could result in the loss of all or part of your investment.

Business Risks

Regional and local economic conditions may adversely affect our business

        Our real property investments are influenced by the regional and local economy, which may be negatively impacted by plant closings, industry slowdowns, increased unemployment, lack of availability of consumer credit, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may affect the ability of our properties to generate significant revenue.

Economic conditions, especially in the retail sector, may have an adverse affect on our revenues and available cash

        General and retail economic conditions continue to be weak, and we do not expect a near term return to the economic conditions that prevailed in 2007. High unemployment, weak income growth, tight credit and the need to pay down existing debt may continue to negatively impact consumer spending. Given these economic conditions, we believe there is a significant risk that the sales at stores operating in our malls will either not improve, or will improve more slowly than we expect, which will have an adverse impact on our ability to implement our strategy and may have a negative effect on our operations and our ability to attract new tenants.

We may be unable to lease or re-lease space in our properties on favorable terms or at all

        Our results of operations depend on our ability to continue to strategically lease space in our properties, including re-leasing space in properties where leases are expiring, optimizing our tenant mix or leasing properties on more economically favorable terms. Because approximately eight to nine percent of our total leases expire annually, we are continually focused on our ability to lease properties and collect rents from tenants. Similarly, we are pursuing a strategy of replacing expiring short-term leases with long-term leases. If the sales at certain stores operating in our regional malls do not improve sufficiently, tenants might be unable to pay their existing minimum rents or expense recovery charges, since these rents and charges would represent a higher percentage of their sales. If our existing tenants' sales do not improve, new tenants would be less likely to be willing to pay minimum rents as high as they would otherwise pay. In addition, some of our leases are fixed-rate leases, and we may not be able to collect rent sufficient to meet our costs. Because substantially all of our income is derived from rentals of real property, our income and available cash would be adversely affected if a significant number of tenants are unable to meet their obligations.

The bankruptcy or store closures of national tenants, which are tenants with chains of stores in many of our properties, may adversely affect our revenues

        Our leases generally do not contain provisions designed to ensure the creditworthiness of the tenant, and in recent years a number of companies in the retail industry, including some of our tenants, have declared bankruptcy or voluntarily closed certain of their stores. We may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect our revenues.

Certain co-tenancy provisions in our lease agreements may result in reduced rent payments, which may adversely affect our operations and occupancy

        Many of our lease agreements include a co-tenancy provision which allows the tenant to pay a reduced rent amount and, in certain instances, terminate the lease, if we fail to maintain certain occupancy levels. Therefore, if occupancy or tenancy falls below certain thresholds, rents we are entitled to receive from our retail tenants could be reduced and may limit our ability to attract new tenants.

It may be difficult to sell real estate quickly, and transfer restrictions apply to some of our properties

        Equity real estate investments are relatively illiquid, and this characteristic may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, significant expenditures associated with each equity investment, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. If income from a property declines while the related expenses do not decline, our income and cash available to us would be adversely affected. If it becomes necessary or desirable for us to dispose of one or more of our mortgaged properties, we might not be able to obtain a release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or inability to sell a property could adversely affect the level of cash available to us.

Our business is dependent on perceptions by retailers and shoppers of the convenience and attractiveness of our retail properties, and our inability to maintain a positive perception may adversely affect our revenues

        We are dependent on perceptions by retailers or shoppers of the safety, convenience and attractiveness of our retail properties. If retailers and shoppers perceive competing retail properties and other retailing options such as the internet to be more convenient or of a higher quality, our revenues may be adversely affected.

We redevelop and expand properties, and this activity is subject to risks due to various economic factors that are beyond our control

        Although Old GGP significantly reduced its development and expansion activities prior to filing for bankruptcy protection, certain redevelopment, expansion and reinvestment projects are part of our long-term strategy. In connection with such projects, we will be subject to various risks, including the following:

  •
  we may not have sufficient capital to proceed with planned redevelopment or expansion activities;

  •
  we may abandon redevelopment or expansion activities already under way, which may result in additional cost recognition;

  •
  construction costs of a project may exceed original estimates or available financing, possibly making the project unfeasible or unprofitable;

  •
  we may not be able to obtain zoning, occupancy or other required governmental permits and authorizations;

  •
  occupancy rates and rents at a completed project may not meet projections and, therefore, the project may not be profitable; and

  •
  we may not be able to obtain anchor store, mortgage lender and property partner approvals, if applicable, for expansion or redevelopment activities.

        If redevelopment, expansion or reinvestment projects are unsuccessful, our investments in those projects may not be fully recoverable from future operations or sales.

We are in a competitive business

        There are numerous shopping facilities that compete with our properties in attracting retailers to lease space. Old GGP's bankruptcy has impaired, and following its emergence from bankruptcy, may continue to impair the desirability and competitiveness of our regional malls. In addition, retailers at our properties face continued competition from retailers at other regional malls, outlet malls and other discount shopping centers, discount shopping clubs, catalog companies, and through internet sales and telemarketing. Competition of these types could adversely affect our revenues and cash flows.

        We compete with other major real estate investors with significant capital for attractive investment opportunities. These competitors include REITs, investment banking firms and private institutional investors.

        Our ability to realize our strategies and capitalize on our competitive strengths are dependent on our ability to effectively operate a large portfolio of high quality malls, maintain good relationships with our tenants and consumers, and remain well-capitalized, and our failure to do any of the foregoing could affect our ability to compete effectively in the markets in which we operate.

Our business strategies may not be effective or may change over time

        We may not be able to effectively improve our financial position and maximize the attractiveness of our properties to our tenants and consumers in accordance with our business strategy. For example, we may not be able to effectively reduce our debt and build liquidity at the pace or in such amounts as we believe would be most beneficial to our ability to optimize our portfolio. Further, we may misjudge tenant and consumer needs and desires, and our strategies may not address them adequately or at all. Even if we can appropriately gauge the needs and desires of our tenants and consumers, we may not be able to execute our business strategies on a timely basis, if at all. In addition, we may not be able to attract the best tenants for a particular property or enhance the consumer experience in our malls for several reasons outside of our control, including a lack of adequate funding, unforeseen changes to consumer shopping patterns or internal or branding changes among our tenants. In addition, we may not have sufficient capital or funding sources to fully pursue our business strategies, including the redevelopment and expansion of our properties and the provision of tenant allowances and tenant improvements to attract tenants. As a result, our strategies may not effectively grow our business or revenues as intended. We also may change our strategies over time and there can be no assurance that any new strategies will be effective.

Some of our properties are subject to potential natural or other disasters

        A number of our properties are located in areas which are subject to natural or other disasters, including hurricanes, earthquakes and oil spills. For example, our properties in the Gulf of Mexico region could suffer economically from job losses and reduced tourism as result of the oil spill in 2010. In addition, certain of our properties are located in California or in other areas with higher risk of earthquakes. Furthermore, many of our properties are located in coastal regions, and would therefore be affected by any future increases in sea levels, the frequency or severity of hurricanes and tropical storms or environmental disasters such as the oil spill in the Gulf of Mexico, whether such events are caused by global climate changes or other factors.

Possible terrorist activity or other acts of violence could adversely affect our financial condition and results of operations

        Future terrorist attacks in the United States or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered by our tenants and the value of our properties and might adversely affect the value of an investment in our securities. Such a resulting decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition and results of operations. To the extent that our tenants are affected by future attacks, their businesses similarly could be adversely affected, including their ability to continue to meet obligations under their existing leases. These acts might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our new or redeveloped properties, and limit our access to capital or increase our cost of raising capital.

We may incur costs to comply with environmental laws

        Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous or toxic substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or certain renovations or remodeling, the cost of which may be substantial for certain redevelopments, and also govern emissions of and exposure to asbestos fibers in the air. Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with the ownership, operation and management of certain properties, we could be held liable for the costs of remedial action with respect to these regulated substances or tanks or related claims.

        Our properties have been subjected to varying degrees of environmental assessment at various times. However, the identification of new areas of contamination, a change in the extent or known scope of contamination or changes in cleanup requirements could result in significant costs to us.

Some potential losses are not insured

        We carry comprehensive liability, fire, flood, earthquake, terrorism, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, some types of losses, including lease and other contract claims, which generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. If this happens, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Inflation may adversely affect our financial condition and results of operations

        Should inflation increase in the future, we may experience any or all of the following:

  •
  decreasing tenant sales as a result of decreased consumer spending which could result in lower rent paid by a tenant when its sales exceed an agreed upon minimum amount, or Overage Rent;

  •
  difficulty in replacing or renewing expiring leases with new leases at higher base and/or Overage Rent; and

  •
  an inability to receive reimbursement from our tenants for their share of certain operating expenses, including common area maintenance, real estate taxes and insurance.

        Inflation also poses a potential risk to us due to the probability of future increases in interest rates. Such increases would adversely impact us due to our outstanding variable-rate debt as well as result in higher interest rates on new fixed-rate debt.

Organizational Risks

We are a holding company with no operations of our own and will depend on our subsidiaries for cash

        Our operations are conducted almost entirely through our subsidiaries. Our ability to make dividends or distributions in connection with being a REIT is highly dependent on the earnings of and the receipt of funds from our subsidiaries through dividends or distributions, and our ability to generate cash to meet our debt service obligations is further limited by our subsidiaries' ability to make such dividends, distributions or intercompany loans. Our subsidiaries' ability to pay any dividends or distributions to us are limited by their obligations to satisfy their own obligations to their creditors and preferred stockholders before making any dividends or distributions to us. In addition, Delaware law imposes requirements that may restrict our ability to pay dividends to holders of our common stock.

We share control of some of our properties with other investors and may have conflicts of interest with those investors

        While we generally make all operating decisions for the Unconsolidated Properties, we are required to make other decisions with the other investors who have interests in the relevant property or properties. For example, the approval of certain of the other investors is required with respect to operating budgets and refinancing, encumbering, expanding or selling any of these properties, as well as to bankruptcy decisions related to the Unconsolidated Properties and related joint ventures. Also, the assets of Unconsolidated Properties may be used as collateral to secure loans of our joint venture partners, and the indemnity we may be entitled to from our joint venture partners could be worth less than the value of those assets. We might not have the same interests as the other investors in relation to these transactions. Accordingly, we might not be able to favorably resolve any of these issues, or we might have to provide financial or other inducements to the other investors to obtain a favorable resolution.

        In addition, various restrictive provisions and rights apply to sales or transfers of interests in our jointly owned properties. As such, we might be required to make decisions about buying or selling interests in a property or properties at a time that is not desirable.

Bankruptcy of our joint venture partners could impose delays and costs on us with respect to the jointly owned retail properties

        The bankruptcy of one of the other investors in any of our jointly owned shopping malls could materially and adversely affect the relevant property or properties. Pursuant to the Bankruptcy Code, we would be precluded from taking some actions affecting the estate of the other investor without prior court approval which would, in most cases, entail prior notice to other parties and a hearing. At a minimum, the requirement to obtain court approval may delay the actions we would or might want to take. If the relevant joint venture through which we have invested in a property has incurred recourse obligations, the discharge in bankruptcy of one of the other investors might result in our ultimate liability for a greater portion of those obligations than would otherwise be required.

We are impacted by tax-related obligations to some of our partners

        We own properties through partnerships which have arrangements in place that protect the deferred tax situation of our existing third party limited partners. Violation of these arrangements could impose costs on us. As a result, we may be restricted with respect to decisions such as financing, encumbering, expanding or selling these properties.

        Several of our joint venture partners are tax-exempt. As such, they are taxable to the extent of their share of unrelated business taxable income generated from these jointly owned properties. As the manager of these joint ventures, we have obligations to avoid the creation of unrelated business taxable income at these properties. As a result, we may be restricted with respect to decisions related to the financing of and revenue generation from these properties.

We may not meet the conditions for qualification as a REIT or thereafter maintain our status as a REIT

        We have agreed to elect to be treated as a REIT in connection with the filing of our tax return for the year in which Old GGP emerges from bankruptcy, subject to our ability to meet the requirements of a REIT at the time of election. Such election would be retroactive to the beginning of such taxable year. We may not meet the conditions for qualification as a REIT. In addition, once an entity is qualified as a REIT, the Internal Revenue Code (the "Code") generally requires that such entity pay tax on or distribute 100% of its capital gains and distribute its ordinary taxable income to shareholders. To avoid current entity level U.S. federal income taxes, we expect to distribute 100% of our capital gains and ordinary income to shareholders annually. For 2010, we intend to make 90% of this distribution in New GGP common stock and 10% in cash. Beginning in 2011, New GGP anticipates that it will implement a dividend reinvestment plan. The Plan Sponsors have informed New GGP that they would elect to have dividends paid on the shares that they hold reinvested in shares of New GGP common stock and, as a result, New GGP expects to be able to pay cash dividends to its other stockholders. However, there can be no assurances that such a plan will be adopted and, even if such a plan is adopted, New GGP may determine to instead pay dividends in a combination of cash and shares of its common stock. In addition, we may not have sufficient liquidity to meet these distribution standards.

        Following Old GGP's emergence from bankruptcy and the implementation of the reorganization pursuant to which New GGP became the indirect parent of Old GGP, Old GGP will be a privately held REIT and New GGP will be a publicly held REIT.

        If, with respect to any taxable year, we fail to maintain our qualification as a REIT, we would not be allowed to deduct distributions to shareholders in computing our taxable income and federal income tax. If any of our REIT subsidiaries (including Old GGP) fail to qualify as a REIT, such failure could result in our loss of REIT status. If we lose our REIT status, corporate level income tax, including any applicable alternative minimum tax, would apply to our taxable income at regular corporate rates. As a result, the amount available for distribution to holders of equity securities that would otherwise receive dividends would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, unless we were entitled to relief under the relevant statutory provisions, we would be disqualified from treatment as a REIT for four subsequent taxable years.

An ownership limit, certain anti-takeover defenses and applicable law may hinder any attempt to acquire us

        Our amended and restated certificate of incorporation and amended and restated bylaws contain the following limitations.

        The ownership limit.    Generally, for us to qualify as a REIT under the Code for a taxable year, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer "individuals" at any time during the last half of such taxable year. Our charter provides that no one individual may own more than 9.9% of the outstanding shares of capital stock unless our board of directors provides a waiver from the ownership restrictions, which the Investment Agreements contemplate subject to the applicable Plan Sponsor making certain respresentations and covenants. The Code defines "individuals" for purposes of the requirement described above to include some types of entities. However, our certificate of incorporation also permits us to exempt a person from the ownership limit described therein upon the satisfaction of certain conditions which are described in our certificate of incorporation.

        Selected provisions of our charter documents.    Our charter authorizes the board of directors:

  •
  to cause us to issue additional authorized but unissued shares of common stock or preferred stock;

  •
  to classify or reclassify, in one or more series, any unissued preferred stock; and

  •
  to set the preferences, rights and other terms of any classified or reclassified stock that we issue.

        Selected provisions of our bylaws.    Our amended and restated bylaws will contain the following limitations:

  •
  the inability of stockholders to act by written consent;

  •
  restrictions on the ability of stockholders to call a special meeting without 15% or more of the voting power of the issued and outstanding shares entitled to vote generally in the election of directors; and

  •
  rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings.

        Selected provisions of Delaware law.    We are a Delaware corporation, and Section 203 of the Delaware General Corporation Law applies to us. In general, Section 203 prevents an "interested stockholder" (as defined below), from engaging in a "business combination" (as defined in the statute) with us for three years following the date that person becomes an interested stockholder unless one or more of the following occurs:

  •
  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; and

  •
  following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

        The statute defines "interested stockholder" as any person that is the owner of 15% or more of our outstanding voting stock or is an affiliate or associate of us and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination.

        Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

Old GGP is currently involved in an SEC inquiry

        In July 2010, Old GGP received notice that, pursuant to an April 21, 2010 order, the SEC is conducting a formal, non-public investigation into possible violations of proscriptions on insider trading under the federal securities laws by certain current and former officers and directors. The formal investigation is the continuation of an informal inquiry which the SEC initiated in October 2008. Old GGP intends to continue to cooperate fully with the SEC with respect to the investigation. While Old GGP cannot predict the outcome of this investigation with certainty, based on the information currently available to it, Old GGP believes that the outcome of the investigation will not have a material adverse effect on its financial condition or results of operations.

Bankruptcy Risks

We may be subject to litigation as a result of the Plan

        We cannot assure you that Old GGP's stakeholders will not contest the Plan through litigation following Old GGP's emergence from bankruptcy. Also, as is typical in bankruptcy cases like ours, the final resolution of all claims against the TopCo Debtors may extend beyond the Effective Date of the Plan and the ultimate resolution of such claims may be different from the treatment we have assumed for purposes of the preparation of the unaudited pro forma condensed consolidated financial information included in this prospectus. The loss of any such claim could have a material adverse effect on us.

Old GGP's historical financial statements state that uncertainties related to its emergence from protection under the Bankruptcy Code raise substantial doubt about its ability to continue as a going concern and we cannot assure you that we may not include similar disclosure in our financial statements in the future

        This prospectus includes the audited consolidated financial statements of Old GGP as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009. The audit opinion accompanying these financial statements states that uncertainties related to Old GGP's emergence from bankruptcy raises substantial doubt about its ability to continue as a going concern. Although we believe that as of the Effective Date the bases for uncertainties relating to our ability to continue as a going concern will no longer exist, we cannot assure you that similar disclosure will not be included in our future financial statements.

Because our financial statements will reflect adjustments related to the acquisition method of accounting upon Old GGP's emergence from bankruptcy, information reflecting our results of operations and financial condition will not be comparable to prior periods and may vary significantly from the acquisition accounting adjustments used to calculate the pro forma financial data that is included in this prospectus

        Acquisition accounting will be triggered as a result of the structure of the Plan Sponsors' investments, as set forth in the Plan. Following Old GGP's emergence from bankruptcy, it will be difficult to compare certain information reflecting our results of operations and financial condition to those for historical periods prior to emergence from bankruptcy. We have made estimates of our tangible and intangible assets as of September 30, 2010, and the fair value of Old GGP's assets has been allocated to specific assets in accordance with such estimates, as reflected in "Unaudited Pro Forma Condensed Consolidated Financial Information." The actual amounts of net assets on the

Effective Date may vary from the estimated pro forma amounts, and the final valuation of net assets may be materially different than as reflected in the unaudited pro forma condensed financial data contained in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Information" and the notes thereto.

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court

        The Disclosure Statement, which the TopCo Debtors were required to prepare in connection with the Plan, contains projected financial information and estimates of value that demonstrate the feasibility of the Plan and the TopCo Debtors' and THHC's ability to continue operations upon their emergence from proceedings under the Bankruptcy Code. The information in the Disclosure Statement was prepared for the limited purpose of furnishing recipients of such Disclosure Statement with adequate information to make an informed judgment regarding acceptance of the Plan and was not prepared for the purpose of providing the basis for an investment decision relating to any securities of New GGP or THHC. The projections and estimates of value, as well as the Disclosure Statement, are expressly excluded from this prospectus and should not be relied upon in any way or manner in connection with this offering and should not be regarded for the purpose of this prospectus as representations or warranties by Old GGP, New GGP, THHC or any other person, as to the accuracy of such information or that any such projections or valuations will be realized. Those projections and estimates of value have not been, and will not be, updated on an ongoing basis, and they were not audited or reviewed by independent accountants. They reflect numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were, and remain, beyond our control. Projections and estimates of value are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections and/or valuation estimates may be wrong in any material respect. Actual results may vary and may continue to vary significantly from those contemplated by the projections and/or valuation estimates. As a result, you should not rely on those projections and/or valuation estimates in deciding whether to invest in our common stock.

We cannot be certain that the Chapter 11 Cases will not adversely affect our operations going forward. Old GGP's bankruptcy may have affected our relationship with key employees, tenants, consumers, suppliers and communities, and our future success depends on our ability to maintain these relationships

        Although Old GGP will emerge from bankruptcy upon consummation of the Plan, we cannot assure you that Old GGP having been subject to bankruptcy protection will not adversely affect our operations going forward, including our ability to negotiate favorable terms from and maintain relationships with tenants, consumers, suppliers and communities. The failure to obtain such favorable terms and maintain such relationships could adversely affect our financial performance and our ability to realize our strategy.

        We are dependent on our long-tenured operational leadership to effectively manage properties across our portfolio, and an inability to retain these key employees following Old GGP's emergence from bankruptcy could adversely affect our operations.

There is a risk of investor influence over our company that may be adverse to our best interests and those of our other shareholders

        The proceeds of this offering will be used to repurchase shares of our common stock held by Pershing Square and Fairholme as described in this prospectus. After giving effect to the use of proceeds of this offering, we expect that Brookfield Investor, Pershing Square and Fairholme will beneficially own approximately        %,         % and        %, respectively, of the shares of New GGP common stock (excluding shares issuable upon the exercise of warrants) and approximately        %,        % and        %, respectively, (assuming the exercise of all outstanding warrants). See "Plan of

Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors."

        Although the Plan Sponsors have entered into standstill agreements to limit their influence, the concentration of ownership of our outstanding equity in the Plan Sponsors may make some transactions more difficult or impossible without the support of the Plan Sponsors, or more likely with the support of the Plan Sponsors. The interests of any of the Plan Sponsors, any other substantial stockholder or any of their respective affiliates could conflict with or differ from our interests or the interests of the holders of our common stock. For example, the concentration of ownership held by the Plan Sponsors could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination that may otherwise be favorable for us and the other stockholders. A Plan Sponsor, substantial stockholder or affiliate thereof may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, one or more of the Plan Sponsors may purchase common stock in this offering. We cannot assure you that the standstill agreements can fully protect against these risks. See "Plan of Reorganization—Plan of Reorganization and Disclosure Statement—Funding of the Plan—Standstill Agreements."

        As long as the Plan Sponsors and any other substantial stockholder own, directly or indirectly, a substantial portion of our outstanding shares, subject to the terms of the standstill agreements and were they to act in a coordinated manner, they would be able to exert significant influence over us, including:

  •
  the composition of New GGP's board of directors, including the right of Brookfield Investor and Pershing Square to designate directors under the Investment Agreements, and, through it, any determination with respect to our business;

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  direction and policies, including the appointment and removal of officers;

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  the determination of incentive compensation, which may affect our ability to retain key employees;

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  any determinations with respect to mergers or other business combinations;

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  our acquisition or disposition of assets;

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  our financing decisions and our capital raising activities;

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  the payment of dividends;

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  conduct in regulatory and legal proceedings; and

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  amendments to our certificate of incorporation.

        For a detailed description of the rights afforded to the Plan Sponsors pursuant to the Investment Agreements, see "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors."

Our new directors and officers from and after the Effective Date may change our current long-range plan

        As of the Effective Date, we will have a nine-member board of directors, of which three members will be designated by Brookfield Investor and one member will be designated by Pershing Square. Our executive officers will change following the Effective Date, subject to their appointment by the new board of directors. Following the Effective Date, the new board of directors and management team may make material changes to our business, operations and long-range plans described in this prospectus. It is impossible to predict what these changes will be and the impact they will have on our future results of operations and the price of our common stock. See "Management—Executive Officer Information."

Some of our directors, notably the directors employed by Brookfield Asset Management Inc., are involved in other businesses including, without limitation, real estate activities and public and/or private investments and, therefore, may have or appear to have competing or conflicting interests with us and our relationship agreement with Brookfield Asset Management Inc. contains significant exclusions from Brookfield's obligation to present opportunities to us

        Certain of our directors may have or appear to have interests in other businesses including, without limitation, other real estate related businesses, and may serve now or in the future as directors, executives and officers in such businesses. These interests and activities, and any duties to third parties arising from such interests and activities, could divert the attention of such directors from our operations. Our directors may learn of other real estate related and other opportunities in their non-director capacities and have not undertaken to limit such interests and activities or tender or notify such opportunities to us in advance of acting on them in a separate capacity, even if such opportunities are complementary to our business. Additionally, the relationship agreement with Brookfield Asset Management Inc. contains significant exclusions from Brookfield Asset Management Inc.'s obligation to present opportunities to us. Under Section 122(17) of the DGCL, our board of directors is permitted to adopt resolutions or policies to renounce or waive our right to such opportunities. Certain directors have informed us that they will seek written confirmation of the waiver or renunciation of such opportunities in connection with their service on the board.

Liquidity Risks

Our substantial indebtedness adversely affects our financial health and operating flexibility

        After giving effect to the Plan and excluding the Special Consideration Properties, we will have approximately $20.9 billion aggregate principal amount of indebtedness outstanding, including $1.041 billion of reinstated Rouse notes, $608.7 million of replacement Rouse notes, approximately $206.2 million of reinstated trust preferred securities, approximately $15.9 billion of consolidated secured mortgage debt and approximately $2.5 billion of our share of unconsolidated debt. Our indebtedness could have important consequences to us and the value of our common stock, including:

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  limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our business strategy or other purposes;

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  limiting our ability to use operating cash flow in other areas of our business or to pay dividends because we must dedicate a substantial portion of these funds to service debt;

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  increasing our vulnerability to general adverse economic and industry conditions, including increases in interest rates, particularly given our substantial indebtedness which bears interest at variable rates;

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  limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation;

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  limiting our ability or increasing the costs to refinance indebtedness;

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  limiting our ability to enter into marketing and hedging transactions by reducing the number of counterparties with whom we can enter into such transactions as well as the volume of those transactions; and

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  giving secured lenders the ability to foreclose on our assets.

Our debt contains restrictions and covenants which may limit our ability to enter into or obtain funding for certain transactions or operate our business

        As of September 30, 2010, Old GGP has restructured approximately $14.9 billion of secured mortgage debt since its initial bankruptcy filing. The terms of certain of this debt will require us to satisfy certain customary affirmative and negative covenants and to meet financial ratios and tests, including ratios and tests based on leverage, interest coverage and net worth, or to satisfy similar tests as a precondition to incurring additional debt. We also expect to enter into a new $300.0 million revolving credit facility containing similar covenants and restrictions. In addition, certain of our indebtedness that may be reinstated in connection with the Plan contains restrictions. See "Description of Certain Indebtedness." The covenants and other restrictions under our debt agreements affect, among other things, our ability to:

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  incur indebtedness;

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  create liens on assets;

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  sell assets;

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  manage our cash flows;

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  transfer assets to other subsidiaries;

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  make capital expenditures;

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  engage in mergers and acquisitions; and

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  make distributions to equity holders, including holders of our common stock.

        Further, our ability to incur debt under the indentures governing the Rouse notes which are expected to remain outstanding through November 2013 (the latest maturity of the three series of reinstated Rouse notes or the replacement notes being offered to the holders of the Rouse notes pursuant to the Plan), is determined by the calculation of several covenant tests, including ratios of secured debt to gross assets and total debt to gross assets. We do not intend to include a net intercompany receivable currently owed by Old GGP to Rouse as an asset for the purposes of calculating these covenants, but we do intend to include full allocations of certain indebtedness guaranteed by Rouse or its subsidiaries. As a result, our methodology for calculating these ratios would differ from the methodology used prior to the Old GGP bankruptcy filing. We expect that Rouse and its subsidiaries may need to refinance project-level debt prior to 2013, and our ability to refinance such debt may be limited by these ratios which are calculated on an incurrence basis, and any potential non-compliance with the covenants may result in Rouse seeking other sources of capital, including investments from us, or may result in a default on the reinstated Rouse notes.

        Due to the current lending environment, Old GGP's bankruptcy proceedings, our financial condition and general economic factors, our refinanced debt contains certain terms which are less attractive than the terms contained in the debt being refinanced. Such terms include more restrictive operational and financial covenants, restrictions on the distribution of cash flows from properties serving as collateral for the debt and, in certain instances, higher interest rates. These fees and cash flow restrictions may affect our ability to fund our on-going operations from our operating cash flows and we may be significantly limited in our operating and financial flexibility and, thus, may be limited in our ability to respond to changes in our business or competitive activities.

We may not be able to refinance, extend or repay our portion of substantial indebtedness of our Unconsolidated Properties

        Our Unconsolidated Properties have a substantial amount of debt. As of September 30, 2010, our share of indebtedness secured by our Unconsolidated Properties was approximately $3.02 billion. We cannot assure you that our Unconsolidated Real Estate Affiliates will be able to support, extend, refinance or repay their debt on acceptable terms or otherwise. If we or our joint venture partners cannot service this debt, the joint venture may have to deed property back to the applicable lenders. There can be no assurance that we will be able to refinance or restructure such debt on acceptable terms or otherwise, or that joint venture operations or contributions by us and/or our partners will be sufficient to repay such loans. The ability to refinance this debt is negatively affected by the current condition of the credit markets, which have significantly reduced the capacity levels of commercial lending. The ability to successfully refinance or extend this debt may also be negatively affected by Old GGP's bankruptcy proceedings and the restructuring of the TopCo Debtors' debt, as well as the real or perceived decline in the value of our Unconsolidated Properties based on general and retail economic conditions.

We may not achieve our target Adjusted EBITDA and other liquidity goals

        In connection with the Plan, management has set target goals for our Adjusted EBITDA and other financial measures over the next several years. These targets are based on current information, are subject to change and may be impacted by factors outside of our control, including general economic factors, interest rates and consumer trends. As a result, we cannot assure you that we will achieve any stated target Adjusted EBITDA and other financial measures in the future.

We may not be able to raise capital through the sale of properties, including the strategic sale of non-core assets at prices we believe are appropriate

        We desire to opportunistically sell non-core assets, such as stand-alone office buildings, strip shopping centers and certain regional malls. Our ability to sell our properties to raise capital may be limited. The retail economic climate negatively affects the value of our properties and therefore reduces our ability to sell these properties on acceptable terms. Our ability to sell our properties is also negatively affected by the weakness of the credit markets, which increases the cost and difficulty for potential purchasers to acquire financing, as well as by the illiquid nature of real estate. For example, as part of our strategy to further delever our balance sheet in order to build liquidity and optimize our portfolio, we plan to reposition certain of our underperforming properties, as well as give back our Special Consideration Properties to the applicable lenders. If we cannot reposition these properties on terms that are acceptable to us, we may not be able to delever and realize our strategy of building liquidity and optimizing our portfolio. See "—Business Risks" for a further discussion of the effects of the retail economic climate on our properties, as well as the illiquid nature of our investments in our properties.

Risks Related to this Offering

There may not be an active trading market for our common stock

        The common stock will be new securities and an active trading market for the common stock may not develop. An application has been made to list our common stock on the NYSE under the symbol "GGP." However, we cannot assure you that our common stock will ever be listed on the NYSE or any other securities exchange or quotation system. Accordingly, we cannot assure you that a liquid trading market will develop for our common stock (or, if developed, that a liquid trading market for our common stock will be maintained), that you will be able to sell your shares of common stock at a particular time or that the prices you receive when you sell will be favorable. In addition, the liquidity of our common stock may be negatively impacted by the concentration of our common stock among the Plan Sponsors. Lack of liquidity of our common stock also may make it more difficult for us to raise additional capital, if necessary, through equity financings.

Old GGP's stock price historically has been, and the trading prices of shares of our common stock are likely to be, volatile

        The price of Old GGP's common stock on the NYSE constantly changes and has been subject to significant price fluctuations. For example, between February 24, 2010 (the day Old GGP re-listed on the NYSE) and                    , 2010, the intra-day price of Old GGP's common stock on the NYSE fluctuated between $12.23 and $          per share. We expect that the market price of our common stock also will fluctuate significantly. The trading price of our common stock can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors may include:

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  our obligations that remain after Old GGP's emergence from bankruptcy;

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  actual or anticipated variations in our operating results;

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  changes in our funds from operations or earnings estimates;

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  the success of our real estate redevelopment and expansion strategy;

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  our ability to comply with the financial covenants in our debt agreements and the impact of restrictive covenants in our debt agreements;

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  our access to financing;

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  changes in market valuations of similar companies;

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  speculation in the press or investment community; and

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  the realization of any of the other risk factors included in this prospectus.

In addition, the market in general has recently experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The market price of our common stock may decline below the price per share of the common stock offered hereby, and as a result, you may not be able to resell your shares of common stock at or above your purchase price and you may lose all or part of your investment

        We cannot assure you that the market price of our common stock will not be below the price per share at issuance, or will not decline further below this price per share. If that occurs, you will suffer an immediate unrealized loss on those shares. As a result, you may not be able to resell shares of the common stock at or above your purchase price or the exchange price per share, as applicable, and you may lose all or part of your investment in our common stock. The price per share in this offering should not be considered an indication of the future trading price of our common stock.

Future issuances and sales of our capital stock or securities convertible into or exchangeable for our capital stock by us or by existing stockholders may adversely affect the market price for our common stock and may cause dilution to our stockholders

        Additional issuances and sales (including resales by certain of our stockholders who have registration rights, including the Plan Sponsors, Texas Teachers, Blackstone and the Hughes heirs to the extent that we elect to settle such obligations with common stock. See "Plan of Reorganization") of capital stock or securities convertible into or exchangeable for capital stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. Our directors, executive officers, and certain significant stockholders will be subject to lockup agreements described in "Underwriting" and "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors." After these lockups have expired, additional shares will be eligible for sale in the public markets. The price of our common stock may drop significantly when the lockup agreements expire. Any additional future issuance of our capital stock will reduce the percentage of our common stock owned by investors purchasing shares in this offering that do not participate in future issuances. However, for so long as such Plan Sponsor beneficially owns at least 5% of our outstanding common stock on a fully diluted basis, each Plan Sponsor will have the right to purchase New GGP common stock as necessary to allow them to maintain their respective proportionate ownership interests in New

GGP on a fully diluted basis. In most circumstances, stockholders will not be entitled to vote on whether or not we issue additional capital stock. In addition, depending on the terms and pricing of an additional offering of our common stock and the value of our properties, our stockholders may experience dilution in both the book value and the market value of their shares.

We are registering an offering amount that is greater than our designated use of net proceeds and will have broad discretion in applying excess net proceeds of this offering, if any, for general corporate purposes, which may not enhance the market value of our common stock

        Our management will retain broad discretion to allocate any net proceeds of this offering in excess of our designated use of proceeds to repurchase common stock issued to Fairholme, Pershing Square and Texas Teachers on the Effective Date and to prepay the Pershing Square Bridge Notes. The excess net proceeds, if any, may be applied in ways with which you and other investors in the offering may not agree or which do not increase the value of your investment. We intend to use any excess net proceeds from this offering for general corporate purposes, which may include repayment of debt, the payment of our settlement of the Hughes heirs obligations or the acquisition of other businesses, products or real estate. We have not allocated these excess net proceeds for any specific purposes. Our management may not be able to yield a significant return, if any, on any investment of these excess net proceeds.

Risks Related to the Distribution of THHC

We may be required to indemnify THHC for certain tax liabilities

        Pursuant to the Investment Agreements, New GGP may be liable to indemnify THHC from and against 93.75% of any and all losses, claims, damages, liabilities and reasonable expenses to which THHC and its subsidiaries become subject, in each case solely to the extent directly attributable to certain taxes related to sales in Old GGP's Master Planned Communities segment prior to March 31, 2010, in an amount up to the Indemnity Cap (as subsequently defined). The Indemnity Cap is calculated as the lesser of (a) $303,750,000 and (b) the Excess Surplus Amount. The Excess Surplus Amount is determined using a complex formula described in the investment agreement with Brookfield Investor. See "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Spinco Note and Tax Indemnity." In addition, if THHC is obligated to pay MPC Taxes (as defined in the Investment Agreements) within 36 months after the Effective Date and New GGP is not then obligated to indemnify THHC as a consequence of the Indemnity Cap, then solely with respect to such payments, New GGP shall make such payments and increase the amount of the Spinco Note or enter into a similar promissory note with THHC.

We may not obtain benefits from or be adversely affected by the distribution of THHC, and the distribution of THHC may occupy a substantial amount of management's time

        New GGP and THHC may not achieve some or all of the expected benefits of the distribution of THHC, or may not achieve them in a timely fashion. When the distribution is completed, our operational and financial profile will change as a result of the separation of THHC's assets from our other businesses. As a result, our diversification of revenue sources will diminish. Some of the assets being distributed to THHC may also compete directly with our properties in the future. For example, New GGP intends to enter into a transition services agreement with THHC, pursuant to which members of New GGP's management team will assist with transition services for THHC. In addition to possible disputes, these obligations may occupy a substantial amount of our management's time. It is also possible that the separation of New GGP and THHC may result in disputes regarding the terms of such separation and/or future performance pursuant to agreements entered into in order to effectuate such separation.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus, including statements such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or similar expressions, constitute "forward-looking statements." Forward-looking statements are based on our current plans, expectations and projections about future events. Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. We caution you therefore against relying on any of these forward-looking statements.

        Forward-looking statements include, but are not limited to:

  •
  descriptions of plans or objectives of our management for plans of reorganization and related transactions, debt repayment or restructuring, modification or extension, strategic alternatives, including capital raises and asset sales, and future operations;

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  projections of our revenues, income, earnings per share, FFO, NOI, capital expenditures, income tax and other contingent liabilities, dividends, leverage, capital structure or other financial items;

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  expectations related to future occupancy or performance;

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  forecasts of our future economic performance; and

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  descriptions of assumptions underlying or relating to any of the foregoing.

        In this prospectus, for example, we make forward-looking statements discussing our expectations about:

  •
  our ability to achieve cost savings, and renew and enter into leases on favorable terms;

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  our ability to reduce our debt and to reach our target ratio of net debt to Adjusted EBITDA of 7.0 to 1.0 or other liquidity goals within our expected time frame or at all;

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  recovery of the global economy, and our expectation that improvements in economic factors will drive improvements in our business;

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  our properties being located in favorable market areas with potential for future growth;

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  our ability to attract quality tenants; and

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  the redevelopment of our properties and expectations about current projects underway at our properties.

        Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include but are not limited to:

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  economic conditions, especially in the retail sector, which may have an adverse affect on our revenues and available cash, including our ability to lease and collect rent, bankruptcy or store closures of tenants, department store productivity, co-tenancy provisions and ability to attract new tenants;

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  our inability to buy and sell real estate quickly;

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  the fact that we invest primarily in regional malls and other properties, which are subject to a number of significant risks which are beyond our control;

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  risks associated with the redevelopment and expansion of properties;

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  the possibility that our business strategies may not be effective or may change over time;

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  New GGP's lack of an operating history of its own and dependence on its subsidiaries for cash;

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  New GGP's inability to qualify as a REIT;

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  an attempt to acquire us may be hindered by an ownership limit, certain anti-takeover defenses and applicable law;

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  the possibility of significant variations from the projections filed in Bankruptcy Court and our actual financial results;

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  the effect of the bankruptcy on our operations;

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  the possibility of the Plan Sponsors having substantial control of our company, whose interests may be adverse to ours or yours;

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  our new directors and officers may change our current long-range plans;

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  our new directors may be involved or have interests in other businesses, including, without limitation, real estate activities and investments;

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  our substantial indebtedness; and

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  the other risks described in "Risk Factors."

        These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Also, these forward-looking statements present estimates and assumptions only as of the date of this prospectus. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

PLAN OF REORGANIZATION

        This section provides a description of the TopCo Debtors' reorganization and emergence from the bankruptcy protection of the Chapter 11 Cases and reflects the confirmation of the Plan by the Bankruptcy Court. The description in this section is qualified in its entirety by reference to the Plan, as on file with and confirmed by the Bankruptcy Court as of the date of this prospectus. The terms of the Plan are more detailed than the description provided below. In the event of an inconsistency between this prospectus and the Plan, the terms of the Plan control. The Plan was prepared for the purpose of obtaining approval from the Bankruptcy Court with respect to the treatment of the claims of the TopCo Debtors, and not for the purpose of providing the basis for an investment decision with respect to our common stock. The Plan should not be relied upon in any way or manner in connection with this offering and should not be regarded as representations or warranties by Old GGP for the purpose of this prospectus or be deemed to be incorporated by reference herein.

The Chapter 11 Cases

        Old GGP and certain of its domestic subsidiaries filed voluntary petitions for relief under the Bankruptcy Code on April 16, 2009 (the "Petition Date"). On April 22, 2009, certain additional domestic subsidiaries of Old GGP also filed voluntary petitions for relief in the Bankruptcy Court, which the Bankruptcy Court has ruled may be jointly administered. For a discussion of the events leading up to the Chapter 11 Cases, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

        At the time of Old GGP's filing, the Debtors, all of which are consolidated in Old GGP's consolidated financial statements, owned and operated 166 regional shopping centers in the aggregate. During the bankruptcy the non-Debtors continued their operations and were not subject to the requirements of the Bankruptcy Code. Pursuant to the Bankruptcy Code, a debtor is afforded certain protection against its creditors, and creditors are prohibited from taking certain actions (such as pursuing collection efforts or proceeding to foreclose on secured obligations) related to debts that were owed prior to the commencement of its bankruptcy case. Accordingly, although the commencement of the Chapter 11 Cases triggered defaults on substantially all debt obligations of the Debtors, creditors were stayed from taking any action as a result of such defaults. Absent an order of the Bankruptcy Court, these prepetition liabilities are subject to settlement under a plan of reorganization.

        On October 21, 2010, the Bankruptcy Court entered an order confirming the Plan. The Plan was effective and Old GGP emerged from bankruptcy on                      , 2010. Upon the consummation of the Plan and after giving effect to this offering, including the use of proceeds therefrom assuming an offering price of $            , we expect that Old GGP's stockholders will own        % (a minority of New GGP common stock), Brookfield Investor will own        %, Fairholme will own         %, Pershing Square will own        %, Blackstone will own        % and Texas Teachers will own        % of New GGP's common stock.

The Plan of Reorganization and Disclosure Statement

Filing of the Plan of Reorganization and Disclosure Statement

        On August 27, 2010, Old GGP filed the Plan and the Disclosure Statement with the Bankruptcy Court with respect to the Chapter 11 Cases for the TopCo Debtors. The Plan sets forth the structure of New GGP at the Effective Date and outlines the manner in which the prepetition creditors' and equity holders' various claims against and interests in the TopCo Debtors were treated.

Distribution of THHC

        In conjunction with Plan, certain assets and liabilities of Old GGP were contributed to THHC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Distribution of

THHC." On or prior to the Effective Date, approximately 32.5 million shares of common stock of THHC were distributed or issued to the common and preferred unit holders of GGPLP, which includes Old GGP, and then Old GGP distributed its portion of such shares to holders of Old GGP common stock under the Plan. The distribution of shares was exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code. Neither Old GGP nor New GGP will retain any ownership interest in THHC.

Funding of the Plan

        The TopCo Debtors funded their emergence from bankruptcy from the proceeds of the transactions described below. These proceeds were used to fund distributions to be made pursuant to the Plan, fees and expenses, general working capital needs after emergence and other general corporate purposes.

  Investment Agreements with the Plan Sponsors

        In order to fund a portion of the Plan, Old GGP entered into a Cornerstone Investment Agreement (as amended, the "Brookfield Investor Agreement"), with Brookfield Investor, a Stock Purchase Agreement with Fairholme (as amended, the "Fairholme Agreement") and a Stock Purchase Agreement with Pershing Square (as amended, the "Pershing Square Agreement" and, together with the Brookfield Investor Agreement and the Fairholme Agreement, the "Investment Agreements").

        Investment.    The Investment Agreements provide that, subject to the conditions set forth in the agreements, the Plan Sponsors were committed to fund an aggregate of $6.55 billion, consisting of commitments to purchase $6.3 billion of common stock of New GGP and $250 million of common stock of THHC. The Plan Sponsors entered into agreements with Blackstone whereby Blackstone subscribed for approximately 7.6% of the New GGP common stock and 7.6% of the THHC common stock issued to each of the Plan Sponsors on the Effective Date (for the same price as to be paid by such Plan Sponsors) and, in connection therewith, Blackstone received an allocation of each Plan Sponsor's Permanent Warrants. Pursuant to the Investment Agreements, Brookfield Investor invested $2,309 million, Fairholme invested approximately $2,507 million, and Pershing Square invested approximately $1,003 million and Blackstone invested approximately $481 million in New GGP through the purchase of New GGP common stock at a price of $10.00 per share. Subject to certain limitations, these purchase commitments were permitted to be satisfied by the application of allowed claims against the TopCo Debtors held by the applicable Plan Sponsor against the aggregate purchase price owed by the applicable Plan Sponsor for shares of New GGP common stock at a valuation of $10.00 per share.

        In accordance with the Investment Agreements, up to 155 million shares (representing $1.55 billion of the shares of our common stock issued to Fairholme and Pershing Square on the Effective Date) have been reserved for repurchase within 45 days after the Effective Date with the proceeds of this offering. In order to be entitled to repurchase such shares, the price per share of common stock in this offering must be at least $10.50 per share (net of all underwriting and other discounts, fees and related consideration). In connection with our election to reserve shares for repurchase after the Effective Date, we paid to Fairholme and/or Pershing Square, as applicable, in cash on the Effective Date, an amount equal to $0.25 per reserved share (or approximately $38.75 million in the aggregate).

        In connection with our election to reserve Pershing Square's shares for repurchase as described above, $350 million of Pershing Square's equity capital commitment was fulfilled by the payment of cash to New GGP at closing in exchange for unsecured note(s) issued by New GGP to Pershing Square which are payable six months from closing (the "Pershing Square Bridge Notes"). The Pershing Square Bridge Notes will bear interest at a rate of 6% per annum and are prepayable by New GGP (from the proceeds of equity offerings or other sources of cash) at any time without premium or penalty. One of the ways that New GGP may raise the cash to repay the Pershing Square Bridge Notes is to exercise its right to sell to Pershing up to 35 million shares at $10 per share (adjusted for dividends) six months following the Effective Date. To the extent that the Pershing Square Bridge Notes are still outstanding 90 days after the Effective Date, interest will accrue on the unpaid amount of the Pershing Square Bridge Notes, including due but unpaid interest, at a default rate equal to the stated interest rate plus 2.00%.

        Warrants.    In addition, in lieu of the receipt of any fees that would be customary in similar transactions, the Investment Agreements provided for the issuance of approximately 103 million warrants to Brookfield Investor and Fairholme to purchase approximately 103 million shares of Old GGP's common stock at $15.00 per share (the "Interim Warrants"). The Interim Warrants were issued on May 10, 2010 following the Bankruptcy Court's approval of the Investment Agreements. The Interim Warrants vest as follows: 40% upon issuance, 20% on July 12, 2010, and the remaining Interim Warrants will vest in equal daily installments from July 13, 2010 to December 31, 2010. Upon consummation of the Plan contemplated by the Investment Agreements, the Interim Warrants were cancelled and new warrants (the "Permanent Warrants") to purchase common stock of New GGP and THHC were issued to each of the Plan Sponsors and Blackstone. In accordance with the Investment Agreements and the Blackstone Designation, New GGP issued to (a) Brookfield Investor warrants to purchase up to 57.5 million shares of New GGP common stock with an initial exercise price of $10.75 per share, (b) Fairholme warrants to purchase up to 41.07 million shares of New GGP common stock with an initial exercise price of $10.50 per share, (c) Pershing Square warrants to purchase up to 16.43 million shares of New GGP common stock with an initial exercise price of $10.50 per share and (d) Blackstone warrants to purchase up to 5.0 million shares of New GGP common stock with an initial exercise price of $10.50 per share with respect to one-half of the warrants and $10.75 per share with respect to the remaining one-half of the warrants. In addition, pursuant to the Plan and after giving effect to the Blackstone Designation, THHC issued to (1) Brookfield Investor warrants to purchase up to 3.83 million shares of THHC common stock, (2) Fairholme warrants to purchase up to 1.92 million shares of THHC common stock, (3) Pershing Investor warrants to purchase up to 1.92 million shares of THHC common stock and (4) Blackstone warrants to purchase up to 0.33 million shares of THHC common stock, in each case, with an initial exercise price of $50.00 per share. These initial exercise prices and number of shares for which such warrants are exercisable would be subject to adjustment as provided in the related warrant agreements. Each Permanent Warrant has a term of seven years from the closing date of the investments. The number of warrants is not subject to reduction even if the shares New GGP common stock issued to Fairholme and Pershing Investor are repurchased in accordance with Old GGP's clawback rights under the Investment Agreements.

        The Permanent Warrants held by each of Fairholme and Pershing Square may only be exercised upon 90 days' prior notice for the first 6.5 years after issuance and exercisable without notice any time thereafter. The Permanent Warrants held by each of Brookfield Investor and Blackstone are immediately exercisable, subject to any lockup restrictions. The Pershing Square and Fairholme Warrants are net share settled, meaning that the exercise price for the warrants will not be paid in cash and will instead be netted against the shares received upon exercise of the warrants, resulting in fewer shares being issued. We will not issue any fractional shares of common stock and warrant holders do not have any voting or other rights as a stockholder of our company. If we (i) pay a dividend in cash or other property or make a distribution on our common stock in shares of common stock, (ii) subdivide our outstanding shares of common stock into a greater number of shares or (iii) combine or reverse split our outstanding shares of common stock into a smaller number of shares, then the per share warrant price and the number of warrant shares will be proportionately decreased and increased, respectively, in the case of a subdivision, distribution or stock dividend, or proportionately increased and decreased, respectively, in the case of a combination or reverse stock split. The warrants are also subject to adjustment upon certain rights offerings, certain tender and exchange offerings, and certain recapitalizations, reorganizations, reclassifications, mergers and sales of all or substantially all of our assets. The aggregate warrant price payable for the then total number of warrant shares available for exercise under the warrant will remain the same. In certain circumstances, upon the occurrence of a change of control other than a public stock merger or mixed consideration merger, each as defined in the warrant agreements, holders of the warrants will have the right require us to redeem the warrants at the fair value of such warrants in cash as of the date of the change of control event as determined by an independent financial expert employing a valuation methodology provided for in the terms of the warrants. Upon the occurrence of a public stock merger or a mixed consideration merger, we may elect to redeem the warrants at fair value or, to the extent of stock consideration, have the warrants continue as warrants on the stock of the acquiring parent company as provided in the warrant agreement.

        No market exists for the warrants. We cannot ensure that the warrants will be listed on any securities exchange or automated quotation system. On the Effective Date, warrants to purchase 120,000,000 shares of our common stock were outstanding.

        Preemptive Rights.    For so long as such Plan Sponsor beneficially owns at least 5% of our outstanding common stock on a fully diluted basis, each Plan Sponsor will have the right to purchase New GGP common stock and THHC common stock as necessary to allow them to maintain their respective proportionate ownership interests in New GGP and THHC on a fully diluted basis.

        THHC Investment.    Pursuant to the Investment Agreements, the Plan Sponsors and Blackstone purchased 5,250,000 shares of common stock of THHC at $47.619048 per share on the Effective Date.

        Board Rights.    The Investment Agreements provide that the board of directors of New GGP will have nine members, three of whom were nominated by Brookfield Investor and one of whom was nominated by Pershing Square. Pershing Square's right to nominate directors only applies to the initial board of directors. Brookfield Investor's right to nominate three directors will continue so long as Brookfield Investor beneficially owns at least 20% of New GGP's common stock on a fully diluted basis, with such right reducing to two directors if Brookfield Investor beneficially owns between 15% and 20% of the New GGP common stock on a fully diluted basis and one director if Brookfield Investor beneficially owns between 10% and 15% of the New GGP common stock on a fully diluted basis. Brookfield Investor will have no right to designate a director if it beneficially owns less than 10% of the New GGP common stock on a fully diluted basis.

        Conditions to Investment Agreements.    The Plan Sponsors' obligations to purchase New GGP common stock pursuant to the Investment Agreements were subject to the satisfaction (or waiver by the Plan Sponsors) of certain conditions, including:

  •
  no judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by the Investment Agreements;

  •
  all permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and governmental entities required for the consummation of the transactions contemplated by the Investment Agreements and the Plan shall have been made or received, and shall be in full force and effect, except for those the failure of which to make or receive would not reasonably be expected to result in a material adverse effect (as defined in the Investment Agreements);

  •
  certain representations and warranties made by Old GGP contained in the Investment Agreements shall be true and correct as of the closing date of the investments pursuant to the Investment Agreements;

  •
  Old GGP shall have complied with its obligations under the applicable Investment Agreement;

  •
  since the date of the Investment Agreements, there shall not have occurred any event, fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

  •
  the Plan, in form and substance satisfactory to each Plan Sponsor, shall have been confirmed by the Bankruptcy Court by order in form and substance satisfactory to each Plan Sponsor, which confirmation order shall be in full force and effect as of the closing date of the investments pursuant to the Investment Agreements and shall not be subject to a stay of effectiveness;

  •
  the Disclosure Statement, in form and substance satisfactory to each Plan Sponsor, shall have been approved by order of the Bankruptcy Court in form and substance satisfactory to each Plan Sponsor;

  •
  the conditions to confirmation of the Plan and the conditions to the Effective Date, including the consummation of the corporate reorganization transactions, shall have been satisfied or waived in accordance with the Plan and the organizational documents of New GGP as set forth in the Plan shall be in effect;

  •
  the THHC share distribution and the issuance by THHC of the THHC warrants shall have occurred in accordance with the Investment Agreements;

  •
  certain actions taken by Old GGP relating to the contribution of assets to THHC shall be reasonably satisfactory to the Plan Sponsors and shall be in full force and effect;

  •
  THHC shall not have issued and outstanding on a fully diluted basis immediately following the closing of the Plan Sponsors' investments, a maximum number of shares of THHC common stock as set forth in the Investment Agreement that is more than:

  •
  32,468,326, plus

  •
  a number equal to 0.1 multiplied by the number of shares of Old GGP common stock issued on or after March 26, 2010 and prior to the record date of the THHC distribution as a result of the exercise, conversion or exchange of any stock options or convertible securities of Old GGP outstanding on March 26, 2010 and employee stock options issued pursuant to Old GGP option plans, plus

  •
  the number of shares of THHC common stock underlying the THHC warrants issued to the Plan Sponsors described above, plus

  •
  an aggregate of 5,250,000 shares issuable to the Plan Sponsors pursuant to the Investment Agreements;

  •
  the Permanent Warrants and shares issuable at closing of the Plan to each of the Plan Sponsors shall have been validly issued to each of the Plan Sponsors, and the related warrant and registration rights agreements shall have been executed and delivered and shall be in full force and effect;

  •
  New GGP shall have filed with the SEC and the SEC shall have declared effective, as of closing, to the extent permitted by applicable SEC rules, a shelf registration statement covering resales of the reorganized GGP securities issued to the Plan Sponsors, containing a plan of distribution reasonably satisfactory to the Plan Sponsors. In addition, each of New GGP and Old shall have entered into registration rights agreements with each Plan Sponsor with respect to all registrable securities issued to or held by the Plan Sponsors from time to time in a manner that permits the registered offering of securities pursuant to such methods of sale as the Plan Sponsor may reasonably request from time to time;

  •
  the shares of New GGP common stock issuable to the Plan Sponsors (including shares issuable upon exercise of the GGP warrants) shall be authorized for listing on the NYSE, subject to official notice of issuance, and the shares of THHC common stock issuable to the Plan Sponsors (including shares issuable upon exercise of THHC warrants) shall be authorized for listing on a U.S. national securities exchange, subject to official notice of issuance;

  •
  each of the persons designated by the Plan Sponsors to the board of directors of New GGP and the board of directors of THHC, as described under "—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Board Rights," shall have been duly appointed to such board of directors;

  •
  New GGP shall have, on the Effective Date and after giving effect to the use of proceeds from capital raising activities permitted under the Investment Agreements (if any) and the issuance of the shares of New GGP common stock to the Plan Sponsors, and the payment and/or reserve for all allowed and disputed claims under the Plan, transaction fees and other amounts required to be paid in cash or shares under the Plan:

  •
  an aggregate amount of not less than $350,000,000 of proportionally consolidated unrestricted cash (as defined below) plus

  •
  the net proceeds of certain additional financings and the aggregate principal amount of certain debt paydowns or such higher number as may be agreed plus

  •
  the excess, if any, of

  •
  (a) the aggregate principal amount of New Debt (as defined below) and Reinstated Amounts (as defined below) over

  •
  (b) $1,500,000,000;

  •
  immediately following the closing of the transactions contemplated by the Investment Agreements after giving effect to the Plan, the aggregate outstanding proportionally consolidated debt (as defined in the Investment Agreements) of New GGP shall not exceed:

  •
  $22,250,000,000 in the aggregate minus

  •
  (a) the amount of proportionally consolidated debt attributable to assets sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between March 31, 2010 (the date of the Investment Agreements) through the closing minus

  •
  (b) the excess, if any, of $1,500,000,000 over the aggregate principal amount of new unsecured indebtedness incurred after March 31, 2010 and on or prior to the closing date of the transactions contemplated by the Investment Agreements for cash ("New Debt") and the aggregate principal amount of any debt under certain notes issued by Rouse (the "Rouse Bonds") or GGPLP's 3.98% Exchangeable Senior Notes due 2027 (the "Exchangeable Notes") that is reinstated under the Plan (such amounts reinstated, the "Reinstated Amounts") minus

  •
  (c) the amount of proportionally consolidated debt attributable to the assets contributed to THHC pursuant to the Investment Agreements minus

  •
  (d) the principal and/or liquidation preference of certain preferred securities issued by GGP Capital Trust I ("TRUPS") and the preferred or common units of limited partnership interests of GGPLP (and, such interests, "UPREIT Units") not reinstated plus

  •
  (e) (1) the excess of the aggregate principal amount of New Debt incurred to refinance existing debt without violation of the condition referred to in of the following bullet relating to the mortgage or encumbrance of real property assets point over the principal amount of the debt so refinanced and

  (2)
  new debt incurred to finance certain unencumbered properties after March 31, 2010 and on or prior to the closing plus

      •
      (f) the amount of other principal paydowns, writedowns and resulting impact on amortization or payments in the anticipated amortization schedule with respect to Fashion Show Mall (Fashion Show Mall LLC), The Shoppes at the Palazzo and Oakwood Shopping Center (Gretna, LA) currently anticipated to be made by Old GGP in connection with refinancings, or completion of negotiations in respect of its property level debt which Old GGP determines in good faith are not actually required to be made prior to closing plus

      (x)
      the excess, if any, of (A) the aggregate principal amount of New Debt and the Reinstated Amounts over (B) $1,500,000,000 plus

      (xi)
      the aggregate amount of the Pershing Square Bridge Notes issued pursuant to the Pershing Square Agreement;

  •
  between March 31, 2010 and the closing of the transactions contemplated by the Investment Agreements, Old GGP shall not have taken certain actions specified in the Investment Agreements, including, among others and subject to certain exceptions set forth in the Investment Agreements, relating to:

  •
  declaration of dividends,

  •
  amending Old GGP's certificate of incorporation other than to increase the authorized shares of Old GGP's common stock,

  •
  acquisitions,

  •
  sales or transfers of real property assets,

  •
  mortgages or encumbrances of real property assets except for certain permitted restructuring or refinancing transactions as set forth in the Investment Agreements,

  •
  sales or issuances of equity securities,

  •
  capital expenditures and

  •
  changes in accounting methods or principles;

  •
  the number of issued and outstanding shares of New GGP common stock on a fully diluted basis including the shares issuable to the Plan Sponsors shall not exceed:

  •
  (a) 1,104,683,256, plus

  •
  the number of shares (if any) issued to settle or otherwise satisfy Old GGP's obligations under the Contingent Stock Agreement effective as of January 1, 1996 (such obligations, the "Hughes heirs obligations") (as further described below), plus

  •
  up to 65,000,000 shares of New GGP common stock issued in Liquidity Equity Issuances (as defined below), plus

  •
  the number of shares of New GGP common stock underlying the warrants issued to the Plan Sponsors described under "—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Warrants", plus

  •
  the number of shares of Old GGP common stock issued as a result of the exercise of employee stock options outstanding on March 31, 2010, plus,

      •
      in the event shares of New GGP common stock are issued pursuant to a rights offering as described under "—The Plan of Reorganization and Disclosure Statement—Investments", the difference between

      •
      (1) the number of shares of New GGP common stock issued to existing holders of Old GGP common stock and the Plan Sponsors, in each case, in connection with such rights offering minus

      •
      (2) 50,000,000 shares of New GGP common stock minus the number of shares of New GGP common stock sold to Pershing Square pursuant to the put right; provided, that if indebtedness under the Rouse Bonds or the Exchangeable Notes is reinstated under the Plan, or Old GGP shall have incurred New Debt, or between March 31, 2010 and the closing date of the investments Old GGP shall have sold for cash real property assets outside of the ordinary course of business, the share cap shall be reduced by the quotient obtained by dividing

      •
      (x) the sum of

      •
      (A) the lesser of (i) $1,500,000,000 and (ii) the sum of Reinstated Amounts and the net cash proceeds to Old GGP from the issuance of New Debt and

      •
      (B) the net cash proceeds to Old GGP from such asset sales in excess of $150,000,000 by

      •
      (y) $10.00.

    "Liquidity Equity Issuances" is defined as issuances of shares of New GGP common stock in the Plan for cash in an aggregate amount of up to 65,000,000 shares of New GGP common stock;

  •
  neither Old GGP nor any of its subsidiaries shall have issued or sold any shares of Old GGP's common stock or securities, warrants or options that are convertible into or exchangeable or exercisable for, or linked to the performance of, Old GGP's common stock other than, among other exceptions:

  •
  (a) pursuant to the exchange of Old GGP's common stock for New GGP common stock,

  •
  (b) the issuance of shares pursuant to the exercise of employee stock options or

  •
  (c) the issuance of shares to existing holders of Old GGP common stock and the Plan Sponsors, in each case, pursuant to a rights offering as described under "—The Plan of Reorganization and Disclosure Statement—Investments", unless:

  •
  (i) the purchase price (or, in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, common stock, the conversion, exchange or exercise price) shall not be less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation),

  •
  (ii) following such issuance or sale,

  •
  (A) no person or entity, or "group" within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended, other than the Plan Sponsors pursuant to the Investment Agreements and any institutional underwriter or initial purchaser acting in an underwriter capacity in an underwritten offering) shall, after giving effect to such issuance or sale, beneficially own more than 10% of the common stock on a fully diluted basis and

        •
        (B) no four persons, entities or groups (other than Plan Sponsors) shall, after giving effect to such issuance or sale, beneficially own more than 30% of Old GGP's common stock on a fully diluted basis (provided that this clause (ii) shall not be applicable to any conversion or exchange of claims against the TopCo Debtors into New GGP common stock pursuant to the Plan; provided, further, that sub-clause (B) of this clause (ii) shall not be applicable with respect to any entity listed on a certain exhibit to the Investment Agreements), and

      •
      (iii) the Plan Sponsors shall have been offered the opportunity to purchase a specified percentage of such shares;

  •
  the Plan Sponsors shall have received a legal opinion to the effect that Old GGP for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009 has been subject to taxation as a REIT and has operated since January 1, 2010 to the closing date of the investments in a manner consistent with the requirements for qualification and taxation as a REIT;

  •
  entry into the standstill agreements described under "—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Standstill Agreements";

  •
  the claims or interest related to the Hughes heirs obligations shall have been determined by order of the Bankruptcy Court entered on or prior to the Effective Date and satisfied in accordance with the terms of the Plan;

  •
  the Spinco promissory note, if any, shall have been issued by THHC (or one of its subsidiaries, provided that such note is guaranteed by THHC) in favor of GGPLP; and

  •
  the issuance of the Pershing Square Bridge Notes, if applicable.

        Standstill Agreements.    The Plan Sponsors also entered into "Standstill Agreements" with respect to New GGP that set forth, among other things (a) the size of, the minimum number of independent directors on, and the composition of the nominating committee of, New GGP's board of directors, (b) voting for directors and certain other matters, (c) required approvals for (1) certain change in control transactions and related-party transactions involving the applicable Plan Sponsor and (2) the applicable Plan Sponsor to increase its percentage ownership in the applicable company above an agreed cap, and (d) transfers of shares of the applicable company by the Plan Sponsor. Specifically, the standstill agreements contemplate the following:

  •
  so long as a Plan Sponsor beneficially owns more than 10% of the outstanding New GGP common stock, such Plan Sponsor will support the following principles: the New GGP board of directors will have a majority of independent directors, the nominating committee will consist of a majority of members not affiliated with or nominated by the Plan Sponsors, and the New GGP board of directors will have nine members not to be increased or reduced, unless approved by 75% of the board;

  •
  with respect to voting,

  •
  affiliate transactions require approval of a majority of disinterested directors;

  •
  certain change of control transactions involving a stockholder that owns more than 10% of New GGP common stock on a fully diluted basis require approval of a majority of disinterested directors and a majority of voting power of the stockholders (other than such 10% or greater stockholder)

    •
    for Brookfield Investor and Pershing Square in connection with a vote for the election of directors and for Fairholme, in connection with any vote, (a) Brookfield Investor may vote all of its shares as it wishes with respect to its designees and, with respect to other nominees, may vote 10% of the outstanding New GGP common stock as it wishes, but must vote the rest of its shares in proportion to the other stockholders, and (b) Fairholme and Pershing Square may each vote 10% of the outstanding New GGP common stock as it wishes, but each must vote the rest of its shares in proportion to the other stockholders;

  •
  in connection with any stockholder vote, if the New GGP board recommends that stockholders approve the matter, Brookfield Investor may vote against or in favor of such matter in its sole discretion, and, if the New GGP board recommends that the stockholders not approve the matter, Brookfield Investor may vote (a) against the matter, or (b) in favor of the matter, provided that if Brookfield Investor owns more than 30% of the outstanding New GGP common stock, Brookfield Investor must vote its shares in excess of 30% in proportion to votes cast;

  •
  subject to certain exceptions, the Plan Sponsors may not acquire beneficial ownership of or an economic interest in New GGP common stock that is greater than:

  •
  in the case of Brookfield Investor, 45% of the outstanding New GGP common stock;

  •
  in the case of Pershing Square, the lesser of (a) 25% of the outstanding New GGP common stock and (b) the sum of 5% and the percentage of the outstanding New GGP common stock owned by Pershing Square as of the Effective Date; and

  •
  in the case of Fairholme, the lesser of (a) 30% of the outstanding New GGP common stock and (b) the sum of 5% and the percentage of the outstanding New GGP common stock owned by Fairholme as of the Effective Date;

  •
  unless approved by a majority of independent directors, none of the Plan Sponsors may sell or otherwise transfer New GGP common stock if transferee would beneficially own more than 10% of New GGP common stock then outstanding, except for (a) transfers to affiliates or third-parties that agree to ownership and voting restrictions, (b) registered offerings that are widely distributed, (c) Rule 144 sales, (d) mergers or other transactions approved by the New GGP board and a majority of all stockholders and (e) tender offers in which all other stockholders are allowed to sell on the same terms.

        A standstill agreement will terminate (a) upon mutual agreement, if approved by a majority of the disinterested directors, (b) if stockholders other than the Plan Sponsors own more than 70% of shares of New GGP common stock then outstanding and the applicable Plan Sponsor owns less than 15% of shares of New GGP common stock then outstanding, (c) if the applicable Plan Sponsor owns less than 10% of shares of New GGP common stock then outstanding, (d) upon a change of control not involving the applicable Plan Sponsor, or (e) upon the sale of all or substantially all of the assets or voting securities of New GGP.

        Brookfield Relationship Agreement.    In connection with the investment by Brookfield Investor, Brookfield Asset Management Inc. ("BAM") entered into an agreement with New GGP (the "Relationship Agreement"). Pursuant to the Relationship Agreement, New GGP acknowledges that BAM and its affiliates carry on a diverse range of businesses in Canada and the United States and worldwide, including the development, ownership and/or management of office properties and other real estate assets, real estate assets, homebuilding operations, and investing and advising on investing in any of the foregoing or loans, debt instruments and other securities with underlying real estate collateral or exposure including regional malls, both as principal and through other public companies that are affiliates of BAM or through private investment vehicles and accounts established or managed by affiliates of BAM.

        The Relationship Agreement provides that, subject to the terms thereof, New GGP serves as the primary vehicle through which opportunities presented to BAM and its affiliates to acquire or develop regional malls or portfolios of regional malls in the United States and Canada will be made by BAM and its affiliates. The Relationship Agreement expressly provides, however, that:

  •
  nothing in the Relationship Agreement shall require BAM to allocate any minimum level of dedicated resources for the pursuit of opportunities to acquire or develop regional malls or portfolios of regional malls and BAM and its affiliates are not prohibited from establishing or advising other persons that rely on the diligence, skill and business contacts of the BAM's and its affiliates' professionals and the information and acquisition opportunities they generate during the normal course of their activities;

  •
  nothing in the Relationship Agreement limits or restricts BAM and its affiliates from carrying on their respective business;

  •
  nothing in the Relationship Agreement limits or restricts the ability of BAM and its affiliates from making any investment recommendation or taking any other action in connection with its public securities advisory businesses;

  •
  nothing in the Relationship Agreement limits or restricts BAM or any of its affiliates from investing in any loans or debt securities outside of its public securities advisory businesses or from taking any action in connection with any loan or debt security notwithstanding that the underlying collateral is comprised of or includes a regional mall or portfolio or regional malls in the Canada and the United States, provided that the original purpose of the investment was not to acquire a controlling interest in a regional mall or portfolio consisting primarily of regional malls;

  •
  nothing in the Relationship Agreement limits or restricts BAM or any of its affiliates from establishing or advising a real estate investment turnaround program or a general real estate opportunity fund whose investment objectives include acquiring or developing regional malls or portfolios of regional malls in the United States and Canada or carrying out any investment provided that for any investment carried out by a real estate investment turnaround program or a general real estate opportunity fund that involves acquiring or developing regional malls or portfolios of regional malls in the United States and Canada, and New GGP will be offered the opportunity to take up a portion of BAM's or its affiliate's share of such opportunity (subject to any limitations required by the investors in any such real estate investment turnaround program or general real estate opportunity fund) and, where applicable be the property manager of the underlying regional mall or malls; and

  •
  nothing in the Relationship Agreement in any way restricts BAM or its affiliates from acquiring or holding an investment of less than 5% of the outstanding shares of any publicly traded company or from carrying out any other investment of a company or real estate portfolio where the underlying assets do not principally constitute regional malls.

        In the event that New GGP declines any opportunities to acquire or develop regional malls or portfolios of regional malls in the United States and Canada that BAM has made available to New GGP and its subsidiaries (or New GGP does not confirm that it wishes to pursue such opportunity within a reasonable period of time after such opportunity has been presented), BAM may pursue such opportunity for its own account, without restriction.

        Transfer Restrictions.    Brookfield Investor is subject to lock-up restrictions on its ability to sell, transfer or dispose of its shares of New GGP common stock and its Permanent Warrants for 18 months following the Effective Date (the "lock-up period"). In the first six months of the lock-up period, Brookfield Investor may not sell, transfer or dispose of any shares of New GGP common stock or its Permanent Warrants. In the second six months of the lock-up period, Brookfield Investor may sell, transfer or dispose of up to an aggregate of 8.25% of its shares of New GGP common stock and up to an aggregate of 8.25% of its Permanent Warrants. In the final six months of the lock-up period, Brookfield Investor may sell, transfer or dispose of up to an aggregate of 16.5% of its shares of New GGP common stock and up to an aggregate of 16.5% of its Permanent Warrants (in each case including any shares transferred or sold during the second six months of the lock-up period). After 18 months following the Effective Date, Brookfield Investor will not be restricted from any transfer of its shares of New GGP common stock and the Permanent Warrants.

        Registration Rights Agreements.    In addition, each of the Plan Sponsors entered into registration rights agreements with respect to their securities in New GGP and THHC. See "Certain Relationships and Related Party Transactions—Plan of Reorganization Agreements—Registration Rights Agreements."

  Investment Agreement—Texas Teachers

        Old GGP also entered into an investment agreement with Texas Teachers, pursuant to which Texas Teachers committed to fund $500.0 million for new equity capital of New GGP at a value of $10.25 per share. In accordance with the investment agreement, up to approximately 24.4 million shares (representing $250.0 million of the shares of common stock issued to Texas Teachers on the Effective Date) have been reserved for repurchase within 45 days after the Effective Date. Old GGP will use the proceeds of this offering of common stock to repurchase such shares at a price of $10.25 per share. No fee was required to be paid to Texas Teachers in connection with the repurchase election. Texas Teachers received customary piggyback registration rights pursuant to a registration rights agreement.

  Revolving Credit Facility

        We expect to enter into a revolving credit facility providing for revolving loans in the amount of $300.0 million, none of which is expected to be used to consummate the Plan. See "Description of Certain Indebtedness—Revolving Credit Facility."

  Spinco Note and Tax Indemnity

        The Spinco Note, which is an ancillary agreement contemplated by the Investment Agreements with the Plan Sponsors, is designed to allocate value between New GGP (and, indirectly, the Plan Sponsors, who will be investing in New GGP) and THHC (and, indirectly, Old GGP's stockholders who, following the distribution of THHC's shares pursuant to the Plan, will be the majority stockholders of THHC), in a manner that is similar to a post-closing purchase price adjustment in the acquisition of a business. The purchase price per share of New GGP common stock which the Plan Sponsors are committed to pay under the Investment Agreements is based on several financial metric assumptions for New GGP, and the Spinco Note is intended to compensate New GGP for certain differences between these assumptions and actual results as New GGP emerges from bankruptcy following the implementation of the Plan. The Spinco Note, if issued, is intended to compensate New GGP (and, indirectly, the Plan Sponsors), for these differences, while not adversely impacting THHC's liquidity by not requiring THHC to settle these differences in cash on the Effective Date.

        The financial metrics that will be taken into account (through the operation of a complex formula described in detail below) in determining whether the Spinco Note will be issued and, if issued, the principal amount of the note, include (but are not limited to):

  •
  the amount of New GGP's debt and cash at the Effective Date;

  •
  the amount of certain claims that are allowed against the TopCo Debtors in the Chapter 11 Cases;

  •
  the amount agreed upon or ordered by the Bankruptcy Court to resolve the Hughes heirs obligations;

  •
  the amount of certain costs and expenses incurred by Old GGP to form and establish THHC (referred to as "THHC Setup Costs"); and

  •
  the amount, if any, of the proceeds of equity capital raises conducted by New GGP at a price that exceeds the price per share paid by the Plan Sponsors pursuant to the Investment Agreements.

        Based on currently available information, we do not expect that a Spinco Note will be issued on the Effective Date. This belief is based on a number of assumptions, including our ability to reinstate certain indebtedness pursuant to the Plan and our current estimates concerning the amounts that we ultimately will be required to pay in respect of claims by various classes of creditors under the Plan. We estimate that the amounts that we actually pay with respect to such claims could exceed our estimates by up to approximately $85 million in the aggregate before THHC would have to issue a Spinco Note. However, we will not be certain until the components of the calculation of the Spinco Note amount are finally determined in accordance with the Investment Agreements, which may not occur until following the Effective Date, which could lead to a Spinco Note being issued at or after the Effective Date.

        A more detailed discussion of the calculation of the Spinco Note and the relationship between the Spinco Note and the tax indemnities follows.

        Calculation of the Spinco Note.    If issued on the Effective Date, the Spinco Note will be a five year, unsecured promissory note payable by THHC or one of its subsidiaries to New GGP or one of its subsidiaries. The Spinco Note would mature on the fifth anniversary of the Closing Date (or the next succeeding business day). The Spinco Note would bear interest at the lower of 7.5% per annum and the weighted average effective rate of interest payable (after giving effect to the payment of any underwriting and all other discounts, fees and other compensation) on each series of New Debt issued in connection with the Plan. Whether a Spinco Note will be issued on the Effective Date and the amount of the Spinco Note if issued are determined based on

  •
  the amount of Closing Date Net Debt (described below) as compared to Target Net Debt (described below),

  •
  the amounts paid in respect of the Hughes heirs obligations, and

  •
  the amount of any Offering Premium.

        Closing Date Net Debt is calculated as

  •
  Proportionally Consolidated Debt (described below) plus any accrued and unpaid interest thereon plus any new corporate debt to be raised upon the Effective Date, less

  •
  the Reinstatement Adjustment Amount (described below) plus

  •
  the Permitted Claims Amount (described below) less

  •
  the amount of Proportionally Consolidated Debt attributable to assets of the Old GGP, its subsidiaries and other persons in which Old GGP, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of the Investment Agreements and through the closing, but excluding any deficiency, guaranty or other similar claims associated with the Special Consideration Properties, less

  •
  the amount of Proportionally Consolidated Unrestricted Cash (described below); provided, however, that the net proceeds attributable to sales of assets of the Old GGP, its subsidiaries and other persons in which Old GGP, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, or otherwise transferred during the period between the date of the Investment Agreements and through the closing shall be deducted prior to subtracting Proportionally Consolidated Unrestricted Cash.

        Target Net Debt is defined in the Investment Agreements as equal to $22,970,800,000.

        Proportionally Consolidated Debt means consolidated debt of Old GGP less

  •
  all debt of subsidiaries of Old GGP that are not wholly-owned and other persons in which Old GGP, directly or indirectly, holds a minority interest, to the extent such debt is included in consolidated debt, plus

  •
  Old GGP's share of debt for each non-wholly owned subsidiary of Old GGP and each other person in which Old GGP, directly or indirectly, holds a minority interest based on Old GGP's pro-rata economic interest in each such subsidiary or person or, to the extent to which Old GGP is directly or indirectly (through one or more subsidiaries or persons) liable for a percent of such debt that is greater than such pro-rata economic interest in such subsidiary or person, such larger amount; provided, however, for purposes of calculating Proportionally Consolidated Debt, the debt of the Brazilian entities shall be deemed to be $110,437,781.

        The Reinstatement Adjustment Amount is calculated as the total amount of Corporate Level Debt less the total amount of Corporate Level Debt to be reinstated on the Effective Date. Corporate Level Debt consists of the sum of the TopCo Debtors' unsecured debt, the DIP Facility and other debt (in each case, including any existing accrued and unpaid interest thereon). The DIP Facility is that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement among Old GGP, as co-borrower, GGPLP, as co-borrower, certain of their subsidiaries, as guarantors, the agent and the lenders party thereto.

        The Permitted Claims Amount is as of the Effective Date, an amount equal to the sum of, without duplication,

  •
  the aggregate amount of accrued and unpaid permitted claims that have been allowed (by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date, plus

  •
  the aggregate amount of the reserve to be estimated pursuant to the Plan with respect to accrued and unpaid permitted claims that have not been allowed or disallowed (in each case by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date (the "Reserve"), plus

  •
  the aggregate amount of the THHC setup costs (other than professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of Chapter 11 Cases) as of the Effective Date; provided, however, that there shall be no duplication with any amounts otherwise included in Closing Date Net Debt.

        Proportionally Consolidated Unrestricted Cash means the consolidated unrestricted cash of Old GGP less

  •
  all unrestricted cash of subsidiaries of the Old GGP that are not wholly-owned and persons in which Old GGP, directly or indirectly, owns a minority interest, to the extent such unrestricted cash is included in consolidated unrestricted cash of the Old GGP, plus

  •
  Old GGP's share of unrestricted cash for each non-wholly owned subsidiary of Old GGP and persons in which Old GGP, directly or indirectly, owns a minority interest based on Old GGP's pro-rata economic interest in each such subsidiary or person; provided, however, for purposes of calculating Proportionally Consolidated Unrestricted Cash (described below), the unrestricted cash of the Brazilian entities shall be deemed to be $82,000,000, provided, further, that any distributions of unrestricted cash made from the date of the Investment Agreements to the closing by Brazilian entities to Old GGP or any of its subsidiaries shall be disregarded for purposes of calculating Proportionally Consolidated Unrestricted Cash.

        If Closing Date Net Debt is less than Target Net Debt, then a net debt surplus amount will exist, the amount of which will be calculated as Target Net Debt less Closing Date Net Debt. If Closing Date Net Debt is greater than the Target Net Debt, then a net debt excess amount will exist, the amount of which will be calculated as Closing Date Net Debt less Target Net Debt.

        The Spinco Note Amount is equal to: (i) if there is a net debt excess amount, then the net debt excess amount plus the amount paid in respect of the Hughes heirs obligations to the extent satisfied with assets of Old GGP (including cash not paid prior to the Effective Date or shares of common stock of New GGP, but excluding assets to be contributed to THHC) or (ii) if there is a net debt surplus amount, then the amount paid in respect of the Hughes heirs obligations (to the extent satisfied in assets described in clause (i)) less 80% of the net debt surplus amount; provided, however, that in no event will the Spinco Note Amount be less than zero.

        To the extent that a Spinco Note is issued on the Effective Date, then the principal amount of the note is subject to adjustment under certain circumstances described in the Investment Agreements. These adjustments include a reduction (but not below zero) in the principal amount of the Spinco Note by 80% of the aggregate Offering Premium (as defined below) on the 30th day following the Effective Date and from time to time upon receipt of any offering premium until the last to occur of 45 days after the Effective Date, the settlement date for any shares of our common stock sold to Pershing Square pursuant to the put right described above and the maturity date of the Pershing Square Bridge Note (the "Offering Premium Period"). "Offering Premium" means, with respect to any shares of common stock of New GGP issued for cash on or prior to the Effective Date (and which would include the shares of New GGP common stock offered hereby), together with shares of New GGP common stock issued in certain liquidity issuances completed within the Offering Premium Period, the per share offering price of New GGP common stock in the offering (net of all underwriting and other discounts, fees or other compensation and related expenses) less $10.00; multiplied by the number of shares sold.

        As disputed permitted claims are resolved and paid, the New GGP Board may determine that the remaining amount of the reserve (an estimated aggregate amount of certain categories of disputed claims) exceeds amounts necessary to pay remaining disputed claims, and if so, as a result of application of the Reserve Surplus Amount (described further below), the Spinco Note will be reduced by the amount of such excess. Finally, to the extent that THHC is obligated to pay master planned community taxes for tax year 2010 and is not eligible for indemnification from New GGP due to the Indemnity Cap (described below), then New GGP may pay the taxes and the Spinco Note Amount will be increased by the amount New GGP pays. If a Spinco Note was not issued on the Effective Date, but New GGP pays such taxes, then THHC will issue a note at that time on the same terms as the Spinco Note.

        The Reserve Surplus Amount, which is calculated on a quarterly basis, is equal to the reserve less (i) the amount of permitted claims originally included in the reserve, but, as of the time of calculation, resolved and paid less (ii) the amount of reserve the New GGP board elects to retain with respect to any remaining disputed permitted claims. Any amounts applied to adjust the Spinco Note Amount in a prior quarter cannot be applied in subsequent quarters to further reduce the note.

        Tax Indemnity.    Pursuant to the Investment Agreements, New GGP will indemnify THHC from and against 93.75% of any and all losses, claims, damages, liabilities and reasonable expenses to which THHC and its subsidiaries become subject, in each case solely to the extent directly attributable to MPC Taxes (as defined in the Investment Agreements) in an amount up to the Indemnity Cap. The Indemnity Cap is calculated as the lesser of (a) $303,750,000 and (b) the Excess Surplus Amount. The Excess Surplus Amount is determined using a complex formula described in the Investment Agreements that includes varying percentages of any Reserve Surplus Amount, Net Debt Surplus

Amount and Offering Premium to the extent not used to offset (decrease) the amount of the Spinco Note. The Excess Surplus Amount is designed to provide value to THHC in the form of the tax indemnity (up to a maximum amount of $303,750,000) in the event there is value remaining after the Spinco Note is reduced to zero. Based on currently available information, and after giving effect to this offering, we estimate that the Indemnity Cap will be equal to $303,750,000.

Treatment of Certain Claims under the Plan

        The Plan provides for the treatment of administrative expense claims, prepetition claims and equity interests against and in the TopCo Debtors. The following is a summary of the expected treatment under the Plan of certain allowed prepetition and postpetition claims against and interests in the TopCo Debtors, in full and complete satisfaction of the TopCo Debtors' obligations in respect thereto:

  •
  each holder of an administrative expense claim will receive in exchange for such claim an amount in cash equal to the allowed amount of such claim;

  •
  each holder of a priority tax claim will receive at the TopCo Debtors' election, in exchange for (a) on the Effective Date, cash equal to the allowed amount of such claim or (b) regular installments of cash over a five year period;

  •
  each holder of a secured tax claim will receive in exchange for such claim (a) on the Effective Date, cash equal to the allowed amount of such claim or (b) regular installments of cash over a five year period;

  •
  each holder of a claim or other obligations arising under the Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement dated as of July 23, 2010 among Barclays Bank, PLC, as the administrative and collateral agent, Old GGP and GGP LP, as the Borrowers and the other entities from time to time parties thereto, or the DIP Facility, will receive in exchange for such claim an amount in cash equal to the allowed amount of such claim and the DIP Facility shall be terminated;

  •
  each holder of a priority non-tax claim will receive in exchange for such claim an amount in cash equal to the allowed amount of such claim;

  •
  each holder of a mechanics' lien claim will receive in exchange for such claim an amount in cash equal to the allowed amount of such claim plus any amounts allowed and required to be paid pursuant to section 506(b) of the Bankruptcy Code, including post-petition interest;

  •
  each holder of other secured claims will either be reinstated and rendered unimpaired, receive cash in an amount equal to the allowed amount of such claim plus any interest allowed and required to be paid pursuant to the Bankruptcy Code, receive the collateral securing its allowed secured claim;

  •
  each holder of the $200 million aggregate principal amount of 8.00% notes due 2009 issued by Rouse and the $400 million aggregate principal amount of 3.625% notes due 2009 issued by Rouse will receive in exchange for such claim an amount in cash equal to the allowed amount of such claim;

  •
  (i) approximately $349 million aggregate principal amount of 7.20% notes due 2012 issued by Rouse, approximately $600 million aggregate principal amount of 6 3/4% notes due 2012 issued by Rouse and TRC Co-Issuer, Inc., and approximately $92 million aggregate principal amount of 5.375% notes due 2013 issued by Rouse will be cured and reinstated in accordance with section 1124 of the Bankruptcy Code and (ii) holders representing approximately $358 million of 5.375% notes due 2013, $200 million of 6 3/4% notes due 2012 and $51 million of 7.2% notes due 2012 will receive $1,000 in principal amount of new five-year notes bearing an interest rate of 6 3/4% for each $1,000 principal amount of notes currently held;

  •
  each holder of a claim arising out of or in connection with that certain loan made to Old GGP, GGPLP, and GGPLP L.L.C, as borrowers under the second amended and restated credit agreement dated as of February 24, 2006, under which U.S. Bank, National Association is the Administrative Agent will receive an amount in cash equal to the allowed amount of such claim;

  •
  the GGP Exchangeable Notes will be satisfied in cash for the principal amount plus accrued interest at the stated non-default contract rate;

  •
  the Trust Preferred Securities and associated junior subordinated notes will be cured and reinstated in accordance with section 1124 of the Bankruptcy Code;

  •
  each holder of a general unsecured claim will receive an amount of cash equal to the allowed amount of such claim with postpetition interest;

  •
  the claims arising out of that certain promissory note, dated February 8, 2008, by GGPLP in favor of the comptroller of the State of New York will be cured and reinstated in accordance with section 1124 of the Bankruptcy Code;

  •
  the claims arising out of that certain promissory note, dated November 15, 2007, by GGPLP in favor of Ivanhoe Inc. will be cured and reinstated in accordance with section 1124 of the Bankruptcy Code;

  •
  the joint venture agreement between GGP LP and TRS JV Holdco, LLC will be assumed, and the TopCo Debtors shall make any cure payments required thereunder;

  •
  the holders of allowed project level debt guaranty claims will receive a replacement guaranty or such other treatment under the Plan as contemplated by the confirmed plans;

  •
  each holder of a Hughes heirs obligation will receive (i) (A) its pro rata share of $230 million in value, which shall be paid in an initial payment of $10 million in cash, with the remaining $220 million to be paid at the option of the TopCo Debtors in (a) New GGP common stock and/or (b) cash;

  •
  each holder of an intercompany claim will be adjusted, continued, settled, discharged or eliminated to the extent determined appropriate by the TopCo Debtors, in their sole discretion;

  •
  the holder of GGPLP LLC preferred equity interests will receive (i) a distribution of cash based on its share of dividends accrued and unpaid prior to the Effective Date less any amounts as a result of tax withholding and (ii) reinstatement of its preferred units in reorganized GGPLP LLC, which shall be in the same number of preferred units in reorganized GGPLP LLC as it held as of the record date in GGPLP LLC;

  •
  holders of GGPLP preferred equity interests will receive (i) a distribution of cash based on their pro rata share of dividends accrued and unpaid prior to the Effective Date less any amounts as a result of tax withholding, (ii) reinstatement of their preferred equity interests in reorganized GGPLP, which will result in their holding the same number of preferred equity interests in reorganized GGPLP as they held as of the record date in GGPLP; provided, however, that any prepetition direct or indirect redemption rights which may have, at Old GGP's option, been satisfied in shares of common stock of Old GGP or 8.5% Cumulative Convertible Preferred Stock, Series C of Old GGP, as applicable, will, in accordance with the applicable provisions of their prepetition agreements, subsequently be satisfied, at New GGP's option, in shares of common stock of New GGP common stock or New GGP Series C preferred stock, as applicable, on terms consistent with such prepetition agreements; and (iii) a pro rata amount of THHC common stock as if such holder of GGPLP preferred equity units had converted to GGPLP common units immediately prior to the distribution record date;

  •
  holders of GGPLP common units will receive a distribution of cash equal to $.019 per unit and may elect between (i) reinstatement of such common units in reorganized GGPLP, which shall be the same number of common units as they held in GGPLP as of the record date, provided, however, that any prepetition redemption or conversion rights, as applicable, held by such GGPLP common unit holders which Old GGP had the obligation or option, as applicable, to satisfy in shares of Old GGP common stock, shall, in accordance with the applicable provisions of their prepetition agreement, subsequently be satisfied, at New GGP's option or obligation, in shares of New GGP common stock on conversion or redemption terms consistent with such prepetition agreements, plus a pro rata amount of THHC common stock on account of such holder's GGPLP common units or (ii) being deemed to have converted or redeemed, as applicable, their GGPLP common units effective the day prior to the record date in exchange for Old GGP common stock on terms consistent with such holder's prepetition agreements, thereby receiving such treatment as if such holder owned GGP common stock on the record date;

  •
  holders of preferred stock in Old GGP's subsidiary-Debtor REITs will receive (i) a distribution of cash based on their pro rata share of dividends accrued and unpaid prior to the Effective Date (if any) and (ii) reinstatement of such preferred stock in the same number as they held as of the record date;

  •
  each holder of common stock of Old GGP will receive one share of common stock of New GGP and 0.0983 shares of common stock of THHC subject to certain adjustments; and

  •
  on or after the Effective Date, the agreements governing Old GGP's outstanding options will be assumed.

Conditions Precedent to Consummation of the Plan

        Certain important conditions precedent to the Plan included:

  •
  the confirmation order having been entered and the Plan having been approved by the Bankruptcy Court, in each case, in form and substance reasonably satisfactory to certain constituents in the Chapter 11 Cases, and the confirmation order is not subject to any stay;

  •
  the receipt of all governmental and regulatory approvals or rulings that may be necessary for the consummation of the Plan or that are required by law, regulation or order;

  •
  all actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan shall have been effected or executed and delivered, as applicable, in form and substance satisfactory to each such TopCo Debtor;

  •
  all authorizations, consents and approvals determined by each applicable TopCo Debtor to be necessary (including to the extent applicable, any consents required pursuant to the Investment Agreements) to implement the Plan shall have been obtained;

  •
  the Certificates of Incorporation for New GGP shall be filed with the Secretary of State of the State of Delaware or such other applicable jurisdiction contemporaneously with the Effective Date; and

  •
  any other actions Old GGP determines are necessary to implement the terms of the Plan shall have been taken.

        All such conditions precedent were satisfied prior to the Effective Date.

Impact of Confirmation of the Plan

        On the Effective Date, the terms of the Plan confirmed by the Bankruptcy Court will be binding upon the TopCo Debtors and all other parties affected by the Plan. Parties will have a period of time following the confirmation of the Plan to file a notice of appeal with respect to such confirmation order. Even if a notice of appeal is timely filed, the TopCo Debtors expect to proceed with the consummation of the Plan in accordance with its terms, unless the party seeking the appeal also obtains a stay of implementation of the Plan pending the appeal of the confirmation order, in which event the TopCo Debtors will not be able to implement the terms of the Plan unless and until the stay is lifted. An appeal of the confirmation order may be initiated even if there is no stay pending appeal of the confirmation order and, in such circumstances, the appeal may be dismissed as moot if the TopCo Debtors have implemented the Plan to the point of "substantial consummation." In determining whether a plan has been "substantially consummated," courts considering bankruptcy appeals under such circumstances have sough to determine whether implementation of the plan has progressed to a point at which fundamental changes in the plan as a result of any appeals being upheld would jeopardize its success.

Restructuring Transactions

        A series of restructuring transactions will occur pursuant to the Plan. On the Effective Date, a newly-formed indirect subsidiary of New GGP will merge with and into Old GGP, with Old GGP continuing as the surviving corporation. As consideration for the merger, the common stock of Old GGP will be exchanged for the common stock of New GGP. Old GGP will become an indirect subsidiary of New GGP. New GGP will become the successor registrant to Old GGP and will have its common stock listed on the NYSE in lieu of Old GGP. New GGP will change its name to General Growth Properties, Inc. and Old GGP will change its name to GGP, Inc. See "Prospectus Summary—Corporate Structure" for our corporate structure following the consummation of the Plan.

Bankruptcy Reporting Requirements

        As a result of the Chapter 11 Cases, the TopCo Debtors are required to file various documents with, and provide certain information to, the Bankruptcy Court and various third parties, including statements of financial affairs, schedules of assets and liabilities, and monthly operating reports in forms prescribed by federal bankruptcy law, as well as certain financial information on an unconsolidated basis. Such materials are prepared according to requirements of the Bankruptcy Code. Although such materials accurately provide then-current information required under the Bankruptcy Code, they are nonetheless unconsolidated, unaudited and are prepared in a format different from that used in Old GGP's consolidated financial statements filed under the securities laws. Accordingly, we believe that the substance and format do not allow meaningful comparison with Old GGP's regular publicly disclosed consolidated financial statements. Moreover, the materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to our securities or for comparison with other financial information that Old GGP files with the SEC.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from our sale of the common stock in this offering will be $             million ($             million if the underwriters exercise the option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering.

        We will use the net proceeds of this offering to repurchase $1.8 billion of our common stock issued to Fairholme, Pershing Square and Texas Teachers on the Effective Date and to prepay the $350.0 million Pershing Square Bridge Notes. We will use the excess net proceeds, if any, for general corporate purposes. See "Risk Factors—Risks Related to this Offering—We are registering an offering amount that is greater than our designated use of proceeds and will have broad discretion in applying excess net proceeds of this offering, if any, for general corporate purposes, which may not enhance the market value of our common stock."

        The Pershing Square Bridge Notes bear interest at a rate of 6% per annum and mature on the six month anniversary of the Effective Date. The proceeds of the Pershing Square Bridge Notes were used to fund a portion of the Plan.

 PUBLIC MARKET FOR OUR COMMON STOCK

        There is currently no public market for New GGP's common stock. Although there has been limited "when-issued" trading in our common stock on the NYSE for the period from                        , 2010 through and including the Effective Date, during which period the high and low sales prices for our shares of common stock were $            and $            , respectively, we do not expect these prices to be indicative of the trading price of our common stock in the future. Under the terms of the Investment Agreements, the Plan Sponsors have agreed to purchase shares of New GGP's common stock at a price of $10.00 per share, and Texas Teachers has agreed to purchase shares of New GGP's common stock at a price of $10.25 per share under an investment agreement, upon Old GGP's emergence from bankruptcy.

        The common stock of Old GGP, which will be a subsidiary of New GGP upon the consummation of the Plan and Old GGP's emergence from bankruptcy, is listed on the NYSE under the symbol "GGP." From April 17, 2009 until February 24, 2010, Old GGP's common stock was suspended from trading on and de-listed from the NYSE, and it traded on the Pink sheets under the symbol GGWPQ.

        An application has been approved to list New GGP's common stock on the NYSE under the symbol "GGP," and we expect that New GGP's common stock will trade on the NYSE following the Effective Date as a successor to Old GGP.

        The following table summarizes the high and low bid quotations prices per share of Old GGP's common stock as reported on the NYSE for the periods prior to April 16, 2009 and following February 24, 2010 and as reported on the Pink Sheets from April 17, 2009 until February 24, 2010. The Pink Sheet quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Stock Price
Quarter Ended	High	Low
2010
September 30	$15.67	$12.36
June 30	16.84	13.16
March 31	17.28	8.58
2009
December 31	$13.24	$3.57
September 30	4.95	1.33
June 30	3.05	0.48
March 31	2.26	0.32
2008
December 31	$15.00	$0.24
September 30	35.17	13.37
June 30	44.23	34.75
March 31	42.31	30.20

        As of                    , 2010, the closing price of New GGP's common stock was $          , and New GGP had           holders of common stock.

DIVIDEND POLICY

        New GGP has not paid any dividends on its common stock. New GGP has agreed to elect to be treated as a REIT in connection with the filing of its tax return for the year in which Old GGP emerges from bankruptcy, subject to New GGP's ability to meet the requirements of a REIT at the time of election. A REIT must distribute 100% of its capital gains and ordinary income to its shareholders in order to maintain its REIT status and avoid entity level U.S. federal income taxes. For 2010, New GGP expects to make 90% of this distribution in New GGP common stock and 10% in cash. Beginning in 2011, New GGP anticipates that it will implement a dividend reinvestment plan. The Plan Sponsors have informed New GGP that they would elect to have dividends paid on the shares that they hold reinvested in shares of New GGP common stock and, as a result, New GGP expects to be able to pay cash dividends to its other stockholders. However, there can be no assurances that such a plan will be adopted and, even if such a plan is adopted, New GGP may determine to instead pay dividends in a combination of cash and shares of its common stock. New GGP intends to pay dividends on its common stock in the future to maintain its REIT status.

        Old GGP, which will be a subsidiary of New GGP following the consummation of the Plan and Old GGP's emergence from bankruptcy, declared a dividend of $0.19 per share of common stock (to satisfy REIT distribution requirements for 2009) in the fourth quarter of 2009 payable in a combination of cash and Old GGP common stock, provided that the cash component of the dividend could not exceed 10% in the aggregate. As a result of stockholder elections, on January 28, 2010, Old GGP paid approximately $6.0 million in cash. Old GGP's Board of Directors had suspended its dividend in October 2008 and, accordingly, there were no Old GGP dividends declared or paid from the fourth quarter of 2008 through the third quarter of 2009. There were no repurchases of Old GGP's common stock during 2009 or to date during 2010.

        No Old GGP quarterly or other dividends were paid for the nine months ended September 30, 2009 and 2010.

        The following table summarizes quarterly distributions per share of Old GGP's common stock.

Declaration Date	Record Date	Payment Date	Amount
2009
December 18	December 18	January 28, 2010(1)	$0.19
2008
July 7	July 17	July 31	0.50
April 14	April 16	April 30	0.50
January 7	January 17	January 31	0.50

(1)
As described above, the dividend was payable in a combination of cash and common stock with the cash component of the dividend paid not to exceed 10% in aggregate. Based upon the volume weighted average trading prices of the Old GGP's common stock on January 20, 21 and 22, 2010 ($10.8455 per share), approximately 4.9 million shares of common stock were issued and approximately $5.9 million in cash (excluding cash for fractional shares) was paid to Old GGP common stockholders on January 28, 2010.

 CAPITALIZATION

        The following table sets forth Old GGP's cash and cash equivalents and capitalization as of September 30, 2010:

  •
  on an actual basis; and

  •
  on a pro forma basis to give effect to:

  •
  the transfer of certain assets and liabilities of Old GGP to THHC and the distribution of THHC common stock to the Old GGP stockholders and GGPLP common and preferred unitholders, in each case pursuant to the Plan;

  •
  the effectiveness of the Plan, including the satisfaction, payment and/or reinstatement of liabilities subject to compromise of Old GGP, the consummation of the transactions contemplated by the investment agreements which provide for, among other things, investments by the Plan Sponsors and Blackstone of $6.3 billion in the common stock of New GGP, investment by Texas Teachers of $500.0 million in the common stock of New GGP and the Pershing Square Bridge Notes and the exchange of the common stock of Old GGP for the common stock of New GGP on a one-for-one basis and the conversion of outstanding Old GGP options into options to acquire the same number of shares of New GGP common stock with an exercise price based upon the New GGP market value following the Effective Date;

  •
  the estimated adjustments required by the acquisition method of accounting as a result of the structure of the Plan Sponsors' investments; and

  •
  on a pro forma, as adjusted basis to give effect to the transactions described above and the issuance of the $2.25 billion of common stock offered by this prospectus at an assumed offering price of $            per share and the repurchase, after reduction of the gross proceeds for fees and offering expenses, of $1.8 billion of common stock held by Pershing Square, Fairholme and Texas Teachers as of the Effective Date and prepayment of the $350.0 million Pershing Square Bridge Notes.

        This table should be read together with "Use of Proceeds," "Selected Historical Consolidated Financial and Other Data," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Old

GGP's consolidated financial statements and the related notes, each included elsewhere in this prospectus.

	As of September 30, 2010
(Dollars in thousands)	Actual	Pro Forma	Pro Forma As Adjusted For Offering
Cash and cash equivalents	$630,014	$771,432	$

Debt:
Collateralized mortgages, notes and loans payable	17,325,381	16,940,003
Corporate and other unsecured terms loans(1)	6,534,682	1,863,735

Total mortgages, notes and loans payable	23,860,063	18,803,738

New Revolving Credit Facility(2)	—	—

Total debt(1) (2) (3)	23,860,063	18,803,738

Common stock, (Actual: 875,000,000 shares authorized, par value $0.01 per share, 318,842,071 shares issued as of September 30, 2010; Pro forma: 11,000,000,000 shares authorized, $0.01 per share, shares issued as of September 30, 2010)(4)	3,188	—
Total equity(4)	583,197	10,061,507

Total capitalization	$24,446,448	$28,865,245	$

(1)
Represents the trust preferred securities and other indebtedness reinstated pursuant to the Plan, the series of the unmatured Rouse notes to be reinstated pursuant to the Plan and replacement notes offered to holders of the Rouse notes pursuant to the Plan.

(2)
We expect to enter into a revolving credit facility providing for revolving loans in the amount of $300.0 million, none of which is expected to be used to consummate the Plan. See "Description of Certain Indebtedness—Revolving Credit Facility."

(3)
Includes fair value adjustments described in "Unaudited Pro Forma Condensed Consolidated Financial Information." The outstanding principal amount of such debt is approximately $620.3 million higher on an actual basis and $74.8 million higher on a pro forma basis than the amounts reflected in the table above. In addition, on the Effective Date and excluding the Special Consideration Properties, the outstanding principal amount of New GGP's indebtedness is expected to be approximately $20.6 billion, consisting of approximately $18.1 billion of consolidated debt and $2.5 billion of New GGP's share of debt of its Unconsolidated Real Estate Affiliates.

(4)
Pursuant to the Plan, New GGP has the right to settle the Hughes heirs obligations, at its option, in cash and/or common stock of New GGP within 20 days after the Effective Date. We currently expect to settle these obligations in cash. In the event that we elect to settle these obligations in common stock, we may issue up to an additional $220.0 million of common stock (based on the 10 day trading average beginning 20 days after the Effective Date) from the amounts set forth in the table above.

 DILUTION

        If you purchase common stock in this offering, your ownership interest in our common stock will be diluted to the extent of the difference between the public offering price of the common stock and the pro forma as adjusted net tangible book value per share of common stock.

        As of September 30, 2010, our net tangible book value on a historical and pro forma basis is presented in the table below. Our net tangible book value per share represents our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Pro forma net tangible book value per share gives effect to (i) the issuance of 678.8 million shares of our common stock to the Plan Sponsors and Teachers pursuant to the Investment Agreements and the Texas Teachers investment agreement, (ii) the distribution of the THHC common stock pursuant to the Plan, and (iii) the issuance of 324.7 million shares of our common stock to stockholders of Old GGP pursuant to the Plan.

Old GGP
Net Tangible Book Value
as of September 30, 2010

	Historical	Pro Forma
	(In thousands)
Total assets	$27,742,933		$31,257,008
Less total liabilities	(26,920,675)		(21,000,953)
Less total redeemable noncontrolling interests	(235,873)		(194,549)

Total net asset value	586,385		10,061,506
Less intangible assets:
In-place leases	(169,059)		(1,417,904)
Real estate tax stabilization agreement	(68,664)		(78,255)
Above-market tenant leases	(26,584)		(1,593,659)
Below-market ground leases	(237,269)		(210,294)
Goodwill	(199,664)		—

Total intangible assets	(701,240)		(3,300,112)

Net tangible book value	$(114,855)		$6,761,394

Net tangible book value per share	$0.34	$

Weighted average numbers of common shares outstanding:
Basic	316,849

Diluted	316,849

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of the common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the consummation of this offering.

        After giving effect to the sale of the common stock at an assumed purchase price of $            , and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2010 would have been approximately $            , or $            per share.

        This represents an immediate increase in pro forma net tangible book value of $            per share to the Plan Sponsors and Texas Teachers and an immediate dilution of $            per share to new investors purchasing common stock in this offering at the assumed offering price.

        The following table illustrates the dilution to new investors:

Assumed public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2010	$
Increase in pro forma net tangible book value per share attributable to the sale of common stock in this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

        A $1.00 increase (decrease) in the assumed purchase price of $            would increase (decrease) our pro forma net tangible book value after this offering by $             million and increase (decrease) the dilution to new investors by $            per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, as of September 30, 2010 the total number of shares of our common stock we issued and sold, the total consideration we received and the average price per share paid to us by the Plan Sponsors and Texas Teachers and to be paid by new investors purchasing common stock in this offering. The table assumes a purchase price of $            and deducts underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration
							Average Price Per Share
	Number	Percent		Amount	Percent
Old GGP stockholders	317,392,890							N/A	(1)
Plan Sponsors, Blackstone and Teachers			%	$		%	$
New investors

Total		100%			100%

(1)
Old GGP stockholders will receive one share of New GGP common stock for each share of Old GGP common stock held by them pursuant to the Plan.

        A $1.00 increase (decrease) in the assumed purchase price of $            would increase (decrease) the total consideration per share paid by new investors by $            .

        The foregoing discussion and tables assume no exercise of outstanding warrants and stock options. On the Effective Date, New GGP will issue an aggregate of 120.0 million warrants to acquire New GGP common stock to the Plan Sponsors and Blackstone. See "Description of Common Stock—Warrants." As of September 30, 2010, there were options outstanding to purchase 5,121,990 shares of Old GGP's common stock at a weighted average exercise price of $36.01 per share. On the Effective Date, New GGP will assume Old GGP's option agreements and following the Effective Date, expects to grant options to purchase additional shares of common stock pursuant to the 2010 Equity Plan. To the extent that any of these warrants or options are exercised, there may be further dilution to new investors. Also, as described under "Management—Executive Officer Information" with respect to dilution of new investors, New GGP has entered into an employment agreement with Mr. Sandeep Mathrani, pursuant to which Mr. Mathrani has agreed to serve as Chief Executive Officer of New GGP, commencing on January 17, 2011. In connection with entering into this employment agreement, New GGP agreed to grant to Mr. Mathrani, among other things 1,500,000 shares of New GGP common restricted stock on the Effective Date vesting over three years and granted as of the date of the employment agreement options to acquire 2,000,000 shares (vesting annually on the grant anniversary date in four equal installments) of New GGP common stock at an exercise price of $10.25 per share.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial information and other data for Old GGP for the periods presented. New GGP was a newly formed indirect finance subsidiary of Old GGP prior to Old GGP's emergence from bankruptcy and had no prior operations or material assets or liabilities prior to the Effective Date. Upon Old GGP's emergence from bankruptcy and pursuant to a series of restructuring transactions contemplated by the Plan, New GGP became the indirect parent corporation of Old GGP and will file Exchange Act reports in lieu of Old GGP. The selected financial information as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 has been derived from Old GGP's audited consolidated financial statements included elsewhere in this prospectus, and the selected financial information as of December 31, 2007, 2006 and 2005 and for each of the years ended December 31, 2006 and 2005 have been derived from Old GGP's audited consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of September 30, 2010 and 2009 and for the nine months ended September 30, 2010 have been derived from Old GGP's unaudited consolidated financial statements included elsewhere in this prospectus, and the selected financial information for the nine months ended September 30, 2009 has been derived from Old GGP's unaudited consolidated financial statements not included in this prospectus, each of which has been prepared on a basis consistent with Old GGP's audited financial statements. In the opinion of management, the historical unaudited operating and balance sheet data set forth below reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of Old GGP's financial position and results of operations for those periods. The results of operations for any interim period are not necessarily indicative of results for the full year or any other interim period. This financial information and other data should be read in conjunction with Old GGP's audited and unaudited consolidated financial statements and notes thereto included in this prospectus.

        The data below is presented on a historical basis and does not take into account the impact of the Plan or the other transactions described in this prospectus, including the distribution of THHC as discussed in "Plan of Reorganization," and as a result, may not be comparable to our results following the consummation of the Plan. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

        The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Old GGP's consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands, except per share data))
Operating Data:
Revenues:
Minimum rents	$1,464,650	$1,487,288	$1,992,046	$2,085,758	$1,933,674	$1,753,508	$1,670,387
Tenant recoveries	647,744	674,750	883,595	927,332	859,801	773,034	754,836
Overage rents	28,126	26,214	52,306	72,882	89,016	75,945	69,628
Land and condominium sales	85,325	38,844	45,997	66,557	145,649	423,183	385,205
Management fees and other corporate revenues	48,063	57,569	75,851	96,495	119,941	131,423	106,002
Other	62,337	57,031	86,019	112,501	113,720	99,190	86,646

Total revenues	2,336,245	2,341,696	3,135,814	3,361,525	3,261,801	3,256,283	3,072,704

Expenses:
Real estate taxes	214,496	210,443	280,895	274,317	246,484	218,549	206,193
Property maintenance costs	89,207	77,704	119,270	114,532	111,490	104,147	96,581
Marketing	22,374	21,840	34,363	43,426	54,664	48,626	63,522
Other property operating costs	387,713	394,414	529,686	557,259	523,341	463,637	483,617

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands, except per share data))
Land and condominium sales operations	89,001	42,046	50,807	63,441	116,708	316,453	311,815
Provision for doubtful accounts	15,575	25,104	30,331	17,873	5,426	22,078	13,868
Property management and other costs	125,007	130,485	176,876	184,738	198,610	181,033	144,526
General and administrative	22,707	22,436	28,608	39,245	37,005	18,800	15,539
Strategic initiatives	—	67,341	67,341	18,727	—	—	—
Provisions for impairment	35,893	474,420	1,223,810	116,611	130,533	4,314	5,145
Litigation (benefit) provision	—	—	—	(57,145)	89,225	—	—
Depreciation and amortization	527,956	576,103	755,161	759,930	670,454	690,194	672,914

Total expenses	1,529,929	2,042,336	3,297,148	2,132,954	2,183,940	2,067,831	2,013,720

Operating income (loss)	806,316	299,360	$(161,334)	$1,228,571	$1,077,861	$1,188,452	$1,058,984

Income (loss) from continuing operations	(295,410)	(680,179)	$(1,303,861)	$(36,372)	$347,597	$97,857	$107,856

Net income (loss) attributable to common shareholders of GGP	$(297,056)	$(672,329)	$(1,284,689)	$4,719	$273,642	$59,273	$75,553

Basic earnings (loss) per share:
Continuing operations	$(0.94)	$(2.16)	$(4.11)	$(0.16)	$1.12	$0.25	$0.27
Discontinued operations	—	—	—	0.18	—	—	0.05

Total basic earnings (loss) per share	$(0.94)	$(2.16)	$(4.11)	$0.02	$1.12	$0.25	$0.32

Diluted earnings (loss) per share:
Continuing operations	$(0.94)	$(2.16)	$(4.11)	$(0.16)	$1.12	$0.24	$0.27
Discontinued operations	—	—	—	0.18	—	—	0.05

Total diluted earnings (loss) per share	$(0.94)	$(2.16)	$(4.11)	$0.02	$1.12	$0.24	$0.32

Dividends declared per share(1)	$—	$—	$0.19	$1.50	$1.85	$1.68	$1.49

	As of September 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)
Balance Sheet Data
Investment in real estate assets	$30,400,571	$31,378,857	$30,329,415	$31,733,578	$30,449,086	$26,160,637	$25,404,891
Total assets	27,742,933	29,042,157	28,149,774	29,557,330	28,814,319	25,241,445	25,307,019
Total debt	23,860,063	24,864,507	24,456,017	24,756,577	24,282,139	20,521,967	20,418,875
Redeemable preferred noncontrolling interests	120,756	120,756	120,756	120,756	223,677	345,574	372,955
Redeemable common noncontrolling interests	115,117	36,038	86,077	379,169	2,135,224	2,762,476	2,493,378
Stockholders' equity	562,413	1,549,629	822,963	1,836,141	(314,305)	(921,473)	(248,483)
Cash Flow Data(2)
Operating activities	$545,833	$671,367	$871,266	$556,441	$707,416	$816,351	$841,978
Investing activities	(119,846)	(237,924)	(334,554)	(1,208,990)	(1,780,932)	(210,400)	(154,197)
Financing activities	(450,369)	89,329	(51,309)	722,008	1,075,911	(611,603)	(624,571)
Other Financial Data
NOI(3)	$1,765,312	$1,693,924	$2,296,747	$2,565,784	$2,391,611	$2,405,327	$2,229,601
FFO(4):
Operating Partnership	$313,937	$(7,487)	$(421,384)	$833,086	$1,083,439	$902,361	$891,696
Less: Allocation to Operating Partnership limited common unitholders	(7,037)	181	10,052	(136,896)	(190,740)	(161,795)	(165,205)

Old GGP stockholders	$306,900	$(7,306)	$(411,332)	$696,190	$892,699	$740,566	$726,491

        The following is a reconciliation of NOI to operating income (loss):

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)
NOI	$1,765,312	$1,693,924	$2,296,747	$2,565,784	$2,391,611	$2,405,327	$2,229,601
Unconsolidated Properties	(304,778)	(298,337)	(401,614)	(423,011)	(446,631)	(473,307)	(437,592)
Management and other fees	48,063	57,569	75,851	96,495	119,941	131,423	106,002
Property management and other costs	(125,007)	(130,485)	(176,876)	(184,738)	(198,610)	(181,033)	(144,526)
General and administrative	(22,707)	(22,436)	(28,608)	(39,245)	(37,005)	(18,800)	(15,539)
Strategic initiatives	—	(67,341)	(67,341)	(18,727)	—	—	—
Litigation benefit (provision)	—	—	—	57,145	(89,225)	—	—
Provisions for impairment	(35,893)	(365,729)	(1,115,119)	(76,265)	(2,933)	—	—
Depreciation and amortization	(527,956)	(576,103)	(755,161)	(759,930)	(670,454)	(690,194)	(672,914)
Noncontrolling interest in NOI of Consolidated Properties and other	9,282	8,298	10,787	11,063	11,167	15,036	(6,048)

Operating income (loss)	$806,316	$299,360	$(161,334)	$1,228,571	$1,077,861	$1,188,452	$1,058,984

        The following is a reconciliation of FFO to net income (loss) attributable to common stockholders:

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)
FFO:
Old GGP stockholders	$306,900	$(7,306)	$(411,332)	$696,190	$892,699	$740,566	$726,491
Operating Partnership unitholders	7,037	(181)	(10,052)	136,896	190,740	161,795	165,205

Operating Partnership	313,937	(7,487)	(421,384)	833,086	1,083,439	902,361	891,696
Depreciation and amortization of capitalized real estate costs	(634,208)	(684,142)	(899,316)	(885,814)	(797,189)	(835,656)	(799,337)
Gains (losses) on sales of investment properties	12,683	(26)	921	55,044	42,745	4,205	769
Noncontrolling interests in depreciation of Consolidated Properties and other	3,696	2,629	3,717	3,330	3,199	3,232	4,307
Allocation to noncontrolling interests operating partnership unitholders	6,836	16,697	31,373	(927)	(58,552)	(14,869)	(21,882)

Net income (loss) available to common stockholders	$(297,056)	$(672,329)	$(1,284,689)	$4,719	$273,642	$59,273	$75,553

(1)
The 2009 dividend was paid 90% in common stock and 10% in cash in January 2010.

(2)
Cash flow data only represents GGP's consolidated cash flows as defined by GAAP and as such, does not include the cash received from our Unconsolidated Real Estate Affiliates, except to the extent of Old GGP's cumulative share of GAAP earnings from such affiliates.

(3)
We believe that NOI is a useful supplemental measure of the our operating performance.

(4)
Consistent with real estate industry and investment community practices, we use FFO as a supplemental measure of our operating performance.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical consolidated financial information of Old GGP appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the transactions described below as if they had occurred on September 30, 2010. The unaudited pro forma condensed consolidated statements of operations give effect to the transactions described below as if they had occurred on January 1, 2009. All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial information which should be read in conjunction with such pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated financial information gives effect to the following:

  •
  the transfer of certain assets and liabilities of Old GGP to THHC and the distribution of THHC common stock to the Old GGP stockholders and GGPLP unitholders, in each case pursuant to the Plan;

  •
  the effectiveness of the Plan, including the satisfaction, payment and/or reinstatement of liabilities subject to compromise of Old GGP, the consummation of the transactions contemplated by the investment agreements which provide for, among other things, investments by the Plan Sponsors, Blackstone and Texas Teachers of $6.8 billion in exchange for the common stock of New GGP and the Pershing Square Bridge Notes, the exchange of the common stock of Old GGP for the common stock of New GGP on a one-for-one basis and the conversion of outstanding Old GGP options into options to acquire the same number of shares of New GGP common stock with an exercise price based upon the New GGP market value following the Effective Date; and

  •
  the issuance of the $2.25 billion of common stock offered by this prospectus assuming a price of $             per share and the repurchase, after reduction of the gross proceeds for fees and offering expenses, of $1.8 billion of common stock held by Pershing Square, Fairholme and Texas Teachers as of the Effective Date and prepayment of the $350.0 million Pershing Square Bridge Notes; and

  •
  the estimated adjustments required by the acquisition method of accounting as a result of the structure of the Plan Sponsors' investments.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have actually been reported had the transactions reflected in the pro forma adjustments occurred on January 1, 2009 or as of September 30, 2010, respectively, nor is it indicative of our future results of operations or financial position. In addition, Old GGP's historical financial statements will not be comparable to New GGP's financial statements following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for the effects of the application of the acquisition method of accounting.

        The structure of the Plan Sponsors' investments will trigger the application of the acquisition method of accounting, as the Plan and the consummation of the Investment Agreements and the Texas Teachers investment agreement constitutes a "transaction or event in which an acquirer obtains control of one or more "businesses" or a "business combination" (ASC 805-10-05-1) requiring such application. New GGP is the acquirer that obtains control as it obtains all of the common stock of Old GGP (a business for purposes of applying ASC 805) in exchange for issuing its stock to the Old GGP common stockholders on a one-for-one basis (excluding fractional shares).

        After the Effective Date, the Plan Sponsors and Texas Teachers (or, if the ownership of the Plan Sponsors and Texas Teachers are reduced by 50%, by the holders of New GGP common stock pursuant to Old GGP's rights to make such reductions as a result of the sale of common stock offered by this prospectus) will own a majority of the outstanding common stock of New GGP. The Old GGP common stockholders are expected to hold approximately 317 million shares of New GGP common stock at the Effective Date; whereas, the Plan Sponsors, Texas Teachers and the holders of New GGP common stock as a result of this offering, if any, are expected to hold approximately 679 million shares of New GGP common stock on such date.

        "Fresh Start" accounting does not apply to New GGP because although Old GGP common stockholders will acquire less than 50% of the voting shares of New GGP, the reorganization value of New GGP's assets exceeds the total of all post-petition liabilities and allowed claims (ASC 852-10-45-19). The pro forma condensed consolidated financial information presented, including allocations of the purchase price, is based on available information and assumptions that are factually supportable and that we believe are reasonable under the circumstances, including the estimated timing of the consummation of the Plan (including liabilities disposed or settled), and preliminary estimates of the fair values of assets acquired and liabilities assumed. These estimates and assumptions will be revised as additional information becomes available.

        The estimated purchase price for purposes of the application of the acquisition method of accounting was calculated using the equity contributions of the Plan Sponsors and Texas Teachers and a $10.00 per share assumed value of the common stock of New GGP issued to the equity holders of Old GGP (based on such offered per share price by the Plan Sponsors) plus the assumed liabilities of New GGP (at fair value). Such calculation yields an estimated purchase price of approximately $31.7 billion. A $1.00 per share increase in the assumed value per share for the Old GGP shareholder shares would result in an approximately $317 million increase in such purchase price. The aggregate fair value of the assets and liabilities of New GGP, after the distribution of THHC pursuant to the Plan, were computed using estimates of future cash flows and other valuation techniques, including estimated discount and capitalization rates, and such estimates and techniques were also used to allocate the purchase price of acquired property between land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place at-market tenant leases, acquired above and below-market tenant and ground leases and tenant relationships.

        The fair values of tangible assets are determined on an "if vacant" basis. The "if vacant" fair value is allocated to land, where applicable, buildings and tenant improvements based on comparable sales and other relevant information with respect to the property. Specifically, the "if vacant" value of the building improvements was calculated using a cost approach utilizing published guidelines for current replacement cost or actual construction costs for similar, recently developed properties; and an income approach. Assumptions used in the income approach to the value of buildings include: capitalization and discount rates, lease-up time, market rents, make ready costs, land value, and site improvement value. We believe that the most influential assumption in the estimation of value based on the income approach is the assumed discount rate and an average one half of one percent change in the aggregate discount rates applied to our estimates of future cash flows would result in an approximate 3.5 percent change in the aggregate estimated of value of our real estate investments.

        The estimated fair value of in-place tenant leases includes lease origination costs (the costs we would have incurred to lease the property to the current occupancy level of the property) and the lost revenues during the period necessary to lease-up from vacant to the current occupancy level. Such estimate includes the fair value of leasing commissions, legal costs and tenant coordination costs that would be incurred to lease the property to this occupancy level. Additionally, we evaluate the time period over which such occupancy level would be achieved and include an estimate of the net operating costs (primarily real estate taxes, insurance and utilities) incurred during the lease-up period, which generally ranges up to one year. The fair value of acquired in-place tenant leases is included in the balance of buildings, tenant improvements and equipments and amortized over the remaining lease term for each tenant.

        Intangible assets and liabilities were calculated for above-market and below-market tenant and ground leases where we are either the lessor or the lessee. Above-market and below-market tenant and ground lease values were valued (using an interest rate which reflects the risks associated with the leases acquired) based on the difference between the contractual amounts to be received or paid pursuant to the leases and our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable term of the leases, including below market renewal options. The variance between contract rent versus prevailing market rent is projected to expiration for each particular tenant and discounted back to the date of acquisition. Significant assumptions used in determining the fair value of leasehold assets and liabilities include: (1) the market rental rate, (2) market reimbursements, and (3) the market rent growth rate. Above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases (approximately five years for tenant leases and approximately 50 years for ground leases). The remaining term of leases with lease renewal options with terms significantly below (25% or more discount to the assumed market rate of the tenant's space at the time the renewal option is to apply) market reflect the assumed exercise of such renewal options and assume the amortization period would coincide with the extended lease term. Due to existing contacts and relationships with tenants at our currently owned properties and that there was no significant perceived difference in the renewal probability of a tenant based on such relationship, no significant value has been ascribed to the tenant relationships at the properties.

        With respect to our investments in the Unconsolidated Real Estate Affiliates, our fair value reflects the fair value of the property held by such affiliate, as computed in a similar fashion to our majority owned properties. Such fair values have been adjusted for the consideration of our ownership and distribution preferences and limitations and rights to sell and repurchase our ownership interests.

        The fair values of our financial instruments approximate their carrying amount in our financial statements except for debt. Notwithstanding that we do not believe that a fully-functioning market for real property financing exists currently, the acquisition method of accounting requires that management estimate the fair value of our debt. We estimated the fair value of this debt based on quoted market prices for publicly-traded debt, recent financing transactions (which may not be comparable), estimates of the fair value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, the current London Interbank Offered Rate ("LIBOR"), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds and U.S. treasury obligation interest rates, and on the discounted estimated future cash payments to be made on such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate such amounts. Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated fair value of any of such debt could be realized by immediate settlement of the obligation.

        Any excess of the purchase price of New GGP as computed above over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed would be, under the acquisition method of accounting, considered to be goodwill. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Similarly, a deficit in the purchase price to the net of the amounts assigned to assets acquired and liabilities assumed would be considered a bargain purchase and be reflected in the equity of New GGP as of the Effective Date. The accompanying unaudited pro forma condensed consolidated financial information does not reflect an allocation of any such excess purchase price to goodwill, or bargain purchase to equity, as the purchase price, and the fair values of the assets and liabilities, that would determine that such an allocation should be made, are subject to significant estimation uncertainty.

        Once the Plan is consummated, we will be able to determine the final purchase price inherent in the investments made by the Plan Sponsors and we will finalize the accounting for these transactions. The final application of the acquisition method of accounting could differ from the amounts reflected in the unaudited pro forma condensed consolidated financial information and could result in goodwill or gain being reflected in our balance sheet on the Effective Date. In addition, such differences will likely result in operating results and financial condition different than that reflected in the unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma statements of operations also assume that New GGP will qualify and elect to be taxed as a REIT for U.S. federal income tax purposes and assume that it distributes all of its taxable income as provided by the Code; and therefore, no New GGP income taxes have been provided for the periods presented. In addition, the pro forma condensed consolidated financial information presented is based on estimates and assumptions of claims that will be satisfied pursuant to the Plan; however, the amount of such claims and their treatment may change significantly from the amounts assumed below. The actual adjustments to Old GGP's consolidated financial statements upon the consummation of the Plan will depend on a number of factors, including additional information available and the actual balance of Old GGP's net assets on the date of the consummation of the Plan and the actual amount of claims reflected in the Plan on the Effective Date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Plan of Reorganization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

Old GGP

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2010

	Historical	Less Distribution of THHC(A)	Offering(B)	Plan(C)		Acquisition Accounting(J)		Total
	(In thousands)
Assets:
Investment in real estate:
Land	$3,326,422	$194,181	$—	$—		$2,135,624	(K)	$5,267,865
Buildings and equipment	22,827,890	451,371	—	—		(2,054,053	)(K)	20,322,466
Less accumulated depreciation	(4,882,862)	(94,697)	—	—		4,788,165	(K)	—
Developments in progress	424,616	298,094	—	—		—	(K)	126,522

Net property and equipment	21,696,066	848,949	—	—		4,869,736	(K)	25,716,853
Investment in and loans to/from Unconsolidated Real Estate Affiliates	1,915,480	146,962	—	—		708,546	(L)	2,477,064
Investment property and property held for development and sale	1,906,163	1,893,779	—	—		(12,384	)(M)	—

Net investment in real estate	25,517,709	2,889,690	—	—		5,565,898		28,193,917
Cash and cash equivalents	630,014	2,811	—	144,229	(D)	—		771,432
Accounts and notes receivable, net	373,001	8,860	—	—		(279,396	)(N)	84,745
Goodwill	199,664	—	—	—		(199,664	)(O)	—
Deferred expenses, net	260,978	6,894	—	—		(254,084	)(P)	—
Prepaid expenses and other assets	761,567	146,786	—	35,744	(E)	1,556,389	(Q)	2,206,914

Total assets	$27,742,933	$3,055,041	$—	$179,973		$6,389,143		$31,257,008

Liabilities and Equity:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$16,927,928	$272,825	$—	$1,603,184	(F)	$545,451	(R)	18,803,738
Investment in and loans to/from Unconsolidated Real Estate Affiliates	46,099	—	—	—		(46,099	)(L)	—
Deferred tax liabilities	792,170	751,910	—	—		(1,457	)(S)	38,803
Accounts payable and accrued expenses	1,317,622	318,580	—	(36,468	)(G)	1,195,838	(T)	2,158,412

Liabilities not subject to compromise	19,083,819	1,343,315	—	1,566,716		1,693,733		21,000,953
Liabilities subject to compromise:
Mortgages, notes and loans payable	6,932,135	63,951	—	(6,868,184	)(H)	—		—
Accounts payable and accrued expenses	904,721	74,142	—	(830,579	)(H)	—		—

Liabilities subject to compromise	7,836,856	138,093	—	(7,698,763	)(H)	—		—

Total liabilities	26,920,675	1,481,408	—	(6,132,047)		1,693,733		21,000,953

Redeemable noncontrolling interests:
Preferred	120,756	—	—	—		—		120,756
Common	115,117	—	—	—		(41,324	)(U)	73,793

Total redeemable noncontrolling interests	235,873	—	—	—		(41,324)		194,549

Commitments and Contingencies	—	—	—	—		—		—
Equity:
Common stockholders equity	562,413	1,572,830	—	6,312,020	(I)	4,686,817	(V)	9,988,420

Noncontrolling interests in consolidated real estate affiliates	23,972	803	—	—		49,917	(W)	73,086

Total equity	586,385	1,573,633	—	6,312,020		4,736,734		10,061,506

Total liabilities and equity	$27,742,933	$3,055,041	$—	$179,973		$6,389,143		$31,257,008

Notes to Pro Forma Condensed Consolidated Balance Sheet

(A)
Distribution of THHC:

        Reflects the carrying value of assets and liabilities to be transferred to THHC pursuant to the Plan. In particular, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Distribution of THHC," the assets and liabilities to be transferred to THHC, are expected to consist of all of Old GGP's master-planned communities, nine mixed-use development opportunities, four potential mall development projects, seven redevelopment properties and other miscellaneous real estate interests. THHC will be capitalized with $250 million of initial equity from the Plan Sponsors pursuant to their investment agreements and Old GGP equity owners are expected to own a majority equity interest in THHC as of the Effective Date. Intercompany balances and transactions between entities to be owned by New GGP and THHC after the Effective Date that were previously eliminated within the historical financial statements of Old GGP, to the extent not specifically addressed by the provisions of the Plan, have been restored. In addition, the guidance in ASC 360-10-40-4 with respect to spin-off transactions requires that Old GGP record an impairment provision for the difference between the carrying amount and the fair value of the disposal group when the spin-off transaction is consummated. Accordingly, an impairment provision, currently estimated at approximately $175 million as described below, will be recorded by Old GGP as discontinued operations at the date of the spin-off. The estimated impairment provision is based on an assumed fair value of the disposal group calculated using the per share value of the carve-out group of net assets to be distributed to THHC of $47.619048 per share as provided by the Investment Agreements. When the distribution actually occurs, the fair value of the disposal group based on the trading price of THHC common stock will be known and the actual impairment provision recorded by Old GGP may vary significantly from this estimate.

        The pro forma adjustments for the distribution of THHC do not reflect the new ownership structure or taxable status contemplated for THHC, the incremental costs that THHC will incur as a stand-alone public company or the costs associated with the transition services agreement that Old GGP expects to enter into with THHC on our behalf on or prior to the Effective Date. Accordingly, such pro forma adjustments for the THHC distribution will not agree to other financial information filed by THHC with respect to its assets and liabilities.

(B)
Offering Adjustments:

        The cash and cash equivalents and common stockholder equity amounts as a result of the issuance of the common stock offered hereby have been offset by the assumed costs and expenses of the offering and the repurchase of             million shares sold to Fairholme, Pershing Square and Texas Teachers and the repayment of the Pershing Square Bridge Notes and therefore nets to a zero amount for both items.

Notes to Pro Forma Condensed Consolidated Balance Sheet (Continued)

(C)
Plan Adjustments:

        The pro forma adjustments for the Plan reflect the transactions called for by the Plan, which provide for the following Sources and Uses:

	(dollars in thousands)
Sources of Funds:
Brookfield Equity Investment	$2,309,000
Fairholme Equity Investment	2,506,000	(a),(b)
Pershing Square Equity Investment	1,004,000	(a),(b)
Texas Teachers Equity Investment	500,000	(a),(b)
Blackstone Equity Investment	481,000	(b)
Cash on hand	630,000	(c)

Total sources of funds	$7,430,000

	(dollars in thousands)
Uses of Funds:
Payments related to creditor and loan restructuring
2006 credit facility claims	$2,711,000
Rouse noteholder claims	875,000	(d)
GGPLP Exchangeable note claims	1,675,000	(d)
DIP loan claims, including principal	402,000
Other secured and unsecured claims	442,000
Loan payments and other escrows related to restructuring	178,000
THHC set up costs	15,000
Transaction fees and expenses	358,000

Total uses of funds	6,656,000

Net funds available as a result of the Plan	$774,000

(a)
The investment agreements with Fairholme, Pershing Square and Texas Teachers permit Old GGP to use the proceeds of a sale of, or binding commitments to sell, common stock of New GGP, including the common stock offered by this prospectus, for not less than $10.50 per share (net of all underwriting and other discounts, fees and related consideration) to repurchase up to 50% of the amount of New GGP common stock to be sold to Fairholme, Pershing Square and Texas Teachers on the effective date of the Plan. As presented in the column labeled "Offering" and discussed in note (B) above, we have assumed that the proceeds of this offering were used to repurchase such shares and to prepay the Pershing Square Bridge Notes described elsewhere in this prospectus.

(b)
Pursuant to the Blackstone Designation described elsewhere in this prospectus, Blackstone committed to purchase approximately 7.6% of the New GGP common stock to be acquired by each of the Plan Sponsors. Accordingly, the table above assumes that Blackstone acquired such shares on the Effective Date.

(c)
Reflects consolidated cash and cash equivalents at September 30, 2010 (rounded) for Old GGP as reported in the historical consolidated financial statements included elsewhere in this prospectus.

Notes to Pro Forma Condensed Consolidated Balance Sheet (Continued)

(d)
The Plan provides that matured Rouse notes, and any accrued interest on all Rouse notes, shall be paid in full. These pro forma financial statements assume that any unmatured Rouse notes will be reinstated pursuant to the Plan. See "Description of Certain Indebtedness—Existing Rouse Notes and New Rouse Notes."
(D)
Cash and cash equivalents:

        The pro forma net adjustment to cash and cash equivalents as of September 30, 2010, is estimated as follows:

	(In Thousands)
Equity contribution from Plan Sponsors, Blackstone and Texas Teachers pursuant to the Plan, less	$6,800,000
2006 credit facility claims	2,711,000
Rouse noteholder claims	875,000	(d)
GGPLP Exchangeable note claims	1,675,000	(d)
DIP loan claims, including principal	402,000
Other secured and unsecured claims	442,000
Loan payments and other escrows related to restructuring	178,000
THHC set up costs	15,000
Transaction fees and expenses	358,000

Net Cash and cash equivalents adjustment	$144,000

(E)
Prepaid expenses and other assets:

        The pro forma net change to prepaid expenses and other assets as of September 30, 2010 is estimated at $36 million related to projected vacant tenant and other property loan escrows which are required to be funded on the Effective Date based on certain property level loan agreements.

(F)
Mortgages, notes and loans payable:

        The pro forma net change to mortgages, notes and loans payable as of September 30, 2010 is estimated at $1.6 billion. This includes a pro forma increase to reclassify mortgages, notes and notes payable formerly classified as liabilities subject to compromise, in accordance with the Plan, in the amount of $6.9 billion. The reclassification adjustment related to liabilities subject to compromise is partially offset by a pro forma adjustment to reflect payment of $4.7 billion of pre-petition debt, repayment of $400 million of Old GGP's DIP facility, and $143 million related to property level and mezzanine loans, including the Ala Moana secured loan and Burlington Town Center Mezzanine facility described above.

(G)
Accounts payable and accrued expenses:

        The pro forma net decrease to accounts payable and accrued expenses as of September 30, 2010 is estimated at $36.5 million. This includes $830.6 million of accounts payable and accrued expenses reflected as liabilities subject to compromise. This reduction in accounts payable and accrued expenses includes a pro forma adjustment to decrease the September 30, 2010 balance of accounts payable and accrued expenses for $190 million of transaction fees and expenses that are estimated to be paid in accordance with the Plan. A pro forma adjustment is also provided to decrease accounts payable and accrued expenses as of September 30, 2010 for claims distributions in accordance with the Plan. The total amount of claims distributions are estimated at $751.2 million, of which $581.6 million is related to accrued interest and $169.6 million is related to claim distributions, including accrued Operating Partnership preferred distribution payments. These adjustments are partially offset by a pro forma

Notes to Pro Forma Condensed Consolidated Balance Sheet (Continued)

adjustment to reflect the THHC tax indemnity. The THHC tax indemnity is estimated to be $303.8 million. See "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Spinco Note and Tax Indemnity—Tax Indemnity."

(H)
Liabilities subject to compromise:

        The pro forma adjustment is to reclassify certain amounts to accounts payable and accrued expenses or mortgages, notes and loans payable from the liabilities subject to compromise reported as of September 30, 2010 by $7.7 billion to reflect Old GGP's emergence from bankruptcy.

(I)
Common Stockholders' equity:

        The pro forma adjustment to common stockholders' equity as of September 30, 2010 is estimated at $6.3 billion. The pro forma amount also assumes the elimination of all treasury stock ($76.8 million) as a result of Old GGP's emergence from bankruptcy.

Equity contribution pursuant to the Plan and Offering	$6,800,000
THHC tax indemnification	(303,750)
Reorganization and transaction fees	(184,230)

Net Common stockholders equity adjustment	$6,312,020

        The Plan also provides for the issuance of 103 million interim warrants (issued May 10, 2010) to Brookfield Investor and Fairholme, to purchase shares of Old GGP common stock, at an exercise price of $15.00 per share. The interim warrants may only be exercised if the Investment Agreements are not consummated, and, accordingly, no historical or pro forma expense has been recognized. Upon consummation of the Plan, all interim warrants will be cancelled and warrants to purchase New GGP common stock and THHC common stock will be issued to each of the Plan Sponsors and Blackstone. See "Description of Common Stock—Warrants." The estimated $338.5 million value of the 120 million permanent warrants for New GGP common stock issued to the Plan Sponsors, has been reflected as an adjustment to the equity contribution of the Plan Sponsors.

        Pursuant to the Plan, New GGP has the right to settle the Hughes heirs obligations, at its option, in cash and/or common stock of New GGP within 20 days after the Effective Date. We currently expect to settle these obligations in cash. In the event that we elect to settle these obligations in common stock, we may issue up to an additional $220.0 million of common stock (based on the 10 day trading average beginning 20 days after the Effective Date) from the amounts reflected in our pro forma financial statements.

(J)
Acquisition Method of Accounting Adjustments:

        As described above, the acquisition method of accounting has been applied to the assets and liabilities of New GGP reflective of the Plan, the THHC distribution and the offering of the common stock in this prospectus. The acquisition method of accounting adjustments described below reflects allocation of the estimated purchase price. As described earlier, upon the Effective Date, the ultimate purchase price and fair value of assets and liabilities can be computed and the amounts estimated below will change. Elements of Old GGP's working capital have been reflected at current carrying amounts as such short-term items are assumed to be settled in cash within 12 months at such values.

Notes to Pro Forma Condensed Consolidated Balance Sheet (Continued)

Estimated Purchase Allocation
(in thousands)

Sources of Funds	$7,430,000
Less: cash on hand	(630,000)
Plus: Old GGP common equity*	3,188,420
Plus: Assumed liabilities
Fair value of debt	18,803,738
Below-market tenant leases	1,078,864
Above-market ground leases	9,261
Deferred tax liabilities	38,803
Other	1,070,287

Total assumed liabilities	21,000,953
Plus: Total redeemable noncontrolling interests	194,549
Plus: Noncontrolling interests in consolidated real estate affiliates	73,086

Total purchase price	$31,257,008

Land	$5,267,865
Buildings and equipment	18,752,929
In-place leases	1,417,904
Lease commissions	151,633
Developments in progress	126,522
Investment in and loans to/from Unconsolidated Real Estate Affiliates	2,477,064
Cash and cash equivalents	771,432
Accounts and notes receivable, net	84,745
Prepaid expenses and other assets:
Above-market tenant leases	1,593,659
Below-market ground leases	210,294
Deferred tax assets	16,378
Tax stabilization agreement	78,255
Other	308,328

Total prepaid expenses and other assets	2,206,914

Total fair value of assets	$31,257,008

*
Calculated as outstanding Old GGP common stock at September 30, 2010 at an assumed value of $10 per share.
(K)
Net property and equipment:

        Reflects an acquisition method of accounting adjustment of $4.8 billion to reset the carrying value of the respective property assets to fair value. Land has an indefinite useful life and is not depreciated. Buildings and equipment generally have a useful life of 15 to 45 years. Buildings and equipment includes the in-place value of tenant leases. In-place tenant leases are amortized over periods that approximate the related non-cancelable remaining lease terms. Depreciable assets were marked to fair value. These fair values reflect Old GGP's previously existing accumulated depreciation balance being marked to $0.

Notes to Pro Forma Condensed Consolidated Balance Sheet (Continued)

(L)
Investment in and loans to/from Unconsolidated Real Estate Affiliates:

        Old GGP accounts for its Unconsolidated Real Estate Affiliates under the equity method. Equity method investments in the joint ventures underlying the Investment in and loans to/from Unconsolidated Real Estate Affiliates are also subject to acquisition method of accounting adjustments whereby the accounting basis in the assets and liabilities of the unconsolidated joint ventures are recorded at fair value, and accumulated depreciation of such assets are recorded at $0. Adjustments to Investment in and loans to/from Unconsolidated Real Estate Affiliates were also made to reflect the specific asset disposition and venture liquidation provisions of the joint venture agreements if our ultimate liquidation proceeds pursuant to the joint venture agreements would not be equal to our ratable share of a deemed liquidation of the joint venture at fair value. Investments in Unconsolidated Real Estate Affiliates reflected as a liability have been set to fair value, in all cases an asset amount as such liabilities were previously a function of the equity method of accounting where distributions have exceeded our capital investments, adjusted by our share of earnings, from such joint ventures.

(M)
Investment property and property held for development and sale:

        The remaining amounts at Old GGP properties that are not distributed to THHC, previously reflected at a historical cost of $12.4 million, have been combined with the fair value of the underlying properties as the increase in property value inherent in such projects, reflecting estimated costs to complete and estimated incremental cash flow from such projects, was used to calculate such fair values.

(N)
Accounts and notes receivable, net:

        Reflects the elimination of previously recorded straight-line rents receivable as of the Effective Date.

(O)
Goodwill:

        Includes adjustment of $200 million to reflect goodwill at $0 due to the fact that New GGP's fair value has been allocated to all of its tangible and identifiable intangible assets and liabilities.

(P)
Deferred Expenses, net:

        Old GGP's deferred expenses consisted principally of financing fees and leasing costs and commissions. Includes an adjustment of $254 million to reflect a fair value of $0 for such deferred expenses because Old GGP reflects the future benefit of these finance fees and leasing costs in the estimated fair values of Mortgages, notes and loans payable and Investments in real estate, respectively.

(Q)
Prepaid expenses and other assets:

        Reflects acquisition method of accounting adjustments that reflect tangible and identified intangible assets and liabilities at fair value. The intangible assets we have recognized pursuant to the acquisition method of accounting consist of above and below market leases where we are either the lessor (generally, leases to our retail and other tenants) or lessee (generally, where we own real estate subject to a ground lease), a real estate tax stabilization agreement (an agreement with a local municipality with respect to future real estate tax obligations) and certain other contractual arrangements. The adjustments are depreciated or amortized over the estimated useful life or contractual term of the underlying asset or liability (generally ranging from 3 to 11 years for tenant leases and up to 85 years for ground leases). Intangible assets recorded as a result of the acquisition method of accounting have been reflected as a component of prepaid and other assets while intangible liabilities are reported within accounts payable and accrued expenses. The value of tenant relationships has been considered in the re-leasing assumptions made in reflecting the value of in-place leases.

Notes to Pro Forma Condensed Consolidated Balance Sheet (Continued)

(R)
Mortgages, notes and loans payable:

        The acquisition method of accounting provides debt be fair valued using contractual cash flows and current estimated market interest rates, including the rates for the mortgages, notes and loans payable as modified, extended and approved by the previously confirmed plans of reorganization of Old GGP's subsidiaries or as specified in the Plan. The resulting discount or premium is a non-cash item which will be amortized or accreted over the remaining loan term on the effective yield method and reflected as a component of pro forma interest expense as described below. The weighted average interest rate utilized to estimate the fair value of debt was 4.82% and a 0.25% increase in such estimated rate would yield an approximate $200 million decrease in the estimated fair value of such debt.

(S)
Deferred tax assets and liabilities:

        Old GGP's deferred tax assets (reflected in prepaid and other assets) and liabilities have been re-measured utilizing the adjusted pro forma carrying amounts of New GGP's assets and liabilities and the current taxable and non-taxable entities to be held by New GGP after the distribution of the THHC assets and liabilities.

(T)
Accounts payable and accrued expenses:

        Reflects elements of Old GGP's working capital that have been reflected at current carrying amounts as such short-term items are assumed to be settled in cash within 12 months at such values.

(U)
Redeemable noncontrolling interests:

        The common and preferred units in GGPLP have been classified in the accompanying historical and pro forma balance sheet at September 30, 2010 outside of permanent equity as provided by ASC 480-10-S99-3 as redemption of such units are not solely within the control of the Company. ASC 805-10 and 810-10 further provide that such units be reported at the greater of the carrying amount (adjusted for income and dividends) or fair value. Accordingly, redeemable noncontrolling interests are carried at fair value as of September 30, 2010 in the historical consolidated financial statements as provided by GAAP and the pro forma statements are reflective of the revised conversion rates and book values per unit as a result of the Plan. Treasury stock has been reduced to $0 as Old GGP stock is cancelled per the Plan and only current stockholders of Old GGP are issued New GGP stock.

(V)
Common stockholders' equity:

        The acquisition method of accounting yields numerous adjustments to assets and liabilities as described above. The net effect of such adjustments is presented as an increase in common stockholders' equity, including the acquisition of Old GGP stockholder common stock with New GGP, Inc. common stock at an assumed value of $10 per share based upon the price per share of New GGP common stock to be paid by the Plan Sponsors (after the distribution of THHC), which value was accepted by Old GGP's management and Board of Directors and which is included in the Plan.

(W)
Noncontrolling interests in consolidated real estate affiliates:

        Noncontrolling interests in our consolidated real estate affiliates reflect the increase in the value of the consolidated venture's net assets attributable to such noncontrolling joint venture partners.

Old GGP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year Ended December 31, 2009

	Historical	Less Distribution of THHC(A)	Offering	Plan		Acquisition Accounting		Total
	(In thousands)
Revenues:
Minimum rents	$1,992,046	$65,653	$—	$—		$(59,332	)(G)		$1,867,061
Tenant recoveries	883,595	19,642	—	—		—			863,953
Overage rents	52,306	2,701	—	—		—			49,605
Land sales	45,997	45,997	—	—		—			—
Management fees and other corporate revenues	75,851	23	—	6,382	(B)	—			82,210
Other	86,019	2,333	—	—		—			83,686

Total revenues	3,135,814	136,349	—	6,382		(59,332)			2,946,515

Expenses:
Real estate taxes	280,895	13,827	—	—		907	(H)		267,975
Property maintenance costs	119,270	5,572	—	—		—			113,698
Marketing	34,363	1,071	—	—		—			33,292
Other property operating costs	529,686	32,573	—	—		(1,416	)(I)		495,697
Land sales operations	50,807	50,807	—	—		—			—
Provision for doubtful accounts	30,331	2,539	—	—		—			27,792
Property management and other costs	176,876	17,645	—	600	(C)	—			159,831
General and administrative	28,608	—	—	—		—			28,608
Strategic initiatives	67,341	5,380	—	—		—			61,961
Provisions for impairment	1,223,810	680,683	—	—		—			543,127
Depreciation and amortization	755,161	19,841	—	—		347,664	(J)		1,082,984

Total expenses	3,297,148	829,938	—	600		347,155			2,814,965

Operating income (loss)	(161,334)	(693,589)	—	5,782		(406,487)			131,550
Interest income	3,321	1,689	—	—		—			1,632
Interest expense	(1,311,283)	(1,337)	—	159,470	(D)	(25,129	)(K)		(1,175,605)

Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(1,469,296)	(693,237)	—	165,252		(431,616)			(1,042,423)
(Provision for) benefit from income taxes	14,610	22,585	—	2,073	(E)	—			(5,902)
Equity in income of Unconsolidated Real Estate Affiliates	4,635	(28,209)	—	—		(21,256	)(L)		11,588
Reorganization items	146,190	(6,963)	—	(153,153	)(F)	—			—

Income (loss) from continuing operations	$(1,303,861)	$(705,824)	$—	$14,172		$(452,872)			$(1,036,737)

Basic and diluted (loss) earnings per share:
Basic	$(4.11)							$		(M)

Diluted	$(4.11)							$		(M)

Weighted average numbers of common shares outstanding:
Basic	311,993									(M)

Diluted	311,993									(M)

Old GGP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Nine Months Ended September 30, 2010

	Historical	Less Distribution of THHC(A)	Offering	Plan		Acquisition Accounting		Total
	(In thousands)
Revenues:
Minimum rents	$1,464,650	$50,349	$—	$—		$(49,252	)(G)		$1,365,049
Tenant recoveries	647,744	13,890	—	—		—			633,854
Overage rents	28,126	1,738	—	—		—			26,388
Land sales	85,325	22,141	—	—		—			63,184
Management fees and other corporate revenues	48,063	—	—	4,787	(B)	—			52,850
Other	62,337	3,762	—	—		—			58,575

Total revenues	2,336,245	91,880	—	4,787		(49,252)			2,199,900

Expenses:
Real estate taxes	214,496	11,172	—	—		680	(H)		204,004
Property maintenance costs	89,207	4,766	—	—		—			84,441
Marketing	22,374	755	—	—		—			21,619
Other property operating costs	387,713	24,828	—	—		(1,028	)(I)		361,857
Land sales operations	89,001	33,540	—	—		—			55,461
Provision for doubtful accounts	15,575	1,101	—	—		—			14,474
Property management and other costs	125,007	12,463	—	450	(C)	—			112,994
General and administrative	22,707	—	—	—		—			22,707
Strategic initiatives	—	—	—	—		—			—
Provisions for impairment	35,893	578	—	—		—			35,315
Depreciation and amortization	527,956	12,535	—	—		296,818	(J)		812,239

Total expenses	1,529,929	101,738	—	450		296,470			1,725,111

Operating income (loss)	806,316	(9,858)	—	4,337		(345,722)			474,789
Interest income	1,087	118	—	—		—			969
Interest expense	(1,050,241)	(2,690)	—	129,215	(D)	(20,993	)(K)		(939,329)

Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(242,838)	(12,430)	—	133,552		(366,715)			(463,571)
(Provision for) benefit from income taxes	(19,797)	(13,352)	—	—	(E)	—			(6,445)
Equity in income of Unconsolidated Real Estate Affiliates	60,441	6,394	—	—		(15,942	)(L)		38,105
Reorganization items	(93,216)	(42,476)	—	50,740	(F)	—			—

Income (loss) from continuing operations	$(295,410)	$(61,864)	$—	$184,292		$(382,657)			$(431,911)

Basic and diluted (loss) earnings per share:
Basic	$(0.94)							$		(M)

Diluted	$(0.94)							$		(M)

Weighted average numbers of common shares outstanding:
Basic	316,849									(M)

Diluted	316,849									(M)

Old GGP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Nine Months Ended September 30, 2009

	Historical	Less Distribution of THHC(A)	Offering	Plan		Acquisition Accounting		Total
	(In thousands)
Revenues:
Minimum rents	$1,487,288	$49,390	$—	$—		$(51,104	)(G)		$1,386,794
Tenant recoveries	674,750	14,827	—	—		—			659,923
Overage rents	26,214	1,465	—	—		—			24,749
Land sales	38,844	38,844	—	—		—			—
Management fees and other corporate revenues	57,569	23	—	4,787	(B)	—			62,333
Other	57,031	832	—	—		—			56,199

Total revenues	2,341,696	105,381	—	4,787		(51,104)			2,189,998

Expenses:
Real estate taxes	210,443	10,111	—	—		680	(H)		201,012
Property maintenance costs	77,704	3,617	—	—		—			74,087
Marketing	21,840	738	—	—		—			21,102
Other property operating costs	394,414	24,372	—	—		(1,065	)(I)		368,977
Land sales operations	42,046	42,046	—	—		—			—
Provision for doubtful accounts	25,104	1,181	—	—		—			23,923
Property management and other costs	130,485	13,024	—	450	(C)	—			117,911
General and administrative	22,436	—	—	—		—			22,436
Strategic initiatives	67,341	5,380	—	—		—			61,961
Provisions for impairment	474,420	181,273	—	—		—			293,147
Depreciation and amortization	576,103	15,221	—	—		251,357	(J)		812,239

Total expenses	2,042,336	296,963	—	450		250,972			1,996,795

Operating income (loss)	299,360	(191,582)	—	4,337		(302,076)			193,203
Interest income	1,754	487	—	—		—			1,267
Interest expense	(983,198)	811	—	114,772	(D)	(21,591)	(K)		(890,828)

Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(682,084)	(190,284)	—	119,109		(323,667)			(696,358)
(Provision for) benefit from income taxes	10,202	15,849	—	2,073	(E)	—			(3,574)
Equity in income of Unconsolidated Real Estate Affiliates	39,218	3,090	—	—		(15,942	)(L)		20,186
Reorganization items	(47,515)	(3,832)	—	43,683	(F)	—			—

Income (loss) from continuing operations	$(680,179)	$(175,177)	$—	$164,865		$(339,609)			$(679,746)

Basic and diluted (loss) earnings per share:
Basic	$(2.16)							$		(M)

Diluted	$(2.16)							$		(M)

Weighted average numbers of common shares outstanding:
Basic	311,861									(M)

Diluted	311,861									(M)

Old GGP

Notes to Pro Forma Condensed Consolidated Statements of Operations

(A)
Distribution of THHC:

        Reflects the revenues and expenses transferred to THHC pursuant to the Plan. In particular, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Distribution of THHC," the assets and liabilities to be transferred to THHC pursuant to a tax-free exchange, are expected to consist of all of Old GGP's master-planned communities, nine mixed-use development opportunities, four potential mall development projects, seven redevelopment properties and other miscellaneous real estate interests. THHC will be capitalized with $250 million of initial equity from the Plan Sponsors pursuant to their investment agreements and Old GGP equity owners are expected to own a majority equity interest in THHC as of the Effective Date. Intercompany balances and transactions between entities to be owned by New GGP and THHC after the Effective Date that were previously eliminated within the historical financial statements of Old GGP, to the extent not specifically addressed by the provisions of the Plan, have been restored. The pro forma adjustments for the distribution of THHC do not reflect the new ownership structure or taxable status contemplated for THHC, the incremental costs that THHC will incur as a stand-alone public company or the costs associated with the transition services agreement that Old GGP expects to enter into with THHC on our behalf on or prior to the Effective Date. Accordingly, such pro forma adjustments for the THHC distribution will not agree to other financial information filed by THHC with respect to its results of operations.

(B)
Management fees and other corporate revenues:

        Reflects certain Transition Services Agreement revenues of $6 million annually as well as certain rents (approximately $0.3 million) pursuant to a six month lease expected to commence with THHC on the Effective Date.

(C)
Property management and other costs:

        Reflects rental expense for certain corporate office space owned by THHC of $0.6 million annually.

(D)
Interest expense:

        Reflects the reduction in interest expense due to the repayment or replacement of certain of Old GGP's debt as provided by the Plan. In addition, $1.650 billion of unmatured Rouse notes are expected to be reinstated pursuant to the Plan.

(E)
(Provision for) benefit from income taxes:

        Reflects the pro forma adjustments to income tax effected at an average tax rate of approximately 39.09%.

(F)
Reorganization items:

        Expenses for all reorganization items have been reversed as the Plan is assumed to be effective and all Old GGP Debtors are deemed to have emerged from bankruptcy as of the first day of the periods presented and, accordingly, such expenses or items would not be incurred.

(G)
Minimum rents:

        Minimum rent receipts are recognized on a straight-line basis over periods that reflect the related lease terms. Acquisition accounting adjustments reflect a change in the periods over which such items are recognized, as compared to Old GGP. The adjustment related to straight-line rent was an increase

Old GGP

Notes to Pro Forma Condensed Consolidated Statements of Operations (Continued)

in revenues of $45.0 million for the year ended December 31, 2009; $27.0 million for the nine months ended September 30, 2010 and $26.9 million for the nine months ended September 30, 2009.

        Minimum rent revenues also include accretion and amortization related to above and below-market portions of tenant leases. Acquisition accounting adjustments reflect adjusted amortization due to the revaluation of the above described intangibles and, as compared to Old GGP, the shortened periods over which such items are recognized. The adjustment related to accretion and amortization of these intangible assets was a decrease in revenues of $104.3 million for the year ended December 31, 2009, $76.2 million for the nine months ended September 30, 2010 and $78.0 million for the nine months ended September 30, 2009.

(H)
Real estate taxes:

        Real estate taxes have been adjusted to reflect acquisition method of accounting intangible assets and liabilities for ground leases where Old GGP is the lessee and for certain other contractual arrangements. Acquisition accounting adjustments reflect adjusted amortization due to the revaluation of the above described intangibles and, as compared to Old GGP, the shortened periods over which such items are recognized.

(I)
Other property operating costs:

        Other property operating costs have been adjusted to reflect acquisition method of accounting intangible assets and liabilities for ground leases where Old GGP is the lessee and for certain other contractual arrangements. Acquisition accounting adjustments reflect adjusted amortization due to the revaluation of the above described intangibles and, as compared to Old GGP, the shortened periods over which such items are recognized.

(J)
Depreciation and amortization:

        Adjusts depreciation and amortization expense related to the adjustments of estimated useful lives and contractual terms as well as the fair valuation of the underlying assets and liabilities, resulting in changes to the rate and amount of depreciation and amortization.

(K)
Interest expense:

        Reflects a non-cash adjustment to interest expense due to the fair valuing of debt and deferred expenses and other amounts in historical interest expense as a result of the acquisition method of accounting. Mortgages, notes and loans payable have been fair valued using contractual cash flows as current estimate interest rates, including such debt as modified, extended and approved by the respective plans of reorganization of Old GGP's subsidiaries or as specified in the Plan. The resulting discounts or premiums (which are non-cash items) have been amortized or accreted over the remaining loan term on the effective yield method and reported as a component of interest expense.

        A 0.25% increase or decrease in the effective interest rate for our variable rate loans would increase or decrease the pro forma interest expense by $6.8 million for the year ended December 31, 2009 and $3.4 million for the nine months ended September 30, 2010.

(L)
Equity in income of Unconsolidated Real Estate Affiliates:

        Reflects the allocation of the total of all respective pro forma adjustments, substantially all of which are related to depreciation. Depreciation adjustments reflect the adjusted fair value of the property owned by the Unconsolidated Rest Estate Affiliates pursuant to the acquisition method of accounting, depreciated over the estimated useful life of the property for the applicable period, and adjusted for GGP's allocable sharing percentage under the applicable joint venture agreements.

Old GGP

Notes to Pro Forma Condensed Consolidated Statements of Operations (Continued)

(M)
Pro Forma Earnings and Earnings Per Share:

        Included in pro forma earnings for the periods presented, after giving effect to the distribution of THHC and the acquisition adjustments listed immediately above, are aggregate straight line rent, net above and below market rent and acquisition accounting real estate tax and ground rent adjustment amounts of $27.0, ($76.3), ($0.7) and $1.0; $26.9, ($78.0), ($0.7) and $1.1; and $45.0, ($104.3), ($1.0) and $1.4 (all amounts in millions), for the nine months ended September 30, 2010 and September 30, 2009 and for the twelve months ended December 31, 2009, respectively.

        Reflects the earnings per share effect of approximately 643.8 million shares of common stock issued offered by this prospectus, which assumes $            per share and reflects the earnings per share effect of approximately                        shares of common stock issued to the Plan Sponsors, Blackstone and Texas Teachers pursuant to the Plan.

        The pro forma condensed consolidated statements of operations do not include any expense related to the conversion of Old GGP options to acquire Old GGP common stock into options to acquire New GGP and THHC common stock as such options are fully vested at the Effective Date and no service period expense or compensation expense is therefore recognizable under ASC 718-20. In addition, as all pro forma periods reflect losses, no dilutive effect of these options is presented as all options outstanding are anti-dilutive. Finally, the acceleration of the expense associated with the existing options has not been reflected in the pro forma statements of operations as it is not material.

        Excludes the impact of any dilution resulting from the terms of the employment agreement with Mr. Sandeep Mathrani to be effective as of January 17, 2010, which provides for the issuance of restricted stock and options and is not a transaction pursuant to the Plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read this discussion in conjunction with Old GGP's consolidated financial statements, the notes thereto and other financial information included elsewhere in this prospectus. Old GGP's financial statements are prepared in accordance with GAAP. The description of our business in this prospectus is presented on a pro forma basis after giving effect to the consummation of the Plan as more fully described under "Unaudited Pro Forma Condensed Consolidated Financial and Other Data—Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements," including the distribution of THHC. However, except as otherwise explicitly stated, the historical consolidated financial information and data and accompanying consolidated financial statements and the related notes thereto contained in this prospectus reflect the actual historical consolidated results of operations and financial condition of Old GGP for the periods presented and do not give effect to, among other things, the consummation of the Plan, including the distribution of THHC.

        In addition, we have identified thirteen properties with $744.5 million of secured mortgage debt at September 30, 2010 as underperforming retail assets (the "Special Consideration Properties"). Two of these thirteen properties with an aggregate of $97.5 million of secured mortgage debt at September 30, 2010 were transferred to the applicable lenders on November 1, 2010. The Special Consideration Properties are held by entities that have emerged from bankruptcy. Pursuant to the terms of the agreements with the lenders for these properties, the entities holding such properties have until two days following the emergence of the remaining Debtors in bankruptcy to determine whether the collateral property for these loans should be deeded to the respected lender in full satisfaction of the related debt or whether the property should be retained with further modified loan terms. Prior to the emergence of the remaining Debtors, all cash produced by these properties is under the control of the respective lenders, and we are required to pay any operating expense shortfall. No determination has been made as to whether to retain or deed back the Special Consideration upon Old GGP's and the other remaining Debtors' emergence from bankruptcy, and they are included in the discussion below.

        This section contains forward-looking statements that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in "Risk Factors" and the matters set forth in this prospectus. See "Cautionary Statement Regarding Forward-Looking Statements."

        All references to numbered Notes are to specific footnotes to our consolidated historical financial statements included elsewhere in this prospectus and which descriptions are incorporated into the applicable response by reference. Capitalized terms used, but not defined, in this Management's Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as in such Notes.

        In this section, references to "we," "us" and "our" refer to Old GGP and its consolidated subsidiaries and joint ventures prior to giving effect to the Plan.

Overview

        We are a leading real estate owner and operator of regional malls with an ownership interest in 185 regional malls in 43 states as of the date of this prospectus, as well as ownership interests in other rental properties. Based on the number of malls in our portfolio, we are the second largest owner of regional malls in the United States, located strategically in major and middle markets nationwide. For the year ended December 31, 2009, on a pro forma basis, our operating income and NOI were $131.6 million and $2,306.7 million, respectively, and for the nine months ended September 30, 2010, on a pro forma basis our operating income and NOI were $474.8 million and $1,688.0 million, respectively.

        From the third quarter of 2008 through the filing of the Chapter 11 Cases and first half of 2009, liquidity was our primary issue. Unable to refinance, extend or otherwise restructure our past due debt due to the collapse of the credit markets, we voluntarily chose to restructure our debt under court supervision. In April 2009, we and certain of our subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, which we refer to as the bankruptcy. The Chapter 11 Cases were filed in the Bankruptcy Court of the Southern District of New York and are currently being jointly administered. A total of 388 Debtors with approximately $21.8 billion of debt filed for Chapter 11 protection under the Bankruptcy Code. The Chapter 11 cases created the protections necessary for us to develop and execute plans of reorganization to restructure our company and extend mortgage maturities, reduce corporate debt and overall leverage and establish a sustainable long-term capital structure. We have a long-term business plan necessary to effect the objectives it sought to achieve through the Chapter 11 process. The business plan contemplates the continued operation of retail shopping centers, divestiture of non-core assets and businesses and certain non-performing retail assets, and select development projects. We have pursued a deliberate two-stage strategy for our reorganization. The first stage of the Chapter 11 process, which is substantially completed, entailed the restructuring of our property-level secured mortgage debt. The second stage is the restructuring of the debt of the remaining Debtors and our public equity.

        As of September 30, 2010, 262 Debtors representing approximately $14.9 billion of debt have emerged from bankruptcy and 126 TopCo Debtors, representing approximately $6.9 billion of debt, remain subject to Chapter 11 proceedings. The consensual plans of reorganization for such emerged Debtors provided for, in exchange for payment of certain extension fees and cure of previously unpaid amounts due on the applicable mortgage loans (primarily, principal amortization otherwise scheduled to have been paid since the date the Chapter 11 Cases were filed) received an extension of the secured mortgage loans at previously existing non-default interest rates. As a result of the extensions, none of these loans will have a maturity prior to January 1, 2014. In addition, the consensual plans of reorganization provide for the payment in full of all undisputed claims of creditors of such Debtors.

        We developed the second stage of our strategy for the TopCo Debtors' emergence from bankruptcy. This strategy included our entry into the Investment Agreements with the Plan Sponsors, the distribution of THHC (described below), the investment by Texas Teachers and entry into a revolving credit facility. On August 27, 2010, Old GGP, along with the other TopCo Debtors, filed with the Bankruptcy Court the Disclosure Statement and the Plan. On October 21, 2010, the Bankruptcy Court entered an order confirming the Plan. The Plan became effective and Old GGP emerged from bankruptcy on                        , 2010. For more detailed information, see "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan."

Distribution of THHC

        As part of the Plan, Old GGP distributed to its existing stockholders equity ownership in a newly formed company, THHC, which will own a diverse portfolio of real estate assets, including the master planned communities and properties such as Ward Centers in Honolulu, Hawaii and South Street Seaport in New York City. The distribution was exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code. The THHC properties are a group of assets that we believe have considerable long term value potential. These assets are expected to consist of all of our master planned communities, nine mixed-use development opportunities, four mall development projects, seven redevelopment opportunities and eleven other miscellaneous interests. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

        In order to provide for an orderly transition of THHC as an independent company, we entered into certain agreements with THHC as described below:

  •
  Separation Agreement: The Separation Agreement sets forth, among other things, our agreement with THHC regarding the separation of THHC from us, including the principal corporate transactions required to effectuate the distribution, and the allocation of certain assets and liabilities between us and THHC. It also provides for certain other agreements, described in additional detail below, that will govern our relationship with THHC following the distribution date. The Separation Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be performed by each of us and THHC as part of the separation, and it provides for when and how these transfers, assumptions and assignments will occur. The THHC assets and THHC liabilities will be transferred on an "as is," "where is" basis as of the distribution date without pro-ration and regardless of whether they relate to the period before or after the distribution date. The Separation Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of THHC's business with THHC. Other matters governed by the Separation Agreement include access to financial and other records and information, intellectual property, legal privilege, confidentiality, access to and provision of records and treatment of outstanding guarantees. The Separation Agreement may be terminated, and the distribution abandoned at any time prior to the distribution, by us in our sole discretion, without THHC's approval.

  •
  Transition Services Agreement: Prior to the separation, THHC and certain of our subsidiaries will enter into a transition services agreement in connection with the separation whereby we will provide to THHC, on a transitional basis, certain specified services on an interim basis for various terms not exceeding 24 months following the separation. THHC may terminate certain specified services by giving prior written notice to us of any such termination. The services that we will provide to THHC include, among others, payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, property management services, legal and accounting services and various other corporate services. The charges for each of the transition services will generally be based on an hourly fee arrangement and pass-through out-of-pocket costs.

  •
  Reverse Transition Services Agreement: Prior to the separation, THHC and certain of our subsidiaries will enter into a reverse transition services agreement in connection with the separation whereby THHC will provide to us, on a transitional basis, certain specified services on an interim basis for various terms not exceeding 24 months following the separation. We may terminate certain specified services by giving prior written notice to THHC of any such termination. The services that we will receive from THHC include accounting and tax support services. The charges for each of the transition services will generally be based on an hourly fee arrangement and pass-through out-of-pocket costs.

  •
  Tax Matters Agreement: Prior to the separation, we and THHC will enter into a tax matters agreement that will govern the parties' respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. Taxes relating to or arising out of the failure of certain of the transactions described in the private letter ruling request to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by us and THHC based on certain percentages to be determined in accordance with the relative market capitalization of the two companies, except if such failure is attributable to our action or inaction or THHC's action or inaction, as the case may be, or any event (or series of events) involving our assets or stock or the assets or stock of THHC, as the case may be, in which case the resulting liability will be borne in full by us or THHC, respectively.

  •
  Employee Matters Agreement: Prior to the separation, we will enter into an employee matters agreement that will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and related matters, including the treatment of outstanding GGP option awards, annual and long-term incentive awards, severance arrangements, retirement plans and welfare benefit obligations. THHC will generally assume all liabilities and assets relating to employee compensation and benefits for current and former employees of THHC and our current and former employees engaged primarily in the business of THHC. Employees of THHC may continue to participate in our welfare benefit plans, including our healthcare plan, until December 31, 2010. THHC will reimburse us for the cost continuing to provide such coverage.

  •
  Employee Leasing Agreement: Our employees engaged primarily in the business of THHC will continue to be employed by us until December 31, 2010 pursuant to an employee leasing agreement. THHC will reimburse us for the cost of continuing to employ such individuals until December 31, 2010.

  •
  Surety Bond Indemnity: Prior to the separation, we and THHC will enter into a surety bond indemnity agreement that will govern the continuation of certain surety bonds that were issued under our surety bond facilities prior to the distribution date in respect of projects related to THHC's business (the "THHC Bonds"). Under the terms of the Surety Bond Indemnity Agreement, THHC agrees to reimburse us for any applicable premiums and fees in connection with the THHC Bonds, to pay us an additional market rate for the continued use of our surety bond facilities, and to indemnify us from and against any and all losses arising out of or related to the THHC Bonds.

  •
  Real Estate Agreements: Prior to the separation, we and THHC will enter into certain real estate agreements, pursuant to which we and THHC will cooperate with respect to the development of various real estate assets, including properties that THHC will own adjacent to ours (e.g., the development rights over Fashion Show Mall and the parking structure adjacent to the Ala Moana Center).

        Pursuant to the Investment Agreements, under certain circumstances, THHC or one of its subsidiaries may be required to issue the Spinco Note. Based on currently available information, we do not expect that a Spinco Note will be issued on the Effective Date.

        Following the distribution to THHC, New GGP will not operate the Master Planned Communities segment. On a pro forma basis, for the year ended December 31, 2009, total revenues would have declined by approximately $136.3 million and total expenses would have declined by approximately $830.0 million. In addition, the total assets owned by THHC at September 30, 2010 would have been approximately $3.1 billion. As a result, we expect the distribution to THHC to have a positive impact on operating income and net income attributable to common stockholders of New GGP.

        The accompanying discussion and analysis of operations relates to historical Old GGP, without giving effect to the distribution to THHC. For a presentation of the impact of the THHC distribution, see "Unaudited Pro Forma Condensed Consolidated Financial Information."

Impact of Implementation of the Plan

        In addition to the THHC distribution, the Plan contemplates the payment and/or possible reinstatement of TopCo Debtor indebtedness and other liabilities, which will result in a reduction of cash interest expense from historical levels. Also, due to the structure of the Plan Sponsors' investment, as of the Effective Date, New GGP will be required to apply the acquisition method of accounting. Acquisition method of accounting yields numerous adjustments to assets and liabilities, including requiring that Old GGP's debt be fair valued using contractual cash flows and current estimated market interested rates, including the rates for the mortgages, notes, and loans payable as modified, extended and approved by the previously confirmed first stage plans. The resulting discount or premium is a non-cash item which will be amortized or accreted over the remaining loan term on the effective yield method and reflected as a component interest expense. As a result, we expect that much of the reduction of interest expense that we will realize as a result of the reduction of our liabilities under the Plan will be offset by an increase in non-cash interest expense resulting from this aspect of the adoption of the acquisition method of accounting. For a more detailed description of the pro forma impact of the implementation of the Plan and the adoption of the acquisition method of accounting, see the "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this prospectus.

Operations

        As a result of the automatic stay of most actions against a Debtor's estate, the resulting suspension of our obligation to pay certain pre-petition liabilities and proceeds from the DIP Facility, as of September 30, 2010, we had approximately $630.0 million of cash. Our liquidity is dependent upon cash flow from operations, which were affected by the severe weakening of the economy in 2009. Retail sales hit their low point in the first quarter of 2009 but have gradually improved. However, retail market conditions have not returned to the levels of 2007 and, while we believe that they have stabilized and begun to show improvement, they continue to impact our ability to generate and increase Retail and Other revenues. In addition, the continued weak housing market has negatively affected our ability to generate income through the sale of residential land in our master planned communities.

        As part of our business planning process we reviewed our development and redevelopment projects. At this time we currently plan to complete projects that are already substantially complete and joint venture projects. As a result, we currently expect to complete our expansion and redevelopment projects at Christiana Mall, Fashion Place and Saint Louis Galleria.

        For the nine months ended September 30, 2010, we generated NOI of $1.8 billion in our retail and other segment. Included in this amount is income from our Unconsolidated Properties at our ownership share. We also reported NOI of $1.8 billion for the nine months ended September 30, 2009. Based on the results of our evaluations for impairment ("Note 1—Reorganization" to the consolidated financial statements contained elsewhere in the prospectus), we recognized total impairment charges of $35.9 million for the nine months ended September 30, 2010 and $474.4 million for the nine months ended September 30, 2009.

        For the nine months ended September 30, 2010, total property revenues declined $52.7 million, or 1.96%, to $2.63 billion from the same period in 2009, primarily due to declines in specialty leasing occupancy and sales volumes. Included in this amount are revenues from Unconsolidated Properties at our ownership share of $440.1 million for the nine months ended September 30, 2010, which was slightly less than the $449.4 million for the nine months ended September 30, 2009.

        Land and condominium sales, as well as land and condominium sales operations, increased for the nine months ended September 30, 2010 primarily resulting from $63.2 million of revenue and $58.2 million of associated costs of sales related to 24 condominium sales at Nouvelle at Natick during the period. Comparable unit sales were deferred until the three months ended June 30, 2010 since we had not surpassed the threshold of sold units required for recognition of revenue on the project as a whole. In addition, The Woodlands community experienced greater sales volumes of commercial land sales for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009.

        Our ability to continue as a going concern is dependent upon our ability to successfully consummate the Plan, and emerge from bankruptcy protection and there can be no assurance that we will be able to do so. We have described such concerns in Note 1 and our independent registered public accounting firm has included an explanatory paragraph in its report on the audit of our consolidated financial statements as of December 31, 2009 and for the year then ended expressing substantial doubt as to our ability to continue as a going concern.

Historical Reportable Segments

        We have historically operated our business in two reportable segments: Retail and Other and Master Planned Communities. All of the master planned communities and portions of the Rental and Other segment were transferred to THHC on the Effective Date. The historical information provided below has not been restated to give effect to the distribution of THHC or other components of the Plan.

  Retail and Other Segment

        Our primary business is owning, managing, leasing and developing retail rental property, primarily shopping centers. The substantial majority of our properties are located in the United States, but we also have certain retail rental property operations and property management activities (through unconsolidated joint ventures) in Brazil.

        We provide on-site management and other services to substantially all of our properties, including properties which we own through joint venture arrangements and which are unconsolidated for GAAP purposes. Our management operating philosophies and strategies are generally the same whether the properties are consolidated or unconsolidated. As a result, we believe that financial information and operating statistics with respect to all properties, both consolidated and unconsolidated, provide important insights into our operating results.

        We believe that the most significant operating factor affecting incremental cash flow and NOI is increased rents earned from tenants at our properties. These rental revenue increases are primarily achieved by:

  •
  Renewing expiring leases and re-leasing existing space at rates higher than expiring or existing rates;

  •
  Increasing occupancy at the properties so that more space is generating rent; and

  •
  Increased tenant sales in which we participate through Overage Rent.

        The following tables summarize selected operating statistics. Unless noted, all information is as of December 31, 2009.

	Consolidated Properties(b)	Unconsolidated Properties(b)	Company Portfolio(b)(e)
Operating Statistics(a)
Space leased at centers not under redevelopment (as a %)	91.0%	93.8%	91.6%
Trailing 12 month total tenant sales per square feet(c)	$393	$447	$406
% change in total sales	(7.0)%	(7.9)%	(7.2)%
% change in comparable sales	(7.4)%	(7.8)%	(7.4)%
Mall and Freestanding GLA excluding space under redevelopment (in square feet)	50,727,954	4,634,148	65,362,102
Certain Financial Information(d)
Average annualized in place sum of rent and recoverable common area costs per square foot(f)	$47.09	$54.98
Average sum of rent and recoverable common area costs per square foot for new/renewal leases (excludes current year acquisitions)(f)	$32.02	$43.31
Average sum of rent and recoverable common area costs per square foot for leases expiring in current year (excludes current year acquisitions)(f)	$35.43	$47.05

(a)
Excludes all international operations which combined represent approximately 1% of segment basis real estate property net operating income. Also excludes strip shopping centers, non-retail centers and centers that are managed by a third party.

(b)
Data is for 100% of the mall and Freestanding GLA in each portfolio. Data excludes properties at which significant physical or merchandising changes have been made.

(c)
Trailing 12 month tenant sales per square foot is calculated as the sum of comparable sales for the year ended December 31, 2009 divided by the comparable square footage for the same period. We include in our calculations of comparable sales and comparable square footage properties that have been owned and operated for the entire time during the twelve month period and exclude properties at which significant physical or merchandising changes have been made.

(d)
Data may not be comparable to those of other companies.

(e)
Data presented in the column "Company Portfolio" are weighted average amounts.

(f)
Data includes a significant proportion of short-term leases on in-line spaces that are leased for one year. Rents and recoverable common area costs related to these short-term leases are typically much lower than those related to long-term leases.

  Master Planned Communities Segment

        Our Master Planned Communities business was transferred to THHC on the Effective Date. It consists of the development and sale of residential and commercial land, primarily in large-scale projects in and around Columbia, Maryland; Houston, Texas; and Summerlin, Nevada. Residential sales include standard, custom and high density (i.e., condominium, town homes and apartments) parcels. Standard residential lots are designated for detached and attached single- and multi-family homes, ranging from entry-level to luxury homes. At our Summerlin project, we have further designated certain residential parcels as custom lots as their premium price reflects their larger size and other distinguishing features including gated communities, golf course access and higher elevations. Commercial sales include parcels designated for retail, office, services and other for-profit activities, as well as those parcels designated for use by government, schools and other not-for-profit entities.

        Revenues are derived primarily from the sale of finished lots, including infrastructure and amenities, and undeveloped property to both residential and commercial developers. Additional revenues are earned through participations with builders in their sales of finished homes to homebuyers. Revenues and net operating income are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidences, regional economic conditions in the areas surrounding the projects, levels of homebuilder inventory, other factors affecting the homebuilder business and sales of residential properties generally, availability of saleable land for particular uses and our decisions to sell, develop or retain land. For our more mature commitments such as in Columbia, Maryland, we are also creating new design plans to increase density and additional communities.

        The pace of land sales for standard residential lots has declined in recent periods in correlation to the decline in the housing market.

        As of December 31, 2009, there have been 84 unit sales at our 215 unit Nouvelle at Natick residential condominium project. As the threshold for profit recognition on such sales has not yet been achieved, the $36.4 million of sales proceeds received to date has been deferred and has been reflected within accounts payable, accrued expenses and other liabilities (See "Note 11—Other Assets and Liabilities" to the consolidated financial statements contained elsewhere in this prospectus). When such thresholds are achieved, the deferred revenue, and the related costs of units sold, will be reflected on the percentage of completion method within our master planned community segment.

        Based on the results of our evaluations for impairment (See "Note 2—Summary of Significant Accounting Policies" to the consolidated financial statements contained elsewhere in this prospectus), we recognized aggregate impairment charges related to our Master Planned Communities of $108.7 million in 2009, $40.3 million in 2008 and $127.6 million in 2007.

Results of Operations

        Our revenues are primarily received from tenants in the form of fixed minimum rents, Overage Rent and recoveries of operating expenses. We have presented the following discussion of our results of operations on a segment basis under the proportionate share method. Under the proportionate share method, our share of the revenues and expenses of the Unconsolidated Properties are combined with the revenues and expenses of the Consolidated Properties. Other revenues are reduced by the NOI attributable to our noncontrolling interests in consolidated joint ventures. See "Note 16—Segments" to the consolidated financial statements contained elsewhere in this prospectus for additional information including reconciliations of our segment basis results to GAAP basis results.

Three months ended September 30, 2010 and 2009

Retail and Other Segment

	Three Months Ended September 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Property revenues:
Minimum rents	$581,433	$583,736	$(2,303)	(0.4)%
Tenant recoveries	256,270	256,758	(488)	(0.2)
Overage rents	11,398	11,850	(452)	(3.8)
Other, including non controlling interests	27,307	29,297	(1,990)	(6.8)

Total property revenues	876,408	881,641	(5,233)	(0.6)

Property operating expenses:
Real estate taxes	82,386	81,700	686	0.8
Property maintenance costs	32,016	33,270	(1,254)	(3.8)
Marketing	11,052	8,842	2,210	25.0
Other property operating costs	162,559	167,513	(4,954)	(3.0)
Provision for doubtful accounts	6,566	7,464	(898)	(12.0)

Total property operating expenses	294,579	298,789	(4,210)	(1.4)

Retail and other net operating income	$581,829	$582,852	$(1,023)	(0.2)%

        Minimum rents decreased $2.3 million for the three months ended September 30, 2010 primarily due to a $2.2 million decrease in temporary rental revenues resulting from a decrease in temporary tenant occupancy and sales volume for the three months ended September 30, 2010. Partially offsetting these decreases, termination income increased $0.4 million to $4.3 million for the three months ended September 30, 2010 compared to $3.9 million for the three months ended September 30, 2009. As a result of deteriorating economic conditions, we have entered into percent in lieu leases with tenants who may have difficulty in making their fixed rent payments. We generally prefer to enter into percent in lieu leases rather than agreeing to reductions in or abatements of fixed rent amounts because by temporarily accepting a reduced rent calculated based on a percentage of a tenant's sales, our rental revenues will increase as the tenant's business improves. In addition, we believe that these concessions help to prevent tenants from vacating a lease, thereby maintaining occupancy levels and avoiding triggering co-tenancy clauses in our leases for the applicable mall. Such lease modifications were made to less than 1% of our leases. As the economy and retail sales improve, we expect to enter into fewer percent in lieu leases and other rent relief agreements.

        Certain of our leases include both a base rent component and a component which requires tenants to pay amounts related to all, or substantially all, of their share of real estate taxes and certain property operating expenses, including common area maintenance and insurance. The portion of the tenant rent from these leases attributable to real estate tax and operating expense recoveries are recorded as tenant recoveries. There were no significant variances in tenant recoveries for the three months ended September 30, 2010 as compared to the three months ended September 30, 2009.

        Other revenue, including non controlling interest, decreased $2.0 million for the three months ended September 30, 2010 primarily due to a decrease in operating results from Aliansce, our Unconsolidated Real Estate Affiliate located in Brazil, as a result of the Aliansce IPO in January 2010 ("Note 3—Unconsolidated Real Estate Affiliates" to the consolidated financial statements contained elsewhere in this prospectus), compared to the three months ended September 30, 2009.

        Marketing expenses increased $2.2 million for the three months ended September 30, 2010 primarily due to increases in national projects such as our "Shop 'til You Rock, Emarketing and Shopper Rewards" programs.

        Other property operating costs decreased for the three months ended September 30, 2010 by $5.0 million primarily due to the final settlements in 2010 related to the termination of utility contracts that were subject to compromise and therefore such settlements were classified as reorganization items in the current period. Partially offsetting this decrease is increased electric expense due to comparatively warmer weather conditions, and increases in landscaping and cleaning contracts.

Master Planned Communities Segment

	Three Months Ended September 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Land and condominium sales	$31,114	$15,209	$15,905	104.6%
Land and condominium sales operations	(27,850)	(18,229)	9,621	52.8

Master Planned Communities net operating income (loss)	$3,264	$(3,020)	$6,284	(208.1)%

        Land and condominium sales, as well as land and condominium sales operations, increased for the three months ended September 30, 2010 primarily resulting from $10.3 million of revenue and $9.6 million of associated costs of sales related to 24 unit condominium sales at Nouvelle at Natick during the period. Comparable unit sales through September 30, 2009 were deferred since we had not surpassed the threshold of sold units required for recognition of revenue on the project as a whole until June 30, 2010. In addition, net operating income increased at The Woodlands community resulting from greater sales volumes of commercial land sales for the three months ended September 30, 2010 compared to the three months ended September 30, 2009.

        For all of our master planned communities, we sold a total of 47.5 residential acres for the three months ended September 30, 2010 compared to a total of 51.5 acres for the three months ended September 30, 2009, and a total of 11.3 acres of commercial lots for the three months ended September 30, 2010 compared to 0.6 acres for the three months ended September 30, 2009.

        As of September 30, 2010, the master planned communities have approximately 14,700 remaining salable acres and Nouvelle at Natick has 63 available condominium units for sale.

Certain Significant Consolidated Revenues and Expenses

	Three Months Ended September 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Tenant rents	$715,672	$716,920	$(1,248)	(0.2)%
Land and condominium sales	20,290	7,409	12,881	173.9
Property operating expense	245,627	247,689	(2,062)	(0.8)
Land and condominium sales operations	19,770	9,582	10,188	106.3
Management fees and other corporate revenues	14,075	16,851	(2,776)	(16.5)
Property management and other costs	41,057	44,876	(3,819)	(8.5)
General and administrative	9,401	8,324	1,077	12.9
Strategic initiatives	—	3,328	(3,328)	(100.0)
Provisions for impairment	4,620	60,940	(56,320)	(92.4)
Depreciation and amortization	175,336	185,016	(9,680)	(5.2)
Interest expense	413,237	326,357	86,880	26.6
Provision for (benefit from) income taxes	1,913	(14,430)	16,343	(113.3)
Equity in income of Unconsolidated Real Estate Affiliates	9,789	15,341	(5,552)	(36.2)
Reorganization items	(102,517)	(22,597)	(79,920)	353.7
Discontinued operations—gain on dispositions	—	29	(29)	(100.0)

        Changes in consolidated tenant rents (which includes minimum rents, tenant recoveries and overage rents), land and condominium sales, property operating expenses (which includes real estate taxes, property maintenance costs, marketing, other property operating costs and provision for doubtful accounts) and land and condominium sales operations were attributable to the same items discussed above in our segment basis results, excluding those items related to our Unconsolidated Properties. Management fees and other corporate revenues, property management and other costs and general and administrative in the aggregate represent our costs of doing business and are generally not direct property-related costs.

        Management fees and other corporate revenues decreased $2.8 million for the three months ended September 30, 2010 primarily due to a $1.0 million decrease in lease fees, a $0.8 million decrease in development fees and a $0.8 million decrease in management fees. Of the total decrease, $1.3 million resulted from the sale of our third-party management business in July 2010 ("Note 1—Organization" to the consolidated financial statements contained elsewhere in this prospectus).

        Property management and other costs decreased $3.8 million for the three months ended September 30, 2010 primarily due to an $11.2 million decrease in compensation expense primarily resulting from a reduction in force in 2009 and the sale of our third party management business in July 2010 ("Note 1—Organization" to the consolidated financial statements contained elsewhere in this prospectus). Such decrease was partially offset by a $3.7 million increase in professional services primarily due to an increase in leasing brokerage fees and a $1.5 million increase in information technology.

        Strategic initiatives for the three months ended September 30, 2009 is primarily due to the recognition of professional fees for restructuring that were incurred prior to filing for Chapter 11. Similar fees incurred after filing for Chapter 11 are recorded as reorganization items.

        Based on the results of our evaluations for impairment ("Note 1—Organization" to the consolidated financial statements contained elsewhere in this prospectus), we recognized impairment charges of $4.6 million for the three months ended September 30, 2010 and $60.9 million for the three months ended September 30, 2009. Although all of the properties in our Master Planned Communities segment and 23 of our operating properties in our Retail and Other segment had impairment indicators and carrying values in excess of estimated Fair Value at September 30, 2010, aggregate undiscounted cash flows for such master planned community properties and the 23 operating properties exceeded their respective aggregate book values by over 340.7% and 203.9%, respectively. The impairment charges recognized were as follows:

  2010

  •
  $4.5 million to Plaza 800 in Sparks, Nevada

  •
  $0.1 million related to the write down of various pre-development costs that were determined to be non-recoverable due to the termination of associated projects

  2009

  •
  $5.5 million to The Village at Redlands in Redlands, California

  •
  $5.2 million to Plaza 9400 in Sandy, Utah

  •
  $7.5 million to Owings Mills-Two Corporate Center in Owings Mills, Maryland

  •
  $35.5 million to the West Kendall development in Miami, Florida

  •
  $0.9 million related to the write down of various pre-development costs that were determined to be non-recoverable due to the termination of associated projects

  •
  $6.3 million related to Goodwill

        The decrease in depreciation and amortization for the three months ended September 30, 2010 primarily resulted from the decrease in the carrying amount of buildings and equipment due to the impairment charges recorded in 2009.

        Interest expense increased $86.9 million for the three months ended September 30, 2010 compared to September 30, 2009 primarily due to the following:

  •
  $83.7 million of additional interest expense was recognized at September 30, 2010 as the result of a consensual agreement reached in the third quarter with lenders of certain of our corporate debt;

  •
  $22.0 million related to the increase in the amortization of debt market rate adjustments; and

  •
  $8.9 million of debt extinguishment costs were recorded for the nine months ended September 30, 2010 resulting from the write-off of deferred finance costs related to the DIP Facility, which was refinanced on July 23, 2010.

        Such increases in interest expense were partially offset by decreases in interest expense due to the following:

  •
  $12.6 million decrease in interest expense primarily resulting from lower rates on our DIP Facility and the Fashion Show and The Shoppes at The Palazzo loans which were restructured in the third quarter of 2010;

  •
  $7.9 million decrease in interest expense related to our interest rate swaps; and

  •
  $7.3 million decrease related to amortization of deferred finance costs, as finance costs associated with debt emergence are classified as reorganization expenses and are therefore not capitalized as deferred finance costs.

        The increase in the provision for (benefit from) income taxes for the three months ended September 30, 2010 compared to the three months ended September 30, 2009 was primarily due to the provision benefit from resulting from the provision for impairment related to the West Kendall development property for the three months ended September 30, 2009.

        The decrease in equity in income of Unconsolidated Real Estate Affiliates for the three months ended September 30, 2010 was primarily due to the following:

  •
  $6.4 million reduction in revenue related to our investment in Aliansce;

  •
  $3.0 million decrease at our Teachers joint venture which was primarily due to an increase in interest expense; and partially offset by

  •
  $3.4 million increase at our Woodlands joint venture which was primarily due to land sales revenue.

        Reorganization items under the bankruptcy filings are expense or income items that were incurred or realized by the Debtors as a result of the Chapter 11 Cases. These items include professional fees and similar types of expenses incurred directly related to the bankruptcy filings, gains or losses resulting from activities of the reorganization process, including gains related to recording the mortgage debt at Fair Value upon emergence from bankruptcy and interest earned on cash accumulated by the Debtors. See "Note 1—Organization—Reorganization" to the consolidated financial statements contained elsewhere in this prospectus for additional detail.

Nine months ended September 30, 2010 and 2009

Retail and Other Segment

	Nine Months Ended September 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Property revenues:
Minimum rents	$1,753,256	$1,775,986	$(22,730)	(1.3)%
Tenant recoveries	762,879	794,009	(31,130)	(3.9)
Overage rents	31,377	29,846	1,531	5.1
Other, including non controlling interest	86,198	86,546	(348)	(0.4)

Total property revenues	2,633,710	2,686,387	(52,677)	(2.0)

Property operating expenses:
Real estate taxes	250,207	247,063	3,144	1.3
Property maintenance costs	103,928	91,728	12,200	13.3
Marketing	27,011	26,074	937	3.6
Other property operating costs	474,911	490,181	(15,270)	(3.1)
Provision for doubtful accounts	18,640	29,696	(11,056)	(37.2)

Total property operating expenses	874,697	884,742	(10,045)	(1.1)

Retail and other net operating income	$1,759,013	$1,801,645	$(42,632)	(2.4)%

        Minimum rents decreased $22.7 million for the nine months ended September 30, 2010 primarily due to a $15.1 million decrease in base rents from our permanent tenants. These decreases in minimum rents were most significant at Fashion Show, The Woodlands properties, The Shoppes at The Palazzo, Coastland Mall, The Boulevard Mall and Saint Louis Galleria. Temporary rental revenues decreased $9.4 million as a result of a decrease in temporary tenant occupancy and tenant sales volume for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009. In addition, straight line rent decreased $6.8 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009. Partially offsetting these decreases in base rents was an increase of $7.7 million in percent in lieu rents, which are rents based on a percentage of a tenant's sales for a period instead of being based on a fixed charge based on the space occupied. In addition, termination income increased $0.9 million from $25.3 million for the nine months ended September 30, 2010 compared to $24.4 million for the nine months ended September 30, 2009. As a result of deteriorating economic conditions, we have entered into percent in lieu leases with tenants who may have difficulty in making their fixed rent payments. We generally prefer to enter into percent in lieu of leases rather than agreeing to reductions in or abatements of fixed rent amounts because by temporarily accepting a reduced rent calculated based on a percentage of a tenant's sales, our rental revenues will increase as the tenant's business improves. In addition, we believe that these concessions help to prevent tenants from vacating a lease, thereby maintaining occupancy levels and avoiding triggering co-tenancy clauses in our leases for the applicable mall. Such lease modifications were made to less than 1% of our leases. As the economy and retail sales improve, we expect to enter into fewer percent in lieu leases and other rent relief agreements.

        Certain of our leases include both a base rent component and a component which requires tenants to pay amounts related to all, or substantially all, of their share of real estate taxes and certain property operating expenses, including common area maintenance and insurance. The portion of the tenant rent from these leases attributable to real estate tax and operating expense recoveries are recorded as tenant recoveries. The $31.1 million decrease in tenant recoveries for the nine months ended September 30, 2010 is primarily attributable to a $16.2 million decrease in occupancy and the conversion of tenants to gross leases compared to the nine months ended September 30, 2009. The decrease for the nine months ended September 30, 2010 also includes an $8.5 million decrease in recoveries related to common area maintenance, real estate taxes and electric utility expenses as a result of tenant settlements for prior years that were delayed due to the Debtors bankruptcy. In addition, recoveries related to marketing and promotional revenue decreased $4.5 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009.

        Overage rents increased slightly for the nine months ended September 30, 2010 primarily due to increased sales volume from our temporary specialty leasing tenants.

        Property maintenance costs increased $12.2 million for the nine months ended September 30, 2010 primarily due to increased spending across the Company Portfolio in 2010 on repairs related to parking, contract services, lighting, building repairs, plumbing, roof and HVAC.

        Other property operating costs decreased $15.3 million for the nine months ended September 30, 2010 primarily due to the final settlements in 2010 related to the termination of utility contracts that were subject to compromise and such settlements were classified in reorganization items in the current period. In addition, there was a decrease in miscellaneous property operating expense at the Woodlands properties and a decrease related to our Aliansce joint venture.

        The provision for doubtful accounts decreased $11.1 million for the nine months ended September 30, 2010 primarily due to higher allowances in 2009 related to tenant bankruptcies and weak economic conditions.

Master Planned Communities Segment

	Nine Months Ended September 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Land and condominium sales	$122,121	$65,164	$56,957	87.4%
Land and condominium sales operations	(115,822)	(64,194)	51,628	80.4

Master Planned Communities net operating income before provision for impairment	6,299	970	5,329	549.4
Provision for impairment	—	(108,691)	108,691	100.0

Master Planned Communities net operating income (loss)	$6,299	$(107,721)	$114,020	105.8%

        Land and condominium sales, as well as land and condominium sales operations, increased primarily as a result of the recognition of $63.2 million of revenue and $58.2 million of associated costs of sales related to condominium unit sales at the Nouvelle at Natick in 2010. All revenue from condominium sales through June 30, 2010 was deferred as the threshold of sold units required to recognize revenue had not been met. As such, $52.9 million of previously deferred revenue from condominium sales and $48.6 million of associated costs of sales were recorded during the three months ended June 30, 2010 as the result of the recognition of all deferred unit sales through June 30, 2010. For the three months ended September 30, 2010, Nouvelle at Natick recognized $10.3 million of revenue and $9.6 million of associated costs of sales related to 24 unit condominium sales during the third quarter of 2010. In addition, net operating income increased at The Woodlands community resulting from increased residential and commercial lot sales activity for the nine months ended September 30, 2010.

        These increases were partially offset by lower margins related to the bulk sale of remaining single family lots at the Fairwood community in Maryland in 2009. There were no land sales for the nine months ended September 30, 2010 in our Fairwood community and there were minimal land sales in our Summerlin community in Las Vegas, Nevada, our Columbia community in Maryland and our Bridgeland Community in Houston, Texas. In addition, during the nine months ended September 30, 2009, we recorded a $52.8 million provision for impairment at our Fairwood community and a $55.9 million provision for impairment at Nouvelle at Natick.

        For all of our master planned communities, we sold a total of 186.4 residential acres for the nine months ended September 30, 2010 compared to a total of 373.8 residential acres for the nine months ended September 30, 2009, and a total of 36.0 acres of commercial lots for the nine months ended September 30, 2010 compared to 35.1 commercial acres for the nine months ended September 30, 2009.

        As of September 30, 2010, the master planned communities have approximately 14,700 remaining salable acres and Nouvelle at Natick has 63 available condominium units for sale.

Certain Significant Consolidated Revenues and Expenses

	Nine Months Ended September 30,
			$ Increase (Decrease)	% Increase (Decrease)
(In thousands)	2010	2009
Tenant rents	$2,140,520	$2,188,252	$(47,732)	(2.2)%
Land and condominium sales	85,325	38,844	46,481	119.7
Property operating expense	729,365	729,505	(140)	(0.0)
Land and condominium sales operations	89,001	42,046	46,955	111.7
Management fees and other corporate revenues	48,063	57,569	(9,506)	(16.5)
Property management and other costs	125,007	130,485	(5,478)	(4.2)
General and administrative	22,707	22,436	271	1.2
Strategic initiatives	—	67,341	(67,341)	(100.0)
Provisions for impairment	35,893	474,420	(438,527)	(92.4)
Depreciation and amortization	527,956	576,103	(48,147)	(8.4)
Interest expense	1,050,241	983,198	67,043	6.8
Provision for (benefit from) income taxes	19,797	(10,202)	29,999	(294.1)
Equity in income of Unconsolidated Real Estate Affiliates	60,441	39,218	21,223	54.1
Reorganization items	(93,216)	(47,515)	(45,701)	96.2
Discontinued operations—loss on dispositions	—	(26)	26	(100.0)

        Changes in consolidated tenant rents (which includes minimum rents, tenant recoveries and overage rents), land and condominium sales, property operating expenses (which includes real estate taxes, property maintenance costs, marketing, other property operating costs and provision for doubtful accounts) and land and condominium sales operations were attributable to the same items discussed above in our segment basis results, excluding those items related to our Unconsolidated Properties. Management fees and other corporate revenues, property management and other costs and general and administrative in the aggregate represent our costs of doing business and are generally not direct property-related costs.

        Management fees and other corporate revenues decreased $9.5 million for the nine months ended September 30, 2010 primarily due to a $3.5 million decrease in development fees, a $2.6 million decrease in lease fees and a $2.1 million decrease in management fees. Of the total decrease, $3.7 million resulted from the sale of our third-party management business in July 2010 ("Note 1—Organization" to the consolidated financial statements contained elsewhere in this prospectus).

        Property management and other costs decreased $5.5 million for the nine months ended September 30, 2010 primarily due to a $13.9 million decrease in compensation expense primarily resulting from a reduction in force in 2009 and the sale of our third party management business in July 2010 ("Note 1—Organization" to the consolidated financial statements contained elsewhere in this prospectus). Such decrease was partially offset by a $1.7 million decrease in conference fees, which were offset by an $8.0 million increase in professional services and a $3.4 million increase in information technology.

        Strategic initiatives for the nine months ended September 30, 2009 is primarily due to professional fees for restructuring that were incurred prior to filing for Chapter 11 protection. Similar fees incurred after filing for Chapter 11 protection are recorded as reorganization items.

        Based on the results of our evaluations for impairment ("Note 1—Organization" to the consolidated financial statements contained elsewhere in this prospectus), we recognized impairment charges of $35.9 million for the nine months ended September 30, 2010 and $474.4 million for the nine months ended September 30, 2009. Although all of the properties in our Master Planned Communities segment and 23 of our operating properties in our Retail and Other segment had impairment indicators and carrying values in excess of estimated Fair Value at September 30, 2010, aggregate undiscounted cash flows for such master planned community properties and the 23 operating properties exceeded their respective aggregate book values by over 340.7% and 203.9%, respectively and therefore no impairment charges were recognized on such communities and properties. The impairment charges that were recognized were as follows:

  2010

  •
  $4.5 million to Plaza 800 in Sparks, Nevada

  •
  $11.0 million related to The Pines Mall in Pine Bluff, Arkansas

  •
  $2.3 million related to Bay City Mall in Bay City, Michigan

  •
  $0.9 million related to Chico Mall in Chico, California

  •
  $0.3 million related to Eagle Ridge Mall in Lake Wales, Florida

  •
  $7.1 million related to Lakeview Square in Battle Creek, Michigan

  •
  $6.6 million related to Moreno Valley Mall in Moreno Valley, California

  •
  $1.4 million related to Northgate Mall in Chattanooga, Tennessee

  •
  $1.2 million related to Oviedo Marketplace in Oviedo, Florida

  •
  $0.6 million related to the write down of various pre-development costs that were determined to be non-recoverable due to the termination of associated projects

  2009

  •
  $40.3 million to Owning Mills Mall in Owning Mills, Maryland

  •
  $81.1 million to River Falls Mall in Clarksville, Indiana

  •
  $24.2 million to the Allen Towne Mall development in Allen, Texas

  •
  $6.7 million to the Redlands Promenade development in Redlands, California

  •
  $5.5 million to The Village at Redlands in Redlands, California

  •
  $5.2 million to Plaza 9400 in Sandy, Utah

  •
  $7.5 million to Owings Mills-Two Corporate Center in Owings Mills, Maryland

  •
  $35.5 million to the West Kendall development in Miami, Florida

  •
  $24.7 million related to the write down of various pre-development costs that were determined to be non-recoverable due to the termination of associated projects

  •
  $52.8 million to our Fairwood Master Planned Community in Columbia, Maryland

  •
  $55.9 million related to our Nouvelle at Natick project located in Boston, Massachusetts

  •
  $135.0 million related to Goodwill

        The decrease in depreciation and amortization for the nine months ended September 30, 2010 primarily resulted from the decrease in the carrying amount of buildings and equipment due to the impairment charges recorded in 2009 as well as write-offs of tenant allowances and assets becoming fully amortized in 2009.

        Interest expense increased $67.0 million for the nine months ended September 30, 2010 compared to September 30, 2009 primarily due to the following:

  •
  $83.7 million of additional interest expense was recognized at September 30, 2010 as the result of a consensual agreement reached in the third quarter with lenders of certain of our corporate debt;

  •
  $19.3 million related to the increase in the amortization of debt market rate adjustments;

  •
  $13.9 million related to the higher interest expense on DIP Facility which had nine months of interest expense in 2010 compared to five months of interest expense in 2009 since the DIP Facility was originally entered into in May 2009;

  •
  $11.7 million due to a reduction of interest that was capitalized due to decreased development activity during the nine months ended September 30, 2010 compared to the same period of 2009; and

  •
  $9.0 million of debt extinguishment costs were recorded for the nine months ended September 30, 2010 resulting from the write-off of deferred finance costs related to the DIP Facility, which was refinanced on July 23, 2010.

        Such increases in interest expense were partially offset by decreases in interest expense due to the following:

  •
  $14.5 million decrease in interest expense primarily resulting from lower principal balances and lower interest rates on debt which emerged from bankruptcy during the year, including the debt related to Fashion Show and The Shoppes at The Palazzo;

  •
  $19.2 million decrease in interest expense related to our interest rate swaps;

  •
  $17.0 million decrease related to amortization of deferred finance costs, as finance costs associated with debt emergence are classified as reorganization expenses and are therefore not capitalized as deferred finance costs;

  •
  $11.6 million decrease in interest expense as the result of the pay down of the short-term secured loan in May 2009; and

  •
  $5.1 million decrease in interest expense at Providence Place as the result of the pay down of the loan at the time the property emerged from bankruptcy.

        The increase in the provision for (benefit from) income taxes for the nine months ended September 30, 2010 was primarily attributable to an increase in taxable income related to our taxable entities for the nine months ended September 30, 2010 and a tax benefit related to provisions for impairments at our Fairwood and Nouvelle at Natick master planned communities, as well as a provision for impairment related to the West Kendall development property, in 2009. These benefits are partially offset by a significant reduction in valuation allowances compared to the nine months ended September 30, 2009.

        The increase in equity in income of Unconsolidated Real Estate Affiliates for the nine months ended September 30, 2010 was primarily due to the following:

  •
  $9.7 million gain related to our investment in Aliansce as a result of the Aliansce IPO ("Note 3—Unconsolidated Real Estate Affiliates" to the consolidated financial statements contained elsewhere in this prospectus);

  •
  $3.6 million gain resulting from foreign currency translation adjustments;

  •
  $5.7 million increase at our Woodlands joint venture which was primarily due to land sales revenue; and partially offset by

  •
  $3.3 million decrease at our Teachers joint venture which was primarily due to an increase in interest expense.

        Reorganization items under the bankruptcy filings are expense or income items that were incurred or realized by the Debtors as a result of the Chapter 11 Cases. These items include professional fees and similar types of expenses incurred directly related to the bankruptcy filings, gains or losses resulting from activities of the reorganization process, including gains related to recording the mortgage debt at Fair Value upon emergence from bankruptcy and interest earned on cash accumulated by the Debtors. See "Note 1—Organization—Reorganization" to the consolidated financial statements contained elsewhere in this prospectus for additional detail.

Year Ended December 31, 2009 and 2008

Retail and Other Segment

        The following table compares major revenue and expense items:

(in thousands)	2009	2008	$ Increase (Decrease)	% Increase (Decrease)
Property revenues:
Minimum rents	$2,381,043	$2,468,761	$(87,718)	(3.6)%
Tenant recoveries	1,041,755	1,086,831	(45,076)	(4.1)
Overage rents	60,085	82,343	(22,258)	(27.0)
Other, including non controlling interest	142,135	174,241	(32,106)	(18.4)

Total property revenues	3,625,018	3,812,176	(187,158)	(4.9)

Property operating expenses:
Real estate taxes	328,556	319,251	9,305	2.9
Property maintenance costs	269,899	271,787	(1,888)	(0.7)
Marketing	41,588	51,927	(10,339)	(19.9)
Other property operating costs	531,991	560,038	(28,047)	(5.0)
Provision for doubtful accounts	36,462	21,315	15,147	71.1

Total property operating expenses	1,208,496	1,224,318	(15,822)	(1.3)%

        The $87.7 million decrease in minimum rents in 2009 compared to 2008 was due to a decline in occupancy during the year that resulted in a decrease of approximately $16 million. Also contributing to the decrease is a reduction of temporary tenant base rent revenue of $35.7 million in 2009 compared to 2008 and a reduction of straight-line rent of $11.5 million in 2009 compared to 2008. In addition, minimum rents decreased due to a $12.7 million decrease in termination income, which was $29.1 million in 2009 compared to $41.8 million in 2008. The remaining decreases are primarily the result of a decrease of $4.9 million due to the sale of three office buildings and two office parks in 2008.

        Certain of our leases include both a base rent component and a component which requires tenants to pay amounts related to all, or substantially all, of their share of real estate taxes and certain property operating expenses, including common area maintenance and insurance. The portion of the tenant rent from these leases attributable to real estate tax and operating expense recoveries is recorded as tenant recoveries. The decrease in tenant recoveries is primarily attributable to the decrease in certain property operating expenses. In addition, the decrease was due to an allowance of $15.0 million for tenant audit claims recorded in the fourth quarter of 2009. Also contributing to the decrease is the decline in occupancy and tenants converting to gross leases in 2009.

        The decrease in Overage Rent is primarily due to a decrease in comparable tenant sales as a result of the challenging economic environment during 2009 impacting many of our tenants throughout the Company Portfolio, particularly at The Grand Canal Shoppes, Fashion Show and Ala Moana Center.

        Other revenues include all other property revenues including vending, parking, gains or losses on dispositions of certain property transactions, sponsorship and advertising revenues, less NOI of non-controlling interests. The decrease in other revenues is primarily attributable to dispositions of land parcels at Kendall Town Center that resulted in a $3.9 million loss on sale of land in 2009 and as compared to a $4.3 million gain on sale of land in 2008 as well as a $6.4 million gain on sale of a Woodlands office property in 2008. In addition, the decrease in other revenues is also attributable to reduced occupancy and activity in food and beverage revenue at the Woodlands Hotel and Conference Center in 2009. Finally, the decrease was attributable to lower sponsorship, show and display revenue in 2009.

        Real estate taxes increased in 2009 across the Company Portfolio, a portion of which is recoverable from tenants. A portion of the increase is attributable to a decrease in the amount of capitalized real estate taxes due to decreased development activity.

        Property maintenance costs decreased due to decreases in controllable common area and contracted costs, substantially offset by increases related to property preservation and upkeep in 2009.

        Marketing expenses decreased in 2009 across the Company Portfolio as the result of continued company-wide efforts to consolidate marketing functions and reduce advertising spending. The largest savings were the result of reductions in advertising costs, contracted services and payroll.

        Other property operating costs decreased primarily due to reductions in property specific payroll costs, professional fees, decreased security expense, lower insurance costs, and lower office expenses due to our 2009 implementation of certain cost savings programs.

        The provision for doubtful accounts increased across the Company Portfolio in 2009 primarily due to an increase in tenant bankruptcies and increased aging of tenant receivables resulting from the current economic conditions.

Master Planned Communities Segment

(in thousands)	2009	2008	$ Increase (Decrease)	% Increase (Decrease)
Land sales	$83,990	$138,746	$(54,756)	(39.5)%
Land sales operations	(84,491)	(109,752)	(25,261)	(23.0)

Master Planned Communities net operating income before provision for impairment	(501)	28,994	(29,495)	(101.7)
Provision for impairment	(108,691)	(40,346)	68,345	169.4

Master Planned Communities net operating loss	$(109,192)	$(11,352)	$(97,840)	(861.9)%

        The decrease in land sales, land sales operations and NOI in 2009 was the result of a significant reduction in sales volume and lower margins at our Summerlin, Bridgeland and The Woodlands residential communities. These volume decreases were partially offset by the bulk sale in 2009 of the majority of the remaining single family lots in our Fairwood community in Maryland for considerably lower margins than previous Fairwood sales, for which we recorded a $52.8 million provision for impairment in 2009 and the sale of a residential parcel for use in the development of luxury apartments and town homes in our Columbia, Maryland community.

        In 2009, we sold 426.4 residential acres compared to 272.5 acres in 2008. We sold 94.8 acres of commercial lots in 2009, compared to 84.6 acres in 2008. Average prices for lots have declined as compared to 2008. As of December 31, 2009, the master planned communities have approximately 17,300 remaining saleable acres.

        Finally, we recorded a provision for impairment of $55.9 million in 2009 and $40.3 million in 2008 related to our Nouvelle at Natick condominium project which reflects the change in management's intent and business strategy with respect to marketing and pricing, reduced potential of future price increases and the likelihood that the period to complete unit sales will extend beyond the original project term.

Certain Significant Consolidated Revenues and Expenses

(in thousands)	2009	2008	$ Increase (Decrease)	% Increase (Decrease)
Tenant rents	$2,927,947	$3,085,972	$(158,025)	(5.1)%
Land sales	45,997	66,557	(20,560)	(30.9)
Property operating expense	994,545	1,007,407	(12,862)	(1.3)
Land sales operations	50,807	63,441	(12,634)	(19.9)
Management fees and other corporate revenues	86,019	112,501	(26,482)	(23.5)
Property management and other costs	176,876	184,738	(7,862)	(4.3)
General and administrative	28,608	39,245	(10,637)	(27.1)
Strategic Initiatives	67,341	18,727	48,614	259.6
Provisions for impairment	1,223,810	116,611	1,107,199	949.5
Litigation (benefit)	—	(57,145)	57,145	(100.0)
Depreciation and amortization	755,161	759,930	(4,769)	(0.6)
Interest expense	1,311,283	1,325,273	(13,990)	(1.1)
(Benefit from) provision for income taxes	(14,610)	23,461	(38,071)	(162.3)
Equity in income of Unconsolidated Real Estate Affiliates	4,635	80,594	(75,959)	(94.2)
Reorganization items	146,190	—	146,190	(100.0)
Discontinued operations—(loss) gain on dispositions	(966)	55,044	(56,010)	(101.8)

        Changes in consolidated tenant rents (which includes minimum rents, tenant recoveries and Overage Rent), land sales, property operating expenses (which includes real estate taxes, repairs and maintenance, marketing, other property operating costs and provision for doubtful accounts) and land sales operations were attributable to the same items discussed above in our segment basis results, excluding those items related to our Unconsolidated Properties. Management and other fees revenues, property management and other costs and general and administrative in the aggregate represent our costs of doing business and are generally not direct property-related costs.

        The decrease in management and other fees in 2009 is primarily due to a $15.3 million decrease in development fee income resulting from a significant decline in development activity. In addition, lease fee and specialty lease fee income decreased $4.8 million in 2009.

        The decrease in property management and other costs in 2009 is primarily due to a decrease in wages and benefits of $38.5 million. In addition, professional fees, personnel, travel, marketing, office and occupancy costs decreased $18.2 million as the result of cost reduction efforts. These decreases were offset by a $42.4 million reduction in capitalized overhead, which resulted in higher net expenses in 2009, and increased bonuses of $3.7 million.

        The decrease in general and administrative expense in 2009 is primarily due to the $15.4 million of additional deemed, non-cash executive compensation expense related to certain senior officer loans (see "Note 2—Summary of Significant Accounting Policies" to the consolidated financial statements contained in this prospectus) that was incurred in 2008 as well as reductions in employment levels in 2009. This decrease was partially offset by increased executive compensation of $4.8 million.

        The increase in strategic initiatives in 2009 is primarily due to a $43.1 million of professional fees for restructuring and strategic initiatives incurred through the date of our bankruptcy filing, or the Petition Date. Such costs are classified as reorganization items subsequent to the Petition Date. In addition, we incurred $24.2 million of additional expense related to the write off of various financing costs on proposed transactions which were not completed in 2009.

        See "Note 1—Organizations" to the consolidated financial statements contained elsewhere in this prospectus for a detail description of the provisions for impairment that we recognized in 2009 and 2008.

        The decrease in interest expense is primarily due to a decrease in the credit facility interest expense compared to 2008 due to a decrease in interest rates. The decrease in interest expense was partially offset by a decrease in the amount of capitalized interest as a result of decreased development spending in 2009.

        The benefit from income taxes in 2009 was primarily attributable to tax benefit related to the provisions for impairment of $35.5 million related to our West Kendall development, $52.8 million related to our Fairwood master planned community and $55.9 million related to our Nouvelle at Natick condominium project. The benefit from income taxes was partially offset by an increase in the valuation allowances on our deferred tax assets as a result of the bankruptcy.

        The decrease in equity in income of Unconsolidated Real Estate Affiliates is primarily due to a significant decrease in land sales at our Woodlands Partnership joint venture in 2009 compared to 2008. The decrease is also attributable to our share of the impairment provisions recognized in 2009 on certain operating properties and development projects (see "Note 5—Unconsolidated Real Estate Affiliates" to the consolidated financial statements contained elsewhere in this prospectus) and to the currency conversion related to our international joint ventures in Turkey and Brazil as well as to the overall decline in real estate net operating income from the remaining joint venture interests.

        Reorganization items are expense or income items that were incurred or realized by the Debtors as a result of the Chapter 11 Cases. These items include professional fees and similar types of expenses incurred directly related to the bankruptcy filings, loss accruals or gains or losses resulting from activities of the reorganization process and interest earned on cash accumulated by the Debtors. See "Note 2—Summary of Significant Accounting Policies—Reorganization Items" to the consolidated financial statements contained elsewhere in this prospectus for additional detail.

Year Ended December 31, 2008 and 2007

        The Homart I acquisition (see "Note 3—Acquisitions and Intangibles" to the consolidated financial statements contained elsewhere in this prospectus for additional detail) in July 2007 impacted the consolidated revenue and expense items in our consolidated financial statements, as the acquisition resulted in the consolidation of the operations of the properties acquired. Historically, Old GGP's share of such operations was reflected as equity in income of Unconsolidated Real Estate Affiliates. Under the proportionate share method, segment operations also were significantly impacted by the Homart I acquisition, as an additional 50% share of the operations of the properties is included in the Retail and Other segment results after the purchase date of July 2007. Accordingly, discussion of the operational results below for the year ended December 31, 2008 as compared to the year ended December 31, 2007 has been limited to only those elements of operating trends that were not a function of the 2007 Homart I acquisition.

Retail and Other Segment

        The following table compares major revenue and expense items:

(in thousands)	2008	2007	$ Increase (Decrease)	% Increase (Decrease)
Property revenues:
Minimum rents	$2,468,761	$2,339,915	$128,846	5.5%
Tenant recoveries	1,086,831	1,033,287	53,544	5.2
Overage rents	82,343	101,229	(18,886)	(18.7)
Other, including non controlling interest	174,241	198,794	(24,553)	(12.4)

Total property revenues	3,812,176	3,673,225	138,951	3.8

Property operating expenses:
Real estate taxes	319,251	296,962	22,289	7.5
Property maintenance costs	271,787	257,095	14,692	5.7
Marketing	51,927	66,897	(14,970)	(22.4)
Other property operating costs	560,038	568,444	(8,406)	(1.5)
Provision for doubtful accounts	21,315	7,404	13,911	187.9

Total property operating expenses	1,224,318	1,196,802	27,516	2.3

Retail and other net operating income	2,587,858	2,476,423	111,435	4.5%

        Higher effective rents contributed to the increase in minimum rents in 2008, as a result of significant increases at Ala Moana Center, Otay Ranch Town Center, West Oaks Mall, Tysons Galleria and The Grand Canal Shoppes. Minimum rents also increased as a result of the acquisition of The Shoppes at The Palazzo and the completion of the development at The Shops at Fallen Timbers and the redevelopment at Natick Collection. In addition, termination income increased, which was $41.8 million for 2008 compared to $35.4 million for 2007. Additionally, the increase was partially offset by the reduction in rent due to the sale of three office buildings and two office parks in 2008.

        The increase in tenant recoveries in 2008 is primarily attributable to the increased Gross Leasable Area ("GLA") in 2008 as a result of the acquisition of The Shoppes at The Palazzo, the completion of the development at The Shops at Fallen Timbers and the redevelopment at Natick Collection.

        The decrease in Overage Rent is primarily due to a decrease in comparable tenant sales as a result of the challenging economic environment that began impacting many of our tenants throughout our portfolio of properties in late 2008, including The Grand Canal Shoppes, South Street Seaport, Oakbrook Mall and Tysons Galleria. These decreases were partially offset by increases resulting from the acquisition of The Shoppes at The Palazzo and the completion of the redevelopment at Natick Collection.

        Other revenues include all other property revenues including vending, parking, sponsorship and advertising revenues, less NOI of non controlling interests. The decrease in other revenues is primarily attributable to The Woodlands Partnership which sold various office buildings and other properties during 2007 resulting in lower recorded amounts of other revenues in 2008 compared to 2007.

        Real estate taxes increased in 2008 partially due to increases resulting from the acquisition of The Shoppes at The Palazzo and the completion of the redevelopment at Natick Collection.

        Property maintenance costs increased in 2008 primarily due to increased hurricane related repair expenses (a portion of which were recoverable under the terms of our insurance policies) at various properties as well as higher costs for contracted cleaning services, resulting from higher costs of benefits. The acquisition of The Shoppes at The Palazzo, and the completion of the development of

The Shops at Fallen Timbers and the completion of the redevelopment at Natick Collection also contributed to the increase.

        Marketing expenses decreased in 2008 across the Company Portfolio as a result of continued company-wide efforts to consolidate marketing functions and reduce advertising spending. This decrease was partially offset by increased marketing expenditures at The Shoppes at The Palazzo.

        The increase in provision for doubtful accounts is primarily due to a reduction of the provision in 2007 related to the collection of a portion of the hurricane insurance settlement for Oakwood Center in 2007.

Master Planned Communities Segment

(in thousands)	2008	2007	$ Increase (Decrease)	% Increase (Decrease)
Land sales	$138,746	$230,666	$(91,920)	(39.8)%
Land sales operations	(109,752)	(174,521)	(64,769)	(37.1)

Master Planned Communities net operating income before provision for impairment	28,994	56,145	(27,151)	(48.4)
Provision for impairment	(40,346)	(127,600)	(87,254)	(68.4)

Master Planned Communities net operating (loss) income	$(11,352)	$(71,455)	$60,103	$84.1%

        The decrease in land sales and land sales operations and NOI in 2008 was the result of a significant reduction in sales volume and lower achieved margins at our Summerlin, Maryland, Bridgeland and The Woodlands residential communities. In 2008, we sold 272.5 residential acres compared to 409.1 acres in 2007. We sold 84.6 acres of commercial lots in 2008 compared to 163.2 acres in 2007. As of December 31, 2008, the master planned communities had 18,040 remaining saleable acres.

        The provisions for impairment recorded at Nouvelle at Natick in 2008 and 2007 reflects the continued weak demand and the likely extension of the period required to complete all unit sales at this residential condominium project. Sales of condominium units commenced in the fourth quarter 2008.

Certain Significant Consolidated Revenues and Expenses

(in thousands)	2008	2007	$ Increase (Decrease)	% Increase (Decrease)
Tenant rents	$3,085,972	$2,882,491	$203,481	7.1%
Land sales	66,557	145,649	(79,092)	(54.3)
Property operating expenses	1,007,407	941,405	66,002	7.0
Land sales operations	63,441	116,708	(53,267)	(45.6)
Management fees and other corporate revenues	112,501	113,720	(1,219)	(1.1)
Property management and other costs	184,738	198,610	(13,872)	(7.0)
General and administrative	39,245	37,005	2,240	6.1
Strategic initiatives	18,727	—	18,727	100.0
Provisions for impairment	116,611	130,533	(13,922)	(10.7)
Litigation (benefit) provision	(57,145)	89,225	(146,370)	(164.0)
Depreciation and amortization	759,930	670,454	89,476	13.3
Interest expense	1,325,273	1,191,466	133,807	11.2
Provision for (benefit from) income taxes	23,461	(294,160)	317,621	(108.0)
Equity in income of Unconsolidated Real Estate Affiliates	80,594	158,401	(77,807)	(49.1)
Discontinued operations—gain on dispositions	55,044	—	55,044	100.0

        Changes in consolidated tenant rents (which includes minimum rents, tenant recoveries and Overage Rent), land sales, property operating expenses (which includes real estate taxes, property maintenance costs, marketing, other property operating costs and provision for doubtful accounts) and land sales operations were attributable to the same items discussed above in our segment basis results, excluding those items related to our Unconsolidated Properties.

        Management and other fees, property management and other costs and general and administrative in the aggregate represent our costs of doing business and are generally not direct property-related costs. The decrease in management and other fees in 2008 was primarily due to lower development fees as projects were completed, leasing commissions resulting from market conditions and the 2007 cessation of management fees on the 19 GGP/Homart I Properties due to the acquisition of our partner's interest in these properties in July 2007.

        The decrease in property management and other costs in 2008 was primarily due to lower overall management costs, including bonus expense, stock compensation expense and travel expense primarily related to a reduction in personnel and other cost reduction efforts.

        The increase in general and administrative in 2008 was primarily due to the $15.4 million of additional deemed, non-cash executive compensation expense related to certain senior officer loans (see "Note 2—Summary of Significant Accounting Policies" to the consolidated financial statements contained in this prospectus). These increases in general and administrative were partially offset by the decrease in our allocated share of legal fees related to the Homart II—Glendale Matter settlement (see below and "Note 2—Summary of Significant Accounting Policies" to the consolidated financial statements contained in this prospectus).

        Strategic initiatives of $18.7 million include professional fees for restructuring and advisory services.

        In addition to the provisions for impairment recognized in our Master Planned Communities segment described above, based on the results of our evaluations for impairment (see "Note 2—Summary of Significant Accounting Policies" to the consolidated financial statements contained in this prospectus), we recognized impairment charges of $7.8 million in the third quarter of 2008 related to our Century Plaza (Birmingham, Alabama) operating property and $4.0 million in the fourth quarter of 2008 related to our Southshore Mall (Aberdeen, Washington) operating property. We also recognized impairment charges of $31.7 million throughout 2008 related to the write down of various pre-development costs that were determined to be non-recoverable due to the related projects being terminated which is the result of the current depressed retail real estate market and our liquidity situation. We recognized similar impairment charges for pre-development projects in the amount of $2.9 million in 2007. In addition, in the fourth quarter 2008, we recognized an impairment charge related to allocated goodwill of $32.8 million.

        The decrease in litigation provision is due to the settlement and mutual release agreement with Caruso Affiliated Holdings LLC in December 2008 ("Note 1—Organizations" to the consolidated financial statements contained elsewhere in this prospectus) that released the defendants from all past, present and future claims related to the Homart II—Glendale Matter in exchange for a settlement payment of $48.0 million, which was paid from the appellate bond cash collateral amounts in January 2009. GGP has not been reimbursed for any portion of this payment by its 50% joint venture partner in GGP/Homart II, and we reimbursed $5.5 million of costs to such joint venture partner in connection with the settlement. Accordingly, in December 2008, we adjusted our liability for the full judgment amount of $89.4 million to $48 million and reversed legal fees incurred by GGP/Homart II of $14.2 million that were previously recorded at 100% by GGP and post-judgment related interest expense of $7.0 million. The net impact of these items related to the settlement is a credit of $57.1 million reflected in litigation provision in our consolidated financial statements.

        The increase in depreciation and amortization is primarily due to a cumulative adjustment to the useful lives of certain assets in 2007.

        The increase in interest expense is primarily due to higher debt balances at of December 31, 2008 compared to December 31, 2007, that were primarily the result of the new multi property financing and/or re-financings in 2008 as well as increased rates at Fashion Show, The Shoppes at the Palazzo and Tucson in the fourth quarter of 2008. The financing activity in the fourth quarter of 2008 resulted in significant increases in interest rates and loan fees. In addition, the financing of the secured portfolio facility also increased interest expense in 2008. Lastly, the increase in interest expense was also due to a decrease in the amount of capitalized interest as a result of decreased development spending in 2008 compared to 2007. See Liquidity and Capital Resources for information regarding 2008 financing activity for additional information regarding the potential impact of future interest rate increases.

        The increase in provision for (benefit from) income taxes in 2008 was primarily attributable to tax benefits received in 2007 related to an internal restructuring of certain of our operating properties that were previously owned by a taxable REIT subsidiary ("TRS") and the tax benefit related to the provision for impairment at our master planned communities in 2007.

        The decrease in equity in income of Unconsolidated Real Estate Affiliates is primarily due to a significant decrease in our share of income related to GGP/Homart II in 2008. In addition, as a result of the settlement of the Glendale matter in 2008, we reflect our 50% share of legal costs ($7.1 million) as a reduction of 2008 income in unconsolidated real estate affiliates that had previously been recorded at 100% as general and administrative in our consolidated financial statements. In addition, our share of income related to The Woodlands joint ventures decreased due to the gain on sale of the Marriott Hotel in 2007. Lastly, a change in estimate of the useful life for certain intangible assets resulted in lower depreciation expense across the Rouse joint ventures in 2007.

        The discontinued operations, net of minority interest—gains on dispositions represents the gains from the sale of three office buildings and two office parks, as discussed above, in 2008.

Liquidity and Capital Resources

        New GGP's primary uses of cash will include payment of operating expenses, working capital, debt repayment, including principal and interest, reinvestment in its properties, redevelopment of its properties, tenant allowances, dividends and restructuring costs. New GGP's primary sources of cash will include operating cash flow, including distributions of our share of cash flow produced by our Unconsolidated Real Estate Affiliates, and borrowings under our revolving credit facility.

        On Old GGP's emergence from bankruptcy and excluding the Special Consideration Properties, New GGP's aggregate principal amount of debt is expected to be $20.9 billion, consisting of approximately $18.4 billion of consolidated debt and approximately $2.5 billion of its share of debt of our Unconsolidated Real Estate Affiliates. New GGP's consolidated debt will consist of:

  •
  $15.9 billion of secured mortgage debt;

  •
  $1.041 billion of reinstated Rouse notes and $608.7 million of replacement Rouse notes;

  •
  $206.2 million of trust preferred securities issued by GGP Capital Trust I, a subsidiary of GGPLP;

  •
  $300.0 million revolving credit facility, none of which is expected to be drawn;

  •
  $95.0 million of secured notes issued by GGPLP to Ivanhoe Capital LP, our joint venture partner;

  •
  $245.0 million of notes issued by GGPLP to The Comptroller of the State of New York as Trustee of the Common Retirement Fund; and

  •
  $350.0 million of the Pershing Square Bridge Notes, which are expected to be repaid with the proceeds of this offering.

        Approximately $19.1 million, $65.2 million and $1.3 billion of New GGP's consolidated debt will mature in 2010 (excluding the Special Consideration Properties), 2011 and 2012, respectively. Almost all of New GGP's other consolidated debt matures between 2014 and 2019 with a balanced distribution of maturity dates.

        With respect to our share of the debt of our Unconsolidated Real Estate Affiliates (excluding Aliansce, our joint venture in Brazil where we own a common stock investment and have no shared obligation for joint venture indebtedness), $225.5 million matures in 2010, $849.6 billion matures in 2011 and $753.8 million matures in 2012. We currently believe we will be able to refinance or restructure the debt that matures in 2010; however, there can be no assurance that we will be able to refinance or restructure such debt on acceptable terms or otherwise, or that joint venture operations or contributions by us and/or our partners will be sufficient to repay such loans.

        Principal amortization on New GGP's consolidated secured loans is estimated to be $211.0 million in the fourth quarter 2010 and approximately $308.9 million during 2011. Our share of the principal amortization on the secured mortgage debt of the Unconsolidated Real Estate Affiliates is estimated to be approximately $6.4 million in the fourth quarter of 2010 and approximately $22.6 million during 2011. New GGP currently believes we will have sufficient cash provided by operations to make these amortization payments.

        New GGP's multi-year plan for operating capital expenditures projects estimated expenditures of $96.3 million and $113.8 million in 2010 and 2011, respectively. In addition, Old GGP is currently redeveloping certain properties, including Saint Louis Galleria and Christiana Mall, and expect to spend $59.5 million and $15.0 million in 2010 and 2011, respectively, on these and other redevelopment projects.

        New GGP expects to have at least $350 million of unrestricted cash and $300.0 million available under its revolving credit facility upon Old GGP's emergence from bankruptcy. We intend to pursue discussions with our lenders under the revolving credit facility following the Effective Date to seek to improve the terms of the facility and to potentially increase the size of the facility to provide us with further financial flexibility. As a result, New GGP believes it will have adequate sources of funds to operate our business and strategically reinvest and redevelop our properties.

        New GGP intends to reduce its outstanding debt through a combination of selling non-core assets and certain joint venture interests, entering into joint ventures with respect to certain of its existing properties, refinancings, equity issuances (including convertible indebtedness) and debt paydowns pursuant to our restructured amortization schedule. With respect to asset sales, New GGP intends to seek opportunities to dispose of assets that are not core to our business in order to optimize our portfolio and reduce leverage, including the opportunistic sale of our strip shopping centers, stand-alone office buildings and certain regional malls. In addition, New GGP expects to restructure some of our less profitable, more highly levered properties, consisting of our special consideration properties, which accounted for approximately $756 million of our consolidated debt as of December 31, 2009.

        New GGP anticipates that all of its debt will be repaid, extended or refinanced on a timely basis, except for the debts of the Special Consideration Properties and the debts of two of the properties owned by its Unconsolidated Real Estate Affiliates, Silver City and Montclair. However, there can be no assurance that New GGP will able to reduce its debt or that New GGP can obtain financing on satisfactory terms or at all.

Summary of Cash Flows

Nine Months Ended September 30, 2010 and 2009

Cash Flows from Operating Activities

        Net cash provided by operating activities was $545.8 million for the nine months ended September 30, 2010 and $671.4 million for the nine months ended September 30, 2009.

        Cash used for Land/residential development and acquisitions expenditures was $53.5 million for the nine months ended September 30, 2010, an increase from $46.8 million for the nine months ended September 30, 2009.

        Net cash provided by certain assets and liabilities, including accounts and notes receivable, prepaid expense and other assets, deferred expenses, and accounts payable and accrued expenses and deferred tax liabilities totaled $222.9 million in 2010 and $199.2 million in 2009. Accounts payable and accrued expenses and deferred tax liabilities increased $177.8 million primarily as a result of an increase in accrued interest for unsecured debt since payments of interest were stayed as a result of bankruptcy. Although liabilities not subject to compromise and certain liabilities subject to compromise have been approved for payment by the Bankruptcy Court, a significant portion of our liabilities subject to compromise are subject to settlement under the Plan and have not been paid to date. In addition, accounts and notes receivable decreased $43.2 million for the nine months ended September 30, 2010, whereas, such accounts increased $1.1 million for the nine months ended September 30, 2009. Also, restricted cash increased $48.7 million for the nine months ended September 30, 2010, whereas such accounts decreased $1.1 million for the nine months ended September 30, 2009. The nine months ended September 30, 2010 also include the impact of reorganization items of $11.1 million, net.

Cash Flows from Investing Activities

        Net cash used in investing activities was $119.8 million for the nine months ended September 30, 2010 and $237.9 million for the nine months ended September 30, 2009.

        Cash used for acquisition/development of real estate and property additions/improvements was $204.6 million for the nine months ended September 30, 2010, an increase from $158.2 million for the nine months ended September 30, 2009.

        Net investing cash provided by (used in) our Unconsolidated Real Estate Affiliates was $97.7 million in 2010 and $(91.6) million in 2009. This increase is primarily due to distributions received from Unconsolidated Real Estate Affiliates of $107.4 million in 2010 and $7.5 million of proceeds from the sale of our investment in Costa Rica ("Note 3—Unconsolidated Real Estate Affiliates" to the consolidated financial statements contained elsewhere in this prospectus) in the first quarter of 2010, as well as increases in investments and loans to Unconsolidated Real Estate Affiliates during the first nine months of 2009.

Cash Flows from Financing Activities

        Net cash (used in) provided by financing activities was $(450.4) million for the nine months ended September 30, 2010 and $89.3 million for the nine months ended September 30, 2009.

        Principal payments on mortgages, notes and loan payables were $704.2 million for the nine months ended September 30, 2010 and $309.4 million for the nine months ended September 30, 2009. In addition, we paid $138.5 million of finance costs related to the Debtors that emerged from bankruptcy during the nine months ended September 30, 2010.

        In the fourth quarter of 2009, we declared a dividend of $0.19 per share of common stock (to satisfy REIT distribution requirements for 2009) payable in a combination of cash and common stock,

and issued approximately 4.9 million shares of common stock. On January 28, 2010, we paid approximately $6.0 million in cash. No dividends were paid during the nine months ended September 30, 2009. There were no distributions to holders of common units during the nine months ended September 30, 2010 while $1.0 million was paid during the nine months ended September 30, 2009.

Year Ended December 31, 2009 and 2008

Cash Flows from Operating Activities

        Net cash provided by operating activities was $871.3 million for the year ended December 31, 2009 and $556.4 million for the year ended December 31, 2008.

        Cash used for land/residential development and acquisitions expenditures was $78.2 million for the year ended December 31, 2009 a decrease from $166.1 million for the year ended December 31, 2008 as we have slowed the pace of residential land development in 2009 in light of sales pace declines.

        As a result of the settlement of the Glendale Matter (see "Note 1—Organizations" to the consolidated financial statements contained elsewhere in this prospectus), $67.1 million that was previously paid as cash collateral for the appellate bond was refunded to Old GGP resulting in an increase in net cash provided by operating activities of $134.1 million.

        Net cash provided by (used in) certain assets and liabilities, including accounts and notes receivable, prepaid expense and other assets, deferred expenses, and accounts payable and accrued expenses totaled $357.0 million in 2009 and $(117.6) million in 2008. Accounts payable and accrued expenses increased $424.8 million primarily as a result of an increase in accrued interest and liabilities stayed by our bankruptcy filings. Although liabilities not subject to compromise and certain liabilities subject to compromise have been approved for payment by the Bankruptcy Court, a significant portion of our liabilities subject to compromise are subject to settlement under a plan of reorganization and have not been paid. In addition, accounts and notes receivable increased $22.6 million from December 31, 2008 to December 31, 2009, whereas, such accounts decreased $12.7 million from December 31, 2007 to December 31, 2008.

Cash Flows from Investing Activities

        Net cash used in investing activities was $334.6 million for the year ended December 31, 2009 and $1.21 billion for the year ended December 31, 2008.

        Cash used for acquisition/development of real estate and property additions/improvements was $252.8 million for the year ended December 31, 2009 a decline from $1.19 billion for the year ended December 31, 2008 primarily due to the completion, suspension or termination of a number of development projects in late 2008 and early 2009.

        Net investing cash used in our Unconsolidated Real Estate Affiliates was $89.7 million in 2009 and $102.3 million in 2008.

Cash Flows from Financing Activities

        Net cash (used in) provided by financing activities was $(51.3) million for the year ended December 31, 2009 and $722.0 million for the year ended December 31, 2008

        New financings exceeded principal payments by $20.4 million for the year ended December 31, 2009 and $418.7 million for the year ended December 31, 2008.

        Distributions to common stockholders, holders of Common Units and holders of perpetual and convertible preferred units totaled $1.3 million for the year ended December 31, 2009 and $476.6 million for the year ended December 31, 2008.

Contractual Cash Obligations and Commitments

  Historical

        The following table aggregates our subsequent contractual cash obligations and commitments as of December 31, 2009 on a historical basis:

	2010	2011	2012	2013	2014	Subsequent / Other(6)	Total
	(In thousands)
Long-term debt-principal(1)	$1,114,925	$191,366	$1,006,706	$481,140	$1,626,788	$3,194,262	$7,615,187
Long-term debt subject to compromise at December 31, 2009(2)	17,155,255	—	—	—	—	—	17,155,255
Interest payments(3)	377,137	362,951	335,668	290,183	211,221	246,762	1,823,922
Retained debt-principal	119,694	775	37,742	—	—	—	158,211
Ground lease payments(4)	9,181	8,999	8,970	9,015	9,078	344,405	389,648
Purchase obligations(5)	150,746	—	—	—	—	—	150,746
Uncertainty in income taxes, including interest	—	—	—	—	—	129,413	129,413
Other long-term liabilities(6)	—	—	—	—	—	—	—

Total	$18,926,938	$564,091	$1,389,086	$780,338	$1,847,087	$3,914,842	$27,422,382

(1)
Includes non-cash market rate adjustments of $314.4 million at December 31, 2009.

(2)
Includes $9.2 million of non-cash debt market rate adjustments at December 31, 2009. These amounts reflect a 2010 cash obligation as such long-term debt became immediately due and payable upon Old GGP's filing for bankruptcy. See "—Estimated Contractual Cash Obligations as of the Effective Date."

(3)
Based on rates as of December 31, 2009. Variable rates are based on a LIBOR rate of 0.23%. Excludes interest payments related to debt that is subject to compromise, market rate adjustments and SIDS.

(4)
Excludes non-cash acquisition accounting adjustments of $225.8 million related to ground lease payments.

(5)
Reflects accrued and incurred construction costs payable. Routine trade payables have been excluded. As of March 31, 2010 we expected, or were obligated to incur, development and redevelopment expenditures of $247.8 million from 2010 through 2012.

(6)
Other long-term liabilities related to ongoing real estate taxes have not been included in the table as such amounts depend upon future applicable real estate tax rates. Real estate tax expense was $280.9 million in 2009, $274.3 million in 2008, and $246.5 million in 2007.

(7)
The remaining uncertainty in income taxes liability for which reasonable estimates about the timing of payments cannot be made is disclosed within the Subsequent/Other column.

  Estimated Contractual Cash Obligations and Commitments as of the Effective Date

        The following table aggregates our estimated subsequent contractual cash obligations and commitments as of the Effective Date:

	2010	2011	2012	2013	2014	Subsequent / Other	Total
	(In thousands)
Long-term debt-principal	$230,173,995	$372,333,070	$1,621,989,282	$1,656,750,608	$3,065,295,520	$11,242,535,456	$18,189,077,931
Interest payments	239,192,766	959,892,702	928,977,698	830,029,048	691,643,212	1,455,546,174	5,105,281,601
Retained debt-principal	117,651	775	37,742	—	—	—	156,168
Ground lease payments	1,595	6,199	6,162	6,191	6,254	238,484	264,885
Purchase obligations	19,568	—	—	—	—	—	19,568
Uncertainty in income taxes, including interest	—	—	—	—	—	65,617	65,617

Total	$469,505,575	$1,332,232,746	$2,551,065,884	$2,486,785,847	$3,756,944,986	$12,698,385,731	$23,294,865,770

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties (reference is made to Item 3 above, which description is incorporated into this response).

        We lease land or buildings at certain properties from third parties. The leases generally provide us with a right of first refusal in the event of a proposed sale of the property by the landlord. Rental payments are expensed as incurred and have, to the extent applicable, been straight-lined over the term of the lease. Contractual rental expense, including participation rent, was $19.0 million in 2009, $19.3 million in 2008 and $19.5 million in 2007, while the same rent expense excluding amortization of above and below-market ground leases and straight-line rents, as presented in our consolidated financial statements, was $12.7 million in 2009, $12.4 million in 2008 and $12.0 million in 2007.

Off-Balance Sheet Financing Arrangements

        We do not have any off-balance sheet financing arrangements.

REIT Requirements

        In order to remain qualified as a real estate investment trust for federal income tax purposes, we must distribute or pay tax on 100% of our capital gains and distribute at least 90% of our ordinary taxable income to stockholders. To avoid current entity level U.S. federal income taxes, we plan to distribute 100% of our capital gains and ordinary income to our stockholders annually. We may not have sufficient liquidity to meet these distribution requirements. In determining distributions, the Board of Directors considers operating cash flow. For the next several years, we currently intend to pay a portion of any required dividend in stock.

Seasonality

        Although we have a year-long temporary leasing program, occupancies for short-term tenants and, therefore, rental income recognized, are higher during the second half of the year. In addition, the majority of our tenants have December or January lease years for purposes of calculating annual Overage Rent amounts. Accordingly, Overage Rent thresholds are most commonly achieved in the fourth quarter. As a result, revenue production is generally highest in the fourth quarter of each year.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to: Fair Value (as defined below) of assets for measuring impairment of operating properties, development properties, joint ventures and goodwill; valuation of debt of emerged entities, useful lives of assets; capitalization of development and leasing costs; provision for income taxes; recoverable amounts of receivables and deferred taxes; initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions; and cost ratios and completion percentages used for land sales. Actual results could differ from those estimates.

Critical Accounting Policies

        Critical accounting policies are those that are both significant to the overall presentation of our financial condition and results of operations and require management to make difficult, complex or subjective judgments. Our critical accounting policies are those applicable to the following:

Accounting for Reorganization

        The accompanying consolidated financial statements and the combined condensed financial statements of the Debtors presented below have been prepared in accordance with the generally accepted accounting principles related to financial reporting by entities whose cases are pending under the Bankruptcy Code. Such consolidated financial statements are also prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. Such accounting guidance also provides that if a debtor, or group of debtors, has significant combined assets and liabilities of entities which are not operating under bankruptcy protection, the debtors and non-debtors should continue to be combined. However, separate disclosure of financial statement information solely relating to the debtor entities should be presented. Additionally, due to the various effective dates in December 2009 of the plans of reorganization for the 113 Debtors that had emerged from bankruptcy as of December 31, 2009 (the "Track 1A Debtors"), a convenience date of December 31, 2009 was elected for the accounting for the emergence from bankruptcy of the Track 1A Debtors.

Classification of Liabilities Not Subject to Compromise

        Liabilities not subject to compromise include: (1) liabilities held by non-Debtor and Track 1A Debtor entities; (2) liabilities incurred after the Petition Date; (3) pre-petition liabilities of the Debtors holding $1.7 billion of secured mortgage debt that have emerged from backruptcy in 2010 or that expect to emerge from backruptcy in 2010 (the "Track 1B Debtors") and the Debtors that filed the Plan and Disclosure Statement with the bankruptcy court on July 13, 2010 (the "2010 Track Debtors") expect to pay in full; and (4) liabilities related to pre-petition contracts that have not been rejected pursuant to section 365 of the Bankruptcy Code. Unsecured liabilities not subject to compromise at December 31, 2009 with respect to the first stage Debtors are reflected at the current estimate of the probable amounts to be paid even though the amounts of such unsecured liabilities ultimately to be allowed by the Bankruptcy Court (and therefore paid at 100% pursuant to the plans of reorganization for the Track 1A Debtors and Track 1B Debtors) have not yet been determined. With respect to secured liabilities, GAAP bankruptcy guidance provides that Track 1A Debtor mortgage loans should be recorded at their estimated Fair Value.

Reorganization Items

        Reorganization items under the Chapter 11 Cases are expense or income items that were incurred or realized by the Debtors as a result of the Chapter 11 Cases and are presented separately in the Consolidated Statements of Income and Comprehensive Income and in the condensed combined statements of operations of the Debtors presented above. These items include professional fees and similar types of expenses and gains directly related to the Chapter 11 Cases, resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors as a result of the Chapter 11 Cases.

Impairment—Operating properties, land held for development and sale and developments in progress

        We review our consolidated and unconsolidated real estate assets, including operating properties, land held for development and sale and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Impairment indicators for our retail and other segment are assessed separately for each property and include, but are not limited to, significant decreases in real estate property net operating income, significant occupancy percentage changes and strategic determinations as reflected in certain bankruptcy plans of reorganization, either prospective, or filed and confirmed.

        Impairment indicators for our Master Planned Communities segment are assessed separately for each community and include, but are not limited to, significant decreases in sales pace or average selling prices, significant increases in expected land development and construction costs or cancellation rates, and projected losses on expected future sales.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, and developments in progress are assessed by project and include, but are not limited to, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted operating cash flow. A real estate asset is considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is necessary, the excess of the carrying amount of the asset over its estimated Fair Value is expensed to operations. In addition, the impairment is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

Impairment—Investment in Unconsolidated Real Estate Affiliates

        We review our investment in the Unconsolidated Real Estate Affiliates for a series of operating losses of an investee or other factors (including those discussed above) that may indicate that a decrease in value of our investment in the Unconsolidated Real Estate Affiliates has occurred which is other-than-temporary. The investment in each of the Unconsolidated Real Estate Affiliates is evaluated periodically and as deemed necessary for recoverability and valuation declines that are other than temporary. Accordingly, in addition to the property-specific impairment analysis that we perform on the investment properties owned by such joint ventures (as part of our investment properties and developments in progress impairment process described above), we also consider the ownership and distribution preferences and limitations and rights to sell and repurchase of our ownership interests. If we determine that the decline in value of our investment is other than temporary, it is written down to its estimated Fair Value.

Impairment—Goodwill

        We review our goodwill for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Since each individual rental property or each operating property is an operating segment and considered a reporting unit, we perform this test by first comparing the estimated Fair Value of each property with our book value of the property, including, if applicable, its allocated portion of aggregate goodwill. We assess Fair Value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions. If the book value of a property, including its goodwill, exceeds its estimated Fair Value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In this second step, if the implied Fair Value of goodwill is less than the book value of goodwill, then an impairment charge would be recorded.

Recoverable amounts of receivables and deferred tax assets

        We make periodic assessments of the collectibility of receivables (including those resulting from the difference between rental revenue recognized and rents currently due from tenants) and the recoverability of deferred taxes based on a specific review of the risk of loss on specific accounts or amounts. The receivable analysis places particular emphasis on past-due accounts and considers the nature and age of the receivables, the payment history and financial condition of the payee, the basis for any disputes or negotiations with the payee and other information which may impact collectibility. For straight-line rents receivable, the analysis considers the probability of collection of the unbilled deferred rent receivable given our experience regarding such amounts. For deferred tax assets, an assessment of the recoverability of the tax asset considers the current expiration periods of the prior net operating loss carryforwards or other asset and the estimated future taxable income of our taxable REIT subsidiaries. The resulting estimates of any allowance or reserve related to the recovery of these items is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on such payees and our taxable REIT subsidiaries.

Capitalization of development and leasing costs

        We capitalize the costs of development and leasing activities of our properties. These costs are incurred both at the property location and at the regional and corporate office levels. The amount of capitalization depends, in part, on the identification and justifiable allocation of certain activities to specific projects and leases. Differences in methodologies of cost identification and documentation, as well as differing assumptions as to the time incurred on projects, can yield significant differences in the amounts capitalized and, as a result, the amount of depreciation recognized.

Revenue recognition and related matters

        Minimum rent revenues are recognized on a straight-lined basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and accretion related to above and below-market tenant leases on acquired properties. Straight-line rents receivable represents the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases. Overage Rent is recognized on an accrual basis once tenant sales exceed contractual tenant lease thresholds. Recoveries from tenants are established in the leases or computed based upon a formula related to real estate taxes, insurance and other shopping center operating expenses and are generally recognized as revenues in the period the related costs are incurred.

        Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the land sold are met. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. For land sale transactions in which we are required to perform additional services and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.

        Cost ratios for land sales are determined as a specified percentage of land sales revenues recognized for each master planned community project. The cost ratios used are based on actual costs incurred and estimates of development costs and sales revenues for completion of each project. The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project. The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development is complete at the date of acquisition.

Recently Issued Accounting Pronouncements and Developments

        As described in "Note 9—Recently Issued Accounting Pronouncements" to the consolidated financial statements contained elsewhere in this prospectus, new accounting pronouncements have been issued which impact or could impact the prior, current, or subsequent years.

Inflation

        Substantially all of our tenant leases contain provisions designed to partially mitigate the negative impact of inflation. Such provisions include clauses enabling us to receive Overage Rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases expire each year which may enable us to replace or renew such expiring leases with new leases at higher rents. Finally, many of the existing leases require the tenants to pay amounts related to all, or substantially all, of their share of certain operating expenses, including common area maintenance, real estate taxes and insurance, thereby partially reducing our exposure to increases in costs and operating expenses resulting from inflation. In general, these amounts either vary annually based on actual expenditures or are set on an initial share of costs with provisions for annual increases. Only if inflation exceeds the rate set in the leases for annual increases (typically 4% to 5%) would increases in expenses due to inflation be a risk.

        Inflation also poses a risk to us due to the probability of future increases in interest rates. Such increases would adversely impact us due to our outstanding variable-rate debt. In certain cases, we have previously limited our exposure to interest rate fluctuations related to a portion of our variable-rate debt by the use of interest rate cap and swap agreements. Such agreements, subject to current market conditions, allow us to replace variable-rate debt with fixed-rate debt in order to achieve our desired ratio of variable-rate to fixed rate date. However, in an increasing interest rate environment the fixed rates we can obtain with such replacement fixed-rate cap and swap agreements or the fixed-rate on new debt will also continue to increase.

Quantitative and Qualitative Disclosures about Market Risk

        We are subject to market risk associated with changes in interest rates both in terms of variable-rate debt and the price of new fixed-rate debt upon maturity of existing debt and for acquisitions. As of December 31, 2009, Old GGP had consolidated debt of $24.46 billion, including $5.28 billion of variable-rate debt. Although the majority of the remaining variable-rate debt is subject to interest rate cap agreements, such interest rate caps generally limit interest rate exposure only if LIBOR exceeds a rate per annum significantly higher (generally above 8% per annum) than current LIBOR rates (0.23% at December 31, 2009). A 25 basis point movement in the interest rate on the $5.28 billion of variable-rate debt would result in a $13.2 million annualized increase or decrease in consolidated interest expense and operating cash flows.

        In addition, we are subject to interest rate exposure as a result of variable-rate debt collateralized by the Unconsolidated Properties for which similar interest rate swap agreements have not been obtained. Old GGP's share (based on its respective equity ownership interests in the Unconsolidated Real Estate Affiliates) of such remaining variable-rate debt was $390.1 million at December 31, 2009. A similar 25 basis point annualized movement in the interest rate on the variable-rate debt of the Unconsolidated Real Estate Affiliates would result in an approximately $1.0 million annualized increase or decrease in Old GGP equity in the income and operating cash flows from Unconsolidated Real Estate Affiliates.

        We are further subject to interest rate risk with respect to Old GGP's fixed-rate financing in that changes in interest rates will impact the Fair Value (as defined below) of Old GGP's fixed-rate financing. "Fair Value" refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        Old GGP has not entered into any transactions using derivative commodity instruments.

INDUSTRY AND MARKET DATA

        Economic conditions in 2009 were challenging, with negative GDP growth, rising unemployment, continued problems in the housing market and declining consumer confidence. Our core regional mall business is impacted by these factors, with the main drivers being GDP growth, employment levels, consumer confidence and retail sales. Despite the challenging conditions of 2009, improvements in growth and employment in the first half of 2010 point towards an emerging economic recovery. GDP is calculated as the total market value of all final goods and services produced in the United States in a given year, equal to total consumer, investment and government spending, plus the value of exports, minus the value of imports. Based on economic projections from the Congressional Budget Office, or CBO, and the U.S. Census Bureau, the U.S. economy is expected to reach its cyclical low point in 2010 with growth expected thereafter.

Demand Drivers

        Retail sales performance has historically been highly correlated to a number of factors including real GDP growth, employment, household wealth, personal savings and consumption, consumer access to credit and consumer confidence. During the current recession, consumer spending fell significantly, resulting in downward pressure on retail sales. Consumers slowed their spending due to lower household wealth, reduced access to consumer credit, rising unemployment and lower consumer confidence. These factors drove the decline in financial and operational performance of regional mall REITs. However, these trends have begun to moderate and retail sales have posted quarter-over-quarter increases starting in the fourth quarter of 2009.

        Real GDP Growth.    Since December 2007, real GDP growth has declined, culminating in a 2.4% decrease in 2009, well above the historical average decline of 0.7% for recessions in the U.S. since 1950. However, GDP growth returned positive in the third quarter of 2009. In August 2010 the CBO indicated that it expects a recovery, with real GDP growth of 3.0%, 2.1% and 3.4% in calendar years 2010, 2011 and 2012, respectively.

Real GDP Growth

Source:    Congressional Budget Office—The Budget and Economic Outlook: An Update, August 2010

        Employment.    According to the Bureau of Labor Statistics, the U.S. unemployment rate rose to 10.1% in October 2009, the highest level since June 1983. Since then, unemployment has declined to the current rate of 9.6%, as of September 2010. Although September data showed a decline of 95,000 nonfarm payroll jobs, 77,000 temporary government workers hired for the 2010 Census completed their work, while an additional 76,000 local government jobs were eliminated. Private sector payrolls edged up in September by 64,000, continuing the positive upward trend of private sector employment growth in every month of 2010 so far. Furthermore, recent data in the manufacturing sector suggests improving industrial conditions. The Institute for Supply Management, or ISM, reported that its manufacturing index, a composite index made up of new orders, production, employment, inventories and supplier deliveries, registered 54.4% in September 2010, marking the fourteenth consecutive monthly reading above 50%. ISM's manufacturing index is an indicator of the economic health of the manufacturing sector and of trends in the overall economy. According to ISM, a reading above 50% indicates that the manufacturing economy is generally expanding. Improvements in the manufacturing sector should lead to further increases in employment. The chart below shows the actual and forecasted U.S. unemployment rates for calendar years 2000 through 2015, as reported by the CBO.

Unemployment Rate

Source:    Congressional Budget Office—The Budget and Economic Outlook: An Update, August 2010

        Household Net Worth.    From 2007 to the first quarter 2009, consumers experienced a substantial negative wealth effect as household net worth, or the difference between household assets and liabilities, declined by approximately $15.5 trillion, or 24.0%, according to the Federal Reserve Board. Household net worth growth has returned, however, with net worth increasing approximately $4.7 trillion, or 9.6%, from the first quarter 2009 to the second quarter 2010.

        As indicated by the S&P/Case-Shiller Home Price Index, a leading measure for the U.S. residential housing market that tracks changes in the value of residential real estate both nationally as well as in 20 metropolitan regions, single-family home values fell 31.8% from the peak in May 2006 to the low in May 2009, while the S&P 500 Index fell 56.8% from an all-time high of 1,565 at closing in October 2007 to 677 in March 2009. Since reaching cyclical low points, the S&P/Case-Shiller Home Price Index posted gains in eight consecutive months from June 2009 to January 2010 before slightly decreasing in February and March and returning to positive growth since April 2010. The S&P 500 has increased 71.2% from the low of March 2009 to early October 2010.

S&P 500 Index

Source:    Standard & Poor's

 S&P / Case—Shiller Home Price Index: Composite 20

Source:    Standard & Poor's

        Personal Savings and Consumption.    In response to weak economic fundamentals and the credit crisis, U.S. consumer spending declined. The U.S. personal savings rate reached a 17-year high in May 2009 of 8.2%, up from 1.7% in August 2007, and it has since fluctuated between approximately 5.1% and 6.7%. Personal savings as a percentage of disposable personal income was 5.8% in August 2010, compared with 5.7% in July 2010. U.S. consumer spending recently began to increase. In August, personal consumption growth was flat, increasing by $41.3 billion, compared to July's $41.4 billion increase. Since January 2010, year-to-date, personal consumption has increased by $189 billion, or nearly 2%, even as U.S. customers in 2010 have increased savings rates well above the historical average. The rate of savings directly affects the amount of disposable income set aside for consumption and spending in the broader retail market.

Personal Savings Rate (Short-Term)

Source:    Bureau of Economic Analysis

        Consumer Credit.    Consumer balance sheets are strengthening, but continue to be overleveraged. According to the Federal Reserve Board, the total consumer credit outstanding peaked at $2.56 trillion in 2008 and has since fallen by more than 5.7% to $2.41 trillion. The Financial Obligation Ratio which (1) combines mortgage and consumer debt payments, automobile payments, rental payments, homeowners insurance and property taxes, and (2) divides that sum by disposable personal income, reached a high of 18.86 in the third quarter of 2007 and has gradually improved to 17.02 in the second quarter of 2010.

Consumer Credit Outstanding

Source:    Federal Reserve Board

        Consumer Confidence.    The University of Michigan Consumer Sentiment Index, or ICS, a consumer confidence index based on a survey of telephonic household interviews, which was at 90.4 in July 2007, reached a low of 55.3 in November 2008. It has since rebounded to 68.2 as of September 2010. Although the August reading is below the post-crisis high of 76 in June, the index remains substantially above the level of the recession lows of early 2009. The ICS is broken into two components: the Consumer Expectations Index and the Current Economic Conditions Index. We believe positive changes in the ICS may follow increased job growth. As the private sector continues to add jobs in 2010, we believe consumer expectations will follow suit and resume the positive trend they have been on since reaching the cyclical lows of early 2009. The chart below shows the Index of Consumer Sentiment from 2000 through August 2010, which has featured a long-term average of 85.1 since 2000.

Consumer Sentiment Index

Source:    Surveys of Consumers, Thomsen Reuters and University of Michigan

New Mall Supply

        Historically, the mall industry has had limited new supply, given the difficulty in constructing a site and attracting the right anchor stores. The current challenging economic conditions have resulted in suspensions and cancellations of many new mall projects, reducing an already small pipeline. Traditional anchor stores have not demonstrated much willingness to expand during the past few years, and the sizable projected gap between replacement costs and market rents serve as a further deterrent to increased mall supply. We believe there has been limited supply of mall space in the last five years. We believe the lack of new development should help better-positioned malls improve their occupancy levels in coming years.

Market Outlook

        Despite recent slowing of certain macroeconomic indicators, the overall direction of the economy since the second half of 2009 suggests that the outlook for consumer spending and the retail sector continues to improve. Although GDP growth was negative for 2009 overall (due to the steep declines during the first and second quarters), growth has been positive since the third quarter of 2009, with a 1.7% annualized rate for the second quarter of 2010 according to the Bureau of Economic Analysis. With real GDP forecasted to grow at a pace of 3.0% in 2010, 2.1% in 2011 and 3.4% in 2012, we believe retail sales performance will improve. In fact, U.S. retail sales are already on the rebound, having grown 6.5% in the first eight months of 2010 compared to the first eight months of 2009. We believe the economic recovery should attract new tenants and promote improvement in the future of the regional mall business.

Retail Sales

Source:    Bureau of the Census

Summary

        While the retail sector was particularly hard-hit during the most recent economic downturn, we believe the potential economic recovery should help increase retail sales and improve retailer performance, which in turn should drive improved results for regional malls. Although the rebound from this recession is expected to be slower than in periods following previous recessions (especially if unemployment remains at an elevated rate), we believe positive sales growth in 2010 and 2011 should nonetheless help drive retailer expansions and new lease signings, which should help reduce retail vacancies and contribute to growth. The potential limited supply of regional mall space and the lack of new development over the past few years should also help owners and malls that are in well-positioned locations to improve their occupancy levels in coming years and support the potential increased rental growth.

BUSINESS

Overview

        We are a leading real estate owner and operator of regional malls with an ownership interest in 185 regional malls in 43 states as of the date of this prospectus, as well as ownership interests in other rental properties. Based on the number of malls in our portfolio, we are the second largest owner of regional malls in the United States, located strategically in major and middle markets nationwide.

        Our company began as a single property in Cedar Rapids, Iowa and has expanded significantly, both through organic growth and strategic acquisitions, to include some of the highest quality retail assets in the United States. Many of our properties are located in the fastest growing regions of the country as measured by household income and population growth, respectively. As a result of our history in building a national real estate platform and portfolio, our management team has extensive experience in managing, operating, leasing and redeveloping our portfolio of properties.

        Our portfolio includes more than 68.9 million square feet of regional mall retail space and approximately 21,000 leases nationwide. We also own stand-alone office properties, strip shopping centers and hybrid mixed-use properties. A summary of our asset portfolio is presented in "—Properties."

        New GGP was incorporated as a Delaware corporation on July 1, 2010.

Our Business

        Our portfolio of regional malls and other rental properties represents a diverse collection of retail offerings that are targeted to a range of market sizes and consumer tastes. To better understand our portfolio of regional malls, we are presenting our U.S. regional malls in this prospectus in four categories. We believe these categories reflect the tenant sales performance, current retail tenant positioning, consumer preference characteristics, market size and competitive position of our regional malls. The table below summarizes these four categories as well as our other rental properties on a historical basis, excluding properties that we transferred to THHC as well as de minimis properties, including international operations, and other corporate non-property interests:

				Year Ended December 31, 2009
Category	Number of Properties		Mall and Freestanding GLA(1) (millions of square feet)	Average Annual Tenant Sales per Square Foot(2) ($)	Mall and Other Rental NOI(3) ($ millions)	Occupancy(4) (%)
Tier I Malls	47		20.5	581	999.7	95.3
Tier II Malls	57		20.9	367	712.7	93.4
Other Malls	68		20.9	294	448.8	87.4
Special Consideration Properties	13	(5)	3.3	267	63.4	85.8

Total Regional Malls	185		65.6	410	2,224.6	91.7

Other Rental Properties	64		8.2	N/A	110.3	86.7

Total	249		73.8	410	2,334.9	91.3

(1)
Includes the gross leasable area of freestanding retail locations that are not attached to the primary complex of buildings that comprise a shopping center, and excludes anchor stores.

(2)
Average annual tenant sales per square foot is calculated as the sum of comparable sales for the year ended December 31, 2009 divided by the comparable square footage for the same period. We include in our calculations of comparable sales and comparable square footage properties that have been owned and operated for the entire time during the twelve month period and exclude properties at which significant physical or merchandising changes have been made.

(3)
Old GGP's total NOI for the year ended December 31, 2009 was $2,296.7 million. Mall and Other Rental NOI presented in the table above presents Old GGP's total NOI for the year ended December 31, 2009 but excludes $(109.2) million of NOI attributable to master planned communities for the year ended December 31, 2009, which was distributed to THHC, $71.0 million of NOI attributable to other assets distributed to THHC, international operations and other corporate non-property interests for the year ended December 31, 2009. For a calculation of NOI, see note (5) to "Summary Historical and Pro Forma Consolidated Financial Information."

(4)
Occupancy represents GLOA divided by GLA (mall shop and freestanding space) for spaces less than 30,000 square feet. "GLOA" represents Gross Leasable Occupied Area and is the sum of: (1) tenant occupied space under lease, (2) all leases signed, whether or not the space is occupied by a tenant and (3) tenants no longer occupying space, but still paying rent.

(5)
Two of the Special Consideration Properties were transferred to the applicable lenders on November 1, 2010. See "—Properties—Special Consideration Properties."

Our Regional Malls

        Our regional malls are located in major and middle markets throughout the United States. For the year ended December 31, 2009, the geographic concentration of our regional malls as a percentage of our total regional mall NOI presented above was as follows: the east coast (33%), the west coast and Hawaii (33%), the north central United States (21%), and Texas and surrounding states (13%). We believe that the concentration of our regional malls in the coastal regions of the United States results in our operations being focused on regions that generally feature favorable demographic and economic trends. At the same time, we believe that the geographic diversity of our regional mall portfolio mitigates the impact on our operating results of regional economic conditions and local factors. Many of our properties are located in major metropolitan centers that are generally distinguished by household incomes and income growth above the national average and population and household formation growth rates above the U.S. mean. Approximately 54% of our Mall and Other Rental NOI for the year ended December 31, 2009 was generated by malls located in the 50 largest metropolitan statistical areas, or MSAs, in the United States. We believe that the location of our properties in these favorable demographic regions positions us well for potential future growth.

        Tier I Malls.    We believe that these regional malls are the premier malls in their market areas and among the leading malls in the United States. These high quality malls typically have average annual tenant sales per square foot of $450 or higher and several are iconic in nature. Examples include Ala Moana in Honolulu, Tysons Galleria in Washington D.C. and Oakbrook Center in Chicago, as well as well-known festival marketplace assets such as Faneuil Hall in Boston. We believe the strong shopping and entertainment component in these malls caters to their respective market areas, which are often destination draws for tourists, and also appeal to the local populations. Our Tier I Malls are well-known by consumers in the local market and we believe are in highly desirable locations for tenants. On the whole, our Tier I Malls have generated consistent NOI over the three-year period ended December 31, 2009 despite the challenging economic environment. For example, Tysons Galleria is anchored by Neiman Marcus, Saks Fifth Avenue and Macy's. In 2009, the center was producing nearly $700 per square foot. Tysons Galleria is comprised of a significant number of luxury tenants including Chanel, Bottega Veneta, Salvatore Ferragamo and Versace. The center is located in the greater Washington, D.C. market, which has a population of 5.3 million residents and, while it faces heavy competition for the broader mall shopper, we believe that Tyson's Galleria is the premier destination for luxury retail consumers. On average, five retailers occupy 10% or more of the rentable square footage in Tier I Malls.

        Tier II Malls.    We believe that these regional malls are either the only malls in their market areas, or as part of a cluster of malls, may receive relatively high consumer traffic in their market areas. These malls typically have average annual tenant sales per square foot of $300 to $450. Deerbrook Mall, one of five high quality malls that we own in the Houston area, is an example of a mall in this category. Deerbrook Mall is located in a favorable trade area featuring high population density and convenient access to Interstate 59 and includes retailers such as Coldwater Creek, Ann Taylor Loft and Chicos. Another example is Maine Mall in Portland, Maine. The Maine Mall is anchored by Macy's,

JCPenney and Sears with its in-line tenant offering comprised of moderately priced mainstream retailers. The Maine Mall is the only regional mall in Portland, ME. On average, six retailers occupy 10% or more of the rentable square footage in Tier II Malls.

        On the whole, our Tier I Malls and Tier II Malls have generated consistent Mall and Other Rental NOI over the three-year period ended December 31, 2009 despite a challenging economic environment.

        Other Malls.    These malls represent the remainder of our regional mall properties and include three general subcategories. On average, seven retailers occupy 10% or more of the rentable square footage in these malls.

  •
  A number of the malls in our Other Malls category typically have average annual tenant sales per square foot from $200 to $300. These regional malls have a strong consumer following and are in market areas where consumer spending is generally less impacted by recent economic factors. Examples include Southwest Plaza in the Denver, Colorado area, Animas Valley Mall in Farmington, New Mexico and Pecanland Mall in Monroe, Louisiana, all of which have had modest NOI growth since the economic downturn in 2007 and which we expect to continue to have steady occupancy and performance.

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  A number of the malls in our Other Malls category are malls other than Tier I Malls and Tier II Malls located in regions such as Southern California, Nevada, Arizona and Florida, that were disproportionately impacted by mortgage defaults, including subprime mortgages, the recession and high unemployment rates. We believe that these malls will recover relatively quickly if the local economies rebound. Mall and Other Rental NOI for these malls was down approximately 16.3% in 2009 from peak NOI in 2007. Examples of these malls include Visalia Mall in Southern California and Colony Square Mall in Zanesville, Ohio.

  •
  A number of the malls in our Other Malls category are underperforming and need to be repositioned to be more relevant to the consumer. We have the opportunity to redevelop certain of these properties and in other cases, we may change the tenant and merchandising mix to provide new shopping and entertainment opportunities for the local consumer. We may also pursue other strategic alternatives with these properties.

        Special Consideration Properties.    Absent additional concessions from the applicable lenders, we expect that this group of 13 regional malls will be given back to the applicable lenders or alternatively, we may work with lenders to market such properties for sale because we believe that the value of these regional malls as compared to the outstanding amount of indebtedness for these properties does not justify retaining them.

Our Other Rental Properties

        In addition to regional malls, we own 34 strip shopping centers totaling 5.5 million square feet in 12 states, as well as 30 stand-alone office buildings totaling 2.7 million square feet, concentrated in Columbia, Maryland and Las Vegas, Nevada. Many of our strip shopping centers are anchored by national grocery chains and drug stores such as Albertsons, Safeway, Rite Aid and Long's Drugs. Other tenants include leading retailers such as Target, Best Buy and Lowe's. The majority of the strip shopping centers are located in the growth markets of the Western regions of the country (generating approximately 70% of total 2009 strip shopping center NOI). In 2009, the strip shopping centers had an overall occupancy of 87% and generated $45.4 million of NOI. On average, two retailers occupy 10% or more of the rentable square footage in our other rental properties.

        We currently desire to opportunistically sell our strip shopping centers and stand-alone office buildings, however, no such sales are currently probable. Our stand-alone office buildings are primarily a legacy of The Rouse Company acquisition in 2004. The properties are located in two main areas: Summerlin, Nevada, near Las Vegas, and Columbia Maryland, near Baltimore and Washington D.C.

Both locations are office hubs in their respective MSAs. In 2009, the office buildings had an overall occupancy of 80% and generated $27.6 million of NOI. The Summerlin, Nevada assets had an overall occupancy of 84% and contributed 60% of overall office buildings NOI. The Columbia, Maryland assets had an overall occupancy of 67% and contributed 31% of overall office buildings NOI. Until then, we will continue to implement a proactive leasing strategy focused on creditworthy national branded retailers in order to maximize value at the time of divestiture.

        We also currently hold non-controlling ownership interests in a public Brazilian real estate operating company, Aliansce Shopping Centers, and a large regional mall in Rio de Janeiro called Shopping Leblon.

        Substantially all of our business is conducted through GGPLP. We generally make all key strategic decisions for our Consolidated Properties. However, in connection with the Unconsolidated Properties, such strategic decisions are made with the respective stockholders, members or joint venture partners. We are also the asset manager for most of the Company Portfolio, executing the strategic decisions and overseeing the day-to-day property management functions, including operations, leasing, construction management, maintenance, accounting, marketing and promotional services. With respect to jointly owned properties, we generally conduct the management activities through General Growth Management, Inc. ("GGMI"), one of our taxable REIT subsidiaries ("TRS") which manages, leases, and performs various services for the majority of the properties owned by our Unconsolidated Real Estate Affiliates, and also performs marketing and strategic partnership services at 20 of the operating retail properties owned by our Unconsolidated Real Estate Affiliates. All of the 13 operating retail properties owned either through our Brazilian joint venture are unconsolidated and are managed by our joint venture partners.

Competitive Strengths

        We believe that we distinguish ourselves through the following competitive strengths:

        High Quality Properties.    More than half of our properties are Tier I Malls and Tier II Malls. Our Tier I Malls and Tier II Malls provide shopping venues that generated approximately 77% of our Mall and Other Rental NOI for the year ended December 31, 2009, and had average annual tenant sales per square foot of approximately $468 for the same period. These malls are located in core markets defined by large population density, strong population growth and household formation, and high-income consumers. Approximately one of every three U.S. households with an income of greater than $100,000 a year is located within 10 miles of one of our malls. We frequently are able to offer "first-to-market" stores (the first location of a store in a particular region or city) in these core markets that enhance the reputation of our regional malls as premier shopping destinations. For example, in 2010, the first Diane von Furstenberg and Tory Burch stores are expected to open in our Ala Moana Center in Honolulu, Hawaii.

        Second Largest Regional Mall Owner in the United States.    Based on the number of malls in our portfolio, we are the second largest owner of regional malls in the United States, located in major and middle markets nationwide. Our malls receive an average of approximately 1.9 billion consumer visits each year, and we are the #1 or #2 largest landlord to 40 of what we believe are many of America's premier retailers by number of locations. For the year ended December 31, 2009, our malls generated $2.2 billion, or 95.3% of our Mall and Other Rental NOI. We believe there has been a limited supply of new mall space in the last five years. We believe that the lack of new development should help us improve occupancy levels in coming years. We believe the size and strength of our portfolio is attractive to tenants.

        Strategic Relationships and Scale with Tenants and Vendors.    We believe that the size, quality and geographical breadth of our regional mall portfolio provide competitive advantages to our tenants and vendors, which strengthens our relationship with them. We believe that our national tenants benefit from the high traffic at our malls as well as the efficiency of being able to negotiate leases at multiple locations with just one landlord. Also, we will continue to utilize processes such as our high volume leasing department's annual portfolio review process with retailers, which provides some visibility into our tenants' growth plans, including future leasing opportunities. We also maintain national contracts with certain vendors and suppliers for goods and services, such as security and maintenance, at generally more favorable terms than individual contracts.

        Restructured, Flexible Capital Structure.    We believe that upon Old GGP's emergence from bankruptcy, we will benefit from a capital structure sheet with substantially reduced consolidated near-term debt maturities. As of the Effective Date, we expect 8.8% (excluding the Special Consideration Properties) of consolidated debt to be due prior to 2013. In addition, as of the Effective Date, we expect our share of the debt of our unconsolidated joint ventures due prior to 2013 to be approximately $1.9 billion. As of September 30, 2010, we had approximately $23.6 billion aggregate principal amount of our consolidated debt (excluding the Special Consideration Properties) and as of the Effective Date, we expect to have $18.4 billion aggregate principal amount of consolidated debt (excluding the Special Consideration Properties) and approximately $2.5 billion aggregate principal amount of our share of unconsolidated debt. We believe that most of our joint venture partners are generally well-capitalized and can support their portion of the indebtedness. On the Effective Date, the weighted average interest rate on our consolidated debt is expected to be approximately 5.3% and the average maturity of our consolidated debt is expected to be 4.9 years. In addition, we have renegotiated more flexible terms on our property-level debt, allowing us, for example, to prepay certain recently restructured mortgage debt, which constitutes a majority of our consolidated debt, without incurring any prepayment penalties. Following our emergence from bankruptcy a portion of our property-level debt will be non-recourse to us as well. Significantly, as a condition to the consummation of the transactions contemplated by the Investment Agreements described in "Plan of Reorganization," we were required to have unrestricted cash of at least $350.0 million upon consummation of the Plan, unless this condition is amended or waived by the Plan Sponsors.

        Experienced Long-Tenured Operational Leadership Team.    Although we have recently made some changes in our executive management team, we have maintained a strong retention rate among our operational leadership teams, which have developed knowledge of local, regional and national real estate markets, enabling them to more effectively manage properties across our portfolio. More than 70% of the members of our operational leadership have been with us for at least five years, and more than 40% of the members of our operational leadership have been with us for more than 10 years. We have maintained low levels of voluntary attrition across all key operational disciplines despite the uncertainty created by the predecessor entity's bankruptcy filing and an overall reduction in work force.

Business Strategy

        Our business strategy is to further improve our financial position and to maximize the relevance of our mall properties to tenants and consumers using a proactive and financially disciplined approach. We intend to improve our performance by capitalizing on our reorganized financial position and combining the appropriate merchandising mix with excellent physical property conditions in attractive locations. We believe that this will, in turn, increase consumer traffic, retailer sales and rents. We intend to pursue the following objectives in order to implement our business strategy:

  •
  Further Delever our Balance Sheet, Build Liquidity and Optimize our Portfolio.

  •
  Optimize Tenant Mix and Enhance Consumer Experience.

  •
  Maximize Operational Efficiency.

        Further Delever our Balance Sheet, Build Liquidity and Optimize our Portfolio.    We have already achieved significant progress on several key financial objectives during the bankruptcy process. Upon consummation of the Plan, we expect that we will have reduced our overall leverage and extended our secured debt maturity schedule so that only 8.9% (excluding the Special Consideration Properties) of our consolidated debt will mature prior to 2013, and developed a liquidity and operating plan intended to protect our leading position in the regional mall sector. We are committed to further improving our balance sheet and under current conditions, intend to reduce our debt to a target ratio of net debt (i.e., debt less cash and cash equivalents) to Adjusted EBITDA of 7.0 to 1.0, subject to our business and liquidity needs remaining consistent. As of December 31, 2009, our ratio of net debt to Adjusted EBITDA was 10.8 to 1.0. We desire to reduce our outstanding debt and eliminate cross-collateralizations and credit enhancements through a combination of opportunistically selling non-core assets and certain joint venture interests, entering into joint ventures in certain of our existing properties, refinancings, equity issuances (including convertible indebtedness) and debt paydowns pursuant to our restructured amortization schedule.

  •
  Schedule debt principal amortization: our total consolidated and applicable joint venture debt has an amortization schedule that totals $1.7 billion from 2011 through 2015.

  •
  Asset sales: we intend to seek opportunities to dispose of assets that are not core to our business, including the opportunistic sale of our strip shopping centers, stand-alone office buildings and certain regional malls, in order to optimize our portfolio and reduce leverage.

  •
  Acquisitions: we intend to strategically seek and selectively acquire properties that provide opportunities for enhanced profitability and appreciation in value in order to further optimize our portfolio.

        In addition, we believe that we can eliminate a substantial amount of indebtedness and further improve our credit profile by either restructuring or deeding back to lenders in lieu of renegotiating the respective debt our Special Consideration Properties, which represent some of our less profitable, more highly levered properties and accounted for $756.1 million of our indebtedness as of December 31, 2009, and two other regional mall properties, which accounted for $198.0 million of our indebtedness as of December 31, 2009, after consummation of the Plan.

        Optimize Tenant Mix and Enhance Consumer Experience.    We believe in a "virtuous cycle" of mall management, as illustrated below. This cycle is based on our belief that better malls lead to the best tenant mix for each market, which leads to a better shopping experience for the consumer, thereby increasing consumer traffic and consumer loyalty.

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  Reinvestment and Attracting Additional Quality Tenants.  We are committed to maintaining high quality properties and attracting and retaining quality tenants. In order to help ensure the relevance of our malls and maintain the attractiveness of the retail shopping venues to both tenants and consumers, we must continue to invest in our properties. In addition to normal repair and maintenance budgets, capital expenditures are a necessity to achieve this goal. To that end, we have a multi-year plan for operating capital expenditures for each property based on a scoring system that considers the state of repair and time since previous capital investment projects were undertaken. We also intend to refocus our efforts on providing allowances for tenant improvements, such as remodeling and expansion, as we had historically done prior to the bankruptcy filing. We believe that the results of these improvement projects and investments will attract and retain quality tenants, which can increase consumer traffic, as well as sales, at our malls.

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  Increase Consumer Traffic and Enhance the Consumer Experience.  We believe that quality tenants situated in attractive, well-maintained malls not only attract consumers but enhance their shopping experience. A key ingredient of our success is our understanding of the evolving marketplace and consumer. We compete not only with other malls but also with other retail channels, including discount department stores, lifestyle centers and the internet. Our ability to adapt our business to meet fluctuating consumer needs and desires is key to attracting consumers in this competitive environment. We plan to enhance the experience of our shoppers by creating shopping experiences that exceed consumer expectations, attracting the optimal tenant mix for the market area and actively marketing to our consumers.

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  Optimize Tenant Mix.  We believe that malls that receive high levels of consumer traffic attract the optimal retailers as tenants in those markets. We intend to continue to proactively optimize the merchandising mix within our regional mall portfolio by matching it to the consumer shopping patterns and needs and desires of the demographics in a particular market area, which we believe will strengthen our competitive position. For example, to accommodate the needs and desires of consumers in certain areas, we may attempt to bring non-traditional retailers, such as big-box operators, value department stores and grocers, into the mall. By having the optimal mix of retailers, dining and entertainment options, we believe we can further increase tenant sales and consumer traffic, which contribute to our "virtuous cycle." We are the #1 or #2 landlord to 40 of America's premier retailers, including Macy's, Nordstrom, Barnes & Noble, Gap, Apple, Estée Lauder, Foot Locker, The Cheesecake Factory and Crate & Barrel. We will also continue to strive to provide as many exclusive retailers as possible to maintain a distinct appeal and regional draw. In addition, we believe that our scale with premier national retailers enhances our ability to bring the optimal mix of retailers into our malls.

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  Increase Consumer Sales to Support Increased Rents.  We believe that we have potential to increase rents for tenants, particularly in malls where mall sales are expected to grow in future years, because we have the ability to renegotiate our rents upon lease expiration based on the level of tenant sales. In addition, we believe our occupancy costs, which were 14.1% of our tenant sales for the nine months ended September 30, 2010, are generally at or below those of our competitors. Our average tenant sales per square foot increased at a 6.5% annualized growth rate from the twelve months ended January 31, 2010 to the twelve months ended September 30, 2010. Comparable tenant sales also increased during each month of 2010 as compared to the corresponding month of 2009. By utilizing a variety of lease structures, including the gross lease structure, which is characterized by one common charge to tenants that includes taxes and common area costs and grows at an accelerated escalation rate as compared to a more traditional fixed common area maintenance, or CAM, lease, competitive lease terms such as radius restrictions and traditional fixed-CAM leases for tenants on a case-by-case basis, we can optimize our lease structure to increase rents and bring our occupancy costs in-line with our peers. Based on our experience running mall properties, we believe that increased rents lead to increased NOI, which not only strengthens our competitive position but also enables us to reinvest capital into our properties, which completes our "virtuous cycle" of mall management.

        Maximize Operational Efficiency.    As part of our reorganization, we began re-engineering our operations, streamlining management and decision-making, and prioritizing capital investments by creating strategic plans for each property, and we intend to continue these efforts following our emergence from bankruptcy. We believe that corporate overhead and operational issues are closely intertwined, and this belief has guided our operating philosophy to invest in items that maximize the consumer experience, while streamlining our costs in areas that we do not believe will negatively impact the consumer or mall experience. To date, we have achieved several other key restructurings of our operations, including the following:

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  Streamlined our forecasting process, saving more than $5 million per year, and freeing up time for our mall asset management teams to pursue more valuable activities

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  Completed the first phase of a major restructuring of our financial systems to allow for greater efficiency in our finance and accounting operations and to enhance business support activities

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  Concluded the first phase of the implementation of a Customer Relationship Management system (CRM), which when completed will accelerate our leasing process and improve the quality and timeliness of our leasing pipeline information.

        We have also been proactive in maintaining optimal staffing levels, as our current headcount is more than a quarter below its pre-bankruptcy peak. Over the coming months, we intend to introduce many other innovations to improve our efficiency and effectiveness, such as restructuring and simplifying our financial accounting systems. By redirecting and restructuring the allocation of our resources and capital investment towards those properties that offer the best risk-adjusted returns and reducing our total overhead expenses and operating infrastructure in a manner that does not negatively impact the consumer experience, we believe that we can improve our profitability.

Growth Opportunities

        We believe that implementing our business strategies described above, as well as an overall recovery in the U.S. economy, will provide opportunities to improve our operating results, including NOI:

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  Improving Fundamentals.  Following the worst recession since the Great Depression of the 1930s, we believe the U.S. economy has begun to recover. The return to positive GDP growth, which the CBO projects to be 2.1% in 2011 and 3.4% in 2012, is expected to help drive improvements in other macroeconomic and retail-related fundamentals. Longer term, the CBO projects average GDP growth of 3.4% through 2015, which should help drive other positive macro trends. For example, the unemployment rate, at 9.6% as of September 2010, has already declined from its recession high of 10.1%, and the CBO projects that figure to continue declining until reaching more historical rates of approximately 5.0% by 2015. As a result of positive economic and employment growth, household wealth as measured by the S&P 500 stock index and the Case-Shiller home index have rebounded from their recession lows, driving increases in consumer confidence and personal consumption. These trends will all help to increase retail spending. Although there has been a recent slowing of job growth and consumer confidence, we believe the overall direction of the economic recovery remains positive. We believe that these factors, combined with the relatively limited amount of new malls that have been constructed in recent years, will favorably impact our business. In addition, we anticipate that such an increase in retail spending will result in increased rents and NOI growth at our properties.

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  Embedded Same-Store Growth by Signing New Leases at Higher Rates.  The general negative economic conditions and our desire to maintain occupancy led us to sign more short-term leases in 2009 than we had typically signed in prior years. We also limited the availability of tenant improvements or allowances in order to preserve cash. Approximately 35% of our leases were short-term leases and expire between 2010 and 2012. Market rent renewals during 2009 for short-term leases were executed at re-leasing discounts. We believe that as the retail sales environment continues to improve, we may be able to re-lease spaces that had been under short-term leases to maintain or increase occupancy at our malls for longer terms at better rates. Our total occupancy rates for the quarter ended September 30, 2010 and the year ended December 31, 2009 were 91.4% and 91.3%, respectively, compared to 93.6%, 93.8% and 92.5% for the years ended December 31, 2006, 2007 and 2008. As a result, we believe the new longer-term leases would provide future same-store growth opportunities. During the first nine months of 2010, we leased 4.6 million square feet of space, with 1.9 million square feet from new leases, compared to 3.6 million square feet of space, with 1.3 million square feet from new leases, in the first nine months of 2009. Of these new leases, by square footage, 70% of the leases in 2009 and 67% of the leases in 2010 have a term of at least eight years.

  •
  Growth from Significant Recent Capital Expenditures.  Since 2004, we have invested $6.2 billion in the maintenance, renovation and expansion of our mall properties as well as the re-merchandising of some of our malls to achieve a higher-end tenant base. During the same period, we spent $3.7 billion for expansion and renovation for projects greater than $10 million at 51 of our mall properties. We believe these investments have significantly improved the quality of these malls and their attractiveness to tenants. As the retail market rebounds, we believe that these refreshed properties will attract both tenants looking to expand as well as local, regional and national retailers looking to consolidate to high quality, well maintained malls.

  •
  Growth from Redevelopment of Certain Properties.  We are currently pursuing additional near-term opportunities in seven of our malls. We have added flagship stores, higher-end retailers and additional restaurants to some of our top performing malls, and we have also expanded malls or redeveloped vacant space to add big-box retailers into some of our properties. We believe that the redevelopment of properties across our portfolio can increase consumer traffic and rents. For example, the Saint Louis Galleria in St. Louis, Missouri anticipates adding the second Nordstrom store to the St. Louis market, with an opening date set for the fall of 2011. Similarly, the recently renovated Christiana Mall in Newark, Delaware expects to finish leasing a new 700-seat food court and add a new Target store and Nordstrom store over the next two years.

Other Policies

        The following is a discussion of our investment policies, financing policies, conflict of interest policies and policies with respect to certain other activities. One or more of these policies may be amended or rescinded from time to time without a stockholder vote.

Investment Policies

        Our business is to own and invest in real estate assets. Old GGP is a REIT, and New GGP has agreed to elect to be treated as a REIT in connection with the filing of its tax return for the year in which Old GGP emerges from bankruptcy, subject to New GGP's ability to meet the requirements of a REIT at the time of election. REIT limitations restrict us from making an investment that would cause our real estate assets to be less than 75% of our total assets. In addition, at least 75% of our gross income must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest from certain types of temporary investments. At least 95% of our income must be derived from such real property investments, and from dividends, interest and gains from the sale or dispositions of stock or securities or from other combinations of the foregoing.

        Subject to REIT limitations, we may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate. Such an investment would normally be in the form of general or limited partnership or membership interests in special purpose partnerships and limited liability companies that own one or more properties. We may, in the future, acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with our investment policies.

Financing Policies

        We must comply with the covenants contained in our financing agreements. We expect to enter into a new revolving credit facility providing for revolving loans in the amount of $300.0 million, which will require us to satisfy certain affirmative and negative covenants and to meet financial ratios and tests, which may include ratios and tests based on leverage, interest coverage and net worth.

        If our Board of Directors determines to seek additional capital, we may raise such capital through additional equity offerings, debt financing, creating joint ventures with existing ownership interests in properties, retention of cash flows or a combination of these methods. Our ability to retain cash flows is limited by the requirement for REITs to pay tax on or distribute 100% of their capital gains income and distribute at least 90% of their taxable income and our desire to avoid entity level U.S. federal income tax by distributing 100% of our capital gains and ordinary taxable income. For 2010, New GGP expects to make 90% of this distribution in New GGP common stock and 10% in cash. Beginning in 2011, New GGP anticipates that it will implement a dividend reinvestment plan. The Plan Sponsors have informed New GGP that they would elect to have dividends paid on the shares that they hold reinvested in shares of New GGP common stock and, as a result, New GGP expects to be able to pay cash dividends to its other stockholders. However, there can be no assurances that such a plan will be adopted and, even if such a plan is adopted, New GGP may determine to instead pay dividends in a combination of cash and shares of its common stock. We must also take into account taxes that would be imposed on undistributed taxable income. If our Board of Directors determines to raise additional equity capital, it may, without stockholder approval, issue additional shares of common stock or other capital stock. Our Board of Directors may issue a number of shares up to the amount of our authorized capital in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding classes of common stock. Such securities also may include additional classes of preferred stock, which may be convertible into common stock. Existing stockholders have no preemptive right to purchase shares in any subsequent offering of our securities. Under the Investment Agreements, the Plan Sponsors will be provided with preemptive rights to purchase New GGP common stock as necessary to allow it to maintain its proportional ownership interest in New GGP on a fully diluted basis. Any such offering could dilute a stockholder's investment in us and may make it more difficult to raise equity capital.

        We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties. Typically, we invest in or form special purpose entities to assist us in obtaining permanent financing at attractive terms. Permanent financing may be structured as a mortgage loan on a single property, or on a group of properties, and generally requires us to provide a mortgage interest on the property in favor of an institutional third party, as a joint venture with a third party, or as a securitized financing. For securitized financings, we create special purpose entities to own the properties. These special purpose entities are structured so that they would not be consolidated with us in the event we would ever become subject to a bankruptcy proceeding or liquidation. We decide upon the structure of the financing based upon the best terms then available to us and whether the proposed financing is consistent with our other business objectives. For accounting purposes, we include the outstanding securitized debt of special purpose entities owning consolidated properties as part of our consolidated indebtedness.

Conflict of Interest Policies

        We maintain policies and have entered into agreements designed to reduce or eliminate potential conflicts of interest. We have adopted governance principles governing our affairs and the Board of Directors, as well as written charters for each of the standing committees of the Board of Directors. In addition, we have a Code of Business Conduct and Ethics, which applies to all of our officers, directors, and employees. At least a majority of the members of our Board of Directors must qualify as independent under the listing standards for NYSE companies. Any transaction between us and any director, officer or 5% stockholder must be approved pursuant to our Related Party Transaction Policy.

Policies With Respect To Certain Other Activities

        We intend to make investments which are consistent with our qualification as a REIT, unless the Board of Directors determines that it is no longer in our best interests to so qualify as a REIT. The Board of Directors may make such a determination because of changing circumstances or changes in the REIT requirements. We have authority to offer shares of our capital stock or other securities in exchange for property. We also have authority to repurchase or otherwise reacquire our shares or any other securities. We may issue shares of our common stock, or cash at our option, to holders of units of limited partnership interest in the Operating Partnership in future periods upon exercise of such holders' rights under the Operating Partnership agreement. Our policy prohibits us from making any loans to our directors or executive officers for any purpose. We may make loans to the joint ventures in which we participate.

        We intend to borrow money as part of our business, and we also may issue senior securities, purchase and sell investments, offer securities in exchange for property and repurchase or reacquire shares or other securities in the future. To the extent we engage in these activities, we will comply with applicable law. In addition, Old GGP has a $200 million per fiscal year common stock repurchase program which was approved by its board of directors. The program gives Old GGP the ability to acquire some or all of the shares of common stock to be issued upon the exercise of its threshold vesting stock options or the Contingent Stock Agreement. During 2008 and in 2009 prior to the bankruptcy filing, no shares were repurchased and, during the pendency of the Chapter 11 Cases, no stock repurchases are expected. New GGP currently does not intend to have a common stock repurchase program.

        Old GGP has, and New GGP will, make reports to its security holders in accordance with the NYSE rules and containing such information, including financial statements certified by independent public accountants, as required by the NYSE.

        We do not have policies in place with respect to making loans to other persons (other than our conflict of interest policies described above), investing in the securities of other issuers for the purpose of exercising control and underwriting the securities of other issuers, and we do not currently, and do not intend to, engage in these activities.

Competition

        The nature and extent of the competition we face varies from property to property and among each type of property. For our retail properties, our direct competitors include other publicly-traded retail mall development and operating companies, retail real estate companies, commercial property developers and other owners of retail real estate that engage in similar businesses.

        Within our portfolio of retail properties, we compete for retail tenants. We believe the principal factors that retailers consider in making their leasing decision include:

  •
  consumer demographics;

  •
  quality, design and location of properties;

  •
  total number and geographic distribution of properties;

  •
  diversity of retailers and anchor tenants at shopping center locations;

  •
  management and operational expertise; and

  •
  rental rates.

        Based on these criteria, we believe that the size and scope of our property portfolio, as well as the overall quality and attractiveness of our individual properties, enable us to compete effectively for retail tenants in our local markets. Because our revenue potential is linked to the success of our retailers, we indirectly share exposure to the same competitive factors that our retail tenants experience in their respective markets when trying to attract individual shoppers. These dynamics include general competition from other regional shopping centers, outlet malls and other discount shopping centers, as well as competition with discount shopping clubs, catalog companies, internet sales and telemarketing. We believe that we have a competitive advantage with respect to our operational retail property management, which have developed knowledge of local, regional and national real estate markets, enabling us to evaluate existing retail properties for their increased profit potential through expansion, remodeling, re-merchandising and more efficient management of the property.

        With respect to specific alternative retail property types, we compete with other retail channels, including discount department stores, lifestyle centers and the internet, in addition to other regional malls. We believe, however, that the lifestyle concept is facing substantial challenges and presents opportunities for us to grow our business for several reasons. For example, lifestyle centers do not have anchor stores and depend on a core group of in-line stores and restaurants to drive business. Once these centers lose key tenants, it becomes easier to attract other in-line retailers, especially when co-tenancy becomes an issue. We have had success luring lifestyle center tenants back to the malls, given the lack of traffic at some of these centers.

        Retailers are looking to expand in the highest traffic centers, and we believe malls with the optimal mix of retailers, dining and entertainment options typically have high traffic. Power centers have also presented competition and we have embraced traditional power center tenants in our malls where it is feasible. For example, in recent years we have added Target stores to two malls and Kohl's stores to two malls.

        With respect to our office and other properties, we experience competition in the development and management of our properties similar to that of our retail properties. Prospective tenants generally consider quality and appearance, amenities, location relative to other commercial activity and price in determining the attractiveness of our properties. Based on the quality and location of our properties, which are generally in urban markets or are concentrated in the commercial centers of master planned communities, we believe that our properties are viewed favorably among prospective tenants.

Environmental

        Under various Federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with our ownership and operation of our properties, we, or the relevant joint venture through which the property is owned, may be potentially liable for such costs.

        Substantially all of our properties have been subject to Phase I environmental assessments, which are intended to evaluate the environmental condition of the surveyed and surrounding properties. Phase I environmental assessments typically include a historical review, a public records review, a site visit and interviews, but do not include soil sampling or subsurface investigations. To date, the assessments have not revealed any known environmental liability that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that conditions have changed since the assessments were prepared (typically at the time the property was purchased or developed). Moreover, no assurances can be given that future laws, ordinances or regulations will not impose any material environmental liability on us, or that the current environmental condition of our properties will not be adversely affected by tenants and occupants of the properties, by the condition of properties in the vicinity of our properties (such as the presence on such properties of underground storage tanks) or by third parties unrelated to us.

        Future development opportunities may require additional capital and other expenditures in order to comply with federal, state and local statutes and regulations relating to the protection of the environment. However, we may not have sufficient liquidity to comply with such statutes and regulations and may be required to halt or defer such development projects. We cannot predict with any certainty the magnitude of any such expenditures or the long-range effect, if any, on our operations. Compliance with such laws has not had a material adverse effect on our operating results or competitive position in the past but could have such an effect in the future.

Employees

        As of September 30, 2010, Old GGP had approximately 3,100 employees.

Insurance

        We have comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our portfolio of retail properties. Our management believes that such insurance provides adequate coverage.

Qualification as a Real Estate Investment Trust and Taxability of Distributions

        Old GGP currently qualifies, and New GGP has agreed to elect to be qualified as a REIT pursuant to the requirements contained in Sections 856-858 of the Code. If, as we contemplate, such qualification continues and we distribute at least 100% of our capital gains and ordinary taxable income annually in a combination of cash and stock, Old GGP and, following New GGP's qualification as a REIT, New GGP, will not be subject to Federal income tax on its real estate investment trust taxable income. During 2009, Old GGP met its distribution requirements to its common stockholders as provided for in Section 857 of the Code.

Properties

        The following is a list of our material properties in the United States by property category as of September 30, 2010, and excludes the properties that we transferred to THHC on the Effective Date:

TIER I MALLS

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
1.	Ala Moana Center(2)	Honolulu, HI	100%	2,072,288	925,680	Barnes & Noble, Macy's, Neiman Marcus, Old Navy, Sears, Shirokiya, Nordstrom	—
2.	Alderwood	Lynnwood (Seattle), WA	50.5	1,267,580	497,029	JCPenney, Loews Cineplex, Macy's, Nordstrom, Sears	—
3.	Arrowhead Towne Center	Glendale, AZ	33.33	1,197,342	342,805	AMC Theatres, Dicks Sporting Goods, Dillards, Forever 21, JCPenney, Macy's	—
4.	Baybrook Mall	Friendswood (Houston), TX	100	1,242,887	342,278	Dillard's, Forever 21, JCPenney, Macy's, Sears	—
5.	Bayside Marketplace(2)	Miami, FL	100	219,115	219,115	Hard Rock Café	—
6.	Beachwood Place	Beachwood, OH	100	913,443	333,863	Dillard's, Nordstrom, Saks Fifth Avenue	—
7.	Bridgewater Commons	Bridgewater, NJ	35	983,959	448,070	—	—
8.	Christiana Mall	Newark, DE	50	1,127,810	389,603	Barnes & Noble, JCPenney, Macy's, Target, Nordstroms	—
9.	Faneuil Hall Marketplace(2)	Boston, MA	100	195,863	195,863	McCormick & Schmicks, Ned Devines & Parris, Urban Outfitters, Plaza III	—
10.	Fashion Place(2)	Murray, UT	100	1,037,250	333,677	Dillard's, Nordstrom, Sears, Macy's	1
11.	Fashion Show	Las Vegas, NV	100	1,877,665	524,957	Bloomingdale's Home, Dillard's, Forever 21, Macy's, Neiman Marcus, Nordstrom, Saks Fifth Avenue	1
12.	Glendale Galleria(2)	Glendale, CA	50	1,319,775	514,775	JCPenney, Macy's, Nordstrom, Target	1

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
13.	Harborplace(2)	Baltimore, MD	100	145,406	145,406	Phillips Harborplace, Urban Outfitters	—
14.	Jordan Creek Town Center	West Des Moines, IA	100	1,289,885	748,186	Century Theatres, Dillard's, Scheels, Younkers, Barnes & Noble	—
15.	Kenwood Towne Centre(2)	Cincinnati, OH	50	1,148,168	506,847	Dillard's, Macy's, Nordstrom	—
16.	Mall of Louisiana	Baton Rouge, LA	100	1,551,057	743,575	Borders Books & Music, Dillard's, JCPenney, Macy's, Pottery Barn, Sears, Rave Motion Pictures, Dicks Sporting Goods, DSW Shoe Warehouse	—
17.	Mayfair	Wauwatosa (Milwaukee), WI	100	1,116,130	496,746	AMC Theatres, Barnes & Noble, Boston Store, Macy's, Crate & Barrel	—
18.	Mizner Park(2)	Boca Raton, FL	50	247,071	136,249	Mizner Park Cinema, Zed 451, Robb & Stucky	1
19.	Natick Collection	Natick (Boston), MA	50	1,667,723	686,925	Crate & Barrel, JCPenney, Lord & Taylor, Macy's, Sears, Neiman Marcus, Nordstrom, American Girl Place	—
20.	North Star Mall	San Antonio, TX	100	1,242,570	428,402	Dillard's, Macy's, Saks Fifth Avenue, Forever 21, JCPenney	—
21.	Northbrook Court	Northbrook (Chicago), IL	50.5	1,004,120	388,201	AMC Theatres, Lord & Taylor, Macy's, Neiman Marcus	—
22.	Northridge Fashion Center	Northridge (Los Angeles), CA	100	1,479,211	558,399	JCPenney, Macy's, Pacific Theatres, Sears	1
23.	Oakbrook Center	Oak Brook (Chicago), IL	47.46	2,104,735	821,723	Barnes & Noble, Bloomingdale's Home, Crate & Barrel, Lord & Taylor, Macy's, Neiman Marcus, Nordstrom, Sears	—

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
24.	Oxmoor Center(2)	Louisville, KY	100	917,381	270,171	Dick's Sporting Goods, Macy's, Sears, Von Maur	—
25.	Park Meadows	Lone Tree, CO	35	1,571,354	637,384	Arhaus Furniture, Crate & Barrel, Dick's Sporting Goods, Dillard's, JCPenney, Macy's, Nordstrom	—
26.	Park Place	Tucson, AZ	100	1,055,763	401,026	Century Theatres, Dillard's, Macy's, Sears	—
27.	Pembroke Lakes Mall	Pembroke Pines (Fort Lauderdale), FL	100	1,133,998	352,723	Dillard's, Dillard's Men's & Home, JCPenney, Macy's, Macy's Home Store, Sears	—
28.	Perimeter Mall	Atlanta, GA	50	1,568,563	515,289	Bloomingdale's, Dillard's, Macy's, Nordstrom	—
29.	Pioneer Place(2)	Portland, OR	100	362,883	249,883	Regal Cinemas, Saks Fifth Avenue	—
30.	Providence Place(2)	Providence, RI	100	1,265,191	506,086	Bed Bath & Beyond, Dave & Buster's, JCPenney, Macy's, Nordstrom, Old Navy, Providence Place Cinemas 16	—
31.	Saint Louis Galleria	St. Louis, MO	100	1,033,343	457,291	Dillard's, Macy's	1
32.	Staten Island Mall	Staten Island, NY	100	1,275,222	604,133	Macy's, Sears, JCPenney, Babies R Us	—
33.	Stonestown Galleria	San Francisco, CA	100	851,815	423,522	Macy's, Nordstrom	—
34.	The Grand Canal Shoppes	Las Vegas, NV	100	497,151	462,737	Sephora, Grand Lux Café, Aquaknox, Delmonico, Madame' Tussaud Las Vegas Tao, Banana Republic, Postrio-Las Vegas	—
35.	The Mall in Columbia	Columbia, MD	100	1,420,780	620,612	JCPenney, Lord & Taylor, Macy's, Nordstrom, Sears	—

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
36.	The Shoppes at The Palazzo	Las Vegas, NV	100	335,157	250,414	Barneys New York, CUT, Victoria's Secret, Sushi Samba, Table 10	—
37.	The Shops at La Cantera(3)	San Antonio, TX	100	1,177,070	510,254	Dillard's, Macy's, Neiman Marcus, Nordstrom	—
38.	The Woodlands Mall	Woodlands (Houston), TX	100	1,355,530	470,830	Dillard's, JCPenney, Macy's, Macy's Children Store, Sears, Forever 21	—
39.	Towson Town Center	Towson, MD	35	996,424	542,354	Crate & Barrel, Macy's, Nordstrom	—
40.	Tysons Galleria	Mclean (Washington, D.C.), VA	100	815,424	303,491	Macy's, Neiman Marcus, Saks Fifth Avenue	—
41.	Valley Plaza Mall	Bakersfield, CA	100	1,032,247	425,760	Forever 21, JCPenney, Macy's, Sears	—
42.	Village of Merrick Park(2)	Coral Gables, FL	40	722,692	392,692	Neiman Marcus, Nordstrom, Borders	—
43.	Water Tower Place	Chicago, IL	51.65	674,478	290,294	American Girl Place, Forever 21, Macy's	—
44.	Westlake Center	Seattle, WA	100	96,553	96,553	—	—
45.	Whaler's Village	Lahaina, HI	50	110,836	110,836	Hulla Grill	—
46.	Willowbrook	Wayne, NJ	100	1,510,435	482,435	Bloomingdale's, Lord & Taylor, Macy's, Sears	—
47.	Willowbrook Mall	Houston, TX	50	1,384,857	400,485	Dillard's, JCPenney, Macy's, Sears	—

TIER II MALLS

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
1.	Altamonte Mall	Altamonte Springs (Orlando), FL	50	1,153,188	474,640	AMC Theatres, Dillard's, JCPenney, Macy's, Sears	—
2.	Apache Mall(2)	Rochester, MN	100	752,795	269,803	Herberger's, JCPenney, Macy's, Sears	—
3.	Arizona Center(2)	Phoenix, AZ	100	165,452	72,698	AMC Theatres	—
4.	Augusta Mall(2)	Augusta, GA	100	1,063,162	402,939	Dillard's, JCPenney, Macy's, Sears, Dick's Sporting Goods	—
5.	Bellis Fair	Bellingham (Seattle), WA	100	773,895	335,571	JCPenney, Kohl's, Macy's, Macy's Home Store, Sears, Target	—
6.	Carolina Place	Pineville (Charlotte), NC	50.5	1,158,555	353,639	Barnes & Noble, Belk, Dillard's, JCPenney, Macy's, Sears, REI	—
7.	Clackamas Town Center	Happy Valley, OR	50	1,352,932	475,387	Barnes & Noble, Century Theatres, JCPenney, Macy's, Macy's Home Store, Nordstrom, Sears	1
8.	Coastland Center	Naples, FL	100	922,206	331,816	Dillard's, JCPenney, Macy's, Sears, Old Navy	—
9.	Columbia Mall	Columbia, MO	100	735,814	314,754	Dillard's, JCPenney, Sears, Target	—
10.	Columbiana Centre	Columbia, SC	100	824,990	266,013	Belk, Dillard's, JCPenney, Sears	—
11.	Coral Ridge Mall	Coralville (Iowa City), IA	100	1,076,206	421,041	Dillard's, JCPenney, Scheels, Sears, Target, Younkers, Best Buy, Coral Ridge 10	—
12.	Crossroads Center	St. Cloud, MN	100	891,208	285,528	JCPenney, Macy's, Scheels, Sears, Target	—
13.	Cumberland Mall	Atlanta, GA	100	1,046,050	398,066	Costco, Macy's, Sears, DSW Shoe Warehouse, Forever 21	—

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
14.	Deerbrook Mall	Humble (Houston), TX	100	1,191,974	393,996	AMC Theatres, Dillard's, JCPenney, Macy's, Sears	—
15.	First Colony Mall	Sugar Land, TX	50	1,114,554	495,506	Barnes & Noble, Dillard's, Dillard's Men's & Home, JCPenney, Macy's	—
16.	Florence Mall	Florence (Cincinnati, OH), KY	50	958,219	405,812	JCPenney, Macy's, Macy's Home Store, Sears, Cinema DeLux	—
17.	Four Seasons Town Centre	Greensboro, NC	100	1,116,343	474,327	Belk, Dillard's, JCPenney	—
18.	Fox River Mall	Appleton, WI	100	1,206,847	518,210	Cost Plus World Market, David's Bridal, DSW Shoe Warehouse, JCPenney, Macy's, Scheels, Sears, Target	—
19.	Galleria at Tyler(2)	Riverside, CA	50	1,178,922	557,214	AMC Theatres, JCPenney, Macy's, Nordstrom, Yard House	1
20.	Glenbrook Square	Fort Wayne, IN	100	1,225,231	448,361	JCPenney, Macy's, Sears	1
21.	Governor's Square(2)	Tallahassee, FL	100	1,021,788	330,183	Dillard's, JCPenney, Macy's, Sears	—
22.	Greenwood Mall	Bowling Green, KY	100	842,462	413,409	Dillard's, JCPenney, Macy's, Sears	—
23.	Hulen Mall	Ft. Worth, TX	100	949,042	352,472	Dillard's, Macy's, Sears	—
24.	Lakeside Mall	Sterling Heights, MI	100	1,518,117	497,399	JCPenney, Lord & Taylor, Macy's, Macy's Mens & Home, Sears	—
25.	Lynnhaven Mall	Virginia Beach, VA	100	1,284,972	449,525	AMC Theatres, Dick's Sporting Goods, Dillard's, Furniture Mart, JCPenney, Macy's	1
26.	Mall St. Matthews(2)	Louisville, KY	100	1,085,894	350,189	Dillard's, Dillard's Men's & Home, Forever 21, JCPenney	1

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
27.	Market Place Shopping Center	Champaign, IL	100	1,044,899	509,153	Bergner's, JCPenney, Macy's, Sears	—
28.	Meadows Mall	Las Vegas, NV	100	945,026	308,173	Dillard's, JCPenney, Macy's, Sears	—
29.	Mondawmin Mall	Baltimore, MD	100	364,437	297,737	Shoppers Food Warehouse, Target, Rite Aid Pharmacy	—
30.	Newgate Mall	Ogden (Salt Lake City), UT	100	724,873	252,739	Cinemark Tinseltown 14, Dillard's, Macerich(4), Sears, Sports Authority	—
31.	North Point Mall	Alpharetta (Atlanta), GA	100	1,375,101	408,814	Dillard's, JCPenney, Macy's, Sears, American Girl Place	2
32.	NorthTown Mall	Spokane, WA	100	1,042,954	411,460	Bumpers, Inc., JCPenney, Kohl's, Macy's, Regal Cinemas, Sears, Nordstrom Rack	1
33.	Oak View Mall	Omaha, NE	100	861,089	256,829	Dillard's, JCPenney, Sears, Younkers	—
34.	Oglethorpe Mall	Savannah, GA	100	943,659	363,511	Belk, JCPenney, Macy's, Macy's Junior, Sears, Stein Mart	—
35.	Paramus Park	Paramus, NJ	100	768,592	309,535	Macy's, Sears, Old Navy	—
36.	Park City Center	Lancaster (Philadelphia), PA	100	1,442,680	542,783	The Bon-Ton, Boscov's, JCPenney, Kohl's, Sears	—
37.	Peachtree Mall	Columbus, GA	100	816,546	307,931	Dillard's, JCPenney, Macy's, Peachtree Cinema	1
38.	Prince Kuhio Plaza(2)	Hilo, HI	100	503,490	267,370	Macy's, Sears	1
39.	Quail Springs Mall	Oklahoma City, OK	50	1,139,040	354,240	AMC Theatres, Dillard's, JCPenney, Macy's, Sears	—
40.	River Hills Mall	Mankato, MN	100	716,877	274,790	Herberger's, JCPenney, Scheels, Sears, Target, Barnes & Noble	—

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
41.	Salem Center(2)	Salem, OR	100	631,837	193,837	JCPenney, Kohl's, Macy's, Nordstrom	—
42.	Sikes Senter	Wichita Falls, TX	100	667,440	261,916	Dillard's, JCPenney, Sears, Sikes Ten Theatres	—
43.	Sooner Mall	Norman, OK	100	508,751	168,679	Dillard's, JCPenney, Old Navy, Sears	1
44.	Spokane Valley Mall(3)	Spokane, WA	100	724,740	305,656	JCPenney, Macy's, Regal Act III, Sears	—
45.	Stonebriar Centre	Frisco (Dallas), TX	50	1,650,465	529,246	AMC Theatres, Barnes & Noble, Dave & Buster's, Dick's Sporting Goods, Dillard's, JCPenney, Macy's, Nordstrom, Sears	—
46.	Superstition Springs Center(2)	East Mesa (Phoenix), AZ	33.3	1,083,086	320,754	Developers Diversified, Dillards, JCPenney, JCPenney Home Store, Macy's, Picture Store	—
47.	The Crossroads	Portage (Kalamazoo), MI	100	770,539	267,579	Burlington Coat Factory(4), JCPenney, Macy's, Sears	—
48.	The Gallery at Harborplace	Baltimore, MD	100	132,379	132,379	GAP	—
49.	The Maine Mall	South Portland, ME	100	1,017,436	385,375	Best Buy, Chuck E Cheese, JCPenney, Macy's, Sears, Sports Authority	2
50.	The Oaks Mall	Gainesville, FL	51	897,630	339,763	Belk, Dillard's, JCPenney, Macy's, Sears	—
51.	The Parks at Arlington	Arlington (Dallas), TX	100	1,517,093	432,097	AMC Theatres, Barnes & Noble, Dick's Sporting Goods, Dillard's, Forever 21, JCPenney, Macy's, Sears	1
52.	The Shoppes at Buckland Hills	Manchester, CT	100	1,045,621	453,010	Dick's Sporting Goods, JCPenney, Macy's, Macy's Mens & Home, Sears, Barnes & Noble	—

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
53.	The Streets at Southpoint	Durham, NC	100	1,304,453	578,106	Barnes & Noble, Hudson Belk, JCPenney, Macy's, Maggiano's Little Italy, Nordstrom, Pottery Barn, Sears, Urban Outfitters	—
54.	Town East Mall	Mesquite (Dallas), TX	100	1,240,530	431,144	Dillard's, JCPenney, Macy's, Sears	—
55.	Tucson Mall(2)	Tucson, AZ	100	1,228,202	504,938	Dillard's, Forever 21(4), JCPenney, Macy's, Sears	—
56.	Westroads Mall	Omaha, NE	51	1,069,379	382,725	Dick's Sporting Goods, JCPenney, Rave Digital Media, Von Maur, Younkers	—
57.	White Marsh Mall	Baltimore, MD	100	1,165,791	386,147	JCPenney, Macy's, Macy's Home Store, Sears, Sports Authority	1

OTHER MALLS

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
1.	Animas Valley Mall	Farmington, NM	100	462,834	213,369	Allen Theatres, Dillard's, JCPenney, Ross Dress For Less, Sears	—
2.	Bayshore Mall(2)	Eureka, CA	100	612,950	392,692	Bed Bath & Beyond, Kohl's(4), Sears	1
3.	Birchwood Mall	Port Huron (Detroit), MI	100	725,047	268,818	GKC Theaters, JCPenney, Macy's, Sears, Target, Younkers	—
4.	Boise Towne Square(2)	Boise, ID	100	1,093,108	423,079	Dillard's, JCPenney, Macy's, Sears	1
5.	Brass Mill Center	Waterbury, CT	100	984,099	326,760	Burlington Coat Factory, JCPenney, Macy's, Regal Cinemas, Sears	1
6.	Brass Mill Commons	Waterbury, CT	100	197,033	197,033	Barnes & Noble, Hometown Buffet, Michael's, OfficeMax, Toys R Us	1
7.	Burlington Town Center(2)	Burlington, VT	100	299,793	153,040	Macy's	—
8.	Cache Valley Mall	Logan, UT	100	319,225	173,393	Dillard's, Dillard's Men's & Home, JCPenney	—
9.	Cache Valley Marketplace	Logan, UT	100	180,956	180,956	Home Depot, Olive Garden, T.J. Maxx	—
10.	Capital Mall	Jefferson City, MO	100	565,106	332,029	Dillard's, JCPenney, Sears, Hy-Vee, Capital 8 Theatre	—
11.	Chula Vista Center	Chula Vista (San Diego), CA	100	874,299	286,162	JCPenney, Macerich(4), Macy's, Sears, Burlington Coat Factory, Ultrastar Cinemas	1
12.	Collin Creek	Plano, TX	100	1,118,077	327,994	Amazing Jakes, Dillard's, JCPenney, Macy's, Sears	—
13.	Colony Square Mall	Zanesville, OH	100	491,905	245,123	Cinemark, Elder-Beerman, JCPenney, Sears	—

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
14.	Coronado Center(2)	Albuquerque, NM	100	1,151,734	375,709	Barnes & Noble, JCPenney, Macy's, Sears, Target, Kohl's	—
15.	Eastridge Mall	San Jose, CA	100	1,303,717	469,323	AMC 15, Bed Bath & Beyond, JCPenney, Macy's, Sears, Sport Chalet	—
16.	Eastridge Mall	Casper, WY	100	571,587	281,791	JCPenney, Macy's, Sears, Target	—
17.	Eden Prairie Center	Eden Prairie (Minneapolis), MN	100	1,134,414	325,411	AMC Theatres, Kohl's, Sears, Target, Von Maur, JCPenney, Scheels, Barnes & Noble	—
18.	Foothills Mall	Fort Collins, CO	100	805,715	465,618	Macy's, Sears	2
19.	Gateway Mall	Springfield, OR	100	818,545	256,726	Ashley Furniture Homestore, Cinemark 17, Kohl's, Movies 12, Oz Fitness, Ross Dress For Less, Sears, Target	—
20.	Grand Teton Mall	Idaho Falls, ID	100	535,631	211,706	Dillard's, JCPenney, Macy's, Sears	—
21.	Grand Teton Plaza	Idaho Falls, ID	100	93,274	93,274	Best Buy, Petsmart, Ross Dress For Less	1
22.	Knollwood Mall	St. Louis Park (Minneapolis), MN	100	462,582	166,460	Cub Foods, Keith's Furniture Outlet, Kohl's, T.J. Maxx	—
23.	Lakeland Square	Lakeland (Orlando), FL	100	884,484	274,446	Burlington Coat Factory(4), Dillard's, Dillard's Men's & Home, JCPenney, Macy's, Sears	—
24.	Lansing Mall(2)	Lansing, MI	100	835,264	412,094	JCPenney, Macy's, T.J. Maxx, Younkers, Best Buy, Barnes & Noble	1
25.	Mall at Sierra Vista	Sierra Vista, AZ	100	365,853	134,583	Cinemark, Dillard's, Sears	—
26.	Mall of the Bluffs	Council Bluffs (Omaha, NE), IA	100	701,355	375,133	Dillard's, Hy-Vee, Sears	2

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
27.	Montclair Plaza	Montclair (San Bernadino), CA	50.5	1,345,268	547,691	JCPenney, Macy's, Nordstrom, Sears, Ninety Nine Cent Only Store	4
28.	Neshaminy Mall	Bensalem, PA	50	1,019,431	291,371	AMC Theatres, Barnes & Noble, Boscov's, Macy's, Sears	—
29.	NewPark Mall	Newark (San Francisco), CA	100	1,116,965	373,359	JCPenney, Macy's, Sears, Target	1
30.	North Plains Mall	Clovis, NM	100	303,197	109,116	Beall's, Dillard's, JCPenney, Sears	—
31.	Oakwood Center	Gretna, LA	100	757,987	240,593	Dillard's, JCPenney, Sears	—
32.	Oakwood Mall	Eau Claire, WI	100	812,503	327,427	JCPenney, Macy's, Scheels, Sears, Younkers, Carmike Theaters	—
33.	Otay Ranch Town Center	Chula Vista (San Diego), CA	50	636,471	496,471	Macy's, REI, AMC Theatres, Best Buy	—
34.	Owings Mills Mall	Owings Mills, MD	100	1,083,613	436,576	JCPenney, Macy's	2
35.	Pecanland Mall	Monroe, LA	100	944,367	328,931	Belk, Dillard's, JCPenney, Sears, Burlington Coat Factory	—
36.	Pierre Bossier Mall	Bossier City (Shreveport), LA	100	606,274	212,976	Dillard's, JCPenney, Sears, Stage	1
37.	Pine Ridge Mall(2)	Pocatello, ID	100	638,078	200,091	JCPenney, Party Palace, Sears, Shopko	1
38.	Pinnacle Hills Promenade	Rogers, AR	50	942,764	635,863	Bed Bath & Beyond, Gordmans, Petsmart, TJ Maxx, Dillard's, JCPenney, Malco Theatre, Target	3
39.	Provo Towne Centre(3)	Provo, UT	100	792,560	222,491	Cinemark, Dillard's, JCPenney, Sears	—
40.	Red Cliffs Mall	St. George, UT	100	385,487	119,650	Barnes & Noble, Dillard's, JCPenney, Sears	—
41.	Regency Square Mall	Jacksonville, FL	100	1,439,812	523,306	Belk, Champs Sports/World Foot Locker, Dillard's, JCPenney, Sears	1

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
42.	Ridgedale Center	Minnetonka, MN	100	1,029,559	327,179	JCPenney, Macy's, Sears	—
43.	Riverchase Galleria	Hoover (Birmingham), AL	50	1,561,924	513,017	Forever 21, Belk, Belk Home Store, JCPenney, Macy's, Sears	2
44.	Rivertown Crossings	Grandville (Grand Rapids), MI	100	1,270,959	421,901	Celebration Cinemas, Dick's Sporting Goods, JCPenney, Kohl's, Macy's, Old Navy, Sears, Younkers	—
45.	Rogue Valley Mall	Medford (Portland), OR	100	639,097	251,659	JCPenney, Kohl's, Macy's, Macy's Home Store	1
46.	Silver City Galleria	Taunton (Boston), MA	50	1,005,799	351,762	Best Buy, Dick's Sporting Goods, JCPenney, Macy's, Sears, Silver City Cinemas	1
47.	Silver Lake Mall	Coeur D'Alene, ID	100	325,046	108,682	JCPenney, Macy's(4), Sears, Timberline Trading Company	—
48.	Southlake Mall	Morrow (Atlanta), GA	100	1,014,245	273,993	JCPenney, Macy's, Sears	1
49.	Southland Mall	Hayward, CA	100	1,265,396	525,132	JCPenney, Kohl's(4), Macy's, Sears	1
50.	Southshore Mall(2)	Aberdeen, WA	100	273,289	139,514	JCPenney, Sears	—
51.	Southwest Plaza(2)	Littleton (Denver), CO	100	1,336,229	636,868	Dick's Sporting Goods, Dillard's, JCPenney, Macy's, Sears	1
52.	Spring Hill Mall	West Dundee (Chicago), IL	100	1,166,234	433,439	Carson Pirie Scott, Home Furniture Mart, JCPenney, Kohl's, Macy's, Sears	—
53.	Steeplegate Mall	Concord, NH	100	479,675	223,328	The Bon-Ton, JCPenney, Sears	—
54.	The Boulevard Mall	Las Vegas, NV	100	1,175,774	387,738	JCPenney, Macy's, Sears	1
55.	The Pines	Pine Bluff, AR	100	625,421	243,001	Dillard's, Holiday Inn Express, JCPenney, Sears	1

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
56.	The Shops at Fallen Timbers	Maumee, OH	100	573,516	312,014	Dillard's, JCPenney, Staybridge Suites, Showcase, Barnes & Noble	—
57.	The Shoppes at River Crossing	Macon, GA	50	659,048	325,829	Belk, Dick's Sporting Goods, Dillard's, DSW Shoe Warehouse, Jo-Ann Fabrics & Crafts, Ulta	—
58.	The Village of Cross Keys	Baltimore, MD	100	74,172	74,172	Talbots	—
59.	Three Rivers Mall	Kelso, WA	100	419,461	226,228	JCPenney, Macy's, Sears	1
60.	Valley Hills Mall	Hickory, NC	100	933,545	322,029	Belk, Dillard's, JCPenney, Sears	—
61.	Visalia Mall	Visalia, CA	100	436,852	179,852	JCPenney, Macy's	—
62.	Vista Ridge Mall	Lewisville (Dallas), TX	100	1,063,860	334,395	Cinemark, Dillard's, JCPenney, Macy's, Sears	—
63.	Washington Park Mall	Bartlesville, OK	100	357,221	162,925	Dillard's, JCPenney, Sears	—
64.	West Oaks Mall	Ocoee (Orlando), FL	100	1,056,086	355,330	AMC Theatres, Dillard's, JCPenney, Sears	1
65.	West Valley Mall	Tracy (San Francisco), CA	100	883,629	486,720	JCPenney, Movies 14, Sears, Target	1
66.	Westwood Mall	Jackson, MI	100	507,859	136,171	Elder-Beerman, JCPenney, Wal-Mart	—
67.	White Mountain Mall	Rock Springs, WY	100	302,119	124,991	Flaming Gorge Harley Davidson, Herberger's, JCPenney, State Of Wyoming	—
68.	Woodbridge Center	Woodbridge, NJ	100	1,646,468	561,433	Dick's Sporting Goods, JCPenney, Lord & Taylor, Macy's, Sears	1

SPECIAL CONSIDERATION PROPERTIES

				GLA			Anchor Stores/ Significant Tenant Vacancies
Property Count	Name of Center	Location(1)	Ownership Interest	Total	Mall and Freestanding	Anchor Stores/ Significant Tenants
1.	Bay City Mall	Bay City, MI	100	522,652	207,001	JCPenney, Sears, Target, Younkers, Dunham Sports	—
2.	Chapel Hills Mall	Colorado Springs, CO	100	1,202,361	406,922	Burlington Coat Factory(4), Borders, Dick's Sporting Goods, Dillard's, JCPenney, Macy's, Sears	1
3.	Chico Mall	Chico, CA	100	495,237	173,103	Forever 21, JCPenney, Sears	1
4.	Country Hills Plaza	Ogden, UT	100	137,897	137,897	Smith's Food King	1
5.	Eagle Ridge Mall(5)	Lake Wales (Orlando), FL	100	622,917	227,462	Dillard's, JCPenney, Recreation Station, Regal Cinemas, Sears	—
6.	Grand Traverse Mall	Traverse City, MI	100	589,488	276,097	GKC Theaters, JCPenney, Macy's, Target, T.J. Maxx	—
7.	Lakeview Square	Battle Creek, MI	100	554,334	262,741	JCPenney, Macy's, Sears, Barnes & Noble	—
8.	Mall St. Vincent(2)	Shreveport, LA	100	532,600	184,600	Dillard's, Sears	1
9.	Moreno Valley Mall	Moreno Valley (Riverside), CA	100	1,064,318	338,084	Harkins Theatre, JCPenney, Macy's, Sears	2
10.	Northgate Mall	Chattanooga, TN	100	798,029	332,709	Belk, Belk Home Store, JCPenney, Sears, T.J. Maxx	—
11.	Oviedo Marketplace(5)	Oviedo, FL	100	940,504	275,575	Dillard's, Macy's, Regal Cinemas, Sears	—
12.	Piedmont Mall	Danville, VA	100	708,519	156,781	Belk, Belk Men's, JCPenney, Sears	1
13.	Southland Center	Taylor, MI	100	903,941	275,904	Best Buy, JCPenney, Macy's	1

(1)
In certain cases, where a center is located in part of a larger metropolitan area, the metropolitan area is identified in parenthesis.

(2)
A portion of the property is subject to a ground lease.

(3)
Owned in a joint venture with independent, non-controlling minority investors.

(4)
The anchor building is owned by a third party.

(5)
Ownership of these properties were transferred to the applicable lenders on November 1, 2010 as per the loan modification agreements obtained in the consensual plans of reorganization of the emerged Debtors.

Mortgage and Other Debt

        Our ownership interests in real property are materially important as a whole, however, we do not own any individual materially important property and therefore do not present a description of our title to, or other interest in, our properties and the nature and amount of our mortgages in such properties.

Operating Data

        The following table sets forth for each of our property categories the occupancy rate expressed as a percentage for each of the last five years and the average effective annual rental per square foot for each of the last five years.

	Tier I Malls	Tier II Malls	Other Malls	Special Consideration Properties	Other Rental Properties
Occupancy Rate(a)
2005	94.65%	92.75%	90.00%	86.86%	87.40%
2006	95.81%	94.13%	91.33%	90.05%	89.24%
2007	95.72%	94.79%	91.40%	90.09%	91.37%
2008	95.43%	93.88%	90.01%	87.88%	88.92%
2009	95.34%	93.44%	87.36%	85.80%	86.73%
Average Effective Annual Rental Rate per Square Foot(b)
2005	$47.09	$31.06	$26.32	$23.16	N/A
2006	$48.96	$32.12	$26.68	$23.84	N/A
2007	$65.32	$42.96	$35.64	$30.87	N/A
2008	$68.49	$44.04	$35.79	$30.56	N/A
2009	$69.61	$44.20	$34.58	$29.99	N/A

(a)
Occupancy represents GLOA divided by Mall GLA (as defined below) for spaces less than 30,000 square feet. "GLOA" represents Gross Leasable Occupied Area and is the sum of: (1) tenant occupied space under lease, (2) all leases signed, whether or not the space is occupied by a tenant and (3) tenants no longer occupying space, but still paying rent.

(b)
Average Effective Annual Rental Rate represents the sum of minimum rent and recoverable common area costs (excluding taxes) for all tenant occupied space divided by total tenant occupied square feet, for tenants occupying spaces less than 30,000 square feet. The calculation includes the terms of each lease as in effect at the time of the calculation, including any tenant concessions that may have been granted.

Lease Expirations

        The GLA of freestanding retail stores in locations that are not attached to the primary complex of buildings that comprise a shopping center is defined as ("Freestanding GLA") and "Mall GLA" is the gross leaseable retail space, excluding space not currently marketed for lease, anchor stores and Freestanding GLA, measured in square feet. At December 31, 2009, our Mall GLA and our Freestanding GLA aggregated 55.6 million square feet for our consolidated retail properties and 15.5 million square feet for our unconsolidated retail properties. The following table indicates various lease expiration information related to the consolidated minimum rent for our currently existing retail leases at December 31, 2009. See "Note 2—Summary of Significant Accounting Policies" to the consolidated financial statements contained in this prospectus for our accounting policies for revenue recognition from our tenant leases and "Note 8—Rentals under Operating Leases" to the consolidated financial statements contained elsewhere in this prospectus for the future minimum rentals of our operating leases.

Year	Total Minimum Rent	Total Minimum Rent Expiring	% of Total Minimum Rent Expiring	Number of Leases Expiring	Total Square Feet Expiring
	(in thousands)	(in thousands)			(in thousands)
2010	$1,936,644	$66,774	3.4%	3,255	10,986
2011	1,820,197	62,342	3.4%	2,556	10,090
2012	1,643,214	69,226	4.2%	2,119	8,671
2013	1,464,086	55,660	3.8%	1,603	6,850
2014	1,291,239	65,689	5.1%	1,591	7,769
2015	1,062,404	59,496	5.6%	1,404	6,680
2016	885,297	77,031	8.7%	1,356	6,842
2017	684,614	79,479	11.6%	1,341	7,048
2018	455,481	68,932	15.1%	1,173	5,879
2019	272,486	47,905	17.6%	878	5,859

Legal Proceedings

        Other than our current Chapter 11 Cases described in this prospectus, neither we nor any of the Unconsolidated Real Estate Affiliates is currently involved in any material pending legal proceedings nor, to our knowledge, is any material legal proceeding currently threatened against us or any of the Unconsolidated Real Estate Affiliates.

Urban Litigation

        In October 2004, certain limited partners (the "Urban Plaintiffs") of Urban Shopping Centers, L.P. ("Urban") filed a lawsuit against Urban's general partner, Head Acquisition, L.P. ("Head"), as well as TRCLP, Simon Property Group, Inc., Westfield America, Inc., and various of their affiliates, including Head's general partners (collectively, the "Urban Defendants"), in Circuit Court in Cook County, Illinois. Old GGP, GGPLP and other affiliates were later included as Urban Defendants. The lawsuit alleges, among other things, that the Urban Defendants breached the Urban partnership agreement, unjustly enriched themselves through misappropriation of partnership opportunities, failed to grow the partnership, breached their fiduciary duties, and tortiously interfered with several contractual relationships. The plaintiffs seek relief in the form of unspecified monetary damages, equitable relief and injunctive relief, the last of which would require the Urban Defendants, including Old GGP and its affiliates, to engage in certain future transactions through the Urban Partnership. The case is currently in discovery, and the Urban Plaintiffs filed proofs of claims in an unspecified amount with the Bankruptcy Court in connection with the Chapter 11 Cases. John Schreiber, a New GGP director, serves on the board of directors of, and is an investor in, an entity that is a principal investor in the Urban Plaintiffs, and is himself an investor in the Urban Plaintiffs and, therefore, has a financial interest in the outcome of the litigation that is adverse to us. While we do not believe that this litigation will have a material adverse effect on us, we are disclosing its existence due to Mr. Schreiber's interest in the case.

 MANAGEMENT

        Our Board of Directors is responsible for the management of our business.

Board of Directors

        Our Board of Directors currently consists of five members. Upon consummation of the Plan, under the terms of the Investment Agreements, our Board of Directors will consist of nine members, three of whom will be nominated by Brookfield Investor and one of whom will be designated by Pershing Square. See "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Board Rights."

        Our current members of the Board of Directors and their positions are as follows:

Name	Age	Director Since	Position
Adam Metz	49	2010	Director, Chief Executive Officer
Thomas Nolan, Jr.	53	2010	Director, Chief Operating Officer and President
Cyrus Madon	45	2010	Director
Sheli Z. Rosenberg	68	2010	Director
John G. Schreiber	63	2010	Director

        Adam Metz, 49, has served as Chief Executive Officer of Old GGP since October 2008, director of Old GGP since November 2005, Lead Director of Old GGP from June 2007 through October 2008 and director and Chief Executive Officer of New GGP since its formation in 2010. From late 2002 through October 2008, Mr. Metz was an active partner of Polaris Capital LLC, which is in the business of owning retail real estate assets throughout the United States. Prior to the formation of Polaris Capital, Mr. Metz was Executive Vice President of Rodamco, N.A. from November 2000 through May 2002 when the assets of Rodamco, N.A. were sold. From 1993 to 2000, before it was acquired by Rodamco, Mr. Metz held various positions with Urban Shopping Centers, including Vice President, Chief Financial Officer and President. Mr. Metz's leadership role with us as well as his prior leadership roles at real estate companies provided him with key experience in business and in the real estate industry and contribute to his ability to make strategic decisions with respect to our business. In addition, his in-depth knowledge of our business strategy and operations due to his role as our Chief Executive Officer enable him to provide valuable contributions and facilitate effective communication between management and the board of directors.

        Thomas Nolan, Jr., 53, has served as Chief Operating Officer of Old GGP since March 2009, President of Old GGP since October 2008, director of Old GGP since April 2005 and director, Chief Operating Officer and President of New GGP since its formation in 2010. Prior to becoming President, Mr. Nolan was a private real estate investor since February 2008. From July 2004 through February 2008, Mr. Nolan served as a Principal and as Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 through July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 through 2004 he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan's leadership roles with us and with Old GGP as Chief Operating Officer, President and director, as well as his prior leadership roles and real estate experience allow him to make key contributions in the operation of our business. In addition, Mr. Nolan's extensive financial experience in various segments of the real estate industry enable him to make valuable and strategic contributions to our business. His in-depth knowledge of our business also helps to facilitate effective communication between management and the board of directors.

        Cyrus Madon, 45, has served as a director of New GGP since October 2010. Mr. Madon is the Senior Managing Partner of Brookfield Asset Management Inc. responsible for restructuring and lending activities and has been a member of the Brookfield Asset Management Inc. team since 1998. Mr. Madon has extensive experience in restructuring, corporate finance, and merchant banking across a broad range of industries, including real estate, real estate services and manufacturing. Mr. Madon holds a business degree from Queen's University. As a senior member of Brookfield Asset Management Inc., an affiliate of one of our large stockholders, Mr. Madon represents stockholder interests on our board of directors. His experience in restructuring, corporate finance and banking, particularly in the real estate industry allow him to make valuable contributions to the board of directors on such matters. Mr. Madon is a director designated by Brookfield Investor pursuant to the terms of the Investment Agreement with Brookfield described under "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors."

        Sheli Z. Rosenberg, 68, has served as a director of Old GGP since April 2010 and has served as a director of New GGP since October 2010. Ms. Rosenberg has been an Adjunct Professor at Northwestern University's J.L. Kellogg Graduate School of Business since 2003, and is the former President, Chief Executive Officer and Vice Chairwoman of Equity Group Investments, L.L.C., a privately held real estate investment firm, having held those titles at various times from 1999 through 2003. Ms. Rosenberg is currently a director of CVS Caremark, a health care services and drugstore chain company, Equity Lifestyle Properties, Inc., a manufactured home community real estate investment trust, Ventas, Inc., a health care real estate investment trust, and Nanosphere, Inc., a molecular diagnostics products company, and is a trustee of Equity Residential, a real estate investment trust. She was formerly a director of Avis Budget Group, Inc., a vehicle rental company, until April 2008. Ms. Rosenberg is a recognized leader in the real estate industry, with experience in the legal and real estate fields, including operational and REIT industry experience, as well as many years of service on multiple public company boards and committees.

        John G. Schreiber, 63, has served as a director of New GGP since October 2010. Mr. Schreiber is the President of Centaur Capital Partners, Inc. and a Partner and Co-Founder of Blackstone Real Estate Advisors. Mr. Schreiber has overseen all Blackstone real estate investments since 1992. During the last eighteen years, Blackstone has invested over $14 billion of equity in a wide variety of real estate transactions and has over $11 billion of committed capital available today. Previously, Mr. Schreiber served as Chairman and CEO of JMB Urban Development Co. and Executive Vice President of JMB Realty Corp. During his twenty-year career at JMB, Mr. Schreiber was responsible for over $10 billion of firm and client real estate investments and had overall responsibility for the firm's shopping center development activities. Mr. Schreiber is a past board member of Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company and AMLI Residential Properties Trust and he currently serves on the board of JMB Realty Corp. and a number of mutual funds managed by T. Rowe Price Associates. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School. Mr. Schreiber has extensive experience in overseeing financial investments in the real estate industry, and he has held leadership roles focused on shopping centers development and strategy. His investment and operational experience contribute to our board of directors. Mr. Schreiber is a director designated by Pershing Square pursuant to the terms of the Investment Agreement with Pershing Square described under "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors."

        The following table sets forth the names, ages and positions of the persons we expect to serve as New GGP's directors as of the Effective Date. New GGP's board will not be classified and each director will be elected annually by a majority of votes cast for the election of directors (unless such election is contested, in which case directors shall be elected by a plurality of votes cast for the election of directors).

Name	Age	Position
Adam Metz*	49	Director, Chief Executive Officer
Ric Clark	52	Director Nominee
Mary Lou Fiala	59	Director Nominee
Bruce Flatt	45	Director Nominee
John K. Haley	59	Director Nominee
Cyrus Madon*	45	Director
David J. Neithercut	54	Director Nominee
Sheli Z. Rosenberg*	68	Director
John G. Schreiber*	63	Director

        *    Please see above for biographical information concerning Messrs. Metz, Madon and Schreiber and Ms. Rosenberg.

        Rick Clark, 52, is the Senior Managing Partner, Property Operations of Brookfield Asset Management Inc. Mr. Clark joined Brookfield Asset Management Inc. in 1996, and is responsible for the company's real estate operations. Mr. Clark is the CEO of Brookfield Properties, and formerly was the President of the company's U.S. Commercial Operations. Mr. Clark has been employed with the company's predecessors since 1984 in various executive roles. Mr. Clark holds a Business degree from the Indiana University of Pennsylvania. As a senior member of Brookfield Asset Management Inc., an affiliate of one of our large stockholders, Mr. Clark represents stockholder interests on our board of directors. His extensive experience in private equity, particularly in the real estate industry, allows him to make key contributions on investment and other strategy to our board of directors. Mr. Clark is a director nominee designated by Brookfield Investor pursuant to the terms of the Investment Agreement with Brookfield Investor described under "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors."

        Mary Lou Fiala, 59, is the Co-Chairman of LOFT Unlimited, a personal financial and business consulting firm in Jacksonville, Florida. Ms. Fiala served as President and Chief Operating Officer of Regency Centers Corporation, a real estate investment trust specializing in the ownership and operation of grocery anchored shopping centers from 1998 to February 2009, when she was named Vice Chairman and Chief Operating Officer. In her role as Vice Chairman and Chief Operating Officer, Ms. Fiala was responsible for the operational management of Regency's retail centers nationwide. Prior to working with Regency, Ms. Fiala served as Managing Director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm's retail-related initiatives. Previously, she also served as Senior Vice President and Director of Stores for Macy's East/Federated Department Stores, where she was responsible for 19 Macy's stores in five states, generating more than $1 billion in sales volume. Before her tenure at Macy's, Ms. Fiala was Senior Vice President of Henri Bendel and Senior Vice President and Regional Director of stores for Federated's Burdine's Division. Ms. Fiala earned a bachelor's degree in science from Miami University. She is a current member of the Board of Directors for Regency Centers Corporation, a member of the board for Build-A-Bear Workshop, Inc. and a board member of Stir Crazy, Inc. Ms. Fiala also served as the 2008-2009 Chairman of the International Council of Shopping Centers. Ms. Fiala has extensive operational experience in the retail industry, which brings the perspective of our tenants to our board of directors. In addition, her prior leadership roles allow her to provide insight on management and operational initiative to our board of directors.

        Bruce Flatt, 45, is the Senior Managing Partner and Chief Executive Officer of Brookfield Asset Management Inc. Mr. Flatt has been with Brookfield Asset Management Inc. for over 20 years joining in 1990 and has been instrumental in the global expansion of the asset management business over this period. Mr. Flatt has been CEO of the company since February 2002, following eight years in various senior executive positions in Brookfield Asset Management Inc.'s property operations, as well as other positions in the company. Mr. Flatt has sat on over 15 public company boards, acted as Chairman of a number, and been instrumental in the launch of a number of public companies across the global capital markets. Mr. Flatt holds a business degree from the University of Manitoba. As a senior member of Brookfield Asset Management Inc., an affiliate of one of our large stockholders, Mr. Flatt represents stockholder interests on our board of directors. Mr. Flatt's extensive experience in serving on the boards of several public companies, including as chairman of the board, give him valuable insight in the operations of public companies, and his long-time experience at Brookfield Asset Management, particularly in property operations, provides him with knowledge in financial investments and strategy in our industry that benefit our board of directors. Mr. Flatt is a director nominee designated by Brookfleld Investor pursuant to the terms of the Investment Agreement with Brookfield described under "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors."

        John K. Haley, 59, was a partner at Ernst & Young LLP in Transaction Advisory Services from 1998 until 2009 where he founded and led the Transaction Advisory Services practice in Boston, Massachusetts. Prior to that, he was an Audit Partner at Ernst & Young LLP from 1988 until 1997, where he served as audit partner on a variety of public and private companies. Prior to joining Ernst & Young LLP in 1978, Mr. Haley was a corporate accounting manager and cost accountant at Ludlow Corporation. Mr. Haley has financial expertise and significant experience in SEC registrations, restructurings, special investigations, forensic investigations, has given expert testimony on financial and accounting matters has experience in the real estate and retail industries. Mr. Haley is a member of the American Society of Certified Public Accountants and serves on the Town of Wellesley Advisory Committee. Mr. Haley holds a degree in accounting from Northeastern University and has completed executive programs at Harvard Business School, Northwestern University and Babson College. Mr. Haley's extensive professional accounting and financial experience, including with respect to public company requirements and SEC registrations, allow him to provide key contributions to the board of directors on financial, accounting and corporate governance matters. Mr. Haley qualifies as a financial expert and is financially literate.

        David J. Neithercut, 54, is the President and Chief Executive Officer and a member of the Board of Trustees of Equity Residential, a real estate investment trust focused on the acquisition, development and management of apartment properties in various U.S. markets. Mr. Neithercut has been the President of Equity Residential since May 2005 and became Chief Executive Officer and a trustee of Equity Residential in January 2006. Mr. Neithercut joined Equity Residential in 1994 as the company's Chief Financial Officer and served in that capacity until August 2004 when he was named Executive Vice President—Corporate Strategy. Prior to joining Equity Residential, Mr. Neithercut was Senior Vice President of Finance for Equity Group Investments, an affiliate of Equity Residential's predecessor company. Mr. Neithercut is a member of the Executive Committee of the National Multi Housing Council, a member of the Urban Land Institute and a member of the Executive Committee of the National Association of Real Estate Investment Trusts. Mr. Neithercut holds a bachelor's degree from St. Lawrence University and an M.B.A. from the Columbia University Graduate School of Business. Mr. Neithercut's leadership experience in working with residential REITs, as well as his membership in industry committees, provides our board with valuable insight and knowledge into REIT operational, strategy and the REIT industry in general.

Committees of the Board of Directors

        Our board of directors has the authority to appoint committees to perform certain management and administration functions. Upon the consummation of the Plan, our board of directors will have three committees: the audit committee, the compensation committee and the nominating and governance committee.

Audit Committee

        The primary purpose of the audit committee is to assist the board's oversight of:

  •
  the integrity of our financial statements;

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  our systems of control over financial reporting and disclosure controls and procedures;

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  our compliance with legal and regulatory requirements;

  •
  our independent auditors' qualifications and independence;

  •
  the performance of our independent auditors and our internal audit function;

  •
  all related person transactions for potential conflict of interest situations on an ongoing basis; and

  •
  the preparation of the report required to be prepared by the committee pursuant to SEC rules.

        Upon the consummation of the Plan, Messrs. Haley and Neithercut and Ms. Fiala will serve on the audit committee. Mr. Haley will serve as chairman of the audit committee and also qualifies as an "audit committee financial expert" as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Our board of directors has affirmatively determined that Messrs. Haley and Neithercut and Ms. Fiala meet the requirements of independence and expertise, including financial literacy for the purposes of serving on the audit committee under applicable SEC and the NYSE rules, and we intend to comply with these independence requirements within the time periods specified.

Compensation Committee

        The primary purpose of our compensation committee is to:

  •
  recommend to our board of directors for consideration, the compensation and benefits of our executive officers, key employees and directors;

  •
  monitor and review our compensation and benefit plans;

  •
  administer our stock and other incentive compensation plans and programs and prepare recommendations and periodic reports to the board of directors concerning such matters;

  •
  prepare the compensation committee report required by SEC rules to be included in our annual report;

  •
  prepare recommendations and periodic reports to the board of directors as appropriate; and

  •
  handle such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

        In October 2010, Messrs. Madon and Schreiber and Ms. Rosenberg were appointed to the compensation committee, and Mr. Schreiber was named the chairman.

Nominating and Governance Committee

        The primary purpose of the governance and nominating committee is to:

  •
  identify and recommend to the board individuals qualified to serve as directors of our company and on committees of the board;

  •
  advise the board with respect to the board composition, procedures and committees;

  •
  develop and recommend to the board a set of corporate governance guidelines and principles applicable to us; and

  •
  review the overall corporate governance of our company and recommend improvements when necessary.

        Upon the consummation of the Plan, Ms. Rosenberg and Messrs. Clark and Haley will serve on the nominating and governance committee, and Ms. Rosenberg will serve as the chair. The standstill agreements provide that as long as Brookfield Investor, Fairholme or Pershing Square beneficially owns more than 10% of the outstanding New GGP common stock, each of such Plan Sponsors will support the composition of the nominating and governance committee to consist of a majority of members who are not affiliated with or nominated by the Plan Sponsors. See "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Standstill Agreements."

Compensation Committee Interlocks and Insider Participation

        Upon the completion of the Plan, none of our executive officers will serve on the compensation committee or board of directors of any other company of which any of the members of our compensation committee or any of our directors is an executive officer.

Code of Business Conduct and Ethics

        Upon consummation of the Plan, we will have a Code of Business Conduct and Ethics which will apply to all of our employees, officers and directors, including our Chairman, Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics will prohibit conflicts of interest, which are broadly defined to include any situation where a person's private interest interferes in any way with the interests of the company. In addition, this code prohibits direct or indirect personal loans to executive officers and directors to the extent required by law and stock exchange regulation. The code does not attempt to cover every issue that may arise, but instead sets out basic principles to guide all of our employees, officers, and directors. Any waivers of the code for any executive officer, principal accounting officer, or director may be made only by the Board or a Board committee and will be promptly disclosed to stockholders. The code will include a process and a toll-free telephone number for anonymous reports of potentially inappropriate conduct or potential violations of the code.

Executive Officer Information

        Our executive officers are generally elected by the Board annually and are currently as listed below, including their principal positions. On September 7, 2010, we announced that Chief Executive Officer Adam Metz and Chief Operating Officer Thomas Nolan have agreed to remain in their roles at New GGP for up to one year following completion of our restructuring, expected during the fourth quarter of 2010. During that period, Messrs. Metz and Nolan will continue to manage the final phases of our restructuring—including the offering contemplated by this prospectus—and will continue to lead our financial and operational strategy. Although it is possible that Messrs. Metz and Nolan could be eligible for reelection by the post-emergence board of directors, it is not anticipated that they would be re-elected. On October 27, 2010, New GGP entered into an employment agreement with Mr. Sandeep Mathrani, pursuant to which Mr. Mathrani has agreed to serve as Chief Executive Officer of New GGP and GGPLP commencing on January 17, 2011. Prior to that, Mr. Mathrani will serve as a consultant to

New GGP and GGPLP. Except for the foregoing, we currently expect the following executive officers to continue in their positions as of the Effective Date.

Name	Age	Position
Adam Metz*	49	Chief Executive Officer
Steven Douglas	43	Executive Vice President and Chief Financial Officer
Thomas Nolan, Jr.*	53	President & Chief Operating Officer
Joel Bayer	46	Senior Vice President, Chief Investment Officer
Ronald Gern	52	Senior Vice President, General Counsel and Secretary
Catherine Hollowell	49	Senior Vice President, Human Resources
Edmund Hoyt	58	Senior Vice President & Chief Accounting Officer
Michael McNaughton	43	Executive Vice President, Asset Management
Robert Michaels	66	Vice Chairman
Hugh Zwieg	50	Executive Vice President, Finance

        *    Please see above for biographical information concerning Messrs. Metz and Nolan. Biographical information concerning our other executive officers is set forth below.

        Steven Douglas, 43, was named as New GGP's Executive Vice President and Chief Financial Officer in July 2010. Mr. Douglas served most recently as president of Brookfield Properties Corporation. Mr. Douglas was a key member of the Brookfield Properties Corporation team for more than 16 years, serving in a variety of senior positions. Prior to his role as president of Brookfield Properties Corporation, which he assumed in 2009, Mr. Douglas was a senior managing partner at Brookfield Asset Management, where he focused on the company's operations and international portfolio. From 2003 to 2006, he was chief financial officer of Falconbridge Limited. From 1996 until 2003, Mr. Douglas served as chief financial officer of Brookfield Properties, a period that saw the company's re-launch as a public company and the completion of three major acquisitions. Mr. Douglas joined Brookfield from Ernst & Young. Mr. Douglas received his Bachelor of Commerce degree from Laurentian University and holds a Chartered Accountant designation.

        Joel Bayer, 46, joined Old GGP in September 1993 and has served as New GGP's Senior Vice President and Chief Investment Officer since its formation in 2010 and Old GGP's Senior Vice President and Chief Investment Officer since 2001, and Senior Vice President, Acquisitions from 1998 to 2001.

        Ronald Gern, 52, joined Old GGP in December 1997 and has served as New GGP's Senior Vice President, General Counsel and Secretary since its formation in 2010 and Old GGP's Senior Vice President and General Counsel and has served as Secretary since October 2008. Mr. Gern served as Assistant Secretary of Old GGP from December 1997 to October 2008. In addition, Mr. Gern has served and continues to serve as an officer of various of Old GGP's subsidiaries and joint ventures.

        Catherine Hollowell, 49, joined Old GGP in 1998 and has served as New GGP's Senior Vice President, Human Resources since its formation in 2010 and Old GGP's Senior Vice President since 2009, Vice President of Human Resources from 2004 to 2009, Director of Human Resources, Information Systems and Compensation from 2002 to 2004, Senior Human Resources and Information Systems Manager from 2000 to 2002 and Human Resources and Information Systems Manager from 1998 to 2000.

        Edmund Hoyt, 58, joined Old GGP in November 1986 and has served as New GGP's Interim Chief Financial Officer, Senior Vice President and Chief Accounting Officer since its formation in 2010 and Old GGP's Interim Chief Financial Officer from October 2008 until July 2010, and Senior Vice President and Chief Accounting Officer since 2000. During his time with at Old GGP, Mr. Hoyt has held several positions in the financial planning, accounting and controllership areas. In addition,

Mr. Hoyt has served and continues to serve as a director and/or officer of various of Old GGP's subsidiaries.

        Michael McNaughton, 43, joined Old GGP in 2001, has served New GGP's Executive Vice President of Asset Management since its formation in 2010 and Old GGP's Executive Vice President of Asset Management since May 2010. He previously served as senior vice president with oversight of department stores, Big Box retailing, land, hotel and restaurant functions for Old GGP's portfolio. Previously, he served as senior vice president of asset management, with responsibility for 17 properties totaling 20 million square feet. Prior to joining Old GGP, Mr. McNaughton was a founding partner and senior vice president of CORO Realty Advisors, an Atlanta-based investment advisory brokerage and redevelopment firm. He served as a founding member of the NAIOP Mixed-Use Development national forum and is an active member of the Urban Land Institute. Mr. McNaughton received a BA in management from Framingham State College.

        Robert Michaels, 66, joined Old GGP in September 1972 and has served as New GGP's Vice Chairman since its formation in 2010 and Old GGP's Vice Chairman since May 2010 and was formerly Old GGP Vice Chairman from March 2009 to May 2010. Prior to being named Vice Chairman, Mr. Michaels served as Chief Operating Officer of Old GGP since 1995. Mr. Michaels also served as a director and President of Old GGP from 1995 to October 2008. In addition, Mr. Michaels has served and continues to serve as a director and/or officer of various of Old GGP's subsidiaries and joint ventures. Mr. Michaels is an ex-officio trustee of the ICSC and a director of the Center for Urban Land Economics Research at the School of Business of the University of Wisconsin-Madison.

        Hugh Zwieg, 50, joined Old GGP in March 2010 and has served as New GGP's Executive Vice President of Finance since its formation in 2010 and Old GGP's Executive Vice President of Finance. Prior to joining Old GGP, Mr. Zwieg had been Chief Executive Officer of Wind Realty Partners since January 2007. Wind Realty Partners provides advisory, operating and disposition services in connection with the marketing and sale of office property portfolios. From 1989 to December 2006, Mr. Zwieg held various positions with CMD Realty Investors, L.P., including President and Chief Financial Officer since 2004. CMD Realty Investors was a privately held real estate operating company focused on the acquisition and development of office and industrial properties throughout the United States, with average assets under management of approximately $1 billion.

EXECUTIVE COMPENSATION

Compensation of Directors

        Prior to the consummation of the Plan, New GGP has not and does not intend to pay to its directors any compensation for their board service. Upon consummation of the Plan, our non-employee directors will be compensated as follows:

Annual fee paid to:
All non-employee Directors	$60,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Nominating & Governance Committee Chair	$10,000
Fee for each meeting attended:
Board meetings attended in person	$1,500
Board meetings attended telephonically	$1,000
All Audit Committee meetings	$1,500
Other Committee meetings attended in person	$1,500
Other Committee meetings attended telephonically	$1,000

        In addition to receiving fees for their services as directors, we expect that our non-employee directors receive annual equity awards of $90,000 and a new director award of $75,000 under our Incentive Stock Plan (the "Incentive Stock Plan"). Each annual award of restricted stock valued at $90,000 shall vest on the first anniversary of such award. One-third of the new director award will vest on each of the grant date and the first and second anniversaries of the grant date.

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis ("CD&A") describes Old GGP's compensation philosophy and policies for executive officers, and how this philosophy is applied to the compensation of the named executive officers, those officers required to be discussed in this CD&A ("NEOs "). For 2009, NEOs received base salary and (except for NEOs with employment agreements) short term incentive compensation pursuant to Old GGP's incentive plan for all full-time employees, the Cash Value Added Incentive Compensation Plan (the "CVA Plan"). In addition, 46 employees, including the NEOs, became eligible to receive long term incentive compensation in accordance with the terms of Old GGP's new key employee incentive plan (the "KEIP"). The overall goal of the Compensation Committee is to assure that compensation paid to the NEOs is fair, reasonable and competitive, and is linked to increasing long-term enterprise value. Old GGP's 2009 NEOs were:

  •
  Adam Metz, Chief Executive Officer

  •
  Thomas Nolan, Jr., President and Chief Operating Officer

  •
  Edmund Hoyt, Senior Vice President, Interim Chief Financial Officer

  •
  Joel Bayer, Senior Vice President, Chief Investment Officer

  •
  Robert Michaels, Vice Chairman

Compensation Philosophy and Policies

        The primary objective of Old GGP's executive compensation philosophy is to attract, motivate and retain executives who possess the high quality skills and talent necessary to lead and, where appropriate, transform Old GGP's business. Old GGP's policy also seeks to foster a performance-

oriented environment by directly linking a significant part of each executive officer's total compensation to short-term operating performance, long-term enterprise value, and, during 2009 and 2010, Old GGP's successful reorganization under the Bankruptcy Code. The following compensation policies have been developed and implemented in order to ensure that the objectives of the compensation philosophy are attained.

        Total Compensation Should Be Competitive.    Competitiveness of Old GGP's compensation is a significant factor considered in establishing compensation. The compensation of the executive officers was benchmarked against the Benchmark Companies and the Survey Benchmarks (each as described below). The Compensation Committee specified the market median of the Benchmark Companies as Old GGP's competitive pay objective when establishing total compensation for the executive officers.

        Alignment of Interests with Old GGP Stakeholders.    Executive officers should act in the interests of all Old GGP stakeholders, including Old GGP's creditors and stockholders. Old GGP believes that incentives aligning the interests of executive officers and GGP stakeholders provide proper motivation for enhancing value to all stakeholders.

        Compensation Must Be Commensurate With the Employee's Value to the Company.    Total compensation is higher for individuals with greater responsibility and greater ability to influence Old GGP's achievement of targeted results and stakeholder recoveries.

        Compensation Must Be Transparent.    Old GGP's compensation program is intended to be transparent and easily identifiable.

Compensation Committee Process

        Overview.    In early 2009, the Compensation Committee and management began to consider changing Old GGP's compensation structure to incentivize employees and align employee goals with those of Old GGP's reorganization efforts. As a result of Old GGP's entry into bankruptcy, the decision was made to modify the existing CVA Plan and, given the uncertainty related to equity incentives in a bankruptcy environment, modify the form of Old GGP's long-term incentive compensation from equity to cash.

        Engagement of Hewitt.    Old GGP engaged Hewitt Associates, LLC ("Hewitt"), a compensation committee advisory firm, in May 2009 to assist with four principal tasks:

  •
  determining whether continuation of the CVA Plan and/or implementation of a key employee incentive program was necessary to provide market competitive compensation;

  •
  preparing a comparative analysis to assist in analyzing the need for incentive plans and the appropriate levels of compensation of any such plans;

  •
  developing the terms and conditions of any such plans; and

  •
  assisting with other executive compensation needs as they arise.

        Benchmark Analysis.    Compensation paid by the Benchmark Companies was a significant factor considered by the Compensation Committee in establishing compensation of the executive officers for 2009 and designing incentive compensation plans for 2009 and 2010. The compensation practices of the Benchmark Companies were reviewed to assess whether Old GGP's compensation practices were competitive in, and reasonable as compared to, the marketplace.

        In 2009, the Benchmark Companies were 18 publicly-traded companies in the real estate industry, including ten which were used as Benchmark Companies in prior years and eight additional companies included in the group recommended by Hewitt. The Compensation Committee agreed that the 2009 Benchmark Companies represent an appropriate peer group for benchmarking Old GGP's pay levels and pay practices because the component companies are in the same industries as us. The "Benchmark Companies" are:

  •
  Boston Properties Inc.

  •
  CBL & Associates Properties, Inc.

  •
  Developers Diversified Realty Corporation

  •
  Equity Residential

  •
  Federated Realty Investment Trust

  •
  Glimcher Realty Trust

  •
  HCP, Inc.

  •
  Host Hotels & Resorts, Inc.

  •
  Kimco Realty Corporation

  •
  Pennsylvania Real Estate Investment Trust

  •
  Prologis

  •
  Regency Centers Corp

  •
  Simon Property Group, Inc.

  •
  SL Green Realty Corp

  •
  Taubman Centers, Inc.

  •
  The Macerich Company

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  Vornado Realty Trust

  •
  Weingarten Realty Investors

        The Compensation Committee also reviewed executive compensation data from real estate and general industry surveys from the following sources (the "Survey Benchmarks"): Hewitt Total Compensation Measurement (TCM) Survey; NAREIT Compensation Survey; Mercer Real Estate Compensation Survey; US Mercer Benchmark Database—Executive Survey; and Watson Wyatt Data Services: Survey Report on Top Management Compensation.

        The actual and target salary, total cash compensation (base salary and short-term incentive compensation) and total direct compensation (total cash compensation and long-term incentive compensation) for Old GGP's executive officers were compared to the compensation paid by the Benchmark Companies, as well as companies included in the Survey Benchmarks.

        In addition, the Compensation Committee reviewed benchmarking data prepared by Hewitt regarding incentive compensation plans from companies involved in recent bankruptcy proceedings. These companies were used to confirm the appropriate metrics and structures of incentive plans in restructuring organizations.

        Modifications to Incentive Compensation Programs for 2009 and 2010.    Hewitt reviewed the incentive compensation practices of Old GGP and the Benchmark Companies. Hewitt concluded that, from a market perspective, the Benchmark Companies had both short and long term incentive programs for their key employees. Hewitt also concluded, based on its review of the Benchmark Companies and in light of Old GGP's bankruptcy, that total compensation to the executive officers should be targeted at the market median. Therefore, Hewitt recommended continuation of some form of the CVA Plan, the short term incentive plan, as it was an essential part of employee compensation.

Specifically, without the CVA Plan, Old GGP would fall well below the market median for compensation paid to its executive officers. In addition, to remain competitive and ensure the alignment of key employees and stakeholders in the restructuring, Hewitt recommended that Old GGP implement the KEIP to provide eligible employees long-term performance cash incentive opportunities in lieu of Old GGP's prior equity award practices.

        After receiving Hewitt's recommendations and proposals on modifying the CVA Plan and implementing the KEIP, management presented these recommendations to the Compensation Committee, which authorized management to continue to develop the plans in consultation with various stakeholders in the Chapter 11 Cases, including the official unsecured creditors' committee, the official equity committee and the United States Trustee.

        The Compensation Committee determined that implementing these employee incentive programs was important to create incentives based on meaningful defined financial goals to motivate employees and executives to work hard and to undertake and deliver on important tasks to enhance Old GGP's value. These incentive programs are designed to tie an employee's incentive award with operating and financial performance, as well as, where applicable, value creation based on stakeholder recoveries. If none of the minimum performance goals are satisfied under the modified CVA Plan (the "Modified CVA Plan") or the KEIP, then there is no payout under the applicable employee incentive program.

        After significant dialogue and negotiation with the various constituencies, the Compensation Committee and the full Board approved the Modified CVA Plan and the KEIP. The plans were approved by the Bankruptcy Court in October 2009 based on the support and recommendation of the official unsecured creditors' committee, the official equity committee and the United States Trustee.

        Role of Messrs. Metz and Nolan in Establishing Compensation.    Messrs. Metz and Nolan play a significant role in the compensation setting process. The most significant aspects of their role include: recommending performance targets for the CVA Plan, advising the Compensation Committee with respect to attainment of such performance targets, evaluating the performance of the other executive officers and recommending the base salary and individual CVA and KEIP target incentive awards of the other executive officers. Messrs. Metz and Nolan regularly participate in Compensation Committee meetings to provide this information.

        Conclusion.    The Compensation Committee concluded that the payments of cash and grants of incentive awards to the NEOs discussed below under "Elements of Compensation" and the payments of cash and grants of incentive awards made to the other executive officers were reasonable and consistent with Old GGP's philosophy and policies for 2009.

Elements of Compensation

        The Compensation Committee designed each of the elements of compensation for executive officers to further the philosophy and policies set forth above and to support and enhance Old GGP's business strategy. Base salary is designed to provide a minimum level of guaranteed pay. Short-term incentives reward short-term operating and financial performance, and long-term incentives align management interests with the interests of Old GGP's stakeholders.

        The Compensation Committee does not have a formula for establishing a specified percentage of total compensation that each of Old GGP's elements of compensation should represent. In addition, there is no formula for allocating between currently paid-out compensation and long-term compensation. However, when considering any individual element of an executive officer's total compensation, the Compensation Committee took into consideration the aggregate amounts and mix of the executive officer's compensation as compared to the Benchmark Companies. The aggregate compensation paid to each of our NEOs in 2009 fell below the market median.

        Base Salary.    The base salaries for Messrs. Metz and Nolan were established pursuant to their October 2008 employment agreements. These base salaries are applicable until December 31, 2010, the expiration of the current term of the employment agreements.

        In light of Old GGP's financial situation in early 2009, Old GGP did not conduct its annual base wage adjustment process for all employees, nor did the Compensation Committee perform its typical annual review of executive officer salaries. However, in July 2009, based on a review of the Benchmark Companies, Survey Benchmarks, and the recommendations of Messrs. Metz and Nolan, it was determined that certain executive officer salaries should be adjusted in light of the desired total compensation result. Mr. Bayer was the only NEO affected by the adjustment and his salary was revised from $500,000 to $600,000.

        In March 2010, Mr. Hoyt's salary was adjusted to $535,000 (from $710,000) when a new Executive Vice President—Finance was hired to undertake responsibilities which include some that Mr. Hoyt, as interim Chief Financial Officer, previously undertook.

        Cash Bonus Awards.    Pursuant to their employment agreements, for service through October 25, 2009, Messrs. Metz and Nolan were entitled to fixed cash bonuses of $2,000,000 and $1,600,000, respectively, payable quarterly in equal installments on each of February 2, 2009, May 2, 2009, August 2, 2009 and October 25, 2009. Messrs. Metz and Nolan both elected to reduce their February 2, 2009 fixed cash bonus to one-half of the amount payable pursuant to their respective employment agreements in light of Old GGP's financial circumstances at the time. Pursuant to their employment agreements, Messrs. Metz and Nolan were also entitled to discretionary cash bonuses of up to $1,000,000 and $800,000, respectively, payable in October 2009, which the Compensation Committee determined to pay Messrs. Metz and Nolan in full based on the success of Messrs. Metz and Nolan in leading Old GGP through the restructuring process while maintaining sound operations and performance. The Compensation Committee considered specific accomplishments of Messrs. Metz and Nolan, including assembling a first-class restructuring team, commencing a successful bankruptcy restructuring process for Old GGP while concurrently maintaining stakeholder, tenant and retail customer relations, commencing the restructuring of over 100 secured mortgage loans, obtaining debtor-in-possession financing and reducing headcount while concurrently increasing employee productivity.

        From and after October 26, 2009, pursuant to their employment agreements, Messrs Metz and Nolan were to participate in Old GGP's then applicable bonus plans in a manner commensurate with their respective positions. However, under Old GGP's annual bonus plan, Messrs. Metz and Nolan could not participate in such plan until January 1, 2010. As a result, following negotiations with the various stakeholders and approval of the Bankruptcy Court, in lieu of such participation, Messrs. Metz and Nolan received an additional prorated quarterly bonus payment of $364,130 and $291,304, respectively, for the period from October 26, 2009 through December 31, 2009.

        Modified CVA Plan.    The annual cash incentive has been and continues to be paid pursuant to the CVA Plan, which is designed to reward participants for their contribution to the achievement of annual corporate performance goals. Annual equity awards in connection with the CVA Plan were made for performance through 2007; however, such awards were eliminated with respect to 2008 and later performance periods for all employees, including the NEOs.

        The Compensation Committee is authorized to designate participants in the CVA Plan and, in addition to Old GGP's executive officers (other than Messrs. Metz and Nolan), approximately 2,700 employees participated in the Modified CVA Plan in 2009. The establishment of the target incentive awards for the participating executive officers was broadly designed to achieve aggregate market median compensation assuming 100% CVA Plan payout, based on a review of total compensation at the Benchmark Companies and Survey Benchmarks. The Compensation Committee and the other stakeholders believe this is appropriate in light of Old GGP's bankruptcy circumstances. The targets for

Messrs. Metz and Nolan for 2010 and Messrs. Hoyt, Bayer and Michaels for 2009 and 2010 are as follows:

Executive	Modified CVA Plan Target Incentive Awards (as a percent of base salary)
Metz*	133%
Nolan*	128%
Hoyt	50%
Bayer	75%
Michaels	25%

*
Target applicable to 2010 only.

        The Modified CVA Plan award for executive officers is equal to base salary times their target incentive award times the applicable payout percentage (see schedule below), subject to discretionary adjustment by Messrs. Metz and Nolan based on individual executive officer performance. The payout percentage under the Modified CVA Plan is determined based on achievement of the EBITDA target and using the payout curve illustrated below:

	Modified CVA Plan Payouts
	Performance Level (EBITDA)	Payout Percentage of CVA Target Opportunity
Maximum	109% and above	200% of Target
Target	100%	100% of Target
Low Performance	92%	11.1% of Target
Threshold	91% or below	No Payout

        For NEOs (inclusive of, beginning in 2010, Messrs. Metz and Nolan), the performance target under the Modified CVA Plan is based on EBITDA, which for purposes of the Modified CVA Plan is defined as NOI plus property management revenue less corporate overhead (excluding restructuring costs) and capitalized costs. For purposes of the Modified CVA Plan, "NOI" means the aggregate operating revenues of Old GGP's and its subsidiaries' real estate properties and master planned communities less the aggregate property and related expenses of such properties and communities (excluding interest, depreciation, amortization, reorganization and extraordinary expenses, and impairment charges).

        The performance targets for 2009 were recommended by management, approved by the Compensation Committee, agreed to by the various stakeholders in the Chapter 11 Cases and approved by the Bankruptcy Court. For 2009, target EBITDA was $2.116 billion, which was designed to reflect Old GGP's estimated performance so that the goal of providing market median compensation would be achieved if performance met expectations. Establishment of a target that would achieve market median compensation created a total compensation package that was competitive in accordance with Old GGP's compensation philosophy and policies. In 2009, Old GGP achieved EBITDA performance of 100.726% of target, resulting in an applicable payout percentage of 108.06%.

        The calculated awards under the Modified CVA Plan for 2009 were reviewed and modified based on each executive officer's relative individual performance at the recommendation of Messrs. Metz and Nolan as follows:

Executive	CVA Award Based upon 2009 EBITDA Performance Level	Modified Award Based upon CEO/COO Adjustment
Hoyt	$383,613	$300,000
Bayer	$486,270	$475,000
Michaels	$324,180	$300,000

        KEIP.    The KEIP was designed to provide long-term incentive compensation for the duration of the Chapter 11 Cases. The NEOs, including Messrs. Metz and Nolan, are included in the 46 employees eligible to participate in the KEIP. These 46 participants were chosen either because they are essential to Old GGP's operations or integral to the bankruptcy reorganization process and/or creating long-term enterprise value.

        KEIP target opportunities were broadly designed to provide median aggregate market compensation on a two-year annualized basis, assuming Plan recoveries are at the "Objective 1" level in the "KEIP Payouts" chart below. The KEIP target opportunities for the NEOs are:

Executive	KEIP Target Incentive Awards (as a percent of base salary)
Metz	225%
Nolan	200%
Hoyt*	99.35%
Bayer	125%
Michaels	40%

*
Mr. Hoyt's KEIP target opportunity was revised from 75% to 99.35% in March 2010 to maintain his original participation level in the KEIP notwithstanding the change in his base salary.

        The KEIP target opportunities for all participants in the KEIP established the target pool of dollars to be paid pursuant to the KEIP. This pool can increase or decrease and is not capped under the terms of the KEIP.

        The KEIP payout formula is based on plan recoveries in the Chapter 11 Cases to all unsecured creditors and third party equity holders of Old GGP, GGPLP, GGPLP L.L.C., and Rouse (collectively, the "Parent Level Debt and Equity"). The payout opportunity increases as recoveries increase and, therefore, maximizes enterprise value creation. The KEIP performance metrics are the recovery value to the Parent Level Debt and Equity based on the value in the plan of reorganization calculated on emergence from bankruptcy (the "Plan Recovery Value"), and based on the market value of the consideration distributed to the Parent Level Debt and Equity 90 days after emergence from bankruptcy (the "Market Recovery Value"). Each of these recovery values is then applied to the executive officers' KEIP target opportunities using a payout curve to calculate their payouts under the KEIP. The executive officers' payouts will be based 40% on the Plan Recovery Value and 60% on the Market Recovery Value. Payout levels under the KEIP are determined based on the Plan Recovery

Value and the Market Recovery Value using a payout curve with a threshhold level, and no maximum, as illustrated in the chart below.

	KEIP Payouts
	Percentage of Plan Recovery Value & Market Recovery Value	Payout Percentage of KEIP Target Opportunity
Threshold	45% or below	No Payout
Low Performance	46%	5% of Target
Objective 1	65%	Target
Objective 2	85%	2 times Target
Objective 3	95%	3 times Target
Objective 4	105%	4 times Target
Uncapped

        Payout levels will be interpolated between the illustrated threshold and objective levels and above based upon the payout curve. If, pursuant to the plan of reorganization, the Parent Level Debt is satisfied in full and the Parent Level Equity receives no distribution, the recovery would be 100%. A percentage above 100% would be the result of a distribution pursuant to the plan of reorganization to the Parent Level Equity. Each one dollar per share distribution to the Parent Level Equity results in a 4.87% increase in the percentage of Plan Recovery Value and Market Recovery Value weighted 40% based on the Plan Recovery Value and 60% based on the Market Recovery Value. The plan recovery of the KEIP was left without a maximum to incentivize management to maximize the recovery to the Parent Level Debt and Equity.

        As of September 30, 2010, we estimate that the percentage of Plan Recovery Value will be 178%, based on a number of assumptions, including that Parent Level Debt is satisfied in full and the New GGP stock and THHC stock issued to holders of Old GGP common stock is valued at $14.76. Based on this estimate, payments to the NEOs, based on Plan Recovery Value, will be equal to 40% of 11.28 times each officer's KEIP Target opportunity, since the payout percentages continue to increase beyond the highest objective level if the achieved percentage of Plan Recovery Value is greater than 105%. If Market Recovery Value, which is based on the value of New GGP and THHC's stock subsequent to Old GGP's emergence from bankruptcy and which is not determinable at this time, is also assumed to be $14.76, payments to the NEOs, based on Market Recovery Value, also would be 60% of 11.28 times each officer's KEIP Target opportunity.

        Using the assumptions stated above, we estimate that the aggregate payout under the KEIP to all participants would be approximately $150 million and that Messrs. Metz, Nolan, Hoyt, Bayer and Michaels would each receive $37.1 million, $27.4 million, $6.0 million, $8.5 million and $5.4 million, respectively. For every $1.00 change in the $14.76 per share assumed value, the aggregate payout to all participants under the KEIP would increase (or decrease) by approximately $6.6 million and the payments to Messrs. Metz, Nolan, Hoyt, Bayer and Michaels would increase (or decrease) by approximately $1.7 million, $1.2 million, $261,000, $368,000 and $235,000, respectively. Differences in the Plan Recovery Value from those estimated as discussed above also would change the amount of the payments under the KEIP. The actual amounts payable under the KEIP may be materially different from the estimates set forth above and maximum payout levels under the KEIP are not determinable at this time.

        In addition to the payments based on Plan Recovery Value and Market Recovery Value, there is an emergence incentive pool specifically designed to incentivize executive officers and other KEIP participants to expeditiously emerge from bankruptcy as set forth in the table below. This pool will be allocated by the Compensation Committee, if applicable. All KEIP participants are eligible for a distribution from the pool, including the NEOs.

Effective Date	Pool
June 30, 2010 or earlier	$10 million
July 1, 2010 to September 30, 2010	$5 million
October 1, 2010 or later	$0

        Neither management nor the Compensation Committee may, at their discretion, revise the terms of the emergence pools, including the effective dates, as the KEIP was approved by the Bankruptcy Court and cannot be revised without additional Bankruptcy Court approval. All payments under the KEIP are to be made in cash promptly upon satisfaction of the relevant payment conditions.

        Equity Awards.    Periodic discretionary grants of stock, stock options and restricted stock under the 2003 Incentive Plan were previously an important element of Old GGP's executive compensation program; however, no discretionary equity awards were made in 2009. As discussed above, the KEIP is intended to replace Old GGP's historic equity grants for 2009 and 2010.

Stock Ownership Guidelines

        We do not have an executive officer stock ownership policy or guideline specifying any targeted ownership levels for executive officers. Old GGP's insider trading policy prohibits aggressive or speculative transactions with respect to Old GGP's securities, including short sales and the purchase or writing of put or call options. In addition, under the policy employees may not pledge or otherwise use Old GGP's securities as collateral for a margin loan or any other loan where the obligation to repay such loan is affected by the value of Old GGP's securities.

Retirement Benefits

        Old GGP does not provide any defined benefit pension benefits or supplemental pension benefits to executive officers.

Perquisites

        Except in very limited circumstances, Old GGP's executive officers do not receive perquisites or other benefits that are not available to all of Old GGP's employees.

Termination Compensation

        If Old GGP terminates either Mr. Metz's or Mr. Nolan's employment without "cause" during the term of the employment agreements, then the terminated executive is eligible (subject to execution of a release in favor of Old GGP) to receive a lump sum severance payment equal to the executive's base salary through the end of the term and continuation of medical and dental benefits for the remainder of the term. The employment agreements also provide for a gross-up payment for certain excise taxes under Section 4999 of the Internal Revenue Code, subject to stated limits in the agreements.

        Old GGP does not have any employment contracts, severance agreements, or change-in-control agreements with any other NEOs.

Impact of Regulatory Requirements on Compensation

        Section 162(m).    The Compensation Committee has considered the anticipated tax treatment to Old GGP and its executive officers of various payments and benefits.

        The Committee has determined not to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will monitor the impact to Old GGP and consider whether any changes in the programs are warranted. However, the Compensation Committee may continue to approve compensation that does not meet the requirements of Section 162(m) if necessary to ensure competitive levels of total compensation for the executive officers.

Summary of Cash and Certain Other Compensation

        The following tables set forth information regarding the compensation of the NEOs, who are Old GGP's Chief Executive Officer, Chief Financial Officer and Old GGP's three other most highly compensated officers, during the year ended December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Adam Metz	2009	$1,557,692	$3,114,130	(4)	—		—	—	$43,622	(5)	$4,715,444
Chief Executive Officer	2008	$230,769	—		$63,870	(5)	$1,938,000	—	$213,147	(5)	$2,445,786
	2007	—	—		$90,345	(5)	—	—	$77,000	(5)	$167,345
Edmund Hoyt	2009	$741,346	—		—		—	$300,000	$12,250	(7)	$1,053,596
Interim Chief Financial	2008	$485,000	—		$149,622		—	$105,010	$15,478	(7)	$755,110
Officer	2007	$390,000	$50,000	(6)	—		$466,089	$198,508	$11,250	(7)	$1,115,847
Joel Bayer	2009	$578,846	—		—		—	$475,000	$12,250	(8)	$1,066,096
Senior Vice President and	2008	$500,000	—		$161,850		—	$94,830	$16,071	(8)	$772,751
Chief Investment Officer	2007	$486,000	—		—		$164,983	$247,372	$11,250	(8)	$909,605
Robert Michaels	2009	$1,269,231	—		—		—	$300,000	$12,250	(9)	$1,581,481
Vice Chairman	2008	$1,200,000	—		$127,235		—	$125,000	$32,578	(9)	$1,484,813
	2007	$1,000,000	$1,000,000	(6)	—		$1,391,802	$508,996	$51,893	(9)	$3,952,691
Thomas Nolan, Jr.	2009	$1,298,077	$2,491,304	(4)	—		—	—	$113,080	(10)	$3,902,461
President and Chief	2008	$192,308	—		$63,870	(10)	$1,550,400	—	$135,547	(10)	$1,942,125
Operating Officer	2007	—	—		$90,345	(10)	—	—	$77,500	(10)	$167,845

(1)
These amounts reflect the 27 pay periods in 2009 plus an amount equal to one week of compensation for each of Messrs. Hoyt, Bayer and Michaels, as a result of the termination, by Old GGP, of a vacation accrual plan.

(2)
These amounts represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards and options pursuant to Old GGP 1993 Plan, 1998 Incentive Stock Plan ("1998 Plan") and 2003 Plan.

(3)
Non-Equity Incentive Plan Compensation represents amounts earned under the CVA Plan for the year shown that are paid in the following year. See the above "Compensation Discussion and Analysis" for a description of the CVA Plan.

(4)
These amounts represent cash bonus payments pursuant to employment agreements.

(5)
The "Stock Awards" amounts relate to restricted stock grants that Mr. Metz received as a non-employee director. The "All Other Compensation" amount for 2009 represents the sum of Old GGP's 401(k) matching contribution ($12,250) and amounts paid by Old GGP for medical insurance for Mr. Metz and his family that Mr. Metz had in place prior to joining Old GGP ($31,372). The "All Other Compensation" amount for 2008 represents the sum of Old GGP's 401(k) matching contribution ($5,769) and the sum of fees that Mr. Metz received as a non-employee director ($207,378). The "All Other Compensation" amount for 2007 represents the sum of fees that Mr. Metz received as a non-employee director.

(6)
These amounts represent cash bonuses earned for the year shown that were paid in the following year.

(7)
This amount represents the sum of Old GGP 401(k) matching contribution ($12,250 in 2009, $11,250 in 2008, and $11,250 in 2007). The amount for 2008 also includes the sum of dividends on restricted stock ($4,228).

(8)
This amount represents Old GGP's 401(k) matching contribution ($12,250 in 2009, $11,500 in 2008, and $11,250 in 2007). The amount for 2008 also includes the sum of dividends on restricted stock ($4,571).

(9)
This amount represents Old GGP's 401(k) matching contribution ($12,250 in 2009, $11,500 in 2008, and $11,250 in 2007), the sum of dividends on restricted stock ($3,569 in 2008 and $15,332 in 2007) and reimbursements of certain travel expenses deemed to be personal expenses ($17,509 in 2008 and $25,311 in 2007).

(10)
The "Stock Awards" amounts relate to restricted stock that Mr. Nolan received as a non-employee director. The "All Other Compensation" amount for 2009 represents the sum of Old GGP's 401(k) matching contribution ($12,250) and relocation expenses ($100,830). The "All Other Compensation" amount or 2008 represents the sum of Old GGP's 401(k) matching contribution ($4,808) and the sum of fees that Mr. Nolan received as a non-employee director ($130,739). The "All Other Compensation" amount for 2007 represents the sum of fees that Mr. Nolan received as a non-employee director.

Plan Based Awards

        The following table provides information on incentive awards made to the NEOs in 2009. These incentive awards were made pursuant to the Modified CVA Plan and the KEIP, which are both described above under "—Compensation Discussion and Analysis." No equity awards were made to the NEOs in 2009.

        In the following table, threshold, target and maximum estimated possible payouts are provided. Under the terms of the Modified CVA Plan, no payments will be made if the performance target achievement level is 91% or below. As a result, the threshold payout under the Modified CVA Plan in the following table is estimated assuming a 92% performance level, the lowest whole percentage at which payment would be made under the plan. The target payout is estimated assuming a 100% performance level, while the maximum payout is estimated assuming a performance level of 109% or above (resulting in a payment of 200% of the executive's target award, which is the cap on potential awards under the Modified CVA Plan). All three payout scenarios assume that no discretion is exercised to increase or decrease the executive's payout.

        For potential payouts under the KEIP in the following table, threshold awards are estimated assuming a 46% plan recovery percentage, the lowest whole percentage at which payments will be made under the KEIP. Target award estimates assume a 65% plan recovery percentage, which is the performance level at which 100% of the target payouts are due. Because payments under the KEIP are not capped, no estimates of maximum payout amounts are included.

2009 Grants of Plan-Based Awards

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Adam Metz	7/28/2009	(1)	$168,750	$3,375,000	uncapped
Edmund Hoyt	7/28/2009	(2)	$39,405	$355,000	$710,000
	7/28/2009	(1)	$26,576	$531,523	uncapped
Joel Bayer	7/28/2009	(2)	$49,950	$450,000	$900,000
	7/28/2009	(1)	$37,500	$750,000	uncapped
Robert Michaels	7/28/2009	(2)	$33,300	$300,000	$600,000
	7/28/2009	(1)	$24,000	$480,000	uncapped
Thomas Nolan, Jr.	7/28/2009	(1)	$125,000	$2,500,000	uncapped

(1)
Incentive award under the KEIP.

(2)
Incentive award under the Modified CVA Plan for 2009. Note that actual amounts paid under the Modified CVA Plan for 2009 are set forth above in the Summary Compensation Table.

 Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on outstanding stock options and restricted stock held by the NEOs at December 31, 2009. For treatment of options under the Plan, see "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Treatment of Certain Claims under the Plan."

Outstanding Equity Awards at 2009 Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)
Adam Metz	—	—	—	—		500	(2)	$5,780
	1,000,000	—	$3.73	11/3/2013	(3)	—		—
Edmund Hoyt	—	—	—	—		3,171		$36,657
	75,000	—	$35.41	02/9/2010	(4)	—		—
	20,000	5,000	$50.47	02/6/2011	(4)	—		—
	—	15,014	$50.47	02/6/2011	(5)	—		—
	18,000	12,000	$65.81	2/22/2012	(4)	—		—
	—	13,819	$65.81	2/22/2012	(6)	—		—
Joel Bayer	—	—	—	—		3,429		$39,639
	10,000	—	$35.41	02/9/2010
	—	18,917	$50.47	02/6/2011	(5)
	—	17,292	$65.81	2/22/2012	(6)
Robert Michaels	—	—	—	—		2,677		$30,946
	120,000	—	$35.41	2/09/2010	(4)	—		—
	300,000	—	$50.47	2/06/2011	(4)	—		—
	—	34,317	$50.47	2/06/2011	(5)	—		—
	100,000	—	$65.81	2/22/2012
	—	33,613	$65.81	2/22/2012	(6)	—		—
Thomas Nolan, Jr.	—	—	—	—		500		$5,780
	7,500	—	$34.75	4/1/2010	(2)
	2,500	—	$47.26	1/3/2011	(2)
	800,000	—	$3.73	11/3/2013	(3)

(1)
This amount represents the value of the shares of common stock that have not vested based on the closing price per share of Old GGP's common stock on December 31, 2009 ($11.56).

(2)
The award relates to compensation Messrs. Metz or Nolan previously received as a director of Old GGP and does not relate to any compensation as an officer or employee of Old GGP.

(3)
The option grants listed were issued in connection with Messrs. Metz and Nolan's employment agreements and vested in full on October 25, 2009.

(4)
The option grant listed was granted pursuant to either the 1993 Plan or the 2003 Plan and vests in increments of one-fifth on each of the grant date and the first through the fourth anniversaries of the grant date.

(5)
The option grant listed represents TSOs granted pursuant to the 1998 Plan which vest if shares of Old GGP's common stock attain and sustain a threshold market price of $70.79 per share for at least 20 consecutive trading days at any time over the five years following the date of grant.

(6)
The option grant listed represents TSOs granted pursuant to the 1998 Plan which vest if shares of Old GGP's common stock attain and sustain a threshold market price of $92.30 per share for at least 20 consecutive trading days at any time over the five years following the date of grant.

Option Exercises and Stock Vested

        The following table provides information on restricted stock that vested under all plans during 2009 by each of the NEOs during 2009. There were no option exercises by any of the NEOs during 2009.

2009 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Adam Metz	1,000	(2)	$1,045
Edmund Hoyt	1,057		$447
Joel Bayer	1,142		$490
Robert Michaels	892		$455
Thomas Nolan, Jr.	1,000	(2)	$1,045

(1)
This amount represents the closing price per share of Old GGP's common stock on the vesting date, multiplied by the number of shares vested.

(2)
The restricted shares which vested in 2009 all relate to compensation Messrs. Metz and Nolan previously received as directors of Old GGP and do not relate to any compensation as officers or employees of Old GGP.

Change in Control Payments

        None of Old GGP's NEOs are entitled to payment of any benefits upon a change in control of Old GGP, except that Old GGP's 1993 Incentive Plan, 1998 Incentive Plan and 2003 Incentive Plan each provide that upon a change in control all unvested restricted stock and unvested options shall immediately become vested (unless the Compensation Committee determines otherwise).

        As of December 31, 2009, the NEOs hold the following shares of unvested restricted stock and unvested options that would become vested upon a change in control. The unrealized value of the shares of unvested restricted stock and the unvested options was calculated by multiplying the closing price per share of Old GGP's common stock on December 31, 2009 ($11.56) times the number of shares of unvested restricted stock. No value was ascribed to unvested options because the applicable exercise prices exceeded the closing price per share of Old GGP's common stock on December 31, 2009.

        The consummation of the Investment Agreements will constitute a change of control and will result in all unvested restricted stock and unvested options becoming fully vested.

Unvested Restricted Stock and Options Table

Name	Number of Shares Underlying Unvested Restricted Stock (#)		Number of Shares Underlying Unvested Options (#)	Unrealized Value of Unvested Stock and Options ($)
Adam Metz	500	(1)	—	$5,780
Edmund Hoyt	3,171		45,833	$36,657
Joel Bayer	3,429		36,209	$39,639
Robert Michaels	2,677		67,930	$30,946
Thomas Nolan, Jr.	500	(1)	—	$5,780

(1)
These restricted shares relate to compensation Messrs. Metz and Nolan previously received as directors of Old GGP and do not relate to any compensation as officers or employees of Old GGP.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plans

        The following table sets forth certain information with respect to shares of Old GGP's common stock that may be issued under Old GGP's equity compensation plans as of December 31, 2009.

Plan Category	(a) Number of securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders(1)	4,407,025	$53.82	4,309,195	(2)
Equity compensation plans not approved by security holders(3)	1,800,000	$3.73	n/a
	6,207,025	$39.29	4,309,195

(1)
Includes shares of common stock under the 1993 Stock Incentive Plan (which terminated on April 4, 2003), the 1998 Incentive Stock Plan (which terminated December 31, 2008) and the 2003 Incentive Stock Plan.

(2)
Reflects shares of common stock available for issuance under the 2003 Incentive Stock Plan.

(3)
Represents shares of common stock under employment agreements dated November 2, 2008 with Adam S. Metz, Old GGP Chief Executive Officer, and Thomas H. Nolan, Jr. Old GGP's President and Chief Operating Officer (the "Agreements"). Pursuant to the Agreements, Old GGP granted each of Messrs. Metz and Nolan an employment inducement award of options to acquire 1,000,000 and 800,000 shares, respectively, of Old GGP's common stock (the "Option Grants"). The Option Grants were awarded in accordance with the NYSE's employment inducement grant exemption and were therefore not awarded under any of Old GGP's stockholder approved equity plans. These stock options have an exercise price equal to the closing price of Old GGP's common stock on November 3, 2008 and vested in their entirety on October 25, 2009.

Subsequent Employment Arrangements

Employment Arrangements

        Steven Douglas.    Steven Douglas was named as Old GGP's and New GGP's Executive Vice President and Chief Financial Officer in July 2010. Had he been employed in these positions in 2009, he would be an NEO. Mr. Douglas's annual base salary is $650,000. Mr. Douglas is eligible for the Modified CVA Plan in 2010, with a target payment of 75% of his base salary, and a potential payment of 150% of his base salary. Following Old GGP's emergence from bankruptcy, Mr. Douglas will be entitled to participate in New GGP's then applicable equity plans in a manner commensurate with his position, as determined by the Compensation Committee. Mr. Douglas will be eligible to participate in the benefit plans available to Old GGP employees on the first of the month following one full month of employment.

        Adam Metz and Thomas Nolan, Jr.    On September 8, 2010, Old GGP entered into Amended and Restated employment agreements with Mr. Metz, the Chief Executive Officer, and Mr. Nolan the Company's President and Chief Operating Officer. The amended and restated employment agreements will be effective as of the earlier of Effective Date and January 1, 2011 and amend and restate the existing employment agreements dated November 2, 2008 as amended March 6, 2009. The new agreements have a fixed one-year term and provide for a base salary of $1,500,000 for Mr. Metz and $1,250,000 for Mr. Nolan. In addition, the new agreements provide that Messrs. Metz and Nolan shall continue to participate in the 2010 Cash Value Added Incentive Compensation Plan and commencing with the first fiscal year on or after the date the new agreements are effective, are eligible to participate in the our annual bonus plan in effect with a target bonus opportunity of $3,000,000 and $2,400,000, respectively (the "Target Annual Bonus").

        Pursuant to the new agreements, Messrs. Metz and Nolan will be granted 125,000 and 100,000 shares of restricted common stock, respectively, as of the effective date of the new agreements. The restricted stock will vest in its entirety on the first anniversary of the grant date.

        If we terminate either Mr. Metz's or Mr. Nolan's employment without "cause" during the term of the new agreements, then the terminated executive is eligible (subject to execution of a release in favor of us) to receive base salary through the termination date, a lump sum payment of a pro-rata amount of such executive's Target Annual Bonus, a lump sum payment equal to seventy five percent of the sum of executive's base salary through the end of the term of the agreement and the Target Annual Bonus, vesting of the restricted stock, and continuation of medical benefits through the eighteen month anniversary of the termination date.

        The new agreements also provide for a gross-up payment for certain excise taxes under Section 4999 of the Internal Revenue Code, subject to stated limits in the agreements.

        Sandeep Mathrani.    On October 27, 2010, New GGP entered into an employment agreement with Sandeep Mathrani, pursuant to which Mr. Mathrani has agreed to serve, commencing on January 17, 2011, as Chief Executive Officer of New GGP and of GGPLP, which will become a party to the employment agreement by joinder upon New GGP's emergence from bankruptcy, for an initial five-year term commencing on January 17, 2011. This term automatically renews for one-year terms thereafter. Prior to that time, Mr. Mathrani will serve as our consultant. New GGP has agreed to nominate Mr. Mathrani to New GGP's board of directors for so long as Mr. Mathrani serves as Chief Executive Officer of New GGP. The employment agreement further provides for a $1,000,000 signing bonus, reimbursement of reasonable relocation expenses up to $350,000, an annual base salary of $1,200,000 and a target annual bonus of $1,500,000, including a guaranteed minimum annual bonus of $1,000,000 for the 2011 and 2012 calendar years.

        In accordance with the terms and conditions of the employment agreement, (i) New GGP will grant to Mr. Mathrani, at New GGP's emergence from bankruptcy, 1,500,000 shares of common stock (the "Restricted Stock"), which will vest in three equal installments on each of the first three anniversaries of the grant date and (ii) pursuant to a nonqualified stock option award agreement, on October 27, 2010, New GGP granted to Mr. Mathrani options to acquire 2,000,000 shares of common stock (the "Options"), which will vest in four equal installments on each of the first four anniversaries of the grant date. The Options have an exercise price of $10.25 per share. The Restricted Stock and Options were awarded pursuant to, and subject to the terms and conditions of, the Equity Plan (as defined below). Commencing in 2012, Mr. Mathrani will be entitled to receive, on an annual basis, at his election, either options to purchase an additional number of shares of common stock equal to five times his previous year's annual base salary divided by the then current trading price of common stock, or shares of restricted stock of equivalent value (based on the Black-Scholes pricing model).

        If New GGP terminates Mr. Mathrani's employment without "cause" or does not renew the employment agreement following the initial term, or if Mr. Mathrani terminates his employment for "good reason," then Mr. Mathrani is eligible to receive two years of salary continuation, two times his annual bonus for the previous year, pro rata annual bonus for the year of termination (based on his annual bonus for the previous year), full vesting of the Restricted Stock and Options, vesting of the portion of the annual equity awards that would otherwise vest during the two year period following termination and two years of welfare benefit continuation. If Mr. Mathrani's employment is terminated due to death or disability, then Mr. Mathrani is eligible to receive pro rata annual bonus for the year of termination (based on his annual bonus for the previous year) and full vesting of the Restricted Stock, the Options and the annual equity awards.

2010 Equity Incentive Plan

        On October 27, 2010, New GGP adopted the General Growth Properties, Inc. 2010 Equity Plan (the "Equity Plan"). The number of shares of New GGP common stock reserved for issuance under the Equity Plan is equal to 4% of New GGP's outstanding shares on a fully diluted basis as of the Effective Date. The Equity Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation (collectively, "the Awards"). Directors, officers and other employees of New GGP and its subsidiaries and affiliates are be eligible for Awards. The Equity Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

        The purpose of the Equity Plan is to provide incentives that will attract, retain and motivate our directors, officers and employees by providing them with either a proprietary interest in our long-term success or compensation based on their performance. The following is a summary of the material terms of the Equity Plan, but does not include all of the provisions of the Equity Plan.

Administration

        The Equity Plan is administered by the compensation committee of New GGP's Board of Directors or any committee designated by New GGP's Board of Directors to administer the Equity Plan. The administrator is empowered to determine the form, amount and other terms and conditions of Awards, clarify, construe or resolve any ambiguity in any provision of the Equity Plan or any Award agreement and adopt such rules and guidelines for administering the Equity Plan as it deems necessary or proper. All actions, interpretations and determinations by the administrator are final and binding.

Shares Available

        The Equity Plan reserves for issuance the number of shares of New GGP's common stock described above, subject to adjustments. In the event that any outstanding Award expires or terminates without the issuance of shares or is otherwise settled for cash, the shares allocable to such Award, to the extent of such expiration, termination or settlement for cash, will again be available for issuance. No participant may be granted more than 4,000,000 shares, or the equivalent dollar value of such shares, in any year.

Eligibility for Participation

        Members of New GGP's Board of Directors, as well as officers and employees of New GGP and its subsidiaries and affiliates are eligible to participate in the Equity Plan. The selection of participants is within the sole discretion of the administrator.

Types of Awards

        The Equity Plan provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. The administrator will determine the terms and conditions of each Award, including the number of shares subject to each Award, the vesting terms, and the purchase price. Awards may be made in assumption of or in substitution for outstanding Awards previously granted by New GGP or its affiliates, or a company acquired by New GGP or with which it combines.

Award Agreement

        Awards granted under the Equity Plan will be evidenced by Award agreements that provide additional terms and conditions associated with the Awards, as determined by the administrator in its discretion. In the event of any conflict between the provisions of the Equity Plan and any such Award agreement, the provisions of the Equity Plan will control.

Options

        An option granted under the Equity Plan permits a participant to purchase from New GGP a stated number of shares at an exercise price established by the administrator. Subject to the terms of the Equity Plan, the terms and conditions of any option will be determined by the administrator. Options will be designated as either nonqualified stock options or incentive stock options. An option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option may not be less than the fair market value of a share of New GGP's common stock on the date of grant. The term of each option will be determined prior to the date of grant, but may not exceed ten years.

Stock Appreciation Rights

        A stock appreciation right granted under the Equity Plan entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of shares of New GGP's common stock on the date of exercise over the grant price of the stock appreciation right. Payment may be in the form of cash, shares of New GGP's common stock, other property or any combination thereof. Subject to the terms of the Equity Plan, the terms and conditions of any stock appreciation right will be determined by the administrator.

Restricted Stock

        An Award of restricted stock granted under the Equity Plan is a grant of a specified number of shares of New GGP's common stock, which are subject to forfeiture upon the occurrence of specified events. Each Award agreement evidencing a restricted stock grant will specify the period of restriction, the conditions under which the restricted stock may be forfeited to us and such other provisions as the administrator may determine, subject to the terms of the Equity Plan.

Other Stock-Based Awards

        The administrator may grant Awards of shares of New GGP's common stock and Awards that are valued, in whole or in part, by reference to New GGP's common stock. Such Awards will be in such form and subject to such terms and conditions as the administrator may determine, including, the right to receive one or more shares of New GGP's common stock (or the equivalent cash value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the Equity Plan, the administrator will determine whether such other stock-based awards will be settled in cash, shares of New GGP's common stock or a combination of cash and such shares, and all other terms and conditions of such Awards.

Performance-Based Compensation

        To the extent permitted by Section 162(m) of the Internal Revenue Code, or the Code, the administrator may design any Award so that the amounts or shares payable thereunder are treated as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. The grant, vesting, crediting and/or payment of performance-based compensation will be based or conditioned on the achievement of objective performance goals established in writing by the compensation committee of New GGP's Board of Directors. Performance goals may be based on one or more of the following measures:

  •
  consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

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  net income;

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  operating income;

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  earnings per share;

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  book value per share;

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  return on shareholders' equity;

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  expense management;

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  return on investment;

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  improvements in capital structure;

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  profitability of an identifiable business unit or product;

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  maintenance or improvement of profit margins;

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  stock price;

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  market share;

  •
  revenues or sales;

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  costs;

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  cash flow;

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  working capital;

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  return on assets;

  •
  store openings or refurbishment plans;

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  staff training; and

  •
  corporate social responsibility policy implementation.

Transferability

        Unless otherwise determined by the administrator, Awards may not be transferred by a participant except in the event of death. Any permitted transfer of the Awards to heirs or legatees of a participant will not be effective unless the administrator has been furnished with written notice thereof and a copy of such evidence as the administrator may deem necessary to establish the validity of the transfer.

        The administrator may impose such transfer restrictions on any shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include a requirement that the participant hold the shares received for a specified period of time or a requirement that a participant represent and warrant in writing that the participant is acquiring the shares for investment and without any present intention to sell or distribute such shares.

Stockholder Rights

        Except as otherwise provided in the applicable Award agreement or with respect to Awards of restricted stock, a participant will have no rights as a stockholder with respect to shares of New GGP's common stock covered by any Award until the participant becomes the record holder of such shares. Participants holding Awards or restricted stock will have the right to vote and receive dividends with respect to the restricted stock, unless otherwise provided in the applicable Award Agreement.

Adjustment of Awards

        In the event of a corporate event or transaction such as a recapitalization, in order to prevent dilution or enlargement of participants' rights under the Equity Plan, the administrator will make certain adjustments to Awards, including, in its sole discretion, substitution or adjustment of the number and kind of shares that may be issued under the Equity Plan or under particular Awards, the exercise price or purchase price applicable to outstanding Awards, and other value determinations applicable to the Equity Plan or outstanding Awards.

        In the event we experience a change in control, the administrator may make adjustments to the terms and conditions of outstanding Awards, including, acceleration of vesting and exercisability of Awards, substitution of Awards with substantially similar Awards and cancellation of Awards for fair value.

Amendment and Termination

        The administrator may amend or terminate the Equity Plan or any Award agreement at any time. However, no amendment or termination is permitted without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement and no amendment or termination is permitted without the consent of the participants if such amendment or termination would materially diminish the participants' rights under the Equity Plan or any Award.

        No Awards will be granted after October 27, 2020.

SECURITY OWNERSHIP

        As of the Effective Date, after giving effect to the issuance and distribution of our common stock pursuant to the Plan, we expect to have                     shares of common stock issued and outstanding. In addition, after giving effect to the issuance of warrants to purchase our common stock to the Plan Sponsors and Blackstone pursuant to the Investment Agreements, the Blackstone Designation and the Plan, there will be warrants to purchase 120,000,000 shares of our common stock outstanding. Other than the warrants issued to Pershing Square and Fairholme, which may only be exercised upon 90 days prior notice, the warrants will vest immediately upon issuance and are included in the table below.

        The following table sets forth estimated information regarding the beneficial ownership of our common stock immediately following the effectiveness of the Plan but does not give effect to the offering of common stock hereby and the use of proceeds therefrom. See "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Investment Agreements with the Plan Sponsors." The table below sets forth such estimated beneficial ownership for:

  •
  each stockholder that is a beneficial owner of more than 5% of the common stock immediately following the consummation of the Plan;

  •
  each named director and nominee for director;

  •
  each named executive officer;

  •
  all directors, nominees for director and executive officers as a group.

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
Brookfield Investor(1)
Fairholme(2)
Pershing Square(3)
General Trust Company, as trustee(4) M.B. Capital Partners II M.B. Capital Units, L.L.C.
Adam Metz, Chief Executive Officer and Director
Steven Douglas, Executive Vice President and Chief Financial Officer
Thomas Nolan, Jr., President and Chief Operating Officer
Joel Bayer, Senior Vice President, Chief Investment Officer
Edmund Hoyt, Senior Vice President & Chief Accounting Officer
Robert Michaels, Vice Chairman
Ric Clark, Director Nominee
Bruce Flatt, Director Nominee
Cyrus Madon, Director
Mary Lou Fiala, Director Nominee
John Haley, Director Nominee

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
David Neithercut, Director Nominee
Sheli Rosenberg, Director
John G. Schreiber, Director
All directors, director nominees and executive officers as a group (15 persons)

(1)
Pursuant to the Investment Agreement with Brookfield Investor, Brookfield Investor may (and it is expected that it will) designate that some or all of these shares (including warrants to purchase shares of common stock) be issued in the name of one or more entities managed by a controlled affiliate of Brookfield Asset Management Inc. ("BAM"). BAM and such entities (and the investors in such entities) may be deemed to beneficially own some or all of such shares. The following investors in such entities may be deemed to beneficially own more than 5% of the outstanding shares of common stock of the Company in the following amounts: (i) Future Fund Board of Guardians ("FF"), indirectly through a controlled custodian, beneficially owns 68,888,882 common shares and (ii) Stable Investment Corporation ("SIC") beneficially owns 74,629,629 common shares. The address of each such Brookfield-managed entity is c/o REP Investments LLC, Level 22, 135 King Street, Sydney NSW 2000, Australia.

(2)
The shares of common stock are beneficially owned, in the aggregate, by various investment vehicles and accounts managed by Fairholme Capital Management, L.L.C. ("FCM") of which shares are owned by The Fairholme Fund, a series of Fairholme Funds, Inc. The address of FCM is 4400 Biscayne Boulevard, 9th Floor, Miami, FL 33137.

(3)
The shares of common stock are beneficially held by Pershing Square Capital Management, L.P., PS Management GP, LLC and Pershing Square GP, LLC, who collectively share dispositive and voting power over all shares held for the accounts of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square V, L.P. and each of Pershing Square IV, Ltd. and Pershing Square International, Ltd., both of which are Cayman Islands exempted companies. Certain of the Pershing Square entities also have additional economic exposure to approximately 54,907,669 notional shares of GGP common stock under cash-settled total return swaps (approximately            % of our outstanding shares). The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.

(4)
Such shares are beneficially owned by General Trust Company ("GTC") solely in its capacity as trustee of trusts, the beneficiaries of which are members of the Bucksbaum family which, for purposes hereof, include the spouses and descendents of Martin, Matthew and Maurice Bucksbaum. Certain of these trusts are the partners of M.B. Capital Partners III ("M.B. Capital"). M.B. Capital is the sole member of M.B. Capital Units L.L.C. ("Units L.L.C."). GTC has sole beneficial ownership of                 shares of common stock. GTC, M.B. Capital and Units L.L.C. share beneficial ownership of                 shares of common stock. GTC and M.B. Capital share beneficial ownership of                 shares of common stock. The address of each of GTC, M.B. Capital and Units L.L.C. is 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104.

        After giving effect to the offering hereby and the use of proceeds therefrom at a price of $                per share, Brookfield Investor, Fairholme and Pershing Square will beneficially own          %,          %, and          % of New GGP common stock, respectively.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Plan of Reorganization Agreements

  Investment Agreements

        In connection with the Plan, Old GGP entered into the Investment Agreements with the Plan Sponsors and an investment agreement with Texas Teachers. For a description of the Investment Agreements, see "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan."

  Warrants

        In connection with the Investment Agreements, the Plan Sponsors received warrants to acquire common stock of New GGP. For a description of the warrants, see "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Warrants."

  Standstill Agreements

        In connection with the Investment Agreements, the Plan Sponsors entered into Non-Control Agreements. For a description of the Standstill Agreements, see "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Standstill Agreements."

  Registration Rights Agreements

        In connection with the Investment Agreements, New GGP entered into registration rights agreements with each of the Plan Sponsors with respect to all registrable securities issued to or held by such Plan Sponsor. The registration rights agreements provide for:

  •
  an unlimited number of shelf registration demands on Form S-3 to the extent that New GGP is then permitted to file a registration statement on Form S-3;

  •
  if New GGP is not eligible to use Form S-3, the filing by New GGP of a registration statement on Form S-11, and New GGP using its reasonable best efforts to keep such registration statement continuously effective;

  •
  piggyback registration rights; and

  •
  at least three underwritten offerings during the term of the registration rights agreement, but not more than one underwritten offering in any 12-month period.

        In addition, New GGP granted customary piggyback registration rights to Texas Teachers and Blackstone.

  Brookfield Relationship Agreement

        In connection with the investment by Brookfield Investors, BAM entered into the Relationship Agreement with New GGP. For a description of the Relationship Agreement, see "Plan of Reorganization—The Plan of Reorganization and Disclosure Statement—Funding of the Plan—Brookfield Relationship Agrement."

Director Independence

        Our board of directors has affirmatively determined that each of our directors on the Effective Date other than Mr. Metz are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Related Party Transactions Policy

        Our Related Party Transactions Policy is designed to assist with the proper identification, review and disclosure of related party transactions. Under this policy, our management is required to disclose to the Audit Committee any transaction between us and related parties, and the Audit Committee is responsible for reviewing and approving them. The Audit Committee may only approve a transaction between us and a related party if the transaction is on terms that are comparable to terms we could obtain in an arm's length transaction with an unrelated third party, and either the term of the transaction does not exceed one year or we can terminate the agreement evidencing the transaction upon reasonable notice to the related party. A related party for purposes of this policy means:

  •
  an officer or director;

  •
  a stockholder directly or indirectly beneficially owning in excess of five percent of us;

  •
  a person who is an immediate family member of, or shares a household with, an officer or director; or

  •
  an entity that is either wholly or substantially owned or controlled by someone listed above.

        This policy does not apply to transactions of a type in which all of our employees may participate, a transaction that involves compensation for services rendered to us as an employee or director, or a transaction that involves the conversion or redemption of outstanding interests in GGPLP.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Revolving Credit Facility

        In connection with the consummation of the Plan, we obtained a commitment for a revolving credit facility providing for revolving loans of up to $300.0 million, none of which is expected to be used to consummate the Plan, credit facilities with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, various lenders, and Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and RBC Capital Markets Corporation as Joint Lead Arrangers. Set forth below is a summary of the anticipated terms of the revolving credit facility. As the final terms of the revolving credit facility have not been agreed upon, the final terms may differ from those set forth herein. We intend to pursue discussions with our lenders under the revolving credit facility following the Effective Date to seek to improve the terms we have and to potentially increase the size of the facility to provide us with further financial flexibility.

        The revolving credit facility will mature three years from the Effective Date. The revolving credit facility will be senior secured obligations of New GGP, as a guarantor, and the two operating entities through which our company conducts substantially all of its business, as co-borrowers (GGPLP and GGPLP L.L.C.). In addition, the revolving credit facility will be guaranteed by certain of our subsidiaries and secured by (i) first lien mortgages on certain properties, (ii) first-lien pledges of equity interests in certain of our subsidiaries which directly or indirectly own properties that are encumbered by existing third-party mortgage debt and (iii) various additional collateral.

        Borrowings under the revolving credit facility will bear interest at a floating rate, which can be either a Eurodollar rate plus an applicable margin or, at the borrower's option, an alternative base rate (defined as the higher of (x) the Deutsche Bank Trust Company Americas prime rate and (y) the federal funds effective rate, plus one half percent (.50%) per annum. The interest rate payable in respect of any overdue principal and interest under the revolving credit facility will increase by 2.00% per annum during the continuance of any payment event of default with respect to such principal or interest. All rates described above are subject to final pricing.

        For Eurodollar loans, we may select interest periods of one, two, three, six months or, with the consent of all lenders, nine months. Interest will be payable at the end of the selected interest period, but no less frequently than every three months within the selected interest period.

        The revolving credit facility also requires payment of a commitment fee on the difference between committed amounts and amounts actually borrowed under the revolving credit facility and customary letter of credit fees. Prior to the maturity date of the revolving credit facility, funds borrowed under the revolving credit facility may be borrowed, repaid and reborrowed, without premium or penalty.

        Voluntary prepayments of principal amounts outstanding under the revolving credit facility will be permitted at any time, however, if a prepayment of principal is made with respect to a Eurodollar loan on a date other than the last day of the applicable interest period, the lenders will require compensation for any funding losses and expenses incurred as a result of the prepayment.

        The revolving credit facility will contain certain restrictive covenants applicable to New GGP and its subsidiaries which will, among other things, limit material changes in nature of business conducted, amalgamations, mergers, consolidations, dissolutions or liquidations, dispositions of assets, liens, incurrence of additional indebtedness, investments and acquisitions, dividends, amendments to organizational documents, hedging for speculative purposes, transactions with affiliates, prepayment of subordinated debt, negative pledges, changes in fiscal periods and limitations on subsidiary distributions. In addition, New GGP will be required to maintain a maximum net debt to value ratio, a maximum leverage ratio and a minimum net cast interest coverage ratio.

        The revolving credit facility will contain customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, failure of any material provision of any guaranty or security document supporting the revolving credit facility to be in full force and effect, failure to maintain REIT status and a change of control.

Existing Rouse Notes and New Rouse Notes

        Rouse, a subsidiary of ours, issued, pursuant to an indenture dated as of February 24, 1995, as amended from time to time, between Rouse and Bank of New York Mellon (as successor to The First National Bank of Chicago), as trustee, the following series of notes:

  •
  $400.0 million aggregate principal amount of 7.20% notes dues 2012, or the 7.20% notes; and

  •
  $450.0 million aggregate principal amount of 5.375% notes due 2013, or the 5.375% notes.

        Rouse and TRC Co-Issuer, Inc., a wholly owned subsidiary of Rouse (the "Co-Issuer"), also issued, pursuant to an indenture dated as of May 5, 2006, as amended from time to time, among Rouse, the Co-Issuer and Wilmington Trust FSB (as successor to LaSalle Bank National Association), as trustee, $800.0 million aggregate principal amount of 6 3/4% notes due 2013, or the 6 3/4% notes.

        The Co-Issuer served as co-issuer of the 6 3/4% notes in order to facilitate the initial offering and subsequent resales of the 6 3/4% notes, as we believed some prospective purchases of notes may have been restricted from purchasing debt securities of limited partnerships, such as Rouse, unless the debt securities are jointly issued by a corporation.

        The 7.20% notes, the 5.375% notes and the 6 3/4% notes are referred to collectively as the Rouse notes. Any Rouse notes held by Plan Sponsors may, at the option of the Plan Sponsors, be exchanged for equity in satisfaction of their commitments. We expect approximately $349.0 million of the 7.20% notes, $92.0 million of the 5.375% notes and $600.0 million of the 6.750% notes to remain outstanding. Pursuant to the Plan, $1.041 billion of the Rouse notes will be reinstated and holders of $608.7 million Rouse notes elected to receive $1,000 in principal amount of new five-year notes bearing an interest rate of 6 3/4% for each $1,000 principal amount of Rouse notes held by such holder. We refer to such new notes as new Rouse notes. See "Plan of Reorganization—Treatment of Certain Claims Under the Plan."

        Security.    The Rouse notes are and the new Rouse notes will be unsecured.

        Maturity.    The 7.20% notes, the 5.375% notes and the 6 3/4% notes mature on September 15, 2012, November 26, 2013 and May 1, 2013, respectively. The new Rouse notes will mature five years from the Effective Date.

        Guarantee.    The Rouse notes are not and the new Rouse notes will not be guaranteed.

        Ranking.    The 7.20% notes and the 5.375% notes are and the new Rouse notes will be senior unsecured obligations of Rouse. The 6 3/4% notes are the senior unsecured obligations of Rouse and the Co-Issuer. Accordingly, they:

  •
  are equal and ratable in right of payment to all of Rouse's (and in the case of the 6 3/4% notes, and the Co-Issuer's) existing and future unsecured debt that is not, by its terms, expressly subordinated in right of payment to the Rouse notes;

  •
  rank senior in right of payment to any future debt of Rouse (and in the case of the 6 3/4% notes, the Co-Issuer) that is, by its terms, expressly subordinated in right of payment to the Rouse notes;

  •
  be effectively subordinated to all existing and future secured debt of Rouse (and in the case of the 6 3/4% note, and the Co-Issuer) to the extent of the assets securing such debt; and

  •
  be effectively subordinated to all existing and future debt and other liabilities of any subsidiaries (other than the Co-Issuer) of Rouse.

        Optional Redemption.    Rouse may redeem all or part of the Rouse notes or new Rouse notes at its option at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Rouse notes or new Rouse notes; and

  •
  as determined by an independent investment banker, the sum of the present value of the remaining scheduled payments of the principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the rate per annum to the semi-annual yield to maturity of the comparable treasury issue on the redemption date, plus 30 basis points for the 7.20% notes, 25 basis points for the 5.375% notes and 50 basis points for the 6 3/4% notes and new Rouse notes.

        In addition, the new Rouse notes will be redeemable at Rouse's option as follows: on or after two and a half years after the date the Rouse notes are issued at 103.375% and on or after three and a half years after the date the Rouse notes are issued at 100.00%.

        Covenants.    The indentures governing the Rouse notes and the new Rouse notes contain certain covenants limiting:

  •
  the ability of Rouse and its subsidiaries to incur debt;

  •
  the ability of Rouse and certain of its subsidiaries to enter into sale/leaseback transactions; and

  •
  Rouse's ability to consolidate or merge with, or to sell, convey or lease all or substantially all of its assets to any other entity.

        Events of Default.    Each of the following would be an event of default with respect to any series of the Rouse notes and new Rouse notes:

  •
  failure to pay principal of or premium, if any, on the notes when due;

  •
  failure to pay any interest on the notes when due, continued for 30 days;

  •
  failure to perform any other covenant in the respective indentures, continued for 60 days after written notice as provided in such indenture;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  defaults by Rouse (or a subsidiary of Rouse if Rouse is a guarantor under such debt) that on any debt for borrowed money aggregating $10.0 million or more that, in the case of the 7.20% notes and the 5.375% notes is a failure to pay at maturity or results in acceleration, or in the case of the 6 3/4% notes and the new Rouse notes results in acceleration.

Trust Preferred Securities

        GGP Capital Trust I, a statutory trust established by GGPLP, issued $206.2 million aggregate principal amount of trust preferred securities due 2036, pursuant to a note purchase agreement dated as of February 24, 2006 among GGPLP and the trustees party thereto. GGPLP, a subsidiary of Old GGP, issued, pursuant to an indenture dated as of February 24, 2006 between GGPLP and Wilmington Trust FSB (as successor to LaSalle Bank National Association), as trustee, to GGP Capital Trust I, $206.2 million aggregate principal amount of junior subordinated debentures supporting the trust preferred securities.

        The trust preferred securities were reinstated upon Old GGP's emergence from bankruptcy pursuant to the Plan.

        Security.    The trust preferred securities are unsecured.

        Maturity.    The trust preferred securities will mature on April 30, 2036.

        Guarantee.    The trust preferred securities are not guaranteed.

        Ranking.    The trust preferred securities are the unsecured obligations of GGP Capital Trust I. The junior subordinated debentures are the unsecured subordinated obligations of GGPLP. Accordingly they:

  •
  are equal in right of payment to all of GGPLP's existing and future unsecured junior subordinated debt that is not, by its terms, expressly subordinated in right of payment to the junior subordinated debentures;

  •
  rank senior in right of payment to any future debt of GGPLP that is, by its terms, expressly subordinated in right of payment to the junior subordinated notes;

  •
  be effectively subordinated to all existing and future secured debt of GGPLP to the extent of the assets securing such debt; and

  •
  be effectively subordinated to all existing and future debt and other liabilities of any subsidiaries of GGPLP.

        Redemption at the Option of Issuer.    The issuer of the trust preferred securities may, at its option, on any interest payment date on or after April 30, 2011, redeem the trust preferred securities, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the redemption date. Prior to April 30, 2011, under certain circumstances, such as if the issuer is to be considered an investment company pursuant to the Investment Company Act of 1940 or certain changes to tax laws, the issuer may redeem the trust preferred securities, in whole but not in part, at a redemption price equal to 103% of the principal amount thereof, plus any accrued interest up to but not including the redemption date.

        Events of Default.    Each of the following would constitute an event of default:

  •
  failure to pay interest on the trust preferred securities within 30 days after the due date;

  •
  failure to pay principal amount of the trust preferred securities on the due date;

  •
  upon the breach of any covenant in the indenture and failing to cure such breach within 30 days of receiving notice of default of such breach;

  •
  if GGPLP files for bankruptcy, or if other events of bankruptcy, insolvency or reorganization occurs; or

  •
  if GGP Capital Trust I liquidates or dissolve, except in connection with certain mergers or as otherwise permitted.

Property-Level Debt

        On Old GGP's emergence from bankruptcy and excluding the Special Consideration Properties, New GGP will have $16.2 billion aggregate principal amount of consolidated secured property level debt. Typically, our property-level debt may restrict our ability to:

  •
  incur indebtedness;

  •
  create liens on assets;

  •
  sell assets;

  •
  manage our cash flows;

  •
  transfer assets to other subsidiaries;

  •
  make capital expenditures;

  •
  engage in mergers and acquisitions; and

  •
  make distributions to equity holders, including holders of our common stock.

        Substantially all of the $16.2 billion of our consolidated secured property level debt is non-recourse; however payment of $2.3 billion of such debt is guaranteed by us and certain of our subsidiaries. Approximately $13.2 billion of our property-level debt is freely payable with no prepayment penalty. Our property-level debt has a weighted average interest rate of 5.05% and an average maturity of 5.6 years.

        We do not believe any individual mortgage on property-level debt instrument to be material.

Unconsolidated Real Estate Affiliates

        On Old GGP's emergence from bankruptcy, New GGP's share of debt of its unconsolidated Real Estate Affiliates is expected to be approximately $2.5 billion.

DESCRIPTION OF COMMON STOCK

General

        New GGP was incorporated as a Delaware corporation on July 1, 2010.

        Prior to the consummation of the Plan, we will amend and restate our certificate of incorporation and bylaws. Our authorized capital stock will consist of 11,000,000,000 shares of common stock and 500,000,000 shares of preferred stock, $0.01 par value per share.

        Holders of outstanding shares of our common stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of our common stock being entitled to one vote for each share of common stock standing in the name of the stockholder on the books of New GGP, except as otherwise required by law, provided in our certificate of incorporation, as it may be amended from time to time, or provided in our certificates of designations and any resolution adopted by the our board of directors with respect to any series of capital stock subsequently established. Under the Brookfield Investor Agreement, Brookfield Investor will be provided with preemptive rights to purchase our common stock and THHC common stock as necessary to allow it to maintain its proportional ownership interest in us and THHC on a fully diluted basis, even though other holders of outstanding shares of our common stock will not have such preemptive rights. Any such offering could dilute the holders of outstanding shares of our common stock's investment in us.

        The following summary description of our common stock does not purport to be complete and is qualified in its entirety by reference to the actual terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is part.

        As of                         , 2010                        shares of New GGP's common stock are outstanding and warrants to purchase 120 million shares are outstanding. In addition, we intend to designate 71,320 shares of Class C preferred stock, described below.

Restrictions on Ownership and Transfer

        Generally, for us to qualify as a REIT under the Code for a taxable year, the following conditions (among others) must be satisfied:

  •
  not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

  •
  our capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

  •
  certain percentages of our gross income and assets must be from particular activities and types of assets.

        Accordingly, our certificate of incorporation contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the "Ownership Limit."

        Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the value of the outstanding capital stock. The board of directors may waive the 9.9% Ownership Limit in certain circumstances, including pursuant to the Investment Agreements, which provides that the board of directors may waive such restriction subject to the applicable Plan Sponsor making certain representations and covenants.

        Our board of directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the board of directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of capital stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

        Our certificate of incorporation further provides that upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit (referred to as "Excess Shares"), such person (known as a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

        The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to our certificate of incorporation. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of New GGP without the approval of our board of directors.

        All shares of capital stock issued by the Company will be subject to legends and stop-transfer restrictions as described above.

Limitation of Liability of Directors

        Our certificate of incorporation provides that no director will be personally liable for monetary damages to New GGP or to our stockholders for breach of fiduciary duty as a director, except for liability to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or hereafter be amended. Any amendment, modification or repeal of any provision of our amended and restated certificate of incorporation that is inconsistent with the foregoing will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification

        Our amended and restated certificate of incorporation will provide that we will indemnify and hold harmless each of our officers and directors. The indemnification provisions provide that we indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In addition, we may, by action of our Board of Directors, provide indemnification to our employees and agents with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers and we will enter into indemnification agreements with members of our board of directors.

Delaware Anti-Takeover Statute

        We are a Delaware corporation and will continue to be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

  •
  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

        Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving New GGP and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

Rights Plan

        Upon Old GGP's emergence from bankruptcy, New GGP will not have a shareholder rights plan (or "poison pill"). Old GGP's shareholder rights plan will expire on November 18, 2010.

Preferred Stock

        Our amended and restated certificate of incorporation provides that our Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.

The authority of the Board of Directors with respect to each series of Preferred Stock includes, but is not limited to, determination of the following:

  •
  the designation of the series, which may be by distinguishing number, letter or title;

  •
  the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

  •
  whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

  •
  the redemption provisions and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking or similar fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

  •
  whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of shares of the series.

        Series C Preferred Stock.    Upon the consummation of the Plan, we intend to designate 71,320 of the authorized shares of New GGP Preferred Stock as Series C Preferred Stock. The Series C Preferred Stock will have a liquidation value of $1,000 per share, and it is expected that no shares will be outstanding on the Effective Date of the Plan.

        Each share of Series C Preferred Stock will be entitled to quarterly cumulative cash dividends equal to the greater of (i) of $21.25 and (ii) the amount of the regular quarterly cash dividends for such dividend period upon the number of shares of Common Stock (or portion thereof) into which such Series C Preferred Stock is then convertible; provided, that no payment will be made on account of clause (ii) after June 10, 2017.

        The Series C Preferred Stock will be convertible at a holder's option into shares of New GGP Common Stock until June 10, 2017. The initial conversion ratio will be 20 shares of New GGP Common Stock per share of Series C Preferred Stock and will be subject to customary adjustments for certain share splits and dividends. The liquidation value of the Series C Preferred Stock will be $1,000 plus accrued and unpaid dividends. The Series C Preferred Stock, if issued and outstanding, will rank senior to the New GGP Common Stock. Except as required by law and with certain exceptions, the Series C Preferred Stock will not have voting rights.

Warrants

        Pursuant to the Investment Agreements, upon the closing of the investments by each of the Plan Sponsors and after giving effect to the Blackstone Designation, New GGP issued:

  •
  to Brookfield Investor warrants to purchase up to 57.50 million shares of New GGP common stock with an initial exercise price of $10.75 per share;

  •
  to Fairholme warrants to purchase up to 41.07 million shares of New GGP common stock with an initial exercise price of $10.50 per share;

  •
  to Pershing Square warrants to purchase up to 16.43 million shares of New GGP common stock with an initial exercise price of $10.50 per share; and

  •
  to Blackstone warrants to purchase up to 5.00 million shares of New GGP common stock with an initial exercise price of $10.50 per share with respect to one-half of the warrants and $10.75 per share with respect to the remaining one-half of the warrants.

        These exercise prices of these warrants will be subject to adjustment as provided in the related warrant agreements. Each such warrant will have a term of seven years from the closing date of the investments. The Brookfield Investor warrants and the Blackstone warrants will be immediately exercisable (subject to any lockup restrictions), while the Fairholme warrants and the Pershing Investor warrants will be exercisable only upon 90 days prior notice.

Rights of Holders of GGPLP Common Units

        Certain holders of GGPLP common units may continue to have certain redemption, conversion or registration rights in respect of the common units following Old GGP's emergence from bankruptcy. Any such exchange or conversion rights will be satisfied with the common stock of New GGP rather than the common stock of Old GGP following Old GGP's emergence from bankrupcty, and any such registration rights will apply to the common stock of New GGP rather than to the common stock of Old GGP.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is BNY Mellon, New York, New York.

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus through the underwriters named below.                        are the book-running managers of this offering and the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table.

Underwriters	Shares

Total

        The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below.

        Our common stock is offered subject to a number of conditions, including:

  •
  receipt and acceptance of the shares by the underwriters, and

  •
  the underwriters' right to reject orders in whole or in part.

        We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

        Prior to this offering, there has been no public market for the New GGP common stock although there has been limited "when-issued" trading on the NYSE. The offering price will be determined by negotiations among us and the underwriters. The principal factors to be considered in determining the offering price will include the following:

  •
  the information contained in this prospectus and otherwise available to the underwriters;

  •
  market conditions for public offerings;

  •
  the history and prospects for our business and earnings and our past and present operations;

  •
  our past and present earnings and current financial position;

  •
  an assessment of our management;

  •
  "when issued" trading prices for New GGP common stock;

  •
  the market of securities of companies in business similar to ours; and

  •
  the general condition of the securities markets.

        The offering price may not correspond to the price at which the New GGP common stock will trade in the public market subsequent to this offering, and an active trading market may not develop and continue after this offering.

 OPTION TO PURCHASE ADDITIONAL SHARES

        We have granted the underwriters an option to buy up to an aggregate of            additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters may exercise this option within 30 days from the date of this prospectus. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the number of shares specified in the table above.

COMMISSIONS AND DISCOUNTS

        Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to $           per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $           per share from the public offering price. Sales of shares made outside the United States may be made by affiliates of the underwriters. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

        The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional         shares.

	No exercise	Full exercise
Per share	$	$

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $            .

NO SALES OF SIMILAR SECURITIES

        Old GGP, New GGP and each of their executive officers, directors and certain significant stockholders have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the representatives, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of     days after the date of this prospectus. At any time and without public notice,                                     , may, in its sole discretion, release some or all of the securities from these lock-up agreements.

 INDEMNIFICATION

        We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NYSE STOCK MARKET LISTING

        New GGP's common stock is not listed on any national securities exchange. Upon the Effective Date, we expect that the common stock will be listed on the NYSE. New GGP's common stock has been approved for listing on the NYSE under the symbol "GGP," subject to official notice of issuance.

PRICE STABILIZATION, SHORT POSITIONS

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids; and

  •
  syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position by either exercising their option to purchase additional shares in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

        Naked short sales are short sales made in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The NASDAQ Stock Market, in the over-the-counter market or otherwise.

 AFFILIATIONS

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to the Company or its subsidiaries for which they have in the past received, and may currently or in the future receive, customary fees and expenses. Certain of the underwriters have previously been and may become our lenders in connection with our new revolving credit facility.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer to the public of the securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of the securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  a)
  to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in the securities;

  b)
  to any legal entity which has two or more of: (1) an average of at least 250 employees during the last (or, in Sweden, the last two) financial year(s); (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden, the last two) annual or consolidated accounts; or

  c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

  d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of the securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

        As used above, the expression "offered to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

        The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the securities will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the securities may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the securities with a view to distribution.

Notice to Prospective Investors in Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

        The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the securities shall be deemed to be made to such recipient and no applications for the securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

        The securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of the securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in the securities is suitable for them.

        Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

  (1)
  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of notes or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  (2)
  where no consideration is given for the transfer; or

  (3)
  where the transfer is by operation of law.

        In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock held as a capital asset. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, "controlled foreign corporations", "passive foreign investment companies", broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock as part of a hedge against currency or interest rate risks or that hold common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of common stock that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of common stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock.

Taxation of New GGP

General

        This section is a summary of certain federal income tax matters of general application pertaining to New GGP under the Code. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

        We intend to make an election to be treated as a REIT under the Code for our taxable year ending December 31, 2010. We believe that, commencing with such taxable year, we will be organized and operating in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In connection with this offering, Arnold & Porter LLP, our special REIT tax counsel, has delivered an opinion to us that, commencing with our taxable year ending on December 31, 2010, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        It must be emphasized that the opinion of Arnold & Porter LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Arnold & Porter LLP or by us that we will so qualify for any particular year. Arnold & Porter LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Arnold & Porter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

        If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

  •
  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  •
  We may, under certain circumstances, be subject to the "alternative minimum tax" on our items of tax preference.

  •
  If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

  •
  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

  •
  If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

  •
  If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

  •
  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

  •
  If we acquire any asset from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations either are made or forgone, by us or by the entity from which the assets are acquired, in each case, depending on the date the acquisition occurred.

  •
  We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  •
  If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the capital gain; each stockholder will be required to include the stockholder's proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in the stockholder's income, and each of our stockholders will receive a credit or refund for the stockholder's proportionate share of the tax we pay.

  •
  We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

        Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, certain of our subsidiaries are subchapter C corporations, the earnings of which are subject to federal corporate income tax. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT.

        The Code defines a REIT as a corporation, trust or association:

    (1)
    that is managed by one or more trustees or directors;

    (2)
    the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

    (3)
    which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

    (4)
    which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

    (5)
    the beneficially ownership of which is held by 100 or more persons;

    (6)
    in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

    (7)
    that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

    (8)
    that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to "look-through" attribution rules to determine the individuals who constructively own the stock held by the entity.

        We intend to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fails to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under "—Distribution Requirements—Failure to Qualify as a REIT" for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the persons required to include in gross income the REIT dividend. A stockholder who fails or refuses to comply with the demand must submit a statement with our tax return disclosing the actual ownership of the shares and certain other information.

        In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We have had and will continue to have a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

  Gross income tests

        In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "interest" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

        Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as "rents from real property" if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as "rents from real property" so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third parties for this purpose means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

        In addition, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

        Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any noncustomary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for noncustomary services or operation or management that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm's length, the IRS's adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See "—Distibution Requirements—Penalty Tax" below.

        Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See "—Distribution Requirements—Failure to Qualify as a REIT" in this section for a discussion of the implications of such failure to qualify as a REIT. As discussed above in "—Taxation of New GGP—General" in this section, even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

        At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a "real estate asset" only for the one-year period beginning on the date that we receive the proceeds of the offering.

        Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

        Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain "straight debt" securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purposes certain securities described in the Code.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

        Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

        We may own and operate one or more properties through partnerships and other entities classified as partnerships. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

        We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

        We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock, and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer's securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

        A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See "—Asset Tests" above.

        Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary's securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. A taxable REIT subsidiary may engage in activities or hold assets that are not permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Ownership of interests in subsidiary REITs

        Substantially all of our directly held assets will be interests in one or more subsidiary REITs, including Old GGP. Our interests in subsidiary REITs are treated as qualifying real estate assets for purposes of the REIT asset requirements, and any dividend income or gains derived from such interests will generally be treated as income that qualifies for purposes of the REIT 75% and 95% income requirements, provided, in each case, that our subsidiary REITs continue to qualify as REITs. We and our subsidiary REITs are separate entities, each of which intends to qualify as a REIT, and each of which must independently satisfy the various REIT qualification requirements as described herein. We believe that Old GGP has continually satisfied the requirements to maintain its REIT status as of the date hereof. The failure of one or more of our subsidiary REITs to qualify as a REIT, however, could result in our inability to qualify as a REIT as well.

Distribution requirements

        In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after-tax net income, if any, from foreclosure property;

  •
  minus the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income," as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

        We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property. A recent IRS revenue procedure allows us to satisfy the distribution requirements for the 2010 and 2011 tax years by distributing up to 90% of our distributions on our common stock in the form of shares of our common stock in lieu of paying dividends entirely in cash. As stated above, we intend to pay dividends on our common stock in the future to maintain our REIT status in a combination of cash and common stock.

        Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Prohibited transaction income

        Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

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  the property sold is a real estate asset for purposes of the asset tests discussed below;

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  the REIT has held the property for at least two years;

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  aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

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  either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

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  with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

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  if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax or income from prohibited transactions.

Penalty tax

        Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm's length rates, although the fees paid may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

        Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2010 (for tax years beginning after 2010, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income), and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. holders

Distributions on common stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.

        To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in the U.S. holder's shares of our common stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in the holder's shares will be taxable as capital gain.

The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

        As stated above, we intend to pay dividends on our common stock in the future in order to maintain our REIT status, and not be subject to corporate level federal income tax, using a combination of cash and common stock. To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from sources other than our company. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale.

Capital gain dividends.

        Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently (for tax years through 2010) are taxable to non-corporate U.S. holders at a 15% or 25% rate. If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains.

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

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  include the holder's pro rata share of our undistributed net capital gain in computing the holder's long-term capital gains in the holder's return for the holder's taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includible;

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  be deemed to have paid the holder's proportionate share of capital gain tax imposed on us on the designated amounts included in the holder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by the holder;

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  increase the adjusted tax basis of the holder's common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

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  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

        A portion of distributions out of our current or accumulated earnings and profits may constitute "qualified dividend income" to the extent that the amount is attributable to amounts described below, and we properly designate the amount as "qualified dividend income." The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

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  the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

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  the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in gain.

Sale or other disposition of common stock

        You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Taxation of non-U.S. holders

Sale or other disposition of our common stock

        You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock unless the shares constitute a United States Real Property Interest, or "USRPI" (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. An interest in shares of any U.S. corporation is presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a "domestically controlled qualified investment entity." Shares of our common stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by Non-United States stockholders. We expect that we will be a "domestically controlled qualified investment entity," but we cannot guarantee such status in part due to the fact that our stock will be publicly traded.

        Even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, gain arising from a sale or exchange of a non-U.S. holder's shares of our common stock will generally not be subject to taxation under FIRPTA as a sale of a USRPI if:

  (1)
  shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange; and

  (2)
  the non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange.

        We expect the shares of our common stock to be regularly traded on an established securities market. Thus, even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of the shares of our common stock, gain arising from the sale of the holder's shares of our common stock generally will not be subject to taxation under FIRPTA as a sale of a USRPI. If gain on the sale or exchange of a non-U.S. holder's shares of our common stock is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock, the shares are not regularly traded on an established securities market, then the purchaser of the shares of our common stock will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

        Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock is treated as effectively connected with the non-U.S. holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a "domestically controlled qualified investment entity," upon disposition of shares of our common stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder's shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Distributions

        If you receive a distribution with respect to common stock that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends, the distributions will be generally taxed as ordinary income to the extent that the distributions are made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

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  the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

  •
  an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

        Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

        Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs.

        Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our common stock that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend. If we designate a prior distribution as a capital gain dividend, we may be required to do "catch-up" on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder's U.S. federal income tax liability. Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the 35% U.S. withholding tax described above, but only if the non-United States stockholder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. We expect the shares of our common stock to be regularly traded on a market that we believe qualifies as an established securities market located in the United States. Thus, income from distributions paid by us to non-U.S. holders who do not own more that 5% of the shares of our common stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs will be treated as ordinary dividend distributions.

        The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above), or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

        If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

          (1)   the investment in the non-U.S. holder's shares of our common stock is treated as effectively connected with the holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under "—Taxation of non-U.S. Holders—Distributions" above; or

          (2)   the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulations §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions. Currently we do not believe that either of these characterizations is the correct interpretation of the Treasury Regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the Internal Revenue Service or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders of the notes should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains.

        Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder's U.S. federal income tax liability resulting from the holder's proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder's proportionate share of the tax paid by us exceeds the holder's actual U.S. federal income tax liability.

Information reporting and backup withholding

        Information returns may be filed with the IRS in connection with dividends on common stock and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld there from, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Payment of the proceeds of the sale or other disposition of common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP has passed upon the validity of the common stock offered hereby on behalf of us. Arnold & Porter LLP passed upon certain legal matters relating to New GGP's classification as a REIT for federal income tax purposes on behalf of us. Certain legal matters will be passed upon on behalf of the underwriters represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements of General Growth Properties, Inc. (the "Company"), except for the financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C. (which are accounted for by use of the equity method), as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in the Prospectus and the related consolidated financial statement schedule included elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which reports express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and for the consolidated financial statements includes explanatory paragraphs regarding the Company's bankruptcy proceedings, the Company's ability to continue as a going concern, and the Company's change in methods of accounting for noncontrolling interests and convertible debt instruments). The consolidated financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C., (which are accounted for by use of the equity method), as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, not presented separately herein, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports included herein. Such consolidated financial statements and consolidated financial statement schedule of the Company are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

        The balance sheet of New GGP, Inc. as of July 2, 2010 (capitalization) included in this Registration Statement has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        New GGP has filed with the Securities and Exchange Commission a registration statement on Form S-11 under the Securities Act with respect to the notes and the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to New GGP and the notes and common stock offered hereby, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statements and the filings may be obtained from such offices upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or (202) 551-8090. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

New GGP
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
New GGP, Inc.
Chicago, Illinois

We have audited the accompanying balance sheet of New GGP, Inc. (the "Company") as of July 2, 2010 (capitalization). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of New GGP, Inc. as of July 2, 2010 (capitalization), in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Chicago, Illinois
July 15, 2010

NEW GGP, INC.

BALANCE SHEET AS OF JULY 2, 2010 (capitalization)

ASSETS
Cash	$1,000

STOCKHOLDER'S EQUITY
Common stock (no par value, 1,000 shares authorized, 100 issued and outstanding)	$1,000

See notes to balance sheet.

NEW GGP, INC.

NOTES TO BALANCE SHEET

AS OF JULY 2, 2010 (capitalization)

1. ORGANIZATION

        New GGP, Inc. (the "Company") was incorporated as a Delaware corporation on July 1, 2010, and has no material assets or any operations. The Company's sole stockholder is GGP Limited Partnership, a subsidiary of General Growth Properties, Inc., a self-administered and self managed, publicly registered, real estate trust, formed in Delaware and headquartered in Chicago, Illinois.

2. BASIS OF PRESENTATION

        The Company's Balance Sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Income, Changes in Stockholder's Equity and of Cash Flows have not been presented because this entity has had no activity. The Company has evaluated subsequent events through July 15, 2010, which is the date the balance sheet was issued. The Company has had no activity through such date.

3. STOCKHOLDER'S EQUITY

        The Company has been capitalized with the issuance of 100 shares of Common Stock (with no par value) for a total of $1,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
General Growth Properties, Inc.
Chicago, Illinois

We have audited the accompanying consolidated balance sheets of General Growth Properties, Inc. (Debtor-in-Possession) and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C., the Company's investments in which are accounted for by use of the equity method. The Company's equity of $219,618,000 and $235,845,000 in GGP/Homart II L.L.C.'s net assets as of December 31, 2009 and 2008, respectively, and of $(307,000), $9,703,000, and $17,163,000 in GGP/Homart II L.L.C's net (loss) income for each of the three years in the respective period ended December 31, 2009 are included in the accompanying financial statements. The Company's (deficit) equity of $(5,284,000) and $1,388,000 in GGP-TRS L.L.C.'s net assets as of December 31, 2009 and 2008, respectively, and of $(8,624,000), $8,564,000, and $13,800,000 in GGP-TRS L.L.C.'s net (loss) income for each of the three years in the respective period ended December 31, 2009 are included in the accompanying financial statements. The financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C. were audited by other auditors related to the periods listed above whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of General Growth Properties, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Company changed its methods of accounting for noncontrolling interests and convertible debt instruments and retrospectively adjusted all periods presented in the consolidated financial statements.

As discussed in Note 1 to the consolidated financial statements, the Company has filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to equity accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's potential inability to negotiate and obtain confirmation of a mutually agreeable plan of reorganization and to address their remaining future debt maturities raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2010 expressed an unqualified opinion on the Company's internal control over financial reporting based on our audit.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 1, 2010 (July 15, 2010 as to the effects of the income statement reclassifications as described in Note 2)

Report of Independent Registered Public Accounting Firm

The Members
GGP/Homart II, L.L.C.:

        We have audited the consolidated balance sheets of GGP/Homart II, L.L.C. (a Delaware Limited Liability Company) and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2009 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GGP/Homart II, L.L.C. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois
February 24, 2010

Report of Independent Registered Public Accounting Firm

The Members
GGP-TRS, L.L.C.:

        We have audited the consolidated balance sheets of GGP-TRS, L.L.C. (a Delaware Limited Liability Company) and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, changes in members' capital, and cash flows for each of the years in the three-year period ended December 31, 2009 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GGP-TRS, L.L.C. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois
February 24, 2010

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(Dollars in thousands)
Assets:
Investment in real estate:
Land	$3,327,447	$3,354,480
Buildings and equipment	22,851,511	23,609,132
Less accumulated depreciation	(4,494,297)	(4,240,222)
Developments in progress	417,969	1,076,675

Net property and equipment	22,102,630	23,800,065
Investment in and loans to/from Unconsolidated Real Estate Affiliates	1,979,313	1,869,929
Investment property and property held for development and sale	1,753,175	1,823,362

Net investment in real estate	25,835,118	27,493,356
Cash and cash equivalents	654,396	168,993
Accounts and notes receivable, net	404,041	385,334
Goodwill	199,664	340,291
Deferred expenses, net	301,808	333,901
Prepaid expenses and other assets	754,747	835,455

Total assets	$28,149,774	$29,557,330

Liabilities and Equity:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$7,300,772	$24,756,577
Investment in and loans to/from Unconsolidated Real Estate Affiliates	38,289	32,294
Deferred tax liabilities	866,400	868,978
Accounts payable and accrued expenses	1,122,888	1,539,149

Liabilities not subject to compromise	9,328,349	27,196,998
Liabilities subject to compromise	17,767,253	—

Total liabilities	27,095,602	27,196,998

Redeemable noncontrolling interests:
Preferred	120,756	120,756
Common	86,077	379,169

Total redeemable noncontrolling interests	206,833	499,925

Commitments and Contingencies	—	—
Redeemable Preferred Stock: $100 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Equity:
Common stock: $.01 par value; 875,000,000 shares authorized, 313,831,411 shares issued as of December 31, 2009 and 270,353,677 shares issued as of December 31, 2008	3,138	2,704
Additional paid-in capital	3,729,453	3,454,903
Retained earnings (accumulated deficit)	(2,832,627)	(1,488,586)
Accumulated other comprehensive loss	(249)	(56,128)
Less common stock in treasury, at cost, 1,449,939 shares as of December 31, 2009 and 2008	(76,752)	(76,752)

Total stockholders' equity	822,963	1,836,141
Noncontrolling interests in consolidated real estate affiliates	24,376	24,266

Total equity	847,339	1,860,407

Total liabilities and equity	$28,149,774	$29,557,330

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except for per share amounts)
Revenues:
Minimum rents	$1,992,046	$2,085,758	$1,933,674
Tenant recoveries	883,595	927,332	859,801
Overage rents	52,306	72,882	89,016
Land sales	45,997	66,557	145,649
Management fees and other corporate revenues	75,851	96,495	119,941
Other	86,019	112,501	113,720

Total revenues	3,135,814	3,361,525	3,261,801

Expenses:
Real estate taxes	280,895	274,317	246,484
Property maintenance costs	119,270	114,532	111,490
Marketing	34,363	43,426	54,664
Other property operating costs	529,686	557,259	523,341
Land sales operations	50,807	63,441	116,708
Provision for doubtful accounts	30,331	17,873	5,426
Property management and other costs	176,876	184,738	198,610
General and administrative	28,608	39,245	37,005
Strategic Initiatives	67,341	18,727	—
Provisions for impairment	1,223,810	116,611	130,533
Litigation (benefit) provision	—	(57,145)	89,225
Depreciation and amortization	755,161	759,930	670,454

Total expenses	3,297,148	2,132,954	2,183,940

Operating (loss) income	(161,334)	1,228,571	1,077,861
Interest income	3,321	3,197	8,641
Interest expense	(1,311,283)	(1,325,273)	(1,191,466)

Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(1,469,296)	(93,505)	(104,964)
Benefit from (provision for) income taxes	14,610	(23,461)	294,160
Equity in income of Unconsolidated Real Estate Affiliates	4,635	80,594	158,401
Reorganization items	146,190	—	—

(Loss) income from continuing operations	(1,303,861)	(36,372)	347,597
Discontinued operations—(loss) gain on dispositions	(966)	55,044	—

Net (loss) income	(1,304,827)	18,672	347,597
Allocation to noncontrolling interests	20,138	(13,953)	(73,955)

Net (loss) income attributable to common stockholders	$(1,284,689)	$4,719	$273,642

Basic and Diluted (Loss) Earnings Per Share:
Continuing operations	$(4.11)	$(0.16)	$1.12
Discontinued operations	—	0.18	—

Total basic and diluted (loss) earnings per share	$(4.11)	$0.02	$1.12

Dividends declared per share	$0.19	$1.50	$1.85
Comprehensive Income (loss), Net:
Net (loss) income	$(1,304,827)	$18,672	$347,597
Other comprehensive income (loss):
Net unrealized gains (losses) on financial instruments	18,148	(32,060)	(2,792)
Accrued pension adjustment	763	(1,947)	298
Foreign currency translation	47,008	(75,779)	34,057
Unrealized gains (losses) on available-for-sale securities	533	(159)	(1)

Other comprehensive income (loss)	66,452	(109,945)	31,562
Comprehensive (loss) income allocated to noncontrolling interests	(10,573)	18,160	(5,486)

Comprehensive (loss) income, net, attributable to common stockholders	$(1,248,948)	$(73,113)	$373,673

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interests in Consolidated Real Estate Affiliates	Total Equity
	(Dollars in thousands)
Balance, December 31, 2006 (as previously reported)	$2,424	$2,533,898	$(922,519)	$9,582	$(13,434)	$—	$1,609,951
Cumulative effect of change in accounting principles		(2,585,552)				8,084	(2,577,468)

Adjusted balance, January 1, 2007	$2,424	$(51,654)	$(922,519)	$9,582	$(13,434)	$8,084	$(967,517)

Net income			273,642			1,564	275,206
Cash distributions declared ($1.85 per share)			(450,854)				(450,854)
Distributions to noncontrolling interests in consolidated Real Estate Affiliates						(2,191)	(2,191)
Conversion of operating partnership units to common stock (1,086,961 common shares)	11	7,684					7,695
Conversion of convertible preferred units to common stock (29,269 common shares)		488					488
Issuance of common stock (1,582,968 common shares and 144,068 treasury shares)	15	64,022	(1,661)		6,657		69,033
Shares issued pursuant to CSA (551,632 common shares and 146,969 treasury shares)	6	29,875			6,790		36,671
Restricted stock grant, net of forfeitures and compensation expense (96,500 common shares)	1	2,695					2,696
Purchase of treasury stock (1,806,900 treasury shares)					(95,648)		(95,648)
Tax benefit from stock option exercises		3,531					3,531
Other comprehensive income				26,076			26,076
Adjustment for equity component of exchangeable senior notes		139,882					139,882
Adjustment for noncontrolling interest in operating partnership		(65,431)					(65,431)
Adjust noncontrolling interest in OP Units		713,515					713,515

Balance, December 31, 2007	$2,457	$844,607	$(1,101,392)	$35,658	$(95,635)	$7,457	$(306,848)

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF EQUITY (Continued)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interests in Consolidated Real Estate Affiliates	Total Equity
	(Dollars in thousands)
Net income			4,719			2,453	7,172
Cash distributions declared ($1.50 per share)			(389,481)				(389,481)
Contributions from noncontrolling interests in consolidated Real Estate Affiliates						14,356	14,356
Conversion of operating partnership units to common stock (1,178,142 common shares)	12	9,135					9,147
Conversion of convertible preferred units to common stock (15,000 common shares)		250					250
Issuance of common stock (23,128,356 common shares and 50 treasury shares)	232	830,053			3		830,288
Shares issued pursuant to CSA (356,661 treasury shares)		(914)	(2,432)		18,880		15,534
Restricted stock grant, net of forfeitures and compensation expense (327,433 common shares)	3	4,485					4,488
Tax provision from stock option exercises		(2,675)					(2,675)
Officer loan compensation expense		15,372					15,372
Other comprehensive loss				(91,786)			(91,786)
Adjustment for noncontrolling interest in operating partnership		(117,447)					(117,447)
Adjust noncontrolling interest in OP Units		1,872,037					1,872,037

Balance, December 31, 2008	$2,704	$3,454,903	$(1,488,586)	$(56,128)	$(76,752)	$24,266	$1,860,407

Net (loss) income			(1,284,689)			1,822	(1,282,867)
Distributions declared ($0.19 per share)			(59,352)				(59,352)
Distributions to noncontrolling interests in consolidated Real Estate Affiliates						(1,712)	(1,712)
Conversion of operating partnership units to common stock (43,408,053 common shares)	434	324,055					324,489
Issuance of common stock (69,309 common shares)	1	42					43
Restricted stock grant, net of forfeitures and compensation expense (372 common shares)	(1)	2,669					2,668
Other comprehensive income				55,879			55,879
Adjustment for noncontrolling interest in operating partnership		13,200					13,200
Adjust noncontrolling interest in OP Units		(65,416)					(65,416)

Balance, December 31, 2009	$3,138	$3,729,453	$(2,832,627)	$(249)	$(76,752)	$24,376	$847,339

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Cash Flows from Operating Activities:
Net (loss) income	$(1,304,827)	$18,672	$347,597
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in income of Unconsolidated Real Estate Affiliates	(49,146)	(80,594)	(158,401)
Provisions for impairment from Unconsolidated Real Estate Affiliates	44,511	—	—
Provision for doubtful accounts	30,331	17,873	5,426
Distributions received from Unconsolidated Real Estate Affiliates	37,403	68,240	124,481
Depreciation	707,183	712,522	635,873
Amortization	47,978	47,408	34,581
Amortization of deferred finance costs and debt market rate adjustments	34,621	28,410	(11,073)
Amortization of intangibles other than in-place leases	833	(5,691)	(20,945)
Straight-line rent amortization	(26,582)	(27,827)	(24,334)
Deferred income taxes including tax restructuring benefit	833	(4,144)	(368,136)
Non-cash interest expense on Exchangeable Senior Notes	27,388	25,777	17,369
Non-cash interest expense resulting from termination of interest rate swaps	(9,635)	—	—
Loss (gain) on dispositions	966	(55,044)	—
Provisions for impairment	1,223,810	116,611	130,533
Participation expense pursuant to Contingent Stock Agreement	(4,947)	2,849	31,884
Land/residential development and acquisitions expenditures	(78,240)	(166,141)	(243,323)
Cost of land sales	22,019	24,516	48,794
Reorganization items—finance costs related to emerged entities	69,802	—	—
Non-cash reorganization items	(266,916)	—	—
Glendale Matter deposit	67,054	(67,054)	—
Net changes:
Accounts and notes receivable	(22,601)	12,702	(21,868)
Prepaid expenses and other assets	(11,123)	26,845	53,819
Deferred expenses	(34,064)	(62,945)	(37,878)
Accounts payable and accrued expenses	355,025	(94,188)	135,980
Other, net	9,590	17,644	27,037

Net cash provided by operating activities	871,266	556,441	707,416

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(252,844)	(1,187,551)	(1,495,334)
Proceeds from sales of investment properties	6,416	72,958	3,252
Increase in investments in Unconsolidated Real Estate Affiliates	(154,327)	(227,821)	(441,438)
Distributions received from Unconsolidated Real Estate Affiliates in excess of income	74,330	110,533	303,265
Loans (to) from Unconsolidated Real Estate Affiliates, net	(9,666)	15,028	(161,892)
Decrease (increase) in restricted cash	6,260	(12,419)	(11,590)
Other, net	(4,723)	20,282	22,805

Net cash used in investing activities	(334,554)	(1,208,990)	(1,780,932)

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Cash Flows from Financing Activities:
Proceeds from issuance of mortgages, notes and loans payable	—	3,732,716	4,456,863
Proceeds from issuance of the DIP Facility	400,000	—	—
Principal payments on mortgages, notes and loans payable	(379,559)	(3,314,039)	(2,692,907)
Deferred financing costs	(2,614)	(63,236)	(28,422)
Finance costs related to emerged entities	(69,802)	—	—
Cash distributions paid to common stockholders	—	(389,528)	(450,854)
Cash distributions paid to holders of Common Units	(1,327)	(78,255)	(96,978)
Cash distributions paid to holders of perpetual and convertible preferred units	—	(8,812)	(13,873)
Proceeds from issuance of common stock, including from common stock plans	43	829,291	60,625
Redemption of preferred minority interests	—	—	(60,000)
Purchase of treasury stock	—	—	(95,648)
Other, net	1,950	13,871	(2,895)

Net cash (used in) provided by financing activities	(51,309)	722,008	1,075,911

Net change in cash and cash equivalents	485,403	69,459	2,395
Cash and cash equivalents at beginning of period	168,993	99,534	97,139

Cash and cash equivalents at end of period	$654,396	$168,993	$99,534

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,061,512	$1,342,659	$1,272,823
Interest capitalized	53,641	66,244	86,606
Income taxes paid	19,826	43,835	96,133
Reorganization items paid	120,726	—	—
Non-Cash Transactions:
Common stock issued in exchange for Operating Partnership Units	$324,489	$9,147	$7,695
Common stock issued pursuant to Contingent Stock Agreement	—	15,533	36,671
Common stock issued in exchange for convertible preferred units	—	250	488
Change in accrued capital expenditures included in accounts payable and accrued expenses	(86,367)	67,339	24,914
Change in deferred contingent property acquisition liabilities	(174,229)	178,815	—
Deferred financing costs payable in conjunction with the DIP Facility	19,000	—	—
Debt market rate adjustment related to emerged entities	342,165	—	—
Recognition of note payable in conjunction with land held for development and sale	6,520	—	—
Assumption of debt by purchaser in conjunction with sale of office buildings	—	84,000	—
Acquisition of joint venture partner share of GGP/Homart, Inc.:
Total assets	—	—	3,331,032
Total liabilities	—	—	2,381,942

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION

General

        General Growth Properties, Inc. ("GGP"), a Delaware corporation, is a self-administered and self-managed real estate investment trust, referred to as a "REIT" which, as described in "Debtors in Possession" below, filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code ("Chapter 11") in the Southern District of New York (the "Bankruptcy Court") on April 16, 2009 (the "Petition Date"). GGP was organized in 1986 and through its subsidiaries and affiliates operates, manages, develops and acquires retail and other rental properties, primarily shopping centers, which are located primarily throughout the United States. GGP also holds assets through its international Unconsolidated Real Estate Affiliates (defined below) in Brazil, Turkey and Costa Rica (Note 5). Additionally, GGP develops and sells land for residential, commercial and other uses primarily in large-scale, long-term master planned community projects in and around Columbia, Maryland; Summerlin, Nevada; and Houston, Texas, as well as one residential condominium project located in Natick (Boston), Massachusetts. In these notes, the terms "we," "us" and "our" refer to GGP and its subsidiaries (the "Company").

        Substantially all of our business is conducted through GGP Limited Partnership (the "Operating Partnership" or "GGPLP"). As of December 31, 2009, common equity ownership (without giving effect to the potential conversion of the Preferred Units as defined below) of the Operating Partnership was as follows:

98%	GGP, as sole general partner
1	Limited partners that indirectly include family members of the original stockholders of the Company. Represented by common units of limited partnership interest (the "Common Units")
1	Limited partners that include subsequent contributors of properties to the Operating Partnership which are also represented by Common Units.

100%

        The Operating Partnership also has preferred units of limited partnership interest (the "Preferred Units") outstanding. The terms of the Preferred Units provide that the Preferred Units are convertible into Common Units which then are redeemable for cash or, at our option, shares of GGP common stock on a one-for-one basis (Note 11).

        In addition to holding ownership interests in various joint ventures, the Operating Partnership generally conducts its operations through the following subsidiaries:

  •
  GGPLP L.L.C., a Delaware limited liability company (the "LLC"), has ownership interests in the majority of our Consolidated Properties (as defined below) (other than those acquired in The Rouse Company merger in November 2004 (the "TRC Merger").

  •
  The Rouse Company LP ("TRCLP"), successor to The Rouse Company ("TRC"), which includes both REIT and taxable REIT subsidiaries ("TRSs"), has ownership interests in Consolidated Properties and Unconsolidated Properties (each as defined below).

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

  •
  General Growth Management, Inc., a TRS which manages, leases, and performs various services for some of our Unconsolidated Real Estate Affiliates (defined below) and 19 properties owned by unaffiliated third parties, all located in the United States and also performs marketing and strategic partnership services at all of our Consolidated Properties ("GGMI").

        In this report, we refer to our ownership interests in properties in which we own a majority or controlling interest and, as a result, are consolidated under generally accepted accounting principles ("GAAP") as the "Consolidated Properties." Some properties are held through joint venture entities in which we own a non-controlling interest ("Unconsolidated Real Estate Affiliates") and we refer to those properties as the "Unconsolidated Properties." Collectively, we refer to the Consolidated Properties and Unconsolidated Properties as our "Company Portfolio."

Debtors in Possession

        In the fourth quarter of 2008 we suspended our cash dividend and halted or slowed nearly all development and redevelopment projects other than those that were substantially complete, could not be deferred as a result of contractual commitments, and joint venture projects. As we had significant past due, or imminently due, and cross-collateralized or cross-defaulted debt on the Petition Date, the Company, the Operating Partnership and certain of the Company's domestic subsidiaries filed voluntary petitions for relief under Chapter 11. On April 22, 2009, certain additional domestic subsidiaries (collectively with the subsidiaries filing on the Petition Date, the Company and the Operating Partnership, the "Debtors") of the Company also filed voluntary petitions for relief in the Bankruptcy Court (collectively, the "Chapter 11 Cases") which the Bankruptcy Court has ruled may be jointly administered. However, neither GGMI, certain of our wholly-owned subsidiaries, nor any of our joint ventures, (collectively, the "Non-Debtors") either consolidated or unconsolidated, have sought such protection.

        In the aggregate, the Debtors, all of which are consolidated in the accompanying consolidated financial statements, own and operate 166 of the more than 200 regional shopping centers that we own and manage. The Non-Debtors are continuing their operations and are not subject to the requirements of Chapter 11. Pursuant to Chapter 11, a debtor is afforded certain protection against its creditors and creditors are prohibited from taking certain actions (such as pursuing collection efforts or proceeding to foreclose on secured obligations) related to debts that were owed prior to the commencement of the Chapter 11 Cases. Accordingly, although the commencement of the Chapter 11 Cases triggered defaults on substantially all debt obligations of the Debtors, creditors are stayed from taking any action as a result of such defaults. Absent an order of the Bankruptcy Court, these pre-petition liabilities are subject to settlement under a plan of reorganization.

        Since the Petition Date, the Bankruptcy Court has granted a variety of Debtors motions that allow the Company to continue to operate its business in the ordinary course without interruption; and covering, among other things, employee obligations, critical service providers, tax matters, insurance matters, tenant and contractor obligations, claim settlements, ordinary course property sales, cash management, cash collateral, alternative dispute resolution, settlement of pre-petition mechanics liens and department store transactions. The Bankruptcy Court has also approved the Debtors' request to enter into a post-petition financing arrangement (the "DIP Facility"), as further discussed in Note 6.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

        During December 2009, January and February 2010, 231 Debtors (the "Track 1 Debtors") owning 119 properties with $12.33 billion of secured mortgage loans filed consensual plans of reorganization (the "Track 1 Plans"). As of December 31, 2009, 113 Debtors owning 50 properties with $4.65 billion secured debt emerged from bankruptcy (the "Track 1A Debtors"). Effectiveness of the plans of reorganization and emergence from bankruptcy of the remaining Track 1 Debtors (the "Track 1B Debtors") continued through February 2010 and is expected to be completed in the first quarter of 2010. In such regard, through March 1, 2010, an additional 92 Debtors owning 57 properties with $5.98 billion of secured mortgage debt emerged from bankruptcy. The Chapter 11 Cases for the remaining Debtors (generally, GGP, GGPLP and other holding company or investment subsidiaries (the "TopCo Debtors") which own certain individual or groups of properties but also certain operating property Debtors, (collectively, the "2010 Track Debtors")) will continue until their respective plans of reorganization are filed with the Bankruptcy Court, approved by the applicable classes of creditors and confirmed by the Bankruptcy Court.

        GGP is continuing to pursue consensual restructurings for 31 Debtors (the "Remaining Secured Debtors") with secured loans aggregating $2.50 billion.

        On December 18, 2009, the Bankruptcy Court approved the payment of a $0.19 per share dividend to holders of record of GGP common stock on December 28, 2009 as declared by the GGP Board of Directors to allow GGP to satisfy the REIT dividend distribution requirements (Note 7) for 2009. The dividend was paid on January 28, 2010 in a combination of approximately $5.9 million in cash and approximately 4.9 million shares of common stock (with a valuation of $10.8455 calculated based on the volume weighted average trading prices of GGP's common stock on January 20, 21 and 22, 2010).

        As described above, we have received legal protection from our creditors pursuant to the Chapter 11 Cases. This protection is limited in duration and the 2010 Track Debtors are currently negotiating the terms of a reorganization plan with our lenders and other stakeholders which is expected to require significant additional equity capital. The Track 1 Plans are a key component of the plan of reorganization currently being developed. We have filed a motion to extend the exclusivity period for us to file a plan until August 26, 2010 and to solicit acceptances of such plan to October 26, 2010. Our motion is currently scheduled to be heard by the Bankruptcy Court on March 3, 2010. Pending entry on order on our motion, the Bankruptcy Court has entered a bridge order extending the exclusivity period until the date that is 7 days following the date on which an order on our extension motion is entered. If an order is entered by the Bankruptcy Court granting our extension motion, it will supersede the bridge order. If the Bankruptcy Court denies our extension motion, the Company will have 7 days following the entry of an order related to the March 3 hearing before exclusivity expires. If we do not file a plan of reorganization for the 2010 Track Debtors prior to the lapse of the exclusivity period, any party in interest would be able to file a plan of reorganization for any of the 2010 Track Debtors.

        Our potential inability to negotiate and obtain confirmation of a mutually agreeable plan of reorganization for the 2010 Track Debtors and to address our remaining future debt maturities raise substantial doubts as to our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, as a result of the

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 ORGANIZATION (Continued)

Chapter 11 Cases, such realization of assets and satisfaction of liabilities are subject to a significant number of uncertainties. Our consolidated financial statements do not reflect any adjustments related to the recoverability of assets and satisfaction of liabilities that might be necessary should we be unable to continue as a going concern.

Shareholder Rights Plan

        We have a shareholder rights plan (with an expiration date, as amended, of the plan on November 18, 2010) which will impact a potential acquirer unless the acquirer negotiates with our Board of Directors and the Board of Directors approves the transaction. Pursuant to this plan, as amended, one preferred share purchase right (a "Right") is attached to each currently outstanding or subsequently issued share of our common stock. Prior to becoming exercisable, the Rights trade together with our common stock. In general, the Rights will become exercisable if a person or group acquires or announces a tender or exchange offer for 15% or more of our common stock. Each Right entitles the holder to purchase from GGP one-third of one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $100 per share (the "Preferred Stock"), at an exercise price of $105 per one one-thousandth of a share, subject to adjustment. If a person or group acquires 15% or more of our common stock, each Right will entitle the holder (other than the acquirer) to purchase shares of our common stock (or, in certain circumstances, cash or other securities) having a market value of twice the exercise price of a Right at such time. Under certain circumstances, each Right will entitle the holder (other than the acquirer) to purchase the common stock held by the acquirer having a market value of twice the exercise price of a Right at such time. In addition, under certain circumstances, our Board of Directors may exchange each Right (other than those held by the acquirer) for one share of our common stock, subject to adjustment. If the Rights become exercisable, holders of common units of partnership interest in the Operating Partnership, other than GGP, will receive the number of Rights they would have received if their units had been redeemed and the purchase price paid in our common stock.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of GGP, our subsidiaries and joint ventures in which we have a controlling interest. For consolidated joint ventures, the noncontrolling partner's share of the assets, liabilities and operations of the joint ventures (generally computed as the joint venture partner's ownership percentage) is included in noncontrolling interests in Consolidated Real Estate Affiliates as permanent equity of the Company. All significant intercompany balances and transactions have been eliminated.

Reclassifications and Adoption of New Accounting Pronouncements

        In 2009, certain amounts in the 2008 and 2007 consolidated financial statements were reclassified to conform to the current period presentation. In 2010, additional reclassifications, within the categories of revenues and expenses, were made to the 2009, 2008 and 2007 consolidated statements of income and comprehensive income to conform to the 2010 presentation. Specifically, in order to improve our internal and external reporting, we reclassified $10.6, $10.7 and $13.4 million, respectively, of 2009,

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2008 and 2007 asset management and other corporate revenues (such as sponsorship income, photo income and vending income) from other revenue to management fees and other corporate revenues. In addition, we reclassified $113.4, $120.5 and $105.0 million, respectively, of 2009, 2008 and 2007 cleaning, landscaping and trash expenses from property maintenance costs to other property operating costs. Total revenues, total expenses and operating income (loss) for such periods were unchanged by such reclassifications. Finally, as of January 1, 2009 we adopted the following two accounting pronouncements that required retrospective application, in which all periods presented reflect the necessary changes.

        As of January 1, 2009, we retrospectively adopted a new generally accepted accounting principle related to convertible debt instruments that may be settled in cash upon conversion, which required us to separately account for the liability and equity components of our Exchangeable Senior Notes (the "Exchangeable Notes") in a manner that reflects the nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The impact of the required retrospective application of this pronouncement on our consolidated financial statements is that the Exchangeable Notes have been reflected as originally being issued at a discount, with such discount being reflected through April, 2012 as a non-cash increase in interest expense. Below is a summary of the effects of the retrospective application of this pronouncement on the consolidated financial statements and the Exchangeable Notes.

	December 31, 2009	December 31, 2008
	(In thousands)
Balance Sheet:
Principal amount of liability	$1,550,000	$1,550,000
Unamortized discount	(69,348)	(96,736)

Carrying amount of liability component	$1,480,652	$1,453,264

Carrying amount of equity component	$139,882	$139,882

	December 31,
	2009	2008	2007
	(Dollars in thousands)
Income Statement:
Coupon interest	$61,690	$61,690	$41,127
Discount amortization	27,388	25,777	17,369

Total interest	$89,078	$87,467	$58,496

Effective interest rate	5.62%	5.62%	5.62%

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	As Previously Reported December 31, 2008	Impact of Retrospective Application	Current Presentation December 31, 2008
	(In thousands)
Balance Sheet
Mortgages, notes and loans payable	$24,853,313	$(96,736)	$24,756,577

	As Previously Reported December 31, 2008		Impact of Retrospective Application	Current Presentation December 31, 2008
	(Dollars in thousands)
Income Statement
Interest expense	$(1,299,496)		$(25,777)	$(1,325,273)
Allocation to noncontrolling interests	(18,189	)*	4,236	(13,953)
Net income attributable to common stockholders	26,260		(21,541)	4,719
Basic and Diluted Earnings Per Share	$0.10		$(0.08)	$0.02

*
Includes the effect of adoption of new generally accepted accounting principles related to noncontrolling interests in consolidated financial statements on the presentation of noncontrolling interests. See below for further detail.

	As Previously Reported December 31, 2007	Impact of Retrospective Application	Current Presentation December 31, 2007
	(Dollars in thousands)
Income Statement
Interest expense	$(1,174,097)	$(17,369)	$(1,191,466)
Allocation to noncontrolling interests	(77,012)	3,057	(73,955)
Net income attributable to common stockholders	287,954	(14,312)	273,642
Basic and Diluted Earnings Per Share	$1.18	$(0.06)	$1.12

        As of January 1, 2009, we retrospectively adopted a new generally accepted accounting principle related to noncontrolling interests in consolidated financial statements, which changed the reporting for minority interests in our consolidated joint ventures by re-characterizing them as noncontrolling interests and re-classifying certain of such minority interests as a component of permanent equity in our Consolidated Balance Sheets. The minority interests related to our common and preferred Operating Partnership units have been re-characterized as redeemable noncontrolling interests and will remain as temporary equity at a mezzanine level in our Consolidated Balance Sheets presented at the greater of the carrying amount adjusted for the noncontrolling interest's share of the allocation of income or loss (and its share of other comprehensive income or loss) and dividends or the Fair Value (as defined

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

below) as of each measurement date subsequent to the measurement date. Fair Value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date ("Fair Value"). The excess of the Fair Value over the carrying amount from period to period is charged to Additional paid-in capital in our Consolidated Balance Sheets. This also changed the presentation of the income allocated to minority interests by re-characterizing it as allocations to noncontrolling interests and re-classifying such income as an adjustment to net income to arrive at net income attributable to common stockholders.

        As of June 30, 2009, we adopted a new generally accepted accounting principle related to subsequent events which provides guidance on our assessment of subsequent events. The new standard clarifies that we must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date through the date that the financial statements are issued. We performed our assessment of subsequent events and all material events or transactions since December 31, 2009 have been integrated into our disclosures in the accompanying consolidated financial statements.

Accounting for Reorganization

        The accompanying consolidated financial statements and the combined condensed financial statements of the Debtors presented below have been prepared in accordance with the generally accepted accounting principles related to financial reporting by entities in reorganization under the Bankruptcy Code, and on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Such accounting guidance also provides that if a debtor, or group of debtors, has significant combined assets and liabilities of entities which have not sought Chapter 11 bankruptcy protection, the debtors and non-debtors should continue to be combined. However, separate disclosure of financial statement information solely relating to the debtor entities should be presented. Therefore, the combined condensed financial statements presented below solely reflect the results for the Track 1B Debtors and the 2010 Track Debtors.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Combined Condensed Balance Sheet

December 31, 2009
(In thousands)
Net investment in real estate	$17,601,372
Cash and cash equivalents	592,448
Accounts and notes receivable, net	230,138
Other	860,206

Total Assets	$19,284,164

Liabilities not subject to compromise:
Mortgages, notes and loans payable	$400,000
Deferred tax liabilities	910,847
Investment in and loans to/from Unconsolidated Real Estate Affiliates	33,005
Accounts payable and accrued expenses	766,121
Liabilities subject to compromise	17,767,253
Total redeemable non-controlling interest	206,833
Equity	(799,895)

Total Liabilities and Equity	$19,284,164

        As described above, since the Track 1B Debtors and the 2010 Track Debtors commenced their respective Chapter 11 Cases on two different dates in April 2009, combined condensed statements of operations and the combined condensed statement of cash flows is presented from May 1, 2009 to December 31, 2009.

Combined Condensed Statement of Operations

May 1, 2009 to December 31, 2009
(In thousands)
Operating Revenues	$1,140,063
Operating Expenses	(1,591,501)

Operating Income	(451,438)
Interest expense, net	(611,061)
Provision for income taxes	(4,302)
Equity in income of Real Estate Affiliates	52,832
Reorganization items	(189,390)

Net loss	(1,203,359)
Allocation to noncontrolling interests	11,028

Net loss attributable to common stockholders	$(1,192,331)

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Combined Condensed Statement of Cash Flows

May 1, 2009 to December 31, 2009
(In thousands)
Net cash provided by:
Operating activities	$623,808
Investing activities	(278,362)
Financing activities	188,225

Net increase in cash and cash equivalents	533,671
Cash and cash equivalents, beginning of period	58,777

Cash and cash equivalents, end of period	$592,448

Cash paid for reorganization items	$(41,020)

Pre-Petition Date claims and Classification of Liabilities Subject to Compromise

        During September 2009, the Debtors filed with the Bankruptcy Court their schedules of the assets and liabilities existing on the Petition Date. In addition, November 12, 2009 was established by the Bankruptcy Court as the general bar date (the date by which most entities that wished to assert a pre-petition claim against a Debtor had to file a proof of claim in writing). The Debtors have made subsequent amendments to those schedules and, as the bar date has passed, are now in the process of evaluating, reconciling and resolving all claims that were timely submitted. The substantial majority of the claims submitted were erroneous, duplicative or protective and the Debtors have filed, and will continue to file, claim objections with the Bankruptcy Court. Claim objections, that is, differences between liability amounts estimated by the Debtors and claims submitted by creditors that cannot be resolved, will be submitted to the Bankruptcy Court which will make a final determination of the allowable claim. The Track 1 Plans provide that all allowed claims, that is, undisputed or Bankruptcy Court affirmed claims of creditors against the Track 1 Debtors, are to be paid in full. Our aggregate liabilities (consisting of Liabilities Subject to Compromise ("LSTC") and not subject to compromise as further described below) include provisions for claims against both the Track 1 Debtors and the 2010 Track Debtors that were timely submitted to the Bankruptcy Court and have been recorded, as appropriate, based upon the GAAP guidance for the recognition of contingent liabilities and on our evaluations of such claims. Accordingly, although submitted proofs of claims against all Debtors exceed the amounts recorded for such claims, we currently believe that the aggregate amount of claims recorded by the Debtors will not vary materially from the amount of claims that will ultimately be allowed or resolved by the Bankruptcy Court.

        Liabilities not subject to compromise include: (1) liabilities held by Non-Debtor and Track 1A Debtor entities; (2) liabilities incurred after the Petition Date; (3) pre-petition liabilities that the Track 1B Debtors and the 2010 Track Debtors expect to pay in full, even though certain of these amounts may not be paid until after the applicable Debtor's plan of reorganization is effective; and (4) liabilities related to pre-petition contracts that affirmatively have not been rejected. Unsecured liabilities not subject to compromise as of December 31, 2009 with respect to the Track 1A Debtors are reflected at the current estimate of the probable amounts to be paid. However, the amounts of such unsecured

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities related to the associated liabilities not subject to compromise resolved or allowed by the Bankruptcy Court (and therefore paid at 100% pursuant to the Track 1 Plans) has not yet been determined. In such regard, during February 2010, payments commenced on the Track 1 Debtor claims, a process expected to continue for several months as the amounts to be allowed are confirmed by the Bankruptcy Court. With respect to secured liabilities, GAAP bankruptcy guidance provides that Track 1A Debtor mortgage loans should be recorded at their estimated Fair Value upon emergence. A discount of approximately $342.2 million was recorded on such $4.65 billion of secured debt, with the resulting gain classified as a reorganization item. This discount will be accreted on an effective yield basis into interest expense in future periods as a non-cash item until maturity of the related debt obligation. In certain cases, either due to loan modifications which provide, with respect to the Special Consideration Properties (as defined in Note 6), the right to satisfy our obligations to the applicable mortgage lender by assigning title to the property to such lender or due to the non-recourse nature of the loans, the estimated Fair Value of the debt was set to the estimated Fair Value of the property. Similar gains will be recorded in the first quarter of 2010 with respect to the $7.69 billion of mortgage loans related to the Track 1B Debtors that have emerged or will emerge from bankruptcy in 2010.

        All liabilities incurred prior to the Petition Date other than those specified immediately above are considered LSTC. The amounts of the various categories of liabilities that are subject to compromise are set forth below. As described above, these amounts represent the Company's estimates of known or potential pre-petition claims that are likely to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments which may result from 2010 Track Debtor/creditor negotiations, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, amended proofs of claim, or other events. There can be no assurance that the liabilities represented by claims against a particular 2010 Track Debtor will not be found to exceed the Fair Value of its respective assets. This could result in claims being paid at less than 100% of their face value and the equity of the applicable 2010 Track Debtor being diluted or eliminated entirely. The amounts subject to compromise consisted of the following items:

December 31, 2009
(In thousands)
Mortgages and secured notes	$11,148,467
Unsecured notes	6,006,778
Accounts payable and accrued liabilities	612,008

Total liabilities subject to compromise	$17,767,253

        The classification of liabilities as LSTC or as liabilities not subject to compromise is based on currently available information and analysis. As the Chapter 11 Cases proceed and additional information is received and analysis is completed, or as the Bankruptcy Court rules on relevant matters, the classification of amounts between LSTC and liabilities not subject to compromise may change. The amount of any such changes could be material.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reorganization Items

        Reorganization items under the Chapter 11 Cases are expense or income items that were incurred or realized by the Debtors as a result of the Chapter 11 Cases and are presented separately in the Consolidated Statements of Income and Comprehensive Income and in the condensed combined statements of operations of the Debtors presented above. These items include professional fees and similar types of expenses and gains directly related to the Chapter 11 Cases, resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors as a result of the Chapter 11 Cases. Unless property-specific or expressly allocated, reorganization items have been considered to be exclusively TopCo Debtor items.

        With respect to certain retained professionals, the terms of engagement and the timing of payment for services rendered are subject to approval by the Bankruptcy Court. In addition, certain of these retained professionals have agreements that provide for success or completion fees that are payable upon the consummation of specified restructuring or sale transactions. A portion of these success or completion fees, currently estimated at approximately $28.4 million in the aggregate, have been deemed probable of being paid and therefore we accrued $7.2 million related to the period from the date the retention of those professionals was approved by the Bankruptcy Court to our estimated date of successful emergence from bankruptcy.

        In addition, the key employee incentive program (the "KEIP") was subject to approval by the Bankruptcy Court. The KEIP is intended to retain certain key employees and provides for payment to these employees upon successful emergence from bankruptcy. A portion of the KEIP, currently estimated at approximately $131 million in the aggregate, has been deemed probable of being paid and therefore, as of December 31, 2009, we have accrued $27.5 million related to the period from the date approved by the Bankruptcy Court to our estimated date of successful emergence from bankruptcy. Although the amount of the KEIP payment is technically uncapped, we estimate the cost to be in the range from zero to approximately $160 million.

        Reorganization items are as follows:

Reorganization Items	Post-Petition Period Ended December 31, 2009
(In thousands)
Gains on liabilities subject to compromise(1)	$(350,692)
Interest income(2)	(34)
U.S. Trustee fees(3)	3,993
Restructuring costs(4)	200,543

Total reorganization items	$(146,190)

(1)
This amount primarily relates to a $342.2 million gain that resulted from the required Fair Value of debt adjustment for the entities that emerged from bankruptcy in December 2009. This amount also includes repudiation, rejection or termination of contracts or guarantee of obligations. In addition, such gains reflect agreements reached with certain

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  critical vendors (as defined), which were authorized by the Bankruptcy Court and for which payments on an installment basis began in July 2009.

(2)
Interest income primarily reflects amounts earned on cash accumulated as a result of our Chapter 11 cases.

(3)
Estimate of fees due remain subject to confirmation and review by the Office of the United States Trustee ("U.S. Trustee").

(4)
Restructuring costs primarily includes professional fees incured related to the bankruptcy filings; finance costs incurred by and the write off of unamortized deferred finance costs related to the the properties that emerged from bankruptcy in December.

Properties

        Real estate assets are stated at cost less any provisions for impairments. Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying amount of the property does not exceed the estimated Fair Value of the completed property. Real estate taxes and interest costs incurred during construction periods are capitalized. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. Capitalized real estate taxes and interest costs are amortized over lives which are consistent with the constructed assets.

        Pre-development costs, which generally include legal and professional fees and other directly-related third-party costs, are capitalized as part of the property being developed. In the event a development is no longer deemed to be probable, the costs previously capitalized are expensed (see also our impairment policies in this Note 2 below).

        Tenant improvements, either paid directly or in the form of construction allowances paid to tenants, are capitalized and depreciated over the applicable lease term. Maintenance and repairs are charged to expense when incurred. Expenditures for significant betterments and improvements are capitalized.

        Depreciation or amortization expense is computed using the straight-line method based upon the following estimated useful lives:

Years
Buildings and improvements	40 - 45
Equipment, tenant improvements and fixtures	5 - 10

Impairment

Operating properties, land held for development and sale and developments in progress

        The generally accepted accounting principles related to accounting for the impairment or disposal of long-lived assets require that if impairment indicators exist and the undiscounted cash flows expected to be generated by an asset are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of such asset to its Fair Value. We review our consolidated

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and unconsolidated real estate assets, including operating properties, land held for development and sale and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Impairment indicators for our retail and other segment are assessed separately for each property and include, but are not limited to, significant decreases in real estate property net operating income and occupancy percentages.

        Impairment indicators for our Master Planned Communities segment are assessed separately for each community and include, but are not limited to, significant decreases in sales pace or average selling prices, significant increases in expected land development and construction costs or cancellation rates, and projected losses on expected future sales.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, and developments in progress are assessed by project and include, but are not limited to, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted cash flow. The cash flow estimates used both for determining recoverability and estimating Fair Value are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, and estimated holding periods for the applicable assets. Although the estimated value of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is necessary; the excess of the carrying amount of the asset over its estimated Fair Value is expensed to operations. In addition, the impairment provision is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

        In 2009, the holding periods for the Special Consideration Properties were reduced to either reflect our probable transfer of such properties to the lender in satisfaction of the secured debt obligation or a change in the estimated holding period with respect to such property in conjunction with the development of our overall plan of reorganization. We recorded impairment charges related to our operating properties, land held for development and sale, and properties under development of $1.08 billion, $83.8 million and $130.5 million for the years ended December 31, 2009, 2008 and 2007, as presented in the table below. All of these impairment charges are included in provisions for impairment in our consolidated financial statements for the years ended December 31, 2009, 2008 and 2007.

Investment in Unconsolidated Real Estate Affiliates

        In accordance with the generally accepted accounting principles related to the equity method of accounting for investments, a series of operating losses of an investee or other factors may indicate that a decrease in value of our investment in the Unconsolidated Real Estate Affiliates has occurred which is other-than-temporary. The investment in each of the Unconsolidated Real Estate Affiliates is evaluated periodically and as deemed necessary for recoverability and valuation declines that are other

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

than temporary. Accordingly, in addition to the property-specific impairment analysis that we perform on the investment properties, land held for development and sale and developments in progress owned by such joint ventures (as part of our investment property impairment process described above), we also considered the ownership and distribution preferences and limitations and rights to sell and repurchase our ownership interests. We recorded impairment charges related to our investments in Circle T Power Center and The Shops at Circle T Ranch joint venture of $10.6 million for the year ended December 31, 2009 to write these investments down to their estimated Fair Value. Based on such evaluations, no provisions for impairment were recorded for the years ended December 31, 2008 and 2007 related to our investments in Unconsolidated Real Estate Affiliates. See Note 5 for further disclosure of the provisions for impairment related to certain properties within our Unconsolidated Real Estate Affiliates.

Goodwill

        The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed was recorded as goodwill. Goodwill has been recognized and allocated to specific properties in our Retail and Other Segment since each individual rental property or each operating property is an operating segment and considered a reporting unit. The generally accepted accounting principles related to goodwill and other intangible assets states that goodwill should be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. As of the end of each quarter in 2009, we performed impairment tests on goodwill as changes in current market and economic conditions during each of the quarters in 2009 indicated an impairment of the asset might have occurred. We perform this test by first comparing the estimated Fair Value of each property with our book value of the property, including, if applicable, its allocated portion of aggregate goodwill. We assess Fair Value based on estimated future cash flow projections that utilize discount and capitalization rates which are generally unobservable in the market place (Level 3 inputs) under these principles, but approximate the inputs we believe would be utilized by market participants in assessing fair value. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions. If the carrying amount of a property, including its goodwill, exceeds its estimated Fair Value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In this second step, if the implied Fair Value of goodwill is less than the carrying amount of goodwill, an impairment charge is recorded. Based on our testing methodology, we recorded provisions for impairment of goodwill for the years

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ended December 31, 2009 and 2008, as presented in the table below. No provisions for impairment of goodwill were recorded for the year ended December 31, 2007.

	2009	2008
	(In thousands)
Balance as of January 1
Goodwill*	$373,097	$385,683
Accumulated impairment losses	(32,806)	—

	340,291	385,683
Adjustments resulting from the subsequent recognition of deferred tax assets during the year*	—	(12,586)
Impairment losses during the year	(140,627)	(32,806)

Balance as of December 31
Goodwill	373,097	373,097
Accumulated impairment losses	(173,433)	(32,806)

	$199,664	$340,291

*
Resulting from GGP's merger with TRC in 2004.

        Summary of all Impairment Provisions:

			Years Ended December 31,
		Method of Determining Fair Value
Impaired Asset	Location		2009	2008	2007
			(In thousands)
Retail and other:
Operating properties:
Bay City Mall	Bay City, MI	Discounted cash flow analysis(4)	$830	$—	$—
Cache Valley Mall	Logan, UT	Discounted cash flow analysis(5)	3,169	—	—
Cache Valley Marketplace	Logan, UT	Discounted cash flow analysis(5)	938	—	—
Century Plaza	Birmingham, AL	Projected sales price analysis(1)	—	7,819	—
Chico Mall	Chico, CA	Discounted cash flow analysis(4)	4,127	—	—
Country Hills Plaza	Ogden, UT	Discounted cash flow analysis(4)	287	—	—
Eagle Ridge Mall	Lake Wales, FL	Discounted cash flow analysis(4)	22,301	—	—
Foothills Mall	Fort Collins, CO	Discounted cash flow analysis(5)	57,602	—	—
Lakeview Square	Battle Creek, MI	Discounted cash flow analysis(4)	2,764	—	—
Landmark Mall	Alexandria, VA	Discounted cash flow analysis(3)	27,323	—	—
Moreno Valley Mall	Moreno Valley, CA	Discounted cash flow analysis(4)	2,873	—	—
Northgate Mall	Chattanooga, TN	Discounted cash flow analysis(4)	14,904	—	—
North Plains Mall	Clovis, NM	Discounted cash flow analysis(5)	2,496	—	—
Oviedo Marketplace	Oviedo, FL	Discounted cash flow analysis(4)	3,438	—	—
Owings Mills Mall	Owings Mills, MD	Discounted cash flow analysis(3)	51,604	—	—
Owings Mills-Two Corporate Center	Owings Mills, MD	Projected sales price analysis(1)	7,880	—	—
Plaza 9400	Sandy, UT	Projected sales price analysis(1)	5,409	—	—
Piedmont Mall	Danville, VA	Discounted cash flow analysis(4)	7,232	—	—
River Falls Mall	Clarksville, IN	Discounted cash flow analysis(3)	82,893	—	—
The Shoppes At The Palazzo	Las Vegas, NV	Discounted cash flow analysis(5)	37,914	—	—
Silver Lake Mall	Coeur d' Alene, ID	Discounted cash flow analysis(5)	10,134	—	—
Spring Hill Mall	West Dundee, IL	Discounted cash flow analysis(5)	59,050	—	—
Southshore Mall	Aberdeen, WA	Projected sales price analysis(1)	—	3,951	—

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

			Years Ended December 31,
		Method of Determining Fair Value
Impaired Asset	Location		2009	2008	2007
			(In thousands)
The Village At Redlands	Redlands, CA	Projected sales price analysis(1)	5,537	—	—

Total operating properties			410,705	11,770	—

Development:
Allen Towne Mall	Allen, TX	Projected sales price analysis(1)	$29,063	$—	$—
The Bridges At Mint Hill	Charlotte, NC	Comparable property market analysis(1)	16,636	—	—
Cottonwood Mall	Holladay, UT	Comparable property market analysis(1)	50,768	—	—
Elk Grove Promenade	Elk Grove, CA	Comparable property market analysis(1)	175,280	—	—
Kendall Town Center	Miami, FL	Projected sales price analysis(1)	35,518	—	—
Princeton Land East, LLC	Princeton, NJ	Comparable property market analysis(1)	8,904	—	—
Princeton Land LLC	Princeton, NJ	Comparable property market analysis(1)	13,356	—	—
Redlands Promenade	Redlands, CA	Projected sales price analysis(1)	6,747	—	—
The Shops At Summerlin Centre	Las Vegas, NV	Comparable property market analysis(1)	176,141	—	—

Total development			512,413	—	—

Various pre-development costs		(2)	51,373	31,689	2,933
Goodwill		(3)	140,627	32,806	—

Total Retail and other			1,115,118	76,265	2,933

Master Planned Communities:
Columbia Master Planned Community	Columba, MD	Projected sales price analysis(6)	—	—	77,200
Fairwood Master Planned Community	Columbia, MD	Projected sales price analysis(6)	52,769	—	50,400
Nouvelle at Natick	Natick, MA	Discounted cash flow analysis(6)	55,923	40,346	—

Total Master Planned Communities			108,692	40,346	127,600

Total Provisions for impairment			$1,223,810	$116,611	$130,533

Facts and circumstances leading to impairment:

(1)
These impairments were primarily driven by management's changes in current plans with respect to property and measured based on the value of the underlying land, which is based on a comparable property market analysis or a projected sales price analysis which incorporates available market information and other management assumptions as these properties are either no longer operational or operating with no or nominal income.

(2)
Related to the write down of various pre-development costs that were determined to be non-recoverable due to management's decision to terminate the related projects.

(3)
These impairments were primarily driven by continued increases in capitalization rate assumptions during 2009 and reduced estimates of NOI, primarily due to the impact of decline in the retail market on our operations.

(4)
These impairments were primarily driven by the management's intent to deed these properties to lenders in satisfaction of secured debt upon emergence from bankruptcy.

(5)
These impairments were primarily driven by the management's business plan that exclude these properties from a long term hold period.

(6)
These impairments were driven by a recoverable value based on a per lot or unit sales price analysis incorporating market absorption and other management assumptions that is below carrying value.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

General

        Certain of our properties had estimated Fair Values less than their carrying amounts. However, based on the Company's plans with respect to those properties, we believe that the carrying amounts are recoverable and therefore, under applicable GAAP guidance, no additional impairments were taken. Nonetheless, due to the tight credit markets, the recent and continuing decline in our market capitalization, the uncertain economic environment, as well as other uncertainties, or if our plans regarding our assets change, additional impairment charges in the future could result. Therefore, we can provide no assurance that material impairment charges with respect to operating properties, Unconsolidated Real Estate Affiliates, construction in progress, property held for development and sale or goodwill will not occur in future periods. Accordingly, we will continue to monitor circumstances and events in future periods to determine whether additional impairments are warranted.

Acquisitions of Operating Properties

        Acquisitions of properties are accounted for utilizing the purchase method and, accordingly, the results of operations of acquired properties are included in our results of operations from the respective dates of acquisition. Estimates of future cash flows and other valuation techniques are used to allocate the purchase price of acquired property between land, buildings and improvements, equipment, debt liabilities assumed and identifiable intangible assets and liabilities such as amounts related to in-place at-market tenant leases, acquired above and below-market tenant and ground leases and tenant relationships. Due to existing contacts and relationships with tenants at our currently owned properties and at properties currently managed for others, no significant value has been ascribed to the tenant relationships at the acquired properties.

        As of January 1, 2009, we adopted a new generally accepted accounting principle related to business combinations, which will change how business acquisitions are accounted for and will impact the financial statements both on the acquisition date and in subsequent periods.

Investments in Unconsolidated Real Estate Affiliates

        We account for investments in joint ventures where we own a non-controlling joint interest using the equity method. Under the equity method, the cost of our investment is adjusted for our share of the equity in earnings of such Unconsolidated Real Estate Affiliates from the date of acquisition and reduced by distributions received. Generally, the operating agreements with respect to our Unconsolidated Real Estate Affiliates provide that assets, liabilities and funding obligations are shared in accordance with our ownership percentages. Therefore, we generally also share in the profit and losses, cash flows and other matters relating to our Unconsolidated Real Estate Affiliates in accordance with our respective ownership percentages. Except for Retained Debt (as described in Note 5), differences between the carrying amount of our investment in the Unconsolidated Real Estate Affiliates and our share of the underlying equity of such Unconsolidated Real Estate Affiliates is amortized over lives ranging from five to forty five years. When cumulative distributions exceed our investment in the joint venture, the investment is reported as a liability in our consolidated financial statements. For those joint ventures where we own less than approximately a 5% interest and have virtually no influence on the joint venture's operating and financial policies, we account for our investments using the cost method.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Highly-liquid investments with maturities at dates of purchase of three months or less are classified as cash equivalents.

Leases

        Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables. Leases which transfer substantially all the risks and benefits of ownership to us are considered capital leases and the present values of the minimum lease payments are accounted for as assets and liabilities.

Deferred Expenses

        Deferred expenses consist principally of financing fees and leasing costs and commissions. Deferred financing fees are amortized to interest expense using the effective interest method (or other methods which approximate the effective interest method) over the terms of the respective financing agreements. Deferred leasing costs and commissions are amortized using the straight-line method over periods that approximate the related lease terms. Deferred expenses in our Consolidated Balance Sheets are shown at cost, net of accumulated amortization, and were $266.2 million as of December 31, 2009 and $256.8 million as of December 31, 2008.

Noncontrolling interests—Common (Note 12)

        Generally, the holders of the Common Units share equally with our common stockholders on a per share basis in any distributions by the Operating Partnership on the basis that one Common Unit is equivalent to one share of GGP common stock. However, the Operating Partnership agreement permits distributions solely to GGP if such distributions are required to allow GGP to comply with the REIT distribution requirements or to avoid the imposition of excise tax (Note 7). Under certain circumstances, the Common Units (other than Common Units held by the parties to the Rights Agreement dated July 27, 1993, as described below) can be redeemed at the option of the holders for cash or, at our election, shares of GGP common stock on a one-for-one basis. Upon receipt of a request for redemption by a holder of such Common Units, the Company, as general partner of the Operating Partnership, has the option to pay the redemption price for such Common Units with shares of common stock of the Company (subject to certain conditions), or in cash, on a one-for-one basis with a cash redemption price equivalent to the market price of one share of common stock of the Company at the time of redemption. Parties to the Rights Agreement dated July 27, 1993 (the "Rights Agreement") have the right to redeem the Common Units covered by such agreement for shares of GGP Common Stock on a one-for-one basis until they and certain affiliates own 25% of the outstanding shares of GGP Common Stock, at which point such parties have the right, subject to certain limitations, to require the Company to purchase any additional Common Units subject to the agreement. The Company may elect to pay for such Common Units in cash, or in shares of GGP Common Stock at the Company's election subject to certain limitations. All prior requests for redemption of Common Units have been fulfilled with shares of the Company's common stock. Notwithstanding this historical practice, the aggregate amount of cash that would have been paid to the holders of the outstanding Common Units as of December 31, 2009 if such holders had requested

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

redemption of the Common Units as of December 31, 2009, and all such Common Units were redeemed (or purchased in the case of the Rights Agreement) for cash, would have been $86.1 million. As a result of the Chapter 11 Cases, we currently cannot redeem Common Units for cash or shares of GGP common stock. In addition, the conditions necessary to issue GGP common stock upon redemption of Common Units are not currently satisfied. GAAP provides that the redeemable noncontrolling interests are to be presented in our Consolidated Balance Sheets at the greater of Fair Value (the conversion value of the units based on the stock price) or the carrying amount of the units. The applicable stock price was $11.56 and $1.29 per share at December 31, 2009 and December 31, 2008, respectively. Accordingly, the redeemable noncontrolling interests have been presented at Fair Value at December 31, 2009 and carrying amount at December 31, 2008.

Treasury Stock

        We account for repurchases of common stock using the cost method with common stock in treasury classified in the Consolidated Balance Sheets as a reduction of stockholders' equity. Treasury stock is reissued at average cost.

Revenue Recognition and Related Matters

        Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and accretion related to above and below-market tenant leases on acquired properties. Termination income recognized for the years ended December 31, 2009, 2008 and 2007 was $23.3 million, $34.9 million and $26.0 million, respectively. Net accretion related to above and below-market tenant leases for the years ended December 31, 2009, 2008 and 2007 was $8.5 million, $15.6 million and $31.0 million, respectively.

        Straight-line rent receivables, which represent the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases, of $254.7 million as of December 31, 2009 and $228.1 million as of December 31, 2008 are included in Accounts and notes receivable, net in our consolidated financial statements.

        Percentage rent in lieu of fixed minimum rent received from tenants for the years ended December 31, 2009, 2008 and 2007 was $61.7 million, $50.3 million and $44.3 million, respectively, and is included in Minimum rents in our consolidated financial statements.

        We provide an allowance for doubtful accounts against the portion of accounts receivable, including straight-line rents, which is estimated to be uncollectible. Such allowances are reviewed periodically based upon our recovery experience. We also evaluate the probability of collecting future rent which is recognized currently under a straight-line methodology. This analysis considers the long-term nature of our leases, as a certain portion of the straight-line rent currently recognizable will not be billed to the tenant until future periods. Our experience relative to unbilled deferred rent receivable is that a certain portion of the amounts recorded as straight-line rental revenue are never collected from (or billed to) tenants due to early lease terminations. For that portion of the otherwise recognizable deferred rent that is not deemed to be probable of collection, no revenue is recognized. Accounts receivable in our Consolidated Balance Sheets are shown net of an allowance for doubtful accounts of $69.2 million as of December 31, 2009, $59.8 million as of December 31, 2008 and

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

$68.6 milion as of December 31, 2007. The following table summarizes the changes in allowance for doubtful accounts:

	2009	2008
	(In thousands)
Balance as of January 1	$59,784	$68,596
Provisions for doubtful accounts	30,331	17,873
Write-offs	(20,880)	(26,685)

Balance as of December 31	$69,235	$59,784

        Overage Rent ("Overage Rent") is paid by a tenant when its sales exceed an agreed upon minimum amount. Overage Rent is calculated by multiplying the sales in excess of the minimum amount by a percentage defined in the lease. Overage Rent is recognized on an accrual basis once tenant sales exceed contractual tenant lease thresholds. Recoveries from tenants are established in the leases or computed based upon a formula related to real estate taxes, insurance and other shopping center operating expenses and are generally recognized as revenues in the period the related costs are incurred.

        Management and other fees primarily represent management and leasing fees, construction fees, financing fees and fees for other ancillary services performed for the benefit of the Unconsolidated Real Estate Affiliates and for properties owned by third parties (Note 9).

        Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the land sold are met. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. Revenues and cost of sales are recognized on a percentage of completion basis for land sale transactions in which we are required to perform additional services and incur significant costs after title has passed.

        Cost ratios for land sales are determined as a specified percentage of land sales revenues recognized for each community development project. The cost ratios used are based on actual costs incurred and estimates of future development costs and sales revenues to completion of each project. The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project. The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development was complete at the date of acquisition.

        As of December 31, 2009, there have been 84 unit closings of sales at our 215 unit Nouvelle at Natick residential condominium project. As the threshold for profit recognition on such sales has not yet been achieved, the $36.4 million of sales proceeds received at December 31, 2009 has been deferred and has been reflected within accounts payable, accrued expenses and other liabilities (Note 11). When such thresholds are achieved, the deferred revenue, and the related costs of units sold, will be reflected on the percentage of completion method within our master planned community segment.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Note 7)

        Deferred income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns and are recorded primarily by certain of our taxable REIT subsidiaries. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. An increase or decrease in the deferred tax liability that results from a change in circumstances, and which causes a change in our judgment about expected future tax consequences of events, is included in the current tax provision. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances, and which causes a change in our judgment about the realizability of the related deferred tax asset, is included in the current tax provision. It is possible that the Company could experience a change in control pursuant to Section 382 that could limit the benefit of deferred tax assets. In addition, we recognize and report interest and penalties, if necessary, related to uncertain tax positions within our provision for income tax expense.

        In many of our Master Planned Communities, gains with respect to sales of land for commercial use, condominiums or apartments are reported for tax purposes on the percentage of completion method. Under the percentage of completion method, gain is recognized for tax purposes as costs are incurred in satisfaction of contractual obligations. The method used for determining the percentage complete for income tax purposes is different than that used for financial statement purposes. In addition, gains with respect to sales of land for single family residences are reported for tax purposes under the completed contract method. Under the completed contract method, gain is recognized for tax purposes when 95% of the costs of our contractual obligations are incurred or the contractual obligation is transferred.

Earnings Per Share ("EPS")

        Basic earnings per share ("EPS") is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all potentially dilutive common shares. The dilutive effect of convertible securities is computed using the "if-converted" method and the dilutive effect of options, warrants and their equivalents (including fixed awards and nonvested stock issued under stock-based compensation plans) is computed using the "treasury stock" method.

        Diluted EPS excludes options where the exercise price was higher than the average market price of our common stock and options for which vesting requirements were not satisfied. Such options totaled 6,207,025 shares as of December 31, 2009, 4,966,829 shares as of December 31, 2008 and 3,754,458 shares as of December 31, 2007. Outstanding Common Units have also been excluded from the diluted earnings per share calculation because including such Common Units would also require that the share of GGPLP income attributable to such Common Units be added back to net income therefore resulting in no effect on EPS. Finally, the Exchangeable Notes that were issued in April 2007 (Note 6) are also

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

excluded from EPS because the conditions for exchange were not satisfied as of December 31, 2008 and were stayed by our Chapter 11 Cases in 2009.

        Information related to our EPS calculations is summarized as follows:

	Years Ended December 31,
	2009		2008		2007
	Basic	Diluted	Basic	Diluted	Basic	Diluted
	(In thousands)
Numerators:
(Loss) income from continuing operations	$(1,303,861)	$(1,303,861)	$(36,372)	$(36,372)	$347,597	$347,597
Allocation to noncontrolling interests	20,115	20,115	(4,909)	(4,909)	(73,955)	(73,955)

(Loss) income from continuing operations—net of noncontrolling interests	(1,283,746)	(1,283,746)	(41,281)	(41,281)	273,642	273,642
Discontinued operations—(loss) gain on dispositions	(966)	(966)	55,044	55,044	—	—
Allocation to noncontrolling interests	23	23	(9,044)	(9,044)	—	—

Discontinued operations—net of noncontrolling interests	(943)	(943)	46,000	46,000	—	—
Net (loss) income	(1,304,827)	(1,304,827)	18,672	18,672	347,597	347,597
Allocation to noncontrolling interests	20,138	20,138	(13,953)	(13,953)	(73,955)	(73,955)

Net (loss) income attributable to common stockholders	$(1,284,689)	$(1,284,689)	$4,719	$4,719	$273,642	$273,642

Denominators:
Weighted average number of common shares outstanding—basic and diluted	311,993	311,993	262,195	262,195	243,992	243,992
Effect of dilutive securities—stock options	—	—	—	—	—	546

Weighted average number of common shares outstanding	311,993	311,993	262,195	262,195	243,992	244,538

Derivative Financial Instruments

        As of January 1, 2009, we adopted the generally accepted accounting principles related to disclosures about derivative instruments and hedging activities which requires qualitative disclosures

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

about objectives and strategies for using derivatives, quantitative disclosures about the Fair Value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

        We use derivative financial instruments to reduce risk associated with movement in interest rates. We may choose or be required by lenders to reduce cash flow and earnings volatility associated with interest rate risk exposure on variable-rate borrowings and/or forecasted fixed-rate borrowings by entering into interest rate swaps or interest rate caps. We do not use derivative financial instruments for speculative purposes.

        During the first quarter of 2009, our interest rate swaps no longer qualified as highly effective and therefore no longer qualified for hedge accounting treatment as the Company made the decision not to pay future settlement payments under such swaps. As a result of the terminations of the swaps we incurred termination fees of $34.8 million. Accordingly, we reduced the liability associated with these derivative financial instruments during the first and second quarter of 2009 (included in interest expense in our consolidated financial statements) which resulted in a reduction in interest expense of $27.7 million in 2009. As the interest payments on the hedged debt remain probable, the net balance in the gain or loss in accumulated other comprehensive (loss) income of $(27.7) million that existed as of December 31, 2008 remains in accumulated other comprehensive (loss) income and is amortized to interest expense as the hedged forecasted transactions impact earnings or are deemed probable not to occur. The amortization of the accumulated other comprehensive (loss) income resulted in additional interest expense of $18.1 million for the year ended December 31, 2009.

        Under interest rate cap agreements, we make initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates exceed specified levels during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less. We had no interest rate cap derivatives for our Consolidated Properties as of December 31, 2009 while we had three outstanding interest rate cap derivatives that were designated as a cash flow hedge of interest rate risk with a notional value of $1.13 billion as of December 31, 2008.

        Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. We do not require any collateral under these agreements, but deal only with well known financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and expect that all counterparties will meet their obligations.

        We have not recognized any losses as a result of hedge accounting and the expense that we recognized related to changes in the time value of interest rate cap agreements were insignificant for 2009, 2008 and 2007.

Investments in Marketable Securities

        Most investments in marketable securities are held in an irrevocable trust for participants (employees of a subsidiary acquired in 2004) in a qualified defined contribution pension plan, are classified as trading securities and are carried at Fair Value with changes in values recognized in earnings. Investments in certain marketable debt securities with maturities at dates of purchase in excess of three months are carried at amortized cost as we intend to hold these investments until

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

maturity. Other investments in marketable equity securities subject to significant restrictions on sale or transfer are classified as available-for-sale and are carried at Fair Value with unrealized changes in values recognized in other comprehensive income.

	2009	2008	2007
		(In thousands)
Proceeds from sales of available-for-sale securities	$7,097	$3,362	$3,720
Gross realized (losses) gains on available-for-sale securities	(2,681)	(426)	643

Fair Value Measurements

        We adopted the generally accepted accounting principles related to Fair Value measurements as of January 1, 2008 for our financial assets and liabilities and, although our disclosures were increased, such adoption did not change our valuation methods for such assets and liabilities. This initial adoption applied primarily to our derivative financial instruments, which are assets and liabilities carried at Fair Value (primarily based on unobservable market data) on a recurring basis in our consolidated financial statements. As of December 31, 2009, our derivative financial instruments and our investments in marketable securities are immaterial to our consolidated financial statements. In addition, as required, we adopted these principles as of January 1, 2009 for our non-financial assets and liabilities, which, in accordance with the guidance impacts our assets measured at Fair Value due to impairments incurred since adoption.

        The accounting principles for Fair Value measurements establish a three-tier Fair Value hierarchy, which prioritizes the inputs used in measuring Fair Value. These tiers include:

  •
  Level 1—defined as observable inputs such as quoted prices for identical assets or liabilities in active markets;

  •
  Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

  •
  Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        The asset or liability Fair Value measurement level within the Fair Value hierarchy is based on the lowest level of any input that is significant to the Fair Value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Any Fair Values utilized or disclosed in our consolidated financial statements were developed for the purpose of complying with the accounting principles established for Fair Value measurements. The Fair Values of our assets or liabilities for enterprise value in our Chapter 11 Cases or as a component of our reorganization plan (see Note 1) will reflect differing assumptions and methodologies. These estimates will be subject to a number of approvals and reviews and therefore may be materially different.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table summarizes our assets and liabilities that are measured at Fair Value on a nonrecurring basis:

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Loss) Gain Year Ended December 31, 2009
	(In thousands)
Investments in real estate:
Allen Towne Mall	$25,900	$—	$25,900	$—	$(29,063)
Bay City Mall(1)	26,711	—	—	26,711	(830)
The Bridges At Mint Hill	14,100	—	14,100	—	(16,636)
Cache Valley Mall(1)	26,695	—	—	26,695	(3,169)
Cache Valley Marketplace(1)	8,100	—	—	8,100	(938)
Chico Mall(1)	55,524	—	—	55,524	(4,127)
Cottonwood Mall(1)	21,500	—	—	21,500	(50,768)
Country Hills Plaza(1)	11,626	—	—	11,626	(287)
Eagle Ridge Mall(1)	27,289	—	—	27,289	(22,301)
Elk Grove Promenade	21,900	—	21,900	—	(175,280)
Fairwood Master Planned Community	12,629	—	12,629	—	(52,769)
Foothills Mall(1)	42,296	—	—	42,296	(57,602)
Kendall Town Center	13,931	—	—	13,931	(35,518)
Lakeview Square(1)	33,618	—	—	33,618	(2,764)
Landmark Mall(1)	49,501	—	—	49,501	(27,323)
Moreno Valley Mall(1)	78,477	—	—	78,477	(2,873)
Northgate Mall(1)	27,179	—	—	27,179	(14,904)
North Plains Mall(1)	15,252	—	—	15,252	(2,496)
Nouvelle At Natick	64,661	—	—	64,661	(55,923)
Oviedo Marketplace(1)	34,578	—	—	34,578	(3,438)
Owings Mills Mall(1)	26,695	—	—	26,695	(51,604)
Owings Mills-Two Corporate Center	15,762	—	—	15,762	(7,880)
Plaza 9400	2,618	—	—	2,618	(5,409)
Piedmont Mall(1)	30,222	—	—	30,222	(7,232)
Princeton Land East, LLC	8,802	—	8,802	—	(8,904)
Princeton Land LLC	11,948	—	11,948	—	(13,356)
Redlands Promenade	6,727	—	—	6,727	(6,747)
River Falls Mall(1)	23,782	—	—	23,782	(82,893)
The Shoppes At The Palazzo(1)	244,680	—	—	244,680	(37,914)
The Shops At Summerlin Centre	46,300	—	46,300	—	(176,141)
Silver Lake Mall(1)	16,038	—	—	16,038	(10,134)
Spring Hill Mall(1)	49,294	—	—	49,294	(59,050)
The Village At Redlands	7,545	—	—	7,545	(5,537)

Total investments in real estate	$1,101,880	$—	$141,579	$960,301	$(1,031,810)

Debt: (2)

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(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Loss) Gain Year Ended December 31, 2009
	(In thousands)
Fair value of emerged entity mortgage debt	$4,246,387	$—	$—	$4,246,387	$342,165

Total liabilities	$4,246,387	$—	$—	$4,246,387	$342,165

(1)
The Fair Value was calculated based on a discounted cash flow analysis using property specific discount rates ranging from 9.25% to 12.00% and residual capitalization rates ranging from 8.50% to 11.50%.

(2)
The fair value of debt relates to the 50 properties that emerged from bankruptcy in December 2009.

Fair Value of Financial Instruments

        The Fair Values of our financial instruments approximate their carrying amount in our financial statements except for debt. Notwithstanding that we do not believe that a fully-functioning market for real property financing exists currently, GAAP guidance requires that management estimate the Fair Value of our debt. However, as a result of the Company's Chapter 11 filing, the Fair Value for the outstanding debt that is included in liabilities subject to compromise in our Consolidated Balance Sheets cannot be reasonably determined at December 31, 2009 as the timing and amounts to be paid are subject to confirmation by the Bankruptcy Court. For the $7.30 billion of mortgages, notes and loans payable outstanding that are not subject to compromise at December 31, 2009, management's required estimates of Fair Value are presented below. This Fair Value was estimated solely for financial statement reporting purposes and should not be used for any other purposes, including to estimate the value of any of the Company's securities or to estimate the appropriate interest rate for consensual and non-consensual restructuring of secured debt in our Chapter 11 Cases. We estimated the Fair Value of this debt based on quoted market prices for publicly-traded debt, recent financing transactions (which may not be comparable), estimates of the Fair Value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, current London Interbank Offered Rate ("LIBOR"), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds and U.S. treasury obligation interest rates, and on the discounted estimated future cash payments to be made on such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed, or, in the case of the debt of the Track 1A Debtors, recorded due to GAAP bankruptcy emergence guidance (as described above and in Note 6). Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in

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(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

specific loans, it is unlikely that the estimated Fair Value of any of such debt could be realized by immediate settlement of the obligation.

	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In millions)
Fixed-rate debt	$7,301	$7,207	$19,241	$16,601
Variable-rate debt	—	—	5,516	4,867

	$7,301	$7,207	$24,757	$21,468

        Included in such amounts for 2009 is $4.2 billion of debt that relates to the 50 properties that emerged from bankruptcy in December 2009 where the carrying value of the debt was adjusted by $342.2 million to an estimated Fair Value of such debt (based on significant unobservable Level 3 Inputs).

Stock—Based Compensation Expense

        We evaluate our stock-based compensation expense in accordance with the generally accepted accounting principles related to share—based payments, which requires companies to estimate the Fair Value of share—based payment awards on the date of grant using an option—pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Consolidated Statements of Income and Comprehensive Income.

        These accounting principles require forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The cumulative effect of estimating forfeitures for these plans decreased compensation expense by approximately $1.8 million for the year ended December 31, 2009, $1.9 million for the year ended December 31, 2008 and $1.0 million for the year ended December 31, 2007 and have been reflected in our consolidated financial statements.

Officer Loans

        In October 2008, the independent members of the Company's Board of Directors learned that between November 2007 and September 2008, an affiliate of certain Bucksbaum family trusts advanced a series of unsecured loans, without the Board's approval, to Mr. Robert Michaels, the Company's former director and president and Mr. Bernard Freibaum, the Company's former director and chief financial officer, for the purpose of repaying personal margin debt relating to Company common stock owned by each of them. The loan to Mr. Michaels, which totaled $10 million, has been repaid in full. The loans to Mr. Freibaum totaled $90 million, of which $80 million was outstanding as of the date of Mr. Freibaum's separation from the Company in 2008. No Company assets or resources were involved in the loans and no laws or United States Securities and Exchange Commission ("SEC") rules were violated as a result of the loans. Under applicable GAAP guidance, as a result of these loans, the Company is deemed to have received a contribution to capital by the lender and to have incurred compensation expense in an equal amount for no incremental equity interest in the Company. We calculated the Fair Value of the loans based on a derivation of the income approach known as the

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

discounted cash flow method. Specifically, the Fair Values of the loans were calculated as the present value of the estimated future cash flows (consisting of quarterly interest payments, an annual loan commitment fee, and principal repayment upon demand of the loan) attributable to the loan using a market-based discount rate that accounts for the time value of money and the appropriate degree of risk inherent in the loans as of the various valuation dates. Included in our valuation of the Fair Value of the loans is a consideration for the credit risk of the loans on each date of issuance, based upon, among other considerations, Mr. Freibaum's and Mr. Michaels' stockholdings in the Company, outstanding loans and current and past compensation from the Company. For Mr. Freibaum's loans we valued the loans at each respective disbursement date and amendment date and used loan terms varying from six months to two years reflecting our estimation that repayment would require an orderly liquidation of Mr. Freibaum's other assets. For Mr. Michaels' loans, we valued the loan at its disbursement date based on its actual term. Accordingly, the compensation expense is measured as the difference between the Fair Values of the loans as compared to the face amount of the loans. Such calculated expenses are measured and recognizable at the date of such advances and as of the dates of amendments as there were no future service or employment requirements stated in the loan agreements. The total compensation expense is the aggregation of the Fair Value to face amount differences. Accordingly, we recorded the cumulative correction of the compensation expense of $15.4 million in the fourth quarter of 2008 and there was no impact to 2009.

The Glendale Matter

        In the fall of 2007, a lawsuit (the "Glendale Matter") involving Caruso Affiliated Holdings, LLC as Plaintiff and GGP and GGP/Homart II, L.L.C. (one of our Unconsolidated Real Estate Affiliates) (collectively, the "Defendants") in the Los Angeles Superior Court (the "Court") alleging violations of the California antitrust and unfair competition laws and tortious interference with prospective economic advantage was concluded. The Court entered judgment with respect to the interference with prospective economic advantage claim against Defendants in the amount of $74.2 million in compensatory damages, $15.0 million in punitive damages, and $0.2 million in court costs (the "Judgment Amount"). Defendants appealed the judgment and posted an appellate bond in April 2008 for $134.1 million, which was equal to 150% of the Judgment Amount. Additionally, in April 2008, GGPLP supplied cash as collateral to secure the appellate bond in the amount equal to 50% of the total bond amount or $67.1 million.

        On December 19, 2008, the Defendants agreed to terms of a settlement and mutual release agreement with Caruso Affiliated Holdings LLC which released the Defendants from all past, present and future claims related to the Glendale Matter in exchange for a settlement payment of $48.0 million, which was paid from the appellate bond cash collateral account in January 2009. Concurrently, GGP agreed with its joint venture partner in GGP/Homart II, New York State Common Retirement Fund ("NYSCRF"), that GGP would not be reimbursed for any portion of this payment, and we would reimburse $5.5 million of costs to NYSCRF in connection with the settlement. Accordingly, as of December 2008, the Company adjusted its liability for the Judgment Amount from $89.4 million to $48.0 million and reversed legal fees incurred by GGP/Homart II of $14.2 million that were previously recorded at 100% by GGP and post-judgment related interest expense of $7.0 million. The net impact of these items related to the settlement is a credit of $57.1 million reflected in litigation recovery in our Consolidated Statements of Income and Comprehensive Income for 2008. Also as a

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

result of the settlement, the Company reflected its 50% share of legal costs that had previously been recorded at 100% as $7.1 million of additional expense reflected in Equity in income of Unconsolidated Real Estate Affiliates in our Consolidated Statements of Income and Comprehensive Income for 2008.

Foreign Currency Translation

        The functional currencies for our international joint ventures are their local currencies. Assets and liabilities of these investments are translated at the rate of exchange in effect on the balance sheet date and operations are translated at the weighted average exchange rate for the period. Translation adjustments resulting from the translation of assets and liabilities are accumulated in stockholders' equity as a component of accumulated other comprehensive income (loss). Translation of operations is reflected in equity in income of Unconsolidated Real Estate Affiliates.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, significant estimates and assumptions have been made with respect to useful lives of assets, capitalization of development and leasing costs, provision for income taxes, recoverable amounts of receivables and deferred taxes, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to acquisitions, impairment of long-lived assets and goodwill, valuation of debt of emerged entities and cost ratios and completion percentages used for land sales. Actual results could differ from these and other estimates.

NOTE 3 ACQUISITIONS AND INTANGIBLES

Acquisitions

        On February 29, 2008, we acquired The Shoppes at The Palazzo in Las Vegas, Nevada for an initial purchase price of $290.8 million (Note 14).

        On July 6, 2007, we acquired the fifty percent interest owned by NYSCRF in the GGP/Homart I portfolio (the "Homart I acquisition") for a purchase price of approximately $2.3 billion, including approximately $1 billion of assumed debt.

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(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3 ACQUISITIONS AND INTANGIBLES (Continued)

Intangible Assets and Liabilities

        The following table summarizes our intangible assets and liabilities:

	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
		(In thousands)
As of December 31, 2009
Tenant leases:
In-place value	$539,257	$(335,310)	$203,947
Above-market	94,194	(59,855)	34,339
Below-market	(149,978)	86,688	(63,290)
Ground leases:
Above-market	(16,968)	2,423	(14,545)
Below-market	271,602	(29,926)	241,676
Real estate tax stabilization agreement	91,879	(20,272)	71,607
As of December 31, 2008
Tenant leases:
In-place value	$637,791	$(381,027)	$256,764
Above-market	117,239	(65,931)	51,308
Below-market	(199,406)	110,650	(88,756)
Ground leases:
Above-market	(16,968)	1,951	(15,017)
Below-market	271,602	(24,049)	247,553
Real estate tax stabilization agreement	91,879	(16,348)	75,531

        Changes in gross asset (liability) balances in 2009 are the result of the allocation of provisions for impairment (Note 2) and our policy of writing off fully amortized intangible assets.

        The gross asset balances of the in-place value of tenant leases are included in Buildings and equipment in our Consolidated Balance Sheets. Acquired in-place at-market tenant leases are amortized over periods that approximate the related lease terms. The above-market and below-market tenant and ground leases as well as the real estate tax stabilization agreement intangible asset are included in Prepaid expenses and other assets and Accounts payable and accrued expenses as detailed in Note 11. Above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases (averaging approximately five years for tenant leases and approximately 45 years for ground leases).

        Amortization/accretion of these intangible assets and liabilities, and similar assets and liabilities from our Unconsolidated Real Estate Affiliates at our share, decreased our income (excluding the impact of noncontrolling interest and the provision for income taxes) by $62.6 million in 2009, $70.4 million in 2008 and $62.5 million in 2007.

        Future amortization, including our share of such items from Unconsolidated Real Estate Affiliates, is estimated to decrease income (excluding the impact of noncontrolling interest and the provision for income taxes) by $54.8 million in 2010, $44.4 million in 2011, $37.0 million in 2012, $30.6 million in 2013 and $31.3 million in 2014.

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(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 DISCONTINUED OPERATIONS AND GAINS (LOSSES) ON DISPOSITIONS OF INTERESTS IN OPERATING PROPERTIES

        On December 21, 2009, we sold one office building totaling approximately 38,400 square feet and 4.1995 acres of land located in Woodlands, Texas for a total sales price of $2.0 million, resulting in a total loss of $0.9 million.

        On April 4, 2008, we sold one office building totaling approximately 16,500 square feet located in Las Vegas for a total sales price of $3.3 million, resulting in a total gain of $2.0 million (net of $0.5 million of noncontrolling interest).

        On April 23, 2008, we sold two office buildings totaling approximately 390,000 square feet located in Maryland for a sales price of $94.7 million (including debt assumed of approximately $84 million), resulting in total gains of $28.8 million (net of $5.7 million of noncontrolling interest).

        On August 21, 2008, we sold an office park consisting of three office buildings totaling approximately 73,500 square feet located in Maryland for a total sales price of $4.7 million, resulting in total gains of $0.8 million (net of $0.2 million of noncontrolling interest).

        On September 29, 2008, we sold an office park consisting of five office buildings totaling approximately 306,500 square feet located in Maryland for a total sales price of $42.3 million, resulting in total gains of $14.4 million (net of $2.6 million of noncontrolling interest).

        All of the 2008 dispositions are included in discontinued operations, (loss) gain on dispositions in our consolidated financial statements. For Federal income tax purposes, the two office buildings and one of the office parks located in Maryland were used as relinquished property in a like-kind exchange involving the acquisition of The Shoppes at The Palazzo.

        We evaluated the operations of these properties pursuant to the requirements of the generally accepted accounting principles related to business combinations and concluded that the operations of these office buildings that were sold did not materially impact the prior period results and therefore have not reported any prior operations of these properties as discontinued operations in the accompanying consolidated financial statements.

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES

        The Unconsolidated Real Estate Affiliates include our noncontrolling investments in real estate joint ventures. Generally, we share in the profits and losses, cash flows and other matters relating to our investments in Unconsolidated Real Estate Affiliates in accordance with our respective ownership percentages. We manage most of the properties owned by these joint ventures. As we have joint interest and control of these ventures with our venture partners and they have substantive participating rights in such ventures, we account for these joint ventures using the equity method. Some of the joint ventures have elected to be taxed as REITs. As described in Note 1, at December 31, 2009, we have three joint venture investments located outside the U.S. These investments, with an aggregate carrying amount of $221.0 million and $166.7 million at December 31, 2009 and 2008, respectively, are managed by the respective joint venture partners in each country. Substantially all changes in 2009 and 2008 in the carrying amount of our investments in such international joint ventures have been due to currency fluctuations. As we also have substantial participation rights with respect to these international joint ventures, we account for them on the equity method. Finally, we entered into an agreement to sell our

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

Costa Rica investment for $7.5 million, yielding a nominal gain that we expect will be recognized in the first quarter of 2010.

        In June and July, 2009 we made capital contributions of $28.7 million and $57.5 million, respectively, to fund our portion of $172.2 million of joint venture mortgage debt which had reached maturity and which, due to the non-functioning credit markets, we were unable to satisfactorily extend or refinance. As of December 31, 2009, approximately $6.38 billion of indebtedness was secured by our Unconsolidated Properties, our share of which was approximately $3.12 billion. There can be no assurance that we will be able to refinance or restructure such debt (including the $635.9 million of debt maturing in 2010) on acceptable terms or otherwise, or that joint venture operations or contributions by us and/or our partners will be sufficient to repay such loans.

        In certain circumstances, we have debt obligations in excess of our pro rata share of the debt of our Unconsolidated Real Estate Affiliates ("Retained Debt"). This Retained Debt represents distributed debt proceeds of the Unconsolidated Real Estate Affiliates in excess of our pro rata share of the non-recourse mortgage indebtedness of such Unconsolidated Real Estate Affiliates. The proceeds of the Retained Debt which are distributed to us are included as a reduction in our investment in Unconsolidated Real Estate Affiliates. Such Retained Debt totaled $158.2 million as of December 31, 2009 and $160.8 million as of December 31, 2008, and has been reflected as a reduction in our investment in Unconsolidated Real Estate Affiliates. We are obligated, and through March 1, 2010 have fulfilled our obligation, to contribute funds to our Unconsolidated Real Estate Affiliates in amounts sufficient to pay debt service on such Retained Debt. If we do not contribute such funds, our distributions from such Unconsolidated Real Estate Affiliates, or our interest in, will be reduced to the extent of such deficiencies. As of March 1, 2010, we do not anticipate an inability to perform on our obligations with respect to such Retained Debt.

        In certain other circumstances, the Company, in connection with the debt obligations of certain Unconsolidated Real Estate Affiliates, has agreed to provide supplemental guarantees or master-lease commitments to provide to the debt holders additional credit-enhancement or security. As of December 31, 2009, we do not expect to be required to perform pursuant to any of such supplemental credit-enhancement provisions for our Unconsolidated Real Estate Affiliates, either due to estimates of the current obligations represented by such provisions or as a result of the protections afforded us through our Chapter 11 Cases.

        We recorded provisions for impairment related to our Unconsolidated Real Estate Affiliates for the years ended December 31, 2009, 2008 and 2007, as presented in the table below. In addition, we recorded provisions for impairment related to our investments in The Shops at Circle T Ranch and Circle T Power Center joint ventures of $10.6 million for the year ended December 31, 2009. All of

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

these impairment charges are included in equity in earnings (loss) from Unconsolidated Real Estate Affiliates in our consolidated financial statements.

Impaired Asset	Location	2009	Year Ended December 31, 2008	2007
			(In thousands)
GGP/Homart II
Montclair Properties(1)	Montclair, CA	$12,894	$—	$—
Various pre-development costs(2)		3,697	446	(17)

		16,591	446	(17)
GGP/Teachers
Silver City Galleria(1)	Taunton, MA	16,846	—	—
Various pre-development costs(2)		17	115	45

		16,863	115	45
The Shops at Circle T Ranch(3)	Dallas, TX	17,062	—	—
Circle T Power Center(3)	Dallas, TX	21,020	—	—
Other:
Various pre-development costs(2)		2,749	267	451

		$74,285	$828	$479

Total Provisions for impairment, at our ownership share		$37,120	$389	$232

(1)
These impairments were primarily driven by the management's decision to discontinue financial support.

(2)
Related to the write down of various pre-development costs that were determined to be non-recoverable due to the related projects being terminated.

(3)
Impairment is measured based on projected sales price analysis, which incorporates available market information and other management assumptions using Level 2 Inputs (Note 2).

        On January 29, 2010, our Brazilian joint venture, Aliansce Shopping Centers S.A. ("Aliansce"), commenced trading on the Brazilian Stock Exchange, or BM&FBovespa, as a result of an initial public offering of Aliansce's common shares in Brazil. GGP did not sell any of its Aliansce shares in the offering and now has approximately a 31.4% ownership interest in Aliansce, which develops, owns and manages shopping centers in Brazil. In light of Aliansce becoming a public company in Brazil, we will change the manner in which we account for our share of Aliansce's results of operations in our consolidated financial statements. We will continue to apply the equity method to our interest in Aliansce; however, commencing in 2010 we will report our share of Aliansce's results in our financial statements one quarter in arrears due to the timing of the release of Aliansce's publicly available financial statements. As a result of the transition to this accounting treatment, GGP's financial statements for the quarter ended March 31, 2010 will not include any results from Aliansce's business and GGP's financial statements for the fiscal year ended December 31, 2010 will include only nine months of Aliansce's operations. We do not believe that this timing difference will have a material impact on our consolidated financial statements.

        The significant accounting policies used by the Unconsolidated Real Estate Affiliates are the same as ours.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

Condensed Combined Financial Information of Unconsolidated Real Estate Affiliates

        Following is summarized financial information for our Unconsolidated Real Estate Affiliates as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. Certain 2008 and 2007 amounts have been reclassified to conform to the 2009 presentation.

	December 31, 2009	December 31, 2008
	(In thousands)
Condensed Combined Balance Sheets—Unconsolidated Real Estate Affiliates
Assets:
Land	$901,387	$863,965
Buildings and equipment	7,924,577	7,558,344
Less accumulated depreciation	(1,691,362)	(1,524,121)
Developments in progress	333,537	549,719

Net property and equipment	7,468,139	7,447,907
Investment in unconsolidated joint ventures	385,767	241,786
Investment property and property held for development and sale	266,253	282,636

Net investment in real estate	8,120,159	7,972,329
Cash and cash equivalents	275,018	231,500
Accounts and notes receivable, net	226,385	163,749
Deferred expenses, net	197,663	173,213
Prepaid expenses and other assets	293,069	225,809

Total assets	$9,112,294	$8,766,600

Liabilities and Owners' Equity:
Mortgages, notes and loans payable	$6,375,798	$6,411,631
Accounts payable, accrued expenses and other liabilities	490,814	513,538
Owners' equity	2,245,682	1,841,431

Total liabilities and owners' equity	$9,112,294	$8,766,600

Investment In and Loans To/From Unconsolidated Real Estate Affiliates, Net:
Owners' equity	$2,245,682	$1,841,431
Less joint venture partners' equity	(1,940,707)	(915,690)
Capital or basis differences and loans	1,636,049	911,894

Investment in and loans to/from
Unconsolidated Real Estate Affiliates, net	$1,941,024	$1,837,635

Reconciliation—Investment In and Loans To/From Unconsolidated Real Estate Affiliates:
Asset—Investment in and loans to/from
Unconsolidated Real Estate Affiliates	$1,979,313	$1,869,929
Liability—Investment in and loans to/from
Unconsolidated Real Estate Affiliates	(38,289)	(32,294)

Investment in and loans to/from
Unconsolidated Real Estate Affiliates, net	$1,941,024	$1,837,635

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Condensed Combined Statements of Income—Unconsolidated Real Estate Affiliates
Revenues:
Minimum rents	$763,283	$761,128	$805,713
Tenant recoveries	335,324	337,377	356,148
Overage rents	13,213	17,622	25,314
Land sales	72,367	137,504	161,938
Management and other fees	32,526	24,459	33,145
Other	93,886	113,988	142,549

Total revenues	1,310,599	1,392,078	1,524,807

Expenses:
Real estate taxes	99,600	93,707	100,279
Repairs and maintenance	78,965	78,222	84,840
Marketing	15,265	18,251	25,275
Other property operating costs	226,615	234,388	272,560
Land sales operations	60,717	81,833	91,539
Provision for doubtful accounts	12,931	7,115	4,185
Property management and other costs	78,433	85,013	90,945
General and administrative	28,508	24,647	22,281
Provisions for impairment	74,285	828	479
Litigation (recovery) provision	—	(89,225)	89,225
Depreciation and amortization	271,246	245,794	255,827

Total expenses	946,565	780,573	1,037,435

Operating income	364,034	611,505	487,372
Interest income	7,220	12,467	24,725
Interest expense	(337,871)	(338,770)	(358,088)
(Provision for) benefit from income taxes	(995)	3,773	(9,263)
Equity in income of unconsolidated joint ventures	61,730	30,359	27,989

Income from continuing operations	94,118	319,334	172,735
Discontinued operations, including net gain on dispostions	—	—	106,016

Net income	94,118	319,334	278,751
Allocation to noncontrolling interests	(3,453)	624	103

Net income attributable to joint venture partners	$90,665	$319,958	$278,854

Equity In Income of Unconsolidated Real Estate Affiliates:
Net income attributable to joint venture partners	$90,665	$319,958	$278,854
Joint venture partners' share of income	(26,320)	(119,709)	(187,672)
Amortization of capital or basis differences	(59,710)	(29,117)	(19,019)
Special Allocation of litigation provision to GGPLP	—	(89,225)	89,225
Elimination of Unconsolidated Real Estate Affiliates loan interest	—	(1,313)	(2,987)

Equity in income of Unconsolidated Real Estate Affiliates	$4,635	$80,594	$158,401

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

Condensed Financial Information of Individually Significant Unconsolidated Real Estate Affiliates

        Following is summarized financial information for GGP/Homart II, L.L.C. ("GGP/Homart II"), GGP- TRS, L.L.C. ("GGP/Teachers") and The Woodlands Land Development Holdings, L.P. ("The Woodlands Partnership"). We account for these joint ventures using the equity method because we have joint interest and joint control of these ventures with our venture partners and since they have substantive participating rights in such ventures. For financial reporting purposes, we consider these joint ventures to be individually significant Unconsolidated Real Estate Affiliates. Our investment in such affiliates varies from a strict ownership percentage due to capital or basis differences or loans and related amortization.

GGP/Homart II

        We own 50% of the membership interest of GGP/Homart II, L.L.C. ("GGP/Homart II"), a limited liability company. The remaining 50% interest in GGP/Homart II is owned by NYSCRF. GGP Homart II owns 11 retail properties and one office building. Certain 2008 and 2007 amounts have been reclassified to conform to the 2009 presentation.

	GGP/Homart II
	December 31, 2009	December 31, 2008
	(In thousands)
Assets:
Land	$238,164	$239,481
Buildings and equipment	2,783,869	2,761,838
Less accumulated depreciation	(526,985)	(482,683)
Developments in progress	5,129	85,676

Net investment in real estate	2,500,177	2,604,312
Cash and cash equivalents	70,417	42,836
Accounts and notes receivable, net	47,843	45,025
Deferred expenses, net	92,439	84,902
Prepaid expenses and other assets	20,425	27,411

Total assets	$2,731,301	$2,804,486

Liabilities and Capital:
Mortgages, notes and loans payable	$2,245,582	$2,269,989
Accounts payable, accrued expenses and other liabilities	63,923	80,803
Capital	421,796	453,694

Total liabilities and capital	$2,731,301	$2,804,486

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	GGP/Homart II
	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Revenues:
Minimum rents	$244,576	$246,516	$230,420
Tenant recoveries	109,779	112,142	103,265
Overage rents	3,546	4,429	7,008
Other	7,841	10,502	10,028

Total revenues	365,742	373,589	350,721

Expenses:
Real estate taxes	31,418	32,875	29,615
Repairs and maintenance	24,113	25,620	23,100
Marketing	5,767	6,640	8,332
Other property operating costs	39,434	43,219	41,116
Provision for doubtful accounts	2,404	1,833	1,315
Property management and other costs	22,837	23,185	22,279
General and administrative	380	2,872	11,777
Provisions for impairment	16,591	446	(17)
Litigation (recovery) provision	—	(89,225)	89,225
Depreciation and amortization	95,975	90,243	81,241

Total expenses	238,919	137,708	307,983

Operating income	126,823	235,881	42,738
Interest income	5,212	7,276	7,871
Interest expense	(125,678)	(121,543)	(109,209)
(Provision for) benefit from income taxes	(1,176)	5,839	(2,202)

Net income (loss)	5,181	127,453	(60,802)
Allocation to noncontrolling interests	(5)	(21)	(26)

Net income (loss) attributable to joint venture partners	$5,176	$127,432	$(60,828)

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	GGP/Homart II
	Years Ended December 31,
	2009	2008	2007
		(In thousands)
Cash Flows from Operating Activities:
Net income (loss)	$5,181	$127,453	$(60,802)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provisions for impairment	16,591	446	(17)
Depreciation and amortization	95,975	90,243	81,241
Amortization of deferred financing costs	1,035	970	460
Straight-line rent amortization	(4,256)	(4,637)	(4,929)
Amortization of intangibles other than in-place leases	—	—	(2,306)
Net changes:
Accounts and notes receivable and other assets, net	4,031	3,050	3,354
Deferred expenses	(15,205)	(5,699)	(22,132)
Accounts payable and accrued expenses	3,852	(115,846)	111,954
Other, net	4,249	8,101	(4,893)

Net cash provided by operating activities	111,453	104,081	101,930

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(22,283)	(128,271)	(267,882)
Proceeds from sales of investment properties	—	2,179	1,349
(Increase) decrease in restricted cash	(49)	—	—

Net cash used in investing activities	(22,332)	(126,092)	(266,533)

Cash Flows from Financing Activities:
Proceeds from issuance of mortgages, notes and loans payable	—	290,000	—
Principal payments on mortgage notes, notes and loans payable	(24,407)	(130,958)	(24,316)
Notes payable from affiliate	—	—	(149,500)
Deferred financing costs	(7)	(2,570)	(17)
(Distributions) contributions and receivables from members, net	(37,126)	(122,476)	362,998

Net cash (used in) provided by financing activities	(61,540)	33,996	189,165

Net change in cash and cash equivalents	27,581	11,985	24,562
Cash and cash equivalents at the beginning of period	42,836	30,851	6,289

Cash and cash equivalents at the end of period	$70,417	$42,836	$30,851

Supplemental Disclosure of Cash Flow Information:
Interest paid, net of amounts capitalized	$120,411	$126,621	$122,818
Non-Cash Investing and Financing Activities:
Capital expenditures incurred but not yet paid	$6,269	$26,841	$67,497
Write-off of fully amortized below-market leases, net	—	—	2,306
Distribution of member loans including accrued interest of $3,532	102,578	—	—

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

GGP/Teachers

        We own 50% of the membership interest in GGP-TRS, L.L.C. ("GGP/Teachers"), a limited liability company. The remaining 50% interest in GGP/Teachers is owned by the Teachers' Retirement System of the State of Illinois. GGP/Teachers owns six retail properties. Certain 2008 and 2007 amounts have been reclassified to conform to the 2009 presentation.

	GGP/Teachers
	December 31, 2009	December 31, 2008
	(In thousands)
Assets:
Land	$195,832	$177,740
Buildings and equipment	1,071,748	1,076,748
Less accumulated depreciation	(153,778)	(145,101)
Developments in progress	3,586	54,453

Net investment in real estate	1,117,388	1,163,840
Cash and cash equivalents	6,663	7,148
Accounts and notes receivable, net	17,622	16,675
Deferred expenses, net	42,941	20,011
Prepaid expenses and other assets	7,216	17,097

Total assets	$1,191,830	$1,224,771

Liabilities and Members' Capital:
Mortgages, notes and loans payable	$1,011,700	$1,020,825
Accounts payable, accrued expenses and other liabilities	32,914	40,787
Members' Capital	147,216	163,159

Total liabilities and members' capital	$1,191,830	$1,224,771

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	GGP/Teachers
	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Revenues:
Minimum rents	$102,735	$116,132	$111,810
Tenant recoveries	51,804	51,093	46,370
Overage rents	2,108	3,692	4,732
Other	2,361	2,850	3,737

Total revenues	159,008	173,767	166,649

Expenses:
Real estate taxes	14,597	12,536	10,817
Repairs and maintenance	10,029	10,033	9,073
Marketing	2,349	2,545	3,992
Other property operating costs	19,404	20,587	19,609
Provision for doubtful accounts	1,695	1,487	455
Property management and other costs	9,258	9,829	9,718
General and administrative	258	254	239
Provisions for impairment	16,863	115	45
Depreciation and amortization	37,549	34,901	28,806

Total expenses	112,002	92,287	82,754

Operating income	47,006	81,480	83,895
Interest income	7	229	702
Interest expense	(55,537)	(55,640)	(47,740)
Provision for from income taxes	(99)	(158)	(181)

Net (loss) income	$(8,623)	$25,911	$36,676

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	GGP/Teachers
	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Cash Flows from Operating Activities:
Net income	$(8,623)	$25,911	$36,676
Adjustments to reconcile net income to net cash provided by operating activities:
Provisions for impairment	16,863	115	45
Depreciation and amortization	37,549	34,901	28,806
Amortization of deferred financing costs	1,337	1,338	1,294
Straight-line rent amortization	(1,781)	(1,578)	(2,797)
Amortization of intangibles other than in-place leases	(5,900)	(15,565)	(17,595)
Net changes:
Accounts and notes receivable and other assets, net	(2,783)	(8,163)	3,132
Deferred expenses	(11,013)	(2,253)	(6,668)
Accounts payable and accrued expenses	4,251	(4,466)	12,278
Other, including gain on land exchange, net	(3,830)	(243)	330

Net cash provided by operating activities	26,070	29,997	55,501

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(9,899)	(59,543)	(112,333)
(Increase) decrease in restricted cash	(213)	—	—

Net cash used in investing activities	(10,112)	(59,543)	(112,333)

Cash Flows from Financing Activities:
Proceeds from issuance of mortgages, notes and loans payable	—	—	200,000
Principal payments on mortgage notes, notes and loans payable	(9,125)	(8,963)	(103,587)
Deferred financing costs	2	—	(2,234)
Contributions (distributions) and receivables from members, net	(7,320)	25,234	(35,953)

Net cash (used in) provided by financing activities	(16,443)	16,271	58,226

Net change in cash and cash equivalents	(485)	(13,275)	1,394
Cash and cash equivalents at the beginning of period	7,148	20,423	19,029

Cash and cash equivalents at the end of period	$6,663	$7,148	$20,423

Supplemental Disclosure of Cash Flow Information:
Interest paid, net of amounts capitalized	$54,651	$56,237	$51,818
Non-Cash Investing and Financing Activities:
Write-off of fully amortized below-market leases, net	$46,956	$23,483	$2,422
Write-off of investment in real estate	1,306	222	3,227
Capital expenditures incurred but not yet paid	2,032	7,481	39,251

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

Woodlands Land Development

        We own 52.5% of the membership interest of The Woodlands Land Development Company L.P. ("The Woodlands Partnership"), a limited liability partnership which is a venture developing the master planned community known as The Woodlands near Houston, Texas. The remaining 47.5% interest in The Woodlands Partnership is owned by Morgan Stanley Real Estate Fund II, L.P.

	The Woodlands Partnership
	December 31, 2009	December 31, 2008
	(In thousands)
Assets:
Land	$19,841	$16,573
Buildings and equipment	101,119	60,130
Less accumulated depreciation	(14,105)	(11,665)
Developments in progress	31,897	71,124
Investment property and property held for development and sale	266,253	282,636

Net investment in real estate	405,005	418,798
Cash and cash equivalents	30,373	45,710
Accounts and notes receivable, net	4,660	20,420
Deferred expenses, net	593	1,268
Prepaid expenses and other assets	30,275	93,538

Total assets	$470,906	$579,734

Liabilities and Owners' Equity:
Mortgages, notes and loans payable	$281,964	$318,930
Accounts payable, accrued expenses and other liabilities	629	74,067
Owners' equity	188,313	186,737

Total liabilities and owners' equity	$470,906	$579,734

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	The Woodlands Partnership
	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Revenues:
Minimum rents	$6,514	$4,227	$734
Land sales	72,367	137,504	161,938
Other	11,658	12,957	34,750

Total revenues	90,539	154,688	197,422

Expenses:
Real estate taxes	596	634	131
Repairs and maintenance	2,906	1,274	257
Other property operating costs	16,668	19,180	39,162
Land sales operations	60,717	81,833	91,539
Depreciation and amortization	3,402	3,007	3,504

Total expenses	84,289	105,928	134,593

Operating income	6,250	48,760	62,829
Interest income	592	769	676
Interest expense	(4,045)	(6,268)	(9,025)
Provision for income taxes	(602)	(978)	(1,918)

Income from continuing operations	2,195	42,283	52,562
Discontinued operations, including net gain on dispositions	—	—	94,556

Net income attributable to joint venture partners	$2,195	$42,283	$147,118

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	The Woodlands Partnership
	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Cash Flows from Operating Activities:
Net income	$2,195	$42,283	$147,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,402	3,007	3,504
Land development and acquisitions expenditures	(18,177)	(50,975)	(65,851)
Cost of land sales	34,560	56,301	68,162
Gain on dispositions	—	(10,260)	(94,556)
Net changes:
Accounts and notes receivable, net	15,760	(18,672)	(1,775)
Prepaid expenses and other assets	63,262	(9,955)	14,422
Deferred expenses	675	776	738
Accounts payable and accrued expenses	(73,437)	(3,452)	16,745

Net cash provided by operating activities	28,240	9,053	88,507

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(5,992)	(52,283)	(67,624)
Proceeds from dispositions	—	30,178	146,822

Net cash (used in) provided by investing activities	(5,992)	(22,105)	79,198

Cash Flows from Financing Activities:
Proceeds from issuance of mortgages, notes and loans payable	8,095	92,470	—
Principal payments on mortgages, notes and loans payable	(45,061)	(60,305)	(34,959)
Distributions and receivables from owners, net	—	—	(120,606)
Other	(619)	(762)	—

Net cash (used in) provided by financing activities	(37,585)	31,403	(155,565)

Net change in cash and cash equivalents	(15,337)	18,351	12,140
Cash and cash equivalents at the beginning of period	45,710	27,359	15,219

Cash and cash equivalents at the end of period	$30,373	$45,710	$27,359

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 MORTGAGES, NOTES AND LOANS PAYABLE

        Mortgages, notes and loans payable are summarized as follows (see Note 14 for the maturities of our long term commitments):

	December 31, 2009	December 31, 2008
	(In thousands)
Fixed-rate debt:
Collateralized mortgages, notes and loans payable	$15,446,962	$15,538,825
Corporate and other unsecured term loans	3,724,463	3,701,615

Total fixed-rate debt	19,171,425	19,240,440

Variable-rate debt:
Collateralized mortgages, notes and loans payable	2,500,892	2,732,437
Corporate and other unsecured term loans	2,783,700	2,783,700

Total variable-rate debt	5,284,592	5,516,137

Total Mortgages, notes and loans payable	24,456,017	24,756,577
Less: Mortgages, notes and loans payable subject to compromise	(17,155,245)	—

Total mortgages, notes and loans payable not subject to compromise	$7,300,772	$24,756,577

        As previously discussed, on April 16 and 22, 2009, the Debtors filed voluntary petitions for relief under Chapter 11, which triggered defaults on substantially all debt obligations of the Debtors. However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor's estate. Absent an order of the Bankruptcy Court, these pre-petition liabilities are subject to settlement under a plan of reorganization, and therefore are presented as Liabilities subject to compromise on the Consolidated Balance Sheet. Of the total amount of debt presented above, $7.30 billion is not subject to compromise, consisting primarily of the collateralized mortgages of the Non-Debtors and the Track 1A Debtors and the DIP Facility. Also, as discussed in Note 1, the $1.70 billion of mortgages of the Track 1B Debtors were reflected as subject to compromise at December 31, 2009 as the effective dates of their plans of reorganization did not occur as of December 31, 2009. We expect that such mortgage loan amounts will be reflected as not subject to compromise in 2010.

        As of December 31, 2009, as described in Note 1, plans of reorganization for the Track 1A Debtors, owning 50 operating properties secured by approximately $4.65 billion of mortgage debt, had been declared effective. The Track 1 Plans for such Track 1A Debtors provided for, in exchange for payment of certain extension fees and cure of previously unpaid amounts due on the applicable mortgage loans (primarily, principal amortization otherwise scheduled to have been paid since the Petition Date), the extension of the secured mortgage loans at previously existing non-default interest rates. As a result of the extensions, none of these loans will have a maturity prior to January 1, 2014 and the weighted average remaining duration of the secured loans associated with these properties is 4.49 years. In conjunction with these extensions, certain financial and operating covenants and guarantees were created or reinstated, all to be effective with the bankruptcy emergence of the 2010

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

Track Debtors. Also in conjunction with such extensions, the Debtors for 13 properties (the "Special Consideration Properties") have until two days following emergence of the TopCo Debtors to determine whether the collateral property should be deeded to the respective lender or the property should be retained with further modified loan terms. Prior to emergence of the TopCo Debtors, the lenders related to the Special Consideration Properties control all cash produced by the property and we are required to pay any operating expense shortfall. In addition, prior to emergence of the TopCo Debtors, the respective lender can change the manager of the property or put the property in receivership and GGP has an unrestricted right to deed the property to the lender. Five of the Special Consideration Properties, representing $371.1 million in secured debt, are owned by the Track 1A Debtors.

        The weighted-average interest rate including the effects of interest rate swaps, excluding the effects of deferred finance costs and using the contract rate prior to any defaults on such loans, on our mortgages, notes and loans payable was 5.31% at December 31, 2009 and 5.36% at December 31, 2008. The weighted average interest rate, using the contract rate prior to any defaults on such loans, on the remaining corporate unsecured fixed and variable rate debt and the revolving credit facility was 4.24% at December 31, 2009 and 4.29% at December 31, 2008. With respect to those loans and Debtors that remain in bankruptcy at December 31, 2009, we are currently recognizing interest expense on our loans based on contract rates in effect prior to bankruptcy as the Bankruptcy Court has ruled that interest payments based on such contract rates constitutes adequate protection to the secured lenders.

        The Track 2010 Debtors, pursuant to their debt obligations, are required to comply with certain customary financial covenants and affirmative representations and warranties including, but not limited to, stipulations relating to leverage, net equity, maintenance of our REIT status, maintenance of our New York Stock Exchange (the 'Exchange") listing, cross-defaults to certain other indebtedness and interest or fixed charge coverage ratios. Such financial covenants are calculated from applicable Company information computed in accordance with GAAP, subject to certain exclusions or adjustments, as defined. As discussed in the Debtors-in-possession section of Note 1, we were unable to repay or refinance certain debt as it became due, and our Chapter 11 cases have stayed the enforcement of the default provisions of such covenants.

Collateralized Mortgages, Notes and Loans Payable

        As of December 31, 2009, $23.86 billion of land, buildings and equipment and developments in progress (before accumulated depreciation) have been pledged as collateral for our mortgages, notes and loans payable. Certain of these secured loans are cross-collateralized with other properties. Although substantially all of the $17.95 billion of fixed and variable rate secured mortgage notes and loans payable are non-recourse, $2.66 billion of such mortgages, notes and loans payable are recourse due to guarantees or other security provisions for the benefit of the note holder. Enforcement of substantially all of these security provisions are stayed by our Chapter 11 cases. In addition, certain mortgage loans as of December 31, 2009 contain other credit enhancement provisions (primarily master leases for all or a portion of the property) which have been provided by 2010 Track Debtors upon which we do not expect to perform during the pendency of our Chapter 11 Cases. Certain mortgage notes payable may be prepaid but are generally subject to a prepayment penalty equal to a yield-maintenance premium, defeasance or a percentage of the loan balance.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

Corporate and Other Unsecured Loans

        The TopCo Debtors have certain unsecured debt obligations which are described below. Although the contractual terms of such loans are summarized below, as a result of the Chapter 11 Cases, the TopCo Debtors are not paying dividends or interest on such obligations. Satisfaction of these obligations will be addressed in the TopCo Debtors' plan of reorganization.

        In April 2007, GGPLP sold $1.55 billion aggregate principal amount of 3.98% Exchangeable Notes. Interest on the Exchangeable Notes is payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2007. The Exchangeable Notes will mature on April 15, 2027 unless previously redeemed by GGPLP, repurchased by GGPLP or exchanged in accordance with their terms prior to such date. Prior to April 15, 2012, we will not have the right to redeem the Exchangeable Notes, except to preserve our status as a REIT. On or after April 15, 2012, we may redeem for cash all or part of the Exchangeable Notes at any time, at 100% of the principal amount of the Exchangeable Notes, plus accrued and unpaid interest, if any, to the redemption date. On each of April 15, 2012, April 15, 2017 and April 15, 2022, holders of the Exchangeable Notes may require us to repurchase the Exchangeable Notes, in whole or in part, for cash equal to 100% of the principal amount of Exchangeable Notes to be repurchased, plus accrued and unpaid interest.

        The Exchangeable Notes are exchangeable for GGP common stock or a combination of cash and common stock, at our option, upon the satisfaction of certain conditions, and any exchange currently is stayed by our Chapter 11 cases. The exchange rate for each $1,000 principal amount of the Exchangeable Notes is 11.27 shares of GGP common stock, which is subject to adjustment under certain circumstances. See Note 2 for information regarding the impact on our 2008 and 2007 comparative consolidated financial statements as the result of the new accounting guidance adopted as of January 1, 2009 relating to certain convertible debt instruments.

The Second Amended and Restated Credit Agreement (the "2006 Credit Facility").

        The 2006 Credit Facility provides for a $2.85 billion term loan (the "Term Loan") and a $650 million revolving credit facility. However, as of December 31, 2009, $1.99 billion of the Term Loan and $590.0 million of the revolving credit facility was outstanding under the 2006 credit facility and no further amounts were available to be drawn due to our Chapter 11 cases. The 2006 Credit Facility had a scheduled maturity of February 24, 2010. The interest rate, as of December 31, 2009, was LIBOR plus 1.25%.

        In May 2006 TRCLP sold $800.0 million of senior unsecured notes which provide for semi-annual, interest only payments at a rate of 6.75% and payment of the principal in full on May 1, 2013.

        Concurrently with the 2006 Credit Facility transaction, GGP Capital Trust I, a Delaware statutory trust (the "Trust") and a wholly-owned subsidiary of GGPLP, completed a private placement of $200 million of trust preferred securities ("TRUPS"). The Trust also issued $6.2 million of Common Securities to GGPLP. The Trust used the proceeds from the sale of the TRUPS and Common Securities to purchase $206.2 million of floating rate Junior Subordinated Notes of GGPLP due 2036. Distributions on the TRUPS are equal to LIBOR plus 1.45%. Distributions are cumulative and accrue from the date of original issuance. The TRUPS mature on April 30, 2036, but may be redeemed beginning on April 30, 2011 if the Trust exercises its right to redeem a like amount of the Junior

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

Subordinated Notes. The Junior Subordinated Notes bear interest at LIBOR plus 1.45%. Though the Trust is a wholly-owned subsidiary of GGPLP, we are not the primary beneficiary of the Trust and, accordingly, it is not consolidated for accounting purposes. As a result, we have recorded the Junior Subordinated Notes as Mortgages, Notes and Loans Payable and our common equity interest in the Trust as Prepaid Expenses and Other Assets in our Consolidated Balance Sheets at December 31, 2009 and 2008.

        In conjunction with the TRC Merger, we acquired certain publicly-traded unsecured debt which totaled $1.45 billion at December 31, 2009 and 2008.

Debtor-in-Possession Facility

        On May 14, 2009, the Bankruptcy Court issued an order authorizing certain of the Debtors to enter into a Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement among the Company, as co-borrower, GGP Limited Partnership, as co-borrower, certain of their subsidiaries, as guarantors, UBS AG, Stamford Branch, as agent, and the lenders party thereto (the "DIP Facility").

        The DIP Facility, which closed on May 15, 2009, provides for an aggregate commitment of $400.0 million (the "DIP Term Loan"), which was used to refinance the $215.0 million remaining balance on the short-term secured loan and the remainder of which has been used to provide additional liquidity to the Debtors during the pendency of their Chapter 11 Cases. The DIP Facility provides that principal outstanding on the DIP Term Loan bears interest at an annual rate equal to LIBOR (subject to a minimum LIBOR floor of 1.5%) plus 12% and matures at the earlier of May 16, 2011 or the effective date of a plan of reorganization of the 2010 Track Debtors and has an outstanding balance of $400.0 million at December 31, 2009.

        Subject to certain conditions being present, the Company will have the right to elect to repay all or a portion of the outstanding principal amount of the DIP Term Loan, plus accrued and unpaid interest thereon and all exit fees at maturity, by issuing (i) common stock of the Company to the lenders (the "Equity Conversion") or (ii) debt to the lenders, which would be issued for a three-year term, prepayable at any time without penalty or premium, and otherwise on terms substantially similar to those of the DIP Term Loan. Any Equity Conversion will be limited to the lenders' receipt of Company common stock equaling no more than (i) 8.0% of the Company common stock distributed in connection with the Debtors' plan of reorganization, as confirmed by the Bankruptcy Court (the "Plan of Reorganization") on a fully-diluted basis, or (ii) 9.9% of the Company common stock actually distributed in connection with the Plan of Reorganization on its effective date, without giving effect to common stock held back for the payment of contingencies. The DIP Credit Agreement contains customary non-financial covenants, representations and warranties, and events of default. Although the DIP Agreement contains no financial covenants, it does include obligations to periodically provide certain operating information concerning the Debtors directly to the DIP Agent.

Letters of Credit and Surety Bonds

        We had outstanding letters of credit and surety bonds of $112.8 million as of December 31, 2009 and $286.2 million as of December 31, 2008. These letters of credit and bonds were issued primarily in connection with insurance requirements, special real estate assessments and construction obligations.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 INCOME TAXES

        We elected to be taxed as a REIT under sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our taxable year beginning January 1, 1993. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of our ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests. As discussed in Note 1, we obtained Bankruptcy Court approval to distribute $0.19 per share (no more than 10% in cash) to our stockholders (paid on January 28, 2010) to satisfy such GGPI REIT distribution requirements for 2009.

        As a REIT, we will generally not be subject to corporate level Federal income tax on taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property, and to Federal income and excise taxes on our undistributed taxable income. In addition, we are subject to rules which may impose corporate income tax on certain built-in gains recognized upon the disposition of assets owned by our subsidiaries where such subsidiaries (or other predecessors) had formerly been C corporations. These rules apply only where the disposition occurs within certain specified recognition periods. The properties subject to these rules are TRCLP properties that were associated with the private REIT/TRS restructuring described below and our Victoria Ward properties. However, to the extent that any such properties subject to the built-in gain tax are to be sold, we intend to utilize tax strategies when prudent, such as dispositions through like-kind exchanges to limit or offset the amount of such gains and therefore the amount of tax paid, although the market climate and our business needs may not allow for such strategies to be implemented.

        We also have subsidiaries which we have elected to be treated as a TRS (also "TRS entities") and which are, therefore, subject to federal and state income taxes. Our primary TRS entities include GGMI and entities which own our master planned community properties as well as some operating properties. Current Federal income taxes of certain of these TRS entities are likely to increase in future years as we exhaust the net loss carryforwards of these entities and as certain master planned community developments are completed. Such increases could be significant.

        Effective March 31, 2007, through a series of transactions, a private REIT owned by GGPLP was contributed to TRCLP and one of our TRS entities became a qualified REIT subsidiary of that private REIT ("the Private REIT/TRS Restructuring"). This transaction resulted in a $328.4 million decrease in our net deferred tax liabilities, an approximate $7.4 million increase in our current taxes payable and an approximate $321.0 million income tax benefit related to the properties now owned by that private REIT.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 INCOME TAXES (Continued)

        The provision for (benefit from) income taxes for the years ended December 31, 2009, 2008 and 2007 was as follows:

	2009	2008	2007
	(In thousands)
Current	$(15,443)	$27,605	$73,976
Deferred	833	(4,144)	(368,136)

Total	$(14,610)	$23,461	$(294,160)

        Income tax expense computed by applying the Federal corporate tax rate for the years ended December 31, 2009, 2008 and 2007 is reconciled to the provision for income taxes as follows:

	2009	2008	2007
	(In thousands)
Tax at statutory rate on earnings from continuing operations before income taxes	$(454,416)	$1,302	$(2,172)
Increase in valuation allowances, net	30,487	9,027	160
State income taxes, net of Federal income tax benefit	5,905	4,484	2,290
Tax at statutory rate on REIT earnings not subject to Federal income taxes	397,533	8,227	22,973
Tax benefit from change in tax rates, prior period adjustments and other permanent differences	4,775	(1,904)	(665)
Tax benefit from Private REIT/TRS restructuring	—	359	(320,956)
Uncertain tax position expense, excluding interest	866	(1,574)	(2,763)
Uncertain tax position interest, net of Federal income tax benefit	240	3,540	6,973

(Benefit from) Provision for income taxes	$(14,610)	$23,461	$(294,160)

        Realization of a deferred tax benefit is dependent upon generating sufficient taxable income in future periods. Our net operating loss carryforwards are currently scheduled to expire in subsequent years through 2030. Some of the net operating loss carryforward amounts are subject to annual limitations under Section 382 of the Code. This annual limitation under Section 382 is subject to modification if a taxpayer recognizes what are called "built-in gain items." It is possible that the Company could, in the future, experience a change in control pursuant to Section 382 that could put additional limits on the benefit of deferred tax assets.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 INCOME TAXES (Continued)

        The amounts and expiration dates of operating loss and tax credit carryforwards for tax purposes for the TRS's are as follows:

	Amount	Expiration Dates
	(In thousands)
Net operating loss carryforwards—Federal	$114,459	2010 - 2030
Net operating loss carryforwards—State	89,696	2010 - 2030
Capital loss carryforwards	223	2013
Tax credit carryforwards—Federal AMT	847	N/A

        Each TRS and certain REIT entities subject to state income taxes is a tax paying component for purposes of classifying deferred tax assets and liabilities. As of December 31, 2009, the Company had gross deferred tax assets totaling $273.5 million, of which a valuation allowance of $40.6 million has been established against certain deferred tax assets, and gross deferred tax liabilities of $1.07 billion. Net deferred tax assets (liabilities) are summarized as follows:

	2009	2008
	(In thousands)
Total deferred tax assets	$69,225	$48,096
Valuation allowance	(40,610)	(10,123)

Net deferred tax assets	28,615	37,973
Total deferred tax liabilities	(866,400)	(868,978)

Net deferred tax liabilities	$(837,785)	$(831,005)

        Due to the uncertainty of the realization of certain tax carryforwards, we have established valuation allowances on those deferred tax assets that we do not reasonably expect to realize.

        The tax effects of temporary differences and carryforwards included in the net deferred tax liabilities at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
	(In thousands)
Property, primarily differences in depreciation and amortization, the tax basis of land assets and treatment of interest and certain other costs	$(747,086)	$(772,761)
Other TRS property, primarily differences in basis of assets and liabilities	(372)	(15,481)
REIT deferred state tax liability	(9,653)	(7,579)
Deferred income	(269,933)	(219,666)
Interest deduction carryforwards	142,073	142,073
Operating loss and tax credit carryforwards	65,459	37,269
Residential property, primarily differences in tax basis	22,337	15,263
Valuation allowance	(40,610)	(10,123)

Net deferred tax liabilities	$(837,785)	$(831,005)

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 INCOME TAXES (Continued)

        The deferred tax liability associated with the master planned communities is largely attributable to the difference between the basis and value determined as the date of the acquisition of TRC in 2004 adjusted for sales that have occurred since that time. The cash cost related to this deferred tax liability is dependent upon the sales price of future land sales and the method of accounting used for income tax purposes. The deferred tax liability related to deferred income is the difference between the income tax method of accounting and the financial statement method of accounting for prior sales of land in our Master Planned Communities.

        Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different than what was reported on the returns. In the opinion of management, we have made adequate tax provisions for years subject to examination. Generally, we are currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2005 through 2009 and are open to audit by state taxing authorities for years ending December 31, 2004 through 2009. In the fourth quarter of 2008, we effectively settled with the IRS with respect to the audits for the years 2001 through 2005 for two of our taxable REIT subsidiaries. In February 2009, we were notified that the IRS had commenced examination of the year ended December 31, 2007 with respect to two taxable REIT subsidiaries. We received a letter of Income Tax Examination Changes ("30 Day Letter") for the two taxable REIT subsidiaries with the proposed changes amounting to additional tax of $128.1 million. We timely filed a protest disputing the proposed changes. In December 2009, we were notified that the same two taxable REIT subsidiaries are also under audit for the year ended December 31, 2008. It is the Company's position that the pertinent tax law in question has been properly applied and reflected in the income tax returns for both 2008 and 2007. We are unable to determine when the examinations will be resolved.

        On January 1, 2007, we adopted a generally accepted accounting principle related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues.

        At January 1, 2007, we had total unrecognized tax benefits of $135.1 million, excluding accrued interest, of which approximately $69 million would impact our effective tax rate. These unrecognized tax benefits increased our income tax liabilities by $82.1 million, increased goodwill by $28.0 million and cumulatively reduced retained earnings by $54.1 million. As of January 1, 2007, we had accrued interest of $11.9 million related to these unrecognized tax benefits and no penalties. Prior to adoption of the generally accepted accounting principle related to accounting for uncertainty in income taxes, we did not treat either interest or penalties related to tax uncertainties as part of income tax expense. With the adoption of the generally accepted accounting principle related to accounting for uncertainty in income taxes, we have chosen to change this accounting policy. As a result, we will recognize and report interest and penalties, if necessary, within our provision for income tax expense from January 1, 2007 forward. We recognized potential interest expense related to the unrecognized tax benefits of $3.7 million, $2.7 million and $7.0 million for the years ended December 31, 2009, 2008 and 2007, respectively. During the years ended December 31, 2009, 2008 and 2007 we recognized previously unrecognized tax benefits, excluding accrued interest, of ($6.2) million, $7.0 million and $20 million, respectively. The recognition of the previously unrecognized tax benefits resulted in the reduction of interest expense accrued related to these amounts. At December 31, 2009, we had total unrecognized

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 INCOME TAXES (Continued)

tax benefits of $104.0 million, excluding interest, of which $32.0 million would impact our effective tax rate.

	2009	2008	2007
	(In thousands)
Unrecognized tax benefits, opening balance	$112,915	$127,109	$135,062
Gross increases—tax positions in prior period	41	3,336	1,970
Gross increases—tax positions in current period	6,969	3,637	10,029
Gross decreases—tax positions in prior period	(15,950)	(3,549)	—
Lapse of statute of limitations	—	(17,618)	(19,952)

Unrecognized tax benefits, ending balance	$103,975	$112,915	$127,109

        Based on our assessment of the expected outcome of existing examinations or examinations that may commence, or as a result of the expiration of the statute of limitations for specific jurisdictions, it is reasonably possible that the related unrecognized tax benefits, excluding accrued interest, for tax positions taken regarding previously filed tax returns will materially change from those recorded at December 31, 2009. A material change in unrecognized tax benefits could have a material effect on our statements of income and comprehensive income. As of December 31, 2009, there is $94.3 million of unrecognized tax benefits, excluding accrued interest, which due to the reasons above, could significantly increase or decrease during the next twelve months.

        Earnings and profits, which determine the taxability of dividends to stockholders, differ from net income reported for financial reporting purposes due to differences for Federal income tax reporting purposes in, among other things, estimated useful lives, depreciable basis of properties and permanent and temporary differences on the inclusion or deductibility of elements of income and deductibility of expense for such purposes.

        Distributions paid on our common stock and their tax status, as sent to our shareholders, is presented in the following table. The tax status of GGP distributions in 2009, 2008 and 2007 may not be indicative of future periods.

	2009	2008	2007
Ordinary income	$0.103	$1.425	$0.926
Return of capital	—	—	—
Qualified dividends	—	—	0.501
Capital gain distributions	0.087	0.075	0.423

Distributions per share	$0.190	$1.500	$1.850

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8 RENTALS UNDER OPERATING LEASES

        We receive rental income from the leasing of retail and other space under operating leases. The minimum future rentals based on operating leases of our Consolidated Properties held as of December 31, 2009 are as follows:

Year	Amount
(In thousands)
2010	$1,574,692
2011	1,455,964
2012	1,291,194
2013	1,137,631
2014	988,367
Subsequent	3,183,947

        Minimum future rentals exclude amounts which are payable by certain tenants based upon a percentage of their gross sales or as reimbursement of operating expenses and amortization of above and below-market tenant leases. Such operating leases are with a variety of tenants, the majority of which are national and regional retail chains and local retailers, and consequently, our credit risk is concentrated in the retail industry.

NOTE 9 TRANSACTIONS WITH AFFILIATES

        Management and other fee revenues primarily represent management and leasing fees, development fees, financing fees and fees for other ancillary services performed for the benefit of certain of the Unconsolidated Real Estate Affiliates and for properties owned by third parties. Fees earned from the Unconsolidated Properties totaled $76.6 million in 2009, $74.3 million in 2008 and $83.4 million in 2007. Such fees are recognized as revenue when earned.

NOTE 10 STOCK-BASED COMPENSATION PLANS

Incentive Stock Plans

        Prior to the Chapter 11 Cases, we granted qualified and non-qualified stock options and restricted stock to officers and key employees through the 2003 Incentive Stock Plan (the "2003 Incentive Plan"). The 2003 Incentive Plan provides for the issuance of 9,000,000 shares, of which 5,625,232 shares (4,878,500 stock options and 746,732 restricted shares) have been granted as of December 31, 2009, subject to certain customary adjustments to prevent dilution. Additionally, the Compensation Committee of the Board of Directors grants employment inducement awards to senior executives on a discretionary basis, and in the fourth quarter of 2008, granted 1,800,000 stock options to two senior executives. Stock options are granted by the Compensation Committee of the Board of Directors at an exercise price of not less than 100% of the Fair Value of our common stock on the date of the grant. The terms of the options are determined by the Compensation Committee.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 STOCK-BASED COMPENSATION PLANS (Continued)

        The following tables summarize stock option activity for the 2003 Incentive Stock Plan as of and for the years ended December 31, 2009, 2008 and 2007.

	2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Stock options outstanding at January 1	4,730,000	$33.01	3,053,000	$51.21	3,167,348	$38.41
Granted	—	—	1,800,000	3.73	1,205,000	65.81
Exercised	—	—	(23,000)	15.24	(1,318,748)	33.81
Forfeited	(290,000)	54.66	(100,000)	65.81	—	—
Expired	(198,500)	30.78	—	—	(600)	9.99

Stock options outstanding at December 31	4,241,500	$31.63	4,730,000	$33.01	3,053,000	$51.21

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price
$0 - $6.5810	1,800,000	3.8	$3.73	1,800,000	3.8	$3.73
$6.5811 - $13.1620	3,000	0.3	9.99	3,000	0.3	9.99
$13.1621 - $19.7430	50,000	2.7	15.49	50,000	2.7	15.49
$32.9051 - $39.4860	531,000	0.1	35.59	531,000	0.1	35.59
$39.4861 - $46.0670	30,000	0.2	44.59	30,000	0.2	44.59
$46.0671 - $52.6480	862,500	0.9	49.75	787,500	0.9	49.68
$59.2291 - $65.8100	965,000	1.7	65.81	703,000	1.7	65.81

Total	4,241,500	2.3	$31.63	3,904,500	2.3	$28.98

Intrinsic value (in thousands)	$14,099			$14,099

        The intrinsic value of outstanding and exercisable stock options as of December 31, 2009 represents the excess of our closing stock price on that date, $11.56, over the exercise price multiplied by the applicable number of shares that may be acquired upon exercise of stock options, and is not presented in the table above if the result is a negative value. The intrinsic value of exercised stock options represents the excess of our stock price at the time the option was exercised over the exercise price and was $0.6 million for options exercised during 2008 and $39.3 million for options exercised during 2007. No stock options were exercised during 2009.

        The weighted-average Fair Value of stock options as of the grant date was $1.94 for stock options granted during 2008 and $11.07 for stock options granted during 2007. No stock options were granted during 2009.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 STOCK-BASED COMPENSATION PLANS (Continued)

        Prior to 2007, stock options generally vested 20% at the time of the grant and in 20% annual increments thereafter. In February 2007, however, in lieu of awarding options similar in size to prior years to two of our senior executives, the Compensation Committee of our Board of Directors accelerated the vesting of options held by these executives so that all such options became immediately vested and exercisable. As a result, the vesting of 705,000 options was accelerated and compensation expense of $4.1 million which would have been recognized in 2007 through 2010 was recognized in the first quarter of 2007.

Restricted Stock

        Pursuant to the 2003 Stock Incentive Plan, we make restricted stock grants to certain employees and non-employee directors. The vesting terms of these grants are specific to the individual grant. The vesting terms vary in that a portion of the shares vest either immediately or on the first anniversary and the remainder vest in equal annual amounts over the next two to five years. Participating employees must remain employed for vesting to occur (subject to certain exceptions in the case of retirement). Shares that do not vest are forfeited. Dividends are paid on restricted stock and are not returnable, even if the underlying stock does not ultimately vest.

        The following table summarizes restricted stock activity for the respective grant years as of and for the years ended December 31, 2009, 2008, and 2007.

	2009		2008		2007
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested restricted stock grants outstanding as of January 1	410,767	$41.29	136,498	$59.75	72,666	$47.62
Granted	70,000	2.10	360,232	35.69	96,500	65.29
Vested	(135,706)	35.38	(53,164)	54.24	(32,668)	49.11
Canceled	(69,628)	46.04	(32,799)	35.65	—	—

Nonvested restricted stock grants outstanding as of December 31	275,433	$33.04	410,767	$41.29	136,498	$59.75

        The total Fair Value of restricted stock grants which vested during 2009 was $0.1 million, during 2008 was $2.0 million and during 2007 was $2.0 million.

Threshold-Vesting Stock Options

        Under the 1998 Incentive Stock Plan (the "1998 Incentive Plan"), stock incentive awards to employees in the form of threshold-vesting stock options ("TSOs") have been granted. The exercise price of the TSO is the Current Market Price ("CMP") as defined in the 1998 Incentive Plan of our common stock on the date the TSO is granted. In order for the TSOs to vest, our common stock must achieve and sustain the applicable threshold price for at least 20 consecutive trading days at any time during the five years following the date of grant. Participating employees must remain employed until

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 STOCK-BASED COMPENSATION PLANS (Continued)

vesting occurs in order to exercise the options. The threshold price is determined by multiplying the CMP on the date of grant by an Estimated Annual Growth Rate (7%) and compounding the product over a five-year period. TSOs granted in 2004 and thereafter must be exercised within 30 days of the vesting date. TSOs granted prior to 2004, all of which have vested, have a term of up to 10 years. Under the 1998 Incentive Plan, 8,163,995 options have been granted as of December 31, 2009, subject to certain customary adjustments to prevent dilution. No TSOs were granted in 2008 or 2009 and the 1998 Incentive Plan terminated December 31, 2008.

        The following table summarizes TSO activity as of December 31, 2009 by grant year.

TSO Grant Year
2007
TSOs outstanding at January 1, 2009	1,079,194
Forfeited(1)	(125,311)
Vested and exercised	—

TSOs outstanding at December 31, 2009(2)	953,883

Intrinsic value(3)	$—
Intrinsic value—options exercised	—
Fair value—options exercised	—
Cash received—options exercised	—
Exercise price(4)	$65.81
Threshold price	92.30
Fair value of options on grant date	9.54
Remaining contractual term (in years)	2.1

(1)
No TSO expirations for years presented.

(2)
TSOs outstanding at December 31, 2009 for the years 2006 and prior were 1,014,642.

(3)
Intrinsic value is not presented if result is a negative number.

(4)
A weighted average exercise price is not applicable as there is only one grant date and issuance per year.

        The Company has a $200 million per fiscal year common stock repurchase program which gives us the ability to acquire some or all of the shares of common stock to be issued upon the exercise of the TSOs or the Contingent Stock Agreement under which we assumed the obligations of TRC to issue shares of common stock to the beneficiaries thereunder (the "CSA") (Note 14). During 2008 and in 2009, no shares were repurchased and, during the pendency of our Chapter 11 Cases, no stock repurchases are expected.

Other Required Disclosures

        Historical data, such as the past performance of our common stock and the length of service by employees, is used to estimate expected life of the stock options, TSOs and our restricted stock and

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 STOCK-BASED COMPENSATION PLANS (Continued)

represents the period of time the options or grants are expected to be outstanding. No TSOs were granted during the years ended December 31, 2009 and 2008 and no stock options were granted during 2009. The Fair Values of TSOs granted in 2007 were estimated using the binomial method. The value of restricted stock grants is calculated as the average of the high and low stock prices on the date of the initial grant. The Fair Values of all other stock options were estimated on the date of grant using the Black-Scholes-Merton option pricing model. These Fair Values are affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. Expected volatilities are based on historical volatility of our stock price as well as that of our peer group, implied volatilities and various other factors. The weighted average estimated value of TSOs granted during 2007 and stock options granted during 2007 and 2008 were based on the following assumptions:

	2008	2007
Risk-free interest rate	1.68%	4.70%
Dividend yield	4.00%	4.00%
Expected volatility	97.24%	24.72%
Expected life (in years)	3.0	5.0

        Compensation expense related to the Incentive Stock Plans, TSOs and restricted stock was $8.6 million in 2009, $6.8 million in 2008 and $16.9 million in 2007.

        As of December 31, 2009, total compensation expense which had not yet been recognized related to nonvested options, TSOs and restricted stock grants was $14.7 million. Of this total, $8.4 million is expected to be recognized in 2010, $5.6 million in 2011 and $0.7 million in 2012. These amounts may be impacted by future grants, changes in forfeiture estimates or vesting terms, actual forfeiture rates which differ from estimated forfeitures and/or timing of TSO vesting.

Employee Stock Purchase Plan

        The General Growth Properties, Inc. Employee Stock Purchase Plan (the "ESPP"), which was terminated effective June 30, 2009 and had been suspended from June 2008 through June 2009, was established to assist eligible employees in acquiring stock ownership interest in GGP. Under the ESPP, eligible employees made payroll deductions over a six-month purchase period. At the end of each six-month purchase period, the amounts withheld were used to purchase shares of our common stock at a purchase price equal to 85% of the lesser of the closing price of a share of a common stock on the first or last trading day of the purchase period. The ESPP was considered a compensatory plan in accordance with the generally accepted accounting principles related to share—based payments. From inception through June 30, 2009, an aggregate of 1.7 million shares of our common stock had been purchased by eligible employees under the ESPP. Compensation expense related to the ESPP was $1.0 million in 2008 and $2.0 million in 2007. No compensation expense was recognized in 2009.

Defined Contribution Plan

        We sponsor the General Growth 401(k) Savings Plan (the "401(k) Plan") which permits all eligible employees to defer a portion of their compensation in accordance with the provisions of Section 401(k) of the Code. Subject to certain limitations (including an annual limit imposed by the Code), each participant is allowed to make before-tax contributions up to 50% of gross earnings, as defined. We

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 STOCK-BASED COMPENSATION PLANS (Continued)

add to a participant's account through a matching contribution up to 5% of the participant's annual earnings contributed to the 401(k) Plan. We match 100% of the first 4% of earnings contributed by each participant and 50% of the next 2% of earnings contributed by each participant. We recognized expense resulting from the matching contributions of $9.1 million in 2009, $10.7 million in 2008, and $10.2 million in 2007.

Dividend Reinvestment and Stock Purchase Plan

        The Dividend Reinvestment and Stock Purchase Plan ("DRSP") was terminated on the Petition Date. In general, the DRSP had allowed participants to purchase our common stock from dividends received or additional cash investments. The stock was purchased at current market price, but no fees or commissions were charged to the participant. As of the Petition Date, an aggregate of 837,604 shares of our common stock had been issued under the DRSP.

NOTE 11 OTHER ASSETS AND LIABILITIES

        The following table summarizes the significant components of prepaid expenses and other assets.

	December 31, 2009	December 31, 2008
	(In thousands)
Below-market ground leases (Note 2)	$241,676	$247,553
Receivables—finance leases and bonds	119,506	118,543
Security and escrow deposits	99,685	156,574
Prepaid expenses	88,651	63,879
Real estate tax stabilization agreement (Note 2)	71,607	75,531
Special Improvement District receivable	48,713	51,314
Above-market tenant leases (Note 2)	34,339	51,308
Deferred tax, net of valuation allowances	28,615	37,973
Other	21,955	32,780

	$754,747	$835,455

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11 OTHER ASSETS AND LIABILITIES (Continued)

        The following table summarizes the significant components of accounts payable, accrued expenses and other liabilities.

	December 31, 2009	December 31, 2008
	(In thousands)
Accounts payable and accrued expenses	$434,911	$263,167
Accrued interest	366,398	115,968
Construction payable	150,746	257,178
Uncertain tax position liability	129,413	134,646
Accrued payroll and other employee liabilities	104,926	62,591
Accrued real estate taxes	88,511	90,663
Hughes participation payable (Note 8)	68,378	73,325
Deferred gains/income	67,611	62,716
Below-market tenant leases (Note 2)	63,290	88,756
Conditional asset retirement obligation liability	24,601	23,499
Tenant and other deposits	23,250	24,452
Derivative financial instruments	—	27,715
Funded defined contribution plan liabilities	—	7,517
Other	212,861	306,956

Total accounts payable and accrued expenses	1,734,896	1,539,149
Less: amounts subject to compromise (Note 1)	(612,008)	—

Accounts payable and accrued expenses not subject to compromise	$1,122,888	$1,539,149

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 NONCONTROLLING INTERESTS

        The following table reflects the activity of the redeemable noncontrolling interests for the years ended December 31, 2009, 2008 and 2007.

(In thousands)
Balance at December 31, 2006 (as adjusted)	$3,109,732
Net income	69,472
Distributions	(169,522)
Conversion of operating partnership units into common shares	(7,695)
Conversion of convertible preferred units to common shares	(488)
Other comprehensive income	5,486
Adjustment for noncontrolling interests in operating partnership	65,431
Adjust redeemable noncontrolling interests	(713,515)

Balance at December 31, 2007	$2,358,901

Net income	11,499
Distributions	(88,328)
Conversion of operating partnership units into common shares	(9,147)
Conversion of convertible preferred units to common shares	(250)
Other comprehensive loss	(18,160)
Adjustment for noncontrolling interests in operating partnership	117,447
Adjust redeemable noncontrolling interests	(1,872,037)

Balance at December 31, 2008	$499,925

Net loss	(21,959)
Distributions	(9,433)
Conversion of operating partnership units into common shares	(324,489)
Other comprehensive income	10,573
Adjustment for noncontrolling interests in operating partnership	(13,200)
Adjust redeemable noncontrolling interests	65,416

Balance at December 31, 2009	$206,833

        On January 2, 2009, MB Capital Units LLC, pursuant to the Rights Agreement, converted 42,350,000 Common Units (approximately 13% of all outstanding Common Units, including those owned by GGP) in the Company's Operating Partnership into 42,350,000 shares of GGP common stock.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 NONCONTROLLING INTERESTS (Continued)

        The Operating Partnership has also issued Convertible Preferred Units, which are convertible, with certain restrictions, at any time by the holder into Common Units of the Operating Partnership at the following rates (subject to adjustment):

Number of Common Units for each Preferred Unit
Series B—JP Realty	3.000
Series D—Foothills Mall	1.508
Series E—Four Seasons Town Centre	1.298

NOTE 13 ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

        Components of accumulated other comprehensive (loss) income as of December 31, 2009 and 2008 are as follows:

	2009	2008
	(In thousands)
Net unrealized losses on financial instruments	$(14,673)	$(27,903)
Accrued pension adjustment	(1,704)	(2,110)
Foreign currency translation	16,166	(25,634)
Unrealized losses on available-for-sale securities	(38)	(481)

	$(249)	$(56,128)

NOTE 14 COMMITMENTS AND CONTINGENCIES

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on our consolidated financial position, results of operations or liquidity.

        We lease land or buildings at certain properties from third parties. The leases generally provide us with a right of first refusal in the event of a proposed sale of the property by the landlord. Rental payments are expensed as incurred and have, to the extent applicable, been straight-lined over the term of the lease. Contractual rental expense, including participation rent, was $19.0 million in 2009, $19.3 million in 2008 and $19.5 million in 2007, while the same rent expense excluding amortization of above and below-market ground leases and straight-line rents, as presented in our consolidated financial statements, was $12.7 million in 2009, $12.4 million in 2008 and $12.0 million in 2007.

        We have, in the past, periodically entered into contingent agreements for the acquisition of properties. Each acquisition subject to such agreements was subject to satisfactory completion of due diligence and, in the case of property acquired under development, completion of the project. In conjunction with the acquisition of The Grand Canal Shoppes in 2004, we entered into an agreement (the "Phase II Agreement") to acquire the multi-level retail space that is part of The Shoppes at The Palazzo in Las Vegas, Nevada (The "Phase II Acquisition") which is connected to the existing Venetian

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14 COMMITMENTS AND CONTINGENCIES (Continued)

and the Sands Expo and Convention Center facilities and The Grand Canal Shoppes. The project opened on January 18, 2008. The acquisition closed on February 29, 2008 for an initial purchase price payment of $290.8 million, which was primarily funded with $250.0 million of new variable-rate short-term debt collateralized by the property and for Federal income tax purposes was used as replacement property in a like-kind exchange. The Phase II Agreement provides for additional purchase price payments based on net operating income, as defined, of the Phase II retail space. Such additional payments, if any, are to be made during the 30 months after closing with the final payment being subject to re-adjustment 48 months after closing. Although we have currently estimated that no additional amounts will be paid pursuant to the Phase II Agreement, the total final purchase price of the Phase II Acquisition could be different than the current estimate.

        See Note 7 for our obligations related to uncertain tax positions for disclosure of additional contingencies.

        The following table summarizes the contractual maturities of our long-term commitments. Both long-term debt and ground leases include the related purchase accounting Fair Value adjustments:

	2010	2011	2012	2013	2014	Subsequent / Other	Total
				(In thousands)
Long-term debt-principal(1)	$1,114,925	$191,366	$1,006,706	$481,140	$1,626,788	$2,879,847	$7,300,772
Retained debt-principal	119,694	775	37,742	—	—	—	158,211
Ground lease payments	14,547	14,365	14,336	14,381	14,444	543,378	615,451
Uncertainty in income taxes, including interest	—	—	—	—	—	129,413	129,413

Total	$1,249,166	$206,506	$1,058,784	$495,521	$1,641,232	$3,552,638	$8,203,847

(1)
Excludes $17.16 billion of long-term debt-principal that is subject to compromise and the effect of any principal accelerations due to cross defaults or other revisions to our debt agreements due to conditions described in Note 1.

Contingent Stock Agreement

        In conjunction with GGP's acquisition of The Rouse Company ("TRC") in November 2004, GGP assumed TRC's obligations under a CSA. TRC entered into the CSA in 1996 when it acquired The Hughes Corporation ("Hughes"). This acquisition included various assets, including Summerlin (the "CSA Assets"), a development in GGP's Master Planned Communities segment. The CSA is an unsecured obligation of GGP and therefore, GGP's obligations to the former Hughes owners or their successors (the "Beneficiaries") under the CSA are, and will be, subject to treatment in accordance with applicable requirements of the bankruptcy law and any plan of reorganization that may be confirmed by the Bankruptcy Court.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14 COMMITMENTS AND CONTINGENCIES (Continued)

        Under the terms of the CSA, GGP was required through August 2009 to issue shares of its common stock semi-annually (February and August) to the Beneficiaries with the number of shares to be issued in any period based on cash flows from the development and/or sale of the CSA Assets and GGP's stock price. The Beneficiaries' share of earnings from the CSA Assets is accounted for as a land sales operations expense. During 2009, GGP was not obligated to deliver any shares of its common stock under the CSA as the net development and sales cash flows were negative for the applicable periods. During 2008, 356,661 shares of GGP common stock (from treasury shares) were delivered to the Beneficiaries pursuant to the CSA.

        Under the terms of the CSA, GGP is also required to make a final distribution to the Beneficiaries in 2010, following a final valuation of the remaining CSA Assets as of December 31, 2009. The CSA sets forth a methodology for establishing this final valuation and requires the payment, if any, be made in shares of GGP common stock. GGP would account for any final distribution to the Beneficiaries as an additional GGP investment in the CSA Assets (that is, contingent consideration). However, since GGP's plan of reorganization is still being developed, treatment of the CSA and the final distribution amount, if any, to the Beneficiaries cannot currently be determined and, therefore, no liability for any final distribution amount is probable or estimable at December 31, 2009. The carrying amount of the CSA Assets as reflected in the Company's Consolidated Financial Statements is not the final valuation, and should not be relied upon for purposes of determining, or estimating, the final distribution amount, if any, to the Beneficiaries.

NOTE 15 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        On June 12, 2009, the FASB issued new generally accepted accounting guidance that amends the consolidation guidance applicable to variable interest entities. The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of the previous guidance and are effective to the Company on January 1, 2010. Although the amendments significantly affected the overall consolidation analysis under previously issued guidance, we do not expect changes to our consolidated financial statements for this new guidance.

        In June 2009, the FASB issued new generally accepted accounting guidance related to the accounting standards codification and the hierarchy of generally accepted accounting principles. The codification's content will carry the same level of authority, effectively superseding previous related guidance. The GAAP hierarchy has been modified to include only two levels of GAAP: authoritative and nonauthoritative. This new guidance was effective for us in the third quarter of 2009. The effect of the implementation of this new guidance on our consolidated financial statements resulted in the conversion of previously referenced specific accounting guidance to a "plain English" reference.

NOTE 16 SEGMENTS

        We have two business segments which offer different products and services. Our segments are managed separately because each requires different operating strategies or management expertise. We do not distinguish or group our consolidated operations on a geographic basis. Further, all material

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 SEGMENTS (Continued)

operations are within the United States and no customer or tenant comprises more than 10% of consolidated revenues. Our reportable segments are as follows:

  •
  Retail and Other—includes the operation, development and management of retail and other rental property, primarily shopping centers

  •
  Master Planned Communities—includes the development and sale of land, primarily in large-scale, long-term community development projects in and around Columbia, Maryland; Summerlin, Nevada; and Houston, Texas, and our one residential condominium project located in Natick (Boston), Massachusetts

        The operating measure used to assess operating results for the business segments is Real Estate Property Net Operating Income ("NOI") which represents the operating revenues of the properties less property operating expenses, exclusive of depreciation and amortization and, with respect to our retail and other segment, provisions for impairment. Management believes that NOI provides useful information about a property's operating performance.

        The accounting policies of the segments are the same as those described in Note 2, except that we report Unconsolidated Real Estate Affiliates using the proportionate share method rather than the equity method. Under the proportionate share method, our share of the revenues and expenses of the Unconsolidated Properties are combined with the revenues and expenses of the Consolidated Properties. Under the equity method, our share of the net revenues and expenses of the Unconsolidated Properties are reported as a single line item, Equity in income of Unconsolidated Real Estate Affiliates, in our Consolidated Statements of Income and Comprehensive Income. This difference affects only the reported revenues and operating expenses of the segments and has no effect on our reported net earnings. In addition, other revenue includes the NOI of discontinued operations and is reduced by the NOI attributable to our noncontrolling interest partners in consolidated joint ventures.

        The total cash expenditures for additions to long-lived assets for the Master Planned Communities segment was $78.2 million for the year ended December 31, 2009, $166.1 million for the year ended December 31, 2008 and $243.3 million for the year ended December 31, 2007. Similarly, cash expenditures for long-lived assets for the Retail and Other segment was $252.8 million for the year ended December 31, 2009, $1.19 billion for the year ended December 31, 2008 and $1.50 billion for the year ended December 31, 2007. Such amounts for the Master Planned Communities segment and the Retail and Other segment are included in the amounts listed as Land/residential development and acquisitions expenditures and Acquisition/development of real estate and property additions/improvements, respectively, in our Consolidated Statements of Cash Flows.

        The total amount of goodwill, as presented on our Consolidated Balance Sheets, is included in our Retail and Other segment.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 SEGMENTS (Continued)

        Segment operating results are as follows:

	Year Ended December 31, 2009
	Consolidated Properties	Unconsolidated Properties	Segment Basis
	(In thousands)
Retail and Other
Property revenues:
Minimum rents	$1,992,046	$388,997	$2,381,043
Tenant recoveries	883,595	158,160	1,041,755
Overage rents	52,306	7,779	60,085
Other, including noncontrolling interests	75,232	56,320	131,552

Total property revenues	3,003,179	611,256	3,614,435

Property operating expenses:
Real estate taxes	280,895	47,661	328,556
Property maintenance costs	119,270	21,714	140,984
Marketing	34,363	7,225	41,588
Other property operating costs	529,686	131,220	660,906
Provision for doubtful accounts	30,331	6,131	36,462

Total property operating expenses	994,545	213,951	1,208,496

Retail and other net operating income	2,008,634	397,305	2,405,939

Master Planned Communities
Land sales	45,997	37,993	83,990
Land sales operations	(50,807)	(33,684)	(84,491)

Master Planned Communities net operating (loss) income before provision for impairment	(4,810)	4,309	(501)
Provision for impairment	(108,691)	—	(108,691)

Master Planned Communities net operating (loss) income	(113,501)	4,309	(109,192)

Real estate property net operating income	$1,895,133	$401,614	$2,296,747

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 SEGMENTS (Continued)

	Year Ended December 31, 2008
	Consolidated Properties	Unconsolidated Properties	Segment Basis
	(In thousands)
Retail and Other
Property revenues:
Minimum rents	$2,085,758	$383,003	$2,468,761
Tenant recoveries	927,332	159,499	1,086,831
Overage rents	72,882	9,461	82,343
Other, including noncontrolling interests	101,438	62,081	163,519

Total property revenues	3,187,410	614,044	3,801,454

Property operating expenses:
Real estate taxes	274,317	44,934	319,251
Property maintenance costs	114,532	19,972	134,504
Marketing	43,426	8,501	51,927
Other property operating costs	557,259	140,062	697,321
Provision for doubtful accounts	17,873	3,442	21,315

Total property operating expenses	1,007,407	216,911	1,224,318

Retail and other net operating income	2,180,003	397,133	2,577,136

Master Planned Communities
Land sales	66,557	72,189	138,746
Land sales operations	(63,441)	(46,311)	(109,752)

Master Planned Communities net operating income before provision for impairment	3,116	25,878	28,994
Provision for impairment	(40,346)	—	(40,346)

Master Planned Communities net operating (loss) income	(37,230)	25,878	(11,352)

Real estate property net operating income	$2,142,773	$423,011	$2,565,784

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 SEGMENTS (Continued)

	Year Ended December 31, 2007
	Consolidated Properties	Unconsolidated Properties	Segment Basis
	(In thousands)
Retail and Other
Property revenues:
Minimum rents	$1,933,674	$406,241	$2,339,915
Tenant recoveries	859,801	173,486	1,033,287
Overage rents	89,016	12,213	101,229
Other, including noncontrolling interests	102,553	82,884	185,437

Total property revenues	2,985,044	674,824	3,659,868

Property operating expenses:
Real estate taxes	246,484	50,478	296,962
Property and maintenance costs	111,490	22,670	134,160
Marketing	54,664	12,233	66,897
Other property operating costs	523,341	168,038	691,379
Provision for doubtful accounts	5,426	1,978	7,404

Total property operating expenses	941,405	255,397	1,196,802

Retail and other net operating income	2,043,639	419,427	2,463,066

Master Planned Communities
Land sales	145,649	85,017	230,666
Land sales operations	(116,708)	(57,813)	(174,521)

Master Planned Communities net operating income before provision for impairment	28,941	27,204	56,145
Provision for impairment	(127,600)	—	(127,600)

Master Planned Communities net operating (loss) income	(98,659)	27,204	(71,455)

Real estate property net operating income	$1,944,980	$446,631	$2,391,611

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 SEGMENTS (Continued)

        The following reconciles NOI to GAAP-basis operating income and income from continuing operations:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Real estate property net operating income:
Segment basis	$2,296,747	$2,565,784	$2,391,611
Unconsolidated Properties	(401,614)	(423,011)	(446,631)

Consolidated Properties	1,895,133	2,142,773	1,944,980
Management fees and other corporate revenues	75,851	96,495	119,941
Property management and other costs	(176,876)	(184,738)	(198,610)
General and administrative	(28,608)	(39,245)	(37,005)
Strategic initiatives	(67,341)	(18,727)	—
Litgation recovery (provision)	—	57,145	(89,225)
Provisions for impairment	(1,115,119)	(76,265)	(2,933)
Depreciation and amortization	(755,161)	(759,930)	(670,454)
Noncontrolling interest in NOI of Consolidated Properties and other	10,787	11,063	11,167

Operating income	(161,334)	1,228,571	1,077,861
Interest income	3,321	3,197	8,641
Interest expense	(1,311,283)	(1,325,273)	(1,191,466)
Benefit from (provision for) income taxes	14,610	(23,461)	294,160
Equity in income of Unconsolidated Real Estate Affiliates	4,635	80,594	158,401
Reorganization items	146,190	—	—

(Loss) income from continuing operations	$(1,303,861)	$(36,372)	$347,597

        The following reconciles segment revenues to GAAP-basis consolidated revenues:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Segment basis total property revenues	$3,614,435	$3,801,454	$3,659,868
Unconsolidated segment revenues	(611,256)	(614,044)	(674,824)
Consolidated land sales	45,997	66,557	145,649
Management fees and other corporate revenues	75,851	96,495	119,941
Noncontrolling interest in NOI of Consolidated Properties and other	10,787	11,063	11,167

GAAP-basis consolidated total revenues	$3,135,814	$3,361,525	$3,261,801

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 SEGMENTS (Continued)

        The assets by segment and the reconciliation of total segment assets to the total assets in the consolidated financial statements at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
	(In thousands)
Retail and Other	$28,166,899	$29,931,570
Master Planned Communities	2,095,415	2,174,015

Total segment assets	30,262,314	32,105,585
Unconsolidated Properties	(4,609,763)	(4,481,818)
Corporate and other	2,497,223	1,933,563

Total assets	$28,149,774	$29,557,330

NOTE 17 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands except for per share amounts)
Total revenues	$788,640	$792,095	$760,961	$794,118
Operating (loss) income(1)	(95,438)	193,590	201,206	(460,692)
Loss from continuing operations(1)	(404,145)	(158,581)	(117,454)	(623,681)
(Loss) income from discontinued operations	(55)	—	29	(940)
Net loss attibutable to common shareholders	(396,082)	(158,402)	(117,847)	(612,358)
Loss per share from continuing operations(2):
Basic	(1.27)	(0.51)	(0.38)	(1.96)
Diluted	(1.27)	(0.51)	(0.38)	(1.96)
Loss per share(2):
Basic	(1.27)	(0.51)	(0.38)	(1.96)
Diluted	(1.27)	(0.51)	(0.38)	(1.96)
Dividends declared per share	—	—	—	0.19
Weighted-average shares outstanding:
Basic	310,868	312,337	312,363	312,382
Diluted	310,868	312,337	312,363	312,382

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17 QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (Continued)

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands except for per share amounts)
Total revenues	$830,322	$815,618	$814,701	$900,884
Operating income(1)	318,280	304,447	257,671	348,173
Income (loss) from continuing operations(1)	7,581	872	(40,286)	(4,539)
Income (loss) from discontinued operations	—	37,060	18,023	(39)
Net income (loss) attibutable to common shareholders	3,360	28,751	(20,859)	(6,533)
Earnings (loss) per share from continuing operations:
Basic	0.01	—	(0.13)	(0.02)
Diluted	0.01	—	(0.13)	(0.02)
Earnings (loss) per share:
Basic	0.01	0.12	(0.08)	(0.02)
Diluted(2)	0.01	0.12	(0.08)	(0.02)
Dividends declared per share	0.50	0.50	0.50	—
Weighted-average shares outstanding:
Basic	244,765	267,369	267,945	268,569
Diluted	244,918	267,369	267,945	268,569

(1)
Operating loss and loss from continuing operations in the fourth quarter of 2009 were primarily due to provisions for impairment (Note 2) and property level bankruptcy claims. Such losses were partially offset by gains on liabilities subject to compromise (Note 2).

(2)
Earnings (loss) per share for the quarters do not add up to the annual earnings per share due to the issuance of additional common stock during the year.

        As more fully described in Note 2, the Company, under applicable GAAP guidance, was deemed to incur compensation expense as a result of a series of loans made to two officers of the Company by an affiliate of certain Bucksbaum family trusts. The independent members of the Company's Board of Directors learned of these loans in October 2008 and the aggregate deemed compensation expense amount of approximately $15.4 million, before noncontrolling interest, was recorded as a general and administrative expense (a component of operating income) in the fourth quarter of 2008. This amount is a cumulative correction of an error as no expense amounts for these loans were recorded or reflected in the above schedules of unaudited quarterly financial information for the first, second or third quarters of 2008. Had the deemed compensation expense been recorded in the applicable periods, operating income would have declined by approximately $2.9 million, $59 thousand and $12.1 million, respectively, for the first, second and third quarters of 2008, respectively. For net income, which is presented net of noncontrolling interest, net income would have been lower by approximately $2.4 million, $50 thousand and $10.1 million for the first, second and third quarters of 2008, respectively. If this deemed expense had been recorded in the applicable quarters as just discussed rather than as a correction of an error in the fourth quarter of 2008, fourth quarter 2008 operating income would have increased by the full amount of the correction recorded ($15.4 million) and net income (presented net of noncontrolling interest) would have increased by $12.8 million. We have assessed the impacts to the previously reported quarters of 2008 (and the related year-to-date 2008 amounts), and the impact of the cumulative correction recorded in the fourth quarter of 2008, and concluded that all such impacts are immaterial. Accordingly, we have determined that no restatement of previously issued financial statements or information is necessary and, therefore, no such restatement is reflected in the above presentation of unaudited quarterly financial information for the deemed compensation expense correction recorded.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
General Growth Properties, Inc.
Chicago, Illinois

        We have audited the consolidated financial statements of General Growth Properties, Inc. (Debtor-in-Possession) and subsidiaries (the "Company") as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and the Company's internal control over financial reporting as of December 31, 2009, and have issued our reports thereon dated March 1, 2010 (for which the report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs regarding the Company's bankruptcy proceedings, the Company's ability to continue as a going concern and the Company's change in methods of accounting for noncontrolling interests and convertible debt instruments); such consolidated financial statements and reports are included elsewhere in this Form 10-K. Our audits also included the consolidated financial statement schedule of the Company listed in the Index to Consolidated Financial Statements and Consolidated Financial Statement Schedule on page F-1 of this Form 10-K. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 1, 2010

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2009

					Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)						Life Upon Which Latest Income Statement is Computed
			Initial Cost(b)
Name of Center	Location	Encumbrances(a)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation(e)	Date of Construction	Date Acquired
		(In thousands)
Retail and Other:
Ala Moana Center	Honolulu, HI	$1,500,000	$336,229	$473,771	$—	$287,812	$336,229	$761,583	$1,097,812	$195,434		1999	(e	)
Alameda Plaza	Pocatello, ID	—	740	2,060	—	13	740	2,073	2,813	387		2002	(e	)
Anaheim Crossing	Anaheim, CA	—	—	1,986	—	29	—	2,015	2,015	375		2002	(e	)
Animas Valley Mall	Farmington, NM	35,054	6,464	35,902	—	8,645	6,464	44,547	51,011	9,011		2002	(e	)
Apache Mall	Rochester, MN	—	8,110	72,993	—	26,639	8,110	99,632	107,742	29,428		1998	(e	)
Arizona Center	Phoenix, AZ	—	2,314	132,158	—	2,326	2,314	134,484	136,798	28,994		2004	(e	)
Augusta Mall	Augusta, GA	159,000	787	162,272	1,217	82,949	2,004	245,221	247,225	30,377		2004	(e	)
Austin Bluffs Plaza	Colorado Springs, CO	2,288	1,080	3,007	—	234	1,080	3,241	4,321	610		2002	(e	)
Bailey Hills Village	Eugene, OR	—	290	806	—	36	290	842	1,132	156		2002	(e	)
Baybrook Mall	Friendswood, TX	168,570	13,300	117,163	6,853	28,291	20,153	145,454	165,607	38,830		1999	(e	)
Bayshore Mall	Eureka, CA	31,005	3,005	27,399	—	37,512	3,005	64,911	67,916	33,854	1986-1987		(e	)
Bayside Marketplace	Miami, FL	84,103	—	177,801	—	3,616	—	181,417	181,417	39,816		2004	(e	)
Beachwood Place	Beachwood, OH	240,164	18,500	319,684	—	27,113	18,500	346,797	365,297	39,988		2004	(e	)
Bellis Fair	Bellingham, WA	61,586	7,616	47,040	(131)	15,946	7,485	62,986	70,471	32,856	1987-1988		(e	)
Birchwood Mall	Port Huron, MI	44,308	1,769	34,575	1,274	19,871	3,043	54,446	57,489	30,763	1989-1990		(e	)
Boise Plaza	Boise, ID	—	374	1,042	—	112	374	1,154	1,528	210		2002	(e	)
Boise Towne Plaza	Boise, ID	10,921	3,988	11,101	—	146	3,988	11,247	15,235	2,116		2002	(e	)
Boise Towne Square	Boise, ID	69,689	23,449	131,001	1,088	36,423	24,537	167,424	191,961	31,202		2002	(e	)
Burlington Town Center	Burlington, VT	26,304	1,637	32,798	2,597	20,396	4,234	53,194	57,428	7,976		2004	(e	)
Cache Valley Mall	Logan, UT	28,043	3,875	22,047	(415)	472	3,460	22,519	25,979	—		2002	(e	)
Cache Valley Marketplace	Logan, UT	—	1,500	1,583	1,310	3,526	2,810	5,109	7,919	—		2002	(e	)
Capital Mall	Jefferson City, MO	11,000	4,200	14,201	(287)	10,871	3,913	25,072	28,985	12,648		1993	(e	)
Century Plaza	Birmingham, AL	—	3,164	28,514	—	(14,290)	3,164	14,224	17,388	6		1997	(e	)
Chapel Hills Mall	Colorado Springs, CO	98,500	4,300	34,017	—	72,043	4,300	106,060	110,360	40,624		1993	(e	)
Chico Mall	Chico, CA	55,524	16,958	45,628	(1,187)	(6,966)	15,771	38,662	54,433	—		2003	(e	)
Coastland Center	Naples, FL	117,006	11,450	103,050	—	50,040	11,450	153,090	164,540	38,703		1998	(e	)
Collin Creek	Plano, TX	68,940	26,250	122,991	—	2,529	26,250	125,520	151,770	16,772		2004	(e	)
Colony Square Mall	Zanesville, OH	25,239	1,000	24,500	597	25,302	1,597	49,802	51,399	27,678		1986	(e	)
Columbia Mall	Columbia, MO	90,000	5,383	19,663	—	32,259	5,383	51,922	57,305	27,795	1984-1985		(e	)
Coral Ridge Mall	Coralville, IA	88,250	3,364	64,218	49	22,952	3,413	87,170	90,583	31,860	1998-1999		(e	)
Coronado Center	Albuquerque, NM	168,798	33,072	148,799	—	3,482	33,072	152,281	185,353	28,996		2003	(e	)
Cottonwood Mall	Salt Lake City, UT	—	7,613	42,987	(4,713)	(42,987)	2,900	—	2,900	—		2002	(e	)
Cottonwood Square	Salt Lake City, UT	—	1,558	4,339	—	218	1,558	4,557	6,115	847		2002	(e	)
Country Hills Plaza	Ogden, UT	13,526	3,620	9,080	(88)	(1,111)	3,532	7,969	11,501	—		2002	(e	)
Crossroads Center	St. Cloud, MN	78,436	10,813	72,203	2,393	40,769	13,206	112,972	126,178	25,981		2000	(e	)
Cumberland Mall	Atlanta, GA	103,862	15,199	136,787	10,042	74,528	25,241	211,315	236,556	50,567		1998	(e	)
Division Crossing	Portland, OR	5,273	1,773	4,935	—	422	1,773	5,357	7,130	1,007		2002	(e	)
Eagle Ridge Mall	Lake Wales, FL	47,578	7,620	49,561	(3,280)	(27,366)	4,340	22,195	26,535	—	1995-1996		(e	)
Eastridge Mall	Casper, WY	31,992	6,171	34,384	(79)	11,590	6,092	45,974	52,066	8,090		2002	(e	)
Eastridge Mall	San Jose, CA	170,000	36,724	178,018	—	23,540	36,724	201,558	238,282	29,010		2006	(e	)
Eden Prairie Center	Eden Prairie, MN	79,828	465	19,024	28	123,355	493	142,379	142,872	49,162		1997	(e	)

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
DECEMBER 31, 2009

					Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)						Life Upon Which Latest Income Statement is Computed
			Initial Cost(b)
Name of Center	Location	Encumbrances(a)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation(e)	Date of Construction	Date Acquired
		(In thousands)
Fallbrook Center	West Hills, CA	85,000	6,117	10,077	10	101,497	6,127	111,574	117,701	50,995		1984	(e	)
Faneuil Hall Marketplace	Boston, MD	87,235	—	122,098	—	2,033	—	124,131	124,131	20,769		2004	(e	)
Fashion Place	Murray, UT	136,850	21,604	206,484	706	46,542	22,310	253,026	275,336	32,922		2004	(e	)
Fashion Show	Las Vegas, NV	645,918	523,650	602,288	—	(7,683)	523,650	594,605	1,118,255	94,137		2004	(e	)
Foothills Mall	Fort Collins, CO	50,758	8,031	96,642	(3,576)	(59,906)	4,455	36,736	41,191	—		2003	(e	)
Fort Union	Midvale, UT	2,753	—	3,842	—	27	—	3,869	3,869	736		2002	(e	)
Four Seasons Town Centre	Greensboro, NC	100,429	27,231	141,978	—	6,810	27,231	148,788	176,019	25,280		2004	(e	)
Fox River Mall	Appleton, WI	195,000	2,701	18,291	2,086	66,854	4,787	85,145	89,932	41,709	1983-1984		(e	)
Fremont Plaza	Las Vegas, NV	—	—	3,956	—	330	—	4,286	4,286	774		2002	(e	)
Gateway Crossing Shopping Center	Bountiful, UT	15,234	4,104	11,422	—	991	4,104	12,413	16,517	2,407		2002	(e	)
Gateway Mall	Springfield, OR	40,597	8,728	34,707	(96)	38,375	8,632	73,082	81,714	35,420	1989-1990		(e	)
Gateway Overlook	Columbia, MD	55,000	—	31,679	—	2,850	—	34,529	34,529	2,321	2007		(e	)
Glenbrook Square	Fort Wayne, IN	153,429	30,414	195,896	50	13,375	30,464	209,271	239,735	34,569		2003	(e	)
Governor's Square	Tallahassee, FL	74,368	—	121,482	—	5,941	—	127,423	127,423	21,978		2004	(e	)
Grand Teton Mall	Idaho Falls, ID	48,795	6,973	44,030	—	11,397	6,973	55,427	62,400	10,189		2002	(e	)
Grand Teton Plaza	Idaho Falls, ID	—	2,349	7,336	—	132	2,349	7,468	9,817	989		2004	(e	)
Grand Traverse Mall	Traverse City, MI	85,302	3,534	20,776	—	30,413	3,534	51,189	54,723	28,311	1990-1991		(e	)
Greenwood Mall	Bowling Green, KY	45,579	3,200	40,202	187	37,664	3,387	77,866	81,253	34,517		1993	(e	)
Halsey Crossing	Gresham, OR	2,581	—	4,363	—	126	—	4,489	4,489	864		2002	(e	)
Harborplace	Baltimore, MD	49,016	—	54,308	—	11,728	—	66,036	66,036	12,133		2004	(e	)
Hulen Mall	Fort Worth, TX	113,021	8,910	153,894	—	(4,392)	8,910	149,502	158,412	17,736		2004	(e	)
Jordan Creek Town Center	West Des Moines, IA	185,950	18,142	166,143	—	11,816	18,142	177,959	196,101	39,536	2004		(e	)
Knollwood Mall	St. Louis Park, MN	39,942	—	9,748	7,026	42,058	7,026	51,806	58,832	26,280		1978	(e	)
Lakeside Mall	Sterling Heights, MI	161,380	35,860	369,639	—	5,620	35,860	375,259	411,119	55,813		2004	(e	)
Lakeview Square	Battle Creek, MI	41,334	3,579	32,210	(274)	(2,733)	3,305	29,477	32,782	—		1996	(e	)
Landmark Mall	Alexandria, VA	—	28,396	67,235	(10,038)	(38,434)	18,358	28,801	47,159	—		2003	(e	)
Lansing Mall	Lansing, MI	24,144	6,978	62,800	4,518	44,239	11,496	107,039	118,535	38,275		1996	(e	)
Lincolnshire Commons	Lincolnshire, IL	28,000	10,784	9,441	—	20,994	10,784	30,435	41,219	4,892	2006		(e	)
Lockport Mall	Lockport, NY	—	800	10,000	—	(3,523)	800	6,477	7,277	1,054		1986	(e	)
Lynnhaven Mall	Virginia Beach, VA	210,408	33,698	229,433	—	6,126	33,698	235,559	269,257	41,760		2003	(e	)
Mall At Sierra Vista	Sierra Vista, AZ	23,556	3,652	20,450	—	4,128	3,652	24,578	28,230	5,006		2002	(e	)
Mall of Louisiana	Baton Rouge, LA	235,174	28,649	275,102	(4,058)	78,430	24,591	353,532	378,123	47,583		2004	(e	)
Mall of The Bluffs	Council Bluffs, IA	35,951	1,860	24,016	35	24,636	1,895	48,652	50,547	27,669	1985-1986		(e	)
Mall St. Matthews	Louisville, KY	144,565	—	176,583	33,108	1,877	33,108	178,460	211,568	21,484		2004	(e	)
Mall St. Vincent	Shreveport, LA	32,578	2,640	23,760	—	10,264	2,640	34,024	36,664	12,412		1998	(e	)
Market Place Shopping Center	Champaign, IL	106,000	7,000	63,972	—	56,631	7,000	120,603	127,603	42,423		1997	(e	)
Mayfair Mall	Wauwatosa, WI	274,932	14,707	224,847	—	41,831	14,707	266,678	281,385	75,210		2003	(e	)
Meadows Mall	Las Vegas, NV	101,463	24,634	104,088	(3,259)	21,489	21,375	125,577	146,952	33,617		2003	(e	)
Mondawmin Mall	Baltimore, MD	84,689	11,850	57,871	(2,182)	41,824	9,668	99,695	109,363	7,592		2004	(e	)
North Plains Mall	Clovis, NM	10,656	2,722	15,048	(385)	(2,670)	2,337	12,378	14,715	—		2002	(e	)
North Star Mall	San Antonio, TX	232,570	29,230	467,961	3,791	44,593	33,021	512,554	545,575	67,828		2004	(e	)
North Temple Shops(g)	Salt Lake City, UT	—	168	468	(168)	(468)	—	—	—	—		2002	(e	)
NorthTown Mall	Spokane, WA	114,976	22,407	125,033	—	5,593	22,407	130,626	153,033	25,631		2002	(e	)
Northgate Mall	Chattanooga, TN	27,179	2,525	43,944	(908)	(19,565)	1,617	24,379	25,996	—		2003	(e	)
Northridge Fashion Center	Northridge, CA	127,168	16,618	149,563	248	40,840	16,866	190,403	207,269	58,604		1998	(e	)

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
DECEMBER 31, 2009

					Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)						Life Upon Which Latest Income Statement is Computed
			Initial Cost(b)
Name of Center	Location	Encumbrances(a)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation(e)	Date of Construction	Date Acquired
		(In thousands)
Oak View Mall	Omaha, NE	83,292	12,056	113,042	—	6,174	12,056	119,216	131,272	29,852		2003	(e	)
Oakwood Center	Gretna, LA	95,000	2,830	137,574	1,532	(7,342)	4,362	130,232	134,594	14,427		2004	(e	)
Oakwood Mall	Eau Claire, WI	75,772	3,267	18,281	—	29,964	3,267	48,245	51,512	28,743	1985-1986		(e	)
Oglethorpe Mall	Savannah, GA	141,375	16,036	92,978	—	9,614	16,036	102,592	118,628	30,208		2003	(e	)
Orem Plaza Center Street	Orem, UT	2,460	1,069	2,974	—	2,389	1,069	5,363	6,432	751		2002	(e	)
Orem Plaza State Street	Orem, UT	1,523	592	1,649	—	191	592	1,840	2,432	336		2002	(e	)
Oviedo Marketplace	Orlando, FL	51,819	24,017	23,958	(4,052)	(10,072)	19,965	13,886	33,851	—		2004	(e	)
Owings Mills Mall	Owing Mills, MD	56,043	27,534	173,005	(13,386)	(127,323)	14,148	45,682	59,830	2,294		2004	(e	)
Oxmoor Center	Louisville, KY	60,789	—	131,434	—	10,464	—	141,898	141,898	18,897		2004	(e	)
Paramus Park	Paramus, NJ	102,855	47,660	182,124	—	7,065	47,660	189,189	236,849	30,369		2004	(e	)
Park City Center	Lancaster, PA	149,234	8,465	177,191	(276)	39,572	8,189	216,763	224,952	56,339		2003	(e	)
Park Place	Tucson, AZ	176,443	4,996	44,993	(280)	116,377	4,716	161,370	166,086	49,674		1996	(e	)
Park West	Peoria, AZ	—	16,526	77,548	1	124	16,527	77,672	94,199	5,301	2008		(e	)
Peachtree Mall	Columbus, GA	79,573	22,052	67,679	—	6,053	22,052	73,732	95,784	14,998		2003	(e	)
Pecanland Mall	Monroe, LA	51,860	10,101	68,329	297	17,716	10,398	86,045	96,443	17,892		2002	(e	)
Piedmont Mall	Danville, VA	33,911	2,000	38,000	(390)	(13,952)	1,610	24,048	25,658	—		1995	(e	)
Pierre Bossier Mall	Bossier City, LA	40,382	4,367	35,353	—	10,525	4,367	45,878	50,245	14,608		1998	(e	)
Pine Ridge Mall	Pocatello, ID	15,400	4,905	27,349	—	6,816	4,905	34,165	39,070	7,345		2002	(e	)
Pioneer Place	Portland, OR	157,116	10,805	209,965	—	3,696	10,805	213,661	224,466	33,867		2004	(e	)
Plaza 800	Sparks, NV	—	—	5,430	—	724	—	6,154	6,154	974		2002	(e	)
Plaza 9400	Sandy, UT	—	—	9,114	—	(6,932)	—	2,182	2,182	6		2002	(e	)
Prince Kuhio Plaza	Hilo, HI	37,826	9	42,710	—	1,940	9	44,650	44,659	12,601		2002	(e	)
Providence Place	Providence, RI	411,494	—	502,809	—	11,224	—	514,033	514,033	80,398		2004	(e	)
Provo Towne Centre	Provo, UT	56,879	13,486	74,587	—	1,761	13,486	76,348	89,834	15,711		2002	(e	)
Red Cliffs Mall	St. George, UT	21,882	1,880	26,561	—	14,028	1,880	40,589	42,469	6,934		2002	(e	)
Red Cliffs Plaza	St. George, UT	—	—	2,366	—	467	—	2,833	2,833	560		2002	(e	)
Regency Square Mall	Jacksonville, FL	77,152	16,498	148,478	1,386	22,149	17,884	170,627	188,511	49,484		1998	(e	)
Ridgedale Center	Minnetonka, MN	153,754	10,710	272,607	—	18,222	10,710	290,829	301,539	42,481		2004	(e	)
Rio West Mall	Gallup, NM	—	—	19,500	—	7,479	—	26,979	26,979	15,239		1986	(e	)
River Falls Mall	Clarksville, IN	—	3,178	54,610	3,703	(41,302)	6,881	13,308	20,189	2,817	1989-1990		(e	)
River Hills Mall	Mankato, MN	80,000	3,714	29,014	561	44,371	4,275	73,385	77,660	31,435	1990-1991		(e	)
River Pointe Plaza	West Jordan, UT	3,811	1,302	3,623	—	549	1,302	4,172	5,474	751		2002	(e	)
Riverlands Shopping Center	LaPlace, LA	—	500	4,500	601	6,195	1,101	10,695	11,796	2,547		1998	(e	)
Riverside Plaza	Provo, UT	5,454	2,475	6,890	—	2,330	2,475	9,220	11,695	1,873		2002	(e	)
Rivertown Crossings	Grandville, MI	119,588	10,973	97,142	(3,747)	50,543	7,226	147,685	154,911	49,820	1998-1999		(e	)
Riverwalk Marketplace	New Orleans, LA	—	—	94,513	—	(2,397)	—	92,116	92,116	11,324		2004	(e	)
Rogue Valley Mall	Medford, OR	27,440	21,913	36,392	(95)	5,694	21,818	42,086	63,904	9,424		2003	(e	)
Saint Louis Galleria	St. Louis, MO	219,770	36,774	184,645	(545)	38,249	36,229	222,894	259,123	35,796		2003	(e	)
Salem Center	Salem, OR	41,728	6,966	38,976	—	2,150	6,966	41,126	48,092	8,188		2002	(e	)
Sikes Senter	Wichita Falls, TX	61,381	12,759	50,567	—	2,030	12,759	52,597	65,356	10,161		2003	(e	)
Silver Lake Mall	Coeur d'Alene, ID	18,228	4,448	24,801	(1,727)	(11,782)	2,721	13,019	15,740	—		2002	(e	)
Sooner Mall	Norman, OK	60,000	2,700	24,300	(119)	21,040	2,581	45,340	47,921	16,716		1996	(e	)
South Street Seaport	New York, NY	—	—	10,872	—	(5,082)	—	5,790	5,790	2,416		2004	(e	)
Southlake Mall	Morrow, GA	100,000	6,700	60,407	(85)	14,668	6,615	75,075	81,690	25,463		1997	(e	)
Southland Center	Taylor, MI	103,185	7,690	99,376	—	9,789	7,690	109,165	116,855	21,519		2004	(e	)

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
DECEMBER 31, 2009

					Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)						Life Upon Which Latest Income Statement is Computed
			Initial Cost(b)
Name of Center	Location	Encumbrances(a)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation(e)	Date of Construction	Date Acquired
		(In thousands)
Southland Mall	Hayward, CA	81,477	13,921	75,126	200	17,089	14,121	92,215	106,336	16,928		2002	(e	)
Southshore Mall	Aberdeen, WA	—	650	15,350	—	(10,735)	650	4,615	5,265	280		1986	(e	)
Southwest Plaza	Littleton, CO	96,187	9,000	103,984	602	41,133	9,602	145,117	154,719	41,555		1998	(e	)
Spokane Valley Mall	Spokane, WA	53,880	11,455	67,046	—	2,657	11,455	69,703	81,158	13,453		2002	(e	)
Spokane Valley Plaza	Spokane, WA	—	3,558	10,150	—	79	3,558	10,229	13,787	1,903		2002	(e	)
Spring Hill Mall	West Dundee, IL	68,088	12,400	111,644	(6,809)	(69,066)	5,591	42,578	48,169	—		1998	(e	)
Staten Island Mall	Staten Island, NY	282,842	222,710	339,102	—	14,571	222,710	353,673	576,383	55,648		2004	(e	)
Stonestown Galleria	San Francisco, CA	273,000	67,000	246,272	—	9,938	67,000	256,210	323,210	34,724		1998	(e	)
The Boulevard Mall	Las Vegas, NV	107,630	16,490	148,413	(1,135)	13,670	15,355	162,083	177,438	47,317		1998	(e	)
The Crossroads	Portage, MI	40,154	6,800	61,200	—	23,348	6,800	84,548	91,348	23,154		1999	(e	)
The Gallery At Harborplace	Baltimore, MD	101,244	17,912	174,410	—	394	17,912	174,804	192,716	20,717		2004	(e	)
The Grand Canal Shoppes	Las Vegas, NV	371,475	—	766,232	—	15,139	—	781,371	781,371	114,835		2004	(e	)
The Maine Mall	South Portland, ME	195,596	41,374	238,457	(79)	15,200	41,295	253,657	294,952	39,850		2003	(e	)
The Mall In Columbia	Columbia, MD	400,000	34,650	522,363	—	20,497	34,650	542,860	577,510	81,026		2004	(e	)
The Pines	Pine Bluff, AR	—	1,489	17,627	(242)	17,295	1,247	34,922	36,169	21,568	1985-1986		(e	)
The Shoppes at the Palazzo	Las Vegas, Nevada	249,623	—	470,167	—	(229,647)	—	240,520	240,520	—		2008	(e	)
The Shops At Fallen Timbers	Maumee, OH	42,401	3,677	77,825	1,417	39,209	5,094	117,034	122,128	9,139	2007		(e	)
The Shops At La Cantera	San Antonio, TX	168,949	10,966	205,222	3,504	110,155	14,470	315,377	329,847	30,757	2005		(e	)
The Streets At SoutHPoint	Durham, NC	237,825	16,070	406,266	—	8,592	16,070	414,858	430,928	61,166		2004	(e	)
The Village Of Cross Keys	Baltimore, MD	—	18,070	57,285	(11,859)	(54,690)	6,211	2,595	8,806	226		2004	(e	)
Three Rivers Mall	Kelso, WA	17,400	4,312	23,019	—	3,266	4,312	26,285	30,597	5,063		2002	(e	)
Town East Mall	Mesquite, TX	92,848	7,711	149,258	—	24,418	7,711	173,676	181,387	38,485		2004	(e	)
Tucson Mall	Tucson, AZ	112,867	—	181,424	6,406	33,196	6,406	214,620	221,026	44,391		2001	(e	)
Twin Falls Crossing	Twin Falls, ID	—	275	769	—	—	275	769	1,044	144		2002	(e	)
University Crossing	Orem, UT	11,373	3,420	9,526	—	1,240	3,420	10,766	14,186	1,953		2002	(e	)
Valley Hills Mall	Hickory, NC	49,737	3,444	31,025	2,212	45,127	5,656	76,152	81,808	26,006		1997	(e	)
Valley Plaza Mall	Bakersfield, CA	83,906	12,685	114,166	—	23,701	12,685	137,867	150,552	39,952		1998	(e	)
Visalia Mall	Visalia, CA	36,936	11,052	58,172	(15)	6,927	11,037	65,099	76,136	12,855		2002	(e	)
Ward Centers	Honolulu, HI	203,284	164,007	89,321	5,550	120,136	169,557	209,457	379,014	27,361		2002	(e	)
West Valley Mall	Tracy, CA	56,436	9,295	47,789	1,591	36,304	10,886	84,093	94,979	32,241	1995		(e	)
Westlake Center	Seattle, WA	70,784	12,971	117,003	4,669	(4,298)	17,640	112,705	130,345	15,089		2004	(e	)
Westwood Mall	Jackson, MI	24,117	2,658	23,924	913	5,991	3,571	29,915	33,486	11,801		1996	(e	)
White Marsh Mall	Baltimore, MD	187,000	24,760	239,688	—	16,019	24,760	255,707	280,467	41,624		2004	(e	)
White Mountain Mall	Rock Springs, WY	10,656	1,363	7,611	—	7,983	1,363	15,594	16,957	5,429		2002	(e	)
Willowbrook	Wayne, NJ	168,760	28,810	444,762	30	5,451	28,840	450,213	479,053	56,548		2004	(e	)
Woodbridge Center	Woodbridge, NJ	207,934	50,737	420,703	—	8,424	50,737	429,127	479,864	64,904		2004	(e	)
Woodlands Village	Flagstaff, AZ	6,968	2,689	7,484	—	278	2,689	7,762	10,451	1,430		2002	(e	)
Yellowstone Square	Idaho Falls, ID	—	1,057	2,943	—	147	1,057	3,090	4,147	592		2002	(e	)

Total GGPI		15,030,063	2,833,560	17,251,138	34,423	2,379,283	2,867,983	19,630,421	22,498,404	3,894,207

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
DECEMBER 31, 2009

					Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)						Life Upon Which Latest Income Statement is Computed
			Initial Cost(b)
Name of Center	Location	Encumbrances(a)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation(e)	Date of Construction	Date Acquired
		(In thousands)
Bay City Mall	Bay City, MI	23,751	2,867	31,529	(87)	(8,030)	2,780	23,499	26,279	—		2007	(e	)
Brass Mill Center	Waterbury, CT	99,510	19,455	151,989	—	2,037	19,455	154,026	173,481	26,316		2007	(e	)
Brass Mill Commons	Waterbury, CT	21,282	4,993	27,170	(1)	—	4,992	27,170	32,162	5,068		2007	(e	)
Chula Vista Center	Chula Vista, CA	—	15,085	81,697	—	2,585	15,085	84,282	99,367	13,521		2007	(e	)
Columbiana Centre	Columbia, SC	105,441	14,731	125,830	—	464	14,731	126,294	141,025	19,363		2007	(e	)
Deerbrook Mall	Humble, TX	73,964	17,015	137,480	—	4,780	17,015	142,260	159,275	21,524		2007	(e	)
Lakeland Square	Lakeland, FL	53,675	14,492	82,428	—	326	14,492	82,754	97,246	14,420		2007	(e	)
Moreno Valley Mall	Moreno Valley, CA	86,814	10,045	77,088	(360)	(10,323)	9,685	66,765	76,450	—		2007	(e	)
Newgate Mall	Ogden, UT	37,911	7,686	59,688	—	2,724	7,686	62,412	70,098	6,353		2007	(e	)
Newpark Mall	Newark, CA	68,987	15,278	136,773	—	450	15,278	137,223	152,501	27,120		2007	(e	)
North Point Mall	Alpharetta, GA	215,283	32,733	258,996	—	7,483	32,733	266,479	299,212	40,908		2007	(e	)
Pembroke Lakes Mall	Pembroke Pines, FL	126,924	41,980	230,513	—	4,563	41,980	235,076	277,056	30,694		2007	(e	)
Steeplegate Mall	Concord, NH	77,889	7,258	72,616	—	(513)	7,258	72,103	79,361	13,876		2007	(e	)
The Parks at Arlington	Arlington, TX	174,517	27,101	279,987	1	8,416	27,102	288,403	315,505	42,653		2007	(e	)
The Shoppes at Buckland	Manchester, CT	161,319	24,319	196,291	—	(14)	24,319	196,277	220,596	28,166		2007	(e	)
The Woodlands Mall	The Woodlands, TX	229,929	17,776	294,229	1	8,251	17,777	302,480	320,257	42,640		2007	(e	)
Tysons Galleria	McLean, VA	254,555	22,874	220,782	—	2,173	22,874	222,955	245,829	28,239		2007	(e	)
Vista Ridge Mall	Lewisville, TX	61,624	14,614	130,520	(1)	294	14,613	130,814	145,427	37,383		2007	(e	)
Washington Park Mall	Bartlesville, OK	10,296	2,072	15,431	1	(1,105)	2,073	14,326	16,399	3,351		2007	(e	)
West Oaks Mall	Ocoee, FL	68,301	18,677	91,899	6,599	(732)	25,276	91,167	116,443	16,218		2007	(e	)
Purchase accounting related adjustments	Chicago, IL	—	(70)	5,400	70	(5,400)	—	—	—	—

Total Homart I(f)		1,951,972	330,981	2,708,336	6,223	18,429	337,204	2,726,765	3,063,969	417,813
Other, including corporate and developments in progress		7,381,714	291,114	492,836	(24,251)	253,004	266,863	745,840	1,012,703	181,853

Total Retail and Other		24,363,749	3,455,655	20,452,310	16,395	2,650,716	3,472,050	23,103,026	26,575,076	4,493,873

Master Planned Communities
Bridgeland	Houston, TX	29,812	257,222	—	148,550	1,123	405,772	1,123	406,895	412		2004	(e	)
Columbia	Howard County, MD	—	321,118	—	(146,428)	57	174,690	57	174,747	5		2004	(e	)
Fairwood	Prince George's County, MD	—	136,434	—	(134,921)	19	1,513	19	1,532	1		2004	(e	)
Summerlin	Summerlin, NV	52,199	990,179	—	125,164	31	1,115,343	31	1,115,374	5		2004	(e	)
Natick-Nouvelle at Natick (Dev)	Natick, MA	—	—	—	74,364	4	74,364	4	74,368	1
Other		10,257	—	—	2,103	7	2,103	7	2,110	—

Total Master Planned Communities		92,268	1,704,953	—	68,832	1,241	1,773,785	1,241	1,775,026	424

Total		$24,456,017	$5,160,608	$20,452,310	$85,227	$2,651,957	$5,245,835	$23,104,267	$28,350,102	$4,494,297

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)
NOTES TO SCHEDULE III

(a)
See description of mortgages, notes and other debt payable in Note 6 of Notes to Consolidated Financial Statements.

(b)
Initial cost for constructed malls is cost at end of first complete calendar year subsequent to opening.

(c)
For retail and other properties, costs capitalized subsequent to acquisitions is net of cost of disposals or other property write-downs. For Master Planned Communities, costs capitalized subsequent to acquisitions are net of land sales.

(d)
The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $17.6 billion.

(e)
Depreciation is computed based upon the following estimated lives:

Years
Buildings, improvements and carrying costs	40 - 45
Equipment, tenant improvements and fixtures	5 - 10
(f)
Initial cost for individual properties acquired in the Homart I acquisition represents historical cost at December 31, 2007 including purchase accounting adjustments recorded during 2008.

(g)
The property was sold on February 4, 2009.

Reconciliation of Real Estate
	2009	2008	2007
	(In thousands)
Balance at beginning of year	$29,863,649	$28,591,756	$24,661,601
Acquisitions	—	503,096	3,152,350
Change in Master Planned Communities land	(70,156)	204,569	(16,466)
Additions	263,418	641,757	866,353
Impairments	(1,079,473)	—	—
Dispositions and write-offs	(627,336)	(77,529)	(72,082)

Balance at end of year	$28,350,102	$29,863,649	$28,591,756

Reconciliation of Accumulated Depreciation
	2009	2008	2007
	(In thousands)
Balance at beginning of year	$4,240,222	$3,605,199	$2,766,871
Depreciation expense	707,183	712,552	635,873
Acquisitions	—	—	274,537 (h)
Dispositions and write-offs	(453,108)	(77,529)	(72,082)

Balance at end of year	$4,494,297	$4,240,222	$3,605,199

(h)
Accumulated depreciation of our original 50% interest in the properties acquired in the Homart I acquisition at July 6, 2007 (date of acquisition). Such properties were unconsolidated prior to the date of acquisition.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2010	December 31, 2009
	(Dollars in thousands)
Assets:
Investment in real estate:
Land	$3,326,422	$3,327,447
Buildings and equipment	22,827,890	22,851,511
Less accumulated depreciation	(4,882,862)	(4,494,297)
Developments in progress	424,616	417,969

Net property and equipment	21,696,066	22,102,630
Investment in and loans to/from Unconsolidated Real Estate Affiliates	1,915,480	1,979,313
Investment property and property held for development and sale	1,906,163	1,753,175

Net investment in real estate	25,517,709	25,835,118
Cash and cash equivalents	630,014	654,396
Accounts and notes receivable, net	373,001	404,041
Goodwill	199,664	199,664
Deferred expenses, net	260,978	301,808
Prepaid expenses and other assets	761,567	754,747

Total assets	$27,742,933	$28,149,774

Liabilities and Equity:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$16,927,928	$7,300,772
Investment in and loans to/from Unconsolidated Real Estate Affiliates	46,099	38,289
Deferred tax liabilities	792,170	866,400
Accounts payable and accrued expenses	1,317,622	1,122,888

Liabilities not subject to compromise	19,083,819	9,328,349
Liabilities subject to compromise	7,836,856	17,767,253

Total liabilities	26,920,675	27,095,602

Redeemable noncontrolling interests:
Preferred	120,756	120,756
Common	115,117	86,077

Total redeemable noncontrolling interests	235,873	206,833

Commitments and Contingencies	—	—
Redeemable Preferred Stock: $100 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Equity:
Common stock: $.01 par value; 875,000,000 shares authorized, 318,842,071 shares issued as of September 30, 2010 and 313,831,411 shares issued as of December 31, 2009	3,188	3,138
Additional paid-in capital	3,750,360	3,729,453
Retained earnings (accumulated deficit)	(3,129,683)	(2,832,627)
Accumulated other comprehensive income (loss)	15,300	(249)
Less common stock in treasury, at cost, 1,449,939 shares as of September 30, 2010 and December 31, 2009	(76,752)	(76,752)

Total stockholders' equity	562,413	822,963
Noncontrolling interests in consolidated real estate affiliates	23,972	24,376

Total equity	586,385	847,339

Total liabilities and equity	$27,742,933	$28,149,774

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands, except for per share amounts)
Revenues:
Minimum rents	$487,433	$489,472	$1,464,650	$1,487,288
Tenant recoveries	217,906	217,040	647,744	674,750
Overage rents	10,333	10,408	28,126	26,214
Land and condominium sales	20,290	7,409	85,325	38,844
Management fees and other corporate revenues	14,075	16,851	48,063	57,569
Other	19,655	19,781	62,337	57,031

Total revenues	769,692	760,961	2,336,245	2,341,696

Expenses:
Real estate taxes	71,339	69,925	214,496	210,443
Property maintenance costs	27,176	28,246	89,207	77,704
Marketing	9,043	7,358	22,374	21,840
Other property operating costs	132,441	136,235	387,713	394,414
Land and condominium sales operations	19,770	9,582	89,001	42,046
Provision for doubtful accounts	5,628	5,925	15,575	25,104
Property management and other costs	41,057	44,876	125,007	130,485
General and administrative	9,401	8,324	22,707	22,436
Strategic initiatives	—	3,328	—	67,341
Provisions for impairment	4,620	60,940	35,893	474,420
Depreciation and amortization	175,336	185,016	527,956	576,103

Total expenses	495,811	559,755	1,529,929	2,042,336

Operating income	273,881	201,206	806,316	299,360
Interest income	274	523	1,087	1,754
Interest expense	(413,237)	(326,357)	(1,050,241)	(983,198)

Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(139,082)	(124,628)	(242,838)	(682,084)
(Provision for) benefit from income taxes	(1,913)	14,430	(19,797)	10,202
Equity in income of Unconsolidated Real Estate Affiliates	9,789	15,341	60,441	39,218
Reorganization items	(102,517)	(22,597)	(93,216)	(47,515)

Loss from continuing operations	(233,723)	(117,454)	(295,410)	(680,179)
Discontinued operations—gain (loss) on dispositions	—	29	—	(26)

Net loss	(233,723)	(117,425)	(295,410)	(680,205)
Allocation to noncontrolling interests	2,538	(422)	(1,646)	7,876

Net loss attributable to common stockholders	$(231,185)	$(117,847)	$(297,056)	$(672,329)

Basic and Diluted Loss Per Share:
Continuing operations	$(0.73)	$(0.38)	$(0.94)	$(2.16)
Discontinued operations	—	—	—	—

Total basic and diluted loss per share	$(0.73)	$(0.38)	$(0.94)	$(2.16)

Dividends declared per share	$—	$—	$—	$—
Comprehensive Loss, Net:
Net loss	$(233,723)	$(117,425)	$(295,410)	$(680,205)
Other comprehensive income:
Net unrealized (losses) gains on financial instruments	(227)	6,055	7,952	13,679
Accrued pension adjustment	88	162	188	486
Foreign currency translation	16,291	17,448	7,751	43,132
Unrealized gains on available-for-sale securities	5	6	6	117

Other comprehensive income	16,157	23,671	15,897	57,414

Comprehensive loss	(217,566)	(93,754)	(279,513)	(622,791)
Other comprehensive loss allocated to noncontrolling interests	(354)	(537)	(348)	(1,304)
Adjustment for noncontrolling interests	—	—	—	(9,065)

Comprehensive loss, net, attributable to common stockholders	$(217,920)	$(94,291)	$(279,861)	$(633,160)

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF EQUITY
(UNAUDITED)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interests in Consolidated Real Estate Affiliates	Total Equity
	(Dollars in thousands)
Balance at January 1, 2009	$2,704	$3,454,903	$(1,488,586)	$(56,128)	$(76,752)	$24,266	$1,860,407
Net (loss) income			(672,329)			1,814	(670,515)
Distributions to noncontrolling interests in consolidated Real Estate Affiliates						(1,270)	(1,270)
Conversion of operating partnership units to common stock (43,408,053 common shares)	434	324,055					324,489
Issuance of common stock (69,309 common shares)	1	42					43
Restricted stock grant, net of forfeitures and compensation expense (1,617 common shares)	(1)	1,927					1,926
Other comprehensive income				47,046			47,046
Adjustment for noncontrolling interest in operating partnership		12,313					12,313

Balance at September 30, 2009	$3,138	$3,793,240	$(2,160,915)	$(9,082)	$(76,752)	$24,810	$1,574,439

Balance at January 1, 2010	$3,138	$3,729,453	$(2,832,627)	$(249)	$(76,752)	$24,376	$847,339
Net (loss) income			(297,056)			1,475	(295,581)
Distributions to noncontrolling interests in consolidated Real Estate Affiliates						(1,879)	(1,879)
Issuance of common stock—payment of dividend (4,923,287 common shares)	50	53,346					53,396
Restricted stock grants, net of forfeitures and compensation expense (87,373 common shares)		3,069					3,069
Other comprehensive income				15,549			15,549
Adjustment for noncontrolling interest in operating partnership		(35,508)					(35,508)

Balance at September 30, 2010	$3,188	$3,750,360	$(3,129,683)	$15,300	$(76,752)	$23,972	$586,385

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2010	2009
	(In thousands)
Cash Flows from Operating Activities:
Net loss	$(295,410)	$(680,205)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in income of Unconsolidated Real Estate Affiliates	(60,441)	(39,218)
Provision for doubtful accounts	15,575	25,104
Distributions received from Unconsolidated Real Estate Affiliates	40,427	31,065
Depreciation	494,475	539,091
Amortization	33,481	37,012
Amortization/write-off of deferred finance costs	26,753	37,042
Amortization (accretion) of debt market rate adjustments	43,330	(9,357)
(Accretion) amortization of intangibles other than in-place leases	(352)	901
Straight-line rent amortization	(27,153)	(27,173)
Non-cash interest expense on Exchangeable Senior Notes	21,618	20,347
Non-cash interest expense resulting from termination of interest rate swaps	9,636	(14,156)
Non-cash interest expense related to Special Consideration Properties	(33,417)	—
Provisions for impairment	35,893	474,420
Participation expense pursuant to Contingent Stock Agreement	—	(3,572)
Land/residential development and acquisitions expenditures	(53,540)	(46,781)
Cost of land and condominium sales	62,528	20,147
Revenue recognition of deferred condominium sales	(36,443)	—
Reorganization items—finance costs related to emerged entities	138,548	—
Accrued interest expense related to the Plan	83,739	—
Non-cash reorganization items	(127,401)	24,114
(Increase) decrease in restricted cash	(48,739)	1,221
Glendale Matter deposit	—	67,054
Net changes:
Accounts and notes receivable	43,155	(1,140)
Prepaid expenses and other assets	26,134	(11,954)
Deferred expenses	(24,238)	(25,667)
Accounts payable and accrued expenses and deferred tax liabilities	177,845	238,009
Other, net	(170)	15,063

Net cash provided by operating activities	545,833	671,367

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(204,599)	(158,237)
Proceeds from sales of investment properties	94	6,418
Proceeds from sales of investment in Unconsolidated Real Estate Affiliates	7,450	—
Increase in investments in Unconsolidated Real Estate Affiliates	(17,229)	(144,293)
Distributions received from Unconsolidated Real Estate Affiliates in excess of income	107,431	62,335
Loans to Unconsolidated Real Estate Affiliates, net	—	(9,666)
(Increase) decrease in restricted cash	(8,849)	8,900
Other, net	(4,144)	(3,381)

Net cash used in investing activities	(119,846)	(237,924)

Cash Flows from Financing Activities:
Proceeds from refinance/issuance of the DIP facility	400,000	400,000
Principal payments on mortgages, notes and loans payable	(704,155)	(309,350)
Deferred finance costs	—	(2,595)
Finance costs related to emerged entities	(138,548)	—
Cash distributions paid to common stockholders	(5,957)	—
Cash distributions paid to holders of Common Units	—	(982)
Proceeds from issuance of common stock, including from common stock plans	—	43
Other, net	(1,709)	2,213

Net cash (used in) provided by financing activities	(450,369)	89,329

Net change in cash and cash equivalents	(24,382)	522,772
Cash and cash equivalents at beginning of period	654,396	168,993

Cash and cash equivalents at end of period	$630,014	$691,765

Supplemental Disclosure of Cash Flow Information:
Interest paid	$734,684	$792,543
Interest capitalized	31,526	43,198
Income taxes paid	5,247	18,068
Reorganization items paid	220,617	23,401
Non-Cash Transactions:
Common stock issued in exchange for Operating Partnership Units	$—	$324,489
Change in accrued capital expenditures included in accounts payable and accrued expenses	(83,524)	(75,123)
Change in deferred contingent property acquisition liabilities	161,622	(147,616)
Deferred financing costs payable in conjunction with the DIP Facility	—	19,000
Recognition of note payable in conjunction with land held for development and sale	—	6,520
Mortgage debt market rate adjustments related to emerged entities	323,318	—
Gain on Aliansce IPO	9,652	—

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession)

NOTE 1 ORGANIZATION

        Readers of this Quarterly Report should refer to the Company's (as defined below) audited Consolidated Financial Statements for the year ended December 31, 2009 which are included in the Company's Annual Report on Form 10-K (the "Annual Report") for the fiscal year ended December 31, 2009 (Commission File No. 1-11656), as certain footnote disclosures which would substantially duplicate those contained in our Annual Report have been omitted from this report. Capitalized terms used, but not defined, in this Quarterly Report have the same meanings as in our Annual Report.

General

        General Growth Properties, Inc. ("GGP" or the "Company"), a Delaware corporation, is a self-administered and self-managed real estate investment trust, referred to as a "REIT" which, together with certain of the Company's subsidiaries, filed for voluntary bankruptcy protection under Chapter 11 of Title 11 of the United States Code ("Chapter 11") in the Southern District of New York (the "Bankruptcy Court") on April 16, 2009. On April 22, 2009 (together with April 16, 2009, as applicable, the "Petition Date") certain additional domestic subsidiaries (collectively with GGP and the subsidiaries filing on April 16, 2009, the "Debtors") of the Company also filed voluntary petitions for relief in the Bankruptcy Court (collectively, the "Chapter 11 Cases"), which the Bankruptcy Court ruled may be jointly administered.

        GGP was organized in 1986 and through its subsidiaries and affiliates owns, operates, manages and develops retail and other rental properties, primarily shopping centers, which are located primarily throughout the United States. GGP also holds assets through its international Unconsolidated Real Estate Affiliates in Brazil (Note 3). In July 2010, we sold our third party management business for nominal consideration and participation in the future earnings of the assigned management contracts. Additionally, GGP develops and sells land for residential, commercial and other uses primarily in large-scale, long-term master planned community projects in and around Columbia, Maryland; Summerlin (Las Vegas), Nevada; and Houston, Texas, as well as one residential condominium project located in Natick (Boston), Massachusetts.

        Substantially all of our business is conducted by our operating partnership, GGP Limited Partnership ("GGPLP" or the "Operating Partnership"), in which, at September 30, 2010, GGP holds approximately a 98% common equity ownership interest. In these notes, the terms "we," "us" and "our" refer to GGP and its subsidiaries.

        On August 17, 2010, GGP filed with the Bankruptcy Court its third amended and restated disclosure statement and the plan of reorganization, as supplemented by the plan of reorganization supplement filed September 30, 2010 and as modified on October 21, 2010 (the "Plan") for the 126 Debtors currently remaining in the Chapter 11 Cases (the "TopCo Debtors"). On October 21, 2010, the Bankruptcy Court entered an order confirming the Plan. Pursuant to the Plan, GGP will reorganize into a new company ("New GGP") at the date of GGP's emergence from bankruptcy (the "Effective Date"), which is currently expected to be on or about November 8, 2010. The Plan (as described in more detail in the "Debtors in Possession" section below) provides that prepetition creditors will be satisfied in full and equity holders will receive current equity in New GGP and a distribution of equity in The Howard Hughes Corporation ("THHC"), a newly formed real estate company. After such

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

distribution, THHC will be a publicly-held company, majority-owned by our existing stockholders. Its assets are expected to consist of the following:

  •
  four master planned communities with an aggregate of approximately 14,700 remaining saleable acres;

  •
  nine mixed-use development opportunities comprised of 1,129 acres;

  •
  four mall developmental projects comprised of 647 acres;

  •
  seven redevelopment-opportunity retail malls with approximately 1 million square feet of existing gross leasable space; and

  •
  interests in eleven other real estate assets or projects.

        In this report, we refer to our ownership interests in majority-owned or controlled properties as "Consolidated Properties", to joint ventures in which we own a noncontrolling interest as "Unconsolidated Real Estate Affiliates" and the properties owned by such joint ventures as the "Unconsolidated Properties." Our "Company Portfolio" includes both our Consolidated Properties and our Unconsolidated Properties.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of GGP, our subsidiaries and joint ventures in which we have a controlling interest. For consolidated joint ventures, the noncontrolling partner's share of the assets, liabilities and operations of the joint ventures (generally computed as the joint venture partner's ownership percentage) is included in noncontrolling interests in consolidated real estate affiliates as permanent equity of the Company. All significant intercompany balances and transactions have been eliminated.

        In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. The results for the interim period ended September 30, 2010 are not necessarily indicative of the results to be obtained for the full fiscal year.

Reclassifications

        Certain amounts in the 2009 Consolidated Financial Statements have been reclassified to conform to the current period presentation. Specifically, we reclassified $2.4 million and $8.0 million, respectively, of joint venture asset management fees and other corporate revenues (such as sponsorship income, photo income and vending income) for the three and nine months ended September 30, 2009 from other revenue to management fees and other corporate revenues. In addition, we reclassified $28.2 million and $84.2 million, respectively, of cleaning, landscaping and refuse removal expenses for the three and nine months ended September 30, 2009 from property maintenance costs to other property operating costs.

Debtors in Possession

        As we had significant past due, or imminently due debt, and certain cross-collateralized or cross-defaulted debt, the Company, the Operating Partnership and certain of the Company's domestic

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

subsidiaries filed voluntary petitions for relief under Chapter 11 in April 2009. However, neither GGMI, certain of our wholly-owned subsidiaries, nor any of our joint ventures, (collectively, the "Non-Debtors") either consolidated or unconsolidated, sought such protection.

        Pursuant to Chapter 11, a debtor is afforded certain protection against its creditors and creditors are prohibited from taking certain actions (such as pursuing collection efforts or proceeding to foreclose on secured obligations) related to debts that were owed prior to the commencement of the Chapter 11 Cases. Accordingly, although the commencement of the Chapter 11 Cases triggered defaults on substantially all debt obligations of the Debtors, creditors are stayed from taking any action as a result of such defaults. These pre-petition liabilities will be settled under the Plan.

        Through September 30, 2010, of the total 388 Debtors with approximately $21.83 billion of debt that filed in 2009 for Chapter 11 protection, 262 Debtors owning 146 properties with $14.89 billion of secured mortgage loans filed consensual plans of reorganization and emerged from bankruptcy (the "Emerged Debtors"). During the nine months ended September 30, 2010, 149 Debtors owning 96 properties with $10.23 billion of secured mortgage debt emerged from bankruptcy, while 113 Debtors owning 50 properties with $4.66 billion secured debt had emerged from bankruptcy as of December 31, 2009. In addition, as the result of a consensual agreement reached in the third quarter of 2010 with lenders of certain of our corporate debt, we recognized $83.7 million of additional interest expense for the three and nine months ended September 30, 2010.

        The Plan is based on the agreements (collectively, as amended and restated, the "Investment Agreements") with REP Investments LLC (as predecessor to Brookfield Retail Holdings LLC), an affiliate of Brookfield Asset Management Inc. (as its designees, as applicable, the "Brookfield Investor"), an affiliate of Fairholme Funds, Inc. ("Fairholme") and an affiliate of Pershing Square Capital Management, L.P. ("Pershing Square" and together with the Brookfield Investor and Fairholme, the "Plan Sponsors"), pursuant to which GGP would be divided into two companies, New GGP and THHC, and the Plan Sponsors would invest in the Company's standalone emergence plan. As a result of the Investment Agreements, the Company has equity commitments for $6.55 billion subject to the conditions set forth in such agreements. Pursuant to the Investment Agreements, the Plan Sponsors are expected to purchase on the Effective Date up to $6.3 billion of New GGP common stock at $10.00 per share and $250.0 million of THHC stock at $47.61904 per share. In addition, pursuant to our agreement with the Teachers Retirement System of Texas ("Texas Teachers"), Texas Teachers will purchase $500.0 million of New GGP common stock at $10.25 per share, subject to the conditions set forth in such agreement. Finally, the Plan Sponsors have entered into an agreement with Blackstone Real Estate Partners VI L.P. ("Blackstone") whereby Blackstone has been given the option to subscribe for approximately 7.6% of the New GGP and THHC shares to be issued to the Plan Sponsors and receive a pro rata portion of each Plan Sponsors' Permanent Warrants (as defined below). On September 21, 2010, we entered into a financing commitment agreement for a $300.0 million senior secured revolving facility which commences on the Effective Date and is not expected to be drawn upon.

        The Investment Agreements and our agreement with Texas Teachers permit us to reduce the equity commitments of Pershing, Fairholme and Texas Teachers up to 50% with alternative equity sources at more favorable pricing at any time prior to the Effective Date or up to 45 days after the Effective Date.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

        On October 11, 2010, we gave notice to Pershing, Fairholme and Texas Teachers that we reserved the right to repurchase within 45 days after the Effective Date up to $1.55 billion of Fairholme's and Pershing Square's shares and up to $250.0 million of Texas Teachers' shares of New GGP common stock issued on the Effective Date with the proceeds of an offering of New GGP common stock if the common stock in that offering is valued at $10.50 per share or more (net of all underwriting and other discounts, fees and related consideration). In connection with our reserving shares for repurchase after the Effective Date, we must pay to Fairholme and/or Pershing Square, as applicable, in cash on the Effective Date, an amount equal to approximately $38.75 million. No fee is required to be paid to Texas Teachers. In such regard, New GGP, a wholly-owned subsidiary of GGP until the Effective Date, has filed a registration statement with the Securities and Exchange Commission to raise up to $2.25 billion through the sale of common stock to repurchase the applicable shares held by Fairholme, Pershing Square and Texas Teachers.

        In connection with our election to reserve shares for repurchase as described above, $350.0 million of Pershing Square's equity capital commitment will be fulfilled by the payment of cash to New GGP at closing in exchange for unsecured note(s) issued by New GGP to Pershing Square which would be payable or exchangeable into New GGP common stock six months from closing (the "Pershing Square Bridge Notes") at the election of New GGP. The Pershing Square Bridge Notes will bear interest at a rate of 6% per annum and will be pre-payable by New GGP (from the proceeds of equity offerings or other sources of cash) at any time without premium or penalty. New GGP has a put right to sell up to 35 million shares, subject to reduction as provided in the investment agreement, to Pershing Square at $10.00 per share (adjusted for dividends) six months following the Effective Date to fund the repayment of the Pershing Square Bridge Notes to the extent that they have not already been repaid.

        In lieu of the receipt of fees that would be customary in similar transactions, pursuant to the Investment Agreements, interim warrants were issued to the Brookfield Investor and Fairholme to purchase approximately 103 million shares of GGP at $15.00 per share (the "Interim Warrants") on May 10, 2010. The Interim Warrants vest: 40% upon issuance, 20% on July 12, 2010, and the remaining Interim Warrants vest in equal daily installments from July 13, 2010 to December 31, 2010, except that any Interim Warrants that have not vested on or prior to termination of the Brookfield Investor or Fairholme's Investment Agreement, as the case may be, will not vest and will be cancelled. The Interim Warrants may only be exercised if the Investment Agreements are not consummated. Accordingly, no expense has been recognized for the issuance of the Interim Warrants. Upon consummation of the Plan, the Interim Warrants will be cancelled and warrants to purchase equity of THHC and New GGP will be issued to the Plan Sponsors (the "Permanent Warrants"). Specifically, eight million warrants to purchase equity of THHC at an exercise price of $50.00 per share and 120 million warrants to purchase equity of New GGP at an exercise price of $10.75 per share, in the case of the Brookfield Investor, and an exercise price of $10.50 in the case of Fairholme and Pershing Square, will be issued. Recognition of the estimated $338.5 million value of the Permanent Warrants will occur when, and if, such Permanent Warrants are issued as an adjustment to the equity contribution of the Plan Sponsors.

        Even if the Pershing Square, Fairholme and Texas Teachers equity commitments are replaced, to the maximum extent permitted by the Investment Agreements and the Texas Teachers agreement, the Plan Sponsors are expected to own, in the aggregate, a majority of the equity in New GGP. As a result, consummation of the Plan will require the application of acquisition accounting to the assets and liabilities of New GGP (after the distribution of certain assets and liabilities to THHC). The assets and liabilities of New GGP will be recorded at Fair Value (Note 2) as of the Effective Date and are

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

expected to have a carrying value substantially different than the historical cost, carrying values included in the accompanying consolidated financial statements. The consolidated financial statements and related notes contained herein do not give effect to the Plan and related restructuring transactions, including the distribution of THHC, or acquisition accounting. Following our emergence from bankruptcy, it will be difficult to compare certain information reflecting our results of operations and financial condition to those for historical periods prior to emergence from bankruptcy.

        Until the Effective Date, there will continue to be substantial doubt as to our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, as a result of the Chapter 11 Cases, such realization of assets and satisfaction of liabilities are subject to a significant number of uncertainties. Our consolidated financial statements do not reflect any adjustments related to the recoverability of assets and satisfaction of liabilities that might be necessary should we be unable to continue as a going concern.

Accounting for Reorganization

        The generally accepted accounting principles related to financial reporting by entities in reorganization under the Bankruptcy Code provides that if a debtor, or group of debtors, has significant combined assets and liabilities of entities which have not sought, or no longer remain under, Chapter 11 bankruptcy protection, the debtors and non-debtors should continue to be combined. However, separate disclosure of financial statement information solely relating to the debtor entities should be presented. The accompanying unaudited combined condensed financial statements of the TopCo Debtors presented below have been prepared in accordance with generally accepted accounting principles, and on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

        The unaudited combined condensed balance sheets of the TopCo Debtors which are operating under Chapter 11 protection, excluding the Emerged Debtors, are presented as of the dates indicated below:

Unaudited Combined Condensed Balance Sheets

	September 30, 2010	December 31, 2009
	(In thousands)
Net investment in real estate	$2,986,702	$2,873,317
Cash and cash equivalents	567,975	584,592
Accounts and notes receivable, net	18,964	27,431
Other	4,587,072	4,422,713

Total assets	$8,160,713	$7,908,053

Liabilities not subject to compromise:
Mortgages, notes and loans payable	$404,591	$400,000
Deferred tax liabilities	835,965	910,847
Investment in and loans to/from Unconsolidated Real Estate Affiliates	33,303	33,005
Accounts payable and accrued expenses	677,360	559,005
Liabilities subject to compromise	7,836,856	7,426,085
Total redeemable noncontrolling interests	235,873	206,833
Deficit	(1,863,235)	(1,627,722)

Total liabilities and deficit	$8,160,713	$7,908,053

        As described above, substantially all of the subsidiary mortgage borrower Debtors have emerged from bankruptcy protection as of September 30, 2010. The unaudited combined condensed statements of operations and the unaudited combined condensed statements of cash flows presented below includes only the TopCo Debtors, and excludes Emerged Debtors, for the three and nine months ended September 30, 2010. Since the Debtor's commenced their respective Chapter 11 Cases on two different dates in April 2009, the unaudited combined condensed statements of operations have been prepared for the three months ended September 30, 2009 and for the period from May 1, 2009 to September 30, 2009 and the combined condensed statement of cash flows have been prepared for the period from May 1, 2009 to September 30, 2009.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

Unaudited Combined Condensed Statements of Operations

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2010	May 1, 2009 to September 30, 2009
	(In thousands)
Operating revenues	$51,344	$42,798	$184,406	$69,313
Operating expenses	54,729	53,877	194,118	158,303
Provision for impairment	4,608	52,546	16,151	72,325

Operating loss	(7,993)	(63,625)	(25,863)	(161,315)
Interest expense, net	(167,949)	(91,099)	(349,086)	(163,911)
(Provision for) benefit from income taxes	(6,284)	4,764	(20,929)	5,780
Equity in income of Real Estate Affiliates	25,430	29,933	90,645	52,091
Reorganization items	(93,030)	(24,185)	(239,886)	(47,308)

Net loss	(249,826)	(144,212)	(545,119)	(314,663)
Allocation to noncontrolling interests	901	(471)	(4,259)	(149)

Net loss attributable to common stockholders	$(248,925)	$(144,683)	$(549,378)	$(314,812)

Unaudited Combined Condensed Statements of Cash Flows

	Nine Months Ended September 30, 2010	May 1, 2009 to September 30, 2009
	(In thousands)
Net cash used in (provided by):
Operating activities	$(12,370)	$330,451
Investing activities	1,710	55,617
Financing activities	(5,957)	188,225

Net (decrease) increase in cash and cash equivalents	(16,617)	574,293
Cash and cash equivalents, beginning of period	584,592	52,971

Cash and cash equivalents, end of period	$567,975	$627,264

Cash paid for reorganization items	$(79,702)	$(22,524)

Classification of Liabilities Not Subject to Compromise

        Liabilities not subject to compromise include: (1) liabilities held by Non-Debtor entities and Debtors that have emerged from bankruptcy; (2) liabilities incurred after the Petition Date; (3) certain pre-Petition Date liabilities the TopCo Debtors expect to pay in full, even though certain of these amounts may not be paid until the Plan is effective; (4) liabilities related to pre-petition contracts that affirmatively have not been rejected; and (5) pre-Petition Date liabilities that have been approved for payment by the Bankruptcy Court and that the Debtors expect to pay (in advance of a plan of reorganization) in the ordinary course of business, including certain employee related items (salaries, vacation and medical benefits).

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION

        All liabilities incurred by the Debtors prior to the Petition Date other than those specified above are considered liabilities subject to compromise. The amounts of the various categories of liabilities that are subject to compromise are set forth below. These amounts represent the Company's estimates of known or potential pre-Petition Date claims that are likely to be resolved in connection with the bankruptcy filings. Such claims remain subject to future adjustments. Adjustments may result from negotiations, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim, or other events. There can be no assurance that the equity of the Company's stockholders will not be diluted. The amounts subject to compromise consisted of the following items:

	September 30, 2010	December 31, 2009
	(In thousands)
Mortgages and secured notes	$403,292	$11,148,467
Unsecured notes	6,528,843	6,006,778
Accounts payable and accrued liabilities	904,721	612,008

Total liabilities subject to compromise	$7,836,856	$17,767,253

        The classification of liabilities "not subject to compromise" versus liabilities "subject to compromise" is based on currently available information and analysis. Although Debtors subject to the remaining Chapter 11 Cases had their plans of reorganization confirmed as of October 21, 2010, additional analysis remains to be completed and the Bankruptcy Court may be requested to rule on pre-petition liabilities to be allowed and paid pursuant to the Plan. Certain creditors have claimed that they are contractually entitled to approximately $117.9 million of default rate interest and other related fees. Accordingly, the amounts in these two categories ultimately paid may change. The amount of any such changes could be significant. In addition, the Plan provides that certain pre-petition liabilities related to the assets distributed to THHC will remain an obligation of New GGP.

Reorganization Items

        Reorganization items are expense or income items that were incurred or realized by the Debtors as a result of the Chapter 11 Cases and are presented separately in the Consolidated Statements of Income and Comprehensive Income and in the unaudited condensed combined statements of operations of the Debtors that have not emerged from bankruptcy at September 30, 2010 presented above. These items include professional fees and similar types of expenses and gains on liabilities subject to compromise directly related to the Chapter 11 Cases, resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors as a result of the Chapter 11 Cases.

        With respect to certain retained professionals, the terms of engagement and the timing of payment for services rendered are subject to approval by the Bankruptcy Court. In addition, certain of these retained professionals have agreements that provide for success or completion fees that are payable upon the consummation of specified restructuring or sale transactions. A portion of such fees, currently estimated at approximately $48.6 million in the aggregate, have been deemed probable of being paid; and therefore, we accrued the portion related to the period from the date the Bankruptcy Court approved retention of those professionals to our estimated date of successful emergence from bankruptcy. We accrued a liability for such fees in Accounts payable and accrued expense on the

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Consolidated Balance Sheets of $43.1 million as of September 30, 2010 and $7.2 million as of December 31, 2009. In addition, we recognized $13.4 million of expense in Reorganization items in the Consolidated Statements of Income and Comprehensive Income for the three months ended September 30, 2010, $35.9 million for the nine months ended September 30, 2010 and $2.4 million for the three and nine months ended September 30, 2009.

        In addition, the key employee incentive program (the "KEIP") provides for payment to certain key employees upon successful emergence from bankruptcy. Although the amount of the potential KEIP payment is uncapped, a portion of the KEIP, currently estimated for financial statement purposes based on the trading value of the GGP common stock on September 30, 2010 at approximately $155.1 million in the aggregate, has been deemed probable of being paid; therefore, we are recognizing our estimated KEIP expense in the period from the date the KEIP was approved by the Bankruptcy Court to our estimated date of successful emergence from bankruptcy. We accrued a liability for the KEIP in Accounts payable and accrued expense on the Consolidated Balance Sheets of $140.0 million as of September 30, 2010 and $27.5 million as of December 31, 2009. In addition, we recognized expense in Reorganization items in the Consolidated Statements of Income and Comprehensive Income of $43.0 million for the three months ended September 30, 2010 and $112.5 million for the nine months ended September 30, 2010. We did not recognize any expense related to the KEIP for the three and nine months ended September 30, 2009 as the KEIP was not approved by the Bankruptcy Court until October 2009.

        Reorganization items are as follows:

Reorganization Items	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
	(In thousands)
Losses (Gains) on liabilities subject to compromise—vendors(1)	$188	$(2,670)	$(6,688)	$(5,049)
Gains on liabilities subject to compromise—mortgage debt(2)	(4,309)	—	(323,318)	—
Interest income(3)	(73)	(15)	(163)	(23)
U.S. Trustee fees(4)	1,423	1,419	4,260	2,516
Restructuring costs(5)	105,288	23,863	419,125	50,071

Total reorganization items	$102,517	$22,597	$93,216	$47,515

(1)
This amount includes gains from repudiation, rejection or termination of contracts or guarantee of obligations. Such gains reflect agreements reached with certain critical vendors, which were authorized by the Bankruptcy Court and for which payments on an installment basis began in July 2009. Also included is a $3.4 million gain related to the accrued interest associated with the forgiveness of debt as a result of the the paydown of debt for Stonestown Galleria in June 2010.

(2)
Such net gains include the Fair Value adjustments of mortgage debt, as well as a $38.3 million recorded for the nine months ended September 30, 2010 resulting from the write off of existing Fair Value of debt adjustments for the entities that emerged from bankruptcy and a $33.9 million

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  gain recorded in June 2010 as the result of the forgiveness of debt associated with the paydown of debt for Stonestown Galleria.

(3)
Interest income primarily reflects amounts earned on cash accumulated as a result of our Chapter 11 cases.

(4)
Estimate of fees due remain subject to confirmation and review by the Office of the United States Trustee ("U.S. Trustee").

(5)
Restructuring costs primarily include professional fees incurred related to the bankruptcy filings, the estimated KEIP payment, finance costs incurred by the Emerged Debtors and the write off of unamortized deferred finance costs related to the Emerged Debtors.

Impairment

Operating properties and land held for development and redevelopment, including assets to be sold after such development or redevelopment

        The generally accepted accounting principles related to accounting for the impairment or disposal of long-lived assets require that if impairment indicators exist and the undiscounted cash flows expected to be generated by an asset are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of such asset to its Fair Value. We review our consolidated and unconsolidated real estate assets, including operating properties, land held for development and sale and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Impairment indicators for our retail and other segment are assessed separately for each property and include, but are not limited to, significant decreases in real estate property net operating income and occupancy percentages.

        Impairment indicators for our Master Planned Communities segment are assessed separately for each community and include, but are not limited to, significant decreases in sales pace or average selling prices, significant increases in expected land development and construction costs or cancellation rates, and projected losses on expected future sales.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, developments in progress, and land held for development and redevelopment are assessed by project and include, but are not limited to, significant changes the Company's plans with respect to the project, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted cash flows. The cash flow estimates used both for determining recoverability and estimating Fair Value are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, and estimated holding periods for the applicable assets. Although the estimated Fair Value of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is determined to be necessary, the excess of the carrying amount of the asset over its estimated Fair Value is expensed to operations. In addition, the impairment provision is allocated proportionately to

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adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

        We recorded impairment charges related to our operating properties, land held for development and sale, and properties under development of $4.6 million for the three months ended September 30, 2010, $54.7 million for the three months ended September 30, 2009, $35.9 million for the nine months ended September 30, 2010 and $339.4 million for the nine months ended September 30, 2009, as presented in the table below. All of these impairment charges are included in Provisions for impairment in our Consolidated Statements of Income and Comprehensive Income.

Investment in Unconsolidated Real Estate Affiliates

        In accordance with the generally accepted accounting principles related to the equity method of accounting for investments, a series of operating losses of an investee or other factors may indicate that an other-than-temporary decrease in value of our investment in the Unconsolidated Real Estate Affiliates has occurred. The investment in each of the Unconsolidated Real Estate Affiliates is evaluated periodically and as deemed necessary for recoverability and valuation declines that are other than temporary. Accordingly, in addition to the property-specific impairment analysis that we perform on the investment properties, land held for development and sale and developments in progress owned by such joint ventures (as part of our investment property impairment process described above), we also considered the ownership and distribution preferences and limitations and rights to sell and repurchase our ownership interests. Based on our evaluations, no provisions for impairment were recorded for the three and nine months ended September 30, 2010 and 2009 related to our investments in Unconsolidated Real Estate Affiliates.

Goodwill

        The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed was recorded as goodwill. Goodwill has been recognized and allocated to specific properties in our Retail and Other Segment since each individual rental property or each operating property is an operating segment and considered a reporting unit. The generally accepted accounting principles related to goodwill and other intangible assets states that goodwill should be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. We perform this test by first comparing the estimated Fair Value of each property with our book value of the property, including, if applicable, its allocated portion of aggregate goodwill. We assess Fair Value based on estimated future cash flow projections that utilize discount and capitalization rates which are generally unobservable in the market place (Level 3 inputs) under these principles, but approximate the inputs we believe would be utilized by market participants in assessing Fair Value. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions. If the carrying amount of a property, including its goodwill, exceeds its estimated Fair Value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In this second step, if the implied Fair Value of goodwill is less than the carrying amount of goodwill, an impairment charge is recorded.

        As of September 30, 2010, there were no events or changes in circumstances that would indicate that the current carrying amount of goodwill might be impaired; accordingly, we did not perform

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NOTE 1 ORGANIZATION (Continued)

interim testing procedures. As of September 30, 2009, we performed interim impairment tests of goodwill as changes in market and economic conditions for the three and nine months ended September 30, 2009 indicated an impairment of the asset might have occurred. As a result of the procedures performed, we recorded provisions for impairment of goodwill of $6.3 million for the three months ended September 30, 2009 and $135.0 million for the nine months ended September 30, 2009, as presented in the table below.

General

        Certain of our properties had estimated Fair Values less than their carrying amounts. However, based on the Company's plans with respect to the New GGP properties, we believe that the carrying amounts are recoverable and therefore, under applicable generally accepted accounting principles, no additional impairments were taken. Additional impairment charges could be taken in the future if economic conditions change or if our plans regarding the New GGP assets change. Therefore, we can provide no assurance that material impairment charges with respect to the New GGP assets, including operating properties, Unconsolidated Real Estate Affiliates, developments in progress, or goodwill will not occur in future periods. Accordingly, we will continue to monitor circumstances and events in future periods to determine whether additional impairments are warranted.

        Applicable generally accepted accounting principles require that if an impairment indicator exists for a long-lived asset, which is distributed to the owners in a spinoff, an impairment loss shall be recognized at the date of disposal to the extent that the carrying amount exceeds the Fair Value. The distribution of certain assets and liabilities of THHC to existing GGP stockholders constitutes a distribution to the owners in a spinoff, and as such, is required to be accounted for at the lower of carrying value or Fair Value. Accordingly, GGP will likely incur a significant impairment charge in the fourth quarter of 2010 in conjunction with the distribution of assets to THHC as the Fair Value of such assets is estimated to be lower than the carrying value. Further, the assets distributed to THHC will be under the control of a new Board of Directors and new management who may change existing plans for these assets, which could result in future impairment charges being recorded by THHC.

Impaired Asset	Location	Method of Determining Fair Value	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
			(In thousands)
Retail and other:
Operating properties:
Bay City Mall	Bay City, MI	Discounted cash flow analysis(1)	$—	$2,309
Chico Mall	Chico, CA	Discounted cash flow analysis(1)	—	895
Eagle Ridge Mall	Lake Wales, FL	Discounted cash flow analysis(1)	—	266
Lakeview Square	Battle Creek, MI	Discounted cash flow analysis(1)	—	7,057
Moreno Valley Mall	Moreno Valley, CA	Discounted cash flow analysis(1)	—	6,608
Northgate Mall	Chattanooga, TN	Discounted cash flow analysis(1)	—	1,398
Oviedo Marketplace	Oviedo, FL	Discounted cash flow analysis(1)	—	1,184
The Pines	Pine Bluff, AR	Direct Capitalization method(2)	—	11,057
Plaza 800	Sparks, NV	Projected sales price analysis(2)	4,516	4,516

Total operating properties			$4,516	$35,290

Various pre-development costs		(3)	104	603

Total Provisions for impairment			$4,620	$35,893

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NOTE 1 ORGANIZATION (Continued)

Impaired Asset	Location	Method of Determining Fair Value	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
			(In thousands)
Retail and other:
Operating properties:
Owings Mills Mall	Owings Mills, MD	Discounted cash flow analysis(4)	$—	$40,308
River Falls Mall	Clarksville, IN	Discounted cash flow analysis(4)	—	81,114
The Village at Redlands	Redlands, CA	Projected sales price analysis(2)	5,492	5,492
Plaza 9400	Sandy, UT	Projected sales price analysis(2)	5,191	5,191
Owings Mills-Two Corporate Center	Owings Mills, MD	Projected sales price analysis(2)	7,478	7,478

Total operating properties			$18,161	$139,583

Development:
Allen Towne Mall	Allen, TX	Projected sales price analysis(2)	—	24,166
Redlands Promenade	Redlands, CA	Projected sales price analysis(2)	—	6,747
West Kendall development	Miami, FL	Projected sales price analysis(2)	35,518	35,518

Total development			$35,518	$66,431

Various pre-development costs		(3)	978	24,680
Goodwill		(4)	6,283	135,034

Total Retail and other			$60,940	$365,728

Master Planned Communities:
Fairwood Master Planned Community	Columbia, MD	Projected sales price analysis(5)	—	52,769
Nouvelle at Natick	Natick, MA	Discounted cash flow analysis(5)	—	55,923

Total Master Planned Communities			$—	$108,692

Total Provisions for impairment			$60,940	$474,420

(1)
These impairments were primarily driven by management's intent to deed these properties to lenders in satisfaction of secured debt upon emergence from bankruptcy.

(2)
These impairments were primarily driven by management's changes in current plans with respect to the property and measured based on the value of the underlying land, which is based on comparable property market analysis or a projected sales price analysis that incorporates available market information and other management assumptions as these properties are either no longer operational or operating with no or nominal income.

(3)
Related to the write down of various pre-development costs that were determined to be non-recoverable due to management's decision to terminate the related projects.

(4)
These impairments were primarily driven by continued increases in capitalization rate assumptions during 2009 and reduced estimates of NOI, primarily due to the impact of decline in the retail market on our operations.

(5)
These impairments were driven by a recoverable value based on a per lot or unit sales price analysis incorporating market absorption and other management assumptions that is below carrying value.

Noncontrolling Interests

        The TopCo Plan, as approved by the Bankruptcy Court on October 21, 2010, provided that holders of the Common Units could elect to redeem or convert their units. Three holders of the Common Units elected to redeem their 159,760 Common Units in the aggregate on the Effective Date. All remaining Common Units will be reinstated in the Operating Partnership on the Effective Date.

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(Debtor-in-Possession) (Continued)

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        Generally, the holders of the Common Units shared equally with our common stockholders on a per share basis in any distributions by the Operating Partnership. However, the Operating Partnership agreement permitted distributions solely to GGP if such distributions were required to allow GGP to comply with the REIT distribution requirements or to avoid the imposition of excise tax. Under certain circumstances, the conversion rate for each Common Unit would be adjusted to give effect to stock distributions. Also, under certain circumstances, the Common Units (other than Common Units held by the parties to the Rights Agreement dated July 27, 1993, as described below) could be redeemed at the option of the holders for cash or, at our election, shares of GGP common stock. Upon receipt of a request for redemption by a holder of such Common Units, the Company, as general partner of the Operating Partnership, had the option to pay the redemption price for such Common Units with shares of common stock of the Company (subject to certain conditions), or in cash, with a cash redemption price calculated based upon the market price of one share of common stock of the Company at the time of redemption. Parties to the Rights Agreement dated July 27, 1993 (the "Rights Agreement") had the right to redeem the Common Units covered by such agreement for shares of GGP common stock.

        All prior requests for redemption of Common Units have been fulfilled with shares of the Company's common stock. Notwithstanding this historical practice, the aggregate amount of cash that would have been paid to the holders of the outstanding Common Units as of September 30, 2010 if such holders had requested redemption of the Common Units as of September 30, 2010, and all such Common Units were redeemed (or purchased in the case of the Rights Agreement) for cash, would have been $115.1 million. During the pendency of the Chapter 11 Cases, we were precluded from redeeming Common Units for cash or shares of GGP common stock. In addition, the conditions necessary to issue GGP common stock upon redemption of Common Units were not currently satisfied.

        Generally accepted accounting principles provide that the redeemable noncontrolling interests are to be presented in our Consolidated Balance Sheets at the greater of Fair Value (the conversion value of the units based on the stock price) or the carrying amount of the units. The applicable stock price was $15.60 at September 30, 2010 and $11.56 at December 31, 2009. Accordingly, the redeemable noncontrolling interests have been presented at Fair Value at September 30, 2010 and December 31, 2009.

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(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

        The following table reflects the activity of the redeemable noncontrolling interests for the nine months ended September 30, 2010 and 2009.

(In thousands)
Balance at January 1, 2009	$499,925
Net loss	(9,690)
Distributions	(7,008)
Conversion of Operating Partnership units into common shares	(324,489)
Other comprehensive income	10,369
Adjustment for noncontrolling interests in Operating Partnership	(12,313)

Balance at September 30, 2009	$156,794

Balance at January 1, 2010	$206,833
Net income	171
Distributions	(6,987)
Other comprehensive loss	348
Adjustment for noncontrolling interests in Operating Partnership	35,508

Balance at September 30, 2010	$235,873

        On January 2, 2009, MB Capital Units LLC, pursuant to the Rights Agreement, converted 42,350,000 Common Units (approximately 13% of all outstanding Common Units, including those owned by GGP) held in the Company's Operating Partnership into 42,350,000 shares of GGP common stock.

        The Operating Partnership had also issued Convertible Preferred Units, which were convertible, with certain restrictions, at any time by the holder into Common Units of the Operating Partnership at the following rates (subject to adjustment):

Number of Common Units for each Preferred Unit
Series B	3.000
Series D	1.508
Series E	1.298

        The Plan provides that holders of the preferred units will receive their previously accrued and unpaid dividends net of the applicable taxes, reinstatement of their preferred units in the Operating Partnership and a number of shares of the THHC common stock equal to the number of shares such holder would have received had its respective preferred units below converted into GGP Common Stock immediately prior to the THHC distribution.

Fair Value Measurements

        Fair Value is defined as the price that would be received to sell or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The accounting principles

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(Debtor-in-Possession) (Continued)

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for Fair Value measurements establish a three-tier Fair Value hierarchy, which prioritizes the inputs used in measuring Fair Value. These tiers include:

  •
  Level 1—defined as observable inputs such as quoted prices in active markets;

  •
  Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

  •
  Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        The asset or liability Fair Value measurement level within the Fair Value hierarchy is based on the lowest level of any input that is significant to the Fair Value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Any Fair Values utilized or disclosed in our consolidated financial statements were developed for the purpose of complying with the accounting principles established for Fair Value measurements. The Fair Values of our assets or liabilities for enterprise value in our Chapter 11 Cases or as a component of our reorganization plan (Note 1) may reflect differing assumptions and methodologies. These estimates will be subject to a number of approvals and reviews and therefore may be materially different.

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NOTE 1 ORGANIZATION (Continued)

        As of September 30, 2010 and 2009, our derivative financial instruments and our investments in marketable securities are immaterial to our consolidated financial statements. The following table summarizes our assets and liabilities that are measured at Fair Value on a nonrecurring basis:

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Loss) Gain Three Months Ended September 30, 2010	Total (Loss) Gain Three Months Ended September 30, 2009	Total (Loss) Gain Nine Months Ended September 30, 2010	Total (Loss) Gain Nine Months Ended September 30, 2009
	(In thousands)
Investments in real estate:
Bay City Mall	$23,950	$—	$—	$23,950	$—	$—	$(2,309)	$—
Chico Mall	54,000	—	—	54,000	—	—	(895)	—
Eagle Ridge Mall	26,600	—	—	26,600	—	—	(266)	—
Lakeview Square	25,900	—	—	25,900	—	—	(7,057)	—
Moreno Valley Mall	71,000	—	—	71,000	—	—	(6,608)	—
Northgate Mall	24,000	—	—	24,000	—	—	(1,398)	—
Oviedo Marketplace	32,840	—	—	32,840	—	—	(1,184)	—
The Pines Mall	4,100	—	—	4,100	—	—	(11,057)	—
Plaza 800	600	—	—	600	(4,516)	—	(4,516)	—
Owings Mills Mall	38,068	—	—	38,068	—	—	—	(40,308)
River Falls Mall	22,003	—	—	22,003	—	—	—	(81,114)
The Village at Redlands	7,500	—	—	7,500	—	(5,492)	—	(5,492)
Plaza 9400	2,400	—	—	2,400	—	(5,191)	—	(5,191)
Owings Mills-Two Corporate Center	15,360	—	—	15,360	—	(7,478)	—	(7,478)
Allen Towne Mall	29,511	—	29,511	—	—	—	—	(24,166)
Redlands Promenade	6,727	—	—	6,727	—	—	—	(6,747)
West Kendall development	13,931	—	—	13,931	—	(35,518)	—	(35,518)
Fairwood Master Planned Community	12,629	—	12,629	—	—	—	—	(52,769)
Nouvelle at Natick	64,661	—	—	64,661	—	—	—	(55,923)

Total investments in real estate	$475,780	$—	$42,140	$433,640	$(4,516)	$(53,679)	$(35,290)	$(314,706)

Debt:
Fair Value of emerged entity mortgage debt (1)	$9,512,579	$—	$—	$9,512,579	$4,103	$—	$181,819	$—

(1)
The Fair Value of debt relates to the 96 properties that emerged from bankruptcy during the nine months ended September 30, 2010.

        Of the Emerged Debtors, as of September 30, 2010, we have identified 13 properties (the "Special Consideration Properties") as underperforming retail assets. Pursuant to the terms of the agreements with the lenders for these properties, the Debtors have until two days following emergence of the TopCo Debtors to determine whether the collateral property for these loans should be deeded to the respective lender or the property should be retained with further modified loan terms. Prior to emergence of the TopCo Debtors, all cash produced by the property is under the control of respective lenders and we are required to pay any operating expense shortfall. In addition, prior to emergence of the TopCo Debtors, the respective lender can change the manager of the property or put the property in receivership and GGP has the right to deed the property to the lender. We have entered into Deed in Lieu agreements dated September 9, 2010 with respect to Eagle Ridge Mall and Oviedo Marketplace which provide that the respective deed transfers will occur by November 1, 2010.

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(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

However, such transfers are subject to a number of conditions and therefore, there can be no assurance that such transfer will occur, and the dates of deed transfer for the remaining properties cannot be currently estimated. We also agree to cooperate with the respective lenders of five of the Special Consideration Properties to jointly market such properties for sale.

        Generally accepted accounting principles state that an entity may choose to elect the Fair Value option for an eligible item only on the date of the event that requires Fair Value measurement. As each of the Special Consideration Properties emerged from bankruptcy, we elected to measure and report the mortgages related these properties at Fair Value from the date of emergence because the Debtor entities of the Special Consideration Properties have the right to return the properties to the lenders in full satisfaction of the related debt. Accordingly, the Fair Value of the mortgage liability should not exceed the Fair Value of the underlying property. See our disclosure of Impairment—Operating properties and land held for development and redevelopment, including assets to be sold after such development or redevelopment for more detail regarding the methodology used in determining the Fair Value of these properties.

        The following is a summary of the components of our debt that was eligible for the Fair Value option, and similar items that were not eligible for the Fair Value option at September 30, 2010 and December 31, 2009.

	September 30, 2010	December 31, 2009
	(In thousands)
Debt related to Special Consideration Properties (elected for Fair Value option)	$587,590	$316,966
Similar eligible debt (not elected for Fair Value option)	184,670	4,233,747
Debt not eligible for Fair Value option	16,582,446	3,010,301
Market rate adjustments	(426,778)	(260,242)

Total Mortgages, notes and loans payable, not subject to compromise	$16,927,928	$7,300,772

        Of the Special Consideration Properties, five of the properties had emerged from bankruptcy as of December 31, 2009 for which we recorded a gain in reorganization items of $54.2 million for the year ended December 31, 2009. The remaining eight properties emerged in 2010, resulting in a gain in reorganization items of $69.3 million for the nine months ended September 30, 2010. Subsequent to the emergence from bankruptcy, we are required to determine the Fair Value of the mortgage loans related to the Special Consideration Properties quarterly, so long as we hold the Special Consideration Properties. Any change in the Fair Value of the mortgages related to the Special Consideration Properties will be recorded in interest expense in the quarter in which such change occurs. When the transfers of Eagle Ridge Mall and Oviedo Marketplace occur, no significant gain or loss is expected to result because we have recorded the Fair Value of the mortgages related to these properties.

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NOTE 1 ORGANIZATION (Continued)

        The unpaid debt balance, Fair Value estimates, Fair Value measurements, gain (in reorganization items) and interest expense for the three months ended and nine months ended September 30, 2010, with respect to the Special Consideration Properties, are as follows:

	Unpaid Debt Balance of Special Consideration Properties	Fair Value Estimate of Special Consideration Properties	Significant Unobservable Inputs (Level 3)	Total Gain for the Three Months Ended September 30, 2010	Total Gain for the Nine Months Ended September 30, 2010	Interest Expense for the Three Months Ended September 30, 2010	Interest Expense for the Nine Months Ended September 30, 2010
	(In thousands)
Mortgages, notes and loans payable, not subject to compromise	$744,535	$587,590	$587,590	$—	$69,346	$12,646	$(2,839)

        A summary of the changes to the carrying value of the debt relate to the Special Consideration Properties reflected the Fair Value measurements discussed above, are as follows:

September 30, 2010
(In thousands)
Balance at January 1, 2010	$316,966
Additions during the period—Emerged Special Consideration Properties debt	309,307

Balance at March 31, 2010	626,273
Changes in Fair Value—Special Consideration Properties	(36,124)
Principal payments	(2,559)

Balance at June 30, 2010	587,590
Changes in Fair Value—Special Consideration Properties	2,700
Principal payments	(2,700)

Balance at September 30, 2010	$587,590

Fair Value of Financial Instruments

        The Fair Values of our financial instruments approximate their carrying amount in our financial statements except for debt. As a result of the Company's Chapter 11 filing, the Fair Value for the outstanding debt that is included in liabilities subject to compromise in our Consolidated Balance Sheets cannot be reasonably determined at September 30, 2010 as the timing and amounts to be paid are subject to confirmation by the Bankruptcy Court. For the $16.93 billion of mortgages, notes and loans payable that are outstanding and not subject to compromise at September 30, 2010, management's required estimates of Fair Value are presented below. This Fair Value was estimated solely for financial statement reporting purposes and should not be used for any other purposes, including estimating the value of any of the Company's securities. We estimated the Fair Value of this debt based on quoted market prices for publicly-traded debt, recent financing transactions (which may not be comparable), estimates of the Fair Value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, current London Interbank Offered Rate ("LIBOR"), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds, U.S. treasury obligation interest rates and on the discounted estimated future cash payments to be made on such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed, or, in the case of the Emerged Debtors, recorded due to GAAP bankruptcy emergence guidance. Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated Fair Value of any of such debt could be realized by immediate settlement of the obligation.

	September 30, 2010
	Carrying Amount	Estimated Fair Value
Fixed-rate debt	$14,469,996	$15,017,201
Variable-rate debt	2,457,932	2,522,783

	$16,927,928	$17,539,984

Derivative Financial Instruments

        As of January 1, 2009, we adopted the generally accepted accounting principles related to disclosures about derivative instruments and hedging activities which requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the Fair Value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

        We use derivative financial instruments to reduce risk associated with movement in interest rates. We may choose or be required by lenders to reduce cash flow and earnings volatility associated with interest rate risk exposure on variable-rate borrowings and/or forecasted fixed-rate borrowings by entering into interest rate swaps or interest rate caps. We do not use derivative financial instruments for speculative purposes. During the first quarter of 2009, our interest rate swaps no longer qualified as highly effective and therefore no longer qualified for hedge accounting treatment as the Company made the decision not to pay future settlement payments under such swaps. As a result of the terminations of the swaps, we incurred termination fees of $34.8 million. Accordingly, we reduced the liability associated with these derivative financial instruments during the first and second quarter of 2009 (included in interest expense in our consolidated financial statements) which for the nine months ended September 30, 2009 resulted in a reduction in interest expense of $27.7 million. As the interest payments on the hedged debt remain probable, the net balance in the gain or loss in accumulated other comprehensive (loss) income of $(27.7) million that existed as of December 31, 2008 is amortized to interest expense as the hedged forecasted transactions impact earnings or are deemed probable not to occur. The amortization of the accumulated other comprehensive (loss) income resulted in additional interest expense of $0.6 million and $9.6 million for the three and nine months ended September 30, 2010 and $4.5 million and $13.6 million for the three and nine months ended September 30, 2009.

        Under interest rate cap agreements, we make initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates exceed specified levels during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less. We had no interest rate cap derivatives for our Consolidated Properties as of September 30, 2010 while as of September 30,

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

2009, we had one outstanding interest rate cap derivative that was designated as a cash flow hedge of interest rate risk with a notional value of $67.5 million.

        Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. We do not require any collateral under these agreements, but deal only with well known financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and expect that all counterparties will meet their obligations.

        We have not recognized any losses as a result of hedge discontinuance and the expense that we recognized related to changes in the time value of interest rate cap agreements were insignificant for the three and nine months ended September 30, 2010 and 2009.

Revenue Recognition and Related Matters

        Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and accretion related to above and below-market tenant leases on acquired properties. Termination income recognized was $2.5 million for the three months ended September 30, 2010, $3.6 million for the three months ended September 30, 2009, $18.6 million for the nine months ended September 30, 2010 and $20.2 million for the nine months ended September 30, 2009. Net accretion related to above and below-market tenant leases was $1.3 million for the three months ended September 30, 2010, $2.7 million for the three months ended September 30, 2009, $4.4 million for the nine months ended September 30, 2010, and $6.1 million for the nine months ended September 30, 2009.

        Straight-line rent receivables, which represent the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases, of $288.3 million as of September 30, 2010 and $255.3 million as of December 31, 2009, are included in Accounts and notes receivable, net in our consolidated financial statements.

        Percentage rent in lieu of fixed minimum rent received from tenants was $16.0 million for the three months ended September 30, 2010, $16.4 million for the three months ended September 30, 2009, $47.8 million for the nine months ended September 30, 2010 and $41.2 million for the nine months ended September 30, 2009, and is included in Minimum Rents in our consolidated financial statements.

        Condominium sales and associated costs of sales are recognized on the percentage of completion method. As of September 30, 2010, there have been 152 unit closings of sales at our 215 unit Nouvelle at Natick residential condominium project. We recognized $63.2 million of revenue and $58.2 million of associated costs of sales for the nine months ended September 30, 2010 within our Master Planned Community segment related to condominium unit sales at the Nouvelle at Natick. All revenue from condominium sales prior to the three and six months ended June 30, 2010 were deferred as the threshold of sold units required to recognize revenue had not been met. As such, $52.9 million of previously deferred revenue from condominium sales and $48.6 million of associated costs of sales were recorded during the three months ended June 30, 2010 as the result of the recognition of all deferred unit sales through June 30, 2010. For the three months ended September 30, 2010, Nouvelle at Natick recognized $10.3 million of revenue and $9.6 million of associated costs of sales related to 24 condominium sales during the third quarter of 2010.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, estimates and assumptions have been made with respect to useful lives of assets, capitalization of development and leasing costs, provision for income taxes, recoverable amounts of receivables and deferred taxes, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to acquisitions, impairment of long-lived assets and goodwill, Fair Value of debt of the Emerged Debtors and cost ratios and completion percentages used for land sales. Actual results could differ from these and other estimates.

Earnings Per Share ("EPS")

        Information related to our EPS calculations is summarized as follows:

	Three Months Ended September 30,
	2010		2009
	Basic	Diluted	Basic	Diluted
	(In thousands)
Numerators:
Loss from continuing operations	$(233,723)	$(233,723)	$(117,454)	$(117,454)
Allocation to noncontrolling interests	2,538	2,538	(421)	(421)

Loss from continuing operations—net of noncontrolling interests	(231,185)	(231,185)	(117,875)	(117,875)
Discontinued operations—gain on dispositions	—	—	29	29
Allocation to noncontrolling interests	—	—	(1)	(1)

Discontinued operations—net of noncontrolling interests	—	—	28	28
Net loss	(233,723)	(233,723)	(117,425)	(117,425)
Allocation to noncontrolling interests	2,538	2,538	(422)	(422)

Net loss attributable to common stockholders	$(231,185)	$(231,185)	$(117,847)	$(117,847)

Denominators:
Weighted average number of common shares outstanding—basic and diluted	317,393	317,393	312,363	312,363

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

	Nine Months Ended September 30,
	2010		2009
	Basic	Diluted	Basic	Diluted
	(In thousands)
Numerators:
Loss from continuing operations	$(295,410)	$(295,410)	$(680,179)	$(680,179)
Allocation to noncontrolling interests	(1,646)	(1,646)	7,875	7,875

Loss from continuing operations—net of noncontrolling interests	(297,056)	(297,056)	(672,304)	(672,304)
Discontinued operations—loss on dispositions	—	—	(26)	(26)
Allocation to noncontrolling interests	—	—	1	1

Discontinued operations—net of noncontrolling interests	—	—	(25)	(25)
Net loss	(295,410)	(295,410)	(680,205)	(680,205)
Allocation to noncontrolling interests	(1,646)	(1,646)	7,876	7,876

Net loss attributable to common stockholders	$(297,056)	$(297,056)	$(672,329)	$(672,329)

Denominators:
Weighted average number of common shares outstanding—basic and diluted	316,849	316,849	311,861	311,861

        All options were anti-dilutive for all periods presented because of net losses, and, as such, their effect has not been included in the calculation of diluted net loss per share. In addition, potentially dilutive shares of 1,365,440 for the three months ended September 30, 2010, and 1,351,001 for the nine months ended September 30, 2010, have been excluded from the denominator in the computation of diluted EPS because they are anti-dilutive. Outstanding Common Units have also been excluded from the diluted earnings per share calculation because including such Common Units would also require that the share of GGPLP income attributable to such Common Units be added back to net income therefore resulting in no effect on EPS. In addition, the impact of the exchange feature of the Exchangeable Notes that were issued in April 2007 is also excluded from EPS for all periods presented because, while the conditions for exchange were met, as a result of the Chapter 11 Cases, the holders of such notes are stayed from exercising such exchange rights absent an order from the Bankruptcy Court. The Exchangeable Notes are currently expected to be paid in connection with the Emergence. Finally, the effect of the Interim Warrants (Note 1) has been excluded as the conditions for exercise of such warrants were not satisfied at September 30, 2010 and we expect that such Interim Warrants will be terminated upon effectiveness of the Plan.

Debt Market Rate Adjustments

        We record market rate adjustments related to our mortgages, notes and loans payable primarily for debt of the Debtors upon emergence from bankruptcy, with the exception of the Special Consideration Properties. Such debt market rate adjustments are recorded based on the estimated Fair Value of the debt at the time of emergence and are recorded within mortgages, notes and loans payable on our Consolidated Balance Sheets. The debt market rate adjustments are amortized as interest expense over the remaining term of the loans.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 1 ORGANIZATION (Continued)

Transactions with Affiliates

        Management fees and other corporate revenues primarily represent management and leasing fees, development fees, financing fees and fees for other ancillary services performed for the benefit of certain of the Unconsolidated Real Estate Affiliates and for properties owned by third parties. Fees earned from the Unconsolidated Properties totaled $13.8 million for the three months ended September 30, 2010, $14.5 million for the three months ended September 30, 2009, $43.1 million for the nine months ended September 30, 2010, and $47.7 million for the nine months ended September 30, 2009. Such fees are recognized as revenue when earned.

NOTE 2 INTANGIBLE ASSETS AND LIABILITIES

        The following table summarizes our intangible assets and liabilities:

	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
	(In thousands)
As of September 30, 2010
Tenant leases:
In-place value	$472,031	$(302,965)	$169,066
Above-market	62,489	(35,906)	26,583
Below-market	(124,151)	73,018	(51,133)
Ground leases:
Above-market	(16,968)	2,778	(14,190)
Below-market	271,602	(34,334)	237,268
Real estate tax stabilization agreement	91,879	(23,215)	68,664
As of December 31, 2009
Tenant leases:
In-place value	$539,257	$(335,310)	$203,947
Above-market	94,194	(59,855)	34,339
Below-market	(149,978)	86,688	(63,290)
Ground leases:
Above-market	(16,968)	2,423	(14,545)
Below-market	271,602	(29,926)	241,676
Real estate tax stabilization agreement	91,879	(20,272)	71,607

        The gross asset balances of the in-place value of tenant leases are included in Buildings and equipment in our Consolidated Balance Sheets. The above-market and below-market tenant and ground leases are included in Prepaid expenses and other assets and Accounts payable and accrued expenses (Note 7) in our consolidated financial statements. The decrease in the gross asset (liability) accounts at September 30, 2010 compared to December 31, 2009 is primarily due to the write-off of fully amortized assets and liabilities for the nine months ended September 30, 2010.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 2 INTANGIBLE ASSETS AND LIABILITIES (Continued)

        Amortization/accretion of these intangible assets and liabilities, and similar assets and liabilities from our Unconsolidated Real Estate Affiliates at our share, decreased our income (excluding the impact of noncontrolling interests and the provision for income taxes) by $13.4 million for the three months ended September 30, 2010; $44.5 million for the nine months ended September 30, 2010; $16.2 million for the three months ended September 30, 2009 and $45.4 million for the nine months ended September 30, 2009. Future amortization, including our share of such items from Unconsolidated Real Estate Affiliates, is estimated to decrease net income (excluding the impact of noncontrolling interests and the provision for income taxes as well as excluding the impact of acquisition accounting to New GGP upon consummation of the Plan) by approximately $57.8 million in 2010, $43.3 million in 2011, $36.0 million in 2012, $30.2 million in 2013 and $31.0 million in 2014.

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES

        The Unconsolidated Real Estate Affiliates include our noncontrolling investments in real estate joint ventures. Generally, we share in the profits and losses, cash flows and other matters relating to our investments in Unconsolidated Real Estate Affiliates in accordance with our respective ownership percentages. We manage most of the properties owned by these joint ventures. As we have joint interest and control of these ventures with our venture partners and they have substantive participating rights in such ventures, we account for these joint ventures using the equity method. Some of the joint ventures have elected to be taxed as REITs. As described in Note 1, at September 30, 2010, we have two joint venture investments located outside the U.S. These investments, with an aggregate carrying amount of $245.5 million at September 30, 2010 and $214.4 million at December 31, 2009, are managed by the respective joint venture partners in each country. As we also have substantial participation rights with respect to these international joint ventures, we account for them on the equity method. Lastly, during March 2010, we closed on the sale of our Costa Rica investment for $7.5 million, yielding a gain of $0.9 million.

        Generally, we anticipate that the 2010 operations of our joint venture properties will support the operational cash needs of the properties, including debt service payments. However, we have identified two properties (Silver City and Montclair) owned by our Unconsolidated Real Estate Affiliates with approximately $393.5 million of non-recourse secured mortgage debt, of which our share is $198.1 million, as underperforming assets. With respect to each of the properties owned by such Unconsolidated Real Estate Affiliates, all cash produced by such properties are under the control of the applicable lender. In the event we are unable to satisfactorily modify the terms of each of the loans associated with these properties, the collateral property for any such loan may be deeded to the respective lender in full satisfaction of the related debt. On October 6, 2010, Silver City entered into a Forbearance Agreement with the lender which provides for the joint marketing of the property with the lender for sale in lieu of foreclosure.

        On May 3, 2010, the Unconsolidated Real Estate Affiliate that owned the Highland Mall located in Austin, Texas conveyed the property to the lender in full satisfaction of the non-recourse mortgage loan secured by the property. Such conveyance yielded to the Highland joint venture a gain on forgiveness of debt of approximately $55 million. Our allocable share of such gain was approximately $27 million, with such gain yielding an equal increase in our investment account. Immediately subsequent to the conveyance, GGP wrote-off the balance of its investment in Highland, yielding a nominal net gain on our investment in such joint venture.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

        In June and July 2009 we made capital contributions of $28.7 million and $57.5 million, respectively, to fund our portion of $172.2 million of joint venture mortgage debt which had reached maturity. As of September 30, 2010, $6.49 billion of indebtedness was secured by our Unconsolidated Properties, our proportionate share of which was $3.02 billion, including Retained Debt (as defined below). There can be no assurance that we will be able to refinance or restructure such debt on acceptable terms or otherwise, or that joint venture operations or contributions by us and/or our partners will be sufficient to repay such loans.

        In certain circumstances, we have debt obligations in excess of our pro rata share of the debt of our Unconsolidated Real Estate Affiliates ("Retained Debt"). This Retained Debt represents distributed debt proceeds of the Unconsolidated Real Estate Affiliates in excess of our pro rata share of the non-recourse mortgage indebtedness of such Unconsolidated Real Estate Affiliates. The proceeds of the Retained Debt which are distributed to us are included as a reduction in our investment in Unconsolidated Real Estate Affiliates.

        Such Retained Debt totaled $156.2 million as of September 30, 2010 and $158.2 million as of December 31, 2009, and has been reflected as a reduction in our investment in Unconsolidated Real Estate Affiliates. We are obligated to contribute funds to our Unconsolidated Real Estate Affiliates in amounts of sufficient to pay debt service on such Retained Debt. If we do not contribute such funds, our distributions from such Unconsolidated Real Estate Affiliates, or our interest in, could be reduced to the extent of such deficiencies. As of September 30, 2010, we do not anticipate an inability to perform on our obligations with respect to such Retained Debt.

        In certain other circumstances, the Company, in connection with the debt obligations of certain Unconsolidated Real Estate Affiliates, has agreed to provide supplemental guarantees or master-lease commitments to provide to the debt holders additional credit-enhancement or security. As of September 30, 2010, we do not expect to be required to perform pursuant to any of such supplemental credit-enhancement provisions for our Unconsolidated Real Estate Affiliates, either due to estimates of the current obligations represented by such provisions or as a result of the protections afforded us through our Chapter 11 Cases.

        On January 29, 2010, our Brazilian joint venture, Aliansce Shopping Centers S.A. ("Aliansce"), commenced trading on the Brazilian Stock Exchange, or BM&FBovespa, as a result of an initial public offering of Aliansce's common shares in Brazil (the "Aliansce IPO"). Although we did not sell any of our Aliansce shares in the Aliansce IPO, our ownership interest in Aliansce was diluted from 49% to approximately 31% as a result of the stock sold in the Aliansce IPO. We will continue to apply the equity method of accounting to our ownership interest in Aliansce. Generally accepted accounting principles state that as an equity method investor, we need to account for the shares issued by Aliansce as if we had sold a proportionate share of our investment at the issuance price per share of the Aliansce IPO. Accordingly, we recognized a gain of $9.7 million for the nine months ended September 30, 2010, which is reflected in equity in income of Unconsolidated Real Estate Affiliates.

        On August 4, 2010, we agreed to sell our entire interest in our joint venture in Turkey to our venture partner. Such transaction was completed on October 14, 2010 resulting in an estimated gain of $10.5 million which will be recorded in the fourth quarter 2010.

        The significant accounting policies used by the Unconsolidated Real Estate Affiliates are the same as ours.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

Condensed Combined Financial Information of Unconsolidated Real Estate Affiliates

        Following is summarized financial information for our Unconsolidated Real Estate Affiliates as of September 30, 2010 and December 31, 2009 and for the three and nine months ended September 30, 2010 and 2009. Certain amounts in the 2009 condensed combined financial information have been reclassified to conform to the current period presentation.

	September 30, 2010	December 31, 2009
	(In thousands)
Condensed Combined Balance Sheets—Unconsolidated Real Estate Affiliates
Assets:
Land	$926,596	$901,387
Buildings and equipment	7,974,564	7,924,577
Less accumulated depreciation	(1,836,077)	(1,691,362)
Developments in progress	313,867	333,537

Net property and equipment	7,378,950	7,468,139
Investment in unconsolidated joint ventures	584,181	452,291
Investment property and property held for development and sale	242,746	266,253

Net investment in real estate	8,205,877	8,186,683
Cash and cash equivalents	550,800	275,018
Accounts and notes receivable, net	210,648	226,385
Deferred expenses, net	196,596	197,663
Prepaid expenses and other assets	199,240	209,568

Total assets	$9,363,161	$9,095,317

Liabilities and Owners' Equity:
Mortgages, notes and loans payable	$6,488,820	$6,358,718
Accounts payable, accrued expenses and other liabilities	502,112	490,814
Owners' equity	2,372,229	2,245,785

Total liabilities and owners' equity	$9,363,161	$9,095,317

Investment In and Loans To/From Unconsolidated Real Estate Affiliates, Net:
Owners' equity	$2,372,229	$2,245,785
Less joint venture partners' equity	(2,169,769)	(1,935,689)
Capital or basis differences and loans	1,666,921	1,630,928

Investment in and loans to/from Unconsolidated Real Estate Affiliates, net	$1,869,381	$1,941,024

Reconciliation—Investment In and Loans To/From Unconsolidated Real Estate Affiliates:
Asset—Investment in and loans to/from Unconsolidated Real Estate Affiliates	$1,915,480	$1,979,313
Liability—Investment in and loans to/from Unconsolidated Real Estate Affiliates	(46,099)	(38,289)

Investment in and loans to/from Unconsolidated Real Estate Affiliates, net	$1,869,381	$1,941,024

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Condensed Combined Statements of Income—Unconsolidated Real Estate Affiliates
Revenues:
Minimum rents	$191,270	$184,701	$570,567	$564,497
Tenant recoveries	81,236	84,262	244,116	253,109
Overage rents	2,218	2,416	7,049	5,475
Land sales	20,617	14,858	70,088	50,134
Management and other fees	10,895	8,845	32,525	25,267
Other	22,338	19,634	66,315	66,383

Total revenues	328,574	314,716	990,660	964,865

Expenses:
Real estate taxes	23,309	24,642	74,602	76,506
Property maintenance costs	10,304	10,623	31,622	29,949
Marketing	4,310	3,133	9,925	8,857
Other property operating costs	61,129	61,090	175,196	186,376
Land sales operations	17,376	11,838	55,042	39,404
Provision for doubtful accounts	2,064	3,224	6,503	9,531
Property management and other costs	17,067	20,469	56,349	58,491
General and administrative *	12,259	755	12,610	13,879
Provisions for impairment	39	—	881	6,459
Depreciation and amortization	69,600	66,253	203,200	199,830

Total expenses	217,457	202,027	625,930	629,282

Operating income	111,117	112,689	364,730	335,583
Interest income	6,340	1,745	14,611	5,141
Interest expense	(95,902)	(74,900)	(277,689)	(246,255)
Benefit (provision) for income taxes	239	(81)	(551)	(1,050)
Equity in income of unconsolidated joint ventures	8,376	14,472	37,236	31,699

Income from continuing operations	30,170	53,925	138,337	125,118
Discontinued operations—(loss) gain on dispositions	(22)	—	55,077	—
Allocation to noncontrolling interests	67	(1,119)	106	(2,044)

Net income attributable to joint venture partners	$30,215	$52,806	$193,520	$123,074

Equity In Income of Unconsolidated Real Estate Affiliates:
Net income attributable to joint venture partners	$30,215	$52,806	$193,520	$123,074
Joint venture partners' share of income	(10,634)	(26,632)	(79,997)	(63,423)
Amortization of capital or basis differences	(10,072)	(10,536)	(33,066)	(19,543)
Gain on Aliansce IPO	269	—	9,652	—
Gain (loss) on Highland Mall conveyence	11	—	(29,668)	—
Elimination of Unconsolidated Real Estate Affiliates loan interest	—	(297)	—	(890)

Equity in income of Unconsolidated Real Estate Affiliates	$9,789	$15,341	$60,441	$39,218

*
Includes losses (gains) on foreign currency

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

Condensed Financial Information of Individually Significant Unconsolidated Real Estate Affiliates

        Following is summarized financial information for GGP/Homart II L.L.C. ("GGP/Homart II"), GGP-TRS L.L.C. ("GGP/Teachers") and The Woodlands Land Development Holdings, L.P. ("The Woodlands Partnership"). We account for these joint ventures using the equity method because we have joint interest and control of these ventures with our venture partners and they have substantive participating rights in such ventures. For financial reporting purposes, we consider each of these joint ventures to be an individually significant Unconsolidated Real Estate Affiliate. Our investment in such affiliates varies from a strict ownership percentage due to capital or basis differences or loans and related amortization.

	GGP/Homart II
	September 30, 2010	December 31, 2009
	(In thousands)
Assets:
Land	$232,164	$238,164
Buildings and equipment	2,783,385	2,783,869
Less accumulated depreciation	(590,181)	(526,985)
Developments in progress	17,114	5,129

Net investment in real estate	2,442,482	2,500,177
Cash and cash equivalents	95,326	70,417
Accounts and notes receivable, net	49,196	47,843
Deferred expenses, net	92,367	92,439
Prepaid expenses and other assets	29,607	20,425

Total assets	$2,708,978	$2,731,301

Liabilities and Capital:
Mortgages, notes and loans payable	$2,207,225	$2,245,582
Accounts payable, accrued expenses and other liabilities	71,330	63,923
Capital	430,423	421,796

Total liabilities and capital	$2,708,978	$2,731,301

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	GGP/Homart II		GGP/Homart II
	Three Months End September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Revenues:
Minimum rents	$62,016	$59,298	$183,546	$181,405
Tenant recoveries	26,176	26,854	79,278	82,596
Overage rents	622	475	1,674	1,359
Other	1,836	1,572	5,311	5,048

Total revenues	90,650	88,199	269,809	270,408

Expenses:
Real estate taxes	5,481	7,615	22,350	24,383
Property maintenance costs	3,092	3,125	9,272	8,309
Marketing	1,339	1,135	3,223	3,385
Other property operating costs	13,139	12,933	37,782	38,057
Provision for doubtful accounts	893	109	2,163	2,110
Property management and other costs	5,340	5,302	16,538	16,562
General and administrative	27	84	91	294
Provisions for impairment	—	(1)	725	3,693
Depreciation and amortization	24,663	24,231	72,971	72,282

Total expenses	53,974	54,533	165,115	169,075

Operating income	36,676	33,666	104,694	101,333
Interest income	58	1,294	202	3,914
Interest expense	(35,420)	(31,117)	(95,763)	(92,575)
Provision for income taxes	(157)	(234)	(505)	(783)

Net income	1,157	3,609	8,628	11,889
Allocation to noncontrolling interests	14	2	75	(2)

Net income attributable to joint venture partners	$1,171	$3,611	$8,703	$11,887

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	GGP/Teachers
	September 30, 2010	December 31, 2009
	(In thousands)
Assets:
Land	$195,832	$195,832
Buildings and equipment	1,073,588	1,071,748
Less accumulated depreciation	(177,349)	(153,778)
Developments in progress	2,460	3,586

Net investment in real estate	1,094,531	1,117,388
Cash and cash equivalents	10,939	6,663
Accounts and notes receivable, net	16,104	17,622
Deferred expenses, net	40,963	42,941
Prepaid expenses and other assets	10,990	7,216

Total assets	$1,173,527	$1,191,830

Liabilities and Members' Capital:
Mortgages, notes and loans payable	$1,006,112	$1,011,700
Accounts payable, accrued expenses and other liabilities	37,258	32,914
Members' Capital	130,157	147,216

Total liabilities and members' capital	$1,173,527	$1,191,830

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	GGP/Teachers		GGP/Teachers
	Three Months End September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Revenues:
Minimum rents	$23,993	$24,648	$73,996	$76,752
Tenant recoveries	12,236	14,226	36,791	39,237
Overage rents	488	451	1,117	816
Other	650	390	2,061	1,453

Total revenues	37,367	39,715	113,965	118,258

Expenses:
Real estate taxes	3,794	3,740	11,249	11,152
Property maintenance costs	1,107	1,116	3,525	3,454
Marketing	614	550	1,437	1,662
Other property operating costs	6,464	6,165	18,722	18,023
Provision for doubtful accounts	215	441	730	1,392
Property management and other costs	2,172	2,112	6,602	6,681
General and administrative	—	44	—	178
Provisions for impairment	—	—	—	17
Depreciation and amortization	8,866	9,359	27,502	28,950

Total expenses	23,232	23,527	69,767	71,509

Operating income	14,135	16,188	44,198	46,749
Interest income	—	2	2	5
Interest expense	(17,830)	(13,866)	(46,105)	(41,197)
(Provision for) benefit from income taxes	(4)	(25)	753	(67)

Net (loss) income attributable to joint venture partners	$(3,699)	$2,299	$(1,152)	$5,490

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	The Woodlands Partnership
	September 30, 2010	December 31, 2009
	(In thousands)
Assets:
Land	$19,841	$19,841
Buildings and equipment	133,250	101,119
Less accumulated depreciation	(16,812)	(14,105)
Developments in progress	2,272	31,897
Investment property and property held for development and sale	242,746	266,253

Net investment in real estate	381,297	405,005
Cash and cash equivalents	35,799	30,373
Accounts and notes receivable, net	5,128	4,660
Deferred expenses, net	920	593
Prepaid expenses and other assets	53,620	30,275

Total assets	$476,764	$470,906

Liabilities and Owners' Equity:
Mortgages, notes and loans payable	$276,385	$281,964
Accounts payable, accrued expenses and other liabilities	4,361	629
Owners' equity	196,018	188,313

Total liabilities and owners' equity	$476,764	$470,906

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 3 UNCONSOLIDATED REAL ESTATE AFFILIATES (Continued)

	The Woodlands Partnership		The Woodlands Partnership
	Three Months End September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Revenues:
Minimum rents	$1,744	$1,820	$4,096	$4,738
Land sales	20,617	14,858	70,088	50,134
Other	1,349	2,319	6,154	7,144

Total revenues	23,710	18,997	80,338	62,016

Expenses:
Real estate taxes	498	131	1,479	392
Property maintenance costs	299	356	391	804
Other property operating costs	2,425	3,865	8,280	11,988
Land sales operations	17,376	11,838	55,042	39,404
Depreciation and amortization	973	799	2,644	2,233

Total expenses	21,571	16,989	67,836	54,821

Operating income	2,139	2,008	12,502	7,195
Interest income	81	116	313	474
Interest expense	(1,446)	(978)	(3,378)	(2,870)
Provision for income taxes	(58)	(158)	(457)	(426)

Net income attributable to joint venture partners	$716	$988	$8,980	$4,373

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 4 MORTGAGES, NOTES AND LOANS PAYABLE

        Mortgages, notes and loans payable are summarized as follows:

	September 30, 2010	December 31, 2009
	(In thousands)
Fixed-rate debt:
Collateralized mortgages, notes and loans payable	$14,885,658	$15,446,962
Corporate and other unsecured term loans	3,750,982	3,724,463

Total fixed-rate debt	18,636,640	19,171,425

Variable-rate debt:
Collateralized mortgages, notes and loans payable	2,439,723	2,500,892
Corporate and other unsecured term loans	2,783,700	2,783,700

Total variable-rate debt	5,223,423	5,284,592

Total Mortgages, notes and loans payable	23,860,063	24,456,017
Less: Mortgages, notes and loans payable subject to compromise	(6,932,135)	(17,155,245)

Total mortgages, notes and loans payable not subject to compromise	$16,927,928	$7,300,772

        As previously discussed, on April 16 and 22, 2009, the Debtors filed voluntary petitions for relief under Chapter 11, which triggered defaults on substantially all debt obligations of the Debtors. However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor's estate. These pre-petition liabilities are subject to settlement under a plan of reorganization, and therefore are presented as Liabilities subject to compromise on the Consolidated Balance Sheet. The $16.93 billion that is not subject to compromise as of September 30, 2010 consists primarily of the collateralized mortgages of the Non-Debtors, the Emerged Debtors and the DIP Facility (defined below).

        A total of 262 Debtors owning 146 properties with $14.89 billion of secured mortgage debt emerged from bankruptcy as of September 30, 2010. Of the Emerged Debtors, 149 Debtors owning 96 properties with $10.23 billion of secured mortgage debt emerged from bankruptcy during the nine months ended September 30, 2010, while 113 Debtors owning 50 properties with $4.66 billion secured debt had emerged from bankruptcy as of December 31, 2009. The plans of reorganization for such Emerged Debtors provided for, in exchange for payment of certain extension fees and cure of previously unpaid amounts due on the applicable mortgage loans (primarily, principal amortization otherwise scheduled to have been paid since the Petition Date), the extension of the secured mortgage loans at previously existing non-default interest rates. As a result of the extensions, none of these loans will have a maturity prior to January 1, 2014 and the weighted average remaining duration of the secured loans associated with these properties as of September 30, 2010 is 5.33 years. In conjunction with these extensions, certain financial and operating covenants and guarantees were created or reinstated, all to be effective with the bankruptcy emergence of the TopCo Debtors.

        As of September 30, 2010, the 13 Special Consideration Properties with $744.5 million in secured debt have emerged from bankruptcy. As described in Note 1, we have entered into agreements to deed two of the Special Consideration Properties to the lenders in the fourth quarter of 2010.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 4 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

        The weighted-average interest rate (including the effects of interest rate swaps for December 31, 2009), excluding the effects of deferred finance costs and using the contract rate prior to any defaults on such loans, on our collateralized mortgages, notes and loans payable was 5.23% at September 30, 2010 and 5.31% at December 31, 2009. The weighted average interest rate, using the contract rate prior to any defaults on such loans, on the remaining corporate unsecured fixed and variable rate debt and the revolving credit facility was 3.78% at September 30, 2010 and 4.24% at December 31, 2009. With respect to those loans and Debtors that remain in bankruptcy at September 30, 2010, we are currently recognizing interest expense on our loans based on contract rates in effect prior to bankruptcy as the Bankruptcy Court has ruled that interest payments based on such contract rates constitutes adequate protection to the secured lenders. In addition, as the result of a consensual agreement reached in the third quarter of 2010 with lenders of certain of our corporate debt, we recognized $83.7 million of additional interest expense for the three months ended September 30, 2010.

Collateralized Mortgages, Notes and Loans Payable

        As of September 30, 2010, $24.46 billion of land, buildings and equipment and developments in progress (before accumulated depreciation) have been pledged as collateral for our mortgages, notes and loans payable. Certain of these secured loans, representing $3.29 billion of debt, are cross-collateralized with other properties. Although substantially all of the $17.33 billion of fixed and variable rate collateralized mortgages, notes and loans payable are non-recourse, $2.65 billion of such mortgages, notes and loans payable are recourse due to guarantees or other security provisions for the benefit of the note holder. Enforcement of substantially all of these security provisions are stayed by our Chapter 11 Cases. In addition, certain mortgage loans as of September 30, 2010 contain other credit enhancement provisions (primarily master leases for all or a portion of the property) which have been provided by TopCo Debtors. Certain mortgage notes payable may be prepaid but are generally subject to a prepayment penalty equal to a yield-maintenance premium, defeasance or a percentage of the loan balance.

Corporate and Other Unsecured Loans

        The TopCo Debtors have certain unsecured debt obligations, the terms of which are described below. Plan treatment for each of these obligations is also described below.

        In April 2007, GGPLP sold $1.55 billion aggregate principal amount of 3.98% Exchangeable Notes. Interest on the Exchangeable Notes is payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2007. The Exchangeable Notes will mature on April 15, 2027 unless previously redeemed by GGPLP, repurchased by GGPLP or exchanged in accordance with their terms prior to such date. Prior to April 15, 2012, we will not have the right to redeem the Exchangeable Notes, except to preserve our status as a REIT. On or after April 15, 2012, we may redeem for cash all or part of the Exchangeable Notes at any time, at 100% of the principal amount of the Exchangeable Notes, plus accrued and unpaid interest, if any, to the redemption date. On each of April 15, 2012, April 15, 2017 and April 15, 2022, holders of the Exchangeable Notes may require us to repurchase the Exchangeable Notes, in whole or in part, for cash equal to 100% of the principal amount of Exchangeable Notes to be repurchased, plus accrued and unpaid interest.

        The Exchangeable Notes are exchangeable for GGP common stock or a combination of cash and common stock, at our option, upon the satisfaction of certain conditions, and any exchange currently is

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 4 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

stayed by our Chapter 11 Cases. The exchange rate for each $1,000 principal amount of the Exchangeable Notes is 11.45 shares of GGP common stock, which is subject to adjustment under certain circumstances. The Plan provides that the holders of the Exchangeable Notes will be reinstated unless they elect to be paid in full in cash at par plus accrued interest at the stated non-default rate. Pursuant to the Plan, all of the holders of the Exchangeable Notes have elected to be paid in full in cash at par plus accrued interest.

        The 2006 Credit Facility provides for a $2.85 billion term loan (the "Term Loan") and a $650.0 million revolving credit facility. However, as of September 30, 2010, $1.99 billion of the Term Loan and $590.0 million of the revolving credit facility was outstanding under the 2006 Credit Facility and no further amounts were available to be drawn due to our Chapter 11 Cases. The 2006 Credit Facility had a scheduled maturity of February 24, 2010, although collection of such amount has been stayed by the Chapter 11 Cases. The interest rate, as of September 30, 2010, was LIBOR plus 1.25%. The Plan provides for payment in full of 2006 Credit Facility principal and accrued interest.

        Concurrently with the 2006 Credit Facility transaction, GGP Capital Trust I, a Delaware statutory trust (the "Trust") and a wholly-owned subsidiary of GGPLP, completed a private placement of $200.0 million of trust preferred securities ("TRUPS"). The Trust also issued $6.2 million of Common Securities to GGPLP. The Trust used the proceeds from the sale of the TRUPS and Common Securities to purchase $206.2 million of floating rate Junior Subordinated Notes of GGPLP due 2036. Distributions on the TRUPS are equal to LIBOR plus 1.45%. Distributions are cumulative and accrue from the date of original issuance. The TRUPS mature on April 30, 2036, but may be redeemed beginning on April 30, 2011 if the Trust exercises its right to redeem a like amount of the Junior Subordinated Notes. The Junior Subordinated Notes bear interest at LIBOR plus 1.45%. Though the Trust is a wholly-owned subsidiary of GGPLP, we are not the primary beneficiary of the Trust and, accordingly, it is not consolidated for accounting purposes. As a result, we have recorded the Junior Subordinated Notes as Mortgages, Notes and Loans Payable and our common equity interest in the Trust as Prepaid Expenses and Other Assets in our Consolidated Balance Sheets at September 30, 2010 and December 31, 2009. The Plan provides for reinstatement of the TRUPS.

        In conjunction with the TRC Merger, we assumed certain publicly-traded unsecured bonds with varying maturities. In addition, in May 2006 TRCLP sold $800.0 million of senior unsecured bonds which have a scheduled maturity of May 1, 2013. The balance of such bonds was $2.25 billion at September 30, 2010 and December 31, 2009. The Plan provides for repayment in full, including accrued interest of the $595.0 million of bonds that have matured as of the Effective Date. Of the remaining amount of unmatured debt, approximately $1.04 billion will be reinstated and $608.7 million will be exchanged for new 6.75% TRCLP bonds due 2015.

Debtor-in-Possession Facility

        On May 14, 2009, the Bankruptcy Court issued an order authorizing certain of the Debtors to enter into a Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement among the Company, as co-borrower, GGP Limited Partnership, as co-borrower, certain of their subsidiaries, as guarantors, UBS AG, Stamford Branch, as agent, and the lenders party thereto (the "DIP Facility").

        The DIP Facility, which closed on May 15, 2009, provided for an aggregate commitment of $400.0 million (the "DIP Term Loan"), which was used to refinance the $215.0 million remaining balance on the short-term secured loan and the remainder of which has been used to provide

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 4 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

additional liquidity to the Debtors during the pendency of their Chapter 11 Cases. The DIP Facility provided that principal outstanding on the DIP Term Loan bear interest at an annual rate equal to LIBOR (subject to a minimum LIBOR floor of 1.5%) plus 12%.

        Subject to certain conditions being present, the Company had the right to elect to repay all or a portion of the outstanding principal amount of the DIP Term Loan, plus accrued and unpaid interest thereon and all exit fees The DIP Credit Agreement contained customary non-financial covenants, representations and warranties, and events of default.

        On June 22, 2010, the Bankruptcy Court issued an order authorizing certain of the Debtors to enter into a new Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement among the Company, as co-borrower, GGP Limited Partnership, as co-borrower, certain of their subsidiaries, as guarantors, Barclays Capital, as the sole arranger, Barclay and Bank, PLC, as the Administrative Agent and Collateral Agent and the lenders party thereto (the "New DIP Facility").

        The New DIP Facility, which closed on July 23, 2010, provides for an aggregate commitment of $400.0 million (the "New DIP Term Loan"), which was used to refinance the DIP Term Loan. The New DIP Facility provides that principal outstanding on the New DIP Term Loan bears interest at an annual rate equal to 5.5% and matures at the earlier of May 16, 2011 or the effective date of a plan of reorganization of the Remaining Debtors.

        The New DIP Credit Agreement contains customary covenants, representations and warranties, and events of default. The Plan provides for the repayment of the New DIP Term Loan in full in cash, including accrued interest.

Letters of Credit and Surety Bonds

        We had outstanding letters of credit and surety bonds of $93.3 million as of September 30, 2010 and $112.8 million as of December 31, 2009. These letters of credit and bonds were issued primarily in connection with insurance requirements, special real estate assessments and construction obligations.

NOTE 5 INCOME TAXES

        We elected to be taxed as a REIT under sections 856-860 of the Internal Revenue Code, commencing with our taxable year beginning January 1, 1993. We currently intend to maintain our REIT status. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of our ordinary taxable income and to either distribute capital gains to stockholders, or pay corporate income tax on the undistributed capital gains. In addition, we are required to meet certain asset and income tests. In December, 2009, we obtained Bankruptcy Court approval to distribute $0.19 per share to our stockholders (paid on January 28, 2010) to satisfy such REIT distribution requirements for 2009. The dividend was paid on January 28, 2010 in a combination of $6.0 million in cash and 4,923,287 shares of common stock (with a valuation of $10.8455 calculated based on the volume weighted average trading prices of GGP's common stock on January 20, 21 and 22, 2010).

        We also have subsidiaries which we have elected to be treated as taxable real estate investment trust subsidiaries and which are therefore subject to federal and state income taxes.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 5 INCOME TAXES (Continued)

        Unrecognized tax benefits recorded pursuant to uncertain tax positions were $176.1 million and $107.6 million as of September 30, 2010 and December 31, 2009, respectively, excluding interest, of which $36.3 million as of September 30, 2010 and December 31, 2009, respectively, would impact our effective tax rate. Accrued interest related to these unrecognized tax benefits amounted to $42.4 million as of September 30, 2010 and $21.8 million as of December 31, 2009. We recognized an increase of interest expense related to the unrecognized tax benefits of $3.3 million for the three months ended September 30, 2010 and $20.6 million for the nine months ended September 30, 2010. We recognized a reduction of interest expense related to the unrecognized tax benefits of $3.9 million for the three months ended September 30, 2009 and $0.9 million for the nine months ended September 30, 2009.

        We increased previously unrecognized tax benefits related to tax positions taken in prior years, excluding accrued interest, of $68.5 million for the nine months ended September 30, 2010, of which $66.3 million decreased our deferred tax liability and $2.2 million increased expense related to uncertain tax positions.

        Generally, we are currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2005 through 2009 and are open to audit by state taxing authorities for years ending December 31, 2004 through 2009.

        Two of our taxable REIT subsidiaries are subject to IRS audit for the years ended December 31, 2007 and December 31, 2008, and in connection with such audits, the IRS has proposed changes resulting in $148.2 million of additional tax. We have disputed the proposed changes and it is the Company's position that the tax law in question has been properly applied and reflected in the 2007 and 2008 returns for these two taxable REIT subsidiaries. We rejected a settlement offer from the IRS and cannot predict when these audits will be resolved. We have previously provided for the additional taxes sought by the IRS, through our uncertain tax position liability or deferred tax liabilities. Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different than what was reported on the returns. In the opinion of management, we have made adequate tax provisions for the years subject to examination.

        Based on our assessment of the expected outcome of these examinations or examinations that may commence, or as a result of the expiration of the statute of limitations for specific jurisdictions, we do not expect that the related unrecognized tax benefits, excluding accrued interest, for tax positions taken regarding previously filed tax returns will materially change from those recorded at September 30, 2010 during the next twelve months. A material change in unrecognized tax benefits could have a material effect on our statements of income and comprehensive income. As of September 30, 2010, there are not any unrecognized tax benefits, excluding accrued interest, which due to the reasons above, that we believe could significantly increase or decrease during the next twelve months.

        There are certain tax attributes, such as net operating loss carry forwards, that may be limited in the event of an ownership change as defined under section 382 of the Internal Revenue Code. If an ownership change were to occur, there could be valuation allowances placed on deferred tax assets that do not have valuation allowances as of September 30, 2010.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 6 STOCK-BASED COMPENSATION PLANS

Incentive Stock Plans

        Prior to the Chapter 11 Cases, we granted qualified and non-qualified stock options and restricted stock grants to attract and retain officers and key employees through the General Growth Properties, Inc. 2003 Incentive Stock Plan (the "2003 Incentive Plan"). The 2003 Incentive Plan provides for the issuance of 9,000,000 shares, of which 5,873,359 shares (5,036,627 stock options and 836,732 restricted shares) have been granted as of September 30, 2010 (subject to certain customary adjustments to prevent dilution). Additionally, the Compensation Committee of the Board of Directors (the "Compensation Committee") grants employment inducement awards to senior executives on a discretionary basis, and in the fourth quarter of 2008 granted 1,800,000 stock options to two senior executives. In addition, during the three months ended March 31, 2010 the Compensation Committee granted 100,000 stock options to a senior executive under the 2003 Incentive Plan. Further, as a result of the stock dividend, the number of shares issuable upon exercise of all outstanding options was increased by 58,127 shares in January 2010. Stock options are granted by the Compensation Committee of the Board of Directors at an exercise price of not less than 100% of the Fair Value of our common stock on the date of grant. The other terms of these options were determined by the Compensation Committee.

        The following tables summarize stock option activity for the 2003 Incentive Plan as of and for the nine months ended September 30, 2010 and 2009.

	2010		2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Stock options outstanding at January 1,	4,241,500	$31.63	4,730,000	$33.01
Granted	100,000	16.75	—	—
Stock dividend adjustment	58,127	30.32	—	—
Forfeited	(55,870)	64.79	(290,000)	54.66
Expired	(929,840)	44.28	(197,900)	30.84

Stock options outstanding at September 30,	3,413,917	$26.67	4,242,100	$31.63

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price
$0 —$ 6.5810	1,828,369	3.1	$3.67	1,828,369	3.1	$3.67
$13.1621—$19.7430	150,788	3.2	16.25	50,788	0.7	15.25
$39.4861—$46.0670	25,394	0.2	45.91	25,394	0.2	45.91
$46.0671—$52.6480	698,333	0.4	49.63	698,333	0.4	49.63
$59.2291—$65.8100	711,033	1.2	64.79	633,511	1.2	64.79

Total	3,413,917	2.1	$26.67	3,236,395	2.1	$26.06

Intrinsic value (in thousands)	$21,812			$21,812

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 6 STOCK-BASED COMPENSATION PLANS (Continued)

        Stock options generally vest 20% at the time of the grants and in 20% annual increments thereafter. The intrinsic value of outstanding and exercisable stock options as of September 30, 2010 represents the excess of our closing stock price of $15.60 on that date over the weighted average exercise price multiplied by the applicable number of shares that may be acquired upon exercise of stock options, and is therefore not presented in the table above if the result is a negative value. The intrinsic value of exercised stock options represents the excess of our stock price, at the time the option was exercised, over the exercise price. No options were exercised for the three and nine month periods ended September 30, 2010. No options were exercised or granted during the nine months ended September 30, 2009. The total grant date Fair Value of the stock options granted during the nine months ended September 30, 2010 was $0.5 million.

Restricted Stock

        Pursuant to the 2003 Incentive Plan, we make restricted stock grants to certain employees and non-employee directors. The vesting terms of these grants are specific to the individual grant. The vesting terms vary in that a portion of the shares vest either immediately or on the first anniversary and the remainder vest in equal annual amounts over the next two to five years. Participating employees must remain employed for vesting to occur (subject to certain exceptions in the case of retirement). Shares that do not vest are forfeited. Dividends are paid on stock subject to restrictions and are not returnable, even if the related stock does not ultimately vest.

        The following table summarizes restricted stock activity for the respective grant years as of and for the nine months ended September 30, 2010 and 2009.

	2010		2009
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested restricted stock grants outstanding as of January 1,	275,433	$33.04	410,767	$41.29
Granted	90,000	15.14	70,000	2.10
Canceled	(7,783)	35.57	(68,383)	46.23
Vested	(150,246)	29.29	(135,706)	35.38

Nonvested restricted stock grants outstanding as of September 30,	207,404	$27.90	276,678	$33.05

        The weighted average remaining contractual term (in years) of nonvested awards as of September 30, 2010 was 1.3 years.

        The total Fair Value of restricted stock grants vested during the nine months ended September 30, 2010 was $2.1 million while the total Fair Value of restricted stock grants which vested during the nine months ended September 30, 2009 was $0.1 million.

Threshold-Vesting Stock Options

        Under the 1998 Incentive Stock Plan (the "1998 Incentive Plan"), stock incentive awards to employees in the form of threshold-vesting stock options ("TSOs") have been granted. The exercise

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 6 STOCK-BASED COMPENSATION PLANS (Continued)

price of the TSO is the Current Market Price ("CMP") as defined in the 1998 Incentive Plan of our common stock on the date the TSO is granted. In order for the TSOs to vest, our common stock must achieve and sustain the applicable threshold price for at least 20 consecutive trading days at any time during the five years following the date of grant. Participating employees must remain employed until vesting occurs in order to exercise the options. The threshold price is determined by multiplying the CMP on the date of grant by an Estimated Annual Growth Rate (7%) and compounding the product over a five-year period. TSOs granted in 2004 and thereafter must be exercised within 30 days of the vesting date. TSOs granted prior to 2004, all of which have vested, have a term of up to 10 years. The 1998 Incentive Plan terminated according to its terms December 31, 2008. As of September 30, 2010, a total of 1,708,073 TSOs were outstanding for all grant years.

Other Required Disclosures

        Historical data, such as the past performance of our common stock and the length of service by employees, is used to estimate expected life of the stock options, TSOs and our restricted stock and represents the period of time the options or grants are expected to be outstanding. During the nine months ended September 30, 2010, we granted awards from the 2003 Incentive Plan of which 100,000 stock options were granted to a senior executive, the number of shares issuable upon exercise of outstanding options was adjusted to reflect 58,127 additional shares and 90,000 restricted shares were issued to certain non-employee directors. No TSOs were granted during the nine months ended September 30, 2010. No stock options or TSOs were granted during the nine months ended September 30, 2009. The weighted average estimated values of options granted during 2010 were based on the following assumptions:

Risk-free interest rate	1.55%
Dividend yield	4.50%
Expected volatility	50.82%
Expected life (in years)	3.0

        Compensation expense related to the Incentive Stock Plans, TSOs and restricted stock was $2.6 million for the three months ended September 30, 2010, $9.7 million for the nine months ended September 30, 2010, $3.6 million for the three months ended September 30, 2009 and $9.6 million for the nine months ended September 30, 2009.

        As of September 30, 2010, total compensation expense which had not yet been recognized related to nonvested options, TSOs and restricted stock grants was $6.8 million. The provisions of all of our Incentive Stock Plans provide for vesting of all such outstanding unvested restricted stock and options under certain conditions, with such conditions expected to occur on the Effective Date, pursuant to the Plan. Accordingly, all such previously unrecognized expense is expected to be recognized in 2010. Additionally, the Plan provides that all outstanding options to purchase our stock will be converted into vested options to purchase THHC common stock and New GGP common stock, with appropriate adjustments to the exercise price and the relative amounts of such options determined by the relative common stock trading prices of THHC and New GGP in the ten day period after the Effective Date.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 6 STOCK-BASED COMPENSATION PLANS (Continued)

Effect of the Plan on Stock-Based Compensation Plans

        On the Effective Date, all outstanding options and restricted stock will vest in full. Accordingly, holders of previously restricted stock will have the same treatment under the Plan as other holders of our common stock. In conjunction with consummation of the Plan, the Outstanding GGP Options will be converted into (i) an option to acquire the same number of shares of New GGP Common Stock and (ii) a separate option to acquire .0983 shares of THHC Common Stock for each existing option for one share of GGP Common Stock with an exercise price for each such New GGP option and THHC option based upon the relative market values post emergence.

        Notwithstanding the foregoing, pursuant to the terms of GGP's 1998 Incentive Stock Plan, holders of any outstanding TSOs issued thereunder shall have the right to elect, within sixty days after the Effective Date, to surrender such option as of the Effective Date for a cash payment equal to the amount by which the highest reported sales price, regular way, of a share of New GGP Common Stock in any transaction reported on the NYSE Composite Tape during the sixty-day period ending on the Effective Date exceeds the exercise price per share under such option, multiplied by the number of shares of New GGP Common Stock under such option, as converted.

NOTE 7 OTHER ASSETS AND LIABILITIES

        The following table summarizes the significant components of prepaid expenses and other assets.

	September 30, 2010	December 31, 2009
	(In thousands)
Below-market ground leases (Note 2)	$237,268	$241,676
Security and escrow deposits	159,694	99,685
Prepaid expenses	106,705	88,651
Receivables—finance leases and bonds	85,796	119,506
Real estate tax stabilization agreement (Note 2)	68,664	71,607
Special Improvement District receivable	48,584	48,713
Above-market tenant leases (Note 2)	26,583	34,339
Deferred tax, net of valuation allowances	12,520	28,615
Other	15,753	21,955

	$761,567	$754,747

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 7 OTHER ASSETS AND LIABILITIES (Continued)

        The following table summarizes the significant components of accounts payable, accrued expenses and other liabilities.

	September 30, 2010	December 31, 2009
	(In thousands)
Accrued interest*	$655,135	$366,398
Accounts payable and accrued expenses	382,141	434,912
Contingent purchase price liability	230,000	68,378
Accrued payroll and other employee liabilities	220,231	104,926
Uncertain tax position liability	218,499	129,413
Accrued real estate taxes	116,600	88,511
Deferred gains/income	82,870	67,611
Below-market tenant leases (Note 2)	51,133	63,290
Construction payable	50,836	150,746
Conditional asset retirement obligation liability	24,959	24,601
Tenant and other deposits	23,723	23,250
Other	166,216	212,860

Total accounts payable and accrued expenses	2,222,343	1,734,896
Less: amounts subject to compromise (Note 1)	(904,721)	(612,008)

Accounts payable and accrued expenses not subject to compromise	$1,317,622	$1,122,888

*
Includes $83.7 million of additional interest expense accrued at September 30, 2010 as the result of a consensual agreement reached in the third quarter with lenders of certain of our corporate debt (Note 1).

NOTE 8 COMMITMENTS AND CONTINGENCIES

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on our consolidated financial position, results of operations or liquidity.

        We lease land or buildings at certain properties from third parties. The leases generally provide us with a right of first refusal in the event of a proposed sale of the property by the landlord. Rental payments are expensed as incurred and have, to the extent applicable, been straight-lined over the term of the lease. Contractual rental expense, including participation rent, was $4.5 million for the three months ended September 30, 2010, $4.7 million for the three months ended September 30, 2009, $13.2 million for the nine months ended September 30, 2010, and $14.2 million for the nine months ended September 30, 2009. The same rent expense excluding amortization of above and below-market ground leases and straight-line rents, as presented in our consolidated financial statements, was $3.2 million for the three months ended September 30, 2010, $3.1 million for the three months ended September 30, 2009, $9.1 million for the nine months ended September 30, 2010, and $9.4 million for the nine months ended September 30, 2009.

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 8 COMMITMENTS AND CONTINGENCIES (Continued)

        We have, in the past, periodically entered into contingent agreements for the acquisition of properties. Each acquisition subject to such agreements was subject to satisfactory completion of due diligence and, in the case of property acquired under development, completion of the project. In conjunction with the acquisition of The Grand Canal Shoppes in 2004, we entered into an agreement (the "Phase II Agreement") to acquire the multi-level retail space that is part of The Shoppes at The Palazzo in Las Vegas, Nevada (The "Phase II Acquisition") which is connected to the existing Venetian and the Sands Expo and Convention Center facilities and The Grand Canal Shoppes. The project opened on January 18, 2008. The acquisition closed on February 29, 2008 for an initial purchase price payment of $290.8 million, which was primarily funded with $250.0 million of new variable-rate short-term debt collateralized by the property and for Federal income tax purposes was used as replacement property in a like-kind exchange. The Phase II Agreement provides for additional purchase price payments based on net operating income, as defined, of the Phase II retail space. Such additional payments, if any, are to be made on the later of (i) during the 30 months after closing with the final payment being subject to re-adjustment 48 months after closing or (ii) as agreed by the parties. Although we have currently estimated that no additional consideration will be paid or exchanged pursuant to the Phase II Agreement and the final payment date has currently been extended to October 28, 2010 by agreement of the parties, the total final purchase price of the Phase II Acquisition could be different than the current estimate.

        See Note 5 for our obligations related to uncertain tax positions for disclosure of additional contingencies.

Contingent Stock Agreement

        In conjunction with GGP's acquisition of The Rouse Company ("TRC") in November 2004, GGP assumed TRC's obligations under the Contingent Stock Agreement, ("the "CSA"). TRC entered into the CSA in 1996 when it acquired The Hughes Corporation ("Hughes"). This acquisition included various assets, including Summerlin (the "CSA Assets"), a development in our Master Planned Communities segment. GGP's obligations to the former Hughes owners or their successors (the "Beneficiaries") under the CSA are subject to treatment in accordance with applicable requirements of the bankruptcy law and any plan of reorganization that may be confirmed by the Bankruptcy Court.

        Under the terms of the CSA, GGP was required through August 2009 to issue shares of its common stock semi-annually (February and August) to the Beneficiaries with the number of shares to be issued in any period based on cash flows from the development and/or sale of the CSA Assets and GGP's stock price. The Beneficiaries' share of earnings from the CSA Assets has been accounted for in our consolidated financial statements as a land sales operations expense, with the difference between such share of operations and the share of cash flows paid remaining as a contingent obligation. During 2009, GGP was not obligated to deliver any shares of its common stock under the CSA as the net development and sales cash flows were negative for the applicable periods. During 2008, 356,661 shares of GGP common stock (from treasury shares) were delivered to the Beneficiaries pursuant to the CSA.

        The Plan provides that the final payment and settlement of all other claims under the CSA will be a total of $230.0 million, and such amount will be distributed after the Effective Date. Accordingly, as of September 30, 2010, we adjusted the previous estimated liability in accounts payable and accrued expenses net of the accrued contingent obligation related to the share of previous earnings of the CSA

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 8 COMMITMENTS AND CONTINGENCIES (Continued)

assets, with such amount reflected as additional investment of $161.6 million in the CSA Assets which is included in investment property and property held for development and sale.

NOTE 9 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        On June 12, 2009, the FASB issued new generally accepted accounting guidance that amends the consolidation guidance applicable to variable interest entities. The amendments significantly affect the overall consolidation analysis under previously issued guidance. The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of the previous guidance and are effective on January 1, 2010. We have adopted this new pronouncement and it did not have a material impact on our consolidated financial statements.

NOTE 10 SEGMENTS

        We have two business segments which offer different products and services. Our segments are managed separately because each requires different operating strategies or management expertise. We do not distinguish or group our consolidated operations on a geographic basis. Further, all material operations are within the United States and no customer or tenant comprises more than 10% of consolidated revenues. Our reportable segments are as follows:

  •
  Retail and Other—includes the operation, development and management of retail and other rental property, primarily shopping centers

  •
  Master Planned Communities—includes the development and sale of land, primarily in large-scale, long-term community development projects in and around Columbia, Maryland; Summerlin, Nevada; and Houston, Texas, and our one residential condominium project located in Natick (Boston), Massachusetts

        The operating measure used to assess operating results for the business segments is Real Estate Property Net Operating Income ("NOI") which represents the operating revenues of the properties less property operating expenses, exclusive of depreciation and amortization and, with respect to our retail and other segment, provisions for impairment. Management believes that NOI provides useful information about a property's operating performance.

        The accounting policies of the segments are the same as those of the Company, except that we report unconsolidated real estate ventures using the proportionate share method rather than the equity method. Under the proportionate share method, our share of the revenues and expenses of the Unconsolidated Properties are combined with the revenues and expenses of the Consolidated Properties. Under the equity method, our share of the net revenues and expenses of the Unconsolidated Properties are reported as a single line item, Equity in income of Unconsolidated Real Estate Affiliates, in our Consolidated Statements of Income and Comprehensive Income. This difference affects only the reported revenues and operating expenses of the segments and has no effect on our reported net earnings. In addition, other revenues are reduced by the NOI attributable to our noncontrolling interests in consolidated joint ventures.

        The total expenditures for additions to long-lived assets for the Master Planned Communities segment were $53.5 million for the nine months ended September 30, 2010 and $46.8 million for the nine months ended September 30, 2009. The total expenditures for additions to long-lived assets for the Retail and Other segment were $204.6 million for the nine months ended September 30, 2010 and

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 10 SEGMENTS (Continued)

$158.2 million for the nine months ended September 30, 2009. Such amounts for the Master Planned Communities segment and the Retail and Other segment are included in the amounts listed as Land/residential development and acquisitions expenditures and Acquisition/development of real estate and property additions/improvements, respectively, in our Consolidated Statements of Cash Flows.

        The total amount of goodwill, as presented on our Consolidated Balance Sheets, is included in our Retail and Other segment.

        Segment operating results are as follows:

	Three Months Ended September 30, 2010
	Consolidated Properties	Unconsolidated Properties	Segment Basis
	(In thousands)
Retail and Other
Property revenues:
Minimum rents	$487,433	$94,000	$581,433
Tenant recoveries	217,906	38,364	256,270
Overage rents	10,333	1,065	11,398
Other, including noncontrolling interests	16,505	10,802	27,307

Total property revenues	732,177	144,231	876,408

Property operating expenses:
Real estate taxes	71,339	11,047	82,386
Property maintenance costs	27,176	4,840	32,016
Marketing	9,043	2,009	11,052
Other property operating costs	132,441	30,118	162,559
Provision for doubtful accounts	5,628	938	6,566

Total property operating expenses	245,627	48,952	294,579

Retail and other net operating income	486,550	95,279	581,829

Master Planned Communities
Land and condominium sales	20,290	10,824	31,114
Land and condominium sales operations	(19,770)	(8,080)	(27,850)

Master Planned Communities net operating income	520	2,744	3,264

Real estate property net operating income	$487,070	$98,023	$585,093

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 10 SEGMENTS (Continued)

	Three Months Ended September 30, 2009
	Consolidated Properties	Unconsolidated Properties	Segment Basis
	(In thousands)
Retail and Other
Property revenues:
Minimum rents	$489,472	$94,264	$583,736
Tenant recoveries	217,040	39,718	256,758
Overage rents	10,408	1,442	11,850
Other, including noncontrolling interests	17,125	12,172	29,297

Total property revenues	734,045	147,596	881,641

Property operating expenses:
Real estate taxes	69,925	11,775	81,700
Property maintenance costs	28,246	5,024	33,270
Marketing	7,358	1,484	8,842
Other property operating costs	136,235	31,278	167,513
Provision for doubtful accounts	5,925	1,539	7,464

Total property operating expenses	247,689	51,100	298,789

Retail and other net operating income	486,356	96,496	582,852

Master Planned Communities
Land and condominium sales	7,409	7,800	15,209
Land and condominium sales operations	(9,582)	(8,647)	(18,229)

Master Planned Communities net operating loss	(2,173)	(847)	(3,020)

Real estate property net operating income	$484,183	$95,649	$579,832

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 10 SEGMENTS (Continued)

	Nine Months Ended September 30, 2010
	Consolidated Properties	Unconsolidated Properties	Segment Basis
		(In thousands)
Retail and Other
Property revenues:
Minimum rents	$1,464,650	$288,606	$1,753,256
Tenant recoveries	647,744	115,135	762,879
Overage rents	28,126	3,251	31,377
Other, including noncontrolling interests	53,055	33,143	86,198

Total property revenues	2,193,575	440,135	2,633,710

Property operating expenses:
Real estate taxes	214,496	35,711	250,207
Property maintenance costs	89,207	14,721	103,928
Marketing	22,374	4,637	27,011
Other property operating costs	387,713	87,198	474,911
Provision for doubtful accounts	15,575	3,065	18,640

Total property operating expenses	729,365	145,332	874,697

Retail and other net operating income	1,464,210	294,803	1,759,013

Master Planned Communities
Land and condominium sales	85,325	36,796	122,121
Land and condominium sales operations	(89,001)	(26,821)	(115,822)

Master Planned Communities net operating (loss) income	(3,676)	9,975	6,299

Real estate property net operating income	$1,460,534	$304,778	$1,765,312

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 10 SEGMENTS (Continued)

	Nine Months Ended September 30, 2009
	Consolidated Properties	Unconsolidated Properties	Segment Basis
		(In thousands)
Retail and Other
Property revenues:
Minimum rents	$1,487,288	$288,698	$1,775,986
Tenant recoveries	674,750	119,259	794,009
Overage rents	26,214	3,632	29,846
Other, including minority interest	48,733	37,813	86,546

Total property revenues	2,236,985	449,402	2,686,387

Property operating expenses:
Real estate taxes	210,443	36,620	247,063
Property maintenance costs	77,705	14,023	91,728
Marketing	21,840	4,234	26,074
Other property operating costs	394,413	95,768	490,181
Provision for doubtful accounts	25,104	4,592	29,696

Total property operating expenses	729,505	155,237	884,742

Retail and other net operating income	1,507,480	294,165	1,801,645

Master Planned Communities
Land and condominium sales	38,844	26,320	65,164
Land and condominium sales operations	(42,046)	(22,148)	(64,194)

Master Planned Communities net operating (loss) income before provision for impairment	(3,202)	4,172	970
Provision for impairment	(108,691)	—	(108,691)

Master Planned Communities net operating (loss) income	(111,893)	4,172	(107,721)

Real estate property net operating income	$1,395,587	$298,337	$1,693,924

GENERAL GROWTH PROPERTIES, INC.
(Debtor-in-Possession) (Continued)

NOTE 10 SEGMENTS (Continued)

        The following reconciles NOI to GAAP-basis operating income and loss from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Real estate property net operating income:
Segment basis	$585,093	$579,832	$1,765,312	$1,693,924
Unconsolidated Properties	(98,023)	(95,649)	(304,778)	(298,337)

Consolidated Properties	487,070	484,183	1,460,534	1,395,587
Management fees and other corporate revenues	14,075	16,851	48,063	57,569
Property management and other costs	(41,057)	(44,876)	(125,007)	(130,485)
General and administrative	(9,401)	(8,324)	(22,707)	(22,436)
Strategic initiatives	—	(3,328)	—	(67,341)
Provisions for impairment	(4,620)	(60,940)	(35,893)	(365,729)
Depreciation and amortization	(175,336)	(185,016)	(527,956)	(576,103)
Noncontrolling interest in NOI of Consolidated Properties and other	3,150	2,656	9,282	8,298

Operating income	273,881	201,206	806,316	299,360
Interest income	274	523	1,087	1,754
Interest expense	(413,237)	(326,357)	(1,050,241)	(983,198)
(Provision for) benefit from income taxes	(1,913)	14,430	(19,797)	10,202
Equity in income of Unconsolidated Real Estate Affiliates	9,789	15,341	60,441	39,218
Reorganization items	(102,517)	(22,597)	(93,216)	(47,515)

Loss from continuing operations	$(233,723)	$(117,454)	$(295,410)	$(680,179)

        The following reconciles segment revenues to GAAP-basis consolidated revenues:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Segment basis total property revenues	$876,408	$881,641	$2,633,710	$2,686,387
Unconsolidated segment revenues	(144,231)	(147,596)	(440,135)	(449,402)
Consolidated Land and condominium sales	20,290	7,409	85,325	38,844
Management fees and other corporate revenues	14,075	16,851	48,063	57,569
Noncontrolling interest in NOI of Consolidated Properties and other	3,150	2,656	9,282	8,298

GAAP-basis consolidated total revenues	$769,692	$760,961	$2,336,245	$2,341,696

                  Shares

New GGP, Inc.

Common Stock

PROSPECTUS

              , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses, other than underwriting commissions, expected to be incurred by New GGP (the "Registrant") in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$160,425
Financial Industry Regulatory Authority, Inc. Filing Fee	75,500
NYSE Listing Fee		*
Printing and Engraving		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*
Total		*

*
To be completed by amendment.

ITEM 32.    SALES TO SPECIAL PARTIES.

        In order to fund a portion of the Plan, Old GGP entered into the Brookfield Investor Agreement with Brookfield Investor, the Fairholme Agreement with Fairholme and the Pershing Square Agreement with Pershing Square, or together, the Investment Agreements. The Investment Agreements committed the Plan Sponsors to fund an aggregate of $6.55 billion, consisting of $6.3 billion of new equity capital at a value of $10.00 per share of New GGP and a $250 million equity capital commitment in the common stock of THHC at a value of $47.619048 per share. The Plan Sponsors entered into agreements with Blackstone whereby Blackstone subscribed for approximately 7.6% of the New GGP common stock and 7.6% of the THHC common stock to be issued to each of the Plan Sponsors on the Effective Date (for the same price to be paid by such Plan Sponsors) and, in connection therewith, Blackstone was entitled to receive an allocation of each Plan Sponsor's Permanent Warrants as described below (the "Blackstone Designation").

        Pursuant to the Investment Agreements, Brookfield Investor invested approximately $2,309 million, Fairholme invested approximately $2,507 million, Pershing Square invested approximately $1,003 million and Blackstone invested approximately $481 million.

        On October 11, 2010, New GGP gave a notice to the investors whereby New GGP preserved the right to repurchase within 45 days after the Effective Date up to 155 million shares (representing $1.55 billion of the shares issued to Fairholme and Pershing Square on the Effective Date) at $10.00 per share and up to approximately 24.4 million shares (representing $250.0 million of the shares issued to Texas Teachers on the Effective Date) at $10.25 per share with the proceeds of this offering. In order to be entitled to repurchase such shares, the price per share of common stock issued in this offering must be at least $10.50 per share (net of all underwriting and other discounts, fees and related consideration). In connection with New GGP's election to reserve shares for repurchase, New GGP paid to Fairholme and Pershing Square, as applicable, in cash on the Effective Date, an amount equal to $0.25 per reserved share (approximately $38.75 million in the aggregate). No fee was required to be paid to Texas Teachers.

        In addition, in connection with the election to reserve Pershing Square's shares for repurchase as described above, 35 million shares (representing $350 million of Pershing Square's equity capital commitment) were designated as "put shares" in accordance with the Investment Agreement with Pershing Square. The payment for these 35 million shares was fulfilled on the Effective Date by the payment of cash to New GGP at closing in exchange for unsecured notes issued by New GGP to Pershing Square which will be payable six months from closing. The Pershing Square Bridge Notes are prepayable at any time without premium or penalty. One of the ways that New GGP may raise the cash to repay the Pershing Square Bridge Notes is to exercise its right to sell to Pershing up to 35 million shares at $10 per share (adjusted for dividends) six months following the Effective Date.

        In addition, under the Investment Agreements, in lieu of the receipt of any fees that would be customary in similar transactions, the Investment Agreements provided for the issuance of interim warrants to Brookfield Investor and Fairholme to purchase approximately 103 million shares of Old GGP at $15.00 per share (the "Interim Warrants"), which occurred on May 10, 2010 following the Bankruptcy Court's approval of the Investment Agreements. The Interim Warrants vest as follows: 40% upon issuance, 20% on July 12, 2010, and the remaining Interim Warrants will vest in equal daily installments from July 13, 2010 to December 31, 2010, except that any Interim Warrants that have not vested on or prior to the termination of Brookfield Investor's or Fairholme's Investment Agreement, as the case may be, will not vest and will be cancelled. Upon consummation of the Plan contemplated by the Investment Agreements, the Interim Warrants were cancelled and warrants to purchase common stock of New GGP and THHC were issued to each of the Plan Sponsors and Blackstone. After giving effect to Blackstone Designation, in accordance with the Investment Agreements, New GGP issued to (a) Brookfield Investor warrants to purchase up to 57.5 million shares of New GGP common stock with an initial exercise price of $10.75 per share, (b) Fairholme warrants to purchase up to 41.07 million shares of New GGP common stock with an initial exercise price of $10.50 per share, (c) Pershing Square warrants to purchase up to 16.43 million shares of New GGP common stock with an initial exercise price of $10.50 per share and (d) Blackstone warrants to purchase up to 5.0 million shares of New GGP common stock with an initial exercise price of $10.50 per share with respect to one-half of the warrants and $10.75 per share with respect to the remaining one-half of the warrants. In addition, pursuant to the Plan and after giving effect to the Blackstone Designation, THHC issued to (1) Brookfield Investor warrants to purchase up to 3.83 million shares of THHC common stock, (2) Fairholme warrants to purchase up to 1.92 million shares of THHC common stock, (3) Pershing Investor warrants to purchase up to 1.92 million shares of THHC common stock and (4) Blackstone warrants to purchase up to 0.33 million shares of THHC common stock, in each case, with an initial exercise price of $50.00 per share. The above exercise prices are subject to adjustment as provided in the related warrant agreements. Each warrant has a term of seven years from the closing date of the investments. The Permanent Warrants held by each of Fairholme and Pershing Square may only be exercised upon 90 days notice. The Permanent Warrants held by each of Brookfield Investor and Blackstone are immediately exercisable, subject to any lockup restrictions.

        Old GGP also entered into an investment agreement with Texas Teachers, pursuant to which Texas Teachers committed to fund $500.00 million for new equity capital of New GGP at a value of $10.25 per share. Old GGP intends to use the proceeds of the sale of the common stock offered hereby, for not less than $10.50 per share (net of all underwriting and other discounts, fees and related considerations), to repurchase up to 50% of the shares be sold to Texas Teachers (or approximately $250 million) for up to 45 days after the Effective Date at a price of $10.25 per share pursuant to the terms of the investment agreement. Texas Teachers is committed to make the investment until December 31, 2010, provided that this date may be extended in certain circumstances to January 31, 2011. Texas Teachers will receive customary piggyback registration rights pursuant to a registration rights agreement.

        In October 2010, New GGP entered into an employment agreement with Mr. Sandeep Mathrani, pursuant to which Mr. Mathrani agreed to serve as the Chief Executive Officer of New GGP commencing on January 17, 2011. In connection with entering into this employment agreement, New GGP agreed to grant to Mr. Mathrani, among other things, 1,500,000 shares of restricted stock on the Effective Date vesting over three years and granted as of the date of the employment agreement options to acquire 2,000,000 shares of New GGP common stock at an exercise price of $10.25 per share, in each case in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 33.    RECENT SALES OF UNREGISTERED SECURITIES.

        On May 10, 2010, pursuant to the investment agreements with Brookfield Investor and Fairholme, Old GGP entered into the Warrant and Registration Rights Agreement with Mellon Investor Services LLC as warrant agent (the "Warrant Agreement"), pursuant to which GGP issued 60,000,000 Warrants to Brookfield Investor and 42,857,143 warrants to Fairholme in connection with each of their investments.

        Each warrant entitles the holder thereof to purchase one share of Common Stock at an initial exercise price of $15 per share, subject to adjustment as provided in the Warrant Agreement. 40% of the warrants vested upon issuance, 20% of the warrants will vest on July 12, 2010, and the remaining warrants will vest in equal daily installments from July 13, 2010 to December 31, 2010, except that any Investor's warrants that have not vested on or prior to termination of such Investor's Investment Agreement will not vest and will be cancelled. The warrants will expire on May 10, 2017. The warrants were issued to Brookfield Investor and Fairholme in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

        In addition, in connection with the election to reserve Pershing Square's shares for repurchase as described above, 35 million shares (representing $350 million of Pershing Square's equity capital commitment) were designated as "put shares" in accordance with the Investment Agreement with Pershing Square. The payment for these 35 million shares was fulfilled on the Effective Date by the payment of cash to New GGP at closing in exchange for the Pershing Square Bridge Notes which will be payable six months from closing. The Pershing Square Bridge Notes are prepayable at any time without premium or penalty. One of the ways that New GGP may raise the cash to repay the Pershing Square Bridge Notes is to exercise its right to sell to Pershing up to 35 million shares at $10 per share (adjusted for dividends) six months following the Effective Date. The Pershing Square Bridge Notes were issued to Pershing Square in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

        In October 2010, New GGP entered into an employment agreement with Mr. Sandeep Mathrani, pursuant to which Mr. Mathrani agreed to serve as the Chief Executive Officer of New GGP commencing on January 17, 2011. In connection with entering into this employment agreement, New GGP agreed to grant to Mr. Mathrani, among other things, 1,500,000 shares of restricted stock on the Effective Date vesting over three years and granted as of the date of the employment agreement options to acquire 2,000,000 shares of New GGP common stock at an exercise price of $10.25 per share, in each case in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

        The information set forth in Item 32 Sales to Special Parties is incorporated by reference herein.

ITEM 34.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Each of the Registrant's Bylaws authorize the indemnification of their officers and directors, consistent with Section 145 of the DGCL. Old GGP has entered and New GGP intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

        Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Old GGP maintains and New GGP expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to Old GGP and New GGP, respectively, with respect to indemnification payments that each may make to such directors and officers.

        The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification to the Registrant's directors and officers by the underwriters against certain liabilities.

ITEM 35.    TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

        Not applicable.

ITEM 36.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)   Exhibits

Exhibit Index

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.
2.1	Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (previously filed as Exhibit 2.1 to General Growth Properties, Inc.'s ("Old GGP") Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).
3.1+	Certificate of Incorporation of New GGP, Inc., dated July 1, 2010.
3.2+	Amended Certificate of Incorporation of New GGP, Inc., dated October 27, 2010.
3.3+	Form of Amended and Restated Certificate of Incorporation of New GGP, Inc.
3.4*	Form of Amended and Restated Certificate of Incorporation of Old GGP.
3.5+	Form of Amended and Restated Bylaws of New GGP, Inc.
3.6*	Form of Amended and Restated Bylaws of Old GGP.
3.7	Certificate of Designations, Preferences and Rights of Increasing Rate Cumulative Preferred Stock, Series I filed with the Delaware Secretary of State on February 26, 2007 (previously filed as Exhibit 3.3 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2006, which was previously filed with the SEC on March 1, 2007).
4.1	Rights Agreement dated July 27, 1993, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.2 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.2	Amendment to Rights Agreement dated as of February 1, 2000, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.3 to Old GGP's Registration Statement on Form 8-A12B which was filed with the SEC on March 3, 2010).
4.3	Redemption Rights Agreement dated June 19, 1997, among the Operating Partnership, Old GGP, and CA Southlake Investors, Ltd. (previously filed as Exhibit 4.6 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.4	Redemption Rights Agreement dated October 23, 1997, among Old GGP, the Operating Partnership and Peter Leibowits (previously filed as Exhibit 4.7 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.5	Redemption Rights Agreement dated April 2, 1998, among the Operating Partnership, Old GGP and Southwest Properties Venture (previously filed as Exhibit 4.8 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.6	Redemption Rights Agreement dated July 21, 1998, among the Operating Partnership, Old GGP, Nashland Associates, and HRE Altamonte, Inc. (previously filed as Exhibit 4.9 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

Exhibit Number	Description of Exhibits
4.7	Redemption Rights Agreement dated October 21, 1998, among the Operating Partnership, Old GGP and the persons on the signature pages thereof (previously filed as Exhibit 4.10 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.8	Redemption Rights Agreement (Common Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.11 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.9	Redemption Rights Agreement (Series B Preferred Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.12 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.10	Redemption Rights Agreement (Common Units) dated November 27, 2002, by and among the Operating Partnership, Old GGP and JSG, LLC (previously filed as Exhibit 4.13 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on February 27, 2009).
4.11	Redemption Rights Agreement dated December 11, 2003, by and among the Operating Partnership, Old GGP and Everitt Enterprises, Inc. (previously filed as Exhibit 4.14 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.12	Redemption Rights Agreement dated March 5, 2004, by and among the Operating Partnership, Old GGP and Koury Corporation (previously filed as Exhibit 4.15 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.13	Registration Rights Agreement dated April 15, 1993, between Old GGP, Martin Bucksbaum, Matthew Bucksbaum and the other parties named therein (previously filed as Exhibit 4.16 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.14	Amendment to Registration Rights Agreement dated February 1, 2000, among Old GGP and certain other parties named therein (previously filed as Exhibit 4.17 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.15	Registration Rights Agreement dated April 17, 2002, between Old GGP and GSEP 2002 Realty Corp (previously filed as Exhibit 4.18 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.16	The Rouse Company and The First National Bank of Chicago (Trustee) Indenture dated as of February 24, 1995 (previously filed as Exhibit 4.24 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2010 which was filed with the SEC on April 30, 2010).
4.17	The Rouse Company LP, TRC Co-Issuer, Inc. and The Bank of New York Mellon Corporation (Trustee) Indenture dated May 5, 2006 (previously filed as Exhibit 4.24 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2006 which was filed with the SEC on March 1, 2007).
4.18*	Form of Indenture between The Rouse Company LLC and Wilmington Trust FSB, as trustee.
5.1+	Opinion of Weil, Gotshal & Manages LLP, dated November 2, 2010.

Exhibit Number	Description of Exhibits
8.1*	Opinion re tax matters of Arnold & Porter LLP, dated .
10.1+	Form of Amended and Restated Agreement of Limited Partnership of the Operating Partnership.
10.2+	Form of Amended and Restated Operating Agreement of GGPLP L.L.C.
10.3	Operating Agreement dated November 10, 1999, between the Operating Partnership, NYSCRF, and GGP/Homart II L.L.C. (previously filed as Exhibit 10.20 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.4	Amendment to the Operating Agreement of GGP/Homart II L.L.C. dated November 22, 2002 (previously filed as Exhibit 10.21 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.5	Letter Amendment to the Operating Agreement of GGP/Homart II L.L.C. dated January 31, 2003 (previously filed as Exhibit 10.22 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.6	Second Amendment to the Operating Agreement of GGP/Homart II L.L.C. dated January 31, 2003 (previously filed as Exhibit 10.23 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.7	Third Amendment to the Operating Agreement of GGP/Homart II L.L.C. dated February 8, 2008 (previously filed as Exhibit 10.25 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
10.8	Amended and Restated Operating Agreement of GGP-TRS L.L.C. dated August 26, 2002, between the Operating Partnership, Teachers' Retirement System of the State of Illinois and GGP-TRS L.L.C. (previously filed as Exhibit 10.24 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.9	First Amendment to Amended and Restated Operating Agreement of GGP-TRS L.L.C. dated December 19, 2002 (previously filed as Exhibit 10.25 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.10	Second Amendment to Amended and Restated Operating Agreement of GGP-TRS L.L.C. dated November 1, 2005 (previously filed as Exhibit 10.26 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.11*	Summary of Non-Employee Director Compensation Program.
10.12	Contingent Stock Agreement, effective January 1, 1996, by The Rouse Company and in favor of and for the benefit of the Holders and the Representatives (as defined therein) (previously filed as Exhibit 10.30 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
10.13	Assumption Agreement dated October 19, 2004 by Old GGP and The Rouse Company in favor of and for the benefit of the Holders and the Representatives (as defined therein) (previously filed as Exhibit 99.2 to Old GGP's Registration Statement on Form S-3/A (No. 333-120373) which was filed with the SEC on December 23, 2004).

Exhibit Number	Description of Exhibits
10.14	Indemnity Agreement dated as of February 2006 by the Company and The Rouse Company, LP. (previously filed as Exhibit 10.1 to Old GGP's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 which was filed with the SEC on May 10, 2006).
10.15	Old GGP 1998 Incentive Stock Plan, as amended (previously filed as Exhibit 10.33 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.16	Amendment dated November 9, 2006 and effective January 1, 2007 to Old GGP 1998 Incentive Stock Plan (previously filed as Exhibit 10.1 to Old GGP's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 which was filed with the SEC on November 8, 2006).
10.17	Form of Option Agreement pursuant to 1998 Incentive Stock Plan (previously filed as Exhibit 10.35 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.18	Old GGP Second Amended and Restated 2003 Incentive Stock Plan, effective December 18, 2008 (previously filed as Exhibit 10.36 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on February 27, 2009).
10.19	Amendment to Old GGP's Second Amended and Restated 2003 Incentive Stock Plan, effective March 1, 2010 (previously filed as exhibit 10.37 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.20	Form of Option Agreement pursuant to 2003 Incentive Stock Plan (previously filed as Exhibit 10.38 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2009).
10.21	Form of Employee Restricted Stock Agreement pursuant to the 2003 Incentive Stock Plan (previously filed as Exhibit 10.2 to Old GGP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 which was filed with the SEC on August 9, 2006).
10.22	Form of Non-Employee Director Restricted Stock Agreement pursuant to the 2003 Incentive Stock Plan (previously filed as Exhibit 10.40 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.23	Form of Restricted Stock Agreement pursuant to the Old GGP 2003 Incentive Stock Plan, as amended (previously filed as Exhibit 10.1 to Old GGP's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 which was filed with the SEC on May 8, 2008).
10.24	General Growth Properties, Inc. 2010 Equity Incentive Plan (previously filed as Exhibit 4.1 to Old GGP's Current Report on Form 8-K dated October 27, 2010 which was filed with the SEC on October 29, 2010).
10.25*	Form of Option Agreement pursuant to 2010 Equity Incentive Plan.
10.26	Employment Agreement dated as of November 2, 2008 by and among Old GGP, GGP Limited Partnership and Adam S. Metz (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated November 2, 2008 which was filed with the SEC on November 4, 2008).
10.27	Employment Agreement dated as of November 2, 2008 by and among Old GGP, GGP Limited Partnership and Thomas H. Nolan, Jr. (previously filed as Exhibit 10.2 to Old GGP's Current Report on Form 8-K dated November 2, 2008 which was filed with the SEC on November 4, 2008).

Exhibit Number	Description of Exhibits
10.28	Amendment to Employment Agreement, dated as of March 6, 2009 by and among Old GGP, GGP Limited Partnership and Adam S. Metz (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated March 6, 2009 which was filed with the SEC on March 10, 2009).
10.29	Amendment to Employment Agreement, dated as of March 6, 2009 by and among Old GGP, GGP Limited Partnership and Thomas H. Nolan, Jr. (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated March 6, 2009 which was filed with the SEC on March 10, 2009).
10.30	Employment Agreement dated September 8, 2010 by and among Old GGP, GGP Limited Partnership and Adman S. Metz (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated September 8, 2010 which was filed with the SEC on September 10, 2010).
10.31	Employment Agreement dated September 8, 2010 by and among Old GGP, GGP Limited Partnership and Thomas H. Nolan (previously filed as Exhibit 10.2 to Old GGP's Current Report on Form 8-K dated September 8, 2010 which was filed with the SEC on September 10, 2010).
10.32	Employment Agreement, dated October 27, 2010, by and between New GGP and Sandeep Mathrani (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated October 27, 2010 which was filed with the SEC on October 29, 2010).
10.33	Non-Qualified Stock Option Agreement dated as of November 3, 2008 by and between Old GGP and Adam S. Metz (previously filed as Exhibit 10.3 to Old GGP's Current Report on Form 8-K dated November 2, 2008 which was filed with the SEC on November 4, 2008).
10.34	Non-Qualified Option Agreement dated as of November 3, 2008 by and between Old GGP and Thomas H. Nolan, Jr. (previously filed as Exhibit 10.4 to Old GGP's Current Report on Form 8-K dated November 2, 2008 which was filed with the SEC on November 4, 2008).
10.35	Nonqualified Stock Option Award Agreement, dated October 27, 2010, by and between New GGP and Sandeep Mathrani (previously filed as Exhibit 10.2 to Old GGP's Current Report on Form 8-K dated October 27, 2010 which was filed with the SEC on October 29, 2010).
10.36	Old GGP Key Employee Incentive Plan dated October 2, 2009 and effective October 15, 2009 (previously filed as Exhibit 10.47 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2009 which was filed with the SEC on March 1, 2010).
10.37	Old GGP Cash Value Added Incentive Compensation plan dated June 9, 1999 (previously filed as Exhibit 10.51 to Old GGP's Annual Report on form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.38	Amendment to Old GGP Cash Value Added Incentive Compensation plan, effective January 1, 2007 (previously filed as Exhibit 10.52 to Old GGP's Annual Report on form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.39	2009 and 2010 Subplan to Old GGP Cash Value Added Incentive Compensation plan (previously filed as Exhibit 10.53 to Old GGP's Annual Report on form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).

Exhibit Number	Description of Exhibits
10.40	Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, between REP Investments LLC (as predecessor to Brookfield Retail Holdings LLC), an affiliate of Brookfield Asset Management Inc. and Old GGP (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated August 2, 2010 which was filed with the SEC on August 3, 2010).
10.41	Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, between The Fairholme Fund, Fairholme Focused Income Fund and Old GGP (previously filed as Exhibit 10.3 to Old GGP's Current Report on Form 8-K dated August 2, 2010 which was filed with the SEC on August 3, 2010).
10.42	Amendment No. 1 to Amended and Restated Stock Purchase Agreement, dated as of September 17, 2010, between The Fairholme Fund, Fairholme Focused Income Fund and Old GGP (previously filed as part of Exhibit 99.1 to Old GGP's Current Report on Form 8-K dated September 30, 2010 which was filed with the SEC on October 1, 2010).
10.43	Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, between Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. and Old GGP (previously filed as Exhibit 10.2 to Old GGP's Current Report on Form 8-K dated August 2, 2010 which was filed with the SEC on August 3, 2010).
10.44	Amendment No. 1 to Amended and Restated Stock Purchase Agreement, dated as of September 17, 2010, between Pershing Square Capital Management, L.P., certain of its affiliates and Old GGP (previously filed as part of Exhibit 99.1 to Old GGP's Current Report on Form 8-K dated September 30, 2010 which was filed with the SEC on October 1, 2010).
10.45	Warrant and Registration Rights Agreement, dated as of May 10, 2010, between Old GGP and Mellon Investor Services LLC (previously filed as Exhibit 10.4 to Old GGP's Current Report on Form 8-K dated May 7, 2010 which was filed with the SEC on May 13, 2010).
10.46*	Form of Registration Rights Agreement between REP Investments LLC and New GGP, Inc.
10.47*	Form of Registration Rights Agreement between The Fairholme Fund, Fairholme Focused Income Fund and New GGP, Inc.
10.48*	Form of Registration Rights Agreement between Blackstone Real Estate Partners VI L.P., and New GGP, Inc.
10.49*	Form of Registration Rights Agreement between Teacher Retirement System of Texas and New GGP, Inc.
10.50*	Form of Warrant Agreement between New GGP, Inc. and Mellon Investor Services LLC, relating to the warrants issued to REP Investments LLC., The Fairholme Fund, Fairholme Focused Income Fund, Pershing Square Capital Management, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square International V, Ltd. and Blackstone Real Estate Partners VI L.P.
10.51*	Form of Relationship Agreement between Brookfield Asset Management Inc. and General Growth Properties, Inc.
10.52	Stock Purchase Agreement, dated as of July 8, 2010, between Teacher Retirement System of Texas and General Growth Properties, Inc. (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K which was filed with the SEC on July 13, 2010).
10.53+	Form of indemnification agreement for directors and executive officers.
10.54*	Form of Standstill Agreement between REP Investments LLC and New GGP.

Exhibit Number	Description of Exhibits
10.55*	Form of Standstill Agreement between The Fairholme Fund and Fairholme Focused Income Fund and New GGP.
10.56*	Form of Standstill Agreement between Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. and New GGP.
10.57+	Form of Separation Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.58+	Form of Transition Services Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.59+	Form of Tax Matters Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.60*	Revolving credit facility agreement, dated as of , among Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, various lenders, and Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and RBC Capital Markets Corporation as Joint Lead Arrangers and New GGP.
11.1+	Statement regarding computation of per share earnings (incorporated by reference to the Notes to the Selected Historical Consolidated Financial Statements included in Part I of this Registration Statement).
21.1*	List of Subsidiaries of New GGP, Inc.
23.1+	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to Old GGP.
23.2+	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to New GGP, Inc.
23.3+	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP/Homart II, L.L.C.
23.4+	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP-TRS L.L.C.
23.5+	Consent of Weil, Gotshal & Manages LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.6*	Consent of Arnold & Porter LLP (included in the opinion filed as Exhibit 8.2 hereto).
24.1+	Power of Attorney (included on signature page).
99.1**	Consent of Ric Clark.
99.2**	Consent of Bruce Flatt.
99.3**	Consent of Mary Lou Fiala.
99.4**	Consent of John Haley.
99.5**	Consent of David Neithercut.

*
To be filed by amendment

**
Previously filed

+
Filed herewith

ITEM 37.    UNDERTAKINGS.

        The undersigned registrants hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the provisions referenced in Item 34 of this registration statement, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 2, 2010.

NEW GGP, INC.
By:	/s/ Adam Metz Name: Adam Metz Title: Chief Executive Officer and Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Steven Douglas and Edmund Hoyt, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-11 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on November 2, 2010.

Signature	Title

/s/ Adam Metz Adam Metz	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Steven Douglas Steven Douglas	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Thomas Nolan, Jr. Thomas Nolan, Jr.	Director, President and Chief Operating Officer
/s/ Cyrus Madon Cyrus Madon	Director
/s/ Sheli Rosenberg Sheli Rosenberg	Director
/s/ John G. Schreiber John G. Schreiber	Director

Exhibit Index

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.
2.1	Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (previously filed as Exhibit 2.1 to General Growth Properties, Inc.'s ("Old GGP") Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).
3.1+	Certificate of Incorporation of New GGP, Inc., dated July 1, 2010.
3.2+	Amended Certificate of Incorporation of New GGP, Inc., dated October 27, 2010.
3.3+	Form of Amended and Restated Certificate of Incorporation of New GGP, Inc.
3.4*	Form of Amended and Restated Certificate of Incorporation of Old GGP.
3.5+	Form of Amended and Restated Bylaws of New GGP, Inc.
3.6*	Form of Amended and Restated Bylaws of Old GGP.
3.7	Certificate of Designations, Preferences and Rights of Increasing Rate Cumulative Preferred Stock, Series I filed with the Delaware Secretary of State on February 26, 2007 (previously filed as Exhibit 3.3 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2006, which was previously filed with the SEC on March 1, 2007).
4.1	Rights Agreement dated July 27, 1993, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.2 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.2	Amendment to Rights Agreement dated as of February 1, 2000, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.3 to Old GGP's Registration Statement on Form 8-A12B which was filed with the SEC on March 3, 2010).
4.3	Redemption Rights Agreement dated June 19, 1997, among the Operating Partnership, Old GGP, and CA Southlake Investors, Ltd. (previously filed as Exhibit 4.6 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.4	Redemption Rights Agreement dated October 23, 1997, among Old GGP, the Operating Partnership and Peter Leibowits (previously filed as Exhibit 4.7 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.5	Redemption Rights Agreement dated April 2, 1998, among the Operating Partnership, Old GGP and Southwest Properties Venture (previously filed as Exhibit 4.8 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.6	Redemption Rights Agreement dated July 21, 1998, among the Operating Partnership, Old GGP, Nashland Associates, and HRE Altamonte, Inc. (previously filed as Exhibit 4.9 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.7	Redemption Rights Agreement dated October 21, 1998, among the Operating Partnership, Old GGP and the persons on the signature pages thereof (previously filed as Exhibit 4.10 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

Exhibit Number	Description of Exhibits
4.8	Redemption Rights Agreement (Common Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.11 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.9	Redemption Rights Agreement (Series B Preferred Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.12 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.10	Redemption Rights Agreement (Common Units) dated November 27, 2002, by and among the Operating Partnership, Old GGP and JSG, LLC (previously filed as Exhibit 4.13 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on February 27, 2009).
4.11	Redemption Rights Agreement dated December 11, 2003, by and among the Operating Partnership, Old GGP and Everitt Enterprises, Inc. (previously filed as Exhibit 4.14 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.12	Redemption Rights Agreement dated March 5, 2004, by and among the Operating Partnership, Old GGP and Koury Corporation (previously filed as Exhibit 4.15 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.13	Registration Rights Agreement dated April 15, 1993, between Old GGP, Martin Bucksbaum, Matthew Bucksbaum and the other parties named therein (previously filed as Exhibit 4.16 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.14	Amendment to Registration Rights Agreement dated February 1, 2000, among Old GGP and certain other parties named therein (previously filed as Exhibit 4.17 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
4.15	Registration Rights Agreement dated April 17, 2002, between Old GGP and GSEP 2002 Realty Corp (previously filed as Exhibit 4.18 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
4.16	The Rouse Company and The First National Bank of Chicago (Trustee) Indenture dated as of February 24, 1995 (previously filed as Exhibit 4.24 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2010 which was filed with the SEC on April 30, 2010).
4.17	The Rouse Company LP, TRC Co-Issuer, Inc. and The Bank of New York Mellon Corporation (Trustee) Indenture dated May 5, 2006 (previously filed as Exhibit 4.24 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2006 which was filed with the SEC on March 1, 2007).
4.18*	Form of Indenture between The Rouse Company LLC and Wilmington Trust FSB, as trustee.
5.1+	Opinion of Weil, Gotshal & Manages LLP, dated November 2, 2010.
8.1*	Opinion re tax matters of Arnold & Porter LLP, dated .
10.1+	Form of Amended and Restated Agreement of Limited Partnership of the Operating Partnership.
10.2+	Form of Amended and Restated Operating Agreement of GGPLP L.L.C.

Exhibit Number	Description of Exhibits
10.3	Operating Agreement dated November 10, 1999, between the Operating Partnership, NYSCRF, and GGP/Homart II L.L.C. (previously filed as Exhibit 10.20 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.4	Amendment to the Operating Agreement of GGP/Homart II L.L.C. dated November 22, 2002 (previously filed as Exhibit 10.21 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.5	Letter Amendment to the Operating Agreement of GGP/Homart II L.L.C. dated January 31, 2003 (previously filed as Exhibit 10.22 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.6	Second Amendment to the Operating Agreement of GGP/Homart II L.L.C. dated January 31, 2003 (previously filed as Exhibit 10.23 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.7	Third Amendment to the Operating Agreement of GGP/Homart II L.L.C. dated February 8, 2008 (previously filed as Exhibit 10.25 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
10.8	Amended and Restated Operating Agreement of GGP-TRS L.L.C. dated August 26, 2002, between the Operating Partnership, Teachers' Retirement System of the State of Illinois and GGP-TRS L.L.C. (previously filed as Exhibit 10.24 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.9	First Amendment to Amended and Restated Operating Agreement of GGP-TRS L.L.C. dated December 19, 2002 (previously filed as Exhibit 10.25 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.10	Second Amendment to Amended and Restated Operating Agreement of GGP-TRS L.L.C. dated November 1, 2005 (previously filed as Exhibit 10.26 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
10.11*	Summary of Non-Employee Director Compensation Program.
10.12	Contingent Stock Agreement, effective January 1, 1996, by The Rouse Company and in favor of and for the benefit of the Holders and the Representatives (as defined therein) (previously filed as Exhibit 10.30 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).
10.13	Assumption Agreement dated October 19, 2004 by Old GGP and The Rouse Company in favor of and for the benefit of the Holders and the Representatives (as defined therein) (previously filed as Exhibit 99.2 to Old GGP's Registration Statement on Form S-3/A (No. 333-120373) which was filed with the SEC on December 23, 2004).
10.14	Indemnity Agreement dated as of February 2006 by the Company and The Rouse Company, LP. (previously filed as Exhibit 10.1 to Old GGP's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 which was filed with the SEC on May 10, 2006).
10.15	Old GGP 1998 Incentive Stock Plan, as amended (previously filed as Exhibit 10.33 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).

Exhibit Number	Description of Exhibits
10.16	Amendment dated November 9, 2006 and effective January 1, 2007 to Old GGP 1998 Incentive Stock Plan (previously filed as Exhibit 10.1 to Old GGP's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 which was filed with the SEC on November 8, 2006).
10.17	Form of Option Agreement pursuant to 1998 Incentive Stock Plan (previously filed as Exhibit 10.35 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.18	Old GGP Second Amended and Restated 2003 Incentive Stock Plan, effective December 18, 2008 (previously filed as Exhibit 10.36 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on February 27, 2009).
10.19	Amendment to Old GGP's Second Amended and Restated 2003 Incentive Stock Plan, effective March 1, 2010 (previously filed as exhibit 10.37 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.20	Form of Option Agreement pursuant to 2003 Incentive Stock Plan (previously filed as Exhibit 10.38 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2009).
10.21	Form of Employee Restricted Stock Agreement pursuant to the 2003 Incentive Stock Plan (previously filed as Exhibit 10.2 to Old GGP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 which was filed with the SEC on August 9, 2006).
10.22	Form of Non-Employee Director Restricted Stock Agreement pursuant to the 2003 Incentive Stock Plan (previously filed as Exhibit 10.40 to Old GGP's Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.23	Form of Restricted Stock Agreement pursuant to the Old GGP 2003 Incentive Stock Plan, as amended (previously filed as Exhibit 10.1 to Old GGP's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 which was filed with the SEC on May 8, 2008).
10.24	General Growth Properties, Inc. 2010 Equity Incentive Plan (previously filed as Exhibit 4.1 to Old GGP's Current Report on Form 8-K dated October 27, 2010 which was filed with the SEC on October 29, 2010).
10.25*	Form of Option Agreement pursuant to 2010 Equity Incentive Plan.
10.26	Employment Agreement dated as of November 2, 2008 by and among Old GGP, GGP Limited Partnership and Adam S. Metz (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated November 2, 2008 which was filed with the SEC on November 4, 2008).
10.27	Employment Agreement dated as of November 2, 2008 by and among Old GGP, GGP Limited Partnership and Thomas H. Nolan, Jr. (previously filed as Exhibit 10.2 to Old GGP's Current Report on Form 8-K dated November 2, 2008 which was filed with the SEC on November 4, 2008).
10.28	Amendment to Employment Agreement, dated as of March 6, 2009 by and among Old GGP, GGP Limited Partnership and Adam S. Metz (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated March 6, 2009 which was filed with the SEC on March 10, 2009).
10.29	Amendment to Employment Agreement, dated as of March 6, 2009 by and among Old GGP, GGP Limited Partnership and Thomas H. Nolan, Jr. (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated March 6, 2009 which was filed with the SEC on March 10, 2009).

Exhibit Number	Description of Exhibits
10.30	Employment Agreement dated September 8, 2010 by and among Old GGP, GGP Limited Partnership and Adman S. Metz (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated September 8, 2010 which was filed with the SEC on September 10, 2010).
10.31	Employment Agreement dated September 8, 2010 by and among Old GGP, GGP Limited Partnership and Thomas H. Nolan (previously filed as Exhibit 10.2 to Old GGP's Current Report on Form 8-K dated September 8, 2010 which was filed with the SEC on September 10, 2010).
10.32	Employment Agreement, dated October 27, 2010, by and between New GGP and Sandeep Mathrani (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated October 27, 2010 which was filed with the SEC on October 29, 2010).
10.33	Non-Qualified Stock Option Agreement dated as of November 3, 2008 by and between Old GGP and Adam S. Metz (previously filed as Exhibit 10.3 to Old GGP's Current Report on Form 8-K dated November 2, 2008 which was filed with the SEC on November 4, 2008).
10.34	Non-Qualified Option Agreement dated as of November 3, 2008 by and between Old GGP and Thomas H. Nolan, Jr. (previously filed as Exhibit 10.4 to Old GGP's Current Report on Form 8-K dated November 2, 2008 which was filed with the SEC on November 4, 2008).
10.35	Nonqualified Stock Option Award Agreement, dated October 27, 2010, by and between New GGP and Sandeep Mathrani (previously filed as Exhibit 10.2 to Old GGP's Current Report on Form 8-K dated October 27, 2010 which was filed with the SEC on October 29, 2010).
10.36	Old GGP Key Employee Incentive Plan dated October 2, 2009 and effective October 15, 2009 (previously filed as Exhibit 10.47 to Old GGP's Annual Report on Form 10-K for the year ended December 31, 2009 which was filed with the SEC on March 1, 2010).
10.37	Old GGP Cash Value Added Incentive Compensation plan dated June 9, 1999 (previously filed as Exhibit 10.51 to Old GGP's Annual Report on form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.38	Amendment to Old GGP Cash Value Added Incentive Compensation plan, effective January 1, 2007 (previously filed as Exhibit 10.52 to Old GGP's Annual Report on form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.39	2009 and 2010 Subplan to Old GGP Cash Value Added Incentive Compensation plan (previously filed as Exhibit 10.53 to Old GGP's Annual Report on form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).
10.40	Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, between REP Investments LLC (as predecessor to Brookfield Retail Holdings LLC), an affiliate of Brookfield Asset Management Inc. and Old GGP (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K dated August 2, 2010 which was filed with the SEC on August 3, 2010).
10.41	Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, between The Fairholme Fund, Fairholme Focused Income Fund and Old GGP (previously filed as Exhibit 10.3 to Old GGP's Current Report on Form 8-K dated August 2, 2010 which was filed with the SEC on August 3, 2010).
10.42	Amendment No. 1 to Amended and Restated Stock Purchase Agreement, dated as of September 17, 2010, between The Fairholme Fund, Fairholme Focused Income Fund and Old GGP (previously filed as part of Exhibit 99.1 to Old GGP's Current Report on Form 8-K dated September 30, 2010 which was filed with the SEC on October 1, 2010).

Exhibit Number	Description of Exhibits
10.43	Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, between Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. and Old GGP (previously filed as Exhibit 10.2 to Old GGP's Current Report on Form 8-K dated August 2, 2010 which was filed with the SEC on August 3, 2010).
10.44	Amendment No. 1 to Amended and Restated Stock Purchase Agreement, dated as of September 17, 2010, between Pershing Square Capital Management, L.P., certain of its affiliates and Old GGP (previously filed as part of Exhibit 99.1 to Old GGP's Current Report on Form 8-K dated September 30, 2010 which was filed with the SEC on October 1, 2010).
10.45	Warrant and Registration Rights Agreement, dated as of May 10, 2010, between Old GGP and Mellon Investor Services LLC (previously filed as Exhibit 10.4 to Old GGP's Current Report on Form 8-K dated May 7, 2010 which was filed with the SEC on May 13, 2010).
10.46*	Form of Registration Rights Agreement between REP Investments LLC and New GGP, Inc.
10.47*	Form of Registration Rights Agreement between The Fairholme Fund, Fairholme Focused Income Fund and New GGP, Inc.
10.48*	Form of Registration Rights Agreement between Blackstone Real Estate Partners VI L.P. and New GGP, Inc.
10.49*	Form of Registration Rights Agreement between Teacher Retirement System of Texas and New GGP, Inc.
10.50*	Form of Warrant Agreement between New GGP, Inc. and Mellon Investor Services LLC, relating to the warrants issued to REP Investments LLC., The Fairholme Fund, Fairholme Focused Income Fund, Pershing Square Capital Management, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square International V, Ltd. and Blackstone Real Estate Partners VI L.P.
10.51*	Form of Relationship Agreement between Brookfield Asset Management Inc. and General Growth Properties, Inc.
10.52	Stock Purchase Agreement, dated as of July 8, 2010, between Teacher Retirement System of Texas and General Growth Properties, Inc. (previously filed as Exhibit 10.1 to Old GGP's Current Report on Form 8-K which was filed with the SEC on July 13, 2010).
10.53+	Form of indemnification agreement for directors and executive officers.
10.54*	Form of Standstill Agreement between REP Investments LLC and New GGP.
10.55*	Form of Standstill Agreement between The Fairholme Fund and Fairholme Focused Income Fund and New GGP.
10.56*	Form of Standstill Agreement between Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. and New GGP.
10.57+	Form of Separation Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.58+	Form of Transition Services Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.59+	Form of Tax Matters Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.60*	Revolving credit facility agreement, dated as of , among Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, various lenders, and Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and RBC Capital Markets Corporation as Joint Lead Arrangers and New GGP.

Exhibit Number	Description of Exhibits
11.1+	Statement regarding computation of per share earnings (incorporated by reference to the Notes to the Selected Historical Consolidated Financial Statements included in Part I of this Registration Statement).
21.1*	List of Subsidiaries of New GGP, Inc.
23.1+	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to Old GGP.
23.2+	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to New GGP, Inc.
23.3+	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP/Homart II, L.L.C.
23.4+	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP-TRS L.L.C.
23.5+	Consent of Weil, Gotshal & Manages LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.6*	Consent of Arnold & Porter LLP (included in the opinion filed as Exhibit 8.2 hereto).
24.1+	Power of Attorney (included on signature page).
99.1**	Consent of Ric Clark.
99.2**	Consent of Bruce Flatt.
99.3**	Consent of Mary Lou Fiala.
99.4**	Consent of John Haley.
99.5**	Consent of David Neithercut.

*
To be filed by amendment

**
Previously filed

+
Filed herewith